Exhibit 2.10 EXECUTION VERSION Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. ASSET PURCHASE AGREEMENT BY AND AMONG DITECH HOLDING CORPORATION, DITECH FINANCIAL LLC AND NEW RESIDENTIAL INVESTMENT CORP. June 17, 2019 241875641

TABLE OF CONTENTS

		Page
ARTICLE I Definitions		1
Section 1.1	Definitions	1
Section 1.2	Interpretations	25
ARTICLE II Purchase and Sale		26
Section 2.1	Purchase and Sale of Assets	26
Section 2.2	Assumed Liabilities	27
Section 2.3	Consideration; Deposit; Escrows	27
Section 2.4	Closing	28
Section 2.5	Closing Payments and Deliveries	29
Section 2.6	Consent to Certain Assignments	29
Section 2.7	Allocation	30
Section 2.8	Withholding	31
Section 2.9	Purchase Price Adjustments	31
Section 2.10	MSR Adjustment	33
Section 2.11	Advances Adjustment	35
Section 2.12	Residential Loans Adjustment	36
Section 2.13	Remaining Assets Adjustment	38
Section 2.14	Independent Accounting Firm	40
ARTICLE III Sellers' Representations and Warranties		41
Section 3.1	Organization of Sellers; Good Standing	41
Section 3.2	Authorization of Transaction	42
Section 3.3	Noncontravention; Government Filings	42
Section 3.4	Title to Assets; Financial Statements; Absence of Certain Changes	43
Section 3.5	Transferred Contracts	44
Section 3.6	Real Property	46
Section 3.7	Litigation; Decrees; Liabilities	46
Section 3.8	Labor Matters	47
Section 3.9	Brokers' Fees	47
Section 3.10	Taxes	47
Section 3.11	Tangible Personal Property	47
Section 3.12	Employee Benefits	47
Section 3.13	Intellectual Property	49
Section 3.14	Compliance with Laws; Permits	49
Section 3.15	Environmental Matters	50
Section 3.16	Mortgage Business	51
Section 3.17	Disclaimer of Other Representations and Warranties	52

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ARTICLE IV Buyer’s Representations and Warranties ...............................................................53 Section 4.1 Organization of Buyer; Good Standing ................................................53 Section 4.2 Authorization of Transaction ................................................................53 Section 4.3 Noncontravention ..................................................................................53 Section 4.4 Litigation; Decrees ................................................................................54 Section 4.5 Operation of the Business .....................................................................54 Section 4.6 Brokers’ Fees ........................................................................................54 Section 4.7 Sufficient Funds; Adequate Assurances................................................54 ARTICLE V Pre-Closing Covenants ............................................................................................55 Section 5.1 Efforts; Cooperation ..............................................................................55 Section 5.2 Conduct of the Business Pending the Closing ......................................55 Section 5.3 Filings; Other Actions ...........................................................................58 Section 5.4 Bankruptcy Court Matters .....................................................................62 Section 5.5 Notices and Consents ............................................................................66 Section 5.6 Notice of Developments ........................................................................66 Section 5.7 Access; No Contact ...............................................................................66 Section 5.8 Bulk Transfer Laws ...............................................................................67 Section 5.9 Replacement Bonding Requirements ....................................................67 Section 5.10 Ordinary Course Servicing ....................................................................67 Section 5.11 Preliminary Data ...................................................................................68 Section 5.12 Disclosure Schedule ..............................................................................68 Section 5.13 Advance Documentation .......................................................................68 ARTICLE VI Other Covenants ....................................................................................................69 Section 6.1 Further Assurances ................................................................................69 Section 6.2 Access; Enforcement; Record Retention ..............................................69 Section 6.3 Employee Matters .................................................................................70 Section 6.4 Certain Tax Matters...............................................................................73 Section 6.5 Insurance Matters ..................................................................................73 Section 6.6 Acknowledgements ...............................................................................74 Section 6.7 Press Releases and Public Announcements ..........................................75 Section 6.8 Release of MSR Escrow Amount .........................................................75 Section 6.9 Confidentiality ......................................................................................75 Section 6.10 Required Financial Information; Cooperation ......................................76 Section 6.11 Ginnie Mae Approval ............................................................................78 Section 6.12 PLS Approval ........................................................................................79 Section 6.13 Transition Services Agreement .............................................................80 Section 6.14 Refinancing ...........................................................................................81 Section 6.15 Tax and Flood Contracts .......................................................................81 Section 6.16 Acquired Consumer Direct and Wholesale Loans ................................81 Section 6.17 Correspondent Pipeline Loans ..............................................................82 ARTICLE VII Conditions to Obligation to Close ........................................................................83 Section 7.1 Conditions to Buyer’s Obligations ........................................................83 ii

Section 7.2 Conditions to Sellers’ Obligations ........................................................84 Section 7.3 Conditions Precedent to Sellers’ and Buyer’s Obligations ...................84 Section 7.4 No Frustration of Closing Conditions ...................................................85 ARTICLE VIII Termination .........................................................................................................85 Section 8.1 Termination of Agreement ....................................................................85 Section 8.2 Effect of Termination ............................................................................87 ARTICLE IX Indemnification ......................................................................................................88 Section 9.1 Survival of Representations, Warranties and Covenants ......................88 Section 9.2 Indemnification of Buyer ......................................................................88 Section 9.3 Indemnification of Sellers .....................................................................90 Section 9.4 Limitations ............................................................................................91 Section 9.5 Indemnification Claims Procedures ......................................................92 Section 9.6 Calculation of Indemnity Payments ......................................................94 Section 9.7 Additional Indemnification Considerations ..........................................94 Section 9.8 Indemnification Escrow Amount ..........................................................96 ARTICLE X Miscellaneous ..........................................................................................................96 Section 10.1 Expenses ................................................................................................96 Section 10.2 Entire Agreement ..................................................................................96 Section 10.3 Incorporation of Exhibits and Disclosure Schedule ..............................96 Section 10.4 Amendments and Waivers ....................................................................96 Section 10.5 Succession and Assignment ..................................................................96 Section 10.6 Notices...................................................................................................97 Section 10.7 Governing Law......................................................................................98 Section 10.8 Submission to Jurisdiction; Service of Process .....................................98 Section 10.9 Waiver of Jury Trial ..............................................................................98 Section 10.10 Specific Performance ............................................................................99 Section 10.11 Severability ...........................................................................................99 Section 10.12 No Third Party Beneficiaries ................................................................99 Section 10.13 Non-Recourse ........................................................................................99 Section 10.14 Mutual Drafting ...................................................................................100 Section 10.15 Disclosure Schedule ............................................................................100 Section 10.16 Headings; Table of Contents ...............................................................100 Section 10.17 Counterparts; Facsimile and Electronic Signatures ............................100 Exhibit A Escrow Agreement Exhibit B Form of Bill of Sale and Assignment and Assumption Agreement Exhibit C Form of MSRPA Exhibit D Form of MIPA Exhibit E Form of Transition Services Agreement Exhibit F Interim Servicing Agreement Exhibit G Confirmation Order Releases iii

ASSET PURCHASE AGREEMENT This Asset Purchase Agreement (this “Agreement”) is entered into as of June 17, 2019 by and between Ditech Holding Corporation, a Maryland corporation (the “Company”), Ditech Financial LLC, a Delaware limited liability company (“Financial” and together with the Company, the “Sellers” and each a “Seller”), and New Residential Investment Corp., a Delaware corporation (“Buyer”). Sellers and Buyer are referred to herein each as a “Party” and together as the “Parties”. WITNESSETH WHEREAS, Sellers are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), pursuant to voluntary petitions for relief filed under chapter 11 of the Bankruptcy Code on February 11, 2019 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court” and, such cases the “Bankruptcy Cases”); WHEREAS, Sellers engage in (a) the business of originating, purchasing and servicing mortgage loans, (b) selling mortgage loans to Mortgage Agencies and Governmental Authorities, and (c) operating an asset receivables management business (collectively, excluding, for the avoidance of doubt, the Reverse Business, the “Business”); WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire and assume from Sellers, all of the Acquired Assets free and clear of all Liens to the maximum extent permitted by the Bankruptcy Code (other than Permitted Liens) and assume the Assumed Liabilities, all as more specifically provided herein; WHEREAS, on February 8, 2019, the Consenting Lenders and certain Sellers have entered into a Restructuring Support Agreement (the “RSA”) to be implemented through a prearranged chapter 11 plan filed with the Bankruptcy Court in connection with the Bankruptcy Cases on February 11, 2019 by the Company and its affiliated debtors (the “Plan”); and WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement. NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows: DEFINITIONS Section 1.1 Definitions. For purposes of this Agreement: “Accepted Servicing Practices” means “Accepted Servicing Practices” as defined in the MSRPA. “Accrued Bonus Amount” has the meaning set forth in Section 6.3(h).

“Acquired Assets” means all of Sellers’ right, title, and interest in and to all of the assets, properties, contractual rights, Intellectual Property, rights and claims primarily related to the Business and held by Sellers at the Closing, other than the Excluded Assets, including (and, for the avoidance of doubt, subject to the limitations set forth in the following clauses (a)-(n)): (a) all rights under (i) all Contracts to which any Seller is a party (including employment contracts and the real property leases in respect of the Transferred Leased Real Property) and (ii) all Intellectual Property and technology licenses licensed to a Seller, in each case as set forth under the heading “Transferred Contracts” in Section 1.1 of the Disclosure Schedule (collectively, the “Transferred Contracts”), in each case, (A) subject to the approval by the Bankruptcy Court of the assumption and assignment thereof and (B) other than any rights under any Contracts or licenses that are Excluded Assets, provided, that, except as otherwise set forth therein, Buyer may modify Section 1.1 of the Disclosure Schedule to (x) designate any Contracts to which any Seller is a party as Transferred Contracts until the date that is ten (10) Business Days prior to the commencement of the confirmation hearing and (y) remove any Transferred Contracts from Section 1.1 of the Disclosure Schedule until the date that is three (3) Business Days prior to the commencement of the confirmation hearing. (b) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid or deferred charges and expenses (including all lease and rental payments) that have been prepaid by any Seller and are associated with the Transferred Leased Real Property or the Transferred Contracts, other than any deposits or prepaid or deferred charges and expenses to the extent paid in connection with or relating to any Excluded Assets or adequate assurance deposits posted pursuant to the Utility Order; (c) to the extent transferable, all rights of any Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees or agents of any Seller or with third parties, in each case other than to the extent related to the Excluded Assets; (d) all rights of any Seller under or pursuant to all warranties, representations and guarantees made by vendors, sellers of assets or other counterparties to the extent relating to any Acquired Assets, to the extent transferable, other than any warranties, representations and guarantees pertaining to any Excluded Assets or rights and defenses pertaining to any Excluded Liabilities; (e) all Intellectual Property and technology that is owned by a Seller, including source code, in each case other than any Excluded Assets; (f) to the extent transferable, all regulatory licenses, registrations and permits (including environmental permits) of any Seller set forth under the heading “Acquired Assets” on Section 1.1 of the Disclosure Schedule; (g) all books and records, except to the extent relating to the Excluded Assets; (h) all personal property and interests therein, including furniture, furnishings, office equipment, technology, communications equipment, vehicles and other tangible personal property, except to the extent related to the Excluded Assets; 2

(i) all accounts receivable (including with respect to advance receivables on liquidated loans and loans no longer serviced by Sellers) of each Seller and other amounts owed to each Seller (other than any intercompany accounts), in each case, other than to the extent related to any Excluded Asset and, in each case, to the extent reflected in the Final Statement; (j) all Cash Equivalents, restricted cash and other working capital assets of each Seller, in each case, to the extent reflected in the Final Statement; (k) the MSRPA Servicing Rights and advance receivables relating to Advances (as defined in the MSRPA) other than to the extent related to any Excluded Asset, in each case to the extent provided in the MSRPA and reflected in the Final Statement; (l) all Owned Mortgage Loans, REO, second lien and other loans, in each case that are forward loans, Owned MH Contracts, Deficiency Amounts, Acquired Consumer Direct and Wholesale Loans and Correspondent Pipeline Loans; (m) the advances set forth under the heading “Acquired Assets” on Section 1.1 of the Disclosure Schedule; and (n) other than any Excluded Assets, all other assets or rights of each Seller of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, in each case primarily related to the Business. “Acquired Consumer Direct and Wholesale Loans” has the meaning set forth in Section 6.16(a). “Additional Contract” has the meaning set forth in Section 3.5(b). “Adjustment Advances” has the meaning set forth in Section 2.9(a)(ii). “Adjustment MSRs” has the meaning set forth in Section 2.9(a)(i). “Adjustment Remaining Assets” has the meaning set forth in Section 2.9(a)(iv). “Adjustment Residential Loans” has the meaning set forth in Section 2.9(a)(iii). “Advances Buyer Adjustment Amount” has the meaning set forth in Section 2.11(e)(i). “Advances Estimated Amount” has the meaning set forth in Section 2.9(a)(ii). “Advances Final Amount” has the meaning set forth in Section 2.11(d). “Advances Final Statement” has the meaning set forth in Section 2.11(d). “Advances Initial Statement” has the meaning set forth in Section 2.11(a). “Advances Notice of Disagreement” has the meaning set forth in Section 2.11(c). “Advances Post-Closing Adjustment” has the meaning set forth in Section 2.11(e)(ii). 3

“Advances Purchase Price Escrow Amount” means an amount equal to fifteen percent (15%) of the Advances Estimated Amount. “Advances Review Period” has the meaning set forth in Section 2.11(b). “Advances Sellers’ Adjustment Amount” has the meaning set forth in Section 2.11(e)(ii). “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract, or otherwise. “Agreement” has the meaning set forth in the preamble. “Allocation Consideration” has the meaning set forth in Section 2.7. “Allocation Principles” has the meaning set forth in Section 2.7. “Alternative PLS Transaction” means any transaction or series of transactions in which any of the Sellers sell, transfer, or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, deed-in-lieu, foreclosure, or other similar transaction, the PLS Assets to a party or parties other than Buyer. “Alternative Transaction” means any transaction or series of transactions in which any of the Sellers (i) sell, transfer, or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, deed-in-lieu, foreclosure, or other similar transaction, all or a material portion of the Acquired Assets or Assumed Liabilities to a party or parties other than Buyer or (ii) restructure under a chapter 11 plan of reorganization that results in an entity or entities other than Buyer or Affiliates of Buyer retaining all or a material portion of the Acquired Assets or Assumed Liabilities post-confirmation, in each case other than an Alternative PLS Transaction. “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or elsewhere. “Applicable Date” has the meaning set forth in Section 3.4(b). “Applicable Requirements” means, as of the time of reference, as applicable (a) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Seller Originated Mortgage Loan application and the closing and/or funding of the relevant Seller Originated Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Seller Originated Mortgage Loan or Seller Serviced Mortgage Loan at the relevant time, (b) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Seller Originated Mortgage 4

Loan or Seller Serviced Mortgage Loan, (c) all requirements set forth in a Servicing Agreement, (d) any orders at the relevant time(s) related to any Seller Originated Mortgage Loan or Seller Serviced Mortgage Loan, and (e) all legal obligations to, or Contracts with, any insurer, investor or Mortgage Agency, including any applicable Guides and other binding requirements of any Mortgage Agency. “Asset Files” means “Asset Files” as defined in the MSRPA. “Assignment Agreement” means “Assignment Agreement” as defined in the MSRPA. “Assumed Liabilities” means all of the following Liabilities of each Seller: (a) all Liabilities arising under any of the Transferred Contracts, solely to the extent arising after Closing; (b) all Cure Costs payable with respect to Transferred Contracts, up to an aggregate amount of $5,600,000 (the “Buyer Cure Cap”); (c) all Liabilities of Sellers and their Affiliates for Taxes imposed in respect of the Acquired Assets for any taxable period (or portion thereof) beginning after the Closing Date, and pursuant to Section 6.4(a), Buyer’s share of any Transfer Taxes; (d) all Liabilities, accruing on or after the Closing Date, under Environmental Laws with respect to the Transferred Leased Real Property, and any Liabilities accruing before the Closing Date under Environmental Laws that Buyer is required by applicable Law to assume; (e) all Liabilities relating to Buyer’s ownership or operation of the Acquired Assets to the extent arising from events, facts or circumstances that occur (i) from and after the Closing and (ii) solely with respect to GNMA Pre-Closing Liabilities, before the Closing; (f) all accounts payable existing on the Closing Date, including accounts payable that are related to the Transferred Contracts (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable), in each case (x) to the extent incurred after the Petition Date and (y) to the extent reflected on the Final Statement and (z) other than any intercompany accounts or accounts payable to the extent related to the Excluded Assets or Cure Costs (subject to clause (b) above); (g) all Liabilities assumed pursuant to Section 6.3; (h) all Liabilities assumed pursuant to Section 5.9; (i) all Liabilities assumed pursuant to the MSRPA; and (j) all other Liabilities of Sellers related to the Acquired Assets and the Business, solely to the extent such Liabilities arise from and after the Closing. “Assumed PTO” has the meaning set forth in Section 6.3(g). 5

“Auction” means the auction undertaken pursuant to the Bidding Procedures Order. “Back-Up Termination Date” means the earliest to occur of (a) consummation of an Alternative Transaction, (b) Buyer’s receipt of notice from the Company of the release by the Sellers of Buyer’s obligations under Section 5.4(d) and (c) September 2, 2019. “Bankruptcy Cases” has the meaning set forth in the recitals. “Bankruptcy Code” has the meaning set forth in the recitals. “Bankruptcy Court” has the meaning set forth in the recitals. “Bankruptcy Milestones” has the meaning set forth in Section 5.4(f). “Basket” has the meaning set forth in Section 9.4(a)(ii). “Benefit Plan” means each “employee benefit plan,” as defined in section 3(3) of ERISA and each other employee benefit or compensation plan, practice, program, policy, agreement or arrangement (other than any governmental plan or statutorily required benefit arrangement), including any bonus, incentive, equity or equity-related compensation, employment, consulting, deferred compensation, severance, retention, change in control, sick leave, vacation pay, disability, medical, dental, vision, accident, disability, life or other insurance plan, practice, program, policy, agreement or arrangement. “Bidding Procedures Order” means that certain order of the Bankruptcy Court approving bidding procedures as entered by the Bankruptcy Court in the Bankruptcy Cases on April 23, 2019 (Docket No. 456) that, among other things, establishes (a) the procedures for the Auction process and (b) the date for the Auction. “Bill of Sale” has the meaning set forth in Section 2.5(b). “Bonding Requirements” means standby letters of credit, guarantees, indemnity bonds and other financial commitment credit support instruments issued by third parties on behalf of Sellers or any of their respective Subsidiaries or Affiliates regarding any of the Acquired Assets. “Burdensome Conditions” has the meaning set forth in Section 5.3(d). “Business” has the meaning set forth in the recitals. “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close. “Buyer” has the meaning set forth in the preamble. “Buyer 401(k) Plan” has the meaning set forth in Section 6.3(e). “Buyer Cure Cap” has the meaning set forth in the definition of “Assumed Liabilities”. 6

“Buyer Flexible Benefits Plan” has the meaning set forth in Section 6.3(f). “Buyer Indemnitee” has the meaning set forth in Section 9.2. “Cap” has the meaning set forth in Section 9.4(a)(iii). “Cash Equivalents” means checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments. “Claims” means all claims, defenses, cross claims, counter claims, debts, suits, remedies, liabilities, demands, rights, obligations, damages, expenses, rights to refunds, reimbursement, recovery, indemnification or contribution, attorneys’ or other professionals’ fees and causes of action whatsoever, whether based on or sounding in or alleging (in whole or in part) tort, contract, negligence, gross negligence, strict liability, bad faith, contribution, subrogation, respondeat superior, violations of federal or state securities laws, breach of fiduciary duty, any other legal theory or otherwise, whether individual, class, direct or derivative in nature, liquidated or unliquidated, fixed or contingent, whether at law or in equity, whether based on federal, state or foreign law or right of action, foreseen or unforeseen, mature or not mature, known or unknown, disputed or undisputed, accrued or not accrued, contingent or absolute (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws, including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off. “Closing” has the meaning set forth in Section 2.4 “Closing Date” has the meaning set forth in Section 2.4. “Closing Escrow Account” means each of the Indemnification Escrow Account, the MSR Escrow Account and the Purchase Price Escrow Account, in each case as established pursuant to the Escrow Agreement. “Company” has the meaning set forth in the preamble. “Company Benefit Plan” means each Benefit Plan that is (i) sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the benefit of Company Employees, or (ii) under which the Company or any of its Subsidiaries has any Liability to provide compensation or benefits to or for the benefit of Company Employees. “Company Employee” means an employee of the Sellers or any of their Subsidiaries who provides all or substantially all of his or her services to the Business, including such employees who are on short-term disability, long-term disability or any other approved leave of absence as of the Closing. “Company Flexible Benefits Plan” has the meaning set forth in Section 6.3(f). “Company Reports” has the meaning set forth in Section 3.4(b). 7

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 11, 2018, by and between the Company and New Residential Investment Corp. “Confirmation Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Sellers confirming a chapter 11 plan consistent with this Agreement, that, among other things, (a) approves (i) this Agreement and the execution, delivery, and performance by Sellers of this Agreement, the Related Agreements and the other instruments and agreements contemplated hereby, (ii) the sale of the Acquired Assets to Buyer free and clear of all Liens to the maximum extent permitted by the Bankruptcy Code (other than any Permitted Liens), (iii) the assumption of the Assumed Liabilities by Buyer on the terms set forth herein and (iv) the assumption and assignment to Buyer of the Transferred Contracts on the terms set forth herein; (b) determines that Buyer is a good faith purchaser within the meaning of the Bankruptcy Code and has provided adequate assurance of future performance with respect to the Transferred Contracts; (c) provides that to the maximum extent permitted by the Bankruptcy Code, the so-called “bulk sales,” “bulk transfer” and similar Laws in any applicable jurisdictions do not apply; and (d) provides that the Sellers and their Affiliates and Buyer and its Affiliates release each other from all claims relating to, among other things, the negotiation, execution and implementation of this Agreement and the Subservicing Agreement, its termination and the transfer of rights to Buyer and its Affiliates or successor subservicer under the Subservicing Agreement, which releases shall be in the form attached hereto as Exhibit G (clauses (a) through (d) collectively, the “Sale Provisions”). “Consenting Lenders” means the lenders under the Credit Agreement that are party to the RSA. “Consumer Direct and Wholesale Pipeline Loans” means each consumer direct and wholesale mortgage loan, and the servicing rights thereto, that is initiated, but prior to being originated, by Financial at a committed locked interest rate, that has not funded and closed prior to the Closing Date, and that has not been acquired by Buyer pursuant to Section 6.16. “Contract” means any agreement, contract, mortgage, arrangement, commitment, promise, obligation, right, instrument, document or other similar understanding, which in each case is in writing and signed by the parties intending to be bound thereby. “Contracting Parties” has the meaning set forth in Section 10.13. “Correspondent Pipeline Loans” means each correspondent mortgage loan, and the servicing rights thereto, that is initiated, but prior to being originated, by Financial at a committed locked interest rate, that has not funded and closed prior to the Closing Date. “Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 9, 2018, by and among the Company, as the borrower, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time). “Cure Costs” means all amounts payable in order to cure any defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the 8

Bankruptcy Code, the assumption by Seller (or the applicable Subsidiary thereof) and assignment to Buyer of the Transferred Contracts. “Damages” means any actual losses, claims, liabilities, debts, damages, fines, penalties, or costs (in each case, including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel)). “Data Tape” means the “Data Tape” as defined in each of the MSRPA and the MIPA. “De Minimis Amount” has the meaning set forth in Section 9.4(a)(i). “Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority. “Deductible” has the meaning set forth in Section 9.4(a). “Deficiency Amount” means all amounts representing the deficiency owed to Financial by a defaulted Mortgagor (as defined in the MSRPA) after the completion of a Foreclosure (as defined in the MSRPA) on the related Mortgaged Property (as defined in the MSRPA). “Deposit Escrow Account” means an account, established pursuant to the Escrow Agreement, in which the Deposit Escrow Amount is held for disbursement by the Escrow Agent. “Deposit Escrow Amount” means an amount equal to the sum of the Initial Closing Deposit Amount, the Ginnie Mae Deposit Amount and the PLS Deposit Amount. “DIP Facilities” means “DIP Facilities” as defined in the DIP Order. “DIP Motion” means the Debtors’ Motion for Interim and Final Orders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 507, 546, 548, 555, 559, 560 and 561 (A) Authorizing Debtors to Enter Into Repurchase Agreement Facilities, Servicer Advance Facilities and Related Documents; (B) Authorizing Debtors to Sell Mortgage Loans and Servicer Advance Receivables in the Ordinary Course of Business; (C) Granting Back-Up Liens and Superpriority Administrative Expense Claims; (D) Authorizing Use of Cash Collateral and Granting Adequate Protection; (E) Modifying the Automatic Stay; (F) Scheduling a Final Hearing; and (G) Granting Related Relief (ECF No. 26). “DIP Order” means the interim order approving the DIP Motion (ECF No. 53) and, upon entry, the final order approving the DIP Motion (ECF No. 422). “Disclosure Schedule” has the meaning set forth in Article III. “Document Custodian” means “Document Custodian” as defined in the MSRPA. “Employee List” has the meaning set forth in Section 6.3(a). “Employee Transfer Date” has the meaning set forth in Section 6.3(a). 9

“Environmental Law” means any federal, state, local or foreign Law, statute, code, ordinance, rule or regulation relating to the protection of the environment or natural resources. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the IRC or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Escrow Agent” means Citibank, N.A. “Escrow Agreement” means that certain Escrow Agreement, dated as of the date of this Agreement, by and among the Company, Buyer, and the Escrow Agent, a copy of which is attached hereto as Exhibit A. “Estimated Closing Statement” has the meaning set forth in Section 2.9(a). “Estimated Net Asset Amount” has the meaning set forth in Section 2.9(a)(iv). “EverBank Agreement” means that certain Servicing Agreement, dated as of April 27, 2015, by and between Green Tree Servicing LLC and EverBank. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Excluded Assets” are limited to the following assets of the Sellers as of the Closing: (a) all Contracts to which any Seller is a party other than the Transferred Contracts, including those set forth on Section 1.1 of the Disclosure Schedule under the heading “Excluded Assets” (which shall include, among others, the Side Letters unless Buyer shall add them to the list of Transferred Contracts at least ten (10) Business Days prior to the commencement of the confirmation hearing) (collectively, the “Excluded Contracts”); (b) all accounts receivable of each Seller and other amounts owed to each Seller, in each case, to the extent related to any Excluded Asset (including any Excluded Contract) or, in each case, to the extent not reflected in the Final Statement, and any intercompany accounts; (c) all unrestricted cash of each Seller and all Cash Equivalents of each Seller to the extent not reflected in the Final Statement; (d) other than the leases in respect of the Transferred Leased Real Property, all of the Sellers’ right, title and interest in leased real property; (e) all causes of action (including counterclaims) and defenses to the extent related to Excluded Assets and all causes of action and claims under chapter 5 of the Bankruptcy 10

Code other than those related to Transferred Employees that are not released pursuant to the Plan; (f) all Tax Returns of a Seller or any of its Subsidiaries; provided, that Buyer shall be entitled to copies of portions of such Tax Returns relating to the Acquired Assets reasonably necessary to enable Buyer to prepare and/or file Tax Returns; (g) all non-transferable regulatory licenses, registrations and permits (including environmental permits) of the Sellers; (h) all rights and interests of the Sellers under this Agreement and each Related Agreement; (i) (A) all minute books (and other similar corporate records) and stock records of the Sellers, (B) all books and records to the extent relating to the Excluded Assets, (C) all books and records or other materials of or in the possession of the Sellers, in each case, that (x) any of the Sellers are required by Law or by order of the Bankruptcy Court to retain, (y) any of the Sellers reasonably believes are necessary to enable the Sellers to prepare and/or file Tax Returns or (z) are prohibited by Law or Contract from being delivered to Buyer (including confidential and personal medical records) and (D) any copies of any books and records that the Company and its Affiliates retain where the originals of such books and records have been delivered to Buyer; (j) (A) all records and reports prepared or received by any Seller or any of its Affiliates in connection with the sale of the Business, this Agreement, any Related Agreement, or the transactions contemplated hereby or thereby, including all analyses relating to the Business or Buyer so prepared or received, (B) all bids and expressions of interest received from third parties with respect to the Business and (C) all privileged materials, documents and records of a Seller or any of its Affiliates; (k) all director and officer insurance policies, including any tail insurance policies, and all rights of any nature with respect to any such insurance policies, including any recoveries thereunder and any rights to assess claims seeking any such recoveries; (l) any warranties, representations and guarantees pertaining to any Excluded Asset or rights and defenses pertaining to any Excluded Liability; (m) all outstanding Litigation, other than Litigation specifically related to the Acquired Assets or the Transferred Employees that is set forth under the heading “Excluded Assets” on Section 1.1 of the Disclosure Schedule; (n) any deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments, to the extent paid in connection with or relating to any Excluded Assets or adequate assurance deposits posted pursuant to the Utility Order; 11

(o) any amounts, including deposits and prepaid or deferred charges that are not reflected on the Final Statement consistent with the principles underlying the Illustrative Purchase Price Calculation; (p) all indemnity bonds and deposits and cash collateral associated with such indemnity bonds; (q) any Tax refunds, credits or other Tax receivables; (r) all shares of capital stock or other equity interests of or held by the Sellers or any of their respective Subsidiaries or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of or held by the Sellers, any of their respective Subsidiaries or any other Person; (s) all assets, properties, contractual rights, Intellectual Property, rights and claims primarily related to the Reverse Business; (t) mortgage servicing rights, advances or other assets relating to Mortgage Loans with respect to which Freddie Mac owns the beneficial interest or securitization vehicles sponsored by, or the securities of which are guaranteed by, Freddie Mac; (u) the advances set forth under the heading “Excluded Assets” on Section 1.1 of the Disclosure Schedule; (v) all Company Benefit Plans and the assets attributable thereto; (w) all Consumer Direct and Wholesale Pipeline Loans; and (x) all assets set forth on Section 1.1 of the Disclosure Schedule under the heading “Excluded Assets.” “Excluded Contracts” has the meaning set forth in the definition of “Excluded Assets”. “Excluded Liabilities” means the following Liabilities of Sellers: (a) except as set forth on Section 1.1 of the Disclosure Schedule under the heading “Excluded Liabilities,” any debt for borrowed money of the Sellers; (b) any Liability to the extent related to any Excluded Asset; (c) any Tax Liability (x) attributable to the ownership or operation of the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or before the Closing Date and (y) of any Seller or any member of any consolidated, affiliated, combined or unitary group of which any Seller is or has been a member, including any Tax Liability imposed as a result of having been a member of the consolidated group of which Walter Energy, Inc. was common parent; 12

(d) any transaction costs incurred by a Seller in connection with the preparation, negotiation and execution of the transactions contemplated by this Agreement, including professional fees and expenses associated with the Bankruptcy Cases, in each case, to the extent not reflected on the Final Statement; (e) any Liability for any intercompany accounts payable to the Company, any Seller or any Affiliates of the Sellers; (f) any Liabilities related to Company Benefit Plans or any other Benefit Plan that is maintained, sponsored or contributed to (or formerly maintained, sponsored or contributed to), or required to be contributed to, by any Seller or any Affiliate of any Seller; (g) any Liabilities related to the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the IRC or any similar Law; (h) any Liabilities under Title IV or Section 302 of ERISA or Section 412 of the IRC or with respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA); (i) all Liabilities retained or assumed by the Company pursuant to Section 6.3; (j) all Liabilities relating to (1) the origination or securitization of Mortgage Loans by the Sellers or any of their Affiliates, including repurchase obligations relating thereto; and (2) any actual or alleged act or omission of any Person, including any originator, holder, servicer or subservicer of Mortgage Loans, including the Sellers and any agent thereof, including origination and servicing Liabilities associated with the PLS Assets (regardless of whether bifurcation is included in the Confirmation Order as contemplated by Section 5.4(d)(iii)), occurring prior to the Closing, but in each case other than (A) the GNMA Pre-Closing Liabilities, (B) Liabilities relating to the early buyout advances or mortgage servicing rights under the EverBank Agreement and (C) the Liabilities set forth on Section 1.1 of the Disclosure Schedule under the heading “Excluded Liabilities, clause (j)”; (k) any Liabilities set forth on Section 1.1 of the Disclosure Schedule under the heading “Excluded Liabilities”; and (l) all other Liabilities of Sellers, including any and all other Liabilities arising before Closing or otherwise relating to the Seller’s operation or ownership of the Business, other than the Assumed Liabilities. “Expense Reimbursement” has the meaning set forth in Section 5.4(a)(i). “Expiration Time” has the meaning set forth in Section 9.1. “Fannie Mae” has the meaning set forth in Section 3.16(a). 13

“Fannie Mae Approval” means (a) the required approval by Fannie Mae of the transactions contemplated by this Agreement and (b) the execution of the documents set forth on Section 1.1 of the Disclosure Schedule under the heading “Fannie Mae Approval”. “FHA” has the meaning set forth in Section 3.16(a). “Final Net Asset Amount” means the sum of the Advances Final Amount, the MSR Final Amount, the Remaining Assets Final Amount and the Residential Loans Final Amount. “Final Statements” means each of the Advances Final Statement, the MSR Final Statement, the Remaining Assets Final Statement and the Residential Loans Final Statement. “Financial” has the meaning set forth in the preamble. “Financing” has the meaning set forth in Section 6.10(b)(i). “Fraud” means, with respect to (a) Sellers, the intentional misrepresentation by Sellers in the making by such Sellers to Buyer of the representations and warranties set forth in Article III, the certificate delivered by Sellers pursuant to Section 7.1(c) or the MSRPA or (b) Buyer, the intentional misrepresentation by Buyer in the making by Buyer to Sellers of the representations and warranties set forth in Article IV of this Agreement, the certificate delivered by Buyer pursuant to Section 7.2(c) or the MSRPA, in the case of each of clauses (a) or (b) that constitutes common law fraud under Delaware Law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory). “Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto. “GAAP” means United States generally accepted accounting principles consistently applied. “Ginnie Mae” has the meaning set forth in Section 3.16(a). “Ginnie Mae Amount” means the portion of the Purchase Price attributable to the Ginnie Mae Assets calculated in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation. “Ginnie Mae Approval” means the required approval by Ginnie Mae of the transactions contemplated by this Agreement. “Ginnie Mae Assets” means each asset (fixed or ARM) (a) with respect to which Ginnie Mae owns the beneficial interest therein or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Ginnie Mae. “Ginnie Mae Closing” has the meaning set forth in Section 6.11(c). “Ginnie Mae Deposit Amount” means $16,600,000. 14

“Ginnie Mae Option” has the meaning set forth in Section 6.11(a). “GNMA Pre-Closing Liabilities” means those liabilities set forth under the heading “Assumed Liabilities” in Section 1.1 of the Disclosure Schedule. “Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity (not including, for the avoidance of doubt, Fannie Mae, Freddie Mac and Ginnie Mae). “Guides” means any and all applicable rules, regulations, requirements and guidelines of any Mortgage Agency, insurer or investor, as the same may be amended from time to time, including but not limited to, the HUD Handbook, HUD and Fannie Mae mortgagee letters, the Fannie Mae Guide and the Ginnie Mae Guide, as applicable. “HFS Loans” means newly originated and funded loans eligible to be sold to Fannie Mae, Ginnie Mae or Freddie Mac Investor Pools, whose MSRPA Servicing Rights will be sold, or are anticipated to be sold, as applicable, to Buyer pursuant to this Agreement and the MSRPA on the Closing Date and whose collateral documents have been accepted by the Document Custodian. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. “HUD” means the United States Department of Housing and Urban Development. “HUD Handbook” means the HUD Home Equity Conversion Mortgage Handbook 4235.1 REV-1 and any subsequent revisions thereto. “Illustrative Purchase Price Calculation” has the meaning set forth in Section 2.3(a). “Indemnification Claim” has the meaning set forth in Section 9.5(b). “Indemnification Escrow Account” means an account, established pursuant to the Escrow Agreement, in which the Indemnification Escrow Amount is held for disbursement by the Escrow Agent. “Indemnification Escrow Amount” means $25,000,000. “Independent Accounting Firm” has the meaning set forth in Section 2.14(a). “Information Technology” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information. “Initial Closing Deposit Amount” means $45,600,000. “Initial Outside Date” has the meaning set forth in Section 8.1(b)(ii). 15

“Initial Statements” means each of the Advances Initial Statement, the MSR Initial Statement, the Remaining Assets Initial Statement and the Residential Loans Initial Statement. “Initial Termination Payment” has the meaning set forth in Section 5.4(a)(i). “Insurable Claim” has the meaning set forth in Section 6.5(b). “Insurer” means “Insurer” as defined in the MSRPA. “Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (c) trade secrets; and (d) copyrights, and registrations and applications thereof, and all renewals, extensions, restorations and reversions thereof. “Interest Rate” means the interest rate described in Section 3 of the Escrow Agreement. “Interim Servicing Agreement” means that certain Interim Servicing Agreement to be entered into by and among Financial and Buyer on the Closing Date in the form attached hereto as Exhibit F. “Investor” means “Investor” as defined in the MSRPA. “Investor Consent” means “Investor Consent” as defined in the MSRPA. “Investor Pool” means “Pool” as defined in the MSRPA. “IRC” means the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service. “Knowledge” of Sellers (and other words of similar import) means the actual knowledge, after reasonable inquiry of their direct reports related to the applicable subject matter, of those individuals listed under the heading “Seller Knowledge Parties” on Section 1.1 of the Disclosure Schedule. “Knowledge” of Buyer (and other words of similar import) means the actual knowledge, after reasonable inquiry of their direct reports related to the applicable subject matter, of those individuals listed under the heading “Buyer Knowledge Parties” on Section 1.1 of the Disclosure Schedule. “Law” means any U.S., federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, writ, injunction, directive, judgement, Decree, policy, or guideline having the force of law or other requirement (including the Bankruptcy Code). “Lease” has the meaning set forth in Section 3.6. 16

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising. “Lien” means any mortgage, pledge, lien, charge, deed of trust, Claim, lease, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property; provided, however, that “Lien” shall not be deemed to include any license, covenant or other right to or under Intellectual Property. “Litigation” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative, or arbitral, whether at Law or in equity and whether or not before any Governmental Authority or Mortgage Agency. “Material Adverse Effect” means any condition, circumstance, event, effect or change that has a material adverse effect on the financial condition of the Business or the condition or operation of the Acquired Assets, in each case taken as a whole, other than any conditions, circumstances, events, effects or changes arising from or related to: (1) changes in, or events generally affecting, the financial, securities, credit or capital markets, (2) general economic or political conditions (including results of elections) in the United States or any foreign jurisdiction in which Sellers operate, including changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Sellers operate, including any changes to the housing market, residential mortgage market or residential Mortgage Loan industry generally, (4) outbreak or escalation of hostilities, or any acts of war (whether or not declared), sabotage, civil disobedience, terrorism or natural disasters (including epidemics, hurricanes, tornadoes, floods or earthquakes), (5) any failure by Sellers to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance or results of operations for any period, (6) a decline in the price of, or a change in the trading volume of, the common stock of the Company, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure, decline, change, delisting or bankruptcy (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretations thereof), (9) the taking of any action expressly required by this Agreement or taken with Buyer’s written consent or the failure to take any action expressly prohibited by this Agreement, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the transactions contemplated by this Agreement, including the impact thereof on the relationships with customers, suppliers, distributors, Mortgage Agencies, investors, insurers, partners or employees of any Seller, (11) any Litigation brought by stockholders of Buyer or holders of equity of the Company alleging breach of fiduciary duty, inadequate disclosure or any other violation of applicable Law in connection with this Agreement or any of the transactions contemplated by this Agreement, (12) any effects or changes arising from or related to the breach of the Agreement by Buyer, (13) any effect resulting from (A) the filing of the Bankruptcy Cases, (B) any objections in the Bankruptcy Court to the assumption or rejection of any Contract, or (C) any Order of the Bankruptcy Court or (14) the termination by Buyer of any of its or its Affiliates’ subservicing arrangements with Sellers or any of their Subsidiaries or other change by Buyer of any of its or 17 its Affiliates’ business relationships with Sellers or any of their Subsidiaries; provided, however that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate. “Material Contracts” has the meaning set forth in Section 3.5(a)(xi). “Measuring Time” has the meaning set forth in Section 2.3(a). “MH Contract” means any manufactured housing installment sales contract or installment loan agreement that secures the indebtedness of a Mortgagor (as defined in the MSRPA) by a unit of manufactured housing, including all accessions thereto. “MIPA” means that certain Mortgage Instrument and Delinquency Amounts Purchase Agreement to be entered into by and among Financial and Buyer on the Closing Date in the form attached hereto as Exhibit D. “Mortgage Agency” has the meaning set forth in Section 3.16(a). “Mortgage Loan” means any forward residential mortgage loan secured by a 1-4 family residential property, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was originated, purchased, serviced or subserviced by a Seller. “Mortgage Note” means “Mortgage Note” as defined in the MSRPA. “Mortgagor” has the meaning set forth in Section 6.14. “MSR Buyer Adjustment Amount” has the meaning set forth in Section 2.10(e)(i). “MSR Escrow Account” means an account, established pursuant to the Escrow Agreement, in which the MSR Escrow Amount is held for disbursement by the Escrow Agent. “MSR Escrow Amount” means an amount equal to ten percent (10%) of the MSR Estimated Amount. “MSR Estimated Amount” has the meaning set forth in Section 2.9(a)(i). “MSR Final Amount” has the meaning set forth in Section 2.10(d). “MSR Final Statement” has the meaning set forth in Section 2.10(d). “MSR Initial Statement” has the meaning set forth in Section 2.10(a). “MSR Notice of Disagreement” has the meaning set forth in Section 2.10(c). “MSR Post-Closing Adjustment” has the meaning set forth in Section 2.10(e)(ii). 18

“MSR Purchase Price Escrow Amount” means an amount equal to two percent (2%) of the MSR Estimated Amount. “MSR Review Period” has the meaning set forth in Section 2.10(b). “MSR Sellers’ Adjustment Amount” has the meaning set forth in Section 2.10(e)(ii). “MSR Transfer Date” means: (i) with respect to each MSRPA Asset that is a Private Investor Loan, the date on which Financial transfers all servicing activities to Buyer; (ii) with respect to each MSRPA Asset that is a Fannie Mae Loan (as defined in the MSRPA) or a Ginnie Mae Loan (as defined in the MSRPA), the date on which Financial transfers all servicing activities to Buyer; or (iii) such other date or dates as mutually agreed upon by the Parties. “MSRPA” has the meaning set forth in Section 2.5(b). “MSRPA Applicable Requirements” means “Applicable Requirements” as defined in the MSRPA. “MSRPA Assets” means “Assets” as defined in the MSRPA. “MSRPA Servicing Rights” has the meaning assigned to the term “Servicing Rights” under the MSRPA. “Net Asset Amount” has the meaning set forth in Section 2.3(a). “Non-Party Affiliates” has the meaning set forth in Section 10.13. “Notice of Assumption” has the meaning set forth in Section 9.5(b). “Notices of Disagreement” means any Advances Notice of Disagreement, MSR Notice of Disagreement, Remaining Assets Notice of Disagreement or Residential Notice of Disagreement. “Notice of Stalking Horse Bidder” has the meaning set forth in Section 5.4(f)(i). “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date of this Agreement consistent with either past practice or the Prudent Mortgage Servicer Standard; provided that acts taken by Sellers in connection with the conduct of the Bankruptcy Cases shall be deemed “Ordinary Course of Business”, so long as such acts are not materially inconsistent with Sellers’ obligations under this Agreement. “Outside Date” has the meaning set forth in Section 8.1(b)(ii). “Owned MH Contract” means any MH Contract, the legal or beneficial ownership interests in which are vested in a Seller. “Owned Mortgage Loan” means any Mortgage Loan, the legal or beneficial ownership interests in which are vested in a Seller. “Party” and “Parties” have the meaning set forth in the preamble. 19

“Permit” means any franchise, approval, permit, license, authorization, order, registration, certificate, variance or similar right obtained from any Governmental Authority or Mortgage Agency. “Permitted Lien” means: (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor if and to the extent required under GAAP; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the Ordinary Course of Business which are (i) for sums not yet due and payable, or (ii) being contested in good faith by appropriate proceedings and (iii) not individually, or in the aggregate, material to the Business or the Acquired Assets, taken as a whole; (c) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease or other occupancy agreement applicable thereto; (d) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property; (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not reasonably be likely to have a Material Adverse Effect; (f) matters that would be disclosed on an accurate survey of the real property; (g) any license, covenant or other right to or under Intellectual Property; (h) any Liens pursuant to a debtor-in-possession credit agreement; (i) any Liens arising as a result of a Mortgage Agency’s claims, rights of set-off or other contractual rights; and (j) any Liens that will be removed at the Closing, including by operation of the Plan or the Confirmation Order. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority, Mortgage Agency or any group of any of the foregoing. “Personal Data” means any information in any media that identifies a particular individual and any other data or information that constitutes personal data or personal information under any applicable Law or a Seller’s privacy policy. “Personal Property Leases” has the meaning set forth in Section 3.11. “Petition Date” has the meaning set forth in the recitals. “Plan” has the meaning set forth in the recitals. “Platform” means hardware, software and other technology used by a Seller to originate and service Mortgage Loans. “PLS Amount” means the sum of (a) $6,782,982 and (b) the portion of the Purchase Price attributable to the PLS Assets calculated in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation. “PLS Approval” has the meaning set forth in Section 6.12(a). 20

“PLS Assets” means MSRPA Servicing Rights related to the Private Investor Loans. “PLS Closing” has the meaning set forth in Section 6.12(c). “PLS Deposit Amount” means $7,800,000. “PLS Holdback” has the meaning set forth in Section 6.12(a). “Post-Closing Adjustments” means, collectively, the Advances Post-Closing Adjustment, the MSR Post-Closing Adjustment, the Remaining Assets Post-Closing Adjustment and the Residential Loans Post-Closing Adjustment. “Private Investor Loans” means those certain assets being serviced pursuant to the Private Investor Servicing Agreements set forth on Schedule I to the MSRPA, as identified on Schedule 2.01 to the MSRPA. “Private Investor Servicing Agreement” means those Servicing Agreements set forth, and identified as a Private Investor Servicing Agreement, on Schedule I to the MSRPA, which Servicing Agreements relate to the servicing of Private Investor Loans. “Proration Period” has the meaning set forth in Section 6.4(b). “Prudent Mortgage Servicer Standard” means a prudent mortgage servicer employing reasonable and customary mortgage servicing practices. “Purchase Price” has the meaning set forth in Section 2.3(a). “Purchase Price Allocation” has the meaning set forth in Section 2.7. “Purchase Price Escrow Account” means an account, established pursuant to the Escrow Agreement, in which the Purchase Price Escrow Amount is held for disbursement by the Escrow Agent. “Purchase Price Escrow Amount” means the sum of the Advances Purchase Price Escrow Amount, the MSR Purchase Price Escrow Amount, the Remaining Assets Purchase Price Escrow Amount and the Residential Loans Purchase Price Escrow Amount. “Registered IP” has the meaning set forth in Section 3.13(a). “Related Agreements” means the Transition Services Agreement, the MSRPA, the MIPA, the Interim Servicing Agreement and the Bill of Sale. “Related Claims” has the meaning set forth in Section 9.4(a)(i). “Remaining Assets Buyer Adjustment Amount” has the meaning set forth in Section 2.13(f)(i). “Remaining Assets Consultation Period” has the meaning set forth in Section 2.13(c). 21

“Remaining Assets Estimated Amount” has the meaning set forth in Section 2.9(a)(iv). “Remaining Assets Final Amount” has the meaning set forth in Section 2.13(e). “Remaining Assets Final Statement” has the meaning set forth in Section 2.13(e). “Remaining Assets Initial Statement” has the meaning set forth in Section 2.13(a). “Remaining Assets Notice of Disagreement” has the meaning set forth in Section 2.13(b). “Remaining Assets Post-Closing Adjustment” has the meaning set forth in Section 2.13(f)(ii). “Remaining Assets Purchase Price Escrow Amount” means an amount equal to $35,000,000. “Remaining Assets Review Period” has the meaning set forth in Section 2.13(b). “Remaining Assets Sellers’ Adjustment Amount” has the meaning set forth in Section 2.13(f)(ii). “Remaining Termination Payment” has the meaning set forth in Section 5.4(a)(i). “REO” means real property relating to any Owned Mortgage Loan related to the Business upon which the Company or any of its Subsidiaries has foreclosed and which is being held for resale in the Ordinary Course of Business. “Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources. “Residential Loans Buyer Adjustment Amount” has the meaning set forth in Section 2.12(e)(i). “Residential Loans Data Tape” means a list of the HFS Loans, dated as of the date specified therein, as provided by Sellers to Buyer on or before the date that is two (2) Business Days prior to the Closing Date. “Residential Loans Estimated Amount” has the meaning set forth in Section 2.9(a)(iii). “Residential Loans Final Amount” has the meaning set forth in Section 2.12(d). “Residential Loans Final Statement” has the meaning set forth in Section 2.12(d). “Residential Loans Initial Statement” has the meaning set forth in Section 2.12(a). “Residential Loans Notice of Disagreement” has the meaning set forth in Section 2.12(c). 22

“Residential Loans Post-Closing Adjustment” has the meaning set forth in Section 2.12(e)(ii). “Residential Loans Purchase Price Escrow Amount” means an amount equal to two percent (2%) of the Residential Loans Estimated Amount. “Residential Loans Review Period” has the meaning set forth in Section 2.12(b). “Residential Loans Sellers’ Adjustment Amount” has the meaning set forth in Section 2.12(e)(ii). “Reverse Business” means the business held by Reverse Mortgage Solutions, Inc. that is engaged in (a) owning and servicing certain reverse mortgage loans, (b) subservicing for third- party credit owners of reverse loans, and (c) providing other services for the reverse mortgage market, including real estate owned property management and disposition. “RSA” has the meaning set forth in the recitals. “Sale Provisions” has the meaning set forth in the definition of “Confirmation Order”. “Scheduled Benefit Plans” has the meaning set forth in Section 3.12(a). “SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended. “Securitization Trust” means the issuing trust related to the applicable Private Investor Servicing Agreement. “Securitization Trustee” means the trustee of the applicable Securitization Trust for which Seller was acting as a servicer or subservicer pursuant to the applicable Private Investor Servicing Agreement. “Seller” and “Sellers” have the meaning set forth in the preamble. “Seller 401(k) Plan” has the meaning set forth in Section 6.3(e). “Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a) and Section 3.9. “Seller Indemnitee” has the meaning set forth in Section 9.3. “Seller Originated Mortgage Loan” means any Mortgage Loan originated by a Seller at any time since December 31, 2016 and any Seller Purchased Mortgage Loan. “Seller Purchased Mortgage Loan” means any Mortgage Loan purchased by a Seller at any time since December 31, 2016. 23

“Seller Serviced Mortgage Loan” means any Mortgage Loan serviced or subserviced by any Seller pursuant to a Servicing Agreement since December 31, 2016. “Sellers’ Adjustment Amounts” means each of the Advances Sellers’ Adjustment Amount, the MSR Sellers’ Adjustment Amount, the Remaining Assets Sellers’ Adjustment Amount and the Residential Loans Sellers’ Adjustment Amount. “Servicing Agreement” means any Contract pursuant to which any Seller is obligated to a Mortgage Agency, investor or other third party to service or subservice Mortgage Loans. “Servicing Rights” means (a) all rights and obligations in connection with administering and servicing Mortgage Loans, including any required repurchases pursuant to Applicable Requirements, (b) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (c) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws, Decrees or Contracts, (d) all accounts and other rights to payment related to any of the property described in this definition, (e) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (g) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Servicing Agreement. “Side Letters” means (i) that certain Servicing Side Letter, dated as of November 2, 2018, by and between Odeon Capital Group LLC and Ditech Financial LLC, (ii) that certain Servicing Side Letter, dated as of April 27, 2015, by and between Credit Suisse Securities (USA) LLC and Green Tree Servicing LLC and (iii) that certain Assignment and Assumption Agreement, dated April 27, 2015, between Credit Suisse Securities (USA) LLC, and GoldenREIT LLC, and acknowledged by Walter Investment Management Corp. and Green Tree Servicing, LLC. “Subservicing Agreement” means the Subservicing Agreement, between New Residential Mortgage LLC and Ditech Financial, LLC, dated as of August 8, 2016, as amended. “Subsidiary” means with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries. “Tail Period” has the meaning set forth in Section 5.4(a)(i). “Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by any Person, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not. 24

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Term Loan Lender Approval” means a written statement from Ad Hoc Term Loan Lenders (as defined in the DIP Motion) holding, in the aggregate, at least sixty-six and two thirds percent (66 2/3%) of the outstanding First Lien Term Loan Obligations (as defined in the DIP Motion), pursuant to which such Ad Hoc Term Loan Lenders irrevocably agree to (a) support this Agreement and the transactions contemplated hereby and (b) elect to pursue a Sale Transaction (as defined in the RSA) in accordance with the RSA. “Termination Payment” has the meaning set forth in Section 5.4(a)(i). “Third-Party Insurance Policy” has the meaning set forth in Section 6.5(b). “Transaction Accounting Principles” means accounting principles that are in accordance with GAAP consistent with the Company’s past practices, in each case as described in the Illustrative Purchase Price Calculation, including pages 16-33 thereof. “Transfer Tax” has the meaning set forth in Section 6.4(a). “Transferred Contracts” has the meaning set forth in the definition of “Acquired Assets”. “Transferred Employee” has the meaning set forth in Section 6.3(a). “Transferred Equity Interests” has the meaning set forth in the definition of “Acquired Assets”. “Transferred Leased Real Property” means the leased real property set forth under the heading “Transferred Leased Real Property” in Section 1.1 of the Disclosure Schedule. “Transition Services Agreement” has the meaning set forth in Section 6.13. “USDA” means the United States Department of Agriculture or any successor thereto. “Utility Order” means the order approving, among other things, the Sellers’ proposed form of adequate assurance of payment for utility services (Docket No. 128). “VA” means the United States Department of Veterans Affairs or any successor thereto. Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary: (a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement. (b) The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.” 25

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. (d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.” (e) The use of “or” herein is not intended to be exclusive. (f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. (g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. (h) References herein to a Person are also to its successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. (i) Any reference herein to “Dollars” or “$” shall mean United States dollars. (j) Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material. (k) References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the data room prepared by Sellers or provided to Buyer or its Representatives in response to requests for materials or information. (l) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. PURCHASE AND SALE Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement and the Confirmation Order, at the Closing, Buyer shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey, and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, all of Sellers’ right, title and interest in, to and under the Acquired Assets (other than the Acquired Consumer Direct 26 and Wholesale Loans, which shall be sold, transferred, assigned, conveyed, and delivered, or caused to be sold, transferred, assigned, conveyed and delivered, to Buyer in accordance with Section 6.16), free and clear of all Liens to the maximum extent permitted by the Bankruptcy Code (other than Permitted Liens). Nothing contained herein shall be deemed to sell, transfer, assign or convey any Excluded Assets to Buyer, and Sellers shall retain all right, title and interest in, to and under the Excluded Assets. The Parties acknowledge and agree that the sale, transfer, assignment, conveyance and delivery of all of Seller’s rights, interests, obligations and duties in respect of (a) the MSRPA Servicing Rights to Buyer shall be effected pursuant to the MSRPA and (b) the Mortgage Loans, advances and other assets described therein shall be effected pursuant to the MIPA. Section 2.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Confirmation Order, at the Closing, Buyer shall assume and become responsible for the Assumed Liabilities, effective as of the Closing. Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof, including paying or causing to be paid, at or prior to the Closing, all Cure Costs, subject to the Buyer Cure Cap. Buyer shall not assume, and shall be deemed not to have assumed any Excluded Liabilities. Section 2.3 Consideration; Deposit; Escrows. (a) The consideration for the Acquired Assets shall be an aggregate dollar amount equal to the net value, as of 11:59 p.m. Eastern Time on the day before the Closing Date (the “Measuring Time”), of the assets and liabilities of the Sellers reflected in Row 31 of the illustrative purchase price calculation set forth on Section 2.3 of the Disclosure Schedule (such total value, the “Net Asset Amount”, and such calculation, the “Illustrative Purchase Price Calculation”), in each case calculated in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation (the amount calculated pursuant to the formula set forth in this Section 2.3(a), the “Purchase Price”). (b) Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Buyer shall immediately deposit with the Escrow Agent the Deposit Escrow Amount by wire transfer of immediately available funds, to be released by the Escrow Agent and delivered to either Buyer or Sellers, in accordance with the provisions of this Agreement and the Escrow Agreement. Pursuant to this Agreement and the Escrow Agreement, the Deposit Escrow Amount (together with all accrued investment income thereon, if any) shall be distributed as follows: (i) if the Closing shall occur, the Deposit Escrow Amount and all accrued investment income thereon, if any, shall be applied towards the Purchase Price payable by Buyer to Sellers under Section 2.3(a) and the Deposit Escrow Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers at the Closing (provided, that if the Ginnie Mae Option is exercised, the Ginnie Mae Deposit Amount shall remain in the Deposit Escrow Account and if the PLS Holdback occurs, the PLS Deposit Amount shall remain in the Deposit Escrow Account, in each case to be distributed in accordance with this Agreement); 27

(ii) if the Ginnie Mae Option is exercised and the Ginnie Mae Closing shall occur, the Ginnie Mae Deposit Amount and all accrued investment income thereon, if any, shall be applied towards the Ginnie Mae Amount payable at the Ginnie Mae Closing under Section 6.11(c) and the Ginnie Mae Deposit Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers at the Ginnie Mae Closing; (iii) if the PLS Holdback occurs and the PLS Closing shall occur, the PLS Deposit Amount and all accrued investment income thereon, if any, shall be applied towards the PLS Amount payable at the PLS Closing under Section 6.12(c) and the PLS Deposit Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers at the PLS Closing; (iv) if this Agreement is terminated by any Seller in accordance with Section 8.1(d) then the Deposit Escrow Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers (it being understood and agreed that, subject to (A) expenses of the Sellers recoverable under Section 6.10, (B) reasonable and documented out-of- pocket costs and expenses of the Sellers incurred in connection with the enforcement of the Sellers’ right to the Deposit Escrow Amount and (C) any remedies available to Sellers pursuant to Section 10.10, absent willful misconduct, the right of the Sellers to receive the Deposit Escrow Amount pursuant to this Section 2.3(b)(iv) will, in such case, constitute liquidated damages and be the sole and exclusive remedy of the Company, the Sellers and their respective Representatives and Affiliates, whether at Law or in equity, and upon receipt of the Deposit Escrow Amount, the Company, Sellers and their respective Representatives and Affiliates will be deemed to have fully released and discharged Buyer and its Representatives and Affiliates from any Liabilities resulting from its failure to close or any breach of this Agreement); or (v) if this Agreement is terminated for any reason (other than in the circumstances contemplated by Section 2.3(b)(iv)), including if Buyer terminates this Agreement as a result of the bid protections for Buyer contained in the Bidding Procedures Order not being approved by the Bankruptcy Court, then the Deposit Escrow Amount, together with all accrued investment income thereon, shall in each case be returned to Buyer. (vi) At the Closing, Buyer (in accordance with Section 2.5(a)) will deliver to the Escrow Agent the Purchase Price Escrow Amount, the Indemnification Escrow Amount, and the MSR Escrow Amount, in each case to be held in escrow pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement. Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or such other location as shall be mutually agreed upon by Sellers and Buyer) commencing at 10:00 a.m. local time on a date (the “Closing Date”) that is the first (1st) Business Day of the immediately succeeding month following the date upon which all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon 28 by Sellers and Buyer prior thereto. For purposes of this Agreement and the transactions contemplated by this Agreement, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Acquired Assets, shall be deemed to occur at 12:01 am, New York City time, on the Closing Date. Section 2.5 Closing Payments and Deliveries. (a) At the Closing, Buyer shall pay the Purchase Price set forth in the Estimated Closing Statement ((i) less the Deposit Escrow Amount and all accrued investment income thereon, if any, which shall be released to Sellers by the Escrow Agent, (ii) less the Purchase Price Escrow Amount, the MSR Escrow Amount and the Indemnification Escrow Amount which shall each be paid by wire transfer of immediately available funds to the Escrow Agent, for deposit into the Purchase Price Escrow Account, the MSR Escrow Account and the Indemnification Escrow Account, as applicable, (iii) if Buyer has exercised the Ginnie Mae Option less the Ginnie Mae Amount (calculated as of the Closing Date), and (iv) if the PLS Holdback has occurred, less the PLS Amount) to Sellers, which shall be paid by wire transfer of immediately available funds into an account designated by Sellers in the Estimated Closing Statement. (b) At the Closing, Sellers will deliver to Buyer (i) a counterpart of the joint written instructions, duly executed by Sellers, directing the Escrow Agent to deliver to Sellers the Deposit Escrow Amount and all accrued investment income thereon, if any; (ii) a duly executed Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Bill of Sale”); (iii) a duly executed Transition Services Agreement; (iv) a duly executed Bulk Agreement for the Purchase and Sale of Servicing Rights substantially in the form of Exhibit C (the “MSRPA”); (v) a duly executed MIPA; (vi) a duly executed Interim Servicing Agreement; (vii) the officer’s certificate required to be delivered to Buyer pursuant to Section 7.1(c); (viii) a certificate, from each Seller, dated as of the Closing Date, that satisfies the requirements set forth in Treasury Regulation Section 1.1445-2, attesting that such Seller is not a “foreign person” for U.S. federal income tax purposes; (ix) an IRS Form W-9 from each Seller, and any other such Tax forms reasonably requested by Buyer, duly executed by each Seller and upon which Buyer may rely to avoid any withholding of Tax from payments made hereunder; and (x) such other instruments of transfer as Buyer may reasonably request. (c) At the Closing, Buyer will deliver to Sellers (i) a counterpart of the joint written instructions, duly executed by Buyer, directing the Escrow Agent to deliver to Sellers the Deposit Escrow Amount and all accrued investment income thereon, if any; (ii) a duly executed Bill of Sale; (iii) a duly executed Transition Services Agreement; (iv) a duly executed MSRPA; (v) a duly executed MIPA; (vi) a duly executed Interim Servicing Agreement; (vii) the officer’s certificate required to be delivered to Sellers pursuant to Section 7.2(c); and (viii) such other documents, instruments and certificates as Sellers may reasonably request. Section 2.6 Consent to Certain Assignments. (a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any Transferred Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted 29 assignment or transfer (in whole or, to the extent relevant, in part) thereof, without the consent of a third party, would, after giving effect to the Confirmation Order and the Bankruptcy Code, constitute a breach or other contravention thereof or a violation of Law to which any Seller is bound, or in any way adversely affect the rights of Sellers or, upon transfer, Buyer under such Transferred Contract, claim or right, in each case, that cannot be excused or rendered ineffective by operation of the Bankruptcy Code, the Confirmation Order, or applicable non-bankruptcy Law. Subject to Article VII, Sections 6.11 and 6.12, with respect to any Transferred Contract, if such consent is not obtained or such assignment (in whole or, to the extent relevant, in part) is not attainable pursuant to the Bankruptcy Code or the Confirmation Order, then such Transferred Contract shall not be transferred hereunder, and the Closing shall proceed with respect to the remaining Acquired Assets for the full Purchase Price and Sellers shall use their commercially reasonable efforts (at Buyer’s expense), and Buyer shall cooperate with Sellers, to obtain any such consent after the Closing. Notwithstanding the foregoing, nothing in this Section 2.6 shall be deemed to require a Party to pay any consideration to any third party for the purpose of obtaining any consents. (b) If (i) notwithstanding the applicable provisions of the Bankruptcy Code and the Confirmation Order and the commercially reasonable efforts of Sellers, any consent is not obtained prior to the Closing and as a result thereof Buyer shall be prevented by a third party from receiving the rights and benefits with respect to a Transferred Contract intended to be transferred hereunder, or (ii) any Transferred Contract is not otherwise capable of sale and/or assignment (after giving effect to the Confirmation Order and the Bankruptcy Code), then, in each such case, Sellers shall (at Buyer’s expense), subject to any approval of the Bankruptcy Court that may be required, at the request of Buyer, hold such Transferred Contract in trust for the use and benefit of Buyer and reasonably cooperate with Buyer in any lawful and commercially reasonable arrangement under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer. Sellers shall promptly pay to Buyer when received all monies received by Sellers under such Transferred Contract or any claim or right or any benefit arising thereunder and Buyer shall promptly pay Sellers for all Liabilities of Sellers associated with such arrangement, if requested; provided, however, that nothing in this Section 2.6 shall entitle Buyer to reduce the Purchase Price. Section 2.7 Allocation. Buyer and Sellers agree to allocate, for Tax purposes, the Purchase Price (as finally determined hereunder) and the Assumed Liabilities which are treated as liabilities for U.S. federal income Tax purposes (the “Allocation Consideration”) in accordance with section 1060 of the IRC and the Treasury Regulations thereunder (the “Allocation Principles”). No later than thirty (30) days after the Purchase Price is determined pursuant to the Final Statement, Buyer shall deliver to the Sellers an allocation of the Allocation Consideration as of the Closing Date among the Acquired Assets determined in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”) for Sellers’ review and comment. Any reasonable comments provided by Sellers to Buyer under this Section 2.7 shall be considered by Buyer in good faith. If, within forty-five (45) days following delivery of the preliminary Purchase Price Allocation, Sellers do not notify Buyer in writing of their disagreement with the preliminary Purchase Price Allocation, the preliminary Purchase Price Allocation shall be final and binding. If within such forty-five (45) day period Sellers so notify 30

Buyer, Sellers and Buyer shall endeavor to resolve such disagreement and, if they are able to do so, shall make such revisions to the preliminary Purchase Price Allocation to reflect such resolution, which shall be final and binding. If, within sixty (60) days following delivery of the preliminary Purchase Price Allocation by Buyer to Sellers, Sellers and Buyer are unable to resolve such disagreement, Sellers and Buyer shall each be entitled to adopt their own positions regarding the allocation of the Allocation Consideration among the Acquired Assets for federal income tax purposes. If the Parties agree on the Purchase Price Allocation (or such is deemed accepted or rendered final), Buyer and Sellers agree that neither it nor any of its Affiliates shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with the Purchase Price Allocation; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 2.7 shall survive the Closing without limitation. Section 2.8 Withholding. Buyer shall be entitled to deduct and withhold from all payments made pursuant to this Agreement such amounts as required to deduct and withhold under the IRC or any provision of state, local or foreign Law; provided, that in the event Buyer determines such withholding is required, Buyer shall promptly notify Sellers of such determination no less than five (5) days prior to the Closing Date, and shall reasonably cooperate with Sellers to claim any benefits or reduce and/or eliminate any such withholding Taxes. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Section 2.9 Purchase Price Adjustments. (a) Not fewer than one (1) Business Day prior to the Closing Date, the Company shall provide Buyer with a statement (the “Estimated Closing Statement”), prepared in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation, setting forth: (i) the Company’s good faith estimate of the value attributable to the Mortgage Loans, manufactured housing installment sales contracts and installment loan agreements and certain other loans (including fixed or adjustable-rate mortgage loans) (A) with respect to which Fannie Mae or Ginnie Mae owns the beneficial interest therein or (B) that serve as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae or Ginnie Mae, and, in each case, the Servicing Rights related to any such loans (but limited to the Servicing Rights that are accounted for at fair value on the books and records of the Sellers), together with the Assumed Liabilities related thereto (the “Adjustment MSRs”) in accordance with the Illustrative Purchase Price Calculation and the Transaction Accounting Principles and based on the unpaid principal balance of such Adjustment MSRs as reflected on the books and records of the Sellers as of the last day of the calendar month prior to the Closing Date, amortized by one percent (1%) (the “MSR Estimated Amount”), including reasonable support for the calculations reflected thereon; 31

(ii) the Company’s good faith estimate of the value attributable to all advance receivables that are Acquired Assets together with the Assumed Liabilities related thereto (the “Adjustment Advances”) in accordance with the section entitled “Advance Pricing and Escrow Methodology” in the Illustrative Purchase Price Calculation and the Transaction Accounting Principles and based on the Company’s good faith estimate of the balance of such Adjustment Advances (the “Advances Estimated Amount”), including reasonable support for the calculations reflected thereon; (iii) the Company’s good faith estimate of the value attributable to those certain residential loans contained on the Residential Loans Data Tape together with the Assumed Liabilities related thereto (the “Adjustment Residential Loans”) in accordance with the Illustrative Purchase Price Calculation and the Transaction Accounting Principles and based on the Company’s good faith estimate of the balance of such Adjustment Residential Loans, as adjusted for the Company’s good faith estimates of any consummated subsequent sales (the “Residential Loans Estimated Amount”), including reasonable support for the calculations reflected thereon; (iv) the Company’s good faith estimate of the value attributable to all Acquired Assets and Assumed Liabilities other than (x) those described in clauses (i)-(iii) above and (y) the Acquired Consumer Direct and Wholesale Loans (together, the “Adjustment Remaining Assets”) based on (A) for the PLS Assets, the unpaid principal balance of such PLS Assets as reflected on the books and records of the Sellers as of the last day of the calendar month prior to the Closing Date, amortized by one percent (1%) and (B) for all other Adjustment Remaining Assets, the balance of such Acquired Assets and Assumed Liabilities as reflected on the books and records of the Sellers as of the last day of the calendar month prior to the Closing Date; provided, however, that, for the purposes of clause (B) hereof, if the Sellers reasonably believe that there has been a material change in the value attributable to such Acquired Assets or Assumed Liabilities since the last day of the calendar month prior to the Closing Date, the value of such Acquired Assets or Assumed Liabilities shall be adjusted to reflect the Company’s good faith estimate of any known material sales or other material transactions impacting the balance of such Acquired Assets or Assumed Liabilities (the “Remaining Assets Estimated Amount”), including reasonable support for the calculations reflected thereon (together, the MSR Estimated Amount, the Advances Estimated Amount, the Residential Loans Estimated Amount and the Remaining Assets Estimated Amount, the “Estimated Net Asset Amount”); and (v) the wire transfer information for the account or accounts to which Buyer shall pay the Purchase Price; provided, however, that the Company shall provide Buyer with a draft of the Estimated Closing Statement, based on the Company’s good faith estimates at such time prepared in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation, five (5) Business Days prior to Closing. (b) The Parties agree that the purpose of preparing the Initial Statements and determining the Final Net Asset Amount and resulting Purchase Price in accordance with Section 2.10, Section 2.11, Section 2.12 and Section 2.13 is solely to accurately measure changes (if any) in the Final Net Asset Amount from the Estimated Net Asset Amount in order to determine the 32 payments to be made pursuant to Section 2.10, Section 2.12, Section 2.13 and Section 2.14, and not to permit the introduction of principles, policies, practices, procedures, methodologies, classifications, methods, conventions, assumptions, judgments or estimation techniques different from those used in the calculation of the preparation of the Illustrative Purchase Price Calculation and as set forth in the Transaction Accounting Principles. (c) The Parties agree that, following the Closing through the date that the Final Statements become final and binding in accordance with the terms of this Agreement, they will not take any actions with respect to any accounting books, records, policies or procedures on which the Illustrative Purchase Price Calculation or the Initial Statements are based or on which the Final Statements are to be based that would reasonably be likely to alter, impede or delay the determination of the Purchase Price or the preparation of the Notices of Disagreement or the Final Statements in the manner and utilizing the methods required by this Agreement. (d) The Parties agree that payment of the Sellers’ Adjustment Amounts (if any) from the available amounts in the Purchase Price Escrow Account pursuant to Section 2.10, Section 2.11, Section 2.12 and Section 2.13 will be the sole and exclusive remedy and source of recovery for payment of the Sellers’ Adjustment Amounts (if any). Payment of any Post-Closing Adjustments shall be made within five (5) Business Days after the Final Statements become such, together with interest thereon at the Interest Rate calculated and payable in cash for a period beginning on the Closing Date and ending on and including the date of payment. (e) The Parties agree that the Initial Statements shall be prepared by Sellers under the Transition Services Agreement at Buyer’s sole cost and expense; provided, however, that such expenses shall not exceed $25,000 in the aggregate. Section 2.10 MSR Adjustment. (a) As soon as reasonably practicable following the Closing Date (and in no event later than twenty-one (21) days following the Closing Date), the Company shall deliver to Buyer a statement setting forth a reasonably detailed calculation of each of (i) the value attributable to the Adjustment MSRs, calculated in accordance with Section 2.9, and (ii) the portion of the Purchase Price resulting therefrom, in each case prepared from the books and records of the Company in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation, as of the Measuring Time, and based on facts and circumstances existing as of the Closing (and, for the avoidance of doubt, excluding the effects of any act, decision, change in circumstances or event arising or occurring on or after the Closing, except where such act, decision or change in circumstance would be taken into account, prior to the delivery of such statement, in accordance with GAAP and consistent with the Company’s past practices) (the “MSR Initial Statement”). (b) During the fourteen (14) day period immediately following Buyer’s receipt of the MSR Initial Statement (the “MSR Review Period”) Buyer and the Company shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the MSR Initial Statement, and all discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Parties. If Buyer and the 33

Company are able to resolve their differences, then the MSR Initial Statement, as modified by agreement of Buyer and the Company, shall be deemed to be the MSR Final Statement. (c) If, at the end of the MSR Review Period, Buyer and the Company have been unable to resolve any differences that they may have with respect to the matters specified in the MSR Initial Statement, then Buyer shall have the right to submit all matters that remain in dispute with respect to the MSR Initial Statement to the Independent Accounting Firm in accordance with Section 2.14; provided, that in the event that the MSR Purchase Price Escrow Amount exceeds the sum of the higher value of each disputed item, as between the Buyer’s position and the Seller’s position, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release such excess from the Purchase Price Escrow Amount to the Company (for the benefit of the Sellers). Any submission to the Independent Accounting Firm must be accompanied by (i) a copy of the MSR Initial Statement marked to indicate those line items that are not in dispute and (ii) a statement set forth in reasonable detail explaining the basis for such disagreement, the amounts involved and Buyer’s determination of the relevant portion of the Purchase Price (which must be prepared and submitted in good faith and calculated in accordance with the Transaction Accounting Principles and consistent with the Illustrative Purchase Price Calculation) (the “MSR Notice of Disagreement”). If Buyer does not deliver an MSR Notice of Disagreement prior to the expiration of the MSR Review Period, then the MSR Initial Statement shall be deemed to be the MSR Final Statement. (d) The statement setting forth the calculation of the value attributable to the Adjustment MSRs, calculated in accordance with Section 2.9, and resulting Purchase Price that is final and binding on the Parties, as determined pursuant to this Section 2.10 or through the action of the Independent Accounting Firm, is referred to as the “MSR Final Statement”, and the Net Asset Amount set forth therein is referred to as the “MSR Final Amount”. (e) If the value of the MSR Final Amount minus the value of the MSR Estimated Amount equals: (i) a positive amount (the “MSR Buyer Adjustment Amount”), then Buyer shall wire the MSR Buyer Adjustment Amount in immediately available funds to an account designated by the Company in writing (on behalf of the Sellers), and Buyer and the Company shall provide a joint written instruction to the Escrow Agent to release the MSR Purchase Price Escrow Amount from the Purchase Price Escrow Account to the Company (on behalf of the Sellers); (ii) a negative amount (the absolute value of such amount, the “MSR Sellers’ Adjustment Amount” and together with the MSR Buyer Adjustment Amount, each an “MSR Post-Closing Adjustment”), then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release (1) to Buyer, the MSR Sellers’ Adjustment Amount from the Purchase Price Escrow Account (provided, however, that such amount shall not exceed the remaining Purchase Price Escrow Amount) and (2) to the Company (for the benefit of the Sellers) any portion of the MSR Purchase Price Escrow Amount, if any, not released to Sellers in accordance with this Section 2.10(e)(ii), from the Purchase Price Escrow Account; or 34

(iii) zero, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the MSR Purchase Price Escrow Amount from the Purchase Price Escrow Account to the Company (on behalf of the Sellers). Section 2.11 Advances Adjustment. (a) As soon as reasonably practicable following the Closing Date (and in no event later than twenty-one (21) days following the Closing Date), the Company shall deliver to Buyer a statement setting forth a reasonably detailed calculation of each of (i) the value attributable to the Adjustment Advances, calculated in accordance with Section 2.9, and (ii) the portion of the Purchase Price resulting therefrom, in each case prepared from the books and records of the Company in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation, as of the Measuring Time, and based on facts and circumstances existing as of the Closing (and, for the avoidance of doubt, excluding the effects of any act, decision, change in circumstances or event arising or occurring on or after the Closing, except where such act, decision or change in circumstance would be taken into account, prior to the delivery of such statement, in accordance with GAAP and consistent with the Company’s past practices) (the “Advances Initial Statement”). (b) During the fourteen (14) day period immediately following Buyer’s receipt of the Advances Initial Statement (the “Advances Review Period”), Buyer and the Company shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Advances Initial Statement, and all discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Parties. If Buyer and the Company are able to resolve their differences, then the Advances Initial Statement, as modified by agreement of Buyer and the Company, shall be deemed to be the Advances Final Statement. (c) If, at the end of the Advances Review Period, Buyer and the Company have been unable to resolve any differences that they may have with respect to the matters specified in the Advances Initial Statement, then Buyer shall have the right to submit all matters that remain in dispute with respect to the Advances Initial Statement to the Independent Accounting Firm in accordance with Section 2.14; provided, that in the event that the Advances Purchase Price Escrow Amount exceeds the sum of the higher value of each disputed item, as between the Buyer’s position and the Seller’s position, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release such excess from the Purchase Price Escrow Amount to the Company (for the benefit of the Sellers). Any submission to the Independent Accounting Firm must be accompanied by (i) a copy of the Advances Initial Statement marked to indicate those line items that are not in dispute and (ii) a statement set forth in reasonable detail explaining the basis for such disagreement, the amounts involved and Buyer’s determination of the relevant portion of the Purchase Price (which must be prepared and submitted in good faith and calculated in accordance with the Transaction Accounting Principles and consistent with the Illustrative Purchase Price Calculation) (the “Advances Notice of Disagreement”). If Buyer does not deliver an Advances Notice of Disagreement prior to the expiration of the Advances Review Period, then the Advances Initial Statement shall be deemed to be the Advances Final Statement. 35

(d) The statement setting forth the calculation of the value attributable to the Adjustment Advances, calculated in accordance with Section 2.9, and resulting Purchase Price that is final and binding on the Parties, as determined pursuant to this Section 2.11 or through the action of the Independent Accounting Firm, is referred to as the “Advances Final Statement”, and the Net Asset Amount set forth therein is referred to as the “Advances Final Amount”. (e) If the value of the Advances Final Amount minus the value of the Advances Estimated Amount equals: (i) a positive amount (the “Advances Buyer Adjustment Amount”), then Buyer shall wire the Advances Buyer Adjustment Amount in immediately available funds to an account designated by the Company in writing (on behalf of the Sellers), and Buyer and the Company shall provide a joint written instruction to the Escrow Agent to release the Advances Purchase Price Escrow Amount from the Purchase Price Escrow Account to the Company (on behalf of the Sellers); (ii) a negative amount (the absolute value of such amount, the “Advances Sellers’ Adjustment Amount” and together with the Advances Buyer Adjustment Amount, each an “Advances Post-Closing Adjustment”), then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release (1) to Buyer, the Advances Sellers’ Adjustment Amount from the Purchase Price Escrow Account (provided, however, that such amount shall not exceed the remaining Purchase Price Escrow Amount) and (2) to the Company (for the benefit of the Sellers) any portion of the Advances Purchase Price Escrow Amount, if any, not released to Sellers in accordance with this Section 2.11(e)(ii), from the Purchase Price Escrow Account; or (iii) zero, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the Advances Purchase Price Escrow Amount from the Purchase Price Escrow Account to the Company (on behalf of the Sellers). Section 2.12 Residential Loans Adjustment. (a) As soon as reasonably practicable following the Closing Date (and in no event later than twenty-one (21) days following the Closing Date), the Company shall deliver to Buyer a statement setting forth a reasonably detailed calculation of each of (i) the value attributable to the Adjustment Residential Loans, calculated in accordance with Section 2.9, and (ii) the portion of the Purchase Price resulting therefrom, in each case prepared from the books and records of the Company in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation, as of the Measuring Time, and based on facts and circumstances existing as of the Closing (and, for the avoidance of doubt, excluding the effects of any act, decision, change in circumstances or event arising or occurring on or after the Closing, except where such act, decision or change in circumstance would be taken into account, prior to the delivery of such statement, in accordance with GAAP and consistent with the Company’s past practices) (the “Residential Loans Initial Statement”). (b) During the fourteen (14) day period immediately following Buyer’s receipt of the Residential Loans Initial Statement (the “Residential Loans Review Period”), 36

Buyer and the Company shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Residential Loans Initial Statement, and all discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Parties. If Buyer and the Company are able to resolve their differences, then the Residential Loans Initial Statement, as modified by agreement of Buyer and the Company, shall be deemed to be the Residential Loans Final Statement. (c) If, at the end of the Residential Loans Review Period, Buyer and the Company have been unable to resolve any differences that they may have with respect to the matters specified in the Residential Loans Initial Statement, then Buyer shall have the right to submit all matters that remain in dispute with respect to the Residential Loans Initial Statement to the Independent Accounting Firm in accordance with Section 2.14; provided, that in the event that the Residential Loans Purchase Price Escrow Amount exceeds the sum of the higher value of each disputed item, as between the Buyer’s position and the Seller’s position, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release such excess from the Purchase Price Escrow Amount to the Company (for the benefit of the Sellers). Any submission to the Independent Accounting Firm must be accompanied by (i) a copy of the Residential Loans Initial Statement marked to indicate those line items that are not in dispute and (ii) a statement set forth in reasonable detail explaining the basis for such disagreement, the amounts involved and Buyer’s determination of the relevant portion of the Purchase Price (which must be prepared and submitted in good faith and calculated in accordance with the Transaction Accounting Principles and consistent with the Illustrative Purchase Price Calculation) (the “Residential Loans Notice of Disagreement”). If Buyer does not deliver a Residential Loans Notice of Disagreement prior to the expiration of the Residential Loans Review Period, then the Residential Loans Initial Statement shall be deemed to be the Residential Loans Final Statement. (d) The statement setting forth the calculation of the value attributable to the Adjustment Residential Loans, calculated in accordance with Section 2.9, and resulting Purchase Price that is final and binding on the Parties, as determined pursuant to this Section 2.12 or through the action of the Independent Accounting Firm, is referred to as the “Residential Loans Final Statement”, and the Net Asset Amount set forth therein is referred to as the “Residential Loans Final Amount”. (e) If the value of the Residential Loans Final Amount minus the value of the Residential Loans Estimated Amount equals: (i) a positive amount (the “Residential Loans Buyer Adjustment Amount”), then Buyer shall wire the Residential Loans Buyer Adjustment Amount in immediately available funds to an account designated by the Company in writing (on behalf of the Sellers), and Buyer and the Company shall provide a joint written instruction to the Escrow Agent to release the Residential Loans Purchase Price Escrow Amount from the Purchase Price Escrow Account to the Company (on behalf of the Sellers); (ii) a negative amount (the absolute value of such amount, the “Residential Loans Sellers’ Adjustment Amount” and together with the Residential Loans Buyer Adjustment Amount, each an “Residential Loans Post-Closing Adjustment”), then the Company 37 and Buyer shall provide a joint written instruction to the Escrow Agent to release (1) to Buyer, the Residential Loans Sellers’ Adjustment Amount from the Purchase Price Escrow Account (provided, however, that such amount shall not exceed the remaining Purchase Price Escrow Amount) and (2) to the Company (for the benefit of the Sellers) any portion of the Residential Loans Purchase Price Escrow Amount, if any, not released to Sellers in accordance with this Section 2.12(e)(ii), from the Purchase Price Escrow Account; or (iii) zero, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the Residential Loans Purchase Price Escrow Amount from the Purchase Price Escrow Account to the Company (on behalf of the Sellers). Section 2.13 Remaining Assets Adjustment. (a) As soon as reasonably practicable following the Closing Date (and in no event later than ninety (90) days following the Closing Date), the Company shall deliver to Buyer a statement setting forth a reasonably detailed calculation of each of (i) the value attributable to (A) the Adjustment Remaining Assets and (B) any other Acquired Assets and Assumed Liabilities (if any) that should have been included in, but were inadvertently omitted from, the MSR Initial Statement, Advances Initial Statement or the Residential Loans Initial Statement, in each case, calculated in accordance with Section 2.9, (ii) the portion of the Purchase Price resulting therefrom, in each case prepared from the books and records of the Company in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation, as of the Measuring Time, and based on facts and circumstances existing as of the Closing (and, for the avoidance of doubt, excluding the effects of any act, decision, change in circumstances or event arising or occurring on or after the Closing) and (iii) a consolidated transaction balance sheet of the Sellers and the calculation of the aggregate Purchase Price prepared from the books and records of the Company in accordance with the Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation as of the Measuring Time (the “Remaining Assets Initial Statement”). (b) Buyer shall notify the Company in writing (the “Remaining Assets Notice of Disagreement”) prior to the expiration of the sixty (60) day period immediately following Buyer’s receipt of the Remaining Assets Initial Statement (the “Remaining Assets Review Period”) to the extent Buyer disagrees with the Remaining Assets Initial Statement (including the Purchase Price set forth therein) and such disagreement, if it were to be resolved in favor of Buyer, would result in a Remaining Assets Post-Closing Adjustment; provided, that it is understood and agreed that any items in dispute set forth in such Remaining Assets Notice of Disagreement must be prepared and submitted in good faith and calculated in accordance with the Transaction Accounting Principles and consistent with the Illustrative Purchase Price Calculation. The Remaining Assets Notice of Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Buyer’s determination of the Purchase Price attributable to the Adjustment Remaining Assets and/or any of the other Acquired Assets and Assumed Liabilities referred to in Section 2.13(a)(i)(B). If Buyer does not deliver a Remaining Assets Notice of Disagreement prior to the expiration of the Remaining Assets Review Period, then the Remaining Assets Initial Statement shall be deemed to be the Remaining Assets Final Statement. 38

(c) During the twenty (20) day period immediately following the delivery of a Remaining Assets Notice of Disagreement (the “Remaining Assets Consultation Period”), Buyer and the Company shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Remaining Assets Notice of Disagreement, and all discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Parties. If Buyer and the Company are able to resolve their differences, then the Remaining Assets Initial Statement, as modified by agreement of Buyer and the Company, shall be deemed to be the Remaining Assets Final Statement. (d) If, at the end of the Remaining Assets Consultation Period, Buyer and the Company have been unable to resolve any differences that they may have with respect to the matters specified in the Remaining Assets Notice of Disagreement, then Buyer and the Company shall each have the right to submit all matters that remain in dispute with respect to the Remaining Assets Notice of Disagreement to the Independent Accounting Firm in accordance with Section 2.14; provided, that in the event that the Remaining Assets Purchase Price Escrow Amount exceeds the sum of the higher value of each disputed item, as between the Buyer’s position and the Seller’s position, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release such excess from the Purchase Price Escrow Amount to the Company (for the benefit of the Sellers). Any submission to the Independent Accounting Firm must be accompanied by (i) a copy of the Remaining Assets Initial Statement marked to indicate those line items that are not in dispute and (ii) a copy of the Remaining Assets Notice of Disagreement. (e) The statement setting forth the calculation of the value attributable to the Adjustment Remaining Assets and the other Acquired Assets and Assumed Liabilities referenced in Section 2.13(a)(i)(B) (if any), calculated in accordance with Section 2.9, and resulting Purchase Price that is final and binding on the Parties, as determined pursuant to this Section 2.13 or through the action of the Independent Accounting Firm, is referred to as the “Remaining Assets Final Statement”, and the Net Asset Amount set forth therein is referred to as the “Remaining Assets Final Amount”. (f) If the value of the Remaining Assets Final Amount minus the value of the Remaining Assets Estimated Amount equals: (i) a positive amount (the “Remaining Assets Buyer Adjustment Amount”), then Buyer shall wire the Remaining Assets Buyer Adjustment Amount in immediately available funds to an account designated by the Company in writing (on behalf of the Sellers) and Buyer and the Company shall provide a joint written instruction to the Escrow Agent to release the amounts available in the Purchase Price Escrow Account to the Company (on behalf of the Sellers); (ii) a negative amount (the absolute value of such amount, the “Remaining Assets Sellers’ Adjustment Amount” and together with the Remaining Assets Buyer Adjustment Amount, each a “Remaining Assets Post-Closing Adjustment”), then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release (1) to Buyer, the Remaining Assets Sellers’ Adjustment Amount from any then available amounts in the 39

Purchase Price Escrow Account; provided that any portions of the MSR Purchase Price Escrow Amount, the Advances Purchase Price Escrow Amount or the Residential Loans Purchase Price Escrow Amount remaining in the Purchase Price Escrow Account as a result of Buyer not providing a joint written instruction to the Escrow Agent to release such funds at a time when it was required to have done so in accordance with this Agreement shall be deemed to not be “available amounts in the Purchase Price Escrow” for purposes of this Section 2.13(f)(ii)(1) and (2) any portion of the funds remaining in the Purchase Price Escrow Account following such payment, to the Company (for the benefit of the Sellers); or (iii) zero, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release all the funds in the Purchase Price Escrow Account to the Company (on behalf of the Sellers) to an account designated by the Company in writing. Section 2.14 Independent Accounting Firm. (a) As promptly as reasonably practicable, but in no event later than fifteen (15) Business Days of the date of this Agreement, Buyer and the Company shall appoint an independent certified public accounting firm in the United States of international recognition reasonably acceptable to Buyer and the Company and agreed to by them in writing (the “Independent Accounting Firm”). Buyer and the Company shall thereafter promptly negotiate, in good faith and acting reasonably, a customary initial engagement letter with such Independent Accounting Firm, so as to ensure that such Independent Accounting Firm is prepared to assist in determining the MSR Final Statement, the Advances Final Statement, the Residential Loans Final Statement or the Remaining Assets Final Statement in accordance with Section 2.10(c), Section 2.11(c), Section 2.12(c) or Section 2.13(d), as applicable, in the event of a dispute. In the event that such Independent Accounting Firm has a conflict or is unable or unwilling to serve in such role, then Buyer and the Company shall appoint a different independent certified public accounting firm in the United States of international recognition reasonably acceptable to Buyer and the Company and agreed to by them in writing, and proceed to negotiate, in good faith and acting reasonably, a customary engagement letter with such firm (such firm thereafter being referred to herein as the “Independent Accounting Firm”). (b) Buyer and the Company will execute a customary engagement letter and will cooperate with the Independent Accounting Firm during the term of its engagement. Buyer and the Company shall instruct the Independent Accounting Firm to make a final determination as promptly as practicable, and in any event within thirty (30) Business Days after its engagement, of (x) the proper amount (determined in accordance with the terms of this Agreement) of each of the line items in the Initial Statements as to which Buyer and the Company disagree as set out in the Notice of Disagreement and (y) the Party or Parties that should bear the cost of the Independent Accounting Firm’s review and determination. (c) In making its determination pursuant to this Section 2.14, the Independent Accounting Firm shall act as an expert and not as an arbitrator, base its determination solely on written presentations of Buyer and the Company and not by independent review, and limit its scope of determination to those items that are identified as items and amounts to which the Parties have been unable to agree, and whether there were mathematical errors in the Initial Statements and whether the calculations set forth therein were performed in accordance with the 40

Transaction Accounting Principles and in a manner consistent with the Illustrative Purchase Price Calculation and Section 2.9, Section 2.10, Section 2.11, Section 2.12, Section 2.13 and this Section 2.14. Such determination shall be final and binding on, and non-appealable by, the Parties absent manifest mathematical error. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Buyer or the Company, as applicable, to the other party concurrently with the submission thereof to the Independent Accounting Firm. In resolving each disputed line item, the Independent Accounting Firm shall be bound by the provisions of this Agreement and may not assign a value to any disputed line item greater than the greatest value for such line item (or less than the smallest value for such line item) claimed by Sellers in the Initial Statements or Buyer in the Notices of Disagreement, respectively. (d) The cost of the Independent Accounting Firm’s review and determination shall be allocated to and borne by Sellers, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by the Independent Accounting Firm of the disputed items weighted in relation to the claims made by Sellers and Buyer, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses, as directed in the Independent Accounting Firm’s report. For example, if Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accounting Firm ultimately resolves the dispute by awarding to Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Sellers. During the review by the Independent Accounting Firm, Buyer and the Company and their accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Agreement; provided, however, that the accountants of Buyer or the Company shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary non-disclosure agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. SELLERS’ REPRESENTATIONS AND WARRANTIES Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, and as of the Closing Date (except to the extent any such representations and warranties have been made as of a particular date), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). Section 3.1 Organization of Sellers; Good Standing. Each Seller is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has, subject to the necessary authority from the Bankruptcy Court, all requisite organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where the failure to be so organized, existing, or in good standing or have such power and authority would not reasonably be likely to have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth, as of the date of this Agreement each of the Company’s Subsidiaries and the 41 ownership interest of the Company in each such Subsidiary. Other than the Company’s Subsidiaries, as of the date of this Agreement neither the Company nor any of its Subsidiaries owns any capital stock or other equity interest in any Person (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). Section 3.2 Authorization of Transaction. Subject to (a) the Bankruptcy Court’s entry of the Bidding Procedures Order, the Confirmation Order, and any other necessary order to close the sale of the Acquired Assets and (b) the Sellers’ receipt of the Term Loan Lender Approval, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which each Seller is a party have been duly authorized by such Seller. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, subject to (x) the Bankruptcy Court’s entry of the Bidding Procedures Order, the Confirmation Order, and any other necessary order to close the sale of the Acquired Assets and (y) the Sellers’ receipt of the Term Loan Lender Approval, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. Section 3.3 Noncontravention; Government Filings. Neither the execution and delivery of this Agreement or any Related Agreement to which a Seller is a party, nor the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II) or any Related Agreement to which a Seller is a party, will, as applicable, (a) conflict with or result in a breach of the organizational or governing documents of any Seller, (b) subject to the entry of the Confirmation Order, violate any Law or Decree to which any Seller is subject in respect of the Acquired Assets or Assumed Liabilities, or (c) subject to the entry of the Confirmation Order, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, create a Lien on any Acquired Asset, or require any notice under any Material Contract, except, in the case of either clause (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to comply with (v) applicable Antitrust Laws and the Exchange Act, (w) the Bankruptcy Code or the Confirmation Order, (x) state securities or “blue-sky” Laws, (y) the regulatory body of any state or locality that governs the issuance and maintenance of a Servicing Agreement and (z) the requirements of any investor, insurer, Mortgage Agency, or Governmental Authority in respect of any Mortgage Loan or other loan or instrument owned or serviced by the Company, including the origination, sale, servicing or subservicing thereof, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or Mortgage Agency in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except in each case, where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be likely to be material to the 42

Business or prevent or materially impair or delay any Seller’s ability to consummate the transactions contemplated by this Agreement. Section 3.4 Title to Assets; Financial Statements; Absence of Certain Changes. (a) At the Closing, subject to any Permitted Liens, Sellers will have good and valid title to, or the right to use, the tangible Acquired Assets. Pursuant to the Confirmation Order, Sellers will convey such title to or rights to use, all of the tangible Acquired Assets, free and clear of all Liens to the maximum extent permitted by the Bankruptcy Code (other than Permitted Liens). (b) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act during the period commencing on February 9, 2018 (the “Applicable Date”) and ending on December 31, 2018 (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports, in each case to the extent in effect at the time of filing. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. (c) During the period commencing on the Applicable Date and ending on December 31, 2018, the Company maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures were reasonably designed to ensure that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act was recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, to the Knowledge of Sellers, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. 43

(d) Each of (i) the consolidated balance sheet as of March 31, 2019 attached as Section 3.4(d) of the Disclosure Schedule and (ii) the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such balance sheet, and (x) the consolidated statements of comprehensive income (loss), consolidated statements of cash flows and consolidated statements of stockholders’ equity (deficit) for the three month period ended March 31, 2019 attached to Section 3.4(d) of the Disclosure Schedule and (y) each of the consolidated statements of comprehensive income (loss), consolidated statements of cash flows and consolidated statements of stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material to the Business), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and subject to adjustments relating to the Bankruptcy Cases. (e) Since December 31, 2018, there has not been any change, effect, circumstance or development, which has had or would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Since December 31, 2018 and through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement, the Bankruptcy Cases and negotiation with other potential purchasers of Sellers’ assets and the Business, Sellers have conducted their respective businesses, in all material respects, in the Ordinary Course of Business. Section 3.5 Transferred Contracts. (a) Section 3.5 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of each Transferred Contract to which a Seller is a party or bound that: (i) involves the creation or governance of a joint venture or partnership agreement; (ii) was entered into with any Governmental Authority or Mortgage Agency, involving obligations that will continue following the Closing, in each case other than a Servicing Agreement, and which has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $1,000,000 in any year; (iii) provides for any acquisition, divestiture, merger or similar transaction (excluding sales of obsolete equipment, in each case in the Ordinary Course of Business) for the benefit of the Business that is not yet consummated, other than as contemplated by the DIP Facilities; 44

(iv) is a Servicing Agreement or a sub-servicing contract entered into with an owner of mortgage servicing rights (other than any Servicing Agreements with Ginnie Mae, Fannie Mae or Freddie Mac), including any side letter or variances with Ginnie Mae, Fannie Mae or Freddie Mac not included in the public guides; (v) provides that any Seller will not compete with any other Person, or grants “most favored nation” protections to the counterparty to such Contract, in each case that is material to the Sellers, taken as a whole; (vi) purports to limit in any material respect either the type of business in which a Seller may engage or the manner or locations in which a Seller may so engage in any business; (vii) requires a Seller or its Affiliates to deal exclusively with any Person or group of related Persons which Contract is material to the Sellers, taken as a whole (other than any licenses or other Contracts entered into in the Ordinary Course of Business); (viii) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ix) contains a put, call or similar right pursuant to which a Seller would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets would be reasonably likely to exceed, $1,000,000; (x) was entered into with Affiliates of Sellers or any of their Subsidiaries (other than the Company and its Subsidiaries) that is not a Benefit Plan or that was entered into other than on arms’-length terms and which has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $1,000,000 in any year; or (xi) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (x) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $3,000,000 in any year (such Contracts required to be listed pursuant to clauses (i)-(xi), the “Material Contracts”). A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Buyer prior to the date of this Agreement. (b) Each of the Material Contracts, and each Contract entered into after the date of this Agreement that would have been a Material Contract if entered into prior to the date of this Agreement (each, an “Additional Contract”) is (or if entered into after the date of this Agreement, will be), subject to requisite Bankruptcy Court approvals and except as a result of the commencement of the Bankruptcy Case, (i) assuming due authorization, execution and delivery by the other party thereto, valid and binding on the Seller party thereto and, to Sellers’ Knowledge, the counterparty thereto, enforceable against such Seller and, to Sellers’ Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable 45 bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity and (ii) in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to be material to the Business. No Seller nor, to the Knowledge of Sellers, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as (x) have arisen as a result of the Bankruptcy Cases or (y) would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Section 3.6 Real Property. Section 3.6 of the Disclosure Schedule sets forth a list of all material real property interests leased by Sellers as lessee or lessor, in each case primarily related to the Business (each a “Lease”). Sellers have made available to Buyer a true and complete copy of each Lease to the extent in their possession. With respect to each Lease, subject to requisite Bankruptcy Court approvals and except as a result of the commencement of the Bankruptcy Case, (a) assuming due authorization, execution and delivery by the other party thereto, such Lease is valid and binding on the Seller party thereto and, to Sellers’ Knowledge, the counterparty thereto, enforceable against such Seller and, to Sellers’ Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, and (b) neither such Seller nor, to Sellers’ Knowledge, the counterparty thereto is in breach or default under such Lease, except (i) for those defaults that will be cured in accordance with the Confirmation Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) or (ii) to the extent such breach or default would not reasonably be likely to be material to the Business. Section 3.7 Litigation; Decrees; Liabilities. (a) Other than the Bankruptcy Case, there is no Litigation pending or, to the Knowledge of Sellers, threatened in writing against a Seller that would, individually or in the aggregate, reasonably be likely to be material to the Business, taken as a whole, except for such Litigation arising in the Ordinary Course of Business, including foreclosure and eviction proceedings, title disputes, Litigation involving homeowners’ associations in which the Sellers seek to establish that their security interests were not extinguished by homeowners’ association foreclosure sales under applicable Law and class actions alleging servicing or origination errors or violations of consumer financial statutes. (b) Other than the Bankruptcy Case, no Seller or Acquired Asset is subject to any outstanding Decree that would, individually or in the aggregate, reasonably be likely to be material to the Business, taken as a whole. (c) As of the date of this Agreement, there are no Liabilities of Sellers related to the Acquired Assets or the Business which would be required to be set forth on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of December 31, 2018 and the notes thereto set forth in the Company’s annual report on Form 10-K 46 for the fiscal year ended December 31, 2018; (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2018; (iii) Liabilities associated with the Bankruptcy Case or arising out of this Agreement or the transactions contemplated by this Agreement; (iv) Liabilities that are reflected on the Final Statement; and (v) Liabilities that would not, individually or in the aggregate, reasonably be likely to be material to the Business. Section 3.8 Labor Matters. No Seller nor any Subsidiary of a Seller is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is a Seller or any Subsidiary of a Seller the subject of any material proceeding that asserts that Sellers or any of their Subsidiaries has committed an unfair labor practice or that seeks to compel a Seller or a Subsidiary of a Seller to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Sellers, threatened in writing, nor has there been during the one (1) year period prior to the date of this Agreement, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Sellers or any of their Subsidiaries. Section 3.9 Brokers’ Fees. Other than the fees and expenses payable to Houlihan Lokey Capital, Inc., whose fees and expenses will be paid by the Company in the Bankruptcy Case, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated to pay. Section 3.10 Taxes. (a) Sellers have timely filed all material Tax Returns required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers); and (b) all material Taxes shown as due on such Tax Returns have been paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was prohibited by reason of the Bankruptcy Cases). Section 3.11 Tangible Personal Property. Section 3.11 of the Disclosure Schedule sets forth all Transferred Contracts that constitute leases of tangible personal property (“Personal Property Leases”) involving annual payments in excess of $2,000,000 relating to personal property used by Sellers in the Business. To the Knowledge of Sellers, Sellers have not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any of the Personal Property Leases. Section 3.12 Employee Benefits. (a) Section 3.12(a) of the Disclosure Schedule lists, as of the date of this Agreement, all material Company Benefit Plans (other than any at will offer letter that does not provide for severance payments or benefits, transaction bonuses or other payments or benefits not generally available to all employees) (the “Scheduled Benefit Plans”). True, correct and complete copies of the following documents, with respect to each of the Scheduled Benefit Plans, have been made available to Buyer, if applicable: (i) any plan documents, and all material amendments thereto (or with respect to any unwritten Scheduled Benefit Plan, a written summary of the material terms thereof), (ii) the most recent Forms 5500, (iii) the most recent IRS determination, advisory or opinion letter and (iv) the most recent summary plan descriptions 47

(including letters or other documents updating such descriptions, such as summaries of material modifications); provided, that any employment agreements or offer letters listed in Section 3.12(a) of the Disclosure Schedule will be provided to Buyer within five (5) Business Days following the date of this Agreement. (b) The Company Benefit Plans have been maintained and administered in all respects in compliance with their terms and with all applicable Laws (including, if applicable, ERISA and the IRC), except as would not be reasonably likely to result in any Liability that is material to the Buyer or any of its Affiliates. Except as would not be reasonably likely to result in any Liability that is material to the Buyer or any of its Affiliates, there is no pending or, to the Knowledge of any Seller, threatened Litigation against or involving any Company Benefit Plan (except routine claims for benefits payable under the Company Benefit Plans). There is no pending or, to the Knowledge of any Seller, threatened Litigation involving any Company Employee (except routine claims for benefits payable under the Company Benefit Plans). (c) No Benefit Plan that is sponsored, maintained or contributed to (or required to be contributed to) by Sellers or any of their respective ERISA Affiliates is, and none of the Sellers or any of their respective ERISA Affiliates otherwise has any Liability with respect to a plan that is, (i) subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). No Company Benefit Plan provides, or has any obligation to provide, any Company Employee (or any dependent thereof) with welfare benefits (including medical and life insurance benefits) after such Company Employee’s termination of employment, except for the coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the IRC or other applicable Law. (d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the IRC has received a currently effective favorable determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS and, to the Knowledge of Sellers, is so qualified and circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the IRC. (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be likely to, either alone or in combination with any other event, (i) result in any material payment becoming due to any Company Employee or satisfy any prerequisite to any payment or benefit to any Company Employee, (ii) materially increase any benefits under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits. No amount paid or payable to any Company Employee (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) will be, or would reasonably be likely to be, an “excess parachute payment” within the meaning of Section 280G of the IRC. No Company Employee has any right to a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the IRC. Except as would not reasonably be likely to result in Liability to the Buyer or any of its Affiliates or any Company Employee, each Company Benefit Plan that is subject to Section 409A of the IRC has been administered, 48 operated and maintained in all material respects according to the requirements of Section 409A of the IRC. Section 3.13 Intellectual Property. (a) All material registered Intellectual Property (“Registered IP”) owned by Sellers is subsisting in all material respects, and, in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of Sellers, valid and enforceable. (b) Each Seller owns, or has sufficient rights to use, all Intellectual Property included in the Acquired Assets, free and clear of all Liens to the maximum extent permitted by the Bankruptcy Code (other than Permitted Liens). (c) To the Knowledge of Sellers, Sellers have not, during the one (1) year period prior to the date of this Agreement, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party and no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by Sellers and included in the Acquired Assets. Except as would not reasonably be likely to have a Material Adverse Effect, there are no pending or, to the Knowledge of Sellers, threatened in writing, proceedings before any Governmental Authority alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party. (d) Sellers take and have taken commercially reasonable measures designed to protect their respective interests in the Intellectual Property material to the Business. Except as would not reasonably be likely to have a Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of Sellers to any third party in a manner that has resulted in any Liability to Sellers. (e) To the Knowledge of Sellers, (A) the Information Technology used in the Business operates and performs in all material respects as required to permit Sellers to conduct the Business as currently conducted, (B) such Information Technology has not suffered a material malfunction or failure during the one (1) year period prior to the date of this Agreement and (C) during the one (1) year period prior to the date of this Agreement, no third party has gained unauthorized access to the Information Technology of Sellers in a manner that has resulted in Liability to Sellers. (f) (i) Sellers have implemented backup, security and disaster recovery technology and procedures, which technology and procedures are commercially reasonable in the industries of the Business, (ii) Sellers are in material compliance with applicable Laws and orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all material respects with their respective privacy policies, (iii) to the Knowledge of Sellers, there have not been any incidents of, or third party claims related to, any unauthorized access to, or unauthorized disclosure or use of, any Personal Data in the Sellers’ possession and (iv) no Seller has received since January 1, 2018 written notice of any proceedings (including investigations by any Governmental Authority), or alleged violations of any Laws and orders with respect to Personal Data possessed by Sellers. Section 3.14 Compliance with Laws; Permits. 49

(a) Sellers are in compliance with all Laws applicable to the Business, except for such violations that would not, individually or in the aggregate, reasonably be likely to be material to the Business, the Acquired Assets or the Assumed Liabilities. Except for any inspections by a Governmental Authority or Mortgage Agency occurring in the Ordinary Course of Business, no investigation by any Governmental Authority or Mortgage Agency with respect to a Seller is pending or, as of the date of this Agreement and to the Knowledge of Sellers, threatened in writing, nor has any Governmental Authority indicated an intention to conduct the same, except for such investigations the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. (b) Sellers have all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not reasonably be likely to be material to the Business. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties, except where such default or violation has been waived or excepted by the applicable Governmental Authority or Mortgage Agency or would not reasonably be likely to have a Material Adverse Effect. (c) Notwithstanding the foregoing, this Section 3.14 shall not apply with respect to Taxes, which shall be covered exclusively by Section 3.10 or Environmental Laws, which shall be covered exclusively by Section 3.15. Section 3.15 Environmental Matters. The representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties of the Sellers and their Subsidiaries with respect to environmental matters, including matters relating to Environmental Laws. Except as would not be reasonably likely to result in a Material Adverse Effect: (a) the operations of the Sellers and their Subsidiaries are, and during the one (1) year period prior to the date of this Agreement have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits issued pursuant to Environmental Laws necessary to operate the Business; (b) neither the Sellers nor any of their Subsidiaries is the subject of any outstanding Litigation with any Governmental Authority with respect to Environmental Laws; (c) neither the Sellers nor any of their Subsidiaries is the subject of any pending, or to the Knowledge of the Sellers, threatened Litigation alleging that the Sellers or any of their Subsidiaries may (i) be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or (ii) have any Liability under any Environmental Law; and (d) to the Knowledge of the Sellers, there are no pending or threatened investigations of the Sellers or their Subsidiaries, or currently or previously owned, operated or leased property of the Sellers or their Subsidiaries, which would reasonably be likely to result in the Sellers or their Subsidiaries incurring Liability pursuant to any Environmental Law. 50

Section 3.16 Mortgage Business. (a) Financial is approved as a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation, an approved issuer/servicer of the Government National Mortgage Association (“Ginnie Mae”), a mortgagee of the United States Federal Housing Administration (the “FHA”), a non-supervised lender of the Veterans Administration and a participant in the United States Department of Agriculture Rural Development Single Family Housing Guaranteed Loan Program (each of the foregoing entities, a “Mortgage Agency”). As of the date of this Agreement, no Seller has received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer/servicer, seller/servicer, mortgagee, lender or participant, as applicable, by any of the Mortgage Agencies. (b) Except as would not reasonably be likely to, individually or in the aggregate, be material the Business, (A) each Seller Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Seller Originated Mortgage Loan was underwritten originated, funded or delivered, as applicable; (B) each Seller Originated Mortgage Loan is evidenced by a note and is duly secured by a deed of trust, security deed, mortgage, security agreement or other similar instrument on such forms and with such terms as comply with the Applicable Requirements in effect at the time such Seller Originated Mortgage Loan was underwritten and originated, and each such note and the related security instrument is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity; (C) to the Knowledge of the Company, no such Seller Originated Mortgage Loan is subject to any defect in the origination or underwriting of such Seller Originated Mortgage Loan that would allow an investor or Mortgage Agency to seek repurchase or indemnification or seek other recourse or remedies against a Seller under Applicable Requirements; (D) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit in respect of any Seller Originated Mortgage Loan; (E) each Seller Originated Mortgage Loan was originated as a “qualified mortgage”, as defined in Regulation Z (12 CFR §1026.43), and meets the qualified mortgage standards set forth therein; (F) no Seller Originated Mortgage Loan was a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, and as implemented by Regulation Z (12 CFR §1026.43), or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law; and (G) each Seller Originated Mortgage Loan that is required to be insured by the FHA has such FHA insurance in accordance with FHA requirements; provided that, in the event any such representations are not accurate with respect to a Seller Purchased Mortgage Loan, then the Seller has the right to require the applicable counterparty from which it acquired the Seller Purchased Mortgage Loan to repurchase such Seller Purchased Mortgage Loan. (c) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (A) Sellers are in compliance with all Applicable Requirements and the Prudent Mortgage Servicer Standard in respect of the Company’s servicing or, as applicable, subservicing, of Seller Serviced Mortgaged Loans, including with 51 respect to, as applicable, (1) the collection and application of mortgagor payments, (2) the servicing of adjustable rate Mortgage Loans, (3) the assessment and collection of late charges, (4) the maintenance of escrow accounts, (5) the collection of delinquent or defaulted accounts, (6) the maintenance of required insurance, including force-placed insurance policies, (7) the communication regarding processing of loan payoffs, (8) the release and satisfaction of mortgages and (9) the assessment and calculation of fees and (B) through the date of this Agreement, no Seller has received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement due to a breach by a Seller. Each Servicing Agreement is a valid and binding obligation of the Seller that is a party thereto and is enforceable by such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. (d) Except as would not reasonably be likely to, individually or in the aggregate, be material to the Business (A) the collateral file for each Seller Originated Mortgage Loan owned, and the servicing file for each Seller Serviced Mortgage Loan serviced, by a Seller as of the date of this Agreement is complete in all material respects and complies with all Applicable Requirements, except for any documents that have been submitted for recording in the Ordinary Course of Business and have not yet been returned, or documents held by any counsel, vendor, service provider, agent or Representative in accordance with Applicable Requirements, (B) since January 1, 2018 there has been no servicer termination event or uncured default or breach by a Seller under any Servicing Agreement that gives rise to a right of termination under the Servicing Agreement and (C) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (1) constitute a default or breach by a Seller under any such Servicing Agreement, subject to requisite Bankruptcy Court approvals and except as a result of the Bankruptcy Case, so as to permit termination of any such Servicing Agreement by a third party without the consent of such Seller; or (2) rescind any insurance policy or reduce insurance benefits in respect of the underlying Mortgage Loans to which any Servicing Agreement relates. (e) In connection with securitizations of the Seller Originated Mortgage Loans, except as would not reasonably be likely to, individually or in the aggregate, be material to the Business, Seller has provided all servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by Seller, as applicable (including as required under Regulation AB), pursuant to any Servicing Agreement, including any that were to be included in any Form 8-K (and/or Form 10-D) or Form 10-K, to the person designated for receipt in the applicable Servicing Agreement on a timely basis. (f) A list setting forth the loan numbers associated with (i) the MSRPA Servicing Rights and advance receivables relating to Advances (as defined in the MSRPA) other than to the extent related to any Excluded Asset, in each case to the extent provided in the MSRPA and (ii) all Owned Mortgage Loans, REO, second lien and other loans, in each case that are forward loans, Owned MH Contracts and Deficiency Amounts that, in each case, would constitute Acquired Assets if the Closing Date was March 31, 2019 has been made available to Buyer in the location set forth on Section 3.16(f) of the Disclosure Schedule. Section 3.17 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III (as modified by the Disclosure 52

Schedule) or expressly contained in any Related Agreement, no Seller nor any other Person makes, or shall be deemed to have made, and none of Buyer or its Representatives is relying on, any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any of the Sellers, any Acquired Assets, any Assumed Liabilities or any other matter. Notwithstanding anything herein to the contrary, but without limitation of any representation or warranty expressly contained in this Article III or any Related Agreement, NO SELLER MAKES ANY OTHER (AND HEREBY DISCLAIMS EACH OTHER) REPRESENTATION, WARRANTY, OR GUARANTY WITH RESPECT TO THE VALUE, CONDITION, OR USE OF THE ACQUIRED ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Sellers disclaim all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice) that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or Representative of Sellers or any of their Affiliates. BUYER’S REPRESENTATIONS AND WARRANTIES Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date (except to the extent any such representations and warranties have been made as of a particular date). Section 4.1 Organization of Buyer; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its assets and to carry on its business as now being conducted. Section 4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which Buyer is a party (a) have been duly authorized by Buyer and (b) do not require the consent of any other Person. This Agreement (assuming due authorization, execution and delivery by Sellers) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement or any Related Agreement to which Buyer is a party, nor the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II) or any Related Agreement to which Buyer is a party will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Buyer, (b) violate any Law or Decree to which Buyer is, or its assets or properties are, subject or (c) result in a breach of, conflict with, constitute a default under, result in the acceleration of, create 53 in any party the right to accelerate, terminate, modify or cancel, create any Lien or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder on a timely basis. Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to comply with (v) applicable Antitrust Laws and the Exchange Act, (w) the Bankruptcy Code or the Confirmation Order, (x) state securities or “blue-sky” Laws, (y) the regulatory body of any state or locality that governs the issuance and maintenance of a Servicing Agreement and (z) the requirements of any investor, insurer, Mortgage Agency, or Governmental Authority in respect of any Mortgage Loan or other loan or instrument owned or serviced by Buyer, including the origination, sale, servicing or subservicing thereof, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or Mortgage Agency in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except, in each case, where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be likely to prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement. Section 4.4 Litigation; Decrees. There is no Litigation pending or, to Buyer’s Knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is subject to any outstanding Decree that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder on a timely basis. Section 4.5 Operation of the Business. Buyer intends to own and manage the Acquired Assets in compliance with all Laws and Applicable Requirements applicable to the Business, except for such violations that would not, individually or in the aggregate, reasonably be likely to be material. Buyer intends to own and maintain all Permits which are required for the operation of the Business as presently conducted, except where the failure to do so would not reasonably be likely to be material. Section 4.6 Brokers’ Fees. Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated to pay. Section 4.7 Sufficient Funds; Adequate Assurances. Buyer has, and upon the Closing will have, immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated by this Agreement. Buyer is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Transferred Contracts and the related Assumed Liabilities. 54

PRE-CLOSING COVENANTS The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period): Section 5.1 Efforts; Cooperation. (a) Upon the terms and subject to the conditions and obligations set forth in this Agreement (including Section 5.3 and Section 5.4(a)), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Laws and Applicable Requirements to consummate and make effective, in the most expeditious manner practicable and in no event later than the Outside Date, the transactions contemplated by this Agreement, except as otherwise specifically provided in Section 5.5(a). Without limiting the generality of the foregoing, (i) each Seller shall use its reasonable best efforts to cause the conditions set forth in Section 7.1 and Section 7.3 that are within its control or influence to be satisfied or fulfilled and to obtain the Term Loan Lender Approval as expeditiously as possible after the date of this Agreement, and (ii) Buyer shall use its reasonable best efforts to cause the conditions set forth in Section 7.2 and Section 7.3 that are within its control or influence to be satisfied or fulfilled. (b) Without limiting the generality of Section 5.1(a), no Party shall take any action, or permit any of its respective Subsidiaries to take any action, to materially diminish the ability of any Party to consummate, or materially impair, delay or impede any Party’s ability to consummate, the transactions contemplated by this Agreement, including any action that is intended to, or would reasonably be likely to, result in any of the conditions to any Party’s obligations to consummate the transactions contemplated by this Agreement set forth in Article VII to not be satisfied. Section 5.2 Conduct of the Business Pending the Closing. (a) Prior to the Closing, except (i) as set forth on Section 5.2(a) of the Disclosure Schedule, (ii) as required by applicable Law, Applicable Requirement or order of the Bankruptcy Court, or pursuant to the pendency of the Bankruptcy Cases, or for any limitations on operations imposed by the Bankruptcy Court, the Bankruptcy Code or the DIP Facilities, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall conduct the Business only in the Ordinary Course of Business (but taking into account the status of Sellers as debtors-in-possession in the Bankruptcy Cases) and (A) preserve the present business operations, assets, rights, properties, organization and goodwill of the Business and (B) maintain the tangible Acquired Assets in their operating condition as of the date of this Agreement, ordinary wear and tear excepted; provided, however, that notwithstanding the foregoing, solely for the purposes of determining whether the Sellers have satisfied the condition set forth in Section 7.1(b), Sellers will deemed to have conducted the Business in the Ordinary Course of Business for the purposes of this Section 5.2(a) if the Sellers have used commercially reasonable efforts to conduct the Business in the Ordinary Course of Business. 55

(b) Except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) as required by applicable Law, Applicable Requirement or order of the Bankruptcy Court, or pursuant to the pendency of the Bankruptcy Cases, or for any limitations on operations imposed by the Bankruptcy Court, the Bankruptcy Code or the DIP Facilities, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not, solely as it relates to the Business, any Acquired Asset or any Assumed Liability: (i) modify the compensation or benefits payable to any Company Employee other than in the Ordinary Course of Business; provided, that notwithstanding the foregoing, no Seller shall and no Seller shall permit its Subsidiaries to, other than as required by applicable Law, the Company’s key employee incentive program approved by the Bankruptcy Court, or by the terms of any Company Benefit Plan in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement), (A) grant any new equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Benefit Plan, (B) increase the compensation or benefits payable to any executive officers, (C) amend any Company Benefit Plan or other severance plan or agreement as in effect on the date of this Agreement, (D) establish any new Company Benefit Plan, or (E) make any change to any Company Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that would increase the costs to a Seller or any of its Subsidiaries in respect of such Company Benefit Plan; (ii) transfer, lease, license, sell, assign, let lapse, abandon, fail to renew, cancel, place a Lien (other than a Permitted Lien) upon, fail to continue to prosecute, protect or defend or otherwise dispose of any Intellectual Property; provided that this clause (ii) shall not restrict (A) any of the foregoing that occur in the Ordinary Course of Business, or to the extent applicable, among the Sellers or their Subsidiaries or (B) the granting of any non- exclusive licenses, covenants, and releases of or under Intellectual Property in the Ordinary Course of Business; (iii) other than in the Ordinary Course of Business, or pursuant to any contractual obligation of a Seller in existence on the date of this Agreement, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than a Permitted Lien) upon or otherwise dispose of any properties or assets with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate other than (A) any Intellectual Property, which is governed by Section 5.2(b)(ii), (B) transactions among the Company and its wholly owned Subsidiaries or (C) except for any MSRPA Servicing Rights, purchases or sales of Mortgage Loans and Servicing Rights, or any advances made in connection therewith, in each case in the Ordinary Course of Business; (iv) acquire, directly or indirectly, or make any loans, advances (except as may otherwise be required by the applicable Servicing Agreement) or capital contributions to, or investments in, any Person or assets of a Person (other than (A) loans, advances or capital contributions to a Seller or (B) Mortgage Loans in the Ordinary Course of Business); (v) settle, pay, discharge or satisfy any Litigation before or threatened to be brought before a Governmental Authority or Mortgage Agency, other than settlements 56

(A) not in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided that any such settlement does not involve any injunctive or equitable relief or impose restrictions on the Business, Acquired Assets or Assumed Liabilities, (B) for amounts not in excess of the Company’s available insurance coverage as of the date of this Agreement in which such insurance providers have agreed to pay such settlement amounts or (C) relating to Taxes; (vi) make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or (B) in the Ordinary Course of Business and which do not exceed during the 2019 fiscal year one-hundred and twenty percent (120%) of the amounts reflected in the Company’s capital expenditure budget for 2019, a copy of which was previously provided to Buyer; (vii) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract, in each case other than in the Ordinary Course of Business, or with respect to Material Contracts between the Company and/or one or more of its Subsidiaries or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement; provided that, for the avoidance of doubt, this Section 5.2(b)(vii) shall not prohibit or restrict the Company Benefit Plans; (viii) amend its articles of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents that would not prevent, delay or impair the transactions contemplated by this Agreement or impair the value of the Business); (ix) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company); (x) in each case in respect of the Acquired Assets and the Assumed Liabilities, (A) make, revoke, or modify any material Tax election, or (B) enter into any Tax sharing arrangement or agreement with any Governmental Authority in respect of Taxes, or (C) commence any material Tax action or settle or compromise any material Tax action; (xi) (A) hire any employee or service provider who would become a Company Employee, other than, in the Ordinary Course of Business, to fill a position that is open on the date of this Agreement or that opens following the date of this Agreement as a result of the cessation of employment of a Company Employee, or (B) terminate the employment of any Company Employee other than for cause; (xii) transfer, reassign or change the terms and conditions of employment of (A) any Company Employee so that such employee no longer provides all or substantially all of his or her services to the Business, or (B) any employee of Sellers or any of 57 their Affiliates (other than a Company Employee) so that such employee would become a Company Employee; provided, however, that the Sellers may expand the scope of responsibility for any Company Employee for a period of time ending prior to the Closing Date; (xiii) terminate, let lapse, materially amend or materially modify any insurance policy maintained by any Seller or any of their Subsidiaries in connection with the Business or the Acquired Assets or Assumed Liabilities unless such policy is replaced by a reasonably comparable policy; (xiv) change the Company’s accounting policies, methodologies, forecasting models or procedures, other than (A) as required by changes in GAAP or (B) as otherwise required for compliance with GAAP (in the case of clause (B), solely to the extent determined in good faith by the Company, following discussion with the Company’s independent accountants); (xv) other than in the Ordinary Course of Business, accelerate or delay collection or payment of accounts receivable or accounts payable, the generation of unearned revenue or the sale of products or services of the Business; or (xvi) agree to do anything prohibited by this Section 5.2. Section 5.3 Filings; Other Actions. (a) Subject to the terms of this Agreement, each of the Parties shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under this Agreement and applicable Laws and Decrees to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and as promptly as practicable in the case of all other filings required under any other Antitrust Laws with respect to the transactions contemplated by this Agreement) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party, including any insurer, investor or Mortgage Agency and/or any Governmental Authority, including the Fannie Mae Approval, the Ginnie Mae Approval and the Investor Consents, in each case in order to consummate the transactions contemplated by this Agreement, (ii) cooperating with each other by providing information regarding Sellers or Buyer, as applicable, and each of their respective control persons, officers, directors, Representatives and agents that is required to be included in connection with any such notices or approvals from any insurer, investor, Mortgage Agency, Governmental Authority or other Person as promptly as practicable after the same is requested, and to promptly review and provide any comments on all such notices or applications to be filed (or any related correspondence sent to any insurer, investor, Mortgage Agency, Governmental Authority or other Person), (iii) satisfying the conditions to consummating the transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this 58

Agreement or the consummation of the transactions contemplated hereby, (v) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the transactions contemplated by this Agreement and (vi) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. (b) In connection with the efforts referenced in Section 5.1 and this Section 5.3, and in furtherance of Section 5.3(a), to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law or any state Law, Buyer, on the one hand, and Sellers, on the other hand, shall use its or their respective reasonable best efforts to, subject to applicable Law, (i) cooperate with the other Party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Mortgage Agency or Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by this Agreement and (iii) permit the other Party to review any material communication given to it by, and consult with such Party in advance of any meeting or conference with, any Mortgage Agency or Governmental Authority, including in connection with any proceeding by a private party, and, unless prohibited by an applicable Mortgage Agency or Governmental Authority, provide the opportunity to attend or participate in such meeting, conference, or proceeding. The foregoing obligations in this Section 5.3(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product, or other privilege. The Parties expect their outside counsel to enter into a joint defense agreement or common interest agreement to allow for the exchange of such privileged materials without waiving any such privilege. (c) In furtherance of and without limiting the generality of Section 5.3(a) and Section 5.3(b), but subject to Section 5.3(e), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is threatened or instituted by any Mortgage Agency or Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law or otherwise, Buyer, on the one hand, and Sellers, on the other hand, shall use its or their respective reasonable best efforts to resolve such objections or challenges as such Mortgage Agency or Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse, or overturn any Decree, whether temporary, preliminary, or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Outside Date. Without limiting the generality of the foregoing, and subject to Section 5.3(e), Buyer, on the one hand, and Sellers, on the other hand, shall use its or their respective reasonable best efforts to promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Mortgage Agency or Governmental Authority with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, regarding the legality of Buyer’s acquisition of any portion of the Acquired Assets or assumption of any portion of the Assumed Liabilities: 59

(i) using its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law, including any Antitrust Law, by any Mortgage Agency or Governmental Authority or any other Person of any permanent, temporary, or preliminary injunction or other Decree that would make consummation of the acquisition of the Acquired Assets or the assumption of the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; and (ii) using, in the event that an injunction or order has been issued as referred to in this Section 5.3, reasonable best efforts, including the appeal thereof, the posting of a bond, or the steps contemplated by this Section 5.3, necessary to vacate, modify, or suspend such injunction or order so as to permit such consummation as promptly as possible. (d) Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that the satisfaction of their respective obligations under this Section 5.3 shall not include, and none of the Parties or their Affiliates shall be required to (including in pursuit of any regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals necessary to consummate the transactions contemplated by this Agreement, or if any suit or other action is threatened or instituted by any Person challenging the transactions contemplated by this Agreement as violative of any applicable Law) sell, divest, dispose, license, lease, conduct in a specified manner, hold separate, discontinue, restrict or otherwise limit (or offer, negotiate, effect, or agree to, by consent decree or otherwise, any of the foregoing) any of their respective assets, liabilities, businesses, operations or interest in any assets, businesses or divisions (including any Acquired Assets or Assumed Liabilities) (each, a “Burdensome Condition”). It is understood and agreed by the Parties that Buyer being (i) required to maintain any Mortgage Loans constituting Acquired Assets on Sellers’ Platform for a material period of time following Closing (other than as contemplated by the Transition Services Agreement), (ii) subject to material increases in capital requirements by any Mortgage Agency or Governmental Authority from those required of the Business or Buyer’s business on the date hereof (other than, in each such case, increases required by generally applicable Laws, regulations or guidelines issued by such Mortgage Agency or Governmental Authority as a result of the increased size of Buyer’s business following consummation of the transactions contemplated by this Agreement) and (iii) subject by any Mortgage Agency or Governmental Authority to material increases in respect of minimum liquidity requirements or third party oversight or monitoring obligations from those required of or applicable to the Business or Buyer’s business on the date hereof (other than, in each such case, (x) increases, oversight or monitoring required by applicable Law, regulation or guidelines issued by any Mortgage Agency or Governmental Authority as a result of the increased size of Buyer’s business following consummation of the transactions contemplated by this Agreement and (y) any oversight, monitoring or testing imposed by any settlement with the U.S. Trustee) shall each be deemed to constitute a Burdensome Condition. (e) With respect to decision making authority, but without limiting Buyer’s obligations under this Section 5.3: (i) Buyer and Sellers shall have joint decision making authority with respect to the appropriate course of action with respect to, and shall cooperate with each other in connection with, obtaining the consents, approvals, permits, waiting period expirations or 60 authorizations of any Governmental Authority required under any Antitrust Laws to consummate the transactions contemplated by this Agreement. No Party or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Authority in respect of any filings, investigations, or other inquiries without giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each Party shall notify the others, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 5.3 in respect of Antitrust Laws, (B) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Parties and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Parties in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other Parties with a copy of any such filing or, if in written form, communication or inquiry and (D) consult with the other Party in connection with any inquiry, hearing, investigation or Litigation by, or negotiations with, any Governmental Authority relating to the transactions contemplated by this Agreement, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. In exercising the foregoing cooperation rights, the Sellers and Buyer each shall act reasonably and as promptly as reasonably practicable. (ii) Buyer and Sellers shall have joint decision making authority with respect to the appropriate course of action with respect to, and shall cooperate with each other in connection with, obtaining the consents, approvals, permits, waiting period expirations or authorizations of any insurer, investor, Mortgage Agency or applicable Governmental Authority required to consummate the transactions contemplated by this Agreement, in each case, for the avoidance of doubt, other than in respect of Antitrust Laws (which shall be governed by clause (i) above). No Party or its counsel shall independently participate in any substantive call or meeting with any insurer, investor, Mortgage Agency or Governmental Authority in connection with obtaining any approvals required to consummate the transactions contemplated by this Agreement, and each Party shall provide the other Parties with the opportunity to attend and/or participate in any meetings with such insurer, investor, Mortgage Agency or Governmental Authority, as the case may be. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each Party shall notify the others, as far in advance as practicable, of any filing or material or substantive written communication or inquiry it or any of its Subsidiaries intends to make with any insurer, investor, Mortgage Agency or applicable Governmental Authority relating to the matters that are the subject of this Section 5.3 other than in respect of matters related to Antitrust Laws (which shall be governed by clause (i) above) and (B) each Party shall consult with the other Parties in connection with any inquiry, hearing, investigation or Litigation by, or negotiations with, any insurer, investor, Mortgage Agency or applicable Governmental Authority relating to the transactions contemplated by this Agreement, including the scheduling of, and strategic planning for, any meetings with such persons relating thereto. Notwithstanding the foregoing, materials provided pursuant to this Section 5.3 may be reasonably redacted (A) to remove references concerning the valuation of the Company and the 61 transactions contemplated by this Agreement, (B) as necessary to comply with any Contract, (C) as necessary to address reasonable privilege concerns or (D) as otherwise required by Law. Section 5.4 Bankruptcy Court Matters. (a) Approval of Break-Up Fee and Expense Reimbursement. (i) In accordance with the terms hereof (including Section 8.1 and Section 8.2) and subject to compliance with and advance Bankruptcy Court approval in accordance with the Bidding Procedures Order, in consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of the Acquired Assets, in the event that this Agreement is terminated pursuant to (w) Section 8.1(b)(iii), Sellers shall (A) on the first (1st) Business Day following such termination, pay Buyer an initial break-up fee in an amount equal to $10,000,000 (the “Initial Termination Payment”), plus an amount equal to the reasonable and documented expenses of Buyer and Buyer’s Affiliates incurred in connection with their investigation (including due diligence), preparation, negotiation and attempted consummation of the transactions contemplated by this Agreement (including performance of the obligations hereunder), up to an aggregate amount of $6,000,000 (the “Expense Reimbursement”) and (B) on the first (1st) Business Day following Sellers’ consummation of an Alternative Transaction, pay Buyer a subsequent termination payment in an amount equal to $20,000,000 (the “Remaining Termination Payment” and together with the Initial Termination Payment, the “Termination Payment”) upon consummation of an Alternative Transaction, (x) Section 8.1(c)(i), Sellers shall (A) on the first (1st) Business Day following such termination, pay Buyer the Initial Termination Payment and the Expense Reimbursement and (B) on the first (1st) Business Day following Sellers’ consummation of an Alternative Transaction, pay Buyer the Remaining Termination Payment upon consummation of an Alternative Transaction only if Sellers consummate an Alternative Transaction within three hundred and sixty-five (365) days following such termination (the “Tail Period”); provided, however, that if consummation of an Alternative Transaction does not occur within the Tail Period, the Remaining Termination Payment shall not be payable by Sellers; provided, however, that to the extent that this Agreement is terminated pursuant to Section 8.1(c)(i) on the grounds that the breach by any Seller that gave rise to such termination right resulted in or is reasonably likely to result in a Material Adverse Effect caused by any condition, circumstance, event, effect or change related to the departure or threatened departure of any employees of any Seller, or any adverse change or threatened adverse change in the relationship of any Seller with its employees, Buyer will not be entitled to any Termination Payment (but will be entitled to receive the Expense Reimbursement) or (y) Section 8.1(b)(v), Sellers shall, on the first (1st) Business Day following such termination, pay Buyer the Expense Reimbursement. (ii) For the avoidance of doubt, in no event shall more than $36,000,000 be payable by Sellers as a Termination Payment and Expense Reimbursement, and only one Termination Payment, if any, or portion thereof, and only one Expense Reimbursement, if any, or portion thereof, may be payable hereunder. (iii) Nothing in this Section 5.4 shall relieve Buyer or Sellers of any Liability for a breach of this Agreement prior to the date of termination; provided, that Sellers’ 62

Liability under this Agreement for any and all such breaches, other than for willful misconduct, shall be capped at an amount equal to the Termination Payment. Upon payment of the Termination Payment or the Expense Reimbursement, as applicable, to Buyer in accordance with the terms of this Agreement, Sellers and their respective Representatives and Affiliates, on the one hand, and Buyer and its Representatives and Affiliates, on the other, will be deemed to have fully released and discharged each other from any Liability resulting from the termination of this Agreement and neither Sellers, their Representatives or Affiliates, on the one hand, nor Buyer, its Representatives or Affiliates, on the other hand, or any other Person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses, other than, in the case of payment of any Expense Reimbursement, any right granted to Buyer pursuant to this Section 5.4(a) to subsequently receive the Termination Payment in the event of the subsequent consummation of the Alternative Transaction. (iv) Without limiting the foregoing, and without limiting Section 10.10, Buyer acknowledges and agrees that, except in the case of willful misconduct, termination of this Agreement in accordance with the applicable provisions of Article VIII and payment and delivery of the Termination Payment and/or Expense Reimbursement (if any) in accordance with this Section 5.4 will be the sole and exclusive remedy of Buyer, and its Representatives and Affiliates, whether at Law or in equity, with respect to any termination of this Agreement or any breach hereof, and upon the payment and delivery of the Termination Payment and/or Expense Reimbursement (if any) in accordance with this Section 5.4 (which will constitute liquidated damages) to Buyer, Buyer and its Representatives and Affiliates will be deemed to have fully released and discharged Sellers and their respective Representatives and Affiliates from any Liabilities resulting from the termination of this Agreement or any breach hereof. For the avoidance of doubt, no release obtained pursuant to this Section 5.4(a) shall constitute a release of any Liabilities of Buyer or the Sellers related to any prepetition conduct or Contract. (v) Sellers acknowledge and agree that (i) the payment of the Termination Payment and Expense Reimbursement is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of Sellers’ obligations to pay the Termination Payment and Expense Reimbursement to Buyer, Buyer would not have entered into this Agreement, and (iii) the Termination Payment and Expense Reimbursement shall constitute administrative expenses of Sellers’ bankruptcy estates under Section 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code. (b) Approval of Overbid Requirement. In accordance with, and without limiting or otherwise modifying any provisions of, the Bidding Procedures Order, the purchase price in a competing bid for the Acquired Assets shall not be considered a Qualified Bid (as defined in the Bidding Procedures Order) unless such bid (a) provides for consideration to the estates of the debtors-in possession in the Bankruptcy Cases of at least $30,000,000 for payment of the Termination Payment and up to $6,000,000 for payment of the Expense Reimbursement, and (b) otherwise constitutes a higher or better bid taking into account all of the consideration provided to the estates of the debtors-in possession in the Bankruptcy Cases under this Agreement, including the Purchase Price, as determined by the Sellers (in the due exercise of their fiduciary duties and applicable Law). 63

(c) Alternative Transaction and Alternative PLS Transaction. (i) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of Alternative Transactions. Until the Confirmation Order is entered by the Bankruptcy Court, Sellers are permitted to and permitted to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with any sale or other disposition of the Acquired Assets. In addition, Sellers shall have the authority to respond to any inquiries or offers to purchase all or any part of the Acquired Assets (whether in combination with other assets of Sellers or their Affiliates or otherwise) and perform any and all other acts related thereto, including supplying information relating to the Business and the assets of Sellers to prospective purchasers. (ii) In accordance with the terms hereof and subject to compliance with the Bidding Procedures Order, in consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of the Acquired Assets, in the event that an Alternative PLS Transaction is consummated prior to the Outside Date, Sellers shall, on the first (1st) Business Day following such consummation, pay Buyer a break-up fee in an amount equal to $3,800,000. For the avoidance of doubt, nothing contained herein shall (x) limit Sellers’ ability to consummate an Alternative PLS Transaction in accordance with this Section 5.4(c)(ii) or (y) provide Buyer with any rights upon the consummation of an Alternative PLS Transaction other than to receive the break-up fee as set forth in this Section 5.4(c)(ii). For the avoidance of doubt, Buyer will not be entitled to receive the Expense Reimbursement or Termination Payment solely based upon the entry into or consummation of an Alternative PLS Transaction. (d) Bankruptcy Court Filings. (i) As soon as reasonably practicable following the execution of this Agreement, in accordance with the Bidding Procedures Order, Sellers shall file with the Bankruptcy Court a Notice of Stalking Horse Bidder (as defined in the Bidding Procedures Order) setting forth the material terms of this Agreement, including the Termination Payment and Expense Reimbursement, together with a form of order approving the bid protections for Buyer set forth in Section 5.4(a), Section 5.4(b), and Section 5.4(c), each in form and substance reasonably acceptable to Buyer and the Company. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining approval of the Termination Payment and Expense Reimbursement, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court. In the event the entry of the determination of approval of the Termination Payment and Expense Reimbursement shall be appealed, Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal. (ii) Sellers shall use commercially reasonable efforts to (A) timely file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Confirmation Order and (B) cause notice of the hearing to consider entry of the Confirmation Order to be served on the parties entitled to notice thereof pursuant to the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable local rules, and shall diligently 64 pursue the entry of the Confirmation Order and approval of this Agreement and the Related Agreements by the Bankruptcy Court. (iii) Sellers shall use reasonable best efforts to (A) obtain bifurcation of the servicing and origination Liabilities associated with the PLS Assets and (B) include such bifurcation in the Sale Provisions included in the Confirmation Order approved by the Bankruptcy Court. (iv) Sellers and Buyer acknowledge that this Agreement and the transactions contemplated by this Agreement are subject to entry of the Confirmation Order. In the event of any discrepancy between this Agreement, the Bidding Procedures Order, and the Confirmation Order, the Confirmation Order shall govern, except with respect to Section 2.3(b), Section 5.4(a), Section 7.1, Section 7.2, Section 7.3 and Section 8.1, in which case this Agreement shall govern in all respects. (v) Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Confirmation Order and a finding of adequate assurance of future performance by Buyer, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement. Buyer shall not, without the prior written consent of Sellers, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Acquired Assets hereunder. (vi) In the event an appeal is taken, or a stay pending appeal is requested, from the Confirmation Order, Sellers shall promptly notify Buyer of such appeal or stay request. Sellers shall use commercially reasonable efforts to defend any such appeal. (e) Back-Up Bidder. Sellers and Buyer agree that, in the event that Buyer is not the winning bidder at the Auction, if and only if (i) Buyer submits the second-highest or otherwise second-best bid at the Auction or the terms of this Agreement constitute the second- highest or otherwise second-best bid, and (ii) Sellers give written notice to Buyer on or before the Back-Up Termination Date, stating that Sellers (A) failed to consummate the sale of the Acquired Assets with the winning bidder, and (B) terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the transactions contemplated hereby upon the terms and conditions as set forth herein, including the Purchase Price, as the same may be increased by Buyer at the Auction. (f) Milestones. The Company shall use its reasonable best efforts to satisfy the following milestones (collectively, the “Bankruptcy Milestones”): (i) Within one (1) Business Day after entry into this Agreement, the Company shall file with the Bankruptcy Court a notice (the “Notice of Stalking Horse Bidder”), in form and substance reasonably acceptable to Buyer and the Company, designating Buyer as the “stalking horse bidder” for the Acquired Assets setting forth the material terms of this Agreement, including the Termination Payment and Expense Reimbursement, and indicating the Company’s support for the Termination Payment and Expense Reimbursement. 65

(ii) No later than August 16, 2019, the Bankruptcy Court shall have entered the Confirmation Order. The Bankruptcy Milestones may be extended upon mutual agreement between the Company (on behalf of itself and the other Sellers) and Buyer, and shall be extended as necessary to accommodate the availability of the Bankruptcy Court. Section 5.5 Notices and Consents. (a) Prior to the Closing, Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use its reasonable best efforts to cooperate with the other Party and to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.5(a) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated by this Agreement; provided, however, that (i) Sellers shall control all correspondence and negotiations with third parties regarding any such matters, (ii) no Seller, nor any Subsidiary of a Seller or Buyer shall be required to pay any consideration therefor or incur any expenses in connection therewith and (iii) Sellers shall not be obligated to initiate any Litigation to obtain such consent or approval; provided that there shall be no adjustment to the Purchase Price on account of the exclusion of any Acquired Asset as a result of not obtaining any such consent. The Parties agree that, subject to Sellers’ compliance with the terms of this Agreement, including Section 2.6 and this Section 5.5, any failure to receive such consents shall not be deemed a breach of this Agreement or constitute a failure of a condition to Closing. Buyer acknowledges and agrees that from and after the Closing no Seller shall have any Liability to Buyer (and Buyer will not be entitled to assert any claims against the Sellers) arising out of or relating to the failure to obtain any such consents and waivers or because of the default, acceleration or termination of or loss of right under any such Contract; provided, however, that the foregoing shall not apply to any remedies Buyer may otherwise have for any breach of this Agreement. (b) Without limiting Section 5.3, each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities or Mortgage Agencies as are necessary and appropriate to consummate the transactions contemplated by this Agreement. Section 5.6 Notice of Developments. Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge, that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated by this Agreement set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date, or (b) the receipt of any notice or other communication from any Governmental Authority or Mortgage Agency in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.6 shall not be deemed to amend or supplement this Agreement. Section 5.7 Access; No Contact. (a) Upon the reasonable request of Buyer, Sellers will permit Buyer and its Representatives to have, upon reasonable advance written notice, reasonable access to all premises, properties, books and records and Transferred Contracts 66 included in the Acquired Assets or Assumed Liabilities during normal business hours, and (b) promptly following the Company’s preparation of its monthly financial reports (such reports to be provided to Buyer as soon as reasonably practicable), including the amount of reserves and related liabilities reflected therein, Buyer shall be entitled to receive, and Sellers shall provide to Buyer and any third party consultant or other Representative engaged by Buyer at its own expense, such back-up and supporting data regarding such monthly financial statements, including reserves and liabilities, as Buyer may reasonably request, and Sellers shall make the accounting and finance personnel of the Company and its Subsidiaries reasonably available to Buyer and such Representatives during normal business hours to discuss such monthly financial statements and reserves and liabilities, in the case of each of clause (a) and (b), in a manner so as not to interfere unreasonably with the normal business operations of any Seller; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Person to (i) waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto, (ii) take any action that would conflict with confidentiality obligations to which any Seller is bound,(iii) take any action that involves any sampling or analysis of soil, groundwater, building materials or other environmental media, including such investigations of the sort generally referred to as a Phase II environmental assessment or (iv) with respect to clause (b), there shall be no obligation of any Seller to prepare any reports or other information or documents other than such reports and collateral reports prepared by the Company in the Ordinary Course of Business or as contemplated by the Illustrative Purchase Price Calculation. Prior to the Closing, Buyer shall not, and shall cause its Representatives not to, contact any employees, vendors, suppliers, landlords, or licensors of any Seller in connection with or pertaining to any subject matter of this Agreement except with the prior written consent of each Seller. Section 5.8 Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws or similar Laws (other than bulk sale tax notice provisions) of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and hereby waives all claims related to the non-compliance therewith. Section 5.9 Replacement Bonding Requirements. Sellers shall provide Buyer with a list, as of the Closing Date, of all Bonding Requirements related to the MSRPA Assets. Prior to each MSR Transfer Date, Sellers shall provide Buyer with an updated list, as of the applicable MSR Transfer Date, of all Bonding Requirements related to the MSRPA Assets which will transfer on the applicable MSR Transfer Date. Within forty-five (45) days after each applicable MSR Transfer Date, Buyer shall provide replacement Bonding Requirements for each item listed on the updated list of Bonding Requirements provided by Sellers prior to such MSR Transfer Date. Buyer and Sellers shall cooperate to obtain a release in form and substance reasonably satisfactory to Buyer and Sellers with respect to such Bonding Requirements. To the extent Buyer is unable to make such arrangements with respect to such Bonding Requirements within forty-five (45) days after the applicable MSR Transfer Date, Buyer shall deliver to Sellers an irrevocable, unconditional standby letter of credit in favor of Sellers in an amount equal to the amount of such Bonding Requirements, issued by a bank rated “A” or better by Standard and Poor’s, in form and substance reasonably satisfactory to Sellers. Section 5.10 Ordinary Course Servicing. Prior to the Closing Date, Financial shall continue to service (or, as applicable, shall continue to cause to have serviced) the MSRPA 67

Assets pursuant to the terms and conditions of the applicable Servicing Agreement and all MSRPA Applicable Requirements and Accepted Servicing Practices. Section 5.11 Preliminary Data. No later than ten (10) Business Days prior to the Closing Date, Financial shall provide Buyer with the Data Tapes containing preliminary loan level data as of the most recent date for which all such data is available, as indicated in such data. Section 5.12 Disclosure Schedule. From the date hereof until the date that is three Business Days prior to the Closing Date, Sellers may supplement or amend and deliver written updates to Section 3.6, Section 3.7, Section 3.11 and Section 3.16 of the Disclosure Schedule to reflect any change, event or condition that first arises following the execution and delivery of this Agreement; provided, however, that any such supplement or amendment shall only be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or any Related Agreement for purposes of determining whether the conditions set forth in Section 7.1(a) have been satisfied and shall not be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or any Related Agreement for purposes of the indemnities in Article IX. Section 5.13 Advance Documentation. (a) Prior to Closing, Sellers agree to use commercially reasonable efforts to continue to pursue recovery and reconciliation of all outstanding servicing advances on both active loans and liquidated loans. In addition, for the loans listed on Section 5.13 of the Disclosure Schedule and any other loans mutually agreed upon by the Parties after the date hereof, the Company will assess the likelihood of recovery based on characteristics including age of the advance, type of the advance and recoverability under the applicable Guides. For any advances the Company reasonably determines are potentially non-recoverable, the Company agrees to pursue all reasonable means to resolve such advances, including filing claims with the Mortgage Agencies and/or writing-off such advances. Buyer understands and agrees that any write-offs of advances could potentially result in a reduction of reserves for non-recoverable advances. (b) In addition, as soon as practicable after the date hereof, the Company will use commercially reasonable efforts to provide Buyer with supporting documentation sufficient to obtain reimbursement from Fannie Mae, Ginnie Mae or the related Securitization Trust, as applicable, for advances outstanding as of May 31, 2019. For such advances, prior to the Closing Date, the Company shall use commercially reasonable efforts to provide advance documentation or system transaction support required to file a claim for counterparty advance reimbursement. Where an image of an actual invoice is required by any of the counterparties for reimbursement, the Company will use commercially reasonable efforts to provide Buyer with such image. In addition, for any advances made subsequent to May 31, 2019, the Company will use commercially reasonable efforts to deliver advance documentation sufficient to obtain reimbursement from Fannie Mae, Ginnie Mae or the related Securitization Trust, as applicable, for the month in which Closing occurs as soon as reasonably practicable (but in no event later than 30 days after Closing). (c) If the Company is unable to meet its obligations pursuant to this Section 5.13 as a result of internal resource constraints, Buyer may direct the Company to engage a third 68 party provider (at Buyer’s cost and expense) to assist the Company with the tasks described in this Section 5.13. OTHER COVENANTS The Parties agree as follows with respect to the period from and after the Closing: Section 6.1 Further Assurances. (a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including (i) the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, and providing materials and information as the other Party may reasonably request to the extent reasonably necessary to transfer, convey or assign to Buyer all of the Acquired Assets, to confirm Buyer’s assumption of the Assumed Liabilities and (ii) transferring to the Company or its designated Affiliates any asset or Liability contemplated by this Agreement to be an Excluded Asset or Excluded Liability, respectively, that was inadvertently transferred to Buyer). (b) If Sellers or any of their Affiliates receive any payment related to any Acquired Assets after the Closing, Sellers shall promptly remit (or cause to be promptly remitted) such funds to Buyer to the extent related to such Acquired Asset, and Buyer shall reimburse Sellers for their reasonable expenses incurred in connection therewith. If Buyer or any Affiliate of Buyer receives any payment related to any Excluded Asset after the Closing, Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to Sellers to the extent related to such Excluded Asset, and Sellers shall reimburse Buyer for its reasonable expenses incurred in connection therewith. (c) For the avoidance of doubt, the Parties acknowledge and agree that, except as otherwise set forth in this Agreement, (i) Sellers shall not have any Liability with respect to the ownership, operation or use by Buyer of the Acquired Assets from and after the Closing, including related to Buyer’s or its Affiliates’ application for, or receipt of, any approvals of any Governmental Authority or Mortgage Agency and (ii) Buyer and its Affiliates shall not have any Liability with respect to the ownership, operation or use by Sellers or any of their Affiliates of the Excluded Assets or Excluded Liabilities from and after the Closing. Section 6.2 Access; Enforcement; Record Retention. From and after the Closing, upon request by any Party, each of Sellers or Buyer shall permit the other Party and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of such Party, to all premises, properties, personnel, books and records, and Contracts of or related to the Business, the Acquired Assets or the Assumed Liabilities relating to the periods prior to the Closing for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations under this Agreement or any of the Related Agreements, (c) complying with any audit request, subpoena or other investigative demand by any Governmental Authority or Mortgage Agency or (d) any other legitimate business purpose; provided, however, that, for avoidance of doubt, the 69 foregoing shall not require such Party to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action could reasonably be likely to result in a violation of applicable Law or Contract regarding confidentiality (including any Law, Decree or Contract relating to the collection, transfer, storage, disposal, use, processing and disclosure of personally identifiable information), or (iii) providing such access or information would be reasonably likely to be disruptive to its normal business operations. Buyer agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for seven (7) years following the Closing. In the event that Buyer wishes to destroy such records after such time, it shall give Sellers ninety (90) days’ prior written notice, and Sellers shall have the right, at their option and expense, upon written notice to Buyer, to take possession of such records within one hundred and eighty (180) days after the date of such notice. Section 6.3 Employee Matters. (a) Employment of Company Employees. Each Company Employee set forth on a list provided by Buyer to Sellers at least thirty (30) days prior to Closing (the “Employee List”) shall be provided with an offer of employment by Buyer or an Affiliate of Buyer effective as of the Employee Transfer Date (as defined below) on terms consistent with Section 6.3(c) no later than twenty (20) days prior to the Closing Date; provided that, if Sellers indicate that the services of any Company Employee on the Employee List are necessary or desirable in connection with the then-current operations of the Sellers, Buyer will work in good faith and cooperate with Sellers to provide a portion of such Company Employee’s time to continue such services (at Sellers’ expense), including by modifying or amending the Transition Services Agreement to allow for such arrangements. For the purposes of this Agreement, any individual who becomes employed by Buyer or an Affiliate of Buyer in accordance with this Section 6.3(a) is referred to as a “Transferred Employee” and the date any such Transferred Employee commences employment with the Buyer or an Affiliate of Buyer shall be referred to as the “Employee Transfer Date”. For each employee identified on the Employee List as primarily dedicated to the MSRPA Servicing Rights, such employee’s Employee Transfer Date shall be the MSR Transfer Date applicable to such MSRPA Servicing Rights. For each other employee, the Parties shall cooperate in good faith to accommodate the transfer effective on an appropriate date taking into account the transition of the Acquired Assets and the needs of Buyer to transition the Business and Sellers’ then-current operations. (b) Employees and Employee Benefit Plans. (i) Liabilities. Effective as of the Employee Transfer Date, Buyer shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, any and all Liabilities relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Transferred Employee, to the extent such Liabilities arise out of or relate to such employee’s employment with Buyer or its Affiliates, with respect to each Company Employee who is a Transferred Employee. The Company or the applicable Subsidiary shall retain as Excluded Liabilities any and all Liabilities relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of (x) any Company Employee who is a Transferred Employee to the extent such Liabilities arise out of or relate to 70 such employee’s employment with the Sellers or their Affiliates, (y) any Company Employee who is not a Transferred Employee, and (z) any current or former employee of any Seller or any of its Affiliates who is not a Company Employee. (ii) Employee Benefit Plans. Effective as of the Employee Transfer Date, the Company shall terminate the participation of each Transferred Employee and such Transferred Employee’s eligible dependents in each Company Benefit Plan. (c) Transferred Employees – Additional Employment Terms. (i) Terms and Conditions of Employment. Each Transferred Employee shall be offered aggregate compensation, including base salary and incentives, and employee benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates. (ii) Credit for Service. Buyer shall, and shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the Employee Transfer Date with the Company or any of its Subsidiaries, as applicable, (A) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates (other than with respect to benefit accruals under any defined benefit pension plan or retiree health plan) for the benefit of the Transferred Employees on or after the Employee Transfer Date to the same extent and for the same purpose as such service was credited to such Transferred Employee under the applicable Company Benefit Plan as of the Employee Transfer Date and (B) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees. (d) Pre-existing Conditions; Coordination. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Transferred Employees and their eligible spouses and dependents under any group health plan of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Employee Transfer Date to the same extent waived for such person under the corresponding Benefit Plan as of the Employee Transfer Date. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Transferred Employees, deductibles, co-insurance, co-pays and out-of- pocket expenses paid by Transferred Employees and their respective spouses and dependents under Sellers’ or any of their respective Affiliates’ health plans in the calendar year in which the Employee Transfer Date occurs. (e) 401(k) Plan. Each Transferred Employee shall, to the extent they meet the applicable eligibility requirements, be eligible to participate in a defined contribution plan sponsored by Buyer or an Affiliate of Buyer that is intended to be qualified under Section 401(a) of the IRC (a “Buyer 401(k) Plan”). Effective as of the Employee Transfer Date, the Sellers shall cause the account balances (including any outstanding loan balances) in the tax-qualified defined contribution plan maintained by the Sellers’ or any of their respective Affiliates’ (the “Seller 71

401(k) Plan”) that are attributable to the Transferred Employees who were participants in the Seller 401(k) Plan immediately prior to the Employee Transfer Date to be transferred to the Buyer 401(k) Plan, and Buyer shall cause the Buyer 401(k) Plan to accept the transfer of such amount in accordance with Section 414(l) of the IRC, Treasury Regulation Section 414(l)-(1) and Section 208 of ERISA. (f) Flexible Spending Accounts. Effective as of the Employee Transfer Date, Sellers shall transfer, or cause to be transferred, to Buyer an amount, in cash, representing the aggregate 2019 contributions of each Transferred Employee then participating in a Company Benefit Plan that is a flexible benefits plan (the “Company Flexible Benefits Plan”), net of reimbursements (but not less than zero). Buyer shall cause such amounts to be credited to each such employee’s accounts under Buyer’s (or one of its Affiliate’s) corresponding health care spending account plan (the “Buyer Flexible Benefits Plan”) in effect for such employees as of the Employee Transfer Date, and all claims for reimbursement which have not been paid as of the date of the transfer to Buyer and credited under the Buyer Flexible Benefits Plan shall be paid pursuant to and under the terms of the Buyer Flexible Benefits Plan. In connection with such transfer, Buyer shall deem that such employees’ deferral elections made under the Company Flexible Benefits Plan for the 2019 calendar year shall continue in effect under the Buyer Flexible Benefits Plan for the remainder of the 2019 calendar year following the Employee Transfer Date. (g) Accrued Vacation and Sick Leave. Effective as of the Employee Transfer Date, to the extent consented to by the applicable Transferred Employee or otherwise permitted by applicable Law, Buyer shall, and shall cause its applicable Affiliates to, recognize, assume the Liability with respect to, and honor each Transferred Employee’s vacation, paid time off and sick leave (including personal leave) accrued but unused through the Employee Transfer Date (as assumed by Buyer and its applicable Affiliates, the “Assumed PTO”) to the extent reflected in the Final Statement. Transferred Employees shall be permitted to use their Assumed PTO in a manner consistent with Buyer policies applicable to similarly situated employees of Buyer and to accrue additional vacation and other paid-time-off in accordance with Buyer’s policies and procedures, as in effect from time to time. Buyer and its Affiliates shall recognize the Transferred Employees’ service with Sellers and their Affiliates (and their predecessors) prior to the Employee Transfer Date for the purposes of accruals and usage of vacation and paid-time-off following the Employee Transfer Date. (h) Accrued Bonuses. Each Seller shall continue to accrue bonuses under the Sellers’ bonus plans for the portion of the applicable bonus period through the Employee Transfer Date. To the extent reflected in the Final Statement, Buyer shall assume and pay to the Transferred Employees any accrued bonuses under Sellers’ bonus plans for the portion of the applicable bonus period through the Employee Transfer Date (the “Accrued Bonus Amount”). The Accrued Bonus Amount shall be paid to the applicable Transferred Employee at such time as such bonuses are traditionally paid under such plan, in accordance with the terms and conditions of such plan. Notwithstanding the above, Buyer shall reimburse Sellers for any portion of the Accrued Bonus Amount that is not paid to any Transferred Employee within ten (10) Business Days of the date that any portion of the Accrued Bonus Amount is paid to Transferred Employees. 72

(i) W-2 Matters. Pursuant to IRS Revenue Procedure 2004-53, the Company and Buyer shall apply the “alternative” method for purposes of employee payroll reporting with respect to Transferred Employees. (j) No Third Party Beneficiaries. Notwithstanding the provisions of this Section 6.3 or any provision of the Agreement, nothing in this Section 6.3 or the Agreement is intended to and shall not (i) create any third party rights, (ii) amend any Benefit Plan or other employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or Sellers or any of their Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Company Employee or any Transferred Employee with any rights to continued employment. Section 6.4 Certain Tax Matters. (a) Transfer Taxes. Any stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other similar Tax imposed under applicable Law in connection with the transactions contemplated by this Agreement (a “Transfer Tax”) shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Sellers, on the other hand; provided, that Sellers shall include in the Confirmation Order a provision that provides that the transfer of the Acquired Assets shall be free and clear of any stamp or similar taxes under Bankruptcy Code Section 1146(a) to the extent permitted. The Person primarily responsible as a matter of Law for filing any Tax Returns with respect to Transfer Taxes shall, at its expense, timely prepare and file such Tax Returns and other documents required to be filed with respect to such Transfer Taxes, and the other Party shall promptly reimburse such Party for the amount of such Transfer Taxes actually paid by such Party (including any additional Transfer Taxes resulting from such reimbursement). Each of Seller and Buyer shall, upon the other party’s reasonable request and at such requesting party’s sole expense, provide such requesting party with any non-confidential documentation in its possession (as reasonably determined by the providing party) in connection with such requesting party’s claim of exemption from any Transfer Taxes. (b) Tax Adjustments. Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Acquired Assets (including real estate Taxes, personal property Taxes and similar Taxes) for a taxable period which includes (but does not end on) the Closing Date (the “Proration Period”) will be apportioned and prorated between Sellers and Buyer as of the Closing Date: (i) in the case of real property, business personal property and ad valorem Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on a closing of the books basis. The Sellers shall be liable for the proportionate amount of Taxes that are attributable to the portion of the Proration Period ending on or before the Closing Date, and Buyer shall be liable for the proportionate amount of Taxes that are attributable to the portion of the Proration Period beginning after the Closing Date. If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the Tax period immediately preceding the Proration Period. Section 6.5 Insurance Matters. 73

(a) Buyer acknowledges that, upon Closing, all insurance coverage provided in relation to Sellers and the Acquired Assets that is maintained by any Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to Buyer and Acquired Assets and no further coverage shall be available to Buyer, or the Acquired Assets under any such policies. (b) To the extent that there is any insurable claim related to the Business, any Acquired Asset or Assumed Liability based on any act, omission or circumstance existing or occurring at or prior to the Closing (an “Insurable Claim”) under any occurrence based insurance policy or program of any Seller or any of their Affiliates that was issued by any third-party insurance carrier that was in effect as of the Closing (a “Third-Party Insurance Policy”) then, from and after the Closing, such Seller shall (or shall cause its Affiliates to), at Buyer’s request and sole cost and expense, reasonably cooperate with Buyer to make a claim on Buyer’s behalf, after the Closing Date, under such Third-Party Insurance Policy with respect to such Insurable Claim and shall use commercially reasonable efforts to pursue such claim (which shall not include the commencement or prosecution of any Litigation by Seller or any Affiliate against an insurer or any other Person). Such Seller shall (or shall cause its Affiliates to), at Buyer’s sole cost and expense, use commercially reasonable efforts to file such claims with the applicable insurance carriers of such Third-Party Insurance Policy. Buyer and Sellers shall keep each other reasonably advised of the status of (and any developments regarding) any Insurable Claim, and cooperate with each other and any insurance carrier in connection with such Insurable Claims. Sellers shall as soon as reasonably practicable following receipt thereof by a Seller or any of its Affiliates, deliver to Buyer all proceeds received under the Third-Party Insurance Policies with respect to such Insurable Claim. Buyer shall bear and be responsible and indemnify Sellers for (and neither any Seller nor any of its Affiliates shall have any obligation to repay or reimburse Buyer for) (A) the amount of any and all deductibles, retentions or self- insurance associated with claims under the foregoing Third Party Insurance Policies, (B) all uninsured, uncovered, unavailable or uncollectible amounts of such claims and (C) any other costs or expenses incurred by Sellers or their Affiliates in compliance with this Section 6.5(b). Section 6.6 Acknowledgements. (a) Buyer acknowledges that it has received from Sellers certain projections, forecasts, and prospective or third party information relating to Sellers, the Acquired Assets, the Assumed Liabilities, and other related topics. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of such projections and forecasts in such information so furnished; (iii) Buyer has not relied upon, and to the Knowledge of Buyer none of its Representatives have relied upon, such projections, forecasts and information; and (iv) neither Buyer nor any other Person shall have any claim against any Seller or any of their Affiliates or any of their respective directors, officers, employees, stockholders, members, managers, partners, Affiliates, agents, or other Representatives with respect thereto. Accordingly, without limiting the generality of Section 3.17 or Section 9.1, Buyer acknowledges that none of the Sellers nor any other Person makes any representations or warranties with respect to such projections, forecasts, or information, except as may be expressly set forth in Article III. 74

(b) Buyer acknowledges that, except for the representations and warranties expressly set forth in Article III, as modified by the Disclosure Schedule, or expressly contained in any Related Agreement and without limiting the generality of Section 3.17, (i) none of the Sellers nor any other Person has made, or shall be deemed to have made, and none of Buyer or its Representatives is relying on, any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any of the Sellers, any Acquired Assets, any Assumed Liabilities or any other matter, and no Seller nor any other Person will be subject to any Liability to Buyer or any other Person resulting from such matters or the distribution to Buyer, or the use of, any such information and (ii) SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND ASSUME THE ASSUMED LIABILITIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS). Further, without limiting any representation, warranty, or covenant of any Seller expressly set forth herein or in a Related Agreement, Buyer acknowledges that it has waived and hereby waives, as a condition to the Closing, any further due diligence reviews, inspections, or examinations with respect to any Seller, the Acquired Assets, the Assumed Liabilities, or any other matter, including with respect to engineering, environmental, title, survey, financial, operational, regulatory, and legal compliance matters. Section 6.7 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties (which approval shall not be unreasonably withheld, conditioned or delayed), unless a press release or public announcement is required by applicable Law or a Decree, including a Decree of the Bankruptcy Court. If any such announcement or other disclosure is required by applicable Law or a Decree, including a Decree of the Bankruptcy Court, to the extent practical or permitted, the disclosing Party shall give the nondisclosing Parties prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with filing the Notice of Stalking Horse Bidder (and to the extent that any such other filings are required pursuant to any listing exchange or other applicable Law). Section 6.8 Release of MSR Escrow Amount. Within two (2) Business Days following each MSR Transfer Date, the Parties shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the MSR Escrow Account the proportion of the MSR Escrow Amount that equals the ratio of (x) the MSRPA Servicing Rights transferred to Buyer on the applicable MSR Transfer Date, to (y) all MSRPA Servicing Rights that Sellers agreed to transfer to Buyer under the MSRPA; provided, however, that if the transfer of MSRPA Servicing Rights is not able to occur as a result of Buyer’s failure to act in good faith to complete the transfer of the MSRPA Servicing Rights in a timely manner, and such failure to act in good faith is not remedied within ten (10) Business Days of Sellers’ written notice to Buyer notifying Buyer of such failure to act in good faith, then Sellers will be entitled to receive the applicable portion of the MSR Escrow Amount that would otherwise have been released to Sellers in accordance with this Section 6.8. Section 6.9 Confidentiality. From and after the Closing, (a) Sellers shall, and shall cause their respective Affiliates and Representatives to, keep confidential and not disclose or use 75 in any manner any and all non-public information (including customer or other personally identifiable information), whether written or oral, relating to the Business, the Acquired Assets, the Assumed Liabilities or Buyer and its Affiliates and (b) Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose or use in any manner any and all non-public information, whether written or oral, relating to the Excluded Assets, the Excluded Liabilities or the Sellers; provided, however, that, subject to compliance with the immediately following sentence, the Parties shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required by any applicable Law or Decree, including applicable rules of any securities exchange, or requested or required by any Governmental Authority or Mortgage Agency. In the event that any Party is requested or required by any applicable Law or Decree to disclose any such non-public information, such Party shall, (i) to the extent permissible by such applicable Law or Decree and practicable, provide the other Parties with prompt written notice of such requirement, (ii) disclose only that information that is required by such applicable Law or Decree and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by reasonably cooperating with the other Parties to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at such other Party’s sole cost and expense). Section 6.10 Required Financial Information; Cooperation. (a) Required Financial Information. At Buyer’s reasonable request and Buyer’s sole cost and expense, Sellers shall reasonably cooperate with Buyer in connection with Buyer’s preparation of historical financial statements and pro forma financial information in respect of the Business as required by Regulation S-X under the Securities Act and the filing of the necessary financial statements and pro forma financial information with the SEC under the Securities Act or the Exchange Act and for securities offerings by Buyer and its Affiliates in which such financial information is reasonably necessary or advisable including (i) permitting Buyer to use any audited or unaudited financial statements available, (ii) facilitating the delivery from Seller’s independent public accountants relevant consent letters necessary in connection with the foregoing and (iii) if any requested financial statements are not available, assisting in the preparation of such audited or unaudited financial statements; provided, however, that in no event will the Sellers be required to take any action in accordance with this Section 6.10(a) that would be reasonably likely to be disruptive to the normal business operations of the Sellers or require the preparation of any information (or formatting of any information) that is not prepared by Sellers in the Ordinary Course of Business, and failure to comply with this Section 6.10(a) will not cause a failure of the condition to Closing set forth in Section 7.1(b) unless such breach is knowing and intentional and prevents or materially impairs Buyer’s ability to consummate the Closing; provided further, however, that in no event will the Sellers have any Liability to Buyer or any other Person for any information that is prepared by the Sellers or provided by the Sellers to Buyer, in each case in accordance with this Section 6.10(a). (b) Cooperation. (i) Until the earlier of (x) the Closing Date and (y) the date this Agreement is terminated in accordance with its terms, subject to Section 6.10(b)(ii), Sellers shall use reasonable best efforts to provide, and Sellers shall use reasonable best efforts to cause their 76

Subsidiaries and their Representatives to provide, all customary cooperation reasonably requested by Buyer in connection with Buyer’s financing of acquisition of the Acquired Assets pursuant to this Agreement (including through multiple separate financing transactions from multiple separate financing sources which may include one or more Mortgage Loan financings, one or more Fannie Mae servicer advance financing facilities, one or more non-agency servicer advance deferred servicing fee financing facilities, one or more mortgage servicing rights financing facilities, one or more “early buy-out” financing facilities in respect of Ginnie Mae Mortgage Loans and/or one or more other lending or financing transactions) (collectively the “Financing”), including: (i) assisting Buyer and its financing sources in preparing any customary offering documents and materials for syndication and rating agency presentations, (ii) upon reasonable request, preparing and furnishing Buyer with financial statements customarily included in offerings of the type contemplated by the Financing (provided, however, that there shall be no obligation to prepare (x) any financial statements, reports or other information or documents other than such financial statements, financial reports and collateral reports prepared by the Company in the Ordinary Course Of Business, and/or (y) pro forma financial statements), (iii) upon reasonable advance notice and at mutually agreed times, making senior management and other personnel of the Company and its Subsidiaries reasonably available for a reasonable number of customary (A) syndication presentations, (B) due diligence sessions, (C) drafting sessions, (D) conference calls and/or meetings with prospective lenders or financing sources and (E) meetings with rating agencies in connection with the Financing, (iv) to the extent customarily required in connection with financing assets similar to the Acquired Assets, otherwise reasonably assisting with the preparation of collateral reporting, collateral verification (including any collateral verification in connection with any financing of servicing advances and/or deferred servicing fees) and collateral valuation (including any valuation of mortgage servicing rights by one or more third-party valuation sources), (v) otherwise cooperating reasonably with any customary due diligence requests by the Buyer, the Buyer’s financing sources and their respective legal counsel and (vi) furnishing as promptly as reasonably practicable (and in any event at least five (5) Business Days prior to Closing) all documentation and other information reasonably required by the financing sources for the Financing that any such financing source reasonably determine is required by regulatory authorities for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, as amended, that has been requested in writing by the Buyer or any financing source for the Financing at least ten (10) Business Days prior to the Closing. The Company hereby consents to the reasonable use of its logo in connection with the Financing in a manner that is customary for financing transactions of the type; it being understood that such logo will not be used in a manner that is intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries. All non-public or otherwise confidential information regarding the Company obtained by Buyer or its Representatives pursuant to this Section 6.10(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential syndicate members, other potential lenders, other potential financing sources or potential participants and parties and their respective Representatives, subject to customary confidentiality undertakings consistent with the requirements of the Confidentiality Agreement by such potential syndicate members, other potential lenders or potential participants and parties. (ii) Notwithstanding anything to the contrary in Section 6.10(b)(i), (i) none of the Sellers, their Subsidiaries nor any of their respective Representatives shall be 77 required to take any action that (A) would reasonably be expected to conflict with, violate, breach or otherwise contravene their respective organizational documents or any applicable Law or material contracts, (B) would, in the good faith determination of such Sellers or their Subsidiaries, as applicable, interfere unreasonably with the business or operations of such Sellers or their Subsidiaries, (C) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement, (D) require the delivery of any (1) projections or pro forma financial information and/or (2) financial statements in a form or subject to a standard different than those provided to Buyer on or prior to the date hereof, (E) require delivery of any legal opinions or accountants’ cold comfort letters or reliance letters, (F) subject any director, manager, officer or employee of the Sellers, their Subsidiaries or any of their respective Representatives to any actual or potential personal liability and/or (G) provide any information consisting of attorney work product or to the extent the provision thereof would reasonably be expected to result in the waiver of legal privilege, (ii) none of the Sellers, their Subsidiaries nor any of their respective Representatives shall be required to take or commit to take any action (including the payment of commitment fees or other fees or have any Liability or obligation, including any indemnification obligation) in connection with the Financing that is not contingent upon the Closing (including the approval of or entry into any agreement). Promptly following the request of any Seller, Buyer will reimburse the Sellers for any reasonable, documented out-of-pocket expenses (including reasonable, documented attorneys’ fees) incurred by the Sellers, their Subsidiaries or any of their respective Representatives in connection with the assistance required by this Section 6.10. Buyer shall indemnify and hold harmless each of the Sellers, their Subsidiaries and any of their respective Representatives from and against any and all Liabilities or losses suffered or incurred by them in connection with the cooperation provided pursuant to this Section 6.10 or any information provided in connection therewith, except to the extent (x) such Liabilities arise from the Fraud or willful misconduct of any Seller or its Subsidiaries or their respective Representatives, or (y) such Liabilities are directly and primarily the result of a material breach of this Agreement by any Seller. Nothing contained in this Section 6.10 or otherwise shall require any Seller or any Subsidiary thereof to be an issuer or other obligor with respect to the Financing. (iii) Buyer acknowledges and agrees that the obtaining of any Financing is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement (subject to the terms and conditions included herein) irrespective and independently of the availability of any Financing, as, if and when required by the terms of this Agreement. Section 6.11 Ginnie Mae Approval. (a) In the event that (i) the Ginnie Mae Approval is not received on or prior to August 15, 2019 and (ii) all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement set forth in Article VII (other than the PLS Approval, the condition set forth in Section 7.3(b)(ii) and conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, then Buyer shall have the option to proceed to Closing but defer the acquisition of the Ginnie Mae Assets until receipt of the Ginnie Mae Approval. Subject to Section 6.12, in such case, at the Closing, Buyer shall acquire the remainder of the 78

Acquired Assets and Assumed Liabilities, in accordance with the terms of this Section 6.11 (the “Ginnie Mae Option”), Section 2.4, Section 2.5 and Section 6.12. (b) Upon the exercise by Buyer of the Ginnie Mae Option, the term “Acquired Assets” shall be deemed to exclude the Ginnie Mae Assets, the term “Assumed Liabilities” shall be deemed to exclude all Liabilities related to the Ginnie Mae Assets and the Purchase Price to be paid at the Closing shall be reduced by the Ginnie Mae Amount (calculated as of the Closing Date). (c) In the event Buyer exercises the Ginnie Mae Option, the Parties hereby agree that, following the Closing, they shall use their reasonable best efforts to obtain the Ginnie Mae Approval as promptly as practicable. If the Ginnie Mae Approval is obtained on or prior to the Outside Date, then the transfer of the Ginnie Mae Assets to Buyer from the Sellers, along with assumption by Buyer of any Liabilities that would have otherwise constituted Assumed Liabilities, shall occur as soon as practicable following the Ginnie Mae Approval and in accordance with applicable investor and regulatory guidelines, and there shall be no further requirements or conditions to such transfer (the “Ginnie Mae Closing”). At the Ginnie Mae Closing, the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the Ginnie Mae Deposit Amount, together with all accrued investment income thereon, if any, to the Company, and the Buyer shall pay the remaining Ginnie Mae Amount (calculated as of the Ginnie Mae Closing) to Sellers by wire transfer of immediately available funds into an account designated by Sellers. If, however, despite the Parties’ utilizing their respective reasonable best efforts, the Ginnie Mae Approval is not obtained on or prior to the Outside Date, then the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the Ginnie Mae Deposit Amount to Buyer, and Buyer shall have no claim, right or interest in or to the Ginnie Mae Assets. Section 6.12 PLS Approval. (a) If (i) the Sale Provisions included in the Confirmation Order approved by the Bankruptcy Court do not contain provisions relating to the acquisition by Buyer of the PLS Assets acceptable to Buyer in its sole discretion and (ii) the Confirmation Order does not provide that the approval of each Securitization Trustee is unnecessary, the approval of each Securitization Trustee under each Private Investor Servicing Agreement with respect to the acquisition by Buyer of the applicable PLS Assets related to each such Private Investor Servicing Agreement in a form acceptable to Buyer in its sole discretion (clauses (i) and (ii) collectively, as applicable, the “PLS Approval”) is not received on or prior to the date on which all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement set forth in Article VII (other than the Ginnie Mae Approval, if applicable under Section 6.11, and other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, then Buyer shall proceed to Closing and will not acquire the applicable PLS Assets at Closing. Subject to Section 6.11, in such case, at the Closing, Buyer shall acquire the remainder of the Acquired Assets and Assumed Liabilities, in accordance with the terms of this Section 6.12 (the “PLS Holdback”), Section 2.4, Section 2.5 and Section 6.11. 79

(b) In the event that the PLS Holdback occurs, the term “Acquired Assets” shall be deemed to exclude the applicable PLS Assets, the term “Assumed Liabilities” shall be deemed to exclude all Liabilities related to the applicable PLS Assets and the Purchase Price to be paid at the Closing shall be reduced by the PLS Amount. (c) In the event that the PLS Holdback occurs, the Parties hereby agree that, following the Closing, they shall use their reasonable best efforts to obtain the PLS Approval as promptly as practicable; provided, however, that nothing contained herein shall limit Sellers’ ability to enter into or consummate an Alternative PLS Transaction in accordance with Section 5.4(c)(ii). If, prior to the Outside Date (i) a definitive agreement with respect to an Alternative PLS Transaction has not been entered into (or, if such agreement has been entered into but is no longer in effect) or an Alternative PLS Transaction has not been consummated and (ii) the PLS Approval is obtained, then the transfer of the applicable PLS Assets to Buyer from the Sellers, along with assumption by Buyer of any Liabilities that would have otherwise constituted Assumed Liabilities, shall occur as soon as practicable following the PLS Approval and in accordance with applicable investor and regulatory guidelines, and there shall be no further requirements or conditions to such transfer (the “PLS Closing”); provided, that, notwithstanding anything contained in this Agreement to the contrary, the Buyer and Sellers hereby acknowledge and agree that, in the event that the Bankruptcy Court determines (including as part of the Confirmation Order) that the Side Letters, or any rights or Liabilities of Sellers thereunder, must be assumed by Buyer in order for Buyer to purchase, acquire and accept the Servicing Agreements (as defined in each Side Letter), then Buyer, in its sole discretion, shall be entitled (but not obligated) to determine that such Servicing Agreements and Side Letters shall not be PLS Assets or Private Investor Servicing Agreements for purposes of the PLS Closing and Buyer shall not acquire such Servicing Agreements or Side Letters as part of the PLS Assets (such Servicing Agreements or Side Letters thereafter constituting Excluded Assets) or assume the Liabilities related thereto (such Liabilities thereafter constituting Excluded Liabilities), it being acknowledged and agreed by the Parties that (A) such determination shall not constitute the PLS Holdback and (B) the sale of any such Servicing Agreements or Side Letters by the Sellers to a party other than the Buyer following such determination by Buyer shall not be prohibited by this Agreement and shall not result in the payment of, or entitle the Buyer to, the payment of any fee, including the break-up fee described in Section 5.4(c)(ii) and Buyer shall have no claim, right or interest in or to the applicable Servicing Agreements or Side Letters. At the PLS Closing, the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the PLS Deposit Amount, together with all accrued investment income thereon, if any, to the Company, and the Buyer shall pay the remaining PLS Amount to Sellers by wire transfer of immediately available funds into an account designated by Sellers. If, however, prior to the Outside Date (x) a definitive agreement with respect to an Alternative PLS Transaction has been entered into (and remains in effect on the Outside Date) or an Alternative PLS Transaction has been consummated or (y) despite the Parties’ utilizing their respective reasonable best efforts, the PLS Approval is not obtained on or prior to the Outside Date, then, in each case, the Company and Buyer shall provide a joint written instruction to the Escrow Agent to release the PLS Deposit Amount to Buyer, and Buyer shall have no claim, right or interest in or to the applicable PLS Assets. Section 6.13 Transition Services Agreement. The Parties shall work together in good faith and use their respective reasonable best efforts to agree as to the terms of, and execute, a 80 transition services agreement, with terms and conditions substantially consistent with those set forth on Exhibit E, pursuant to which Sellers shall provide Buyer, and Buyer shall provide Sellers, as applicable, with certain services for a transitional period following the Closing Date (the “Transition Services Agreement”). Section 6.14 Refinancing. Unless otherwise agreed to in writing between the Parties, Sellers shall not, and shall cause their Affiliates, officers, directors, shareholders, managers, employees, brokers, correspondent lenders, agents and independent contractors working on the Sellers’ behalf to not, directly or indirectly, during the remaining term of any of the Mortgage Loans, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise take any action to solicit any obligor under any Mortgage Loan (a “Mortgagor”). Nothing in this Section 6.14 shall prohibit a Seller or a Seller’s Affiliate from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or Internet advertisements, or (c) taking any action as otherwise agreed upon in writing by the Parties. Section 6.15 Tax and Flood Contracts. Following the date of this Agreement, and in any event prior to the Closing Date, Sellers shall use their reasonable best efforts to provide Buyer with a valid, fully paid, transferrable life of the loan tax service contract and life of the loan flood certification contract for each Mortgage Loan that qualifies for such contracts. Buyer and Sellers shall use their reasonable best efforts to transfer such life of the loan tax service contracts and flood certifications from Sellers to Buyer promptly after the Closing Date; provided, however, that the Buyer shall be responsible for any and all fees, costs and expenses in connection with the transfer of such life of the loan tax service contracts and flood certifications. At least ten (10) Business Days prior to the Closing, Sellers shall provide a list from CoreLogic Inc. of all Mortgage Loans for which such a certification contract has not been provided, and the Purchase Price shall be adjusted with respect to such Mortgage Loans in accordance with the methodology described in the Illustrative Purchase Price Calculation, to the extent such certifications are not obtained prior to the Closing. Section 6.16 Acquired Consumer Direct and Wholesale Loans. (a) The Parties hereby knowledge and agree that, pursuant to this Agreement and the MIPA, and notwithstanding anything to the contrary contained herein or therein, Buyer shall acquire, or shall cause an Affiliate of Buyer to acquire, each Consumer Direct and Wholesale Pipeline Loan on the date that, and only to the extent that, such Consumer Direct and Wholesale Pipeline Loan is funded, closed and eligible for sale, as provided in this Section 6.16 (the “Acquired Consumer Direct and Wholesale Loans”), at a price and pursuant to a process that is determined in accordance with the Illustrative Purchase Price Calculation. (b) The Parties hereby acknowledge and agree that, following the Closing, Buyer shall pay to Sellers, by wire transfer of immediately available funds, an amount calculated in accordance with the Illustrative Purchase Price Calculation with respect to each Acquired Consumer Direct and Wholesale Loan in accordance with the Illustrative Purchase Price Calculation within two (2) Business Days of the Company’s notification to Buyer that such 81

Acquired Consumer Direct and Wholesale Loans have been funded and closed and the delivery to Buyer of the information contemplated by the Illustrative Purchase Price Calculation. (c) In connection with the foregoing, the Parties hereby acknowledge and agree that: (i) each Consumer Direct and Wholesale Pipeline Loan shall be deemed to be a “Mortgage Loan” (as defined in the MIPA) pursuant to the terms of the MIPA; (ii) Financial shall be deemed to have made the same representations and warranties with respect to the Acquired Consumer Direct and Wholesale Loans, as of the date each such Acquired Consumer Direct and Wholesale Loan is funded, closed and acquired by the Buyer, as Financial has made with respect to the Mortgage Loans (as defined in the MIPA) pursuant to the MIPA; and (iii) Financial and Buyer shall each be deemed to have made the same covenants and shall have the same obligations or, to the extent applicable, Buyer shall cause one or more of its Affiliates to make such covenants and agree to such obligations (and to acknowledge and agree, in writing, to the terms of this Section 6.16), with respect to such Acquired Consumer Direct and Wholesale Loans as if such Acquired Consumer Direct and Wholesale Loans were included as Mortgage Loans (as defined in the MIPA) pursuant to the MIPA. Section 6.17 Correspondent Pipeline Loans. (a) The Parties hereby acknowledge and agree that, the Purchase Price attributable to the Correspondent Pipeline Loans shall be determined in accordance with the Illustrative Purchase Price Statement and the Transaction Accounting Principles and paid on the Closing Date. (b) In connection with the foregoing, the Parties hereby acknowledge and agree that: (i) each Correspondent Pipeline Loan shall be deemed to be a “Mortgage Loan” (as defined in the MIPA) pursuant to the terms of the MIPA; (ii) Financial shall be deemed to have made the same representations and warranties with respect to the Correspondent Pipeline Loans, as of the date each such Correspondent Pipeline Loan is funded and closed in accordance with its terms, as Financial has made with respect to the Mortgage Loans (as defined in the MIPA) pursuant to the MIPA. (iii) Financial and Buyer shall each be deemed to have made the same covenants and shall have the same obligations or, to the extent applicable, Buyer shall cause one or more of its Affiliates to make such covenants and agree to such obligations (and to acknowledge and agree, in writing, to the terms of this Section 6.17), with respect to such Correspondent Pipeline Loans as if such Correspondent Pipeline Loans were included as Mortgage Loans (as defined in the MIPA) pursuant to the MIPA. 82

CONDITIONS TO OBLIGATION TO CLOSE Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated by this Agreement in connection with the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Buyer of the following conditions: (a) (i) each of the representations and warranties set forth in Article III (other than as set forth in clause (ii) of this Section 7.1(a)) shall be true and correct on the date of this Agreement and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) would not reasonably be likely to result in a Material Adverse Effect and (ii) each of the Seller Fundamental Representations shall be true and correct in all material respects (except that any representation or warranty that is qualified by materiality shall have been true and correct in all respects) on the date of this Agreement and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date); (b) Sellers shall have performed and complied in all material respects with all covenants and agreements hereunder required to be performed or complied with by them prior to the Closing; (c) Buyer shall have received a certificate signed by an authorized officer of each Seller, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (a) and (b); (d) each delivery contemplated by Section 2.5(b) to be delivered to Buyer shall have been delivered; (e) the representations and warranties made by Financial in the MSRPA and the other Related Agreements shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) would not reasonably be likely to result in a Material Adverse Effect; (f) on or prior to the Closing Date, the required Investor Consents from Fannie Mae and Ginnie Mae shall have been issued by Fannie Mae and Ginnie Mae and delivered to Buyer; (g) on or before the Closing Date, Buyer shall have received, in form and substance reasonably satisfactory to Buyer, an Assignment Agreement providing for the conveyance of the MSRPA Servicing Rights on the Closing Date; and 83

(h) Financial shall have settled prior to the Closing Date any outstanding compensatory fees or any similar charges on the MSRPA Servicing Rights, other than as would not reasonably be likely to result in a Material Adverse Effect. Section 7.2 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the transactions contemplated by this Agreement in connection with the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Sellers of the following conditions: (a) the representations and warranties set forth in Article IV shall have been true and correct in all material respects (except that any representation or warranty that is qualified by materiality shall have been true and correct in all respects) on the date of this Agreement and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date); (b) Buyer shall have performed and complied in all material respects with all covenants and agreements hereunder required to be performed or complied with by it prior to the Closing; (c) Sellers shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (a) and (b); (d) each payment contemplated by Section 2.5(a) to be made to Sellers or the Escrow Agent shall have been made, and each delivery contemplated by Section 2.5(c) to be delivered to Sellers shall have been delivered; (e) the representations and warranties made by Buyer in the MSRPA and the other Related Agreements shall be true and correct in all material respects (except that any representation or warranty that is qualified by materiality shall have been true and correct in all respects) as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date); (f) on or prior to the Closing Date, the required Investor Consents from Fannie Mae and Ginnie Mae shall have been issued by Fannie Mae and Ginnie Mae and delivered to Financial; and (g) on or before the Closing Date, Financial shall have received, in form and substance reasonably satisfactory to Financial, an Assignment Agreement providing for the conveyance of the MSRPA Servicing Rights on the Closing Date. Section 7.3 Conditions Precedent to Sellers’ and Buyer’s Obligations. The respective obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement in connection with the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions: (a) (i) the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to Buyer, and the Confirmation Order shall contain the 84

Sale Provisions, which shall be in form and substance acceptable to Buyer in its sole discretion; provided, that in the event that the termination right contemplated by Section 8.1(c)(vi) became available but was not exercised in accordance with its terms, the condition in this Section 7.3(a) shall deemed to have been satisfied upon entry of a Confirmation Order without regard to whether it is in form and substance reasonably acceptable to Buyer, and (ii) no order staying, reversing, vacating or modifying the Confirmation Order shall be in effect on the Closing Date, and the Plan shall have become effective in accordance with its terms and the Confirmation Order; (b) (i) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination under the HSR Act shall have been granted, (ii) the Ginnie Mae Approval shall have been obtained and (iii) the Fannie Mae Approval shall have been obtained; and (c) no material Decree or Law of a Governmental Authority of competent jurisdiction shall be in effect that prohibits consummation of the transactions contemplated by this Agreement. Section 7.4 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated by this Agreement set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to comply with any provision of this Agreement or by any other breach by them of a representation, warranty, or covenant hereunder. TERMINATION Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as provided below: (a) by the mutual written consent of the Parties; (b) by any Party by giving written notice to the other Parties if: (i) any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to Buyer, on the one hand, or any Seller, on the other hand, if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of Buyer or any Seller, as applicable, to have fulfilled any of its obligations under this Agreement; (ii) the Closing shall not have occurred prior to the close of business on December 31, 2019 (the “Initial Outside Date”); provided, however, that if (A) the Closing shall not have occurred due to the conditions to Closing set forth in Section 7.3(b) remaining 85 unsatisfied or being unable to be lawfully waived and (B) all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Outside Date shall have been so fulfilled, or lawfully waived, then the Company or Buyer may, in its sole discretion, extend the Initial Outside Date for two additional thirty (30) day periods by delivery of written notice of such extension to the other Party no fewer than three (3) Business Days before the Initial Outside Date or the end of the first thirty (30)-day extension period, as applicable (in each case, the Initial Outside Date as extended pursuant to this Section 8.1(b)(ii), the “Outside Date”); provided, further, that if the Closing shall not have occurred on or before the Outside Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii); (iii) (a) Sellers enter into a definitive agreement with respect to an Alternative Transaction, (b) the Bankruptcy Court enters an order approving the Alternative Transaction and (c) if Buyer has been designated as the back-up bidder in accordance with Section 5.4(e), the Back-Up Termination Date has occurred; (iv) Fannie Mae or Ginnie Mae shall have notified the Company, Buyer or Sellers in writing that the Fannie Mae Approval, the Ginnie Mae Approval or such Mortgage Agency’s Investor Consent, respectively, shall not be able to be obtained prior to the Outside Date; (v) the Term Loan Lender Approval has not been delivered by the date that is five (5) Business Days following the date of this Agreement; (c) by Buyer by giving written notice to each Seller if: (i) there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement which would result in a failure of a condition to the obligations of Buyer set forth in Section 7.1(a) or Section 7.1(b), and such breach, if curable, has not been cured by such Seller prior to the earlier to occur of (A) ten (10) Business Days after receipt of Buyer’s notice of such breach and (B) the Outside Date; (ii) the outstanding debt under the DIP Facilities shall have been accelerated; (iii) the RSA shall have been terminated; (iv) one or more of the Bankruptcy Cases is converted to cases under chapter 7 of the Bankruptcy Code, one or more of the Bankruptcy Cases is dismissed, or a trustee with powers to operate any Seller in the Bankruptcy Cases is appointed; (v) the Bankruptcy Court grants an order that would (A) have an adverse effect on the ability to consummate a material portion of the transactions contemplated by this Agreement, (B) constitute a Material Adverse Effect or (C) prevent the consummation of the transactions contemplated by this Agreement, and such relief is not dismissed, vacated or modified such that it would no longer result in such effects within ten (10) Business Days following notice thereof to Sellers from Buyer; 86

(vi) the Bankruptcy Court shall have (A) entered an order confirming the Plan or any other Plan of Reorganization that is not in form and substance reasonably acceptable to Buyer or the Confirmation Order or any other order relating to the sale does not contain the Sale Provisions in form and substance acceptable to Buyer in its sole discretion or (B) directed the Parties to submit a Confirmation Order that does not provide (or otherwise expressly indicated (e.g., from the bench or in chambers) that it will not enter a Confirmation Order that provides) for the sale to Buyer of the Acquired Assets “free and clear” of all Liens (other than Permitted Liens), including Claims that are the subject of section 363(o) of the Bankruptcy Code, to the maximum extent permitted by the Bankruptcy Code; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c)(vi) shall expire two (2) Business Days following the earliest occurrence of any event giving rise to such termination right and the conclusion of the hearing to consider the Confirmation Order; or (d) by any Seller by giving written notice to Buyer and the other Sellers if: (i) there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement which would result in a failure of a condition to the obligations of Sellers set forth in Section 7.2(a) or Section 7.2(b), and such breach, if curable, has not been cured by Buyer prior to the earlier to occur of (A) ten (10) Business Days after receipt of such Seller’s notice of such breach and (B) the Outside Date; (ii) the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but which would be capable of being satisfied if the Closing were to occur) have been satisfied or waived, and Buyer does not consummate the Closing on the date and at the time provided in Section 2.4. Section 8.2 Effect of Termination. (a) If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Section 3.17, Section 6.6, Article X (solely with respect to the other covenants and agreements hereunder that expressly survive such termination), and this Section 8.2 shall survive any such termination) and no Party shall have any Liability (except as set forth in Section 5.4 or this Section 8.2) to the other Parties hereunder; provided, however, that nothing in this Section 8.2 shall relieve any Party from Liability for any breach of this Agreement occurring prior to any such termination; provided, further, however, that absent Fraud (only with respect to clauses (i)(B) and (ii) below) or willful misconduct, and other than as provided in Section 5.4 or this Section 8.2, notwithstanding anything to the contrary contained in this Agreement, (i) the maximum Liability of Sellers under this Agreement (including for any and all such breaches or if this Agreement is terminated by Buyer pursuant to Section 8.1) shall not exceed (A) prior to the Closing, an aggregate amount equal to the Termination Payment and the Expense Reimbursement and (B) if the Closing occurs, to the extent payable to Buyer in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, any amounts remaining in the Closing Escrow Accounts and (ii) the maximum aggregate Liability of Buyer under this Agreement (including for any and all such breaches, including if this Agreement is terminated by any Seller pursuant to Section 8.1(d)) shall not exceed the amount of 87 the Deposit Escrow Amount. In no event shall any Party have any Liability for consequential, special, incidental, indirect, or punitive damages, lost profits, or similar Liabilities, in each case other than to the extent reasonably foreseeable; provided that the limitations in this sentence shall not apply to Liabilities arising as a result of third party claims. (b) If this Agreement is terminated pursuant to Section 8.1(b)(iii) and Buyer is not then in breach of any of its obligations under this Agreement, then Sellers shall pay Buyer the Termination Payment in accordance with Section 5.4(a). (c) The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms, and nothing in this Section 8.2 shall relieve the Company or Buyer’s Subsidiary of their respective obligations under the Confidentiality Agreement. INDEMNIFICATION Section 9.1 Survival of Representations, Warranties and Covenants. The respective representations and warranties made by Sellers, on the one hand, and Buyer, on the other hand, in this Agreement, the MSRPA and each other Related Agreement, and the rights under Section 9.2(a) (with respect the Buyer Indemnitees) and Section 9.3(a) (with respect to the Seller Indemnitees) with respect to such representations and warranties, in each case, shall survive the Closing but shall expire and terminate at 11:59 p.m. (Eastern time) on the date that is the second (2nd) anniversary of the Closing Date (the “Expiration Time”) and any liability of any Seller or Buyer with respect to such Party’s respective representations and warranties shall thereupon cease; provided, however, that if, at any time prior to the Expiration Time, any Seller (on behalf of a Seller Indemnitee) or Buyer (on behalf of a Buyer Indemnitee) delivers to the other Party a claim for indemnification pursuant to the provisions of this Article IX asserting a claim with respect to any of the indemnifiable matters herein, then such indemnification claim shall survive the Expiration Time until such time as such claim or claims are settled or otherwise fully and finally resolved. All covenants of the Parties made in this Agreement, the MSRPA or any other Related Agreement shall terminate and expire when performed in accordance with their terms. Section 9.2 Indemnification of Buyer. Sellers shall, jointly and severally, indemnify, defend and hold Buyer and its officers, directors, employees, agents and representatives and its and their respective Affiliates (each, a “Buyer Indemnitee”) harmless from, and will reimburse such Buyer Indemnitee for, without duplication, any and all Damages incurred by such Buyer Indemnitee to the extent that such Damages arise out of, relate to, or result from: (a) the breach of any warranty or the inaccuracy of any representation made by any Seller in this Agreement, the MSRPA or any other Related Agreement; (b) any breach of any covenant or agreement made by any Seller in this Agreement, the MSRPA or any other Related Agreement; (c) any Excluded Liability or any Excluded Asset; (d) any GNMA Pre-Closing Liabilities; and 88

(e) with respect to the MSRPA, including the MSRPA Servicing Rights sold, assigned, transferred, conveyed and delivered thereunder (provided that all capitalized terms used in clauses (i) through (xiii) below and not otherwise defined herein shall have the meanings provided such terms in the MSRPA): (i) any inadequate, inaccurate or improper acts or omissions, actual or alleged, related to the origination or servicing of the Mortgage Loans, and any failure, actual or alleged, to comply with all applicable Investor and Agency requirements and guidelines, Accepted Servicing Practices and all Applicable Requirements related to the origination or servicing of the Mortgage Loans, in each case or circumstance, to the extent any of the foregoing relate to or arise from such acts or omissions occurring prior to the Sale Date; (ii) any Claim (as defined in the MSRPA) or other litigation, action or proceeding (including any class action involving the Seller or any Originator or Prior Servicer, the Servicing Rights or the Mortgage Loans), and any pre-Sale Date settlement of any Claim (as defined in the MSRPA) or other litigation, action or proceeding, arising out of events occurring in whole or in part before the applicable Sale Date, including any such pending or threatened Claim (as defined in the MSRPA) or other litigation, action or proceeding; (iii) any act or omission of the Seller, any Originator or Prior Servicer; (iv) the amount of any curtailments and denied insurance or guaranty claims by an Agency or an Insurer arising out of or related to any act or omission by the Seller prior to the Sale Date; (v) any inaccuracies in any data provided to the Buyer by or on behalf of the Seller; (vi) any misrepresentation, omission, negligence, error or fraud or similar action on the part of any Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with (1) the origination of any Mortgage Loan or (2) the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property prior to the Servicing Transfer Date; (vii) any unreimbursed amounts of any Advances made prior to the Servicing Transfer Date, including any deductions, disallowances, curtailments or denials by an Agency or an Insurer with respect to such Advances; (viii) REO and/or foreclosure Damages, and any related third party expenses incurred prior to the Sale Date, including reasonable industry standard attorneys’ fees and restoration expenses, in each case to the extent such expenses are the responsibility of the Servicer and not reimbursable by the applicable Agency under Applicable Requirements; (ix) the continuation by the Buyer of any past practices of the Seller or any Prior Servicer (resulting from the information and electronic data provided by the Seller/Prior Servicer to the Buyer) that fail to comply with Applicable Requirements (including effects of abusive or deceptive collection costs, improperly initiated foreclosures and imposition 89 of improper fees or interest charges); provided, that, Sellers shall have no indemnification obligations pursuant to this Section 9.2(e)(ix) for any incremental losses arising after the period the Buyer discovered (or should have discovered in accordance with standard servicing practices) such past practice that fails to comply with Applicable Requirements during the servicing of the Mortgage Loans after the Servicing Transfer Date; (x) any compensatory fees or other similar penalties or charges to be paid to or deducted by the Investor or Agency with respect to the Servicing Rights or the Advances arising out of or related to any act or omission of the Seller prior to the applicable Sale Date, including failure to meet any “first legal” or other timeline requirements of the applicable Agency prior to the applicable Sale Date; (xi) any special hazard (e.g., earthquake, hurricane, flood and fire) losses or REO property or foreclosure related losses arising from events, acts or omissions prior to the applicable Sale Date, in each case to the extent not reimbursable to the Buyer by the applicable Agency under Applicable Requirements; (xii) the Mortgage Loans set forth on Schedule 4.6.16 of the MSRPA, including unreimbursed Advances and costs and expenses of conveying the associated Mortgaged Property to HUD, except to the extent such Damages result from a failure to service such Mortgage Loans in accordance with Applicable Requirements on and after the Servicing Transfer Date; and (xiii) with respect to any Mortgage Loan guaranteed by the VA or USDA, any VA or USDA claim reductions resulting from property value shortfalls with respect to such Mortgage Loan that is ninety (90) days or more delinquent as of the applicable Sale Date. (f) any Damages suffered by the Buyer due to missing or defective Asset Files required to be delivered to the Buyer pursuant to this Agreement, the MSRPA, the Related Agreements or, to the extent applicable, that result in the delay or failure to timely final certify or recertify any Investor Pool; Section 9.3 Indemnification of Sellers. Buyer shall indemnify, defend and hold Sellers and their officers, directors, employees, agents and representatives and their respective Affiliates (each, a “Seller Indemnitee”) harmless from, and will reimburse the Seller Indemnitee for, without duplication, any and all Damages incurred by the Seller Indemnitee to the extent that such Damages arise out of, relate to, or result from: (a) the breach of any warranty or the inaccuracy of any representation made by Buyer in this Agreement, the MSRPA or any other Related Agreement; (b) any breach of any covenant or agreement made by Buyer in this Agreement, the MSRPA or any other Related Agreement; (c) any Assumed Liability after the Closing Date or any Acquired Asset after the Closing Date; and 90

(d) with respect to the MSRPA, including the Servicing Rights sold, assigned, transferred, conveyed and delivered thereunder (provided that any capitalized term used in clauses (i) and (ii) below shall have the meanings provided such terms in the MSRPA): (i) any act or omission of the Buyer in its performance of servicing activities on or after the applicable Servicing Transfer Date (other than in connection with the continuation by the Buyer of any past practices of the Seller or any Prior Servicer (resulting from the information and electronic data provided by the Seller/Prior Servicer to the Buyer) that fail to comply with Applicable Requirements, provided that, indemnification shall be provided pursuant to this Section 9.3(d)(i) for any incremental losses arising after the period the Buyer discovered (or should have discovered in accordance with standard servicing practices) such past practice that fails to comply with Applicable Requirements during the servicing of the Mortgage Loans after the Servicing Transfer Date); (ii) any act or omission of any subservicer engaged by the Buyer on or after the applicable Servicing Transfer Date (other than in connection with the continuation by the Buyer of any past practices of the Seller or any Prior Servicer (resulting from the information and electronic data provided by the Seller/Prior Servicer to the Buyer) that fail to comply with Applicable Requirements, provided that, indemnification shall be provided pursuant to this Section 9.3(d)(ii) for any incremental losses arising after the period the subservicer discovered (or should have discovered in accordance with standard servicing practices) such past practice that fails to comply with Applicable Requirements during the servicing of the Mortgage Loans after the Servicing Transfer Date); and (iii) any action not in accordance with the terms of the Interim Servicing Agreement or Applicable Requirements that Financial takes at the written request or instruction (which may be in the form of an email) of Buyer under the Interim Servicing Agreement. Section 9.4 Limitations. (a) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be obligated to indemnify any Buyer Indemnities with respect to any claim for indemnification unless and until (i) first, with respect to any claim for Damages incurred, or reasonably likely to be incurred, related to any specific asset type listed on Section 9.4(a) of the Disclosure Schedule, the amount of the reserve corresponding to such asset type reflected on such Disclosure Schedule is applied to offset the amount of such Damages, and (ii) second, the aggregate amount of other Damages incurred, or reasonably likely to be incurred (after giving effect to clause (i) above), with respect to all such claims exceeds $7,500,000 (the “Deductible”). In addition, the following limitations shall apply to the rights of the Parties to seek indemnification under Section 9.2 and Section 9.3 (but for the avoidance of doubt shall not apply to Damages incurred by Buyer Indemnities up to and including the amount of the Deductible): (i) neither Buyer, on the one hand, nor any Seller, on the other hand, shall be obligated to indemnify the other Party with respect to any individual claim (or groups of claims arising from the same (A) facts and circumstances, (B) type of breach, act or omission, or 91

(C) underlying cause (“Related Claims”)) for indemnification hereunder if the Damages with respect to such claim (or related claims) are less than $15,000 (the “De Minimis Amount”); (ii) neither Buyer, on the one hand, nor any Seller, on the other hand, shall be obligated to indemnify the other Party with respect to any claim for indemnification hereunder if the Damages with respect to all such claims are less than $1,000,000 (the “Basket”), disregarding any individual claims (or Related Claims) that do not exceed the De Minimis Amount, in the aggregate, provided, that when the aggregate amount of such indemnification claims exceeds the amount of the Basket, such indemnified party shall be indemnified for (and receive from the indemnifying party) the entire amount of such aggregate Damages, including the amount of the Basket; and (iii) the maximum aggregate indemnifiable Damages that Buyer shall be required to pay to the Seller Indemnitees, and that Sellers shall be required to pay to the Buyer Indemnitees, for indemnification hereunder shall, in each case, be limited in the aggregate to $25,000,000.00 (the “Cap”); provided, that, for the avoidance of doubt, with respect to Sellers’ indemnification of the Buyer Indemnitees hereunder, the aggregate amount of indemnification payments that Sellers shall be required to pay hereunder shall be the aggregate amount then remaining in the Indemnification Escrow Account. (b) Other than in the case of Fraud, the release of the Deposit Escrow Amount to Sellers in accordance with Section 2.3(b)(iv) and except for equitable remedies (including pursuant to Section 10.10), the indemnification rights provided under this Article IX shall be the sole and exclusive remedy of the Buyer Indemnitees or Seller Indemnitees, as applicable, for any inaccuracy in or breach of any representations, warranties or covenants of Sellers or Buyer, respectively, contained in this Agreement, the MSRPA or any other Related Agreement. In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Sellers or any of their Affiliates, or Buyer or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Section 9.5 Indemnification Claims Procedures. (a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Party from whom indemnification is sought. (b) In the event that a claim or other Litigation shall be instituted, or that any claim or demand shall be asserted, by any third party (including any Governmental Authority or Mortgage Agency) in respect of which indemnification may be sought under this Article IX (an “Indemnification Claim”), the indemnified party shall promptly provide written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this Article IX to the indemnifying party. The failure of the indemnified party to give reasonably prompt written notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying 92 party is materially prejudiced as a result of such failure. If the indemnifying party gives notice (the “Notice of Assumption”) to the indemnified party within fifteen (15) days (or sooner, if the nature of the Indemnification Claim so requires) after the indemnified party has given notice to the indemnifying party of the Indemnification Claim that the indemnifying party elects to assume the defense of the Indemnification Claim, the indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice and who is reasonably acceptable to the indemnified party and, subject to Section 9.5(c) and Section 9.5(d), to defend against, negotiate, settle or otherwise deal with such Indemnification Claim, which relates to any Damages indemnifiable by it hereunder. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his, her or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel if applicable) for all indemnified parties in connection with any Indemnification Claim. Buyer and Sellers agree to cooperate fully, and to cause the respective Buyer Indemnitees and Seller Indemnitees to cooperate fully, with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. The Parties acknowledge and agree that Sellers shall have the right to enforce the Confirmation Order in defending any indemnifiable claims pursuant to this Article IX. (c) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.5(d), no Party (including in their capacity as an indemnifying party or an indemnified party) shall, without the written consent of the other Party, (i) take any action on an Indemnification Claim, enter into any settlement regarding, or compromise, modify or limit, any assets, rights or claims of the other Party, including with respect to an Indemnification Claim, or (ii) permit a default or consent to entry of any judgment with respect thereto; provided, that the indemnifying party may settle the Indemnification Claim without the written consent of the indemnified party if the terms of the settlement (i) provide solely for monetary damages which are to be paid entirely by the indemnifying party, (ii) do not provide for any finding or admission, directly or indirectly, of any violation of Law by the indemnified party, and (iii) do not contain any Decree which in any manner affects, restrains or interferes with the business of the indemnified party or its Affiliates. (d) Notwithstanding anything to the contrary herein, an indemnified party shall have the full right to control the defense, compromise and settlement of any third-party claims at the reasonable expense of the indemnifying party if (i) the claim seeks an injunction or other equitable relief with respect to the Acquired Assets or Assumed Liabilities, (ii) the claim involves criminal allegations related to Buyer or any of its Affiliates, officers, managers or employees, (iii) the claim involves claims for Damages that exceed the remaining portion of the Cap by an amount greater than such portion of the Cap remaining after application of all Damages sought to be recovered by the indemnified parties, or (iv) the indemnifying party fails to use commercially reasonable efforts to pursue the prosecution and/or settlement of such Indemnification Claim or fails to notify the indemnified party of its assumption of the defense of 93 such Indemnification Claim within fifteen (15) days as provided in Section 9.5(b). Assumption by the indemnified party of control of any such defense, compromise, or settlement in accordance with this Section 9.5(d) shall not be deemed a waiver by it of its right to indemnification hereunder. However, the consent requirements and their exclusions contained in Section 9.5(c) above shall apply to any defense, compromise or settlement undertaking by an indemnified party pursuant to this Section 9.5(d) if any such defense, compromise or settlement involves a claim for indemnification under this Article IX pursuant to which the indemnifying party would be required to make all or substantially all of any cash payment pursuant to any such compromise or settlement. The indemnifying party may participate in, but not control, any defense or settlement controlled by the indemnified party pursuant to this Section 9.5(d), and the indemnifying party shall bear its own costs and expenses with respect to such participation. Section 9.6 Calculation of Indemnity Payments. (a) The amount of any Damages for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the indemnified party (including under insurance policies) with respect to such Damages (net of any applicable deductibles, co-payments, premium increases, “retro premium” adjustments and similar costs or expenses incurred in obtaining such benefit or recovery), and the indemnified party will use commercially reasonable efforts to pursue such amounts. (b) If an indemnified party recovers an amount from a third party in respect of Damages that are the subject of indemnification hereunder (after all or a portion of such Damages have been paid by an indemnifying party pursuant to this Article IX) and the indemnified party seeks recovery from such third party (i) prior to the three (3) year anniversary of the Closing Date or (ii) within one (1) year of the resolution of the claim for indemnification made hereunder, in the event that such claim remained unresolved (and, therefore, outstanding), following the two (2) year anniversary of the Closing Date, then, in each case, the indemnified party shall promptly remit to the Escrow Agent (or, to the extent that the Escrow Agreement has been terminated in accordance with its terms, to the indemnifying party) the excess (if any) of (x) (A) the amount paid by such third party in respect of such Damages (net of any applicable deductibles, co-payments, premium increases, “retro premium” adjustments and similar costs or expenses incurred in obtaining such benefit or recovery) plus (B) the amount received by the indemnified party from the indemnifying party in respect thereof pursuant to this Article IX minus (y) the full amount of the Damages, and the indemnified party will use commercially reasonable efforts to pursue such amounts. Section 9.7 Additional Indemnification Considerations. (a) Notwithstanding anything in this Agreement or any Related Agreement to the contrary and other than with respect to the representations, warranties and covenants in Section 3.4 and Section 6.10 of this Agreement, and Section 6.12 of the MSRPA, for purposes of establishing whether any matter is indemnifiable (including with respect to the determination of whether there is an inaccuracy or breach of any representation, warranty or covenant in this Agreement or any Related Agreement) under this Article IX, and for purposes of determining the amount of any indemnifiable Damages under this Article IX, such representations, warranties and covenants in this Agreement and any Related Agreement shall be determined without giving 94 effect to any materiality or Material Adverse Effect qualifications to such representations, warranties or covenants. (b) No information or knowledge of any Party, nor the results of any due diligence or investigation by any Party (including in relation to the other Party, Acquired Assets, Assumed Liabilities, the Mortgage Loans, the Servicing Rights (as defined in the MSRPA) or other assets), shall affect, waive, modify, limit, or diminish: (i) any representation or warranty of any Party contained in this Agreement or any Related Agreement; or (ii) any other Party’s right to rely upon such representations and warranties, including with respect to any claims for indemnification hereunder. (c) All indemnification payments made pursuant to this Article IX shall be treated by all Parties as adjustments to the Purchase Price. (d) Each party that is eligible for indemnification under this Article IX, as the case may be, in respect of a Damage or cost and expense shall use its commercially reasonable efforts consistent with requirements of Applicable Requirements with respect to mitigation of damages to mitigate such Damage in a commercially reasonable manner; provided, however, that such mitigation will not cause such indemnified party to incur any costs and expenses without being reimbursed therefor; and, provided further, the failure to mitigate by a party shall not affect the indemnifying Party’s obligation to indemnify the indemnified party or parties except to the extent such failure to mitigate results in any material prejudice to the indemnifying Party and then only to the extent of such material prejudice and a violation of requirements of Applicable Requirements with respect to mitigation of damages. Each such indemnified party shall furthermore reasonably cooperate with the indemnifying Party, at the indemnifying Party’s reasonable request and expense, in connection with any efforts by the indemnifying Party to mitigate such Damage. (e) The Buyer Indemnitees and Seller Indemnitees shall use commercially reasonable efforts to fully enforce the Confirmation Order with respect to any Lien, Liability or other matter whose treatment is addressed in the Confirmation Order before making a claim pursuant to this Article IX with respect to such matters, it being understood that the Confirmation Order shall be used first to defend against any Lien, Liability or other matter whose treatment is addressed in the Confirmation Order before making an indemnification claim pursuant to this Article IX with respect to such matters; provided, however, that the costs and expenses of any Buyer Indemnitee or Seller Indemnitee of such enforcement of the Confirmation Order shall constitute Damages for the purposes of this Agreement and shall not be subject to the De Minimis Amount. (f) Notwithstanding anything in this Agreement to the contrary, the Sellers shall only be required to indemnify Buyer under Section 9.2(d) for any Damages incurred with respect to GNMA Pre-Closing Liabilities to the extent that such Damages exceed forty percent (40%) of the amount of the Liabilities for originations set forth in the Final Statement in respect of the GNMA Pre-Closing Liabilities. (g) Notwithstanding anything herein to the contrary, any Person making an Indemnification Claim under this Article IX must give notice to the indemnifying party of any 95 such Indemnification Claim in writing in reasonable detail prior to the expiration of the second (2nd) anniversary of the Closing Date. Any Indemnification Claim not made on or prior to that date will be irrevocably and unconditionally released and waived. Section 9.8 Indemnification Escrow Amount. The Parties agree that payment of any claims indemnifiable by Sellers in accordance with this Article IX from the available amounts in the Indemnification Escrow Account will be the sole and exclusive remedy and source of recovery for payment of such indemnification obligations of the Sellers, other than in the case of Fraud. MISCELLANEOUS Section 10.1 Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants. For the avoidance of doubt, Buyer shall pay all recording fees arising from the transfer of the Acquired Assets. Section 10.2 Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof. Section 10.3 Incorporation of Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof. Section 10.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any other provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10.4 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Section 10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without 96 the prior written consent of the other Parties; provided that, notwithstanding the foregoing, without obtaining such prior written consent Buyer may assign either this Agreement or any of its rights, interests, or obligations hereunder to an Affiliate of Buyer at any time in its discretion (including, for the avoidance of doubt, an assignment by Buyer to one or more of its Affiliates of Buyer’s rights hereunder to acquire any Acquired Assets and/or assume any Assumed Liabilities), provided, however, that Buyer shall not be relieved of its obligations hereunder in the event of such assignment to an Affiliate. Section 10.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid and return receipt requested); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below: If to any Seller: Ditech Holding Corporation 1100 Virginia Drive, Suite 100A Ft. Washington, Pennsylvania 19034 Attention: John Haas, General Counsel, Chief Legal Officer and Secretary E-mail: JHaas@ditech.com With a copy (which shall not constitute notice to Sellers) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Frederick S. Green; Ray C. Schrock, P.C.; Gavin Westerman; and Sunny Singh Facsimile: (212) 310-8007 E-mail: Frederick.Green@weil.com Ray.Schrock@weil.com Gavin.Westerman@weil.com Sunny.Singh@weil.com If to Buyer: New Residential Investment Corp. 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Varun Wadhawan and Jonathan Grebinar E-mail: vwadhawan@fortress.com jgrebinar@fortress.com With a copy (which shall not constitute notice to Buyer) to: 97

Sidley Austin LLP 2021 McKinney Ave, Suite 2000 Dallas, Texas 75201 Attention: Jessica Boelter, William Howell and Aaron J. Rigby Facsimile: (214) 981-3400 E-mail: jboelter@sidley.com bhowell@sidley.com arigby@sidley.com Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6. Section 10.7 Governing Law. This Agreement (and any claims, disputes, rights and obligations of the Parties hereunder (whether based on Contract, tort or any other theory) directly or indirectly based upon or arising out of this Agreement or the negotiation, execution or performance of this Agreement) shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. Section 10.8 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated by this Agreement or thereby and agrees that all claims in respect of such Litigation may be heard and determined in such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.6; provided, however, that nothing in this Section 10.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby. Section 10.9 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. 98

Section 10.10 Specific Performance. The Parties acknowledge and agree that the other Parties and their respective Affiliates and estates would be damaged irreparably in the event the other Parties do not perform their obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non-breaching Party may have under Law or equity, each non-breaching Party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the Parties pursuant to this Section 10.10 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages that such Party is entitled to seek or collect. Section 10.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. Section 10.12 No Third Party Beneficiaries. Except as otherwise expressly provided in Section 10.13, this Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns. Section 10.13 Non-Recourse. All claims or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or other Representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each 99

Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 10.13. Section 10.14 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Section 10.15 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. Any disclosure set forth in one section or subsection of the Disclosure Schedule shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure, notwithstanding the absence of a specific cross-reference. The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule. The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties, or covenants set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the applicable section of the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement. Section 10.16 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Section 10.17 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. [Remainder of page intentionally left blank.] 100

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written. DITECH HOLDING CORPORATION By: /s/ Gerald Lombardo Name: Gerald Lombardo Title: Chief Financial Officer [Signature Page to Asset Purchase Agreement]

DITECH FINANCIAL LLC By: /s/ Jeanetta Brown Name: Jeanetta Brown Title: Vice President and Assistant Secretary [Signature Page to Asset Purchase Agreement]

NEW RESIDENTIAL INVESTMENT CORP. By: /s/ Nicola Santoro, Jr. Name: Nicola Santora, Jr. Title: Chief Financial Officer [Signature Page to Asset Purchase Agreement]

EXHIBIT A Escrow Agreement 102 WEIL:\97071286\6\41703.0011

EXECUTION VERSION ESCROW AGREEMENT THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2019, by and among Ditech Holding Corporation, a Maryland corporation (“Seller”), and New Residential Investment Corp., a Delaware corporation (“Buyer” and, together with Seller, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below). RECITALS WHEREAS, this Agreement is being entered into in connection with that certain Asset Purchase Agreement (as amended, supplemented or otherwise modified from time, the “Purchase Agreement”), dated as of June 17, 2019, by and among Seller and Ditech Financial LLC, a Delaware limited liability company (“Financial” and together with the Seller, the “Sellers”), and Buyer, pursuant to which, subject to certain conditions specified therein, Buyer has agreed to purchase, acquire and assume from Sellers all of the Acquired Assets and Assumed Liabilities, as defined in the Purchase Agreement (the “Transaction”); WHEREAS, the parties hereto have agreed to establish an escrow arrangement for the purposes set forth in the Purchase Agreement; and WHEREAS, the Purchase Agreement contemplates five (5) deposits with the Escrow Agent as follows: (i) concurrently with the execution of the Purchase Agreement, Buyer shall deposit an amount equal to $70,000,000 (the “Deposit Escrow Amount”) via wire transfer of immediately available funds to the Escrow Agent to be held in an escrow account (the “Deposit Escrow Account”); (ii) if applicable, no later than one (1) Business Day following termination of the Purchase Agreement under the circumstances described in Section 5.4(a)(i) of the Purchase Agreement, Sellers shall deposit an amount equal to $20,000,000 (the “Remaining Termination Payment”) via wire transfer of immediately available funds to the Escrow Agent to be held in a separate escrow account (the “Remaining Termination Payment Escrow Account”); and (iii) on the Closing Date, Buyer shall deposit: (a) an amount equal to the “Purchase Price Escrow Amount” as defined in the Purchase Agreement (the “Purchase Price Escrow Amount”) via wire transfer of immediately available funds to the Escrow Agent to be held in a separate escrow account (the “Purchase Price Escrow Account”); (b) an amount equal to $25,000,000 (the “Indemnification Escrow Amount”) via wire transfer of immediately available funds to the Escrow Agent to be held in a separate escrow account (the “Indemnification Account”); WEIL:\96975875\20\41703.0011

(c) an amount equal to 10% of the value of the MSR Estimated Amount described in Section 2.9(a)(i) of the Purchase Agreement (the “MSR Escrow Amount”) via wire transfer of immediately available funds to the Escrow Agent to be held in a separate escrow account (the “MSR Escrow Account”), and together with the Deposit Escrow Account, the Remaining Termination Payment Escrow Account, the Purchase Price Escrow Account, and the Indemnification Escrow Account, the “Escrow Accounts”). The amount of all deposits in each of the Escrow Accounts, and the interest (if any), net of realized gains and other earnings accrued on such deposits (if any), minus any distributions therefrom hereunder are collectively referred to as the “Escrow Funds”. NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows: 1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, to open and maintain five (5) separate Escrow Accounts upon the terms and conditions set forth in this Agreement. The Escrow Agent hereby accepts such appointment and agrees to open and maintain the separate Escrow Accounts and to act as escrow agent in accordance with the terms and conditions set forth herein. The Escrow Agent shall not disburse or release any of the Escrow Funds except in accordance with the terms of this Agreement. 2. Escrow Funds. (a) Concurrently with the execution of the Purchase Agreement, Buyer shall deposit with the Escrow Agent the Deposit Escrow Amount in immediately available funds to be held in the Deposit Escrow Account. (b) If applicable, within one (1) Business Day of the termination of the Purchase Agreement in accordance with Section 8.1(b)(iii) of the Purchase Agreement, Sellers shall deposit with the Escrow Agent the Remaining Termination Payment in immediately available funds to be held in the Remaining Termination Payment Escrow Account. (c) On the Closing Date, Buyer shall deposit with the Escrow Agent the Purchase Price Escrow Amount, the Indemnification Escrow Amount, and the MSR Escrow Amount in immediately available funds to be held in the Purchase Price Escrow Account, the MSR Escrow Account, and the Indemnification Escrow Account, respectively. (d) All products and proceeds of the Escrow Funds, including all interest, dividends, gains and other income earned with respect thereto, shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement. 2 WEIL:\96975875\20\41703.0011

3. Investment of Escrow Funds. (a) The Escrow Agent shall invest each of the Deposit Escrow Amount, the Remaining Termination Payment (if applicable), the Purchase Price Escrow Amount, the Indemnification Escrow Amount, and the MSR Escrow Amount in an interest-bearing deposit obligation of Citibank N.A. insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits with an initial rate of 1.0%. The Parties acknowledge that the initial interest rate is subject to change from time to time and shall be reflected in the monthly statement provided to the Parties. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below. (b) The Escrow Agent shall prepare and send an account statement to all parties listed as recipients of such statements in the “Notice Section” on a monthly basis reflecting activity in the Escrow Account for the preceding month. (c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice. 4. Disposition and Termination of the Escrow Funds. (a) Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds in accordance with, the following: (i) Upon receipt by the Escrow Agent of a Joint Release Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse, as directed in such Joint Release Instruction, all or part of the Escrow Funds from the Escrow Account specified in such Joint Release Instruction, but only to the extent funds are available. (ii) Upon receipt by the Escrow Agent of a copy of Final Determination from any Party, the Escrow Agent shall on the fifth (5th) Business Day following receipt of such determination, disburse, as directed in such Final Determination, all or part of the Escrow Funds from the Escrow Account specified in such Final Determination, but only to the extent funds are available. The Escrow Agent will act on such Final Determination without further inquiry. (iii) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds as set forth in the Joint Release Instruction or Final Determination, as applicable. (iv) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (x) by confirmed facsimile only at the fax number set 3 WEIL:\96975875\20\41703.0011 forth in Section 11 below or (y) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 11 below. In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by facsimile or e-mail as required by this Section 4(a)(iv), the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent. (b) Certain Definitions. (i) “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close. (ii) “Final Determination” means, with respect to the disposition of the Escrow Funds in any Escrow Account, a final non-appealable order of any court of competent jurisdiction, including the United States Bankruptcy Court for the Southern District of New York, which may be issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order. (iii) “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of Buyer and Seller in the form attached as Exhibit B directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable. (iv) “Laws” means any U.S., federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, writ, injunction, directive, judgment, Decree, policy, or guideline having the force of law or other requirement (including the Bankruptcy Code). (v) “Litigation” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative, or arbitral, whether at Law or in equity and whether or not before any Governmental Authority. (vi) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing. (c) Interpretation. Buyer and Seller hereby agree, solely between Buyer and Seller (i) that any discrepancy, inconsistency, difference or dispute as to the meaning or impact of any terms, provisions or directions between this Agreement (including all schedules), on the one 4 WEIL:\96975875\20\41703.0011 hand, and the Purchase Agreement, on the other, shall be resolved in favor of the Purchase Agreement, and (ii) no provision of this Agreement (including all schedules) shall limit or alter any term or obligations of Buyer and Sellers created, originating or referred to in the Purchase Agreement. 5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. To the extent reasonably practicable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action, except in the case of the Escrow Agent’s fraud, gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction. 6. Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving sixty (60) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall 5 WEIL:\96975875\20\41703.0011 take effect or (b) may be removed, with or without cause, by Buyer and Seller acting jointly at any time by providing written notice to the Escrow Agent; provided that any such resignation or removal shall not relieve the Escrow Agent from any liability that arose from any action or inaction that occurred prior to the effective date of such resignation or removal. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such sixty (60) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of sixty (60) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. 7. Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid fifty percent by Buyer and fifty percent by Seller. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. 8. Indemnity. Each of the Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against and with respect to, any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable and documented fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) actually incurred in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee in connection with this Agreement, except to the extent that such Escrow Agent Losses, as determined by a court of competent jurisdiction, in a final non-appealable judgment, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions from the Parties received in accordance with this Agreement. Notwithstanding anything to the contrary herein, Buyer and Seller agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction in a final non-appealable judgment to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one half by Buyer and one half by Seller. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. 6 WEIL:\96975875\20\41703.0011

9. Tax Matters. (a) Buyer shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Escrow Funds for the calendar year in which such interest or income is earned. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing correct, duly completed, dated and executed current IRS Forms W-9 or W-8, as applicable, and including such other supporting forms and documents that the Escrow Agent may reasonably request to validate the form provided. If the Escrow Agent has not received IRS Forms W-9 or W-8 five (5) days prior to the date hereof, the Escrow Agent shall request such forms from the Parties. (b) The Escrow Agent shall be responsible for satisfying any applicable tax reporting requirements (including any applicable IRS Form 1099) in accordance with this Section 9. The Escrow Agent shall withhold any taxes required to be withheld by applicable Law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities. (c) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor. 10. Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with Buyer and Seller that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by Law. 11. Notices. Subject to Section 4(a)(iv), all notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the party/ parties hereto to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service (with delivery confirmation requested), or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given two (2) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a party hereto, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. if to Seller, then to: Ditech Holding Corporation 1100 Virginia Drive, Suite 100A 7 WEIL:\96975875\20\41703.0011

Ft. Washington, Pennsylvania 19034 Attention: John Haas E-mail: JHaas@ditech.com Telephone: (813) 421-7620 Facsimile: (813) 286-2028 with a copy (which shall not constitute notice) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Frederick S. Green Ray C. Schrock, P.C. Gavin Westerman Sunny Singh E-mail: Frederick.Green@weil.com Ray.Schrock@weil.com Gavin.Westerman@weil.com Sunny.Singh@weil.com Telephone: (212) 310-8524 (212) 310-8210 (212) 310-8747 (212) 310-8457 Facsimile: (212) 310-8007 or, if to Buyer, then to: New Residential Investment Corp. 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Varun Wadhawan and Jonathan Grebinar E-mail: vwadhawan@fortress.com jgrebinar@fortress.com with a copy (which shall not constitute notice to Buyer) to: Sidley Austin LLP 2021 McKinney Ave, Suite 2000 Dallas, Texas 75201 Attention: Jessica Boelter William Howell Aaron J. Rigby Facsimile: (214) 981-3400 E-mail: jboelter@sidley.com 8 WEIL:\96975875\20\41703.0011

bhowell@sidley.com arigby@sidley.com or, if to the Escrow Agent, then to: Citibank, N.A. Citi Private Bank 388 Greenwich Street, 29th Floor New York, NY 10013 Attn: William T. Lynch Telephone: 212-783-7108 Facsimile: 212-783-7131 E-mail: william.lynch@citi.com Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 11. Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. 12. Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement (it being agreed and understood that this Agreement shall not terminate if on the Closing Date, all of the Escrow Funds in the Deposit Escrow Account are released from such account prior to receipt by the Escrow Agent on that same date any of the Purchase Price Escrow Amount, MSR Escrow Amount, or the Indemnification Escrow Amount for deposit into the Escrow Accounts) or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by Seller and Buyer after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination. 13. Miscellaneous. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. This Agreement (and any claims, disputes, rights and obligations of the hereunder (whether based on Contract, tort or any other theory) directly or indirectly based upon or arising out of this Agreement or the negotiation, execution or performance of this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement and agrees that all claims in respect of such Litigation may be heard and determined in such court. Each party hereto also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding 9 WEIL:\96975875\20\41703.0011 arising out of or relating to this Agreement in any other court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other party hereto with respect thereto. Any party hereto may make service on any other party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11; provided, however, that nothing in this Section 13 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or in equity. Each party hereto agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The parties hereto intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable Laws and regulations. Where, however, the conflicting provisions of any such applicable Law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by Law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. 14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding that such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. 15. Further Assurances. Following the date hereof, each party hereto shall deliver to the other parties hereto such further information and documents and shall execute and deliver to the other parties hereto such further instruments and agreements as any other party hereto shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof. 10 WEIL:\96975875\20\41703.0011

16. Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. 17. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances. 18. Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. 19. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by the Parties, or on such Parties’ behalf, without the prior written consent of the Escrow Agent. * * * * * 11 WEIL:\96975875\20\41703.0011

Schedule 1 ESCROW AGENT FEE SCHEDULE Citibank, N.A., Escrow Agent Acceptance Fee To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group: Fee: WAIVED Administration Fee The annual administration fee covers maintenance of the Escrow Accounts including safekeeping of assets in the Escrow Accounts, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on the Escrow Funds being deposited in separate interest bearing deposit accounts, FDIC insured to the applicable limits. Fee: WAIVED Tax Preparation Fee To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year: Fee: WAIVED Transaction Fees To oversee all required disbursements or release of property from the Escrow Account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement: Fee: WAIVED Other Fees Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment. TERMS AND CONDITIONS: The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that Citibank or its legal counsel may be called upon from time to time to perform. Fees are also subject to satisfactory review of the documentation, and Citibank reserves the right to modify them should the characteristics of the transaction change. Citibank’s participation in this program is subject to internal approval of the third party depositing monies into the Escrow Accounts to be established hereunder. The Acceptance Fee, if any, is payable upon execution of the Agreement. Should this schedule of fees be accepted and agreed upon and work commenced on this program but subsequently halted and the program is not brought to market, the Acceptance Fee and legal fees incurred, if any, will still be payable in full. WEIL:\96975875\20\41703.0011

EXHIBIT A-1 Certificate as to Seller's Autlrorized Signatures The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Seller and are authorized to initiate and approve transactions of all types for the Escrow Accounts established under this Agreement, on behalf of Seller. The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by CitihnkNA. upon fie release of Escrow Funds from the Escrow Accounts. Name/Title/Telephone Name Title (?co*) a$- +aq \}tT+qqgbbz Phone Mobile Phone Name Signature Title Phone Mobile Phone Name Signature Title Telephone Mobile Phone NOTE: Actual signatures are required above. Electronic signatures, "Docusigned'" sigmtures and/or signature fonB are not aoceptable. Exhibit to Escrow Agreement

EXHIBITB Form of Joint Written Instructions JOINT WRITTEN INSTRUCTIONS [_______] [__], 2019 Via Email Citibank, N.A. c/o Citi Private Bank 388 Greenwich Street, 29th Floor New York, NY 10013 Attn: William T. Lynch E-mail: william.lynch@citi.com Sir or Madam: Reference is made to that certain Escrow Agreement, dated as of June 17, 2019 (as amended, supplemented or otherwise modified from time to time, the “Escrow Agreement”), by and among New Residential Investment Corp. (“Buyer”) and Ditech Holding Corporation, a Maryland corporation (“Seller”) and CITIBANK, N.A. (the “Escrow Agent”). Capitalized terms used and not otherwise defined in this joint written instruction shall have the meanings given to such terms in the Escrow Agreement. Pursuant to Section 4 of the Escrow Agreement, Seller and Buyer hereby instruct the Escrow Agent to release and distribute $[______] of the Escrow Funds [,which constitutes the interest accrued thereon,] that [is][are] in the [Deposit Escrow Account][Remaining Termination Payment Escrow Account][Purchase Price Escrow Account][MSR Escrow Account][Indemnification Escrow Account] [to [Buyer][Seller]] [and to release and distribute [$[______] of the] [the remaining] Escrow Funds that are in the [Deposit Escrow Account][Remaining Termination Payment Escrow Account][Purchase Price Escrow Account][MSR Escrow Account][Indemnification Escrow Account] to [Buyer][Seller] by wire transfer of immediately available funds in accordance with the wire transfer instructions attached hereto as Annex I. Very truly yours, NEW RESIDENTIAL INVESTMENT CORP. By: Name: Title: DITECH HOLDING CORPORATION By: Name: Title: WEIL:\96975875\20\41703.0011

Annex I to Joint Written Instructions Wire Instructions Wire Instructions for [Buyer][Seller] WEIL:\96975875\20\41703.0011

EXHIBIT B Form of Bill of Sale and Assignment and Assumption Agreement 103 WEIL:\97071286\6\41703.0011

EXHIBIT B BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [], 2019, by and among Ditech Holding Corporation, a Maryland corporation (the “Company”) and Ditech Financial LLC (“Financial” and together with the Company, the “Assignors” and each an “Assignor”) and New Residential Investment Corp., a Delaware corporation (the “Assignee” and together with Assignors, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of June 17, 2019, by and among Assignors and the Assignee. WHEREAS, Assignors and the Assignee have entered into the Purchase Agreement pursuant to which the Assignee has agreed to purchase, acquire and accept from the Assignors all of the Acquired Assets free and clear of all Liens (other than Permitted Liens) and assume the Assumed Liabilities, as more specifically provided in (and subject to the terms and conditions contained in) the Purchase Agreement; WHEREAS, pursuant to this Agreement, the Assignors shall sell, transfer, assign, convey and deliver to the Assignee, and the Assignee shall purchase, acquire and accept from the Assignors, in each case as provided below, all of the Assignors’ right, title and interest in, to and under the Acquired Assets free and clear of all Liens other than Permitted Liens, subject to the conditions set forth in the Purchase Agreement (including Section 2.6 thereof); and WHEREAS, pursuant to this Agreement, the Assignees shall assume and become responsible for the Assumed Liabilities, subject to the conditions set forth in the Purchase Agreement (including Section 2.6 thereof). NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, in consideration of the representations, warranties and covenants contained in the Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties desire to enter into this Agreement on the terms set forth herein. Intending to be legally bound, the Parties agree as follows: 1. Effective as of the Closing, on the terms and subject to the conditions set forth in the Purchase Agreement (including Section 2.6 thereof), the Assignors hereby sell, transfer, assign, convey and deliver to the Assignee, and the Assignee hereby purchases, acquires and accepts from the Assignors, all of the Assignors’ right, title and interest in, to and under, the Acquired Assets free and clear of all Liens other than Permitted Liens (which, for the avoidance of doubt, shall not include any Excluded Assets). 2. Effective as of the Closing, on the terms and subject to the conditions set forth in the Purchase Agreement (including Section 2.6 thereof), the Assignee hereby assumes, becomes responsible for and agrees to pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance WEIL:\97041406\6\41703.0011 with the terms thereof (which, for the avoidance of doubt, shall not include any Excluded Liabilities). 3. The respective rights of the Parties with respect to the Acquired Assets sold, transferred, assigned, conveyed and delivered hereby to the Assignee and the Assumed Liabilities assumed by the Assignee hereby shall be governed exclusively by the Purchase Agreement, and nothing in this Agreement shall alter any Liability or other obligations arising under the Purchase Agreement, which shall (without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties and obligations of the Parties with respect to such Acquired Assets and such Assumed Liabilities. If there is any conflict or inconsistency between the provisions of the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement shall govern. 4. This Agreement shall be binding upon and inure to the benefit of the Assignee and Assignors and their respective successors and permitted assigns (subject to Section 10.5 of the Purchase Agreement). The sole and exclusive remedy of the Parties with respect to a breach of this Agreement shall be as set forth in the Purchase Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (subject to Section 10.5 of the Purchase Agreement). 5. This Agreement (and any claims, disputes, rights and obligations of the Parties hereunder (whether based on Contract, tort or any other theory) directly or indirectly based upon or arising out of this Agreement or the negotiation, execution or performance of this Agreement) shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. 6. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement and agrees that all claims in respect of such Litigation may be heard and determined in such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.6 of the Purchase Agreement; provided, however, that nothing in this Section 6 shall affect the right of any Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement. 7. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver of any breach of this 2 WEIL:\97041406\6\41703.0011

Agreement shall be construed as an implied amendment or agreement to amend or modify any other provision of this Agreement. 8. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. 9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. [Remainder of page intentionally left blank.] 3 WEIL:\97041406\6\41703.0011

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written. ASSIGNORS: DITECH HOLDING CORPORATION By: Name: Title: DITECH FINANCIAL LLC By: Name: Title: [SIGNATURE PAGE TO BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT]

ASSIGNEE: NEW RESIDENTIAL INVESTMENT CORP. By: Name: Title: [SIGNATURE PAGE TO BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT C Form of MSRPA 104 WEIL:\97071286\6\41703.0011

Exhibit C BULK AGREEMENT FOR THE PURCHASE AND SALE OF SERVICING RIGHTS by and between Ditech Financial LLC, as the Seller and [_______________________________]1 as the Purchaser Dated as of [_______], 2019 Mortgage Loans, Manufactured Housing Installment Sales Contracts and Installment Loan Agreements and Home Equity Lines of Credit 1 Agreement may be revised to incorporate multiple purchaser entities. 4124-8327-5548.26

TABLE OF CONTENTS Page ARTICLE I. DEFINITIONS AND CONSTRUCTION ................................................................ 1 Section 1.01 Definitions.................................................................................................. 1 Section 1.02 General Interpretive Principles ................................................................ 13 ARTICLE II. SALE OF SERVICING RIGHTS AND RELATED MATTERS......................... 14 Section 2.01 Items to be Sold, Transferred and Assigned ............................................ 14 Section 2.02 Evidence of Sale ...................................................................................... 14 Section 2.03 Transfer Instructions ................................................................................ 14 Section 2.04 Transfer in Accordance with Applicable Requirements .......................... 15 Section 2.05 Interim Servicing ..................................................................................... 15 ARTICLE III. PAYMENT OF PURCHASE PRICE AND RELATED MATTERS ................. 15 Section 3.01 Payment of Purchase Price by the Purchaser; Custodial Review ............ 15 Section 3.02 Reserved ................................................................................................... 15 Section 3.03 Custodial Funds ....................................................................................... 15 Section 3.04 Reserved ................................................................................................... 16 Section 3.05 Form of Payment to be Made................................................................... 16 ARTICLE IV. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER .......................................................................................................... 16 Section 4.01 Ability to Transfer.................................................................................... 17 Section 4.02 Insurance .................................................................................................. 17 Section 4.03 Litigation .................................................................................................. 17 Section 4.04 Reserved ................................................................................................... 18 Section 4.05 Sanctions; Anti-Corruption Compliance.................................................. 18 Section 4.06 Mortgage Loans and Servicing Rights. .................................................... 18 Section 4.07 Quality Control Program.......................................................................... 30 Section 4.08 Agency Set-off Rights.............................................................................. 30 Section 4.09 Initial Servicing Rights ............................................................................ 30 ARTICLE V. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER ................................................................................................. 31 Section 5.01 Consents, Approvals and Compliance ..................................................... 31 Section 5.02 MERS Membership ................................................................................. 31 Section 5.03 Litigation .................................................................................................. 31 i 4124-8327-5548.26

TABLE OF CONTENTS (continued) Page Section 5.04 Sophisticated Purchaser ........................................................................... 31 ARTICLE VI. COVENANTS ..................................................................................................... 32 Section 6.01 Reserved ................................................................................................... 32 Section 6.02 Compliance with Servicing Agreements ................................................. 32 Section 6.03 Cooperation .............................................................................................. 32 Section 6.04 Required Borrower Notifications ............................................................. 32 Section 6.05 Document Custodian; Transfer of Custody of Asset Files; Assignments and Related Matters ............................................................ 32 Section 6.06 Undertakings by the Seller ....................................................................... 33 Section 6.07 Non-Solicitation ....................................................................................... 34 Section 6.08 Payment of Costs ..................................................................................... 34 Section 6.09 Final Certification and Recertification ..................................................... 35 Section 6.10 Reserved ................................................................................................... 35 Section 6.11 Servicing Transfer .................................................................................... 35 Section 6.12 Notice of Material Events ........................................................................ 35 Section 6.13 Governmental Inquiries ........................................................................... 35 Section 6.14 Delivery of Asset Data ............................................................................. 36 Section 6.15 Cooperation .............................................................................................. 36 Section 6.16 Custodial Account Verification ............................................................... 36 Section 6.17 CFPB Compliance ................................................................................... 37 Section 6.18 CFPB Deliveries for Loss Mitigation Mortgage Loans ........................... 37 Section 6.19 Notification of Mortgagors, Insurance Companies, etc ........................... 39 Section 6.20 Forwarding of Payments and Other Items ............................................... 39 Section 6.21 Loan and Pool Numbers........................................................................... 40 ARTICLE VII. RESERVED ....................................................................................................... 40 ARTICLE VIII. RESERVED ...................................................................................................... 40 ARTICLE IX. INDEMNIFICATION ......................................................................................... 40 Section 9.01 Indemnification of the Purchaser and the Seller ...................................... 40 ARTICLE X. RESERVED .......................................................................................................... 40 ARTICLE XI. MISCELLANEOUS ............................................................................................ 40 ii 4124-8327-5548.26

TABLE OF CONTENTS (continued) Page Section 11.01 Supplementary Information ..................................................................... 40 Section 11.02 Restriction on Notices; Information and Disclosure ................................ 41 Section 11.03 Further Assurances................................................................................... 41 Section 11.04 Survival .................................................................................................... 41 Section 11.05 Assignment .............................................................................................. 41 Section 11.06 Notices ..................................................................................................... 41 Section 11.07 Entire Agreement ..................................................................................... 42 Section 11.08 Binding Effect; Third Parties ................................................................... 42 Section 11.09 Applicable Laws ...................................................................................... 42 Section 11.10 Exclusive Remedy and Limitation of Damages....................................... 43 Section 11.11 Specific Performance ............................................................................... 43 Section 11.12 Attorney’s Fees and Expenses ................................................................. 44 Section 11.13 Waiver ...................................................................................................... 44 Section 11.14 Confidentiality ......................................................................................... 44 Section 11.15 Tax Treatment of Sales of Servicing Rights ............................................ 45 Section 11.16 Counterparts ............................................................................................. 45 Section 11.17 Third Party Beneficiaries ......................................................................... 45 Section 11.18 Severability .............................................................................................. 45 Section 11.19 Reproduction of Documents .................................................................... 45 iii 4124-8327-5548.26

TABLE OF CONTENTS
(continued)

Page

Exhibit A	–	Form of Assignment Agreement
Exhibit 1.1	–	Asset File Contents
Exhibit 2.05	–	Interim Servicing Agreement
Exhibit 3.05	–	Wire Instructions
Exhibit 6.10	–	Transfer Instructions
Exhibit 6.15	–	Form of Limited Power of Attorney
Schedule I	–	Servicing Agreements
Schedule 2.01	–	Data Tape Relating to the Assets
Schedule 3.01	–	Reserved
Schedule 4.03	–	Litigation Loans
Schedule 4.6.1	–	Missed First Legal Actions
Schedule 4.6.16	–	Delinquent Loans in Disaster Areas
Schedule 4.6.17	–	Aged Ginnie Mae Pools without Final Certification
Schedule 4.6.37	–	Consent Orders
Schedule 4.6.43	–	Underdisclosed Insurance Loans
Schedule 4.07(a)	–	Internal Audits
Schedule 4.07(b)	–	External Audits
Annex A	—	Data Fields for Data Tape

iv

4124-8327-5548.26

This BULK AGREEMENT FOR THE PURCHASE AND SALE OF SERVICING RIGHTS (the “Agreement”), dated as of [________], 2019, by and between Ditech Financial LLC, a Delaware limited liability company (the “Seller”), and [_________________], a Delaware corporation (the “Purchaser”). WITNESSETH: WHEREAS, certain mortgage loans and REO properties (the “Mortgage Loans”), manufactured housing installment sales contracts and installment loan agreements (the “MH Contracts”) and certain other loans (together with the MH Contracts and the Mortgage Loans, the “Assets”) are being serviced by the Seller pursuant to the agreements set forth on Schedule I hereto (the “Servicing Agreements”); WHEREAS, the Seller intends to sell, assign, transfer, convey and deliver all of its rights, interests, obligations and duties under each Servicing Agreement with respect to the Assets to the Purchaser on the Sale Date in accordance with the terms of this Agreement and the Asset Purchase Agreement (as defined herein); and WHEREAS, the Purchaser requests that the Seller continue to service the Assets on an interim basis during the Interim Servicing Period (as defined below) on the terms and subject to the conditions set forth herein and in the Interim Servicing Agreement (as defined below). NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Seller and Purchaser hereby agree as follows: ARTICLE I. DEFINITIONS AND CONSTRUCTION Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings specified below: “Accepted Servicing Practices”: With respect to any Asset, those servicing standards, policies and practices that are in accordance with (i) accepted and prudent mortgage servicing practices (including collection procedures) that are consistent with generally accepted servicing practices with respect to assets of that type, (ii) the terms of the related Mortgage Loan Documents, (iii) Applicable Requirements and (iv) the terms of this Agreement; provided, however, that in no event shall the standards used by the Seller in servicing an Asset be less than the standards used by the Seller in servicing similar loans owned by the investors in such loans other than the Purchaser. “Advances”: With respect to any Asset, the moneys that as of the Sale Date have been advanced by the Seller in connection with the servicing of such Asset (including advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the related Mortgaged Property) (i) in accordance with the Applicable Requirements, (ii) for which the Seller 4124-8327-5548.26 has a right of reimbursement from the Mortgagor, the applicable Agency, Insurer, Securitization Trust, Investor and/or otherwise, and (iii) which are recoverable by the Seller or the Purchaser pursuant to Applicable Requirements. “Affiliate”: An Affiliate of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that, with respect to the Purchaser, the term “Affiliate” shall be limited to New Residential Investment Corp. and its direct and indirect wholly-owned subsidiaries. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). “Agency” or “Agencies”: Fannie Mae, Freddie Mac, Ginnie Mae, HUD, FHA, USDA, VA and State Agencies, as applicable. “Agreement”: This Bulk Agreement for the Purchase and Sale of Servicing Rights, including all amendments hereof and supplements hereto, and all Exhibits, Annexes and Schedules attached hereto or delivered pursuant hereto. “Ancillary Fees”: All incidental servicing fees (such as late fees, returned check fees, prepayment penalties, payoff quote fees, lien release fees, assumption fees, subordination fees, pay-by-phone fees, HAMP fees, modification fees and incentive income, etc.), any interest received on funds deposited in the Custodial Accounts and any other similar fees and charges collected from or assessed against a Mortgagor in accordance with Applicable Requirements. “Applicable Requirements”: As of the time of reference, (i) all contractual obligations of the Purchaser and/or the Seller and any Originators or Prior Servicers with respect to the Mortgage Loans and/or the Servicing Rights, including without limitation those contractual obligations contained in this Agreement, including the Interim Servicing Agreement, the Servicing Agreements, in any agreement with any Agency, Insurer, Investor or other Person or in the Mortgage Loan Documents for which the Purchaser and/or the Seller (as applicable), or any Originator or Prior Servicer, is responsible or at any time was responsible; (ii) all federal, state and local legal and regulatory requirements (including laws, statutes, rules, regulations and ordinances) applicable to the Purchaser and/or the Seller, any Originators or Prior Servicers, or to the Servicing Rights or the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements and guidelines of any Agency, Investor or Insurer, the Consumer Financial Protection Bureau, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (iii) all other judicial and administrative judgments, orders, stipulations, consent decrees (including the CFPB Stip Order and each State Order), awards, writs and injunctions applicable to the Purchaser and/or the Seller, any Originators or Prior Servicers, the Servicing Rights or the Mortgage Loans; (iv) all Investor and Agency guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (v) the terms of the related Mortgage Instruments and Mortgage Notes. 2 4124-8327-5548.26

“Asset” or “Assets”: As defined in the preamble to this Agreement. “Asset File”: With respect to each Asset, the applicable Collateral Files and the additional documents applicable to such Asset that are set forth in Exhibit 1.1 to this Agreement. “Asset Purchase Agreement”: That certain Asset Purchase Agreement, dated as of [_____], 2019, by and among Ditech Holding Corporation, Ditech and New Residential Investment Corp., as amended, restated or otherwise modified from time to time. “Assignment Agreement”: An agreement substantially in the form of Exhibit A to this Agreement or in such other form as mutually agreed upon by the Parties in writing. “Assignments of Mortgage Instruments”: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein. “Auction”: The auction undertaken pursuant to the Bidding Procedures Order. “Bankruptcy Case”: The voluntary petitions for relief filed under chapter 11 of the Bankruptcy Code on February 11, 2019 in the Bankruptcy Court by Ditech Holding Corporation, the Seller and the other debtors identified therein and styled as In re Ditech Holding Corporation, et al., Case No. 19-10412 (JLG). “Bankruptcy Code”: United States Code, 11 U.S.C. § 101 et seq. “Bankruptcy Court”: The United States Bankruptcy Court for the Southern District of New York. “Bankruptcy Loan”: A mortgage loan, as of the Sale Date, with respect to which the mortgagor thereof has sought relief under or has otherwise been subjected to the federal bankruptcy laws (including chapters 7 and 13) or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing. “Bidding Procedures Order”: That certain order of the Bankruptcy Court approving bidding procedures as entered by the Bankruptcy Court in the Bankruptcy Cases on April 23, 2019 (Docket No. 456) that, among other things, establishes (a) the procedures for the Auction process and (b) the date for the Auction. “Business Day”: Any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the States of New York, Pennsylvania or South Carolina are authorized or obligated by law or by executive order to be closed or (c) such other days as agreed upon by the Parties in writing. “CFPB”: The Consumer Financial Protection Bureau, an independent federal agency operating as a part of the United States Federal Reserve System. 3 4124-8327-5548.26

“CFPB Stip Order”: That certain Stipulated Order for Permanent Injunction and Monetary Judgment entered in Federal Trade Commission and Consumer Financial Protection Bureau v. Green Tree Servicing LLC, 15-cv-02064, (D. Minn. April 23, 2015). “Claim”: Any claim, demand or litigation related to the Assets, the Servicing Rights or this Agreement. “Collateral Files”: (i) With respect to each Mortgage Loan that is not a Ginnie Mae Loan, those documents described on part A.1 or A.2, as applicable, of Exhibit 1.1 hereto; (ii) with respect to each Mortgage Loan that is a Ginnie Mae Loan, those documents described on part A.1 or A.2, as applicable, of Exhibit 1.1 hereto and, to the extent applicable, those documents described on part B of Exhibit 1.1 hereto; (iii) with respect to MH Contracts that are not Land-and-Home Contracts and are not Ginnie Mae Loans, those documents described on part A.3 of Exhibit 1.1 attached hereto; (iv) with respect to MH Contracts that are not Land-and-Home Contracts but are Ginnie Mae Loans, those documents described on part A.3 of Exhibit 1.1 attached hereto and, to the extent applicable, those documents described on part B of Exhibit 1.1 hereto; (v) with respect to MH Contracts that are Land-and-Home Contracts but are not Ginnie Mae Loans, those documents described on part A.4 of Exhibit 1.1 attached hereto; and (vi) with respect to MH Contracts that are Land-and-Home Contracts and Ginnie Mae Loans, those documents described on part A.4 of Exhibit 1.1 attached hereto and, to the extent applicable, those documents described on part B of Exhibit 1.1 hereto. “Confidential Information”: Any and all information regarding the transactions contemplated by this Agreement, Consumer Information, the proprietary, confidential and non- public information or material relating to the business (including business practices) of the Disclosing Party (or the Disclosing Party’s clients and investors), information regarding the financial condition, operations and prospects of the Disclosing Party, and any other information that is disclosed to one Party by or on behalf of the other Party or any of their respective Affiliates or representatives, either directly or indirectly, in writing, orally or by drawings or by permitting inspection of documents or other tangible expression, whether exchanged before or after the date of this Agreement, and contained in any medium, which such entity considers to be non-public, proprietary or confidential. Confidential Information includes (but is not limited to) all (a) information relating to the Purchaser’s interest in the Assets or the amount, characteristics or performance of the Assets or any economic or noneconomic terms of this Agreement, (b) information relating to research and development, discoveries, formulae, inventions, policies, guidelines, displays, specifications, drawings, codes, concepts, practices, improvements, processes, know-how, patents, copyrights, trademarks, trade names, trade secrets, and any application for any patent, copyright or trademark; and (c) descriptions, financial and statistical data, business plans, data, pricing, reports, business processes, recommendations, accounting information, identity of suppliers, business relationships, personnel information, technical specifications, computer hardware or software, information systems, customer lists, costs, product concepts and features, corporate assessments strategic plans, services, formation of investment strategies and policies, other plans, or proposals, and all information encompassed in the foregoing. Information relating to the Disclosing Party’s consultants, employees, clients, investors, customers, members, vendors, research and development, software, financial condition or marketing plans is also considered Confidential Information. 4 4124-8327-5548.26

“Confirmation Order”: As defined in the Asset Purchase Agreement. “Consumer Information”: Any personally identifiable information relating to a Mortgagor which is considered “nonpublic personal information” of “customers” and “consumers” as those terms are defined in the GLBA. “Custodial Accounts”: The accounts in which Custodial Funds are deposited and held by the Servicer. “Custodial Funds”: All funds held by or on behalf of the Seller with respect to the Assets, including, but not limited to, all principal and interest funds and any other funds due an Investor or Securitization Trust, and buydown funds maintained by or on behalf of the Seller relating to the Assets. “Data Tape”: A list of all Assets, set forth in the electronic file entitled Ditech_Mar_2019_Owned_v4.csv dated as of March 31, 2019 and uploaded to the data room on April 29, 2019 (data room file number 1.3.3.16), whose Servicing Rights will be sold, or that are anticipated to be sold, as applicable, to the Purchaser pursuant to this Agreement on the Sale Date, which includes the data fields set forth on Annex A hereto. “Decree”: Any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority. “Delinquent Loan”: A mortgage loan that, as of the Sale Date, is one or more payments past due in accordance with the Mortgage Bankers Association method for calculating delinquency. For example, a mortgage loan is one or more payments past due if a mortgage loan payment due on March 1st is not paid by March 31st. “Ditech”: As defined in the preamble to this Agreement. “Ditech Agreements”: This Agreement and any other document executed in connection with this Agreement. “Document Custodian”: With respect to any Asset, except as otherwise directed by the Purchaser pursuant to this Agreement, the applicable document custodian holding the related Asset File as of the Sale Date. “Document Exception”: With respect to any Asset, an exception taken as a result of or to account for missing or defective Collateral Files. “Eligible Asset”: The Servicing Rights related to an Eligible Loan. “Eligible Loan”: Any Asset being serviced by the Seller under the Servicing Agreements on the day immediately preceding the Sale Date. “Escrow Agent”: Citibank, N.A. 5 4124-8327-5548.26

“Escrow Agreement”: That certain Escrow Agreement, dated as of the date hereof, by and among the Seller, the Purchaser and the Escrow Agent. “Escrow Funds”: All Mortgage Escrow Payments and escrow funds held by Seller with respect to the Assets, including, but not limited to, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Assets, if required by law or contract) maintained by or on behalf of the Seller relating to the Assets. “Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “Fannie Mae”: The Federal National Mortgage Association, or any successor thereto. “Fannie Mae Contract”: A servicing contract described in the Fannie Mae Guide and entered into by and between Fannie Mae and the Servicer, pursuant to which the Servicer services Fannie Mae Loans, as amended, supplemented or otherwise modified from time to time. “Fannie Mae Guide”: The Fannie Mae Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time. “Fannie Mae Loan”: An Asset (fixed or ARM) (a) with respect to which Fannie Mae owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae. “Final Escrow Release Date”: As defined in Section 3.06(a) of this Agreement. “First Escrow Release Date”: As defined in Section 3.06(a) of this Agreement. “FHA”: The Federal Housing Administration of the United States Department of Housing and Urban Development, or any successor thereto. “Foreclosure”: The procedure pursuant to which a lienholder acquires title to a mortgaged property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the mortgaged property based upon a default by the mortgagor under the mortgage loan documents, under the law of the state wherein the mortgaged property is located. “Foreclosure Loan”: A mortgage loan with respect to which, as of the Sale Date, the first action necessary to be taken to commence proceedings in Foreclosure has been taken or may be taken under the terms of the applicable mortgage loan documents and Applicable Requirements. “Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto. “Freddie Mac Contract”: The unitary indivisible master servicing contract described in the Freddie Mac Guide and entered into by and between Freddie Mac and the Servicer, pursuant to which the Servicer services Freddie Mac Loans, as amended, supplemented or otherwise modified from time to time. 6 4124-8327-5548.26

“Freddie Mac Guide”: The Freddie Mac Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time. “Freddie Mac Loan”: An Asset (fixed or ARM) (a) with respect to which Freddie Mac owns the beneficial interest therein or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Freddie Mac. “Ginnie Mae”: The Government National Mortgage Association, or any successor thereto. “Ginnie Mae Guide”: The Ginnie Mae Mortgage Backed Securities (MBS) Guide, as amended, supplemented or otherwise modified from time to time. “Ginnie Mae Loan”: An Asset (fixed or ARM) (a) with respect to which Ginnie Mae owns the beneficial interest therein or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Ginnie Mae. “GLBA”: The Gramm-Leach-Bliley Act of 1999 as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith. “Governmental Authority”: Any court, board, agency, commission, office or other authority or quasi-governmental authority or self-regulatory organization of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence. “Guides”: The Fannie Mae Guide, the Freddie Mac Guide and the Ginnie Mae Guide. “HUD”: The United States Department of Housing and Urban Development, or any successor thereto. “Imaged Mortgage File Documents”: Those documents comprising part of the Asset File that are in electronically imaged format and are described on part C of Exhibit 1.1 attached hereto, or as otherwise set forth in the Transfer Instructions. “In-process Loan Modification”: A trial or permanent loan modification offered by the Seller, applicable Agency or any Prior Servicer that was either accepted by the Mortgagor or for which the time for the Mortgagor to accept the offer has not expired and the offer has not been rejected but is not finalized as a permanent modification before the Sale Date. The term also means and includes (a) trial modifications in which the Seller, applicable Agency or any Prior Servicer agreed to modify the payment terms of the Mortgage Loan unless the Seller or a subservicer or a Prior Servicer has clear written evidence that the Mortgagor has failed to perform under the trial loan modification terms and (b) modifications in which the Mortgagor completed making the trial payments before the Sale Date, but the permanent modification was not input into the Seller’s or any Prior Servicer’s system prior to the Sale Date. “Insurer” or “Insurers”: FHA, VA, USDA or any private mortgage insurer, any pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood 7 4124-8327-5548.26 insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Asset or the Mortgaged Property. “Interim Servicing Agreement”: The interim servicing agreement between the Seller and the Purchaser, attached hereto as Exhibit 2.05, which may be updated from time to time as mutually agreed upon, in writing, by the Seller and the Purchaser, pursuant to which the Seller will service the Assets related to the Servicing Rights sold to the Purchaser pursuant to this Agreement on an interim basis during the Interim Servicing Period. “Interim Servicing Period”: With respect to each Asset, the period from the Sale Date to the applicable Servicing Transfer Date, or such other period as may be mutually agreed to in writing by the Parties. “Investor” or “Investors”: With respect to any Asset, Fannie Mae, Ginnie Mae or Freddie Mac, as applicable. “Investor Consent”: The written consent of each Investor, in compliance with the applicable Investor’s requirements, to the transfer of the applicable Servicing Rights from the Seller to the Purchaser. “Land-and-Home Contract”: A MH Contract that is secured by a mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of such real estate under the laws of the jurisdiction in which it is located. “Lien”: Any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement. “Litigation Loan”: A mortgage loan with respect to which, as of the Sale Date, a Claim is pending or, to the Seller’s knowledge, threatened relating to the mortgage loan the adverse outcome of which could adversely affect the servicing rights to such mortgage loan or the value of the mortgage loan. The Parties agree that the term Litigation Loan does not include a mortgage loan that is subject to a claim for which no Loss to the servicer is reasonably likely (for instance, a claim involving title to the property for which the servicer has a right of indemnification under the applicable title insurance policy). “Loss” or “Losses”: Any and all direct, actual losses, damages, deficiencies, claims, actual costs or expenses, including without limitation reasonable costs of investigation, attorneys’ fees and disbursements, and subject to Section 11.10. “Loss Mitigation or Loss Mitigation Mortgage Loan”: With respect to any Asset, any modified or proposed payment arrangement, proposed, trial or permanent loan modification, In- process Loan Modification, forbearance plan, short sale, deed-in-lieu agreement, and any other non-foreclosure home retention or non-retention option offered by the Seller, applicable Agency or any Prior Servicer that is made available to the Mortgagor by or through the Seller, applicable Agency, or any Prior Servicer, including any application or request of a Mortgagor for any of the 8 4124-8327-5548.26 foregoing. For the avoidance of doubt, this definition shall apply only to Assets in loss mitigation or where a loss mitigation application is pending (e.g., an Asset for which a permanent modification was consummated more than sixty (60) days prior to the Servicing Transfer Date is not a loan in loss mitigation). “Loss Mitigation Loan Document”: Any agreement, document or instrument evidencing any Loss Mitigation, Loss Mitigation Mortgage Loan or In-process Loan Modification. “Loss Mitigation Information”: With respect to any Loss Mitigation or Loss Mitigation Mortgage Loan all Mortgagor account-level documents, information and data relating to such Loss Mitigation and Asset, including: a true, correct and complete copy of all Mortgage Loan Documents and Loss Mitigation Loan Documents; periodic billing statements covering a period of two (2) years prior to the applicable Servicing Transfer Date along with the information and documents evidencing and supporting any and all outstanding Advances; available payment history and loan servicing comments through the applicable Servicing Transfer Date; escrow and suspense account information; loss mitigation applications; loss mitigation notices, documentation and information received from a Mortgagor for purposes of evaluating the Mortgagor for Loss Mitigation; any present value or other analysis prepared by the Seller or Prior Servicer or other Person in connection with a Mortgagor’s application for Loss Mitigation, any written communications or notes of oral communications with the Mortgagor about Loss Mitigation; and any other information needed to administer or service any Loss Mitigation or application therefor. “MA State Order”: That certain Assurance of Discontinuance entered in Commonwealth of Massachusetts In re Ditech Financial LLC (MA Sup. Ct. August 2016). “Manufactured Home”: A unit of manufactured housing, including all accessions thereto, securing the indebtedness of the Mortgagor under the related MH Contract. “Material Adverse Effect”: With respect to the Seller, (a) a material impairment of the ability of the Seller or the Purchaser to perform their obligations under any of the Ditech Agreements or the Servicing Agreements (that cannot be timely cured, to the extent a cure period is applicable); (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any of the Ditech Agreements against the Seller; or (c) a material adverse effect upon the value of a material portion of the Assets and the related Servicing Rights. With respect to the Servicing Rights purchased by the Purchaser pursuant to this Agreement or any Asset relating thereto, a material adverse effect (i) upon the value of such Servicing Rights and such Asset or (ii) on the ability of the Seller to enforce such Asset. “MERS”: Mortgage Electronic Registration Systems, Inc., or any successor thereto. “MERS Mortgage Loan”: Any Mortgage Loan or Land-and-Home Contract as to which the related Mortgage Instrument, or an Assignment of Mortgage Instrument, has been recorded in the name of MERS, as nominee or agent for the holder from time to time of the Mortgage Note as of the Sale Date. “MH Contract”: As defined in the preamble to this Agreement, each of which shall be identified on Schedule 2.01 attached hereto. 9 4124-8327-5548.26

“Mortgage Escrow Payment”: The portion, if any, of a Mortgage Loan Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums and other customary mortgage escrow amounts required under the Mortgage Loan Documents. “Mortgage Instrument”: Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien, second lien or home equity line of credit on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note or MH Contract, as applicable. “Mortgage Loan”: As defined in the preamble to this Agreement, each of which shall be identified on Schedule 2.01 attached hereto. “Mortgage Loan Documents”: With respect to any Mortgage Loan, all of the Mortgage Loan documents required to be included in the related Asset File by the Investor or applicable Agency, including but not limited to, any Mortgage Note, the recorded Mortgage Instrument(s), any Assignments of Mortgage Instruments and copies of final title policies. “Mortgage Loan Payment”: With respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents. “Mortgage Note”: The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan. “Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon. “Mortgagor”: Any obligor under a Mortgage Loan or each Person who is indebted under a MH Contract. “Non-MERS Mortgage Loan”: A Mortgage Loan which is eligible for registration with MERS but is not registered with MERS. “Originator”: With respect to any Asset, the Person(s) that (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application, and/or (iv) closed or funded the Asset. “Party” or “Parties”: The Seller and/or the Purchaser, as applicable. “Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity. “Pool”: One or more Assets which have been aggregated pursuant to the requirements of the applicable Investor and have been pledged to secure or support payments on specific securities or participation certificates or sold to an Investor in a cash window sale. 10 4124-8327-5548.26

“Prior Servicer”: Any Person that was a Servicer or subservicer of any Asset before the Sale Date. “Private Investor Loans”: Those certain Assets being serviced pursuant to the Private Investor Servicing Agreements set forth on Schedule I hereto, as identified on Schedule 2.01 hereto. “Private Investor Servicing Agreements”: Those Servicing Agreements set forth, and identified as a Private Investor Servicing Agreement, on Schedule I hereto, which Servicing Agreements relate to the servicing of Private Investor Loans and do not relate to the servicing of Freddie Mac Loans, Fannie Mae Loans or Ginnie Mae Loans. “Purchase Price”: As defined in the Asset Purchase Agreement. “Purchaser”: As defined in the preamble to this Agreement. “Representatives”: As defined in Section 11.14(a) of this Agreement. “Sale Date”: Shall have the same meaning as the term “Closing Date” as defined in Section 2.4 of the Asset Purchase Agreement or (i) with respect to the Servicing Rights related to the Private Investor Loans, if the Purchaser exercises the PLS Option (as defined in the Asset Purchase Agreement) then the term “Sale Date” in this Agreement shall have the same meaning as the term “PLS Closing” in Section 6.12 of the Asset Purchase Agreement and (ii) with respect to the Servicing Rights related to the Ginnie Mae Loans, if the Purchaser exercises the Ginnie Mae Option (as defined in the Asset Purchase Agreement) then the term “Sale Date” in this Agreement shall have the same meaning as the term “Ginnie Mae Closing” in Section 6.11 of the Asset Purchase Agreement. “SCRA’: the Servicemembers Civil Relief Act, as amended. “Securitization Trust”: The issuing trust related to the applicable Private Investor Servicing Agreement set forth on Schedule I hereto. “Securitization Trustee”: The trustee of the applicable Securitization Trust for which the Seller was acting as a servicer or subservicer pursuant to the applicable Private Investor Servicing Agreement. “Seller”: As defined in the preamble to this Agreement. “Seller Originated Mortgage Loan”: Any Mortgage Loan originated by the Seller at any time since December 31, 2016. “Seller Purchased Mortgage Loan”: Any Mortgage Loan purchased by the Seller at any time since December 31, 2016. “Seller Serviced Mortgage Loan”: Any Mortgage Loan serviced or subserviced by the Seller pursuant to a Servicing Agreement since December 31, 2016. 11 4124-8327-5548.26

“Servicer”: The Person contractually obligated, at any time, to administer the servicing rights under the Servicing Agreements. “Servicing Agreements”: As defined in the preamble to this Agreement. “Servicing Compensation”: The annual aggregate amount payable to Servicer under the applicable Servicing Agreement related to an Eligible Loan as consideration for servicing such Asset, expressed as a percentage of the unpaid principal balance thereof, and excluding Ancillary Fees. “Servicing Rights”: With respect to an Eligible Loan, collectively, (i) the rights and obligations to service, administer, collect payments for the reduction of principal and application of interest thereon, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration, (ii) any other obligations required by any Agency, Investor or Insurer in, of, for or in connection with such Eligible Loan pursuant to the applicable Servicing Agreement, (iii) the right to possess any and all documents, files, records, Asset File, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Eligible Loan or pertaining to the past, present or prospective servicing of such Eligible Loan, (iv) the right to receive the Servicing Compensation and any Ancillary Fees arising from or connected to such Eligible Loan and the benefits derived from and obligations related to any accounts arising from or connected to such Eligible Loan, (v) the right to be reimbursed for Advances, and (vi) all rights, powers and privileges incident to any of the foregoing, subject, in each case, to any rights, powers and prerogatives retained or reserved by the Investor. “Servicing Transfer Date”: (i) With respect to each Asset that is a Private Investor Loan, the date on which the Seller transfers all servicing activities to the Purchaser; (ii) with respect to each Asset that is a Fannie Mae Loan or a Ginnie Mae Loan, the date on which the Seller transfers all servicing activities to the Purchaser; or (iii) such other date as mutually agreed upon by the Parties. “State Agency”: Any state or local agency with authority to (i) regulate the business of the Purchaser or the Seller or any Originator or Prior Servicer, including without limitation any state or local agency with authority to determine the investment or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Purchaser or the Seller or (ii) originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities. “State Orders”: Collectively, the MA State Order and the VT State Order. “Trailing Loan Documents”: Each of the documents described in part C of Exhibit 1.1 attached hereto, whether in electronically imaged format or otherwise, or as otherwise set forth in the Transfer Instructions. “Transfer Instructions”: (i) With respect to Servicing Rights that are transferred to the Purchaser or NewRez LLC d/b/a Shellpoint Mortgage Servicing (“Shellpoint”), the transfer instructions attached hereto as Exhibit 6.10, as may be modified from time to time by the mutual agreement of the Parties, and (ii) with respect to Servicing Rights that are transferred to a servicer 12 4124-8327-5548.26 other than the Purchaser or Shellpoint, those transfer instructions that shall be mutually agreed upon in good faith by both parties prior to the applicable Servicing Transfer Date, specifying the manner in which the servicing of the Assets shall be transferred to the Purchaser or its designee. “Underdisclosed Insurance Loan”: A Mortgage Loan with respect to which Seller, the Originator or any Prior Servicer disclosed to the applicable Mortgagor a mortgage insurance or guaranty payment amount that was less than the applicable payment amount required by Applicable Requirements or otherwise necessary to maintain the related mortgage insurance or guaranty in accordance with its terms or Applicable Requirements. “Underdisclosed Insurance Loan Deficiency”: With respect to any Underdisclosed Insurance Loan, an amount equal to the aggregate deficiency between the mortgage insurance or guaranty payment amount required by Applicable Requirements or otherwise necessary to maintain the applicable mortgage insurance or guaranty in accordance with its terms or Applicable Requirements and the insurance or guaranty payment amount that was disclosed to the applicable Mortgagor by Seller, the Originator or any Prior Servicer, for the period from the Sale Date through the date the last such payments are required. “USDA”: The United States Department of Agriculture or any successor thereto. “VA”: The United States Department of Veterans Affairs or any successor thereto. “VT State Order”: That certain Assurance of Discontinuance entered in State of Vermont In re Green Tree Servicing LLC, 64210-14WnCV, (VT Sup Ct. October 30, 2014). Section 1.02 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) Terms used in this Agreement have the meanings assigned to them in this Agreement (as defined herein), and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. (b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles. (c) References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s). (d) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions. (e) Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions. (f) Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. 13 4124-8327-5548.26

(g) References to days shall mean consecutive calendar days unless otherwise specified as “Business Days”. (h) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” (i) This Agreement shall be construed as having been jointly drafted by the Parties hereto, and neither shall be deemed to be the drafting party for purposes of interpreting the language herein or otherwise resolving ambiguous terms and no rule of strict construction shall be applied against any Person. ARTICLE II. SALE OF SERVICING RIGHTS AND RELATED MATTERS Section 2.01 Items to be Sold, Transferred and Assigned. Upon the terms and subject to the conditions of this Agreement, the Asset Purchase Agreement and the Confirmation Order, pursuant to an Assignment Agreement executed by the Purchaser and the Seller in accordance with the provisions of Section 2.02, and subject to the Applicable Requirements, the Seller shall, on and as of the Sale Date, sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and assume from the Seller, all of the Seller’s legal and beneficial right, title, interest in and to the applicable (i) Servicing Rights, (ii) Advances, (iii) Custodial Funds and (iv) Asset Files. For the avoidance of doubt, the Purchaser shall be responsible to Ginnie Mae for breaches of any representations and warranties made by the Seller, any Originator or any Prior Servicer with respect to Ginnie Mae Loans. Upon the terms and subject to the conditions of this Agreement, the Seller and the Purchaser hereby agree that the Servicing Rights, Advances, Custodial Funds and Asset Files relating to the Assets, shall be purchased by the Purchaser on the Sale Date. With respect to the Assets sold on the Sale Date, the Purchaser shall be entitled to receive all of the Servicing Compensation and Ancillary Fees payable with respect to such Assets and the related Servicing Rights under the Servicing Agreements on and after the Sale Date. Section 2.02 Evidence of Sale. Prior to the Sale Date, the Purchaser and the Seller shall execute and deliver the documents required by each Investor or, if applicable, Servicing Agreement in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to the Parties and in compliance with the Applicable Requirements. At least ten (10) Business Days prior to the Sale Date, the Seller shall deliver a Data Tape relating to such Sale Date to the Purchaser in mutually agreeable form and substance. On the Sale Date, the Seller and the Purchaser shall execute and deliver an Assignment Agreement with respect to the Servicing Rights being sold on the Sale Date. Section 2.03 Transfer Instructions. In connection with the transfer of the Servicing Rights from the Seller to the Purchaser pursuant to this Agreement, the Seller shall comply with the Transfer Instructions and the Seller and the Purchaser shall act in good faith and take all steps necessary or appropriate to effectuate and evidence the transfer of the servicing of the Assets to the Purchaser pursuant to this Agreement and the Asset Purchase Agreement. The Transfer Instructions may be modified from time to time by mutual agreement between the Purchaser and the Seller and the Parties agree to negotiate in good faith any changes that may be required due to operational 14 4124-8327-5548.26 requirements, data requirements or otherwise. In any instance in which the Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control. Section 2.04 Transfer in Accordance with Applicable Requirements. In connection with the transfer of the Servicing Rights from the Seller to the Purchaser pursuant to this Agreement, the Seller and the Purchaser shall comply with all Applicable Requirements, including, if applicable, the requirements and guidelines of any Agency, the CFPB and any other Governmental Authority. Section 2.05 Interim Servicing. With respect to each Asset the Servicing Rights related to which are sold to the Purchaser by the Seller pursuant to this Agreement on the Sale Date, the Seller shall continue to service each such Asset in accordance with the Interim Servicing Agreement attached hereto as Exhibit 2.05 on behalf of the Purchaser from the Sale Date to the applicable Servicing Transfer Date. ARTICLE III. PAYMENT OF PURCHASE PRICE AND RELATED MATTERS Section 3.01 Payment of Purchase Price by the Purchaser; Custodial Review. (a) Subject to the terms and conditions herein and in the Asset Purchase Agreement, with respect to the sale of Servicing Rights pursuant to the terms in Article II hereof, the Purchase Price shall be paid by the Purchaser to the Seller pursuant to and in accordance with the Asset Purchase Agreement. (b) The Purchaser shall cause the related Document Custodian to review the contents of the Asset Files as soon as practicable. Promptly upon the completion of the Document Custodian’s review, such Document Custodian shall provide a written list to the Seller and the Purchaser that sets forth each and any (i) Assets with Document Exceptions, and the nature of such Document Exceptions, and (ii) Assets cleared without Document Exceptions, which the Document Custodian identified in its review. The Purchaser shall direct the applicable Document Custodian to provide such information to the Seller at the same time that such Document Custodian provides any such information regarding its review of the Asset Files to the Purchaser. Except as otherwise set forth in Article IX of the Asset Purchase Agreement, and notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no liability to the Purchaser for any costs and expenses incurred by the Purchaser as a result of, or for any costs and expenses related to, any Document Exceptions or other deficiencies with respect to the Asset Files identified by the Document Custodian. Section 3.02 Reserved. Section 3.03 Custodial Funds. (a) Within two (2) Business Days following the applicable Servicing Transfer Date, all (i) Escrow Funds, (ii) Custodial Funds held in Custodial Accounts that remit to the applicable Investor or Securitization Trust on an “Actual/Actual” basis and (iii) except with respect to Custodial Funds held in Custodial Accounts that remit to the applicable 15 4124-8327-5548.26

Investor or Securitization Trust on a “Scheduled/Scheduled” basis, all other funds and collections held by or on behalf of the Seller in connection with the applicable Assets related to the Servicing Rights that transferred on such Servicing Transfer Date, shall be deposited via wire transfer by the Seller to the Custodial Account(s) specified by Purchaser in compliance with all Applicable Requirements, less the amount needed by the Seller for the final remittance due to Fannie Mae, Freddie Mac, Ginnie Mae or other investor, as applicable, in the previous accounting cycle. (b) With respect to Custodial Funds that remit to the applicable Investor or Securitization Trust on a “Scheduled/Scheduled” basis, the Seller shall provide to the Purchaser a report from Seller’s loan servicing system that indicates the amount of the final remittance due to the applicable Investor or Securitization Trust. Seller shall provide such report within three (3) business days following the applicable Servicing Transfer Date for the related Investor, or Securitization Trust, and remittance. Within an additional two (2) Business Days, the Seller shall remit to Purchaser, via wire transfer to the Custodial Account(s) specified by the Purchaser, the difference, if any, between the balance of the related Custodial Account and the amount retained for the final remittance due to the applicable Investor or Securitization Trust along with a report or spreadsheet to support the Seller’s calculations; provided, however, no less than (2) Business Days prior to the date on which such final remittance is due to the applicable Investor or Securitization Trust, as applicable, the Purchaser shall remit to the applicable Custodial Account, or such other account as identified by the Seller, in immediately available funds via wire transfer, the Custodial Funds received by the Purchaser since the applicable Servicing Transfer Date with respect to the related Assets in an amount equal to the difference between the Custodial Funds held by the Seller in such Custodial Account for such final remittance and the total amount needed for such final remittance as identified in the schedule provided by the Seller to the Purchaser. (c) Reserved. Section 3.04 Reserved. Section 3.05 Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds in United States dollars to the accounts designated by the receiving Party in accordance with such Party’s written instructions as set forth in Exhibit 3.05 attached hereto or such other instructions as a Party may require after written notice hereunder. ARTICLE IV. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents, warrants and covenants, solely with respect to the Ginnie Mae Loans, Fannie Mae Loans and Freddie Mac Loans and the Servicing Rights related thereto, as set forth below (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the Sale 16 4124-8327-5548.26

Date). For the avoidance of doubt, the Seller is not making any of the representations or warranties set forth below with respect to the Private Investor Loans or the Servicing Rights related thereto; provided, however, that, for purposes of determining whether any Buyer Indemnitee (as defined in the Asset Purchase Agreement) is entitled to indemnification pursuant to Section 9.2 of the Asset Purchase Agreement for Damages (as defined in the Asset Purchase Agreement) arising out of, relating to, or resulting from the breach of any warranty or the inaccuracy of any representation made by the Seller in this Agreement, the Seller shall have been deemed to have made all of the representations and warranties set forth below with respect to the Private Investor Loans and the Servicing Rights related thereto. Notwithstanding anything to the contrary herein, the Seller’s obligations with respect to the representations and warranties set forth below shall terminate on the date that is twenty-four (24) months after the Sale Date. Section 4.01 Ability to Transfer. Notwithstanding the Investor Consents and subject to the approval of the Bankruptcy Court, the Seller has the right and ability to transfer all servicing information and all documentation, tapes, reports and other information that is in its possession or control and is required to be provided to the Purchaser or its designee in accordance with the terms of this Agreement and all such transfers shall be in compliance with Applicable Requirements. Section 4.02 Insurance. Errors and omissions and fidelity insurance coverage, in amounts as required by the Applicable Requirements, is in effect with respect to the Seller. The Seller shall maintain such coverage, in amounts as required by the Applicable Requirements, until the transactions contemplated by this Agreement have been consummated in accordance with terms hereof. Section 4.03 Litigation. Other than as disclosed in Schedule 4.03, no Mortgage Loan is a Litigation Loan and there is no litigation, claim, demand, proceeding or governmental investigation pending or, to the Seller’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Seller or with respect to any Servicing Agreement or any Mortgage Loan (other than a Bankruptcy Loan or Foreclosure Loan) that could reasonably be expected to have a Material Adverse Effect on the Servicing Rights being purchased by the Purchaser hereunder, the Mortgage Loans, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) under the Servicing Agreements or the sale, assignment and transfer of Servicing Rights or the right to receive any Servicing Compensation or the performance by the Seller of its obligations under this Agreement. Other than as disclosed in Schedule 4.03, in the preceding twelve (12) month period, no governmental agency, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to the Seller claiming or stating that the Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by the Seller that in each case could reasonably be expected to have a Material Adverse Effect on the Servicing Rights for such related Mortgage Loans being purchased by the Purchaser hereunder, such related Mortgage Loans, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) under the Servicing Agreements or the sale, assignment and transfer of Servicing Rights or the right to receive any Servicing Compensation or the performance by the Seller of its obligations under this Agreement, other than written notices which Seller is prohibited by Applicable Requirements from disclosing on Schedule 4.03. 17 4124-8327-5548.26

Section 4.04 Reserved. Section 4.05 Sanctions; Anti-Corruption Compliance. None of the Seller or its respective affiliates, or any of its directors, officers, or employees is a person that is (i) a target of United States economic, financial, or trade sanctions in force from time to time, (ii) named, identified, or described on any blocked person list, specially designated nationals lists, prohibited persons list, or other official list of restricted persons with whom United States persons may not conduct business, including, but not limited to, restricted party lists published or maintained by the United States government, including the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control and the United States Department of State, or (iii) owned or controlled by, or an actor on behalf of, any persons described in clauses (i) and (ii). Section 4.06 Mortgage Loans and Servicing Rights. 4.6.1 General Compliance. Each Mortgage Loan, Servicing Right and Advance conforms to the Applicable Requirements except, in each case, as would not be reasonably expected to have a Material Adverse Effect, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency, Investor, Insurer or other Person upon such sale, issuance of insurance or pooling, if any. To the Seller’s knowledge, there has been no improper act or omission or alleged improper act or omission, or error by any Originator or Prior Servicer with respect to the origination, underwriting or servicing of any of the Mortgage Loans; and there has been no improper act or omission or alleged improper act or omission, or error by the Seller or any Originator or Prior Servicer with respect to the origination, underwriting or servicing of any of the Mortgage Loans. Each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Requirements and Accepted Servicing Practices except as would not be reasonably expected to have a Material Adverse Effect. All collection efforts by or on behalf of the Seller have been performed timely, prudently and in compliance with all Applicable Requirements and Accepted Servicing Practices and, other than as set forth on Schedule 4.6.1, all “first legal” actions with respect to Mortgage Loans insured by the FHA were timely achieved in accordance with Applicable Requirements, except as would not be reasonably expected to have a Material Adverse Effect with respect to the applicable Mortgage Loan or the related Servicing Rights. The Seller is not in default and is otherwise in material compliance with respect to the Seller’s obligations under the Servicing Agreements or Applicable Requirements. The Servicing Agreements do not contain any provisions that reasonably would be expected to impose upon the Purchaser or the Servicer any obligations in addition to those typically imposed upon servicers of standard Investor servicing rights. No servicer default, servicer termination event, event of default or other default or breach has occurred by the Seller under any Servicing Agreement, and to the Seller’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would: (A) constitute a material default or breach by the Seller under any Servicing Agreement or under any Applicable Requirement; (B) permit termination, modification or amendment of any such Servicing Agreement by a third party without the consent of the Seller; (C) enable any third party to demand that either the Seller or the Purchaser either incur any repurchase obligations pursuant to a Servicing Agreement or provide indemnification for any amount of losses relating to a breach of a loan representation or warranty; (D) impose on the Seller or the Purchaser sanctions or penalties in respect of any Servicing Agreement; or (E) rescind any 18 4124-8327-5548.26 insurance policy or reduce insurance benefits in respect of any Servicing Agreement which would result in a material breach or trigger a default of any obligation of the Seller under any Servicing Agreement, that in each case would reasonably be expected to have a Material Adverse Effect on the Servicing Rights acquired by the Purchaser hereunder. With respect to each Bankruptcy Loan, the Seller has provided the related Mortgagor with all applicable disclosures relating to fees charged to the Mortgagor in connection with the related bankruptcy proceeding in accordance with all Applicable Requirements. 4.6.2 Enforceability of Mortgage Loan. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a Mortgage Instrument, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and related Mortgage Instrument is genuine and each Mortgage Loan and related Mortgage Instrument is the legal, valid and binding obligation of the parties thereto and the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance. All parties to each such Mortgage Note and Mortgage Instrument had legal capacity to execute such Mortgage Note and Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. No Mortgage Loan is subject to any rights of rescission, set- off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Mortgage Note or Mortgage Instrument, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage Instrument unenforceable by the Seller or the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. 4.6.3 Disbursement; Future Advances. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording each Mortgage Loan have been paid. Any future advances that were made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the related Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the related Mortgage Instrument securing the consolidated principal amount is expressly insured as having first lien or second lien, as applicable, priority by a title insurance policy, if applicable, meeting the standards set forth in Section 4.6.5 of this Agreement. The consolidated principal amount does not exceed the original principal amount of such Mortgage Loan. 4.6.4 Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien or second lien, as applicable, and each related Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the related Mortgage Instrument, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally (iii) with respect to Mortgage Instruments constituting second liens, first liens and (iv) other matters to which like properties are commonly subject which do not 19 4124-8327-5548.26 interfere with the benefits of the security intended to be provided by such Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no delinquent tax or assessment liens against any Mortgaged Property. All tax identifications and property descriptions in each Mortgage Instrument are legally sufficient. 4.6.5 Title Insurance. Except for any Mortgage Loan secured by a Mortgaged Property as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received and complies with Applicable Requirements, a valid and enforceable title policy, or a commitment to issue such a policy (with respect to which a title policy will be received to replace such commitment), has been issued and is in full force and effect for such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgaged Property therein described and that such Mortgaged Property is free and clear of all liens having priority over the lien of such Mortgage Instrument. All provisions of such insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each such policy, the Seller and any Originator and Prior Servicer have complied with all applicable provisions and all applicable statutes and regulations, there has been no act or omission which would or may invalidate any such policy, there has been no event or condition which may result in the revocation, cancellation or expiration of such policy, and the insurance is and will remain in full force and effect with respect to the related Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller or any other Person affecting the validity or enforceability of any such policy. 4.6.6 No Default/No Waiver. Other than with respect to borrower payments that have not yet caused a mortgage loan to become a Delinquent Loan or Foreclosure Loan and as disclosed to the Purchaser on the Data Tape, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Except as disclosed to the Purchaser on the Data Tape, neither the Seller nor any Originator or Prior Servicer has, except in accordance with Applicable Requirements, (i) agreed to any material modification, extension or forbearance in connection with any Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part or released any party thereto in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument or (v) induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan. Within five (5) Business Days following the Servicing Transfer Date, the Seller shall provide the final report to the Purchaser, with respect to the Mortgage Loans, identifying all modifications, extensions or forbearances previously completed or currently in process and the terms thereof. All such modifications, extensions or forbearances are permitted and/or required by Accepted Servicing Practices or Applicable Requirements. 4.6.7 Application of Funds. All payments received by or on behalf of the Seller with respect to any Mortgage Loan have been remitted and properly accounted for in compliance with and as required by Applicable Requirements and Accepted Servicing Practices. 20 4124-8327-5548.26

4.6.8 Mortgage Insurance. Each Ginnie Mae Loan is insured by the FHA or guaranteed by the VA or USDA. Each Mortgage Loan which is indicated by the Seller to have FHA insurance is insured by the FHA pursuant to section 203(b) of the National Housing Act. Each Mortgage Loan which is indicated by the Seller to be guaranteed by the VA is guaranteed by the VA under the provisions of Chapter 37 of Title 38 of the United States Code. Each Mortgage Loan which is indicated by the Seller to be guaranteed by the USDA is guaranteed by the USDA under the provisions of 7 C.F.R. Part 4279. Each Mortgage Loan, if required by the applicable Agency, is, or prior to the Sale Date will be, insured as to payment defaults by a policy of primary mortgage guaranty insurance and/or pool insurance in the amount required, and by an Insurer approved, by the Investor, and all provisions of such primary mortgage guaranty insurance policy and/or pool insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each mortgage insurance (including any private mortgage insurance), pool insurance or guaranty certificate, the Seller and any Originator and Prior Servicer have complied with applicable provisions of the insurance or guaranty contract and Federal statutes and regulations, all premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty with respect to the Seller, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance or guaranty is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any mortgage insurance, pool insurance or guaranty with respect to any Mortgage Loan. All appropriate disclosures related to such mortgage insurance, pool insurance or guaranty were accurately prepared and have been timely provided to each Mortgagor in compliance with the Applicable Requirements and Accepted Servicing Practices. Any Mortgage Loan guaranteed by the VA that is a streamlined refinance loan made pursuant to 38 U.S.C. 3710(a)(8) and (e) (an “Interest Rate Reduction Refinancing Loan”) meets the requirements to be treated either as (i) a safe harbor qualified mortgage, including as currently provided in 38 CFR § 36.4300(c)(1), or (ii) to the extent permissible under Applicable Requirements, a rebuttable presumption qualified mortgage, including as currently provided in 38 CFR § 36.4300(c)(2). Seller acknowledges that the net tangible benefit standards for FHA streamline refinance loans, as appearing in the FHA Single Family Housing Policy Handbook, Section 4000.1 II.A.8.d.vi.(C)(4)(c), were updated effective September 14, 2015, and represents and warrants that the Collateral File for any Mortgage Loan required or intended to meet such standards contains documentation of the determination of compliance with the standard stated therein, or in any successor provision with similar purpose. 4.6.9 Compliance with Laws. The Seller and, to the Seller’s knowledge, each Originator and Prior Servicer have complied with the Applicable Requirements with respect to the Mortgage Loans and the subject matter of this Agreement, including the federal Fair Housing Act, federal Equal Credit Opportunity Act and Regulation B, federal Fair Credit Reporting Act, federal Truth in Lending Act and Regulation Z, National Flood Insurance Act of 1968, federal Flood Disaster Protection Act of 1973, federal Real Estate Settlement Procedures Act and Regulation X, federal Fair Debt Collection Practices Act, federal Home Mortgage Disclosure Act, federal Homeowners Protection Act of 1998, and state consumer credit and usury codes and laws in all material respects. In addition, any Mortgage Loan that is subject to any prepayment penalties or late fee provisions fully complies with all applicable federal, state and local laws, regulations and Applicable Requirements and such prepayment penalties or late fees are fully enforceable by the Purchaser 21 4124-8327-5548.26 against each Mortgagor. All parties which have had any interest in any Mortgage Loan, whether as mortgagee, assignee, pledgee, servicer or otherwise, are (or, during the period in which they held and disposed such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the jurisdiction and state wherein the related Mortgaged Property is located and had all requisite licenses, permits and approvals required in such jurisdiction, and (2) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state, or (D) not doing business in such state; except where the failure to be so qualified or in compliance or to possess such licenses, permits and approvals would have a Material Adverse Effect. 4.6.10 Filing of Reports. The Seller has filed or will file in a timely manner all reports required by the Investor, the Agencies, the Insurers and other Applicable Requirements with respect to the Mortgage Loans and the Servicing Rights. The Seller has filed (or caused to be filed), and hereafter shall file (or cause to be filed), all IRS Forms, including but not limited to Forms 1041-K1, 1041, 1099-INT, 1099-MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurred on or before each applicable Servicing Transfer Date. 4.6.11 Custodial Accounts. All Custodial Accounts required to be maintained by the Seller have been established and continuously maintained in compliance with Applicable Requirements and Accepted Servicing Practices. Custodial Funds received by or on behalf of the Seller have been properly credited to the appropriate Custodial Account in a timely manner and in compliance with Applicable Requirements and Accepted Servicing Practices, and have been retained in and disbursed from the Custodial Accounts in compliance with the Applicable Requirements and Accepted Servicing Practices. Mortgage Escrow Payments received by the Seller have been credited to the appropriate Custodial Account maintained for escrow payments, and have been retained in and disbursed from such Custodial Account in accordance with the Applicable Requirements. In accordance with Applicable Requirements, the Seller has analyzed the appropriate Custodial Accounts and has made any necessary payment thereto in order to eliminate any deficiency that exists (if any) at the time of transfer. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, the Seller has (a) computed the amount of such payments in compliance with Applicable Requirements, (b) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments in compliance with the Applicable Requirements, and when required by the applicable Servicing Agreement have advanced their own respective funds to pay such charges and items, and (c) timely delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments. With respect to Mortgage Escrow Payments, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in compliance with the Applicable Requirements and Accepted Servicing Practices, and no Mortgage Escrow Payments or other charges or prepayments due from Mortgagor have been capitalized under any Mortgage Instrument or the related Mortgage Note. All funds received by the Seller in connection with the satisfaction of Mortgage Loans, including foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account and all such funds have been applied to pay accrued interest on the Mortgage Loans, to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the 22 4124-8327-5548.26

Mortgaged Property or as otherwise required by Applicable Requirements or are on deposit in the appropriate Custodial Account. 4.6.12 Advances. Subject to Investor rights under applicable Investor guidelines, the Advances are valid and subsisting accounts owing to the Seller, made pursuant to and in accordance with the Applicable Requirements and are recoverable under the Servicing Agreements, are carried on the books of the Seller at values determined in accordance with generally accepted accounting principles, are legally collectible from the applicable party and are not subject to any set-off or claim that could be asserted against the Seller. Each Advance made by the Seller is fully reimbursable to the Purchaser as an Advance in accordance with Applicable Requirements. Each Advance has supporting backup documentation in original or imaged form, and the Seller has not received any notice from the Investor, any Agency, any Insurer or any other Person in which such Person disputes or denies a claim by the Seller for reimbursement in connection with any such Advance. 4.6.13 Investor Remittances and Reporting. The Seller and each Originator and Prior Servicer (a) have timely remitted or otherwise made available to the Investor (i) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (ii) all advances of principal and interest payments required by such Servicing Agreements, and (b) have properly prepared and timely submitted to the Investor all reports in connection with such payments required by the Applicable Requirements and Accepted Servicing Practices. 4.6.14 Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage Loans that were due or are due prior to the Sale Date or the Servicing Transfer Date have been timely paid by the Seller or a Prior Servicer in compliance with the Applicable Requirements and Accepted Servicing Practices to the extent such items are required to have been paid pursuant to Applicable Requirements. There are no delinquent taxes, delinquent assessments or other liens against any Mortgaged Property as of the Sale Date or Servicing Transfer Date for such Mortgage Loan, except as disclosed to the Purchaser on the Data Tape. 4.6.15 Hazard and Related Insurance. All improvements upon each Mortgaged Property are insured against loss by fire, hazard (and, where required pursuant to Applicable Requirements, flood) and/or extended coverage insurance policies, in the amount, by an Insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements. All such insurance policies are in full force and effect, all premiums with respect to such policies that were due prior to the Sale Date have been paid or will be paid by the applicable due date, and all provisions of such primary mortgage guaranty insurance policy have been and are being complied with. There has been no act or omission of the Seller or any Prior Servicer that would or may invalidate any such insurance, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such insurance. 23 4124-8327-5548.26

4.6.16 Damage, Condemnation, and Related Matters. To the best of the Seller’s knowledge, there exists no physical damage to any Mortgaged Property from fire, flood, mold, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, any Mortgaged Property or the eligibility of any such Mortgage Loan for insurance benefits by any Insurer. Other than as set forth on Schedule 4.6.16, there are no Delinquent Loans for which the related Mortgaged Property is located in a disaster area declared by any federal or state government during the twelve (12) months prior to the Sale Date and regarding which the related Mortgaged Property has sustained material damage. With respect to any Mortgage Loan that is a Delinquent Loan for which the related Mortgaged Property is located in a disaster area declared by any federal or state government during the twelve (12) months prior to the Sale Date, the Seller has (i) obtained a property inspection of the Mortgaged Property conducted following the disaster event and has been in contact with the Mortgagor regarding any material damage to such property and/or hardship to the Mortgagor resulting from such disaster to the extent required by the applicable Agency and has complied with all other disaster relief requirements of the applicable Agency and (ii) disclosed to the Purchaser if it has been informed of material damage to such property or hardship to the Mortgagor resulting from such disaster. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property, except as disclosed to the Purchaser on the Data Tape. All of the improvements that were included for the purpose of determining the appraised value of any Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property. With respect to any Mortgaged Property, to the Seller’s knowledge, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the property does not violate any standards under, any applicable statutes, ordinances, rules, regulations, orders or decisions relating to pollution, protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including all applicable statutes, ordinances, rules, regulations, orders or decisions relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and lead and lead-containing materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such items. 4.6.17 Collateral Files and Other Documents. Except for outstanding Trailing Loan Documents, each Collateral File contains each of the documents and instruments specified in Exhibit 1.1 attached hereto and includes all documents required by the Investor and such other documents as may be necessary to demonstrate compliance with Applicable Requirements. The Mortgage Loan Documents to be delivered to Purchaser will include all documents customarily available as of the time of delivery that are necessary in order for Purchaser’s Document Custodian(s) to finally certify and/or recertify the Pools and Mortgage Loans, as applicable, in accordance with the Applicable Requirements. Each Mortgage Loan included in a Pool meets all eligibility requirements of the Investor for inclusion in such Pool. The securities and participation certificates backed by, or payments with respect to which are supported by, the related Pools have been issued on uniform documents pursuant to the Applicable Requirements without any material deviations therefrom. All books, records and accounts of the Seller and the Seller’s Document Custodian with respect to the Servicing Rights and the Mortgage Loans are true, complete, 24 4124-8327-5548.26 properly maintained, and accurately reflect the subject matter thereof in accordance with industry standards such that the Purchaser will not incur a Loss after the Sale Date as a result of any deficiency in any Collateral File. With respect to the Mortgage Loans, (i) all Pools have been initially certified, and if created more than twelve (12) months before the Sale Date, except as otherwise set forth on Schedule 4.6.17, finally certified, in each case in accordance with Applicable Requirements, (ii) all Pools and Mortgage Loans shall be, when transferred to Purchaser, eligible for final certification, if not yet finally certified, and recertification, as applicable, by Purchaser’s Document Custodian(s), (iii) no Mortgage Loan has been bought out of a Pool without all required approvals of the applicable Investor, if any are required and (iv) each Pool is properly balanced and fully funded in accordance with Applicable Requirements. 4.6.18 Good Title. The Seller is the sole owner and holder of all legal and beneficial right, title and interest in and to the Servicing Rights, Advances, Custodial Funds and Collateral Files immediately prior to the conveyance thereof pursuant to Section 2.01 of this Agreement. The sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights and the related documents, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to the Applicable Requirements, are, and will be on the Sale Date, valid and enforceable in accordance with their terms and will effectively vest in the Purchaser good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances. The Seller has the sole and full right and authority to sell and assign the Servicing Rights and the related documents to the Purchaser pursuant to this Agreement. As of the Servicing Transfer Date, the Seller is not obligated, contractually or otherwise, to sell or offer to sell any of the Servicing Rights and the related documents to any Person other than the Purchaser. 4.6.19 Fraud. No misrepresentation, error or fraudulent action or omission has occurred on the part of any Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing of any Mortgage Loan, any Servicing Agreement or the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property. 4.6.20 Representations and Warranties to Investor. All representations and warranties made by the Seller to the applicable Investor in connection with the Mortgage Loans and Servicing Rights in any Servicing Agreement or otherwise are incorporated herein by reference, hereby restated, and inure to the benefit of the Purchaser. 4.6.21 Accuracy of Data. The characteristics of the Mortgage Loans, Servicing Rights and Advances (including delinquency rates, escrow balances, average weighted servicing spread, interest rates, outstanding principal balances and loan modifications) included in the Data Tape provided to the Purchaser with respect to the Sale Date, are true and accurate in all material respects. 4.6.22 No Recourse. None of the Servicing Agreements nor any other agreement or understanding applicable to any of the Mortgage Loans provides for recourse to the Seller or Servicer for losses incurred in connection with (or any obligation to repurchase or reimburse, indemnify or hold harmless any Person based upon) the default or foreclosure of, or acceptance of a deed in lieu of foreclosure or other transfer or sale of the Mortgaged Property in connection with, 25 4124-8327-5548.26 a Mortgage Loan, except insofar as such recourse is based upon a failure of the Originator or Servicer to comply with the Applicable Requirements before or after the Sale Date. 4.6.23 ARM Loans. With respect to each adjustable rate Mortgage Loan, all of the terms of such Mortgage Note and Mortgage Instrument may be enforced by the holder thereof, its successors and assigns. With respect to each adjustable rate Mortgage Loan, the Seller has, and each Prior Servicer has, properly and accurately and in compliance with all Applicable Requirements and Accepted Servicing Practices (a) entered into its system all data required to service the Mortgage Loan, (b) adjusted the mortgage interest rate on each interest adjustment date, (c) adjusted the monthly payment on each payment adjustment date, (d) calculated the amortization of principal and interest on each payment adjustment date, and (e) executed and delivered any and all notices regarding interest rate and payment adjustments. No Mortgage Note or Mortgage Instrument related to a Mortgage Loan contains terms or provisions that would result in negative amortization, nor does any such Mortgage Note or Mortgage Instrument contain any term or provision whereby its Mortgagor is permitted prospectively to convert the Mortgage Loan to a fixed-rate mortgage loan. 4.6.24 No Buydown Provisions; No Graduated Payments or Contingent Interests. No Mortgage Loan contains provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. No Mortgage Loan is a graduated payment mortgage loan and no Mortgage Loan contains a shared appreciation or other contingent interest feature. 4.6.25 SCRA. Other than as set forth on the Data Tape, no Mortgagor with respect to any Mortgage Loan has notified the Seller, and the Seller has no knowledge of any relief requested or allowed to any Mortgagor under the SCRA or similar state statute or regulation. For any Mortgage Loan disclosed on the Data Tape as being a mortgage loan for which the related Mortgagor has notified the Seller, or the Seller has knowledge of any relief requested or allowed to any Mortgagor under the SCRA, there have not been improper servicing practices or failures to comply with Applicable Requirements. 4.6.26 Credit Information; Credit Reporting. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser. The Seller has, in its capacity as servicer for each Mortgage Loan, caused to be fully furnished to credit reporting agencies, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on each Mortgagor. 4.6.27 Assignments of Mortgage. Each Mortgage Loan has been duly and properly assigned to the current Investor to the extent required by Applicable Requirements and all Assignments of Mortgage Instruments for such Mortgage Loan required under Applicable Requirements are included in the applicable Collateral File maintained by the Seller’s Document Custodian(s). 26 4124-8327-5548.26

4.6.28 Residential Properties. Other than with respect to any Land-and-Home Contract, each Mortgaged Property securing a Mortgage Loan consists of a residential dwelling satisfying Applicable Requirements. 4.6.29 Lending Program. No Mortgage Loan was originated pursuant to a federal, state or local “affordable housing,” “community lending” or other similar mortgage loan program. 4.6.30 Mortgagors. For each Mortgage Loan, the Seller or the Originator verified the identity of the Mortgagor using methods that comply with Applicable Requirements. To the Seller’s knowledge, no Mortgagor is, or at any time on or after the date the related Mortgage Note was executed has been, identified by the Office of Foreign Assets Control of the United States Department of Treasury as a specially designated national or blocked person. 4.6.31 No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral other than the lien of the corresponding Mortgage Instrument. 4.6.32 Deeds of Trust. In the event the Mortgage Instrument constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage Instrument, and no fees or expenses are or will become payable by the Purchaser, or the Investor or the applicable Agencies, or their respective successors and assigns to the trustee under the deed of trust, other than in connection with a trustee’s sale after default by the Mortgagor. 4.6.33 Customary Provisions. The Mortgage Loan Documents contain customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the material benefits of the security provided thereby, including, (i) in the case of a Mortgage Instrument designated as a deed of trust, by trustee’s sale and (ii) with respect to a Mortgage Instrument related to a Mortgage Loan, by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor that would prevent the sale of the Mortgaged Property by trustee’s sale or the foreclosure of the Mortgage Instrument. 4.6.34 Casualty Insurance Proceeds. No casualty insurance proceeds for property damage have been used to reduce Mortgage Loan balances or for any other purpose, other than the making of repairs to the Mortgaged Property and other than with the consent of the applicable Insurer providing mortgage insurance, to the extent that such consent was required under the Applicable Requirements. Additionally, there are no uninsured casualty losses or casualty losses where coinsurance has been (and the Seller has no reason to believe, will be) claimed by an Insurer or where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the Insurer. 4.6.35 Condominiums and Planned Unit Developments. (a) If the Mortgaged Property is an individual unit in a condominium project or an individual unit in a planned unit development (a “Unit”), then the common elements and property of the condominium project or the common areas and property of the planned unit development are insured against loss by fire, hazards of extended coverage, flood and such other hazards as required by Applicable Requirements. Additionally, without limiting 27 4124-8327-5548.26 the foregoing, each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable under Applicable Requirements with respect to the condominium project or planned unit development. Additionally, if the Mortgaged Property is a Unit, then general liability, fidelity and all other insurance required by Applicable Requirements is maintained in connection with the condominium project or planned unit development, and each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable under Applicable Requirements with respect to the condominium project or planned unit development. All such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid. Each insurance policy required includes the following special endorsements, to the extent required by the Applicable Requirements: (b) Advance written notice will be given in writing to the mortgagee, its successors and/or assigns in the event the policy is to be canceled, no earlier than the time specified in the Applicable Requirements. (c) The mortgagee, its successors and/or assigns, or such other appropriate Persons specified by the Applicable Requirements, are named in the mortgagee clause or loss payment clause, requiring any loss be paid to the mortgagee, its successors and/or assigns, or such other appropriate Persons. This clause must be written into the policy and provide that in the event of loss, the interest of the mortgagee as successor in interest is not impaired by an act or neglect of the Mortgagor, any foreclosure, notice of sale or any change in ownership of the Mortgaged Property. The Seller has provided the appropriate Insurer with such notice, or has obtained such consent, as is necessary to designate the appropriate Persons required by the Applicable Requirements as loss payee on each such insurance policy. 4.6.36 Environmental Issues. No Mortgaged Property violates and has been in violation of any applicable statutes, ordinances, rules, regulations, orders or decisions with regard to pollutants or hazardous or toxic substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, Federal Water Foliation Control Act, Clean Air Act, and Toxic Substances Control Act, as such laws are amended and supplemented from time to time and any similar federal, state or local statutes, rules and regulations. 4.6.37 Other Agreements. Other than the consent order identified on Schedule 4.6.37, the Seller is not a party to or subject to any agreement, stipulation, conditional approval, memorandum of understanding, notice of determination, consent decree, advisory settlement, compromise, litigation or other agreement or understanding with any Agency (including without limitation the Department of Housing and Urban Development), Investor, court, Governmental Authority or body, or other Person which (i) seeks to modify or clarify or has the effect of modifying or clarifying any of the terms of the Applicable Requirements (solely with respect to the Servicing Rights and/or the Mortgage Loans), (ii) otherwise affects (A) the Seller’s or the Purchaser’s servicing obligations and practices (solely with respect to the Servicing Rights and/or the Mortgage Loans) including, but not limited to, escrow practices and except as otherwise addressed in this Agreement, (B) the Purchaser’s rights and duties set forth in this Agreement, including with respect to the Servicing Rights being acquired by the Purchaser, or (C) the economic value of the Servicing Rights being acquired by the Purchaser. 28 4124-8327-5548.26

4.6.38 Repurchase; Indemnification Agreements. As of the Sale Date, and other than optional buyouts for any Mortgage Loans, there is no Mortgage Loan for which the Seller is required under Applicable Requirements to repurchase such Mortgage Loan from the mortgage pool associated with the sale contemplated by this Agreement. No Mortgage Loan is subject to any indemnification agreement or an agreement for the submission of claims with an Agency or a repurchase or make whole claim or request from any Agency. 4.6.39 High Cost Loans. No Mortgage Loan is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended (“HOEPA”), or has an “annual percentage rate” or “total points and fees” payable by the borrower that exceeds the applicable thresholds defined under HOEPA and its implementing regulations, including 12 C.F.R. § 1026.32(a)(1)(i) and (ii). No Mortgage Loan is a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, provided that this determination shall be made with respect to the relevant state or local law, regardless of the effect of any available federal preemption, other than exemptions specifically provided for in the relevant state or local law. No Mortgage Loan is subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny, assignee liability to holders of such mortgage loans or additional legal liability for mortgage loans having high interest rates, points and/or fees. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E). 4.6.40 Texas Refinance Mortgage Loans. Each Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in full compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and Texas Finance Code. 4.6.41 Improper Allegations in Servicing File. Any written allegation of an improper act or omission by the Seller or any Prior Servicer or Originator that has been received by the Seller from any Mortgagor is part of the related servicing file. 4.6.42 Mortgage Loan Characteristics. All written information provided to the Purchaser by or on behalf of the Seller with respect to the Servicing Rights and the related Mortgage Loans is true and correct. The Seller further represents and warrants that none of the Mortgage Loans (a) were made to non-profit Mortgagors, (b) are graduated payment loans, (c) are FHA 203(k) loans with an open draw period or Mortgage Loans that are insured under sections 235, 245 or 265 of the National Housing Act, (d) pay other than on a monthly basis or have monthly payment due dates other than the first day of each month (i.e., odd due dates), (e) are FHA Title I loans, (f) home equity lines of credit that are open for further draws and (g) as of the Sale Date, have converted into REO properties. 4.6.43 Underdisclosed Insurance Loans. Other than as set forth on Schedule 4.6.43 hereof, no Mortgage Loan is an Underdisclosed Insurance Loan. 29 4124-8327-5548.26

Section 4.07 Quality Control Program. (a) The Seller maintains internal quality control procedures designed to verify, on a regular basis, the existence and accuracy of the legal documents, credit documents and property appraisals relating to the Mortgage Loans that complies in all respects with the Applicable Requirements. The program is designed to evaluate and monitor the overall quality of the Seller’s loan origination activities. The program also is designed to detect and prevent dishonest, fraudulent or negligent acts, errors and omissions by officers, employees or other unauthorized persons. Except as set forth in Schedule 4.07(a), within the two (2) years immediately preceding the Sale Date, Seller’s internal quality control procedures and audits have not revealed a failure to comply with Applicable Requirements that could reasonably be expected to have a Material Adverse Effect on all or any portion of the Servicing Rights or on Seller’s ability to perform its obligations under this Agreement, except for audits which Seller is prohibited by Applicable Requirements from disclosing on such Schedule 4.07(a). (b) Except as set forth in Schedule 4.07(b), within the two (2) year immediately preceding the Sale Date, neither Seller nor any Originator or Prior Servicer has been the subject of an audit by any Agency, Investor, Insurer or any governmental agency, which audit asserted a material failure to comply with Applicable Requirements that could have a Material Adverse Effect on the Servicing Rights being purchased by Purchaser hereunder, the Mortgage Loans, the performance by Seller of its obligations (or by Purchaser of its future obligations) under the Applicable Requirements, or the performance by Seller of its obligations under this Agreement, except for audits which Seller is prohibited by Applicable Requirements from disclosing on such Schedule 4.07(b). Section 4.08 Agency Set-off Rights. Seller has no actual notice, including any notice received from any Agency, or any reason to believe, that, other than in the normal course of Seller’s business, any circumstances exist that would result in Seller being liable to such Agency for any amount due which would reasonably be expected to have a Material Adverse Effect by reason of: (i) any breach of servicing obligations or breach of mortgage selling warranty to such Agency under servicing agreements relating to Seller’s entire servicing portfolio for such Agency (including any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgage loans that Seller is servicing for such Agency under the regular servicing option or other mortgages subject to recourse agreements, (iii) any loss or damage to such Agency by reason of any inability to transfer to a purchaser of the servicing rights Seller’s selling and servicing representations, warranties and obligations, or (iv) any other unmet obligations to such Agency under a servicing contract relating to Seller’s entire servicing portfolio with an Agency. Section 4.09 Initial Servicing Rights. The Servicing Rights being sold in this transaction are the Servicing Rights initially created with respect to the Mortgage Loans and, except as otherwise set forth on the Data Tape, have not been and are not currently subject to any agreement purporting to sell “excess yield” or “excess servicing fees” and there has been no previous modification or amendment relating to Servicing Rights or Servicing Compensation, or any sale, transfer, conveyance or assignment of less than 100% of the Servicing Rights initially created with respect to the Mortgage Loans. 30 4124-8327-5548.26

ARTICLE V. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents, warrants and covenants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Seller as of the Sale Date). Notwithstanding anything to the contrary herein, the Purchaser’s obligations with respect to the representations and warranties set forth below shall terminate on the date that is twenty-four (24) months after the Sale Date. Section 5.01 Consents, Approvals and Compliance. Except for the Investor Consents, (i) there is no requirement applicable to the Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by the Purchaser of its obligations hereunder; (ii) the Purchaser is approved by and in good standing with each applicable Agency or Investor, as necessary, in order to purchase and assume responsibility for the Servicing Rights; and (iii) the Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Purchaser or its ability to perform its obligations hereunder. No event has occurred, including but not limited to a change in insurance coverage, that would make the Purchaser unable to comply with the eligibility requirements of Fannie Mae, Freddie Mac, Ginnie Mae or MERS, in each case, to the extent applicable to the Servicing Rights being sold on the Sale Date. Section 5.02 MERS Membership. The Purchaser is an approved member in good standing in the MERS system. Section 5.03 Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the best of Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under the Servicing Agreements. Section 5.04 Sophisticated Purchaser. The Purchaser is a sophisticated investor and its bid and decision to purchase the Servicing Rights is based upon the Purchaser’s due diligence and evaluation of the information and documents provided by the Seller and the terms of this Agreement. The Purchaser has consulted with such investment, legal, tax, accounting and other advisers as it deems necessary. 31 4124-8327-5548.26

ARTICLE VI. COVENANTS Section 6.01 Reserved. Section 6.02 Compliance with Servicing Agreements. The Purchaser shall service the Assets in accordance with the applicable provisions of the related Servicing Agreements. Section 6.03 Cooperation. The Purchaser shall reasonably cooperate with the Securitization Trustees and use commercially reasonable efforts as requested by the Securitization Trustees to facilitate the transition of servicing to the Purchaser under the Servicing Agreements. Section 6.04 Required Borrower Notifications. The Purchaser shall be responsible for furnishing borrowers, in accordance with applicable law, with timely “hello letters” regarding the transfer of servicing of the Assets. Section 6.05 Document Custodian; Transfer of Custody of Asset Files; Assignments and Related Matters. (a) Document Custodian. Subject to Investor requirements and the requirements under the applicable Servicing Agreements, the Seller shall control the choice of the Document Custodian through the Sale Date. Effective as of the Sale Date, the Purchaser may appoint a successor Document Custodian. The Purchaser shall be responsible for all ongoing fees and costs charged by the Document Custodian after the applicable Servicing Transfer Date. Effective as of the Sale Date, at the Purchaser’s expense, the Seller shall transfer the custody of the related Asset Files (excluding any outstanding Trailing Loan Documents) to the Document Custodian. The Purchaser shall be solely responsible for the costs and expenses of any change in the Document Custodian requested by the Purchaser prior to or after the Sale Date, including, but not limited to (i) the cost to ship the Asset Files to a successor Document Custodian and (ii) costs arising from recertification, transfer or other actions required by the applicable Investor, Servicing Agreement or new Document Custodian. Except as otherwise provided in this Section 6.05, the Seller shall be responsible for the ongoing fees and costs charged by the Document Custodian for the period prior to the applicable Servicing Transfer Date and the Purchaser shall be responsible for the fees and costs charged by a Document Custodian on and after the applicable Servicing Transfer Date. Each Asset File shall clearly indicate the Seller’s and, if applicable, Investor’s loan numbers. (b) Transfer of Imaged Mortgage File Documents. On or before each Servicing Transfer Date, at the Seller’s expense, the Seller shall transfer the Imaged Mortgage File Documents in respect of each applicable Asset to the Purchaser in accordance with the Transfer Instructions. (c) Assignments and Related Matters. (i) The Seller shall, at the Purchaser’s expense and in compliance with all Applicable Requirements and Accepted Servicing Practices, (1) prepare and record or 32 4124-8327-5548.26 cause to be prepared and recorded, as required by the applicable Investor or Servicing Agreement, all prior intervening Assignments of Mortgage Instruments; (2) prepare or cause to be prepared all Assignments of Mortgage Instruments from the Seller to the applicable Investor or Securitization Trust, as applicable, or as otherwise required by the applicable Investor or Servicing Agreement; and (3) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Investor or Servicing Agreement. The Seller shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments promptly upon receipt of same from the applicable recording office or otherwise. (ii) In respect of MERS Mortgage Loans, the Seller shall, at the Purchaser’s expense, take such actions as are necessary to cause the Purchaser to be clearly identified as the servicer of each MERS Mortgage Loan in the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and the Seller shall make such other changes to the applicable MERS registration information. Subject to the limitations and conditions in this Section 6.05(c)(ii), the Purchaser shall accept any such transfer of servicer or beneficial interest initiated by the Seller within the MERS system. (iii) In respect of Non-MERs Mortgage Loans, other than with respect to any MH Contract that is a Non-MERs Mortgage Loan and that is not a Land-and-Home Contract, the Seller shall, at the Purchaser’s expense, prepare and record an Assignment of Mortgage Instrument from the Seller to the Purchaser. (d) Delivery of Trailing Loan Documents. Within ninety (90) days following the applicable Servicing Transfer Date, the Seller shall deliver to the Document Custodian, complete and correct versions of each of the Trailing Loan Documents required to be included in each Asset File related to the Servicing Rights transferred on such Servicing Transfer Date. (e) Reserved. (f) Electronic Documents. If any of the Assets were originated or acquired with Mortgage Notes that are in electronic form (“eNotes”), the Seller shall (i) satisfy all Applicable Requirements with respect to such Assets, including custodial arrangements and (ii) provide written notice to the Purchaser identifying the Assets with eNotes. The Purchaser shall have the same rights with respect to the document custodian of eNotes as it does with respect to any other Document Custodian. Section 6.06 Undertakings by the Seller. (a) Custodial Fund Interest and Reporting. The Seller shall pay interest on Custodial Funds accrued through the Sale Date to the extent interest with respect to Custodial Funds is required to be paid under the Applicable Requirements for the benefit of Mortgagors under the Assets. (b) IRS Reporting. The Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the 33 4124-8327-5548.26

Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Assets with respect to events that occurred prior to the Sale Date, including the reporting of all interest paid by the Seller for the account of Mortgagors under the Assets, all in compliance with Applicable Requirements and Accepted Servicing Practices. (c) Other Notices. With respect to each Asset, prior to the applicable Servicing Transfer Date, at the Seller’s expense, the Seller or its subservicer shall notify all insurance companies and/or agents that the servicing of such Asset is being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser on and after the such Servicing Transfer Date. Such notices shall instruct such entities to deliver, from and after the applicable Servicing Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to the Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall, in accordance with the Transfer Instructions, instruct such insurers to change the mortgagee clause to “[_______], its successors and assigns” or as otherwise required under Applicable Requirements. The Seller shall provide the Purchaser upon request with copies of all such notices sent pursuant to this paragraph. Section 6.07 Non-Solicitation. During the Interim Servicing Period, the Seller shall not solicit a refinancing of any Asset for the benefit of the Seller or any of its Affiliates. Section 6.08 Payment of Costs. Except as otherwise provided herein, (a) the Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) any and all fees required to be paid to an Investor, Insurer, Securitization Trust or other party in connection with the transfer of the Servicing Rights from the Seller to the Purchaser contemplated by this Agreement to the extent such costs are not otherwise provided for in this Agreement, the Asset Purchase Agreement or the Interim Servicing Agreement, (ii) any termination, transfer and/or similar fees and expenses payable to any subservicer or subcontractor that is required to transfer the servicing of the Assets to the Purchaser or its designee, (iii) the delivery of the Trailing Loan Documents to the applicable Document Custodian, except as otherwise set forth in Section 6.05(a), (iv) the transfer of the Custodial Funds and/or the renaming of the existing Custodial Accounts, (v) Pool insurance premiums due and owing prior to the Sale Date, (vi) its advisors, consultants, accountants, attorneys and document custodian, (vii) the Seller’s performance of its obligations under this Agreement and (viii) the electronic notification to HUD of the transfer of the Servicing Rights (if applicable); and (b) the Purchaser shall be responsible for the (i) fees, costs, expenses and other amounts payable to or with respect to its advisors, consultants, accountants, attorneys, (ii) fees, costs and expenses of a Document Custodian for the period after the Sale Date and for the period prior to the Sale Date pursuant to Section 6.05(a), (iii) the delivery of the Asset Files to the applicable Document Custodian or any new Document Custodian, except as otherwise set forth in Section 6.05(a), (iv) the costs and expenses of transferring all life-of-loan tax contracts and flood certifications from the Seller to the Purchaser, (v) to the extent applicable, the recertification process for each Pool, (vi) any invoices received by the Seller or the Purchaser after the Sale Date related to the servicing of the Assets by the Seller or the Purchaser and (vii) the Purchaser’s performance of its obligations under this Agreement. 34 4124-8327-5548.26

Section 6.09 Final Certification and Recertification. The Purchaser shall cause the Document Custodian to promptly review all Collateral Files and provide the Seller with a missing/defective document exception report in accordance with Section 3.01(b) hereof. The Seller agrees that in connection with the final certification and/or recertification of any Pool or Asset, the Seller, at the Purchaser’s sole expense, shall deliver to the Document Custodian all documents required for such final certification and/or recertification if they are received by or come into the possession of the Seller. If not sent directly to Seller, when received from the Document Custodian, the Purchaser shall forward status reports, document tracking reports and other related information that evidences that the Seller is delivering documents, clearing exceptions and taking all other necessary actions in such manner as to permit final certification and/or recertification, as the case may be, as required under the Applicable Requirements with respect to the Assets sold to the Purchaser pursuant to this Agreement. The Seller and the Purchaser shall use their reasonable best efforts to obtain recertification waivers from each Investor. To the extent that any such waiver is not granted, the Purchaser shall cause its Document Custodian to perform a recertification as and when required by the Applicable Requirements and the Purchaser shall pay any fees and/or costs in connection with such recertification. Section 6.10 Reserved. Section 6.11 Servicing Transfer. Unless otherwise agreed to in writing by the Seller and the Purchaser, the Seller shall transfer the actual servicing of the Assets to the Purchaser on the applicable Servicing Transfer Date in accordance with the Transfer Instructions. Section 6.12 Notice of Material Events. To the extent not prohibited by Applicable Requirements and any applicable confidentiality provisions, for a period of six (6) months following the Sale Date, the Seller shall promptly give the Purchaser written notice of (i) the occurrence of any breach by the Seller of any of its obligations hereunder or the commencement of any litigation or proceeding or any other material adverse event, in each case, which is likely to have a Material Adverse Effect, (ii) any event which, with the passage of time, could reasonably be expected to result in a termination of any Servicing Agreement, (iii) any notices from any Investor or Securitization Trustee (including copies of such notices) of any breach, potential breach, default or potential default by Seller under any Servicing Agreement between Seller and such Investor or Securitization Trustee, as applicable, and any notices from an Investor or Securitization Trustee, as applicable, of any termination, potential termination or threatened termination of any Servicing Agreement entered into between the Seller and such Investor or Securitization Trustee, as applicable, and (iv) any material notices, requests, orders or inquiries received from an Investor, Securitization Trustee or any Governmental Authority with respect to the Seller as seller, servicer or originator of the Assets, and any further correspondence in connection therewith and any periodic update with respect to the status of any such material notices, requests, orders or inquiries. Section 6.13 Governmental Inquiries. For a period of six (6) months after the Sale Date, the Seller shall cooperate in good faith with the Purchaser in responding to any inquiries from any of the Purchaser’s regulators or examiners regarding the origination or prior servicing of the Assets (including providing copies of audits, documents and other information, to the extent available, requested by any regulator or examiner); provided that, if (i) prohibited by Applicable Requirements from providing any such requested information or (ii) the underlying contract 35 4124-8327-5548.26 prohibits disclosure of the requested information, the Seller shall give the Purchaser prompt notice thereof and shall cooperate with the Purchaser in responding to the applicable regulator or examiner’s request and/or in seeking exemption from such prohibition. The Seller shall be reimbursed by the Purchaser for any reasonable out-of-pocket costs or expenses incurred in connection with the foregoing. Section 6.14 Delivery of Asset Data. (a) Reserved. (b) Reserved. (c) Conversion Data Tape. At least thirty (30) days prior to the applicable Servicing Transfer Date, the Seller shall deliver to the Purchaser a separate data tape with respect to the Servicing Rights and related Assets to test the conversion of the Seller’s records to the Purchaser’s or its designee’s data processing system, in accordance with the Transfer Instructions. (d) Transfer Date Update. No later than seven (7) Business Days after the applicable Servicing Transfer Date, the Seller shall provide the Purchaser with a separate data tape or tapes with respect to the Servicing Rights and related Assets, updating those provided pursuant to Section 6.14(c) above, as of such Transfer Date. Section 6.15 Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement. The Purchaser shall cooperate as reasonably requested by the Seller in the Seller’s efforts to obtain Securitization Trustee and Investor approvals and final certifications and recertifications as required hereunder. The Seller shall reasonably cooperate with the Purchaser in providing any other information, reports, documentation, or data as may be reasonably necessary for the Purchaser to comply with any Applicable Requirements and monitor Seller’s performance under this Agreement, including the Interim Servicing Agreement and the Transfer Instructions, including any regulatory reporting obligations or any other reporting required in connection with the Assets or the Servicing Rights. In addition, the Parties agree to cooperate and work in good faith to solve any and all issues or developments that arise during the course of the business relationship evidenced hereby. Upon the Purchaser’s request, from time to time, the Seller shall furnish the Purchaser with one or more limited powers of attorney in the form of Exhibit 6.15 attached hereto. Section 6.16 Custodial Account Verification. The Purchaser reserves the right to independently verify the sufficiency of the Custodial Accounts, employing such industry accepted practices as, among other things, a test for minimum cash required. Should the Purchaser, any Investor, any Securitization Trustee or an auditor determine that the Custodial Account(s) did not contain the required deposits as of the Sale Date, then upon written notice thereof the Seller shall immediately reconcile all such accounts and deliver to the Purchaser within ten (10) Business Days the amount of the identified shortage (without interest thereon). Notwithstanding the foregoing, any right of the Purchaser to verify deposits in the Custodial Accounts shall in no way impair the Purchaser’s or any of its successors’ rights to any remedies provided under this Agreement and/or by law for any failure to maintain such accounts as required by this Agreement. 36 4124-8327-5548.26

Section 6.17 CFPB Compliance. The Parties agree to comply with CFPB’s rules and/or guidelines with respect to mortgage loan servicing transfers, including, as in effect, the CFPB’s Bulletin 2014-1 issued on August 19, 2014 and any applicable successor bulletins or guidance published by the CFPB relating to servicing transfers. The Seller will deliver or cause to be delivered to Purchaser all information, data and documents in the possession or control of the Seller that is necessary to service the Assets in compliance with the Applicable Requirements, and all such information, data and documents is true, correct and complete. Section 6.18 CFPB Deliveries for Loss Mitigation Mortgage Loans. To the extent any Loss Mitigation Mortgage Loan is to be transferred to Purchaser or its designee, the following provisions of this Section 6.18 apply to any such transfer of servicing. For the avoidance of doubt, the provisions of this Section 6.18 apply only to Assets in loss mitigation or where a loss mitigation application is pending (e.g., an Asset for which a permanent modification was consummated more than sixty (60) days prior to the date scheduled for any transfer of servicing is not a loan in loss mitigation). Further, all information and documentation required under this Section 6.18 shall be in addition to any other information and documentation required to be delivered to Purchaser pursuant to this Agreement, the Transfer Instructions and Applicable Requirements. (a) With respect to each Servicing Transfer Date, the Seller will identify and provide the Purchaser with a list of all Loss Mitigation Mortgage Loans by loan number at least five (5) days prior to such Servicing Transfer Date and update such information at least one (1) day prior to such Servicing Transfer Date, in accordance with the following categories: (i) Assets in any stage of pending Loss Mitigation, including In-process Loan Modifications; (ii) Assets approved or converted to a permanent Loss Mitigation outcome within sixty (60) days of the applicable Servicing Transfer Date; and (iii) Assets denied Loss Mitigation within sixty (60) days of the applicable Servicing Transfer Date. (b) For each Loss Mitigation Mortgage Loan, the Seller will provide to Purchaser or its designee a report of the data fields including at least the fields required in Schedule 2.01, plus the following, to the extent such information is in the Seller’s possession: (i) fields to identify the occurrence of automated or manual collection calls, including whether contact was made under 12 C.F.R. § 1024.39; (ii) the date as of the start of any current delinquency (as defined by 12 C.F.R. § 1024.31), and if and when the related Mortgagor was sent a written notice of delinquency under 12 C.F.R. § 1024.39(b); (iii) fields reflecting the evaluation of the related Mortgagor for a loss mitigation option, and the time remaining for any required response by the successor servicer; 37 4124-8327-5548.26

(iv) the date and content of each notice that it sent pursuant to 12 C.F.R. § 1024.41, including each date that it sent the notice; (v) for each servicing notice that is pending and not sent under 12 C.F.R. § 1024.41, the date by which the notice must be sent, and any information necessary for successor servicer to send the notice; (vi) a total pay-off amount (in U.S. dollars) for each Asset along with an itemization of: (A) the current unpaid principal balance; (B) corporate advance balance; (C) escrow advance balance; (D) suspense funds balance; (E) outstanding interest; (F) outstanding late charges; and (G) any other outstanding balances with a description of the charge or credit; and (H) the related Mortgagor’s mailing address, if different from the Mortgaged Property address; and (vii) all written correspondence, including emails, between Seller or any prior servicer and a Mortgagor or their agent. (c) The Purchaser and the Seller shall delay the Servicing Transfer Date (and any transfer of servicing) for any Loss Mitigation Mortgage Loan or associated Pool for which the Seller has not delivered to Purchaser the Loss Mitigation Information or a request by Mortgagor for Loss Mitigation in conformity with the terms, conditions and provisions of this Agreement. (d) The Seller and the Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any Loss Mitigation that was in process as of the applicable Servicing Transfer Date. The Purchaser shall engage in quality control work to validate that Loss Mitigation Information matches the images, data and documents received from the Seller. The Purchaser shall make reasonable efforts to identify missing or inaccurate Loss Mitigation Information and request such missing information from the Seller within forty-five (45) days of the applicable Servicing Transfer Date. The Seller shall deliver or cause to be delivered to the Purchaser, to the extent available to the Seller, any missing or incomplete Loss Mitigation Information or other information within thirty (30) days of the Purchaser’s request. The Seller also shall deliver to the Purchaser updated Loss Mitigation Information, if applicable, within twenty (20) days after the applicable Servicing Transfer Date, and the Seller shall promptly deliver to the Purchaser any executed Loss Mitigation Loan Documents received by the Seller after such Servicing Transfer Date. (e) The Purchaser shall (i) honor all Loss Mitigation Loan Documents, including In-process Loan Modifications, (ii) continue processing pending Loss Mitigation requests received prior to and after the applicable Servicing Transfer Date, and make any related required filings with any Person in accordance with Applicable Requirements, and (iii) within thirty (30) days of the applicable Servicing Transfer Date, the Purchaser shall review and resolve any Loss Mitigation request that was pending within sixty (60) days of such Servicing Transfer Date for which the Purchaser lacks clear written evidence that such request was denied, and provide the Mortgagor an opportunity to provide any necessary missing information. If required by Applicable Requirements explicitly pertaining to loss 38 4124-8327-5548.26 mitigation and foreclosure avoidance, the Mortgagors under the Assets subject to any of the modification or loss mitigation actions described in the preceding sentence shall be third party beneficiaries of the preceding sentence, but only to the extent of such requirement. (f) Without limiting the generality of the foregoing, after the Servicing Transfer Date, the Purchaser shall service all Assets eligible for HAMP modifications in accordance with HAMP. The Purchaser agrees and shall cause its servicer to correctly apply payments with respect to Assets for which the related Mortgagor is a debtor in a case under Chapter 13 of the Bankruptcy Code as of the related Servicing Transfer Date. Section 6.19 Notification of Mortgagors, Insurance Companies, etc. Fifteen (15) days prior to the Servicing Transfer Date, in accordance with Applicable Requirements, the Seller, at its expense, shall mail notification to the Mortgagors of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all Mortgage Loan Payments and all tax and insurance notices to the Purchaser at an address to be designated by the Purchaser after the Servicing Transfer Date. The Seller shall provide the Purchaser a draft of such notification for the Purchaser’s review at least two (2) Business Days prior to the date that the Seller mails such notification to the Mortgagors. The Seller also shall, at its expense, notify any applicable taxing authority and credit bureaus, the Purchaser’s and the Seller’s electronic data processing servicing bureau, and Insurers that the Servicing Rights are being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements to the Purchaser after such Servicing Transfer Date. The Purchaser, at its expense, shall prepare and mail notification to the Mortgagors of the transfer of the Servicing Rights after the Servicing Transfer Date in accordance with Applicable Requirements. Section 6.20 Forwarding of Payments and Other Items. (a) Payments. All Mortgage Loan Payments and other payments pertaining to an Asset to be made by a Mortgagor that are received by the Seller during the first sixty (60) days following the applicable Servicing Transfer Date shall be forwarded by the Seller, at the Seller’s expense, to Purchaser or its designee as provided in the Transfer Instructions. All such payments that are received by the Seller after the first sixty (60) days following the applicable Servicing Transfer Date shall be returned by the Seller to the applicable Mortgagor. All other funds pertaining to the Assets received by the Seller after the Servicing Transfer Date, including recoveries of Advances, shall be forwarded by the Seller, at the Purchaser’s expense, to Purchaser or its designee by wire if such funds or payments are received by wire, or by overnight delivery if such funds or payments are received by check, within two (2) Business Day following the Seller’s receipt thereof. (b) Bills. All bills (including tax and insurance bills) pertaining to the Assets which are due and payable on or before the applicable Servicing Transfer Date and thirty (30) days thereafter with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within thirty (30) days after such Servicing Transfer Date, shall be paid by the Seller with funds received from the Purchaser prior to such Servicing Transfer Date in accordance with the Applicable Requirements and the Interim Servicing Agreement. All bills, and all 39 4124-8327-5548.26 transmittal lists or any other information used to pay bills pertaining to the Assets, and all documents, notices, correspondence and other documentation related to the Assets, that are received by the Seller after the applicable Servicing Transfer Date shall be forwarded by the Seller: (i) at the Seller’s expense, to the Purchaser or its designee by overnight delivery or electronic mail within two (2) Business Day following the Seller’s receipt thereof for the first thirty (30) days after such Servicing Transfer Date, and (ii) at the Purchaser’s expense, to the Purchaser or its designee by first class mail within two (2) Business Day following the Seller’s receipt thereof for all periods following the thirtieth (30th) day after such Servicing Transfer Date. Section 6.21 Loan and Pool Numbers. All documents, notices, correspondence and other documentation related to the Mortgage Loans that are received by the Seller after the applicable Servicing Transfer Date shall clearly indicate the Seller’s loan numbers and the Investor’s loan numbers when the Seller sends such documentation on to the Purchaser. ARTICLE VII. RESERVED ARTICLE VIII. RESERVED ARTICLE IX. INDEMNIFICATION Section 9.01 Indemnification of the Purchaser and the Seller. (a) The indemnification of the Purchaser shall be pursuant to the terms and provisions of the Asset Purchase Agreement. (b) The indemnification of the Seller shall be pursuant to the terms and provisions of the Asset Purchase Agreement. ARTICLE X. RESERVED ARTICLE XI. MISCELLANEOUS Section 11.01 Supplementary Information. From time to time prior to and after the Sale Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to the Securitization Trustees or Investors in connection with the Assets or Servicing Rights. 40 4124-8327-5548.26

Section 11.02 Restriction on Notices; Information and Disclosure. Notwithstanding anything else herein, nothing in this Agreement shall require any Party to provide any notice, information, investigation, audit, correspondence, and any other communication (collectively, “Information”) to any other Party (1) if providing such Information is prohibited by Applicable Requirements or (2) upon any advice of counsel, if providing such Information may cause such Party to lose attorney-client privilege (governed by the applicable jurisdiction) between such Party and its attorneys. Section 11.03 Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confining to the Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the transactions provided for in this Agreement. The Purchaser and the Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement. Section 11.04 Survival. The representations and warranties of the Parties contained herein, shall survive the termination of this Agreement and shall inure to the benefit of the Parties and their successors and assigns. Section 11.05 Assignment. After the applicable Servicing Transfer Date, the Purchaser may sell its Servicing Rights relating to any Assets. The Purchaser may further assign to the new purchaser the representations, warranties and covenants of the Seller hereunder related thereto. Prior to the applicable Servicing Transfer Date, no Party shall assign or otherwise transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, nothing in this Section 11.05 shall be construed to require the consent of a Party with respect to an assignment of its rights and obligations under this Agreement (i) by merger whereby the other Party is merged into a successor entity so long as such successor entity agrees to be bound by the terms of this Agreement, (ii) by the Purchaser, to pledge rights under this Agreement to secure loans and for financing purposes, and (iii) by the Purchaser to an Affiliate so long as such Affiliate (a) has permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Assets or the Servicing Rights require it to be qualified or licensed, (b) is approved to service by the applicable Agency and (c) remains bound by the terms of this Agreement. Section 11.06 Notices. (a) Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, delivered by hand, telegram, national overnight mail service, or first class United States mail, postage prepaid and registered or certified with return receipt requested, to the following addresses (which addresses may be revised by notice): (i) If to the Purchaser, to: [__________________] 41 4124-8327-5548.26

1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Jonathan Grebinar; Andrew Miller Email: jgrebinar@fortress.com; amiller@fortress.com (ii) If to the Seller to: Ditech Financial LLC 3000 Bayport Drive, Suite 880, Tampa, Florida 33607 Attention: Sr. Vice President with a copy to: Ditech Financial LLC 1100 Virginia Drive, Suite 100A Ft. Washington, PA 19034 Attention: General Counsel (b) Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). Section 11.07 Entire Agreement. This Agreement, the Asset Purchase Agreement (together with all schedules and exhibits thereto and all Related Agreements (as defined in the Asset Purchase Agreement), and the Escrow Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties. The Exhibits and Schedules are part of this Agreement. Section 11.08 Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties hereto and their successors and permitted assigns, any rights, obligations, remedies or liabilities. Section 11.09 Applicable Laws. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTE OF LIMITATIONS, WITHOUT REFERENCE TO ANY LAWS OR RULES OR PROVISIONS, INCLUDING ANY BORROWING STATUTE, THAT WOULD RESULT IN THE APPLICATION OF THE LAWS, RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. 42 4124-8327-5548.26

(b) THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. (c) With respect to any claim or action arising under this Agreement, the Parties (i) irrevocably submit to the exclusive jurisdiction of the courts of the State of New York within the County of New York and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and (ii) irrevocably waive any objection which such Party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum. Section 11.10 Exclusive Remedy and Limitation of Damages. The Purchaser hereby agrees that the remedies provided by Article IX of the Asset Purchase Agreement and Section 11.11 herein shall be the sole and exclusive remedy of the Purchaser and its representatives and Affiliates, whether at law or in equity, in the event of any breach or termination of this Agreement by Seller and none of the Purchaser or its representatives or Affiliates shall have any other remedy or cause of action against Seller or any of its representatives or Affiliates under or relating to this Agreement or any applicable law except as set forth in and in accordance with and subject to the terms and limitations of Article IX of the Asset Purchase Agreement and Section 11.11 herein. Neither Party shall be responsible under or resulting from this Agreement to the other, and whether for indemnity, general common law contract damages or other damages, for any consequential, punitive, incidental, indirect, exemplary or special losses or damages, including lost profits awarded as direct damages, even when advised of the possibility of any of the foregoing damages. Section 11.11 Specific Performance. The Parties acknowledge and agree that the other Party and its respective Affiliates and estate would be damaged irreparably in the event the other Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non-breaching Party may have under law or equity, the non-breaching Party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the Parties pursuant to this Section 11.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages that such Party is entitled to seek or collect. Notwithstanding anything herein to the contrary, in no event will this Section 11.11 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Seller made herein. 43 4124-8327-5548.26

Section 11.12 Attorney’s Fees and Expenses. If any Party shall bring suit against the other Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the non-prevailing Party reasonable attorney’s fees incurred by reason of such action and all costs of suit and preparation at both trial and appellate levels. Section 11.13 Waiver. Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy. Section 11.14 Confidentiality. (a) From and after the Sale Date, (a) the Seller shall, and shall cause its respective Affiliates and officers, directors, attorneys, accountants, employees, agents and representatives and, with respect to the Purchaser only, rating agencies, consultants, bankers, financial advisors and financing sources (collectively, "Representatives") to keep confidential and not disclose or use in any manner any and all non-public information (including customer or other personally identifiable information), whether written or oral, relating to this Agreement or Buyer and its Affiliates and (b) Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose or use in any manner any and all non-public information, whether written or oral, relating to this Agreement, the Assets, the Servicing Rights or the Sellers; provided, however, that, subject to compliance with the immediately following sentence, the Parties shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required by any applicable law or Governmental Authority, including applicable rules of any securities exchange, or requested or required by any Governmental Authority or Agency. In the event that any Party is requested or required by any applicable law or Governmental Authority to disclose any such non-public information, such Party shall, (i) to the extent permissible by such applicable law or Governmental Authority and practicable, provide the other Parties with prompt written notice of such requirement, (ii) disclose only that information that is required by such applicable law or Governmental Authority and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by reasonably cooperating with the other Parties to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at such other Party's sole cost and expense). (b) Notwithstanding the provisions of this Section 11.14, each Party acknowledges and agrees that this Agreement and the Interim Servicing Agreement (i) may be filed publicly with the Securities and Exchange Commission if required by applicable law, (ii) shall be filed with the Bankruptcy Court and (iii) may be disclosed to the applicable Investors or Securitization Trustees in connection with obtaining the Investor Consents or the Bankruptcy Court’s approval of this Agreement. (c) The obligations under this Section 11.14 shall survive the termination of this Agreement. 44 4124-8327-5548.26

Section 11.15 Tax Treatment of Sales of Servicing Rights. The Parties agree that the sale of the Servicing Rights pursuant to this Agreement shall be characterized as a true sale for tax purposes, and neither Party shall take any position on any tax return or tax filing inconsistent therewith. In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a purchase and sale, this Agreement constitutes a security agreement under applicable law, the Seller hereby grants to the Purchaser a first priority perfected security interest in all of the Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Servicing Rights to secure the Seller’s obligations hereunder and under any agreement, document or instrument delivered in connection with this Agreement, provided that such security interest shall be subject and subordinate to all rights, powers and prerogatives retained or reserved by the applicable Investors. The Seller authorizes and agrees to cooperate with the Purchaser, and the Purchaser may file, at the expense of the Purchaser, any financing statements (and continuation statements and amendments to such financing statements) with respect to the Servicing Rights, now existing and hereafter created, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the rights and interests of the Purchaser in and to the Servicing Rights. Section 11.16 Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF), any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement. Section 11.17 Third Party Beneficiaries. Except for each Person indicated in Sections 9.01 and 9.02, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied gives or may be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, except as set forth above, the Seller and the Purchaser acknowledge and agree that Mortgagors are not third-party beneficiaries of this Agreement. Section 11.18 Severability. Any part or provision of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part or provision of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. Section 11.19 Reproduction of Documents. This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or 45 4124-8327-5548.26 other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. [Signature page follows] 46 4124-8327-5548.26

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers on the date first set forth above. [_____________________________], as the Purchaser By: _____________________________ Name: Title: DITECH FINANCIAL LLC, as the Seller By: _____________________________ Name: Title: Signature Page to Bulk Agreement for the Purchase and Sale of Servicing Rights (Ditech-Fortress)

Exhibit A Form of Assignment Agreement Dated [________], [___] Subject to, and upon the terms and conditions of the Bulk Agreement for the Purchase and Sale of Mortgage Servicing Rights, dated as of [________], 2019 (the “Agreement”), by and among DITECH FINANCIAL LLC (the “Seller”) and [__________________] (the “Purchaser”), as may be amended, restated, or otherwise modified and in effect from time to time, the Seller hereby assigns, transfers and delivers to the Purchaser all of the Seller’s right, title and interest in and to (i) Servicing Rights, (ii) Advances, (iii) Custodial Funds and (iv) Asset Files, in each case, for each of the Assets set forth on Annex A attached hereto and all proceeds thereof. The Seller and the Purchaser hereby agree that as of the Sale Date, each applicable Asset shall be deemed to be an “Asset” for all purposes of the Agreement. All of the terms, covenants, conditions and obligations of the Agreement required to be complied with and performed by the Seller on or prior to the date hereof have been duly complied with and performed in all material respects. In consideration for the sale, assignment, transfer and conveyance of the assets set forth in this Assignment Agreement, the Purchaser shall pay the Purchase Price (as defined in the Asset Purchase Agreement) in accordance with the Agreement and the Asset Purchase Agreement. Capitalized terms used in this Assignment Agreement have the meanings given to such terms in, or incorporated by reference into, the Agreement. [Signature page follows] A-1 4124-8327-5548.26

DITECH FINANCIAL LLC as the Seller By: Name: Title: [______________________] as the Purchaser By: Name: Title: A-2 4124-8327-5548.26

Annex A [ATTACH ANNEX A, WHICH MAY BE ON FLASH DRIVE, COMPUTER TAPE, COMPACT DISK, OR MICROFICHE, CONTAINING THE INFORMATION SET FORTH BELOW] (a) (b) (c) (d) [(e)] [(f)] Sale Date Loan # of Principal Balance Servicing Rights [Advances] [Custodial Asset of Asset as of the Funds] Sale Date Ex. A-1 4124-8327-5548.26

Exhibit 1.1 Asset File Contents CONTENTS OF EACH ASSET FILE With respect to each Mortgage Loan, MH Contract and Land-and-Home Contract, the Asset File shall include, to the extent delivered and available to the Seller and contained in the related file, each of the following items, which shall be retained by the Purchaser or its designee: A. Collateral Files to 1. With respect to each Mortgage Loan, original Mortgage Note (with be delivered to all applicable riders) bearing all intervening endorsements Document endorsed “Pay to the order of _____________, without recourse” Custodian with and signed in the name of the last endorsee. To the extent that there respect to all is no room on the face of any Mortgage Note for an endorsement, Assets (as the endorsement may be contained on an allonge, unless the applicable) Custodian is advised by the Seller that state law does not so allow. In the event that the original Mortgage Note is lost, only if permitted by Applicable Requirements, a lost note affidavit, together with a copy of the Note affixed to such lost note affidavit will be provided; provided, however, that lost note affidavits are not acceptable in MA, ME, NC, NM or MD except to the extent that such lost note affidavits are enforceable in the applicable state; 2. With respect to each cooperative loan, the original stock certificate and related Stock power, in blank, executed by the Mortgagor and original stock power, in blank executed by the Seller provided, that if the Seller delivers a certified copy, the Seller shall deliver the original stock certificate and Stock powers to the Document Custodian; 3. With respect to each MH Contract that is not a Land-and-Home Contract, the fully executed original copy of the MH Contract and security agreement (if separate), and all modifications thereto, executed by the Mortgagor evidencing indebtedness in connection with the purchase of a Manufactured Home; and 4. With respect to each Land-and-Home Contract, the fully executed original copy of the Land-and-Home Contract and security agreement (if separate), and all modifications thereto, executed by the Mortgagor evidencing indebtedness in connection with the purchase of a Manufactured Home endorsed in blank by Seller; and the original related Mortgage Instrument with evidence of recording thereon (or, if the original Mortgage Instrument has not yet been returned by the applicable recording office, a copy Ex. 1.1-1 4124-8327-5548.26 thereof, certified by such recording office, which will be replaced by the original Mortgage Instrument when it is so returned). B. Additional 1. The originals of Assignments of Mortgage Instrument (including Collateral Files to intervening Assignments of Mortgage Instrument) with evidence be delivered to of recording thereon, or if any such intervening assignment has not Document been returned from the applicable recording office or has been lost Custodian with or if such public recording office retains the original recorded respect to Ginnie Assignments of Mortgage Instrument, a copy of such intervening Mae Loans (as assignment certified by the Seller to be a true and complete copy applicable) of the original recorded intervening assignment; 2. A copy of a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Instrument (if provided); 3. The originals of all assumption, modification, consolidation or extension agreements, (if provided), with evidence of recording thereon or a certified true copy of such agreement submitted for recording; 4. If the Mortgage Note, the Mortgage, any Assignment of Mortgage or any other related document has been signed by a person on behalf of the Mortgagor, an original or copy of the recorded power of attorney or other instrument that authorized and empowered such person to sign. C. Documents to be With respect to every document image provided provided to the Purchaser or made 1. Seller shall provide Purchaser individual image documents not available on the “blob files” where multiple documents are saved within the same Seller’s document image file; and portal as provided in the Transfer 2. Seller shall provide Purchaser with images that have been named Instructions (the using a standardized formatting or naming convention. “Trailing Loan Documents”) With respect to each Mortgage Loan: 1. Mortgage Note (with all applicable riders) bearing all intervening endorsements endorsed “Pay to the order of _____________, without recourse” and signed in the name of the last endorsee; 2. Mortgage Instrument (with all applicable riders) (which may be an unrecorded copy until delivery of a recorded copy in accordance with Section 6.05(d)); Ex. 1.1-2 4124-8327-5548.26

3. Assignments of Mortgage Instrument (including intervening Assignments of Mortgage Instrument); 4. Title policy and any riders thereto or, any one of an original title binder, an original or copy of the preliminary title report or an original or copy of the title commitment, and if, copies then certified by the title company (with an imaged copy of the final title policy to be delivered in accordance with Section 6.05(d)); 5. With respect to each cooperative loan, stock certificate and Stock power (if applicable); 6. Guarantee executed in connection with the mortgage note (if provided); 7. Security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Instrument (if provided); 8. Assumption, modification, consolidation or extension agreements, (if provided); 9. With respect to each cooperative loan, the recognition agreement and the assignment of recognition agreement; 10. With respect to each cooperative loan, the proprietary lease and the assignment of proprietary lease; 11. With respect to each cooperative loan, the recorded state and county financing statements and financing statement changes and the unrecorded state and county financing statements to the applicable Investor; and 12. For any government related loans (FHA, VA, USDA), the original or a copy of the mortgage insurance or guaranty certificate, or if Seller was not the original lender, a screen shot of the Loan Status Inquiry from FHA Connection or VALERI, as applicable. In addition, with respect to Mortgage Loans originated by the Seller: 1. Residential loan application; 2. Mortgage Loan or HELOC closing statement; 3. Verification of employment and income, if applicable; Ex. 1.1-3 4124-8327-5548.26

4. Verification of acceptable evidence of source and amount of down payment, if applicable; 5. Credit report on Mortgagor, if applicable; 6. Residential appraisal report, if applicable; 7. Photograph of the Mortgaged Property, if applicable; 8. Survey of the Mortgaged Property, if required; 9. Each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.; 10. Each required State/Federal disclosure statement; 11. If required in an appraisal, copies of the termite report, structural engineer’s report, water potability and septic certification; 12. Sales contract, if applicable; 13. Copy of powers of attorney, if applicable, with evidence of recording thereon, if required under Applicable Requirements; 14. Any documents necessary to evidence compliance with the “ability to repay” rules under Regulation Z; and 15. Any other documents necessary to demonstrate compliance with Applicable Requirements. With respect to each MH Contract: 1. The originals of all modifications, consolidation or extension agreements, if any, signed by the Mortgagor, and, if applicable, evidence of recording thereon, or copies thereof with a certification that such copy represents a true and correct copy of the original and that such original has been, if applicable, submitted for recordation in the appropriate governmental recording office of the jurisdiction in which the Manufactured Home is located; 2. The assignment of the Land-and-Home Contract and the related Mortgage Instrument to the Seller; 3. an endorsement of such Land-and-Home Contract by the Seller to the Purchaser in a format reasonable acceptable to Purchaser; Ex. 1.1-4 4124-8327-5548.26

4. The originals of all modifications, consolidation or extension agreements, if any, signed by the Mortgagor, and, if applicable, evidence of recording thereon, or copies thereof with a certification that such copy represents a true and correct copy of the original and that such original has, if applicable, been submitted for recordation in the appropriate governmental recording office of the jurisdiction in which the Manufactured Home is located; 5. The evidence of one or more of the following types of perfection of the security interest in the related Manufactured Home granted by such MH Contract, as appropriate: (i) notation of such security interest on the title document, (ii) an original or copy of the UCC-1 financing statements, certified as true and correct by Seller and all necessary UCC-3 continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC-3 assignments executed by Seller in blank, which UCC-3 assignments shall be in form and substance acceptable for filing, or (iii) such other evidence of perfection of a security interest in a manufactured housing unit as is customarily relied upon in the jurisdiction in which the related Manufactured Home is located; 6. a notarized Mortgagor’s power of attorney for each MH Contract, if any, signed by the Mortgagor; and 7. any guarantee executed in connection with the MH Contract. Ex. 1.1-5 4124-8327-5548.26

Exhibit 2.05 Interim Servicing Agreement (see attached) Ex. 2.05 4124-8327-5548.26

INTERIM SERVICING AGREEMENT This is an INTERIM SERVICING AGREEMENT (the “Agreement”), by and between Ditech Financial LLC, having an office at 1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 (the “Servicer”), and [________________________]1 having an office at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 (the “Purchaser”). W I T N E S S E T H: WHEREAS, subject to the terms and conditions set forth in that certain Bulk Agreement for the Purchase and Sale of Servicing Rights, dated as of [______], 2019 (the “MSRPA”), between the Servicer and the Purchaser, the Purchaser will purchase certain servicing rights (the “Servicing Rights”) from the Servicer on a servicing released basis; and WHEREAS, prior to the sale of the Servicing Rights from the Servicer to the Purchaser, the Servicer was (i) the servicer with respect to certain mortgage loan securitization, home equity line of credit securitization and manufactured housing securitization transactions and other transactions and was servicing the related assets underlying those transactions, which consist primarily of mortgage loans, REO properties, home equity lines of credit, manufactured housing installment sale contracts and installment loan agreements, repossessed properties and other assets, and (ii) the owner and servicer with respect to certain mortgage loans, home equity lines of credit, REO properties and manufactured housing installment sale contracts and installment loan agreements (collectively, the “Assets”), pursuant to the related servicing agreements set forth on Schedule I to the MSRPA; WHEREAS, the Purchaser and the Servicer wish to prescribe the manner of the interim servicing of the Assets from the time of the Sale Date (as defined in the MSRPA) until the related Servicing Transfer Date (as defined in the MSRPA). NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Servicer agree as follows: SECTION 1. Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the MSRPA. “Ancillary Fees”: As defined in the MSRPA. “Agreement”: This Interim Servicing Agreement including all exhibits, schedules, amendments and supplements hereto. “Accepted Servicing Practices”: As defined in the MSRPA. “Applicable Requirements”: As defined in the MSRPA. 1 Agreement may be revised to incorporate multiple purchaser entities. 732543373 19621021 4165-7142-5052.16

“Asset”: As defined in the recitals hereof. “Asset File”: With respect to the Assets and servicing rights transferred under the MSRPA, as defined in the MSRPA, and with respect to the Assets and servicing rights transferred under the MIPA, as defined in the MIPA. “Asset Purchase Agreement”: That certain Asset Purchase Agreement, dated as of [_____], 2019, by and among Ditech Holding Corporation, the Servicer and New Residential Investment Corp., as amended, restated or otherwise modified from time to time. “Business Day”: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of New York are authorized or obligated by law or executive order to be closed. “Commencement Date”: The Sale Date, which shall be the date on which the Servicer shall commence servicing of the Assets pursuant to the terms and conditions of this Agreement. “Customer Information”: The nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of the borrowers held or received by the Servicer in connection with the performance of its obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, (ii) the fact that an individual has a relationship with the Servicer or the Purchaser and/or its parent, affiliated or subsidiary companies or (iii) an individual’s account information. “Escrow Account”: As defined in Section 2.03 of this Agreement. “Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and any other payments required to be escrowed by a borrower with the mortgagee or other lender pursuant to the Applicable Requirements. “Fannie Mae”: The Federal National Mortgage Association, or any successor thereto. “Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto. “Interim Servicing Fee”: With respect to each Asset, as defined in Section 2.07(a). “Interim Servicing Period”: With respect to any Asset, the period commencing on the Commencement Date and ending on the related Servicing Transfer Date. “Investor”: With respect to any Asset, Fannie Mae or Freddie Mac, as applicable. “Loss Mitigation”: With respect to any Asset, a loan modification, loss mitigation, foreclosure alternative or foreclosure prevention effort or process, including but not limited to an interest free deferral of principal (i.e., “principal forbearance”) or principal forgiveness and 2 732543373 19621021 4165-7142-5052.16 including any applicable appeal rights or appeal period available to a Mortgagor pursuant to the foregoing, which is initiated or offered or completed to or with the related Mortgagor pursuant to and in accordance with any federal, state, or local program or any proprietary program and applicable law and regulations. “MIPA”: That certain Mortgage Instrument and Delinquency Amounts Asset Purchase Agreement, dated as of [______], 2019, between the Servicer and the Purchaser. “Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon. “MSRPA”: As defined in the recitals. “Sale Date”: As defined in the MSRPA. “Servicing Agreements”: As defined in the MSRPA, together with (i) the Servicing Agreement, dated December 29, 2017, between NRZ Mortgage Holdings LLC and Ditech Financial LLC, and (ii) the Subservicing Agreement, dated August 8, 2016, between New Residential Mortgage LLC and Ditech Financial LLC, as amended by Amendment No. 1 to the Subservicing Agreement dated December 29, 2016, between New Residential Mortgage LLC and Ditech Financial LLC, and as further amended by Amendment No. 2 to the Subservicing Agreement dated March 8, 2017, between New Residential Mortgage LLC and Ditech Financial LLC. “Servicing Transfer Date”: With respect to each Asset, the date on which the Servicer transfers all servicing activities to the Purchaser; or such other date or dates as mutually agreed upon by the parties. SECTION 2. Servicer’s Servicing Obligations. Effective on the Commencement Date, the Servicer shall service the Assets for the Purchaser pursuant to the Servicing Agreements and in accordance with Applicable Requirements and Accepted Servicing Practices, and as outlined in Section 2.01 herein. On each Servicing Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to the Assets and the Servicer shall cease all servicing responsibilities related to the Assets on such date. Section 2.01. Servicer to Act as Interim Servicer. (a) With respect to each Asset sold to the Purchaser on the Commencement Date, the Purchaser shall retain the Servicer as the contract servicer of the Assets until the related Servicing Transfer Date. The Servicer, as an independent contractor, shall service and administer the Assets and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement, the Servicing Agreements, Accepted Servicing Practices and Applicable Requirements. In servicing and administering the Assets, the Servicer shall employ procedures and exercise the same care that it customarily employs and exercises in servicing and administering similar assets for its own account, giving due consideration to Accepted Servicing Practices. Servicer shall supervise and conduct periodic 3 732543373 19621021 4165-7142-5052.16 reviews of any vendor and/or service provider performing servicing activities or services with respect to the Assets during the Interim Servicing Period, which supervision and review shall be completed in accordance with Applicable Requirements, the Servicing Agreements and with Servicer’s vendor management policies and procedures. Servicer shall notify Purchaser promptly of any material deficiencies of any such vendor or any material violations of any Applicable Requirements by any such vendor relating to such activities or services. The use by Servicer of any vendor shall not relieve Servicer of its obligations under this Agreement, and Servicer shall be fully responsible for any acts or omissions of such vendors. (b) Notwithstanding any other provision of this Agreement, from and after the Commencement Date, the Servicer shall not, without the prior written consent of the Purchaser, (i) modify any Asset (including, without limitation, a release of any collateral or any party from liability on or with respect to such Asset) or make any other material loss mitigation decision, (ii) forgive principal in respect of any Asset, (iii) accept a deed in lieu of foreclosure with respect to any Asset, (iv) conduct any short sale in respect of any Mortgaged Property or any short refinancing with respect to any Asset, (v) commence any foreclosure with respect to any Asset or bankruptcy proceeding against any borrower, (vi) settle or compromise any condemnation or insurance claim or proceeding, (vii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of any of the Assets unless required by law, or (viii) sell, liquidate or otherwise dispose of any Asset; provided that the restrictions set forth in this sentence shall not apply with respect to (a) Loss Mitigation activities that are a continuation of actions commenced prior to the Commencement Date, or (b) if the Servicer reasonably determines that such action is required by Applicable Requirements. If the Servicer takes any such action allowed pursuant to this paragraph, the Servicer shall provide, within a commercially reasonable time period, a written notice to the Purchaser of any modification or short sale request received by the Servicer. (c) During the Interim Servicing Period, the Servicer shall collect all payments due, including past due payments, on each of the Assets when the same shall become due and payable and shall take care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Assets and each related Mortgaged Property. (d) During the Interim Servicing Period, the Purchaser shall be solely responsible for making any and all Advances and other payments required to be made in connection with the Assets. During the Interim Servicing Period, the Servicer may, from its own funds, choose to but shall not be required to advance any amounts relating to the servicing of the Assets (including any and all Advances, escrow amounts, and litigation-related expenses) or make any other out-of-pocket payments, required to be made pursuant to this Agreement, the Guides or the Servicing Agreements. With respect to each Asset, upon gaining knowledge of the need to pay any Advance or other amount either (i) required to be paid pursuant to the applicable Guide or Servicing Agreement or (ii) that is advisable to be paid, as determined at the Servicer’s sole and reasonable discretion, pursuant to Accepted Servicing Practices to preserve the value of such Asset or the Servicing Rights related to such Asset, the Servicer may, in its sole discretion, pay such Advances or other amounts, or shall promptly notify the Purchaser of any such Advances or other amounts after gaining knowledge of the need or advisability of paying such amounts, in accordance with the guidelines set forth on Exhibit A attached hereto. In accordance with the guidelines attached hereto as Exhibit A, the Servicer shall promptly provide a loan level report and all 4 732543373 19621021 4165-7142-5052.16 reasonably necessary supporting documentation and invoices, upon the Servicer’s receipt of such supporting documentation and invoices, with respect to such Advances or other amounts necessary for the Purchaser to determine whether such Advances or other amounts are required or advisable to be paid and are reimbursable in accordance with Applicable Requirements. If the Purchaser, in its sole and reasonable discretion, elects to make an Advance or other payment after receiving notice of the need or advisability thereof from the Seller under this Section 2.01(d), then the Purchaser shall, in accordance with the guidelines attached hereto as Exhibit A and in no event no less than one (1) Business Day before such Advance or other payment is due, deposit the funds necessary to make such Advance in the Custodial Account or other account identified by the Servicer via wire transfer in immediately available funds. If the Purchaser deposits the funds necessary to make any such Advances, the Servicer shall use such funds to make the related Advances in accordance with Applicable Requirements, any instructions from the Purchaser and the guidelines set forth on Exhibit A attached hereto. Any payments or Advances made by the Servicer from its own funds pursuant to this section shall be reimbursable in accordance with Section 2.07(d) below. For the avoidance of doubt, the Servicer shall be required to give notice to the Purchaser of any amounts pursuant to this Section 2.01 only to the extent that the Servicer has knowledge of such amounts. Section 2.02. Custodial Accounts. During the term of this Agreement, with respect to each Asset hereunder, the Servicer shall maintain all collections and funds in the Custodial Accounts in accordance with Applicable Requirements pursuant to the MSRPA and MIPA, as applicable. As provided in Section 2.01, the Purchaser shall be responsible for all Advances required in connection with the Assets during the term of this Agreement. The Servicer shall remit to the Custodial Accounts, pursuant to the Applicable Requirements, Mortgage Loan Payments collected by Servicer. The Servicer acknowledges that the Escrow Accounts, Custodial Accounts and any collections it receives on the Assets during the term of this Agreement (except for Ancillary Fees) are for the account of the applicable borrower, Securitization Trust, or Investor, or the Purchaser, as applicable. All Custodial Accounts shall be maintained by and carried in the records of Servicer in trust for the Purchaser, the applicable Agency, securitization trust or trustee and/or Mortgagors, as applicable, except as may otherwise be required by Applicable Requirements. Section 2.03. Escrow Accounts. The Servicer shall ensure that an escrow account is established or maintained for each Asset (each, an “Escrow Account” and, collectively, the “Escrow Account”), as necessary or applicable, in accordance with Applicable Requirements and Accepted Servicing Practices. The Servicer shall be responsible for all matters relating to the administration of the Escrow Accounts, including without limitation, (i) the application of funds to a borrower’s Escrow Account, (ii) the disbursement of funds to the proper parties for escrowed items when due, (iii) payment of interest on funds deposited into such Escrow Accounts to the extent required by applicable law, (iv) performance of an annual escrow analysis if applicable, and (v) maintenance of all records with respect to such Escrow Accounts, in accordance with Accepted Servicing Practices. During the Interim Servicing Period, if adequate funds are not available in the Escrow Account at the Asset level to pay escrowed items when due, the Servicer may, in its sole discretion, advance from its own funds sufficient funds to cover any such deficiency, or shall promptly, after gaining knowledge of such deficiency, notify the Purchaser of the amount of such deficient funds and the Purchaser shall promptly pay sufficient funds to cover any 5 732543373 19621021 4165-7142-5052.16 such deficiency in a manner to ensure payment of such escrowed items prior to the time at which a penalty for late payment would be assessed; provided, however, that the Purchaser shall be responsible for any documented fees, costs, expenses or penalties incurred by the Servicer as a result of the Purchaser failing, after receiving notice from the Servicer pursuant to this Section 2.03, to provide sufficient funds to cover any deficiency in the applicable Escrow Accounts or to provide such funds with enough time to prevent any penalty from being assessed or any fees being incurred by the Servicer. Any payments made by the Servicer pursuant to this section shall be reimbursable in accordance with Section 2.07(d) below. Section 2.04. Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Servicer shall maintain with responsible companies a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity that requires such persons to handle funds, money, documents or papers relating to the Assets, in amounts as required by the Applicable Requirements. The Servicer shall provide Purchaser with an electronic copy of such insurance policy or policies and fidelity bond upon Purchaser’s written request. Section 2.05. Remittances to the Investors and Securitization Trusts. The Servicer shall remit all payments applicable to principal and interest, including without limitation prepayments of principal, less the Interim Servicing Fee calculated and deducted pursuant to Section 2.06 of this Agreement, in accordance with the related Guide or Private Investor Servicing Agreement, as applicable, and shall make all principal and interest advances to the Investor or Securitization Trust, as applicable, pursuant to the related Guide or Private Investor Servicing Agreement, as applicable. Section 2.06. Remittance to Purchaser. During the Interim Servicing Period, the Purchaser will be entitled to receive the monthly Servicing Fee less the monthly Interim Servicing Fee due to the Servicer and other amounts due to the Servicer pursuant to Section 2.07(b) of this Agreement. Section 2.07. Servicing Compensation. (a) Interim Servicing Fee. In consideration for the Servicer’s performance of its servicing obligations pursuant to this Agreement and subject to the terms and conditions herein, the Servicer shall be entitled to receive an interim servicing fee during the Interim Servicing Period in accordance with the fee schedule set forth below (in each case pro-rated for any partial month based on the actual number of days in such month during which the servicing obligations are performed) (the “Interim Servicing Fee”): LOAN STATUS MONTHLY FEE PER LOAN2 Base Fee/Current $6.50 1 - 29 Days Delinquent $6.50 30 - 59 Days Delinquent $16.50 2 Delinquency pricing includes per loan base fee. 6 732543373 19621021 4165-7142-5052.16

60 - 89 Days Delinquent $26.50 90+ Days Delinquent $56.50 REO Property $81.50 The Servicer shall provide the Purchaser with a monthly report prior to the tenth (10th) Business Day of each month setting forth on a loan level and aggregate basis the Interim Servicing Fee for the prior calendar month. The Interim Servicing Fee shall be payable to Servicer in accordance with this Section 2.07. (b) Other Payments to Servicer. In addition to the Interim Servicing Fee, the Servicer shall be entitled to receive or retain, as applicable, the Ancillary Fees (other than any interest received on funds deposited in the Custodial Accounts) held relating to the Servicing Rights received with respect to the applicable Assets and Servicing Rights prior to each Servicing Transfer Date. Starting in the month immediately following the Sale Date, the Servicer shall remit to the Purchaser the interest received on funds deposited in the Custodial Accounts monthly on the last Business Day of the first week of each month during the Interim Servicing Period, or on such other date as mutually agreed to by the parties hereto. Custodial Funds held in such Custodial Accounts in accordance with the MIPA or the MSRPA, as applicable. (c) Remittances to Purchaser. On or prior to the fifth (5th) Business Day of each month, the Servicer shall remit to the Purchaser, through a wire transfer of immediately available funds, all Servicing Fees and other amounts payable to the Purchaser pursuant to the Guides and Servicing Agreements with respect to the preceding calendar month in excess of the applicable Interim Servicing Fees and the other amounts to which the Servicer is entitled pursuant to Section 2.07(b). Within five (5) Business Days of providing such funds to the Purchaser, the Servicer shall provide supporting reports that reflect the Servicing Fee less the Interim Servicing Fee and other amounts pursuant to Section 2.07 of this Agreement due to the Servicer and the net amount due to the Purchaser. During the Interim Servicing Period, the Servicer shall hold all such net Servicing Fees in trust for the benefit of the Purchaser. In the event the Servicing Fee does not equal the sum of the Interim Servicing Fee, the Servicer may elect to send an invoice to the Purchaser for the unpaid amount due the Servicer, which invoice shall be due and payable by the Purchaser within fifteen (15) days of the Purchaser’s receipt of such invoice. (d) Advances. To the extent that the Servicer is entitled to reimbursement pursuant to this Agreement, the Asset Purchase Agreement, the MIPA or the MSRPA for any Advances as of the applicable Servicing Transfer Date, the Purchaser shall reimburse the Servicer for such amounts through a wire transfer of immediately available funds within five (5) Business Days following receipt of (i) a loan level report reflecting such Advances (including a loan level and line by line description of the type of Advance) and (ii) all reasonably necessary supporting documentation and invoices with respect to such Advances necessary for the Purchaser to determine that such Advances are reimbursable in accordance with Applicable Requirements. Section 2.08. Litigation. (a) Notification to Counsel. With respect to any Asset which is the subject of litigation relating to bankruptcy as of the Commencement Date (a “Pending Bankruptcy 7 732543373 19621021 4165-7142-5052.16

Proceeding”), the Purchaser shall, as soon as reasonably practicable after the applicable Servicing Transfer Date, at its sole cost and expense, (i) notify the appropriate court officer and all counsel of record in each such Pending Bankruptcy Proceeding of the transfer of such Asset from the Servicer to the Purchaser, (ii) file pleadings to substitute counsel (unless said counsel has agreed to represent the Purchaser in the Pending Bankruptcy Proceeding at the Purchaser’s request and sole cost and expense), and (iii) file pleadings and other appropriate documents to institute proceedings to remove the Servicer as a party in such Pending Bankruptcy Proceeding and substitute the Purchaser or its designee as the real party in interest, and change the caption thereof accordingly. (b) Foreclosure. The Purchaser shall notify the appropriate court that it is assuming such foreclosure action and the Purchaser shall remove the Servicer as a party in any such foreclosure proceeding and substitute the Purchaser as the real party in interest to the extent permitted by such court as soon as reasonably practicable after the related Servicing Transfer Date. To the extent applicable, the Servicer shall reasonably cooperate with the Purchaser or its designee in connection with any such foreclosure as well as to minimize disruptions to foreclosures in process as of the applicable Servicing Transfer Date as a result of the transfer of servicing to the Purchaser or its designee, including executing such documentation as the Purchaser may reasonably require to substitute the Purchaser as plaintiff in any foreclosure actions at the Purchaser’s expense within thirty (30) days of the applicable Servicing Transfer Date; provided, however, that the foregoing thirty (30) day limitation shall not apply in respect of any Asset that is subject to a bankruptcy proceeding or any contested foreclosure. Section 2.09. Termination. The servicing responsibilities of the Servicer, as interim servicer, shall terminate at the latest to occur of the expiration of the Interim Servicing Period and the date on which servicing is actually transferred in accordance with the MSRPA or the MIPA, as applicable. Pursuant to the MSRPA, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in the Purchaser’s possession all Asset Files, and do or accomplish all other acts or things necessary or appropriate to effect the termination, whether to complete the transfer and endorsement or assignment of the Assets and related documents, or otherwise. The Servicer agrees to cooperate with the Purchaser and any successor servicer in effecting the termination of the Servicer’s responsibilities hereunder as interim servicer, including, without limitation, the transfer to such successor for administration by it of all amounts received after the Commencement Date with respect to the Assets and held in the Custodial Account and Escrow Accounts for distribution to the Purchaser. Section 2.10. Use by Servicer of a Subservicer. The Servicer may, with the Purchaser’s prior written consent it its sole and absolute discretion, arrange for the subservicing of the Assets pursuant to a subservicing agreement; provided that, notwithstanding the provisions of any such subservicing agreement, any of the provisions in this Agreement or the MSRPA relating to the agreements or arrangements between the Servicer and the Purchaser or reference to actions taken through the Servicer or otherwise, the Servicer shall remain obligated and liable to the Purchaser and its successors and assigns for the servicing and administration of the Assets in accordance with the provisions of this Agreement and the MSRPA without diminution of such obligation or liability by virtue of any such subservicing agreement. All actions of each subservicer performed pursuant to any such subservicing agreement shall be performed as an agent of the Servicer with the same force and effect as if performed directly by the Servicer. 8 732543373 19621021 4165-7142-5052.16

Section 2.11. Expenses. Except as otherwise set forth in this Agreement, the MIPA, the MSRPA or the Asset Purchase Agreement, Servicer shall be responsible for Servicer’s direct and indirect costs and expenses associated with the servicing of the Assets during the Interim Servicing Period and associated with fulfilling its obligations under this Agreement, including, without limitation, Servicer’s personnel, facilities, supplies, postage and electronic data processing system expenses, in each case regardless of whether Servicer elects to contract with any vendors to perform all or any portion of such general and administrative functions. Section 2.12 Licenses. Servicer has and shall maintain all approvals, qualifications and licenses required to be held by it to perform its obligations pursuant to this Agreement, including, without limitation, all applicable Agency approvals and qualifications, during the Interim Servicing Period. Section 2.13. Notification of Certain Events. Servicer shall promptly notify Purchaser in writing of the following events arising or occurring during the Interim Servicing Period: (a) Any notice or discovery of violations of Applicable Requirements or the obligations of Servicer under this Agreement, together with Servicer’s explanation of same and a remediation plan regarding such actual or alleged violation. (b) Any notice or discovery of a data security incident or security breach regarding data relating to the Assets or the related Mortgagors, together with Servicer’s explanation of same and remediation plan regarding such actual or alleged incidents or breaches. (c) Any repurchase, make whole or indemnification claim by an Agency with respect to any Asset. Servicer shall cooperate with any reasonable request of Purchaser for information, data or documentation with respect to such Asset and Agency claim. (d) On a monthly basis, any Agency or Insurer claims that are paid, rejected, delayed or modified by the applicable Agency or Insurer. Section 2.14. Access to Information. Servicer shall allow Purchaser and its counsel, accountants, advisers, consultants, auditors, potential or actual financing counterparties and/or other representatives, reasonable access, upon reasonable prior notice and during normal business hours, to all of Servicer’s files, books and records directly relating to the Servicing Rights, the Assets, Custodial Accounts and Advances. Purchaser or any Person authorized by Purchaser may, from time to time, upon reasonable prior notice and during normal business hours, inspect and audit Servicer’s servicing activities with respect to the Assets and all applicable accounting records relating to Servicer’s compliance with this Agreement. Commencing no later than the initial Sale Date, Servicer shall allow, or cause to be allowed, upon reasonable prior notice and during normal business hours, Purchaser or any Person authorized by Purchaser access to the Asset Files in its possession or control by providing access to Servicer’s document imaging system promptly upon Purchaser’s written request. Servicer shall make available its personnel to Purchaser or to such authorized Person at any time during normal 9 732543373 19621021 4165-7142-5052.16 business hours and upon reasonable prior notice for the purpose of responding to questions or inquiries in connection with Purchaser’s interim servicing or servicing transfer oversight. Upon reasonable prior notice and during normal business hours, Servicer shall make available its policies and procedures relevant to servicing the Assets and to servicing transfers for review by Purchaser upon request at Servicer’s office, and shall provide summaries of or excerpts from any such policies and procedures electronically as Purchaser may reasonably request. From time to time prior to and up to twelve (12) months after the final Servicing Transfer Date, Servicer shall, upon a commercially reasonable request and to the extent the Seller has servicing personnel with the capacity to assist, furnish to Purchaser (or Purchaser’s subservicer or other representative) any supplementary information to the information contained in the documents, electronic data, annexes and schedules delivered pursuant hereto reasonably available to Servicer as Purchaser may reasonably request, and/or which may be necessary to enable Purchaser to file any reports due to any Agencies or any Governmental Authority in connection with the related Assets or Servicing Rights and which supplementary information is not already in the possession of Purchaser or its representative and is not reasonably available to or obtainable by Purchaser. The Servicer’s obligations in this Section 2.14 shall survive the Interim Servicing Period but shall cease and be of no further effect on the date that is twelve (12) months after the final Servicing Transfer Date. Section 2.15. Maintenance of Books and Records. In accordance with Applicable Requirements and Accepted Servicing Practices, the Servicer shall keep records pertaining to (a) each Asset and the collections made thereon; (b) each distribution of Custodial Funds paid by the Servicer; (c) Advances made and reimbursed during the Interim Servicing Period; and (d) all other activities pertaining to the Servicing Rights during the Interim Servicing Period. Subject to Applicable Requirements, all books, records, documents, files, and other information and data in Servicer’s possession pertaining to the Assets, including all documents, records and reports relating to any Pool in which the Assets are contained, shall, at all times after the Sale Date, be and remain the property of Purchaser or the applicable Agency, as applicable. The Servicer’s obligations under this Section 2.15 shall survive the Interim Servicing Period but shall cease and be of no further effect on the date that is six (6) months after the final Servicing Transfer Date. Section 2.16. Cooperation. During and, as applicable, for a period of thirty (30) days after the final Interim Servicing Period, Servicer shall reasonably cooperate with Purchaser with respect to the Servicing Rights and the related Assets in carrying out the purposes of this Agreement and in providing information requested by the Purchaser regarding the Servicing Rights and the related Assets. SECTION 3. Successor to the Servicer. Immediately upon the expiration of the Interim Servicing Period and the payment by the Purchaser to the Servicer of any amounts due and owing to the Servicer under this Agreement, the MIPA, the MSRPA or the Asset Purchase Agreement, the Purchaser or its designee shall succeed to and assume all of the servicing responsibilities, duties and obligations with respect to the Assets. 10 732543373 19621021 4165-7142-5052.16

SECTION 4. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, by nationally recognized overnight courier service, or, if by other means, when received by the other party at the address as follows: (i) if to the Servicer: Ditech Financial LLC 1100 Virginia Drive, Suite 100A Ft. Washington, Pennsylvania 19034 Attention: General Counsel (ii) if to the Purchaser: [________________________] 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Jonathan Grebinar; Michael Huang; Andrew Miller Email: jgrebinar@fortress.com; mhuang@fortress.com; amiller@fortress.com or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). SECTION 5. Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good- faith, to develop a structure, the economic effect of which will closely replicate the economic effect of this Agreement without regard to such invalidity. SECTION 6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF), any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, or by facsimile 11 732543373 19621021 4165-7142-5052.16 transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement. SECTION 7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, including its statute of limitations, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, without regard to any laws or rules or provisions, including any borrowing statute, that would result in the application of the laws, rules or provisions of any jurisdiction other that the State of New York. SECTION 8. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Servicer and the Purchaser and the respective successors and assigns of the Servicer and the Purchaser. Neither party shall assign this Agreement without the prior written consent of the other. SECTION 9. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. SECTION 10. Privacy and Information Security. The parties hereby acknowledge that each is subject to certain privacy and information security laws and regulations (including, without limitation, the applicable provisions of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder) pursuant to which it is required to obtain certain undertakings from the other with regard to the privacy, use and protection of nonpublic personal financial information of the borrowers and certain other parties. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Servicer and the Purchaser agree that (a) each shall keep all Customer Information strictly confidential and shall not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement, or, as directed by a court or other administrative or judicial body of competent jurisdiction, and (b) they shall not disclose Customer Information to any third party, including, without limitation, third party service providers, without an agreement in writing from the third party that it will protect such Customer Information and will use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s or the Purchaser’s obligations under this Agreement, pursuant to applicable law, and/or at the direction of a court or other administrative or judicial body of competent jurisdiction. In the event the Servicer receives a subpoena or other validly issued administrative or judicial process requesting Customer Information, the Servicer shall provide the Purchaser with prompt actual notice of such receipt, and shall provide the Purchaser with a reasonable opportunity to intervene in the proceeding before the time that the Servicer is required to comply with such subpoena or other process. The Purchaser shall indemnify and hold harmless the Servicer from any damages the Servicer incurs as a result of any such subpoena or other validly issued administrative or judicial process. The obligations set forth in this Section 10 shall survive termination of this Agreement. SECTION 11. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: 12 732543373 19621021 4165-7142-5052.16

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (f) the term “include” or “including” shall mean without limitation by reason of enumeration. SECTION 12. Further Agreements. The Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement. SECTION 13. Exclusive Remedy and Limitation of Liability. The Purchaser hereby agrees that the remedies provided by Article IX of the Asset Purchase Agreement and Section 14 herein shall be the sole and exclusive remedy of the Purchaser and its representatives and Affiliates, whether at law or in equity, in the event of any breach or termination of this Agreement by Servicer and none of the Purchaser or its representatives or Affiliates shall have any other remedy or cause of action against Servicer or any of its representatives or Affiliates under or relating to this Agreement or any applicable law except as set forth in and in accordance with and subject to the terms and limitations of Article IX of the Asset Purchase Agreement and Section 14 herein. Neither party shall be responsible under or resulting from this Agreement to the other, and whether for indemnity, general common law contract damages or other damages, for any consequential, punitive, incidental, indirect, exemplary or special losses or damages, including lost profits awarded as direct damages, even when advised of the possibility of any of the foregoing damages. SECTION 14. Specific Performance. The parties acknowledge and agree that the other party and its respective Affiliates and estate would be damaged irreparably in the event the other party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non- 13 732543373 19621021 4165-7142-5052.16 breaching party may have under law or equity, the non-breaching party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the parties pursuant to this Section 14 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking to collect or collecting damages that such party is entitled to seek or collect. Notwithstanding anything herein to the contrary, in no event will this Section 14 be used, alone or together with any other provision of this Agreement, to require the Servicer to remedy any breach of any representation or warranty of the Servicer made herein. SECTION 15. Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Purchaser. [Signatures on following page] 14 732543373 19621021 4165-7142-5052.16

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written. DITECH FINANCIAL LLC By: ______________________________ Name: Title: [________________________] By: ______________________________ Name: Title: Signature Page to Interim Servicing Agreement (Ditech-Fortress)

Exhibit A Advance Guidelines Overview: This memo addresses the funding of corporate and escrow advances during the Interim Servicing Agreement (“ISA”) period. While both the Purchaser and Seller (“Ditech” or “the company”) have conceptual agreement the following provides a summary level outline of the proposed process. General Procedure: . Ditech shall provide the Purchaser written notice of the advance amounts required to be deposited in such Account(s) so that the Account(s) will have funds on deposit at least equal to the amount required to be paid to the applicable Investor, Attorney firm and/or applicable servicer provider. . The company shall provide the Purchaser written notice (via e-mail) as far in advance of the required funding as is possible and no less than two (2) Business Days, unless indicated otherwise below, prior to the required funding date, at which time the Purchaser will wire the appropriate funds into the designated bank account(s). . As recoveries are received they will be netted against the advance requirement. Corporate Advances: . The company currently operates its corporate advance expense payment processing on a 30-calendar day schedule. Therefore, the company will have a forward view of those expenses which will be paid on a rolling 30 calendar day basis. The company will provide Purchaser with a report monthly reflecting the corporate advances to be paid over the next 30 days. The report will be provided monthly by the 5th business day. . On a weekly basis the company will send a report of the invoices that were reviewed and approved to be paid the following week. The report will be provided by end of day Tuesday with funds to be remitted by Purchaser as soon as reasonably possible but no later than by mid-day Friday. . The company will fully cooperate with Purchaser to file same day financing DDAR reports so that the Purchaser can obtain same day financing of such advances. Escrow Advances: A-1

- Due to the unpredictability of tax disbursements, the company receives a daily report of pending TAR disbursements from its tax service vendor CoreLogic. As an example, see the table below which was transmitted to Ditech from CoreLogic on Mon 6/3/2019 10:39 AM.

PAY DATE 06/05/19				
STATE	**LIEN COUNT**	**TAR TOTAL $**	**ELD**	**LDW**
CO	2,967	$3,275,602.75	6/15/2019	6/7/2019
ID	52	$33,756.32	6/20/2019	6/7/2019
IL	572	$780,044.31	6/21/2019	6/7/2019
VA	57	$36,113.25	6/15/2019	6/7/2019
Grand Total	**3,648**	**$4,125,516.63**		

ELD – "Economic Loss Date" Last day to submit payment to taxing authority without accruing penalty
LDW – "Last Day to Wire" for servicer to wire funds to tax service provider

- The company currently advances funds for taxes and insurance ("T&I") each month. No later than the 15th day of each month (or the following business day if the 15th falls on a non-work day), an estimate of T&I advances for the following month will be provided by the company to the Purchaser.

A-2

. To the extent permissible, the company will adjust the timing of TAR disbursements to satisfy Purchaser’s request, subject to the limitations from its tax service provider and the local taxing authorities. . The company will have an estimate of the required funds necessary for the pending disbursement, and will fully cooperate with the Purchaser so that the Purchaser can file same day financing through filing advance financing DDARs as is conducted in the current DDAR process between the company and Purchaser. . On a daily basis, or when received (on days when no TAR is pending), the company will send a copy of the report received from CoreLogic (or have Purchaser added to current distribution list) as soon as reasonably possible. . As soon as reasonably possible after the receipt of a TAR report, the company will provide an estimate of the advance amount for the associated TAR disbursement. Available customer escrow funds will be applied per applicable requirements and the estimated advance amount will be the net of the required disbursement and available escrow funds. . The Purchaser will review and wire the requested amount to the company by the next business day. . The company will refund all surplus funds provided by the Purchaser by 4 PM on the day the final advance balance is known or the estimated advance balance is reduced. . On a daily basis, the company can provide a copy of the P111 Escrow advance and repay daily report (see example below) A-3

Exhibit 1

Prior 3 Month Disbursement Summary

Disbursement Activity

($s in 000s)

Escrow Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	11,111	13,980	9,418
FHLMC MSR	171	175	120
GNMA MSR	5,397	5,609	4,198
Private/MH/Other	12,886 [1]	2,024	12,836 [1]
Grand Total	**29,565**	**21,787**	**26,573**

Corporate Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	5,655	4,837	5,515
FHLMC MSR	78	125	61
GNMA MSR	2,446	3,455	1,860
Private/MH/Other	10,025	12,316	10,536
Grand Total	**18,205**	**20,733**	**17,971**

Total Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	16,766	18,817	14,933
FHLMC MSR	249	300	181
GNMA MSR	7,843	9,064	6,057
Private/MH/Other	22,911	14,340	23,372
Grand Total	**47,770**	**42,520**	**44,544**

1 – The artificially high disbursement amounts in March & May are reflective of the escrow balances being transferred to MSP from the GTA platform

A-4

Exhibit 2 Sample Corporate Advance Weekly Report SUBMITTED_ DEPARTME INVOICE_LINE_ NET_LINE_ITEM_ INVOICE_ID DATE LOAN_NUMBER VENDOR INVOICE_NUMBER ST NT_CODE INVOICE_TYPE STATUS PAYEE_CODE ITEM_ID PRICE QUANTITY AMOUNT CATEGORY SUB_CATEGORY AMOUNT 248444382 2/26/2019 36437622 Riley Pope & Laney, LLC 124064 SC TS Title Services Submitted ATSC000002 432521086 91.00 1.00 91.00 Title Costs Attorney Service 91.00 252804873 5/15/2019 33098252 Robertson, Anschutz & Schneid, P.L. 1191213 FL FC Foreclosure Services Submitted ATFL000024 438881516 0.41 3.00 1.23 Service Costs Postage 1.23 252860901 5/16/2019 34530931 Tiffany & Bosco, P.A. 17-04366-6b AZ FC Pre Sale Title Clearance/Curative Only Reviewed AT007 438962126 215.00 1.25 268.75 Attorney Fees Title Claim 268.75 252929291 5/17/2019 32832214 Phelan Hallinan Diamond & Jones, LLP (PA) 61448-2 GA FC Foreclosure Services Submitted ATPA000002 439063510 893.75 1.00 893.75 Attorney Fees Foreclosure Through Complaint 893.75 252780248 5/15/2019 38897666 Law Offices of Herschel C. Adcock, Jr 103461A LA FC Foreclosure Services Submitted ATLA000560 438843971 50.00 1.00 50.00 Service Costs Skip Trace/Search 50.00 252804873 5/15/2019 33098252 Robertson, Anschutz & Schneid, P.L. 1191213 FL FC Foreclosure Services Submitted ATFL000024 438881513 0.41 9.00 3.69 Service Costs Postage 3.69 252851809 5/16/2019 8858920 KML LAW GROUP, P.C. GT515553 PA FC Foreclosure Services Submitted ATPA000012 438948681 86.50 1.00 86.50 Recording Costs Assignment Recording 86.50 253573249 5/29/2019 37636073 SouthLaw, P.C. 711068A KS FC Foreclosure Services Submitted ATKS000755 439960725 215.00 0.40 86.00 Attorney Fees FC - Additional Motion/Response/Pleading 86.00 252874771 5/16/2019 53676011 Cohn, Goldberg, Deutsch, LLC 288709a MD FC Foreclosure Services Submitted ATMD000008 438984913 7.60 1.00 7.60 Service Costs Statutory Mailings 7.60 A-5

Exhibit 3.05 Wire Instructions For Seller: Bank: ABA #: Account Name: Account #: For Purchaser: Bank: ABA #: Account Name: Account #: Ex. 3.05-1 4124-8327-5548.26

Exhibit 6.10 Transfer Instructions [see attached] Ex. 6.10-1 4124-8327-5548.26

Shellpoint Mortgage Servicing 75 Beattie Place Greenville, SC 29601 LOAN ACQUISITION TRANSFER INFORMATION and CHECKLIST GENERAL CHECKLIST INSTRUCTIONS: 1. SMS Loan board team members provide Transfer Instructions and checklist to prior servicer 2. Prior servicer verifies EACH item noted with checkbox ☐ is included in the prelim data by checking the box next to each item 3. Prior servicer signs the document and returns to SMS 4. SMS Loan board team uses the same checklist to verify presence of all necessary data fields in Prelim and Final board data 5. Completed checklists are saved by deal in SMS network locations SERVICING TRANSFER CONTACT INFO • Tyler Brazell, Deal Manager, tyler.brazell@shellpointmtg.com • Chris Weir, Senior Manager of Servicing Transfers: chris.weir@shellpointmtg.com / 864-312-4562 SERVICING TRANSFER ESCALATION CONTACTS • Joey Prince, Senior Director of Servicing Operations: joseph.prince@shellpointmtg.com / 864-312-4646 • Jay Hackney, Director of Servicing Operations: jay.hackney@shellpointmtg.com GOOD-BYE LETTERS INFO New Servicer: Shellpoint Mortgage Servicing Address for Borrower Payments: Shellpoint Mortgage Servicing PO Box 740039 Cincinnati OH 45274-0039 Address for Correspondence: Shellpoint Mortgage Servicing P.O. Box 10826 Greenville, SC 29603-0826 Prior Servicer Interim Shellpoint Mortgage Servicing Payments Address: Attn: Cash Control 55 Beattie Place Suite 110, MS# 525 Ex. 6.10-2 4124-8327-5548.26

Greenville, SC 29601 Address for Payoffs: Shellpoint Mortgage Servicing Attn: Cash Control – Payoffs 55 Beattie Place Suite 110, MS# 525 Greenville, SC 29601 Customer Service Information: Toll-Free Number: 800-365-7107 Website: www.shellpointmtg.com Monday - Friday: 8:00 a.m. to 10:00 p.m. (Eastern Standard Time) Saturday: 8:00 a.m. to 3:00 p.m. (Eastern Standard Time) Servicing Transfer Date: Present Servicer will stop accepting payments on: [_____] New Servicer will start accepting payments on: [______] LOSS PAYEE CLAUSE Shellpoint Mortgage Servicing Its Successors and/or Assigns ISAOA Atima PO Box 7050 Troy, MI 48007-7050 WIRING INSTRUCTIONS Name on Account: Mortgage CDA Bank: Wells Fargo Bank, NA Account #: 2020050813199 ABA #: 121000248 Ref: your company name, loan number, borrower name Attn: Cash Control ❖ All wires must have loan level detail in an Excel format to be emailed to: Article I. paymentprocessing@shellpointmtg.com and smsloanboarding@shellpointmtg.com ❖ All transfer funds must be sent within 5 business days of transfer date unless otherwise agreed in advance Prior Servicer: please provide Shellpoint with a WIRE Contact (in the event of a problem or missing information) Name: Chris Gies Email: TreasuryCash@ditech.com Phone: 651-602-3957 If you need to forward the physical checks please use overnight mail and send the funds to: Shellpoint Mortgage Servicing Attention: Cash Control 55 Beattie Place Suite 110, MS# 525 Greenville, SC 29601 Ex. 6.10-3 4124-8327-5548.26

ORG ID NUMBERS • MERS: 1007544 • HAMP Registration: 10026914 • HAMP Servicer Number: 928349187 • HUD: 25574-00002 • CoreLogic: 11680 Tax Contracts • CoreLogic: 107544 Flood Contracts • FHA: 25574 DEFAULT CONTACTS • Loss Mitigation: Kyle Ross - kyle.ross@shellpointmtg.com • Foreclosure: Phil Pluister – Phillip.pluisters@shellpointmtg.com • Bankruptcy: Tiffani Ray – tiffani.ray@shellpointmtg.com Bruce Coleman - Bruce.Coleman@shellpointmtg.com • REO / Preservation: Shawn Garrison - Shawn.Garrison@shellpointmtg.com HOMEOWNER COMPLAINTS AND ESCALATIONS/QWR’S QWRs and complaints received after the servicing transfer info specified should be sent to: Article II. loanservicing@shellpointmtg.com ESCROW Transfer Checklist Items  Taxes and Insurance lines due within 30 days of transfer should be paid  Notify Vendor for tax and Flood contracts to transfer  Notify MI Companies, FHA, and USDA of transfers REQUIRED DATA FOR TRANSFER For the purposes of Data Conversion and Loan Boarding; data must be delivered to Shellpoint Mortgage in a useable and readable format:  Defined specifically as Excel (.xls), Text (.txt), or CSV format  It is also required that the data be accompanied by a complete code definition and field definition summary. • The data may be delivered by a password protected file or by utilizing a secured FTP/website. Please include all of the pertinent listed items along with the data fields available in the attached data field list. • Preliminary data is to be provided no later than 30 days prior to transfer 1. Master Loan Information: ☐Principal ☐Escrow ☐Unapplied/Forbearance Balances Ex. 6.10-4 4124-8327-5548.26

☐Pre/Post-Petition Balances ☐Loss Draft Balances ☐Deferred Principal ☐Deferred Interest ☐Fee Balances/Borrower/Legal (Detail) ☐Interest Rate ☐Am Term ☐Escrow Payment ☐P&I ☐Maturity Date ☐Closing Date ☐Balloon Date ☐Interest Method/Arrears/Interest First ☐Principal Balance ☐Borrower Information ☐Late Charge Information ☐Late Charge Balance ☐NSF Balance ☐Closing Date ☐First Payment Due Date ☐Loan Due Date ☐Mailing Address if different than property ☐Pending Escrow payment changes ☐DSI Loans/Accrual Balance/Accrued Thru Date ☐Lien Position ☐Delinquency Counters/# DLQ 30, 60, 90, 120, and LOL ☐Prepayment Penalty Information ☐Original Loan Amount ☐Remaining Term ☐Other: 2. ARM Information: ☐Pending Rate or P&I Changes ☐Floor Rate ☐Ceiling Rate Index ☐Next Change Rate Date ☐P&I Next Change Date ☐Step Rates 3. Property Information: ☐Address, Occupancy ☐Value Ex. 6.10-5 4124-8327-5548.26

☐LTV ☐Appraisal Information ☐Legal Description ☐Census Track ☐Property Type (Single Family, Condo, etc.) ☐Number of dwellings 4. Escrow Item Information: ☐Taxes, Insurance-Hazard, Flood ☐Windstorm ☐FHA/PMI, ☐Force-Placed Coverage, ☐Insurance Policy Number and Carrier ☐PMI Cancellation Dates ☐Short Year Escrow Statement Images 5. Escrow Open Item List: ☐Taxes, Insurance-Hazard, ☐Flood, ☐Windstorm, ☐Lender-Placed Coverage (for all that will expire within 60 days of service transfer, please include the actual outstanding bills) 6. Foreclosure: ☐List of loans in Foreclosure ☐Foreclosure Status, ☐Foreclosure Attorney Information 7. Modified Loans: ☐Copies of Modification Agreements for all loans been modified prior to the service release 8. REO ☐List of loans in REO status and the applicable information, such as Listing Agent ☐Projected sale date 9. Bankruptcy ☐List of loans in Bankruptcy, ☐Bankruptcy Status and Bankruptcy Attorney Information, ☐Proof of Claim Details, ☐Trustee, Court District, ☐Pre-and Post- Petition Due Dates ☐Bankruptcy Chapter Ex. 6.10-6 4124-8327-5548.26

10. Loss Mitigation ☐List of loans in Loss Mitigation status ☐Loss Mitigation Activity ☐Active Modification Trials ☐Loss Mitigation Documents ☐Borrower Submitted Documents 11. Comment History 12. Servicing and/or Default Servicing Files ☐Hardcopy images ☐Other media: 13. Escrow Analysis Information ☐Escrow analysis ☐Pending Payment Change Record Report ☐Date of Last Analysis ☐Escrow Analysis and Short Year Escrow Analysis, distinguish between the two 14. Loan Transaction information (life of loan from origination to transfer date) in XLS, CSV or TXT format. Data should be in 1 contiguous file. ☐ Loan Transaction Histories ☐ Transaction Code Descriptions ☐ Rolling balances ☐ Principle balance ☐ Escrow ☐ Unapplied balances ☐ Format: Delimited text or xls (1 file preferred) ☐ Transaction codes ☐ Payment breakdown (Principal, interest, escrow) ☐ Transaction date ☐ Due Date 15. Images and Documents ☐All images including loan documents – Confirm detail adhered to in subsequent doc section ☐Clearly identified document naming convention ☐Letters ☐Monthly billing statements ☐Arm notices ☐Assignments, etc. ☐ Escrow Analysis and Short Year Escrow Analysis, distinguish between the two 16. Any ACH information Ex. 6.10-7 4124-8327-5548.26

☐Bank Account Information ☐Draft Day 17. Reports ☐Trial Balance ☐Loss Draft Loans ☐Loans with LPI ☐Loans with LPMI ☐Loans on ACH 18. Complaints and Escalations ☐A list/table of loans with open complaints ☐A list of Open QWR’s ☐A list of QWR’s closed within 10 days of transfer 19. Rep by Attorney and Deceased borrower ☐A list/table of loans that are represented by counsel ☐ A list/table of loans with deceased borrower 20. SCRA ☐ List of loan under SCRA protection 21. Flood ☐ Flood Zone ☐ Flood Determination Date ☐ Flood Cert# ☐ SFHA Zone ☐ Flood Insurance Required ☐ Community Status ☐ Life of Loan ☐ Community Number ☐ NFIP Map Effective Date ☐ NFIP Map# ☐ Panel Number ☐ Revision Suffix ☐ LOMA/LOMR Date 22. MERS ☐ MIN Status ☐ Original Org ID ☐ Subservicer Org ID ☐ Original Note Holder ☐ Investor OrgID Ex. 6.10-8 4124-8327-5548.26

☐ Property Preservation Company 1 OrgID
☐ Property County/FIPs Code
☐ MOM Indicator
☐ FHA\VA\MI Loan#
☐ Pool#

23. Collateral (Document) Management

☐ Loan ID
☐ Borrower Name
☐ Document
☐ Category
☐ Release Status
☐ Location
☐ Contact Name
☐ Contact Email
☐ Contact Number

Document Transfer Instructions:

- For all digital copies of documents, please address the shipment to "ATTN: Devonte Hellams".

Shellpoint Mortgage Servicing
Suite 110, MS# 561
55 Beattie Place Greenville, SC 29601

- For all physical collateral (original document) files, please address the shipment to "ATTN: SMS File Center".

Shellpoint Mortgage Servicing
Attn: SMS File Center
55 Beattie Place
Suite 600
Greenville, SC 29601

NOTE: Any files that have documents that are out on Bailee, the below template must be completed accounting for ALL released documents.

Article III. Collateral Location Document Template

Return the completed Collateral Location Document template to Collateraldocs@shellpointmtg.com.

Loanid	BWR	Document	Document Status	Category	Release Status	Location	Contact Name	Contact Email	Contact Number
123456789	Sue Smith	Note	Unrecorded	Original	Out on Bailee	ABC Firm	John Scott	jscott@abcfirm.com	123.456.7890

Ex. 6.10-9

4124-8327-5548.26

• For all servicing files, please reach out to Collateraldocs@shellpointmtg.com for applicable shipping instructions. Media Requirements:  Media should be sent on a CD, a DVD, a thumb drive, or an external hard drive  All media shipment tracking numbers and passwords should be sent to: SMSLoanDocuments@Shellpointmtg.com  All media must be sent to Shellpoint 2 weeks in advance of the transfer date. • Please avoid sending large servicing packages for accounts. • We require the documents split out by document types and labeled with the corresponding document type name. • If the preferred method of image delivery is via FTP, Shellpoint can support this method of document transmission. • Please discuss during the initial call where further instruction will be given on the set up. Invoice Metadata: Please provide the below metadata in a way that it can be linked back to the invoice images for reconciliation purposes. • Invoice Date • If Invoice Date cannot be provided please provide the Imaged Date it went into your imaging system • Invoice Number • Invoice Amount Image Naming Conventions: The image naming conventions of the files should be consistent throughout. Below is the preferred naming convention:  LoanNumber_DocumentName_UniqueIdentifier.ext Ex. 6.10-10 4124-8327-5548.26

Note: The unique identifier field serves to rule out duplicates in case there is more than one document of the same type for the same account. See the examples below.
123456789_Deed_1.PDF
987654321_Appraisal_2.PDF
987654321_Appraisal_3.PDF
564213987_Flood Certificate_4.PDF

- If the files cannot not be formatted as outlined above, please describe in detail how the files are named and delimited. The files must be named consistently so we can accurately parse the information from the document names to index the documents accurately into our system.

- A manifest or index file must be submitted.

☐ Has manifest or index file for the documents transmitted?

- Do not split documents and deliver the files to Shellpoint in pages o If images must be sent in pages, please notify Shellpoint of this during the initial call.

<u>File Extensions:</u> All documents <u>must</u> have a file extension on them. Below is a list of file extensions Shellpoint is able to accept. Any other file types will need to be converted to a file type below.

Accepted File Formats:

MS Excel Spreadsheet	xlsx
Image File Format	jpeg
Text Report Format	ctx
PCL Data Stream	pcl
MS Word Document	doc
MS Excel Spreadsheet	xls
MS Power Point	ppt
Rich Text Format	rtf
PDF	pdf
Electronic Form	htm
XML	xml
MS Outlook Message	msg
Lotus Notes Document	dxl
Internal XML	lic
FileNet File	FOB
STM	STM
FormDocs Document	fdd
FormDocs Template	fdt
DICOM Study	std
Adobe XDP	xdp
MidMark Car Document	car

Ex. 6.10-11

4124-8327-5548.26

Meditech Archive Report mar MP3 MP3 MidMark Stress Document sdr Image File Format tif Image File Format tiff Image File Format jpg Image File Format bmp MS Word Document docx Text Report Format txt MS Excel Spreadsheet xlsm MS Excel Spreadsheet csv Image File Format png HTML HTML MS Word Document dot MS Word Document docm Ex. 6.10-12 4124-8327-5548.26

Exhibit 6.15 Form of Limited Power of Attorney Ditech Financial LLC (hereinafter called the “Seller”) hereby appoints [______] (hereinafter called the “Purchaser”), as its true and lawful attorney-in-fact to act in the name, place and stead of the Seller for the limited purposes set forth below. This Limited Power of Attorney is given pursuant to a certain Bulk Agreement for the Purchase and Sale of Servicing Rights by and between the Seller and the Purchaser, dated as of [_______], 2019 (the “Agreement”) to which reference is made for the definition of all capitalized terms herein. Now therefore, the Seller does hereby constitute and appoint the Purchaser as the true and lawful attorney-in-fact of the Seller and in the Seller’s name, place and stead with respect to each Asset as defined in the Agreement, in which Ditech Financial LLC is the current lienholder of record, for the following, and only the following purposes: transferring ownership of the Servicing Rights to the Purchaser and effectuating the efficient servicing of the Assets. The Seller names, constitutes and appoints the Purchaser as its duly authorized agent and attorney-in-fact, with full power and authority in its name, place and stead to (i) execute such documents as are necessary to initiate and/or pursue foreclosure or other legal actions with respect to the Assets, including but not limited to the continuance of actions initiated by or on behalf of the Seller; (ii) execute such deeds and other documents as are necessary to sell or convey real and personal property securing the Assets, including, but not limited to, signing deeds to convey real property acquired through foreclosure of an Asset; (iii) execute documents and instruments necessary to release any and all mortgages, deeds of trust, security instruments, liens, security interests or related documents with respect to the Assets; (iv) execute documents and instruments necessary to release/satisfy/reconvey all obligations under any promissory note or related documents with respect to the Assets; (v) execute documents and instruments necessary to assign or transfer any Mortgage Note, including, but not limited to, any allonge or endorsement related thereto; (vi) execute documents and instruments necessary to sign subordination agreements and consent to easements related to the Assets; (vii) execute such documents as are necessary to assign the Assets (including assignments of mortgages on behalf of the Seller to the Purchaser, MERS, Freddie Mac, Fannie Mae, or other applicable Person); (viii) endorse checks and other payment instruments that are payable to the order of Seller and that have been received by the Purchaser from Mortgagors or any insurer in respect of insurance proceeds related to any Asset; and (ix) execute such other documents as may be necessary or appropriate to enable the Purchaser to carry out its servicing and administrative duties with respect to the Assets. The Seller further grants to its attorney-in-fact full authority to act in any manner both proper and necessary to exercise the foregoing powers, and ratifies every act that the Purchaser may lawfully perform in exercising those powers by virtue hereof. This Limited Power of Attorney shall expire on the date that the Purchaser becomes mortgagee of record of such Asset. Ex. 6.15-1 4124-8327-5548.26

IN WITNESS WHEREOF, the Seller has executed this Limited Power of Attorney this ___ day of [___________], 20__. DITECH FINANCIAL LLC By: _____________________________ Name: Title: Witnesses: _______________________________ STATE OF ________________ COUNTY OF __________________ The foregoing instrument was acknowledged before me this ___day of [___________], 20__, by _____________________ for Ditech Financial LLC (SEAL) __________________________________ Notary Public My Commission Expires: Per personally known _______ OR Produced Identification____ Type of Identification Produced__________ Ex. 6.15-2 4124-8327-5548.26

Schedule I List of Servicing Agreements [see attached] Schedule I-1 4124-8327-5548.26

SCHEDULE I

MORTGAGE LOANS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
1.	ALLIANCE 1986-1	Participation and Servicing Agreement, dated as of May 1, 1986, by and between Merrill Lynch Mortgage Capital, Inc., as Purchaser, and Guarantee Savings, a federal savings and loan association, as Company.	N/A
2.	BALTA 2007-3	Acceptance and Assumption Agreement, dated as of January 6, 2012, by Green Tree Servicing LLC (the "New Servicer"), in favor of Citibank, N.A., in its capacity as trustee of Structured Asset Mortgage Investments II Inc., Bear Stearns ALT-A Trust, Mortgage Pass Through Certificates, Series 2007-3 (in such capacity, the "Trustee") on behalf of the Owner (as defined below), and Federal National Mortgage Association, in its capacity as Guarantor (the "Guarantor") under the Servicing Agreement.	Wilmington Trust Company
3.	BELCOCOMCU 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Belco Community CU, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
4.	CMLT 2009-C	Pooling and Servicing Agreement dated as of August 31, 2009 among Citigroup Mortgage Loan Trust Inc., as Depositor, Green Tree Servicing LLC as Servicer, Citibank, N.A. as Trust Administrator and U.S. Bank National Association as Trustee.	U.S. Bank National Association
5.	COMMUNITY 1998-1	Sale and Servicing Agreement dated as of August 14, 1998 between First Indiana Bank, as seller, Community FirstBank of Charleston as successor to Community First Bank, as buyer, and Green Tree Servicing LLC, as success to First Indiana Bank, as Servicer.	N/A
6.	FIRSTINT 1999-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between First Internet Bank of IN (D49), as Investor, and EverBank, as Assignor.	N/A
7.	FIRSTINT 2003-1	Acknowledgement, Assumption and Recognition Agreement dated as of December 16, 2016 between First Internet as owner and Green Tree Servicing LLC as Servicer.	N/A
8.	FIRSTMERIT 2000-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between First Merit Mortgage Corp (Y52), as Investor, and EverBank, as Assignor.	N/A

I-1

MORTGAGE LOANS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
9.	FORTBRAGG 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2013, between EverBank, as Assignor, and Fort Bragg Fedl Cr Union 087), as Investor.	N/A
10.	GTHLT 1994-BI	Pooling and Servicing Agreement, dated as of 1994 between Green Tree Financial Corporation, as Seller and Green Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association.	U.S. Bank National Association
11.	GTHLT 1994-CI	Pooling and Servicing Agreement, dated as of 1994 between Green Tree Financial Corporation, as Seller and Green Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association.	U.S. Bank National Association
12.	GTHLT 1994-D	Pooling and Servicing Agreement, dated as of 1994 between Green Tree Financial Corporation, as Seller and Green Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association.	U.S. Bank National Association
13.	GTHLT 1995-A	Pooling and Servicing Agreement, dated as of March 1, 1995 between Green Tree Financial Corporation, as Seller and Green Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association.	U.S. Bank National Association
14.	GTMBN 2008-HE1	Servicing Agreement, dated as of October 30, 2008 among Green Tree 2008-HE1 as Issuing Entity, Lake Country Depositor LLC, as Depositor, Green Tree Servicing LLC as Servicer and U.S. Bank National Association as Indenture Trustee.	U.S. Bank National Association
15.	HOPEWELL 2001-1	Acknowledgement, Assumption and Recognition Agreement dated as of December 16, 2016 between Hopewell as owner and Green Tree Servicing LLC as Servicer.	N/A
16.	HOUSINGOP 1991-1	Acknowledgement, Assumption and Recognition Agreement dated as of December 16, 2016 between Housing Opportunity as owner and Green Tree Servicing LLC as Servicer.	N/A
17.	HUNTINGTON 1999-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2013, between Advantage Bank (D89), as Investor, and EverBank, as Assignor.	N/A

I-2

MORTGAGE LOANS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
18.	INDCENTRE 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between IndCentre, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
19.	LAMPCOFED 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Lampco Federal, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
20.	MICHIGAN 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between West Michigan CU, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
21.	MID STATE CAPITAL 2010-1	Servicing Agreement, dated as of November 30, 2010, among Mid-State Capital Trust 2010-1, as Issuer, Walter Mortgage Company, LLC, as Servicer, and The Bank of New York Mellon, as Indenture Trustee.	The Bank of New York Mellon
22.	MID STATE CORP 2004-1	Servicing Agreement, dated as of July 15, 2004 among Mid-State Corporation 2004-1 Trust as Issuer, Mid-State Homes, Inc., as Servicer and The Bank of New York Mellon as Indenture Trustee.	The Bank of New York Mellon
23.	MID STATE CORP 2005-1	Servicing Agreement, dated as of December 5, 2005, among Mid-State Capital Corporation 2005-1 Trust, as Issuer, Mid-State Homes, Inc., as Servicer and U.S. Bank National Association, as Indenture Trustee.	U.S. Bank National Association
24.	MID STATE CORP 2006-1	Servicing Agreement, dated as of November 2, 2006, among Mid-State Capital Corporation 2006-1 Trust, as Issuer, Mid-State Homes, Inc., as Servicer, and The Bank of New York Mellon, as Indenture Trustee.	The Bank of New York Mellon
25.	MID STATE TRUST VII	Servicing Agreement, dated as of December 10, 1998 among Mid-State Trust VII as Issuer, Mid-State Homes, Inc., as Servicer and U.S. Bank National Association as Trustee.	U.S. Bank National Association
26.	MID STATE TRUST VIII	Servicing Agreement, dated as of May 3, 2000 among Mid-State Trust VIII as Issuer, Mid-State Homes, Inc., as Servicer and U.S. BANK NATIONAL ASSOCIATION, as Trustee.	U.S. Bank National Association
27.	MID STATE TRUST X	Servicing Agreement, dated as of November 9, 2001 among Mid-State Trust X as Issuer, Mid-State Homes, Inc., as Servicer and U.S. Bank N.A. as Trustee	U.S. Bank National Association
28.	MID STATE TRUST XI	Servicing Agreement, dated as of June 26, 2003 among Mid-State Trust XI as Issuer, Mid-State Homes, Inc., as Servicer and US BANK N.A. as Trustee	U.S. Bank National Association

I-3

MORTGAGE LOANS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
29.	MUNCIE 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Muncie FCU, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
30.	NEWPORT 1999-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Bridge Water Savings (Newport), as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
31.	SCOTIABANK 2005-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Scotia Bank, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
32.	SEWICKLEY 1999-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Sewickly, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
33.	STANDARD 2001-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Standard Register FCU, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
34.	STATEHWY 2004-1	Acknowledgement, Assumption and Recognition Agreement dated as of December 16, 2016 between State Highway Patrol as owner and Green Tree Servicing LLC as Servicer.	N/A
35.	SUNRISE 2001-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Sunrise Family FCU, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
36.	UNIONFED 1999-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Union Federal, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
37.	VIRGINIA 2002-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between Virginia Educators, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A
38.	WIMC 2011-1	Servicing Agreement, dated as of June 13, 2011, among WIMC Capital Trust 2011-1, as Issuer, Walter Mortgage Company, LLC, as Servicer, and the Bank of New York Mellon, as Indenture Trustee.	The Bank of New York Mellon
39.	WMICHIGAN 2001-1	Acknowledgement, Assumption and Recognition Agreement, dated as of December 16, 2016, between West Michigan FCU, as Owner, and Green Tree Servicing LLC, as Servicer.	N/A

I-4

MORTGAGE LOANS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
40.	EVERBANK EBO	Servicing Agreement, dated as of April 27, 2015, between Green Tree Servicing LLC, as Servicer, and Everbank, as Owner.	N/A

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
1.	ACE 2003-1	Pooling and Servicing Agreement, dated as of April 30, 2003, among ACE Securities Corporation, as Depositor, Green Tree Servicing LLC, as successor Contract Servicer to GreenPoint Credit, LLC, and Deutsche Bank National Trust Company, as Trustee.	Deutsche Bank National Trust Company
2.	BAMHT 1995-BA1	Pooling and Servicing Agreement dated as of November 1, 1995 between Greenwich Capital Acceptance, Inc., as Depositor, Security Pacific Housing Services, a Division of Bank of America, FSB, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to as successor Trustee to The First National Bank of Chicago.	The Bank of New York Mellon Trust Company N.A.
3.	BAMHT 1996-1	Pooling and Servicing Agreement dated as of June 1, 1996 between Bank of America, National Association (successor to Bank of America National Trust and Savings Association & BankAmerica Housing Services, an unincorporated division of Bank of America, FSB), as Contract Seller, Green Tree Servicing LLC (successor to Bank of America, FSB), as Servicer, and JPMorgan Chase Bank, National Association (successor by merger to Bank One, National Association, f/k/a The First National Bank of Chicago), as trustee.	The Bank of New York Mellon Trust Company, N.A.
4.	BAMHT 1997-1	Pooling and Servicing Agreement dated as of July 1, 1997 between Bank of America, National Association (successor to BankAmerica Housing Services, an unincorporated division of Bank of America, FSB), as Contract Seller, Green Tree Servicing LLC (successor to Bank of America, FSB), as Servicer, and JPMorgan Chase Bank, National Association (successor by merger to Bank One, National Association, f/k/a The First National Bank of Chicago), as trustee.	The Bank of New York Mellon Trust Company, N.A.

I-5

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
5.	BAMHT 1997-2	Pooling and Servicing Agreement dated as of November 1, 1997 between Bank of America, National Association (as successor to Bank of America, FSB, acting through its division, BankAmerica Housing Services), as Contract Seller, Green Tree Servicing LLC (as successor to Bank of America, FSB), as Servicer, and JPMorgan Chase Bank, National Association (successor by merger to Bank One, National Association, f/k/a The First National Bank of Chicago), as trustee.	The Bank of New York Mellon Trust Company, N.A.
6.	BAMHT 1998-1	Pooling and Servicing Agreement, dated as of March 1, 1998 between Bank of America, National Association (as successor to Bank of America National Trust and Savings Association and as successor to Bank of America, FSB, acting through its division, BankAmerica Housing Services, as Contract Seller, Green Tree Servicing LLC (as successor to Bank of America, FSB), as Servicer, and JPMorgan Chase Bank, National Association (successor by merger to Bank One, National Association, f/k/a The First National Bank of Chicago), as trustee.	The Bank of New York Mellon
7.	BAMHT 1998-2	Pooling and Servicing Agreement, dated as of June 1, 1998 between BankAmerica Housing Services, acting through its division, BankAmerica Housing Services, as Contract, Green Tree Servicing LLC as successor Servicer to BankAmerica Housing Services, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to as successor Trustee to The First National Bank of Chicago.	The Bank of New York Mellon Trust Company, N.A.
8.	BCMSC 1998-A	Pooling and Servicing Agreement dated as of January 1, 1998 among Bombardier Capital Mortgage Securitization Corporation, as Depositor, Green Tree Servicing LLC as successor Servicer to Bombardier Capital Inc. and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to BNY Midwest Trust Company, as successor Trustee to Harris Trust and Savings Bank.	The Bank of New York Mellon Trust Company, N.A.
9.	BCMSC 1998-B	Pooling and Servicing Agreement, dated as of July 1, 1998, among Bombardier Capital Mortgage Securitization Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer to Bombardier Capital Inc., and The Bank of New York Mellon Trust Company, N.A., as successor Trustee to Harris Trust and Savings Bank.	The Bank of New York Mellon Trust Company, N.A.

I-6

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement, dated as of November 1, 1998, among Bombardier Capital Mortgage Securitization Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer The Bank of New York Mellon 10. BCMSC 1998-C to Bombardier Capital Inc., and The Bank of New York Mellon Trust Company, N.A. Trust Company, N.A., as successor Trustee to Harris Trust and Savings Bank. Pooling and Servicing Agreement dated as of January 1, 1999 among Bombardier Capital Mortgage Securitization Corporation as Depositor, Green Tree Servicing LLC as successor Servicer to The Bank of New York Mellon 11. BCMSC 1999-A Bombardier Capital Inc. and The Bank of New York Mellon Trust Company, N.A. Trust Company, N.A. as successor Trustee to BNY Midwest Trust Company and Harris Trust and Savings Bank. Pooling and Servicing Agreement, dated as of August 1, 1999, among Bombardier Capital Mortgage Securitization Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer The Bank of New York Mellon 12. BCMSC 1999-B to Bombardier Capital Inc., and The Bank of New York Mellon Trust Company, N.A. Trust Company, N.A., as successor Trustee to Harris Trust and Savings Bank. Pooling and Servicing Agreement, dated as of January 1, 2000, among Bombardier Capital Mortgage Securitization Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer The Bank of New York Mellon 13. BCMSC 2000-A to Bombardier Capital Inc., and The Bank of New York Mellon Trust Company, N.A. Trust Company, N.A., as successor Trustee to Harris Trust and Savings Bank. Pooling and Servicing Agreement, dated as of January 1, 2001, among Bombardier Capital Mortgage Securitization Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer The Bank of New York Mellon 14. BCMSC 2001-A to Bombardier Capital Inc., and The Bank of New York Mellon Trust Company, N.A. Trust Company, N.A., as successor Trustee to Bank One, National Association. Pooling and Servicing Agreement dated as of November 1, 1999 among Conseco Finance Securitizations Corp., as Seller, 15. CFHC 1999-6 Conseco Finance Corp., as Originator and Guarantor, Green Tree U.S. Bank National Association MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee. I-7

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
16.	CFHC 2000-1	Pooling and Servicing Agreement dated as of February 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator and Guarantor, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
17.	CFHC 2000-2	Pooling and Servicing Agreement dated as of May 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
18.	CFHC 2000-3	Pooling and Servicing Agreement dated as of June 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
19.	CFHC 2000-4	Pooling and Servicing Agreement, dated as of August 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
20.	CFHC 2000-5	Pooling and Servicing Agreement, dated as of October 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
21.	CFHC 2000-6	Pooling and Servicing Agreement dated as of December 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, and Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
22.	CFHC 2001-1	Pooling and Servicing Agreement, dated as of March 1, 2001 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association

I-8

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
23.	CFHC 2001-2	Pooling and Servicing Agreement, dated as of June 1, 2001, among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, and Green Tree MH LLC as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
24.	CFHC 2001-3	Pooling and Servicing Agreement dated as of September 1, 2001 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
25.	CFHC 2001-4	Pooling and Servicing Agreement dated as of December 1, 2001 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, and Green Tree MH LLC, as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
26.	CFHC 2002-1	Pooling and Servicing Agreement, dated as of April 1, 2002 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, and Green Tree MH LLC as successor Servicer to Conseco Finance Corp., Wells Fargo Bank Minnesota, N.A., as Backup Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
27.	CFHC 2002-2	Pooling and Servicing Agreement, dated as of June 1, 2002 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, and Green Tree MH LLC as successor Servicer to Conseco Finance Corp., Wells Fargo Bank Minnesota, National Association, as Backup Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
28.	GPMH 1999-5	Pooling and Servicing Agreement, dated as of November 1, 1999 between GreenPoint Credit, LLC, as Contract Seller, Green Tree Servicing LLC as successor Servicer to GreenPoint Credit, LLC, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to Bank One, National Association.	The Bank of New York Mellon Trust Company N.A.
29.	GPMH 2000-1	Pooling and Servicing Agreement dated as of March 1, 2000 between GreenPoint Credit, LLC, as Contract Seller, Green Tree Servicing LLC as successor Servicer to GreenPoint Credit, LLC, and The Bank of New York Mellon Trust Company, N.A. as successor to Bank One, National Association, as Trustee.	The Bank of New York Mellon Trust Company N.A.

I-9

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
30.	GPMH 2000-3	Pooling and Servicing Agreement, dated as of May 1, 2000 between GreenPoint Credit, LLC, as Contract Seller, Green Tree Servicing LLC as successor Servicer to GreenPoint Credit, LLC, and The Bank of New York Mellon Trust Company, N.A. as successor to Bank One, National Association, as Trustee to the 2000-3 Trust.	The Bank of New York Mellon Trust Company, N.A.
31.	GPMH 2000-4	Pooling and Servicing Agreement, dated as of September 1, 2000 between GreenPoint Credit, LLC, as Contract Seller, Green Tree Servicing LLC as successor Servicer to GreenPoint Credit, LLC, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to the 2000-4 Trust.	The Bank of New York Mellon Trust Company, N.A.
32.	GPMH 2000-6	Pooling and Servicing Agreement dated as of December 1, 2000 between GreenPoint Credit, LLC, as Contract Seller, Green Tree Servicing LLC as successor Servicer to GreenPoint Credit, LLC, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to the 2000-6 Trust.	The Bank of New York Mellon Trust Company N.A.
33.	GPMH 2001-1	Pooling and Servicing Agreement, dated as of March 1, 2001, among GreenPoint Credit, LLC, as Contract Seller, Green Tree Servicing LLC, as successor Servicer to GreenPoint Credit, LLC, The Bank of New York Mellon Trust Company, N.A., as successor Trustee to the 2001-1 Trust, and Wells Fargo Bank, N.A., as successor Co-Trustee to First Union National Bank.	The Bank of New York Mellon Trust Company N.A.
34.	GPMH 2001-2	Pooling and Servicing Agreement, dated as of September 1, 2001 between GreenPoint Credit, LLC, as Contract, Green Tree Servicing LLC as successor Servicer to GreenPoint Credit, LLC, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee to the 2001-2 Trust, and Wells Fargo Bank, N.A. as successor Co-Trustee to First Union National Bank.	The Bank of New York Mellon Trust Company N.A.
35.	GSDEER 2003-1	Servicing Agreement, dated as of January 1, 2003, between GS Mortgage Securities Corp., as Depositor, Wilshire Credit Corporation, as Master Servicer, and Green Tree Servicing LLC, as successor Servicer to GreenPoint Credit, LLC.	Wilshire Financial Services Group
36.	GTABN 2008-MH1	Servicing Agreement, dated as of October 14, 2008, among Green Tree 2008-MH1, as Issuing Entity, Lake Country Depositor LLC, as Depositor, Green Tree Servicing LLC, as Servicer, and Wells Fargo Bank N.A., as Indenture Trustee.	Wells Fargo Bank, National Association

I-10

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement dated as of December 1, 1992 between Green Tree Financial Corporation, as Seller, Green Tree 37. GTHC 1992-2 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of March 1, 1993 between Green Tree Financial Corporation, as Seller, Green Tree 38. GTHC 1993-1 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement, dated as of June 1, 1993 between Green Tree Financial Corporation, as Seller and Green 39. GTHC 1993-2 Tree MH LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Trust National Association. Pooling and Servicing Agreement dated as of September 1, 1993 between Green Tree Financial Corporation, as Seller, Green Tree 40. GTHC 1993-3 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of December 1, 1993 between Green Tree Financial Corporation, as Seller, Green Tree 41. GTHC 1993-4 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of March 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 42. GTHC 1994-1 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of May 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 43. GTHC 1994-2 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. I-11

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement dated as of June 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 44. GTHC 1994-3 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of July 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 45. GTHC 1994-4 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of August 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 46. GTHC 1994-5 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of September 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 47. GTHC 1994-6 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Trust National Association, as Trustee. Pooling and Servicing Agreement dated as of November 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 48. GTHC 1994-7 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of December 1, 1994 between Green Tree Financial Corporation, as Seller, Green Tree 49. GTHC 1994-8 MH LLC as successor to Green Tree Financial Corporation, as U.S. Bank National Association servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of February 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 50. GTHC 1995-1 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a First Bank National Association), as Trustee. I-12

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement dated as of December 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 51. GTHC 1995-10 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee. Pooling and Servicing Agreement dated as of March 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 52. GTHC 1995-2 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a First Bank National Association), as Trustee. Pooling and Servicing Agreement dated as of May 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 53. GTHC 1995-3 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a First Bank National Association), as Trustee. Pooling and Servicing Agreement dated as of June 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 54. GTHC 1995-4 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a First Bank National Association), as Trustee. Pooling and Servicing Agreement dated as of July 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 55. GTHC 1995-5 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a First Bank National Association), as Trustee. Pooling and Servicing Agreement, dated as of August 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and Servicer, Green Tree MH LLC as 56. GTHC 1995-6 U.S. Bank National Association successor to Green Tree Financial Corporation, as Servicer, and U.S. Bank National Association as successor to First Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of September 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial 57. GTHC 1995-7 Corporation) as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a First Bank National Association), as Trustee. I-13

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
58.	GTHC 1995-8	Pooling and Servicing Agreement, dated as of October 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation) as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
59.	GTHC 1995-9	Pooling and Servicing Agreement, dated as of November 1, 1995 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation) as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
60.	GTHC 1996-1	Pooling and Servicing Agreement dated as of January 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and Wells Fargo Bank Minnesota, National Association, as successor to Norwest Bank Minnesota, National Association, as Trustee.	Wells Fargo Bank, National Association
61.	GTHC 1996-10	Pooling and Servicing Agreement dated as of December 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation) as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
62.	GTHC 1996-2	Pooling and Servicing Agreement dated as of March 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and Wells Fargo Bank Minnesota, National Association, as successor to Norwest Bank Minnesota, National Association, as Trustee.	Wells Fargo Bank, National Association
63.	GTHC 1996-3	Pooling and Servicing Agreement dated as of April 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
64.	GTHC 1996-4	Pooling and Servicing Agreement dated as of June 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association

I-14

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
65.	GTHC 1996-5	Pooling and Servicing Agreement dated as of May 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
66.	GTHC 1996-6	Pooling and Servicing Agreement dated as of July 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
67.	GTHC 1996-7	Pooling and Servicing Agreement dated as of August 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
68.	GTHC 1996-8	Pooling and Servicing Agreement, dated as of September 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
69.	GTHC 1996-9	Pooling and Servicing Agreement dated as of October 1, 1996 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
70.	GTHC 1997-1	Pooling and Servicing Agreement dated as of February 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association
71.	GTHC 1997-2	Pooling and Servicing Agreement, dated as of March 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee.	U.S. Bank National Association

I-15

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement, dated as of May 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial 72. GTHC 1997-3 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee. Pooling and Servicing Agreement, dated as of June 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial 73. GTHC 1997-4 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee. Pooling and Servicing Agreement, dated as of July 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial 74. GTHC 1997-5 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee. Pooling and Servicing Agreement dated as of September 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial 75. GTHC 1997-6 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee. Pooling and Servicing Agreement, dated as of October 1, 1997 between Conseco Finance Corp. (f/k/a Green Tree Financial 76. GTHC 1997-7 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association (f/k/a Firstar Trust Company), as Trustee. Pooling and Servicing Agreement, dated as of December 1, 1997 between Green Tree Financial Corporation, as Seller and Green 77. GTHC 1997-8 U.S. Bank National Association Tree MH LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement, dated as of January 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 78. GTHC 1998-1 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. I-16

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement, dated as of March 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 79. GTHC 1998-2 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement, dated as of April 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 80. GTHC 1998-3 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of May 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 81. GTHC 1998-4 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of June 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 82. GTHC 1998-5 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement, dated as of July 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 83. GTHC 1998-6 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of September 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 84. GTHC 1998-7 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement, dated as of October 1, 1998 between Conseco Finance Corp. (f/k/a Green Tree Financial 85. GTHC 1998-8 Corporation), as Seller and as Servicer, Green Tree MH LLC as U.S. Bank National Association successor Servicer, and U.S. Bank National Association, as Trustee. I-17

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
86.	GTHC 1999-1	Pooling and Servicing Agreement dated as of February 1, 1999 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
87.	GTHC 1999-2	Pooling and Servicing Agreement, dated as of March 1, 1999 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
88.	GTHC 1999-3	Pooling and Servicing Agreement dated as of May 1, 1999 between Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), as Seller and as Servicer, Green Tree MH LLC as successor Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
89.	GTHC 1999-4	Pooling and Servicing Agreement, dated as of June 1, 1999 between Green Tree Financial Corporation, as Seller and Green Tree MH LLC as successor to Green Tree Financial Corporation, as Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
90.	GTHC 1999-5	Pooling and Servicing Agreement, dated as of September 1, 1999 between Green Tree Financial Corporation, as Seller and Green Tree MH LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
91.	LB 2001-B	Pooling and Servicing Agreement dated September 1, 2001 among Lehman ABS Corporation, as Depositor, Green Tree Servicing LLC as successor Servicer to The CIT Group/Sales Financing, Inc., Lehman Brothers Bank, FSB, as Seller and U.S. Bank National Association, as Trustee related to the Lehman ABS Manufactured Housing Contract Senior/Subordinate Asset-Backed Certificates, Series 2001-B.	U.S. Bank National Association
92.	LB 2002-A	Pooling and Servicing Agreement, dated as of June 30, 2002, by and among Lehman ABS Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer and Custodian to GreenPoint Credit, LLC, and U.S. Bank National Association, as Trustee of the Lehman ABS Manufactured Housing Contract Trust 2002-A and Lehman ABS Manufactured Housing Contract Senior/Subordinate Asset-Backed Certificates, Series 2002-A.	U.S. Bank National Association

I-18

MANUFACTURED HOUSING – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
93.	MAVEMH 2002-A	The Pooling and Servicing Agreement, dated as of March 1, 2002 between Green Tree Servicing LLC as successor Contract Servicer to GreenPoint Credit, LLC, and Wells Fargo Bank, National Association, as Backup Servicer, Certificate Administrator and Trustee of the Madison Avenue 2002-A Trust.	Wells Fargo Bank, National Association
94.	ORIGEN 2001-A	Pooling and Servicing Agreement dated as of February 1, 2001 among Lehman ABS Corporation as Depositor, Origen Financial, Inc. as Seller, Green Tree Servicing LLC, as successor to Origen Financial, Inc., as Servicer, Vanderbilt Mortgage and Finance, Inc. as Backup Servicer, and U.S. Bank National Association as successor to Bank of America, N.A., as successor to LaSalle Bank National Association, as Trustee.	U.S. Bank National Association
95.	ORIGEN 2002-A	Pooling and Servicing Agreement, dated as of March 1, 2002, among Asset Backed Securities Corporation, as Depositor, Origen Financial L.L.C., as Seller, Green Tree Servicing LLC, as successor Servicer to Origen Financial L.L.C., Vanderbilt Mortgage and Finance, Inc., as Backup Servicer, and The Bank of New York Mellon Trust Company, N.A., as successor Trustee to Bank One, National Association.	The Bank of New York Mellon Trust Company, N.A.
96.	ORIGEN 2006-A	Servicing Agreement dated August 1, 2006 among Green Tree Servicing LLC as successor Servicer to Origen Financial L.L.C., Green Tree Servicing LLC as successor Administrator to Origen Servicing, Inc., Origen Residential Securities, Inc. as Depositor, Origen Manufactured Housing Contract Trust 2006-A as Issuing Entity and The Bank of New York Mellon Trust Company, N.A. as successor Indenture Trustee to JPMorgan.	The Bank of New York Mellon Trust Company N.A.
97.	ORIGEN 2007-A	Servicing Agreement, dated as of April 1, 2007, among Green Tree Servicing LLC, as successor Servicer to Origen Financial L.L.C., Green Tree Servicing LLC, as successor Administrator to Origen Servicing, Inc., Origen Residential Securities, Inc., as Depositor, Origen Manufactured Housing Contract Trust 2007-A, as Issuing Entity, and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee.	The Bank of New York Mellon Trust Company N.A.

I-19

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Servicing Agreement, dated as of October 1, 2007, Green Tree Servicing LLC, as successor Servicer to Origen Financial L.L.C., Green Tree Servicing LLC, as successor Administrator to Origen The Bank of New York Mellon 98. ORIGEN 2007-B Servicing, Inc., Origen Residential Securities, Inc., as Depositor, Trust Company N.A. Origen Manufactured Housing Contract Trust 2007-B, as Issuing Entity, and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee. Pooling and Servicing Agreement, dated as of September 1, 1996, among UCFC Funding Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer to United Companies 99. UCFC 1996-1 Lending Corporation, and The Bank of New York Mellon Trust The Bank of New York Company, N.A., as successor Trustee to First National Bank of Chicago, UCFC Manufactured Housing Contract Pass-Through Certificates Series 1996-1. Pooling and Servicing Agreement, dated as of March 1, 1997, among UCFC Funding Corporation, as Depositor, Green Tree Servicing LLC, as successor Servicer to United Companies Lending Corporation, United Companies Financial Corporation, 100. UCFC 1997-1 The Bank of New York as Provider of the Limited Guarantee, and The Bank of New York Mellon Trust Company, N.A., as successor Trustee to The First National Bank of Chicago, UCFC Manufactured Housing Contract Pass-Through Certificates, Series 1997-1 Pooling and Servicing Agreement dated as of June 1, 1997 among UCFC Funding Corporation as Depositor, Green Tree Servicing LLC, as successor to EMC Mortgage Corporation and United Deutsche Bank National Trust 101. UCFC 1997-2 Companies Lending Corporation, as Servicer, United Companies Company Financial Corporation, as Provider of the Limited Guarantee, and Deutsche Bank National Trust Company, as successor to Bankers Trust Company of California, N.A., as Trustee. Pooling and Servicing Agreement dated as of September 1, 1997 UCFC Funding Corporation as Depositor, Green Tree Servicing LLC, as successor to EMC Mortgage Corporation and United Deutsche Bank National Trust 102. UCFC 1997-3 Companies Lending Corporation, as Servicer, United Companies Company Financial Corporation, as Provider of the Limited Guarantee, and Deutsche Bank National Trust Company, as successor to Bankers Trust Company of California, N.A., as Trustee. I-20

MANUFACTURED HOUSING – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement dated as of December 1, 1997 among UCFC Funding Corporation as Depositor, Green Tree Servicing LLC, as successor to EMC Mortgage Corporation and Deutsche Bank National Trust 103. UCFC 1997-4 United Companies Lending Corporation, as Servicer, and Company Deutsche Bank National Trust Company, as successor to Bankers Trust Company of California, N.A., as Trustee. Pooling and Servicing Agreement dated as of March 1, 1998 among UCFC Funding Corporation as Depositor, Green Tree Servicing LLC, as successor to EMC Mortgage Corporation and Deutsche Bank National Trust 104. UCFC 1998-1 United Companies Lending Corporation, as Servicer, and Company Deutsche Bank National Trust Company, as successor to Bankers Trust Company of California, N.A., as Trustee. Pooling and Servicing Agreement dated as of June 1, 1998 among UCFC Funding Corporation as Depositor, Green Tree Servicing LLC, as successor to EMC Mortgage Corporation and United Deutsche Bank National Trust 105. UCFC 1998-2 Companies Lending Corporation, as Servicer, and Deutsche Company Bank National Trust Company, as successor to Bankers Trust Company of California, N.A., as Trustee. Pooling and Servicing Agreement, dated as of September 1, 1998 among UCFC Funding Corporation as Depositor, Green Tree Servicing LLC as successor Servicer to United Companies Deutsche Bank National Trust 106. UCFC 1998-3 Lending Corporation and Deutsche Bank National Trust Company Company as successor Trustee to Bankers Trust Company of California, N.A., UCFC Funding Corporation, Manufactured Housing Contract Pass-Through Certificates, Series 1998-3. HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Sale and Servicing Agreement dated as of February 1, 2001 among Bear Stearns Home Loan Owner Trust 2001-A, as Issuer, Bear Stearns Asset Backed Securities, Inc., as Depositor, Green 1. BSABS 2001-A Tree HE/HI LLC as successor Servicer to Conseco Finance U.S. Bank National Association Corp., and U.S. Bank Trust National Association, as Indenture Trustee, Co-Owner Trustee and Custodian, Bear Stearns Home Loan Owner Trust, Series 2001-A. I-21

HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Sale and Servicing Agreement dated as of September 1, 1999 among Conseco Finance Home Loan Trust 1999-G, as Issuer, Conseco Finance Securitizations Corp., as Seller, Conseco 2. CFHLT 1999-G U.S. Bank National Association Finance Corp., as Originator and Guarantor, Green Tree HE/HI LLC as successor to Conseco Finance Corp., as Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement, dated as of September 1, 2000 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree HE/HI LLC as 3. CFHLT 2000-E U.S. Bank National Association successor to Conseco Finance Corp., as Servicer, and U.S. Bank National Association, successor by merger to U.S. Bank Trust National Association, as Trustee. Pooling and Servicing Agreement dated as of August 1, 2001 among Conseco Finance Securitizations Corp., as Seller, 4. CFHLT 2001-C Conseco Finance Corp., as Originator, Green Tree HE/HI LLC, U.S. Bank National Association as successor Servicer to Conseco Finance Corp., and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of October 1, 2001 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree HE/HI LLC as 5. CFHLT 2001-D U.S. Bank National Association successor Servicer to Conseco Finance Corp., as Servicer, and U.S. Bank National Association, as successor to U.S. Bank Trust National Association, as Trustee. Pooling and Servicing Agreement, dated as of January 1, 2002 among Conseco Finance Securitizations Corp., as Seller, 6. CFHLT 2002-A Conseco Finance Corp., as Originator, Green Tree HE/HI LLC as U.S. Bank National Association successor Servicer to Conseco Finance Corp., as Servicer, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of April 1, 2002 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree HE/HI LLC, 7. CFHLT 2002-B U.S. Bank National Association as successor Servicer to Conseco Finance Corp., Wells Fargo Bank Minnesota, National Association, as Backup Servicer, and U.S. Bank National Association, as Trustee. I-22

HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
8.	CFHLT 2002-C	Pooling and Servicing Agreement dated as of July 1, 2002 among Conseco Finance Securitizations Corp., as Seller, Conseco Finance Corp., as Originator, Green Tree HE/HI LLC, as successor Servicer to Conseco Finance Corp., Wells Fargo Bank Minnesota, National Association, as Backup Servicer, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
9.	GMACM 2006-HE3	Servicing Agreement, dated as of August 30, 2006, between Green Tree Servicing LLC, as Servicer, GMACM Home Equity Loan Trust 2006-HE3, as Issuer, and JPMorgan Chase Bank, National Association, as Indenture Trustee	The Bank of New York Mellon Trust Company, N.A.
10.	GMACM 2006-HE5	Servicing Agreement, dated as of November 29, 2006, among Green Tree Servicing LLC, as successor Servicer to GMAC Mortgage, LLC, GMACM Home Equity Loan Trust 2006-HE5, as Issuer, and The Bank of New York Mellon Trust Company, National Association, successor to The Bank of New York Trust Company, N.A., as Indenture Trustee.	The Bank of New York Mellon Trust Company N.A.
11.	GMACM 2006-HLTV1	Servicing Agreement, dated as of March 30, 2006, among Green Tree Servicing LLC, as successor Servicer to GMAC Mortgage Corporation, GMACM Home Loan Trust 2006-HLTV1, as Issuer, and The Bank of New York Mellon Trust Company, National Association, as successor Trustee to JPMorgan Chase Bank, National Association.	The Bank of New York Mellon Trust Company N.A.
12.	GMACM 2007-HE2	Servicing Agreement, dated as of June 28, 2007, among Green Tree Servicing LLC, as successor Servicer to GMAC Mortgage LLC, GMACM Home Equity Loan Trust 2007-HE2, as Issuer, and The Bank of New York Mellon Trust Company, National Association, successor to The Bank of New York Trust Company, N.A., as Indenture Trustee.	The Bank of New York Mellon Trust Company N.A.
13.	GTHLT 1995-C	Pooling and Servicing Agreement dated as of June 1, 1995 between Green Tree Financial Corporation, as Seller and Green Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association.	U.S. Bank National Association
14.	GTHLT 1995-D	Pooling and Servicing Agreement dated as of September 1, 1995 between Green Tree Financial Corporation, as Seller and Green Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association.	U.S. Bank National Association

I-23

HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement dated as of December 1, 1995 between Green Tree Financial Corporation, as Seller and Green 15. GTHLT 1995-F Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement dated as of March 1, 1996 between Green Tree Financial Corporation, as Seller and Green 16. GTHLT 1996-A Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement dated as of June 1, 1996 between Green Tree Financial Corporation, as Seller and Green 17. GTHLT 1996-C Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement dated as of September 1, 1996 between Green Tree Financial Corporation, as Seller and Green 18. GTHLT 1996-D Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement, dated as of December 1, 1996 between Green Tree Financial Corporation, as Seller and Green 19. GTHLT 1996-F Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement dated as of May 1, 1997 between Green Tree Financial Corporation, as Seller and Green 20. GTHLT 1997-B Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement, dated as of June 27, 1997, between Green Tree Financial Corporation, as Seller, Green Tree 21. GTHLT 1997-C HE/HI LLC, as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association, as successor Trustee to First Bank National Association. I-24

HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements Deal Name Servicing Agreement Trustee Pooling and Servicing Agreement dated as of August 1, 1997 between Green Tree Financial Corporation, as Seller and Green 22. GTHLT 1997-D Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement, dated as of December 1, 1997 between Green Tree Financial Corporation, as Seller and Green 23. GTHLT 1997-E Tree HE/HI LLC as successor Servicer to Green Tree Financial U.S. Bank National Association Corporation, and U.S. Bank National Association as successor Trustee to First Bank National Association. Pooling and Servicing Agreement dated as of March 1, 1998 between Green Tree Financial Corporation, as Seller and Green 24. GTHLT 1998-B U.S. Bank National Association Tree HE/HI LLC as successor Servicer to Green Tree Financial Corporation, and U.S. Bank National Association, as Trustee. Pooling and Servicing Agreement dated as of May 1, 1998 between Green Tree Financial Corporation, as Seller and Green 25. GTHLT 1998-C Tree HE/HI LLC as successor to Green Tree Financial U.S. Bank National Association Corporation, as Servicer, and U.S. Bank National Association, as successor to U.S. Bank Trust National Association, as Trustee. Pooling and Servicing Agreement, dated as of February 28, 2005 among Green Tree FA II Depositor LLC, as Depositor, Green Wells Fargo Bank, National 26. GTMLT 2005-HE1 Tree Servicing LLC, as Servicer, and Wells Fargo Bank, N.A., as Association Trustee. Sale and Servicing Agreement, dated as of July 31, 2004, among Credit Suisse First Boston Mortgage Acceptance Corp., as Depositor, Irwin Union Bank and Trust Company, as Contract 27. IHELT 2004-1 Seller, Green Tree Servicing LLC, as successor Master Servicer U.S. Bank National Association to Irwin Union Bank and Trust Company, U.S. Bank National Association, as Indenture Trustee, and Wells Fargo Bank, National Association, as Custodian. Sale and Servicing Agreement, dated as of June 1, 2005, among Bear Stearns Asset Backed Securities I LLC, as Depositor, Irwin Union Bank and Trust Company, as Contract Seller, Green Tree 28. IHELT 2005-1 U.S. Bank National Association Servicing LLC, as successor Master Servicer to Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2005- 1, as Issuer, and U.S. Bank National Association, as Trustee. I-25

HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
29.	IHELT 2006-1	Sale and Servicing Agreement, dated as of December 31, 2005, among Irwin Funding Corp., as Depositor, Irwin Union Bank and Trust Company, as Contract Seller, Irwin Home E Green Tree Servicing LLC, as successor Master Servicer to Irwin Union Bank and Trust Company, and U.S. Bank National Association, as Trustee.	U.S. Bank National Association
30.	IHELT 2006-2	Sale and Servicing Agreement, dated as of June 30, 2006, among Irwin Funding Corp., as Depositor, Irwin Union Bank and Trust Company, as Contract Seller, Green Tree Servicing LLC, as successor Master Servicer to Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2006-2, as Issuer, and Wells Fargo Bank, National Association, as Trustee.	Wells Fargo Bank, National Association
31.	IHELT 2006-3	Sale and Servicing Agreement, dated as of September 30, 2006, among Irwin Funding Corp., as Depositor, Irwin Union Bank and Trust Company, as Contract Seller, Green Tree Servicing LLC, as successor Master Servicer to Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2006-3, as Issuer, and Wells Fargo Bank, National Association, as Indenture Trustee, Administrator and Custodian.	Wells Fargo Bank, National Association
32.	IHELT 2007-1	Sale and Servicing Agreement, dated as of April 30, 2007, among IHE Funding Corp. II, as Depositor, Irwin Union Bank and Trust Company, as Contract Seller, Irwin Home Equity Loan Trust 2007-1, as Issuer, Green Tree Servicing LLC, as successor Master Servicer to Irwin Union Bank and Trust Company, and Wells Fargo Bank, National Association, as Indenture Trustee, Administrator and Custodian.	Wells Fargo Bank, National Association
33.	INDS 2004-LH1	Sale and Servicing Agreement, dated as of December 1, 2004, among IndyMac Bank, F.S.B., as Seller and Servicer, IndyMac ABS, Inc., as Depositor, IndyMac Residential Asset-Backed Trust, Series 2004-LH1, as Trust, and Deutsche Bank National Trust Company, as Indenture Trustee and Auction Paying Agent	Deutsche Bank National Trust Company
34.	INDS 2006-2B	Pooling and Servicing Agreement, dated as of September 1, 2006, among IndyMac MBS, Inc., as Depositor, IndyMac Bank, F.S.B., as Seller, Green Tree Servicing LLC, as successor Servicer to IndyMac Bank, F.S.B., and Deutsche Bank National Trust Company, as Trustee.	Deutsche Bank National Trust Company

I-26

HELOC AND OTHER SECOND LIENS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
35.	INDS 2006-3	Pooling and Servicing Agreement, dated as of December 1, 2006, among IndyMac ABS, Inc., as Depositor, IndyMac Bank, F.S.B., as Seller, Green Tree Servicing LLC, as successor Servicer to IndyMac Bank, F.S.B., and Deutsche Bank National Trust Company, as Trustee.	Deutsche Bank National Trust Company
36.	LCMLT 2005-HE1	Pooling and Servicing Agreement dated as of May 31, 2005 among Lake Country Depositor LLC, as Depositor, Green Tree Servicing LLC, as Servicer, and Wells Fargo Bank, N.A., as Trustee.	Wells Fargo Bank, National Association
37.	LCMLT 2006-HE1	Pooling and Servicing Agreement, dated as of September 3, 2006 among Lake Country Depositor LLC, as Depositor, Green Tree Servicing LLC, as Servicer, and Wells Fargo Bank, N.A. as Trustee.	Wells Fargo Bank, National Association
38.	RFMSII 2006-HI3	Servicing Agreement, dated as of July 21, 2006, between Green Tree Servicing LLC, as successor Master Servicer to Residential Funding Corporation, Home Loan Trust 2006-HI3, as Issuer, and The Bank of New York Mellon Trust Company, National Association, as successor Indenture Trustee to JPMorgan Chase Bank, National Association.	The Bank of New York Mellon Trust Company N.A.
39.	RFMSII 2006-HI4	Servicing Agreement dated as of September 28, 2006 among Green Tree Servicing LLC, as successor Master Servicer to Residential Funding Corporation, Home Loan Trust 2006-HI4, as Issuer, and The Bank of New York Mellon Trust Company, National Association, as successor Indenture Trustee to JPMorgan Chase Bank, National Association.	The Bank of New York Mellon Trust Company N.A.
40.	RFMSII 2006-HSA1	Pooling and Servicing Agreement, dated as of January 1, 2006, among Residential Funding Mortgage Securities II, Inc., as Contract Seller, Green Tree Servicing LLC, as successor Servicer to Residential Funding Corporation, and The Bank of New York Mellon Trust Company, National Association, as successor Trustee to JPMorgan Chase Bank, N.A..	The Bank of New York Mellon Trust Company N.A.

I-27

CONSUMER LOANS – Private Investor Servicing Agreements			
	Deal Name	Servicing Agreement	Trustee
1.	GTABN 2008-REC1	Servicing Agreement, dated as of December 12, 2008 among Green Tree 2008-REC1 as Issuing Entity, Green Tree REC Depositor LLC, as Depositor, Green Tree Servicing LLC as Servicer and U.S. Bank National Association as Indenture Trustee.	U.S. Bank National Association
2.	GTCT 1996-D	Sale and Servicing Agreement, dated as of December 1, 1996 between Green Tree Recreational, Equipment & Consumer Trust 1996-D and Green Tree Financial Corporation, as Seller, and Green Tree HE/HI LLC, as successor Servicer to Green Tree Financial Corporation.	U.S. Bank National Association
3.	GTCT 1997-D	Sale and Servicing Agreement, dated as of December 1, 1997, between Green Tree Recreational, Equipment & Consumer Trust 1997-D, Green Tree Financial Corporation, as Seller, and Green Tree HE/HI LLC, as successor Servicer to Green Tree Financial Corporation.	U.S. Bank National Association
4.	GTCT 1998-B	Sale and Servicing Agreement, dated as of June 1, 1998, between Green Tree Recreational, Equipment & Consumer Trust 1998-B, Green Tree Financial Corporation, as Seller, and Green Tree HE/HI LLC, as successor Servicer to Green Tree Financial Corporation.	U.S. Bank National Association
5.	GTCT 1998-C	Sale and Servicing Agreement, dated as of September 1, 1998 between Green Tree Recreational, Equipment & Consumer Trust 1998-C and Green Tree Financial Corporation, as Seller, and Green Tree HE/HI LLC, as successor Servicer to Green Tree Financial Corporation.	U.S. Bank National Association

INVESTOR SERVICING AGREEMENTS			
	Deal Name	Servicing Agreement	Trustee
1.	FNMA	Mortgage Selling and Servicing Contract, dated as of March 8, 2005, among The Federal National Mortgage Association and Green Tree Servicing LLC.	N/A
2.	FNMA REMIC 2001-79	The Fannie Mae Single Family Servicing Guide.	N/A

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INVESTOR SERVICING AGREEMENTS Deal Name Servicing Agreement Trustee FNMA REMIC 3. The Fannie Mae Single Family Servicing Guide. N/A 2004-W14 4. GNMA The Ginnie Mae Guide. N/A I-29

Schedule 2.01 Data Tape Relating to the Assets A list of all Assets, set forth in the electronic file entitled Ditech_Mar_2019_Owned_v4.csv dated as of March 31, 2019 and uploaded to the data room on April 29, 2019 (data room file number 1.3.3.16), whose Servicing Rights will be sold, or that are anticipated to be sold, as applicable, to the Purchaser pursuant to this Agreement on the Sale Date, which includes the data fields set forth on Annex A hereto. Schedule 2.01-1 4124-8327-5548.26

Schedule 3.01 Reserved. Schedule 3.01-1 4124-8327-5548.26

Schedule 4.03 Litigation Loans [delivered to the Purchaser in electronic format on 6/9/2019, covering items through 6/4/2019, in a file entitled 4.03 Litigation Schedules 6.4.2019.xlsx] Schedule 4.03-1 4124-8327-5548.26

Schedule 4.6.1 Missed First Legal Actions [delivered to the Purchaser in electronic format on 6/9/2019, covering items through 6/6/2019, in a file entitled 4.6.1 Missed FLAD Loan List 06.06.19.xlsx] Schedule 4.6.1-1 4124-8327-5548.26

Schedule 4.6.16 Delinquent Loans in Disaster Areas [delivered to the Purchaser in electronic format on 6/10/2019, covering items through 6/10/2019, in a file entitled 4.6.16 FEMA_Damage_Report_2019-06-10.xlsb] Schedule 4.6.16-1 4124-8327-5548.26

Schedule 4.6.17 Aged Ginnie Mae Pools without Final Certification [delivered to the Purchaser in electronic format on 6/9/2019, covering items through 5/20/2019, in a file entitled 4.6.17 GNMA Cert Pools Report as of 5.20.19.pdf] Schedule 4.6.17-1 4124-8327-5548.26

Schedule 4.6.37 Consent Orders 1. Stipulated Order for Permanent Injunction and Monetary Judgment entered in Federal Trade Commission and Consumer Financial Protection Bureau v. Green Tree Servicing LLC, 15-cv-02064, (D. Minn. April 23, 2015) 2. Assurance of Discontinuance entered in State of Vermont In re Green Tree Servicing LLC, 64210-14WnCV, (VT Sup Ct. October 30, 2014) 3. Assurance of Discontinuance entered in Commonwealth of Massachusetts In re Ditech Financial LLC (MA Sup. Ct. August 2016) Schedule 4.6.37-1 4124-8327-5548.26

Schedule 4.6.43 Underdisclosed Insurance Loans [delivered to the Purchaser in electronic format on 6/9/2019, covering items through 5/24/2019, in a file entitled 4.6.43 Ditech Underdis-Uninsured 5.24.2019.xlsx] Schedule 4.6.43-1 4124-8327-5548.26

Schedule 4.07(a) Internal Audits Not applicable. Schedule 4.07(a)-1 4124-8327-5548.26

Schedule 4.07(b) External Audits Not applicable. Schedule 4.07(b)-1 4124-8327-5548.26

Annex A Data Fields with respect to each Data Tape Field Name DEAL_NAME LOAN_ID AGENCY AMORT_TYPE ARM_INDEX ARM_LIFE_CEILING ARM_LIFE_FLOOR ARM_MARGIN ARM_TEASER_TERM ARM_PAY_ADJ_FREQ ARM_RATE_ADJ_FREQ BALLOON_FLG BALLOON_TERM BK_FLAG COLLATERAL_AS_OF_DT CURRENT_NOTE_RATE CURR_UPB DOC_TYPE FHA_VA_STREAMLINE ESCROW_BAL ESCROW_FLAG FCL_FLAG FCL_START_DATE FIRST_LEGAL_DATE FC_DEFAULT_DATE FHA_VA_STREAMLINE_1 FICO_SCORE FICO_DATE FIRST_PMT_DATE HARP_FLAG INT_PAID_THRU_DT IO_FLAG NON_AMORT_TERM COLLATERAL_LIEN_TYPE MOD_IND MOD_DATE LOAN_PURPOSE MONTHLY_LPMI_IND MONTHLY_LPMI_RT MI_MONTHLY_AMT Annex A-1 4124-8327-5548.26

MI_RATE MI_COVERAGE_PCT MI_TYPE MATUREDATE NEXTPMTDUE NOTE_TYPE OCCUPANCY ORIG_LTV ORIG_TERM ORIG_UPB PI_PMT PROPERTY_TYPE REMAINING_TERM REMITTANCE_TYPE REO_FLAG SFEE_GROSS GFEE SFEE_EXCESS SFEE_NET STATE TI_PMT UNITS ZIP AGENCY_POOL_NUMBER RECENT_APPRAISAL_DATE RECENT_APPRAISAL_VALUE PAYSTRING COLL_TYPE OWN_TYPE STRAT_TYPE DTI Only Available for loans that Ditech originated ORIGINAL_APPRAISED_VALUE Only Available for loans that Ditech originated ORIGINAL_APPRAISED_DATE Only Available for loans that Ditech originated QUALIFYING_FICO Only Available for loans that Ditech originated ORIGINATION_CHANNEL Only Available for loans that Ditech originated GNMA1_GNMA2_INDICATOR Only Available for loans that Ditech originated Annex A-2 4124-8327-5548.26

EXHIBIT D Form of MIPA 105 WEIL:\97071286\6\41703.0011

Exhibit D [___________________________]1 as Purchaser, and DITECH FINANCIAL LLC as Seller, _________________________ MORTGAGE INSTRUMENTS AND DEFICIENCY AMOUNTS ASSET PURCHASE AGREEMENT Dated as of [___________], 2019 _________________________ Mortgage Instruments Deficiency Amounts 1 Agreement may be revised to incorporate multiple purchaser entities. 4146-7586-2556.12

This MORTGAGE INSTRUMENT AND DEFICIENCY AMOUNT ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of [______ __], 2019, is made between Ditech Financial LLC (the “Seller”) and [___________________________] (the “Purchaser”). W I T N E S S E T H: WHEREAS, the Seller owns and services the mortgage instruments listed on Schedule I hereto (collectively, the “Mortgage Instruments”); and WHEREAS, the Seller owns the Deficiency Amounts (as defined below) listed on Schedule II hereto; and WHEREAS, the parties hereto desire that the Seller sell the Mortgage Instruments and the Deficiency Amounts to the Purchaser, and that the Seller make certain representations and warranties with respect to such Mortgage Instruments and Deficiency Amounts pursuant to the terms of this Agreement and the Asset Purchase Agreement; and NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows: ARTICLE I DEFINITIONS Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings: “Acceptable Servicing Procedures”: With respect to any Asset, those servicing standards, policies and practices that are in accordance with (i) accepted and prudent mortgage servicing practices (including collection procedures) that are consistent with generally accepted servicing practices with respect to assets of that type, (ii) the terms of the related Mortgage Loan Documents, (iii) Applicable Requirements and (iv) the terms of this Agreement; provided however, that in no event shall the standards used by the Seller in servicing an Asset be less than the standards used by the Seller in servicing similar loans owned by the investors in such loans other than the Purchaser. “Advances”: With respect to any Asset, the moneys that as of the Sale Date have been advanced by the Seller in connection with the servicing of such Asset (including advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the related Mortgaged Property) (i) in accordance with the Applicable Requirements, (ii) for which the Seller has a right of reimbursement from the Mortgagor, and (iii) which are recoverable by the Seller or the Purchaser pursuant to Applicable Requirements. “Agency” or “Agencies”: The Federal National Mortgage Association, or any successor thereto, The Federal Home Loan Mortgage Corporation, or any successor thereto, The Government National Mortgage Association, or any successor thereto, The United States Department of Housing and Urban Development, or any successor thereto, The Federal Housing Administration of the United States Department of Housing and Urban Development, or any successor thereto, 1 4146-7586-2556.12

The United States Department of Agriculture or any successor thereto, The United States Department of Veterans Affairs or any successor thereto, and State Agencies, as applicable. “Agreement”: This Mortgage Instrument and Deficiency Amount Asset Purchase Agreement, including all exhibits, attachments and schedules hereto, and all amendments hereof and supplements hereto. “Ancillary Fees”: All incidental servicing fees (such as late fees, returned check fees, prepayment penalties, payoff quote fees, lien release fees, assumption fees, subordination fees, pay-by-phone fees, HAMP fees, modification fees and incentive income, etc.), any interest received on funds deposited in the Custodial Accounts and any other similar fees and charges collected from or assessed against a Mortgagor in accordance with Applicable Requirements. “Applicable Requirements”: As of the time of reference, (i) all contractual obligations of the Purchaser and/or the Seller with respect to the Mortgage Loans and/or the Servicing Rights, including without limitation those contractual obligations contained in this Agreement, including the Interim Servicing Agreement, in any agreement with any Agency, Insurer, or other Person or in the Mortgage Loan Documents for which the Purchaser and/or the Seller (as applicable), or any Originator or Prior Servicer, is responsible or at any time was responsible; (ii) all federal, state and local legal and regulatory requirements (including laws, statutes, rules, regulations and ordinances) applicable to the Purchaser and/or the Seller, any Originators or Prior Servicers, or to the Servicing Rights or the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements and guidelines of any Agency, or Insurer, the Consumer Financial Protection Bureau, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (iii) all other judicial and administrative judgments, orders, stipulations, consent decrees (including the CFPB Stip Order and each State Order), awards, writs and injunctions applicable to the Purchaser and/or the Seller, any Originators or Prior Servicers, the Servicing Rights or the Mortgage Loans; (iv) all Agency guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (v) the terms of the related Mortgage Instruments and Mortgage Notes. “Asset”: As defined in the preamble to this Agreement. “Asset File”: With respect to each Asset (other than the Deficiency Amounts), the applicable Collateral Files and the additional documents applicable to such Asset that are set forth in Exhibit 1.1 to the MSRPA. “Asset Purchase Agreement”: That certain Asset Purchase Agreement, dated as of [_____], 2019, by and among Ditech Holding Corporation, the Seller and New Residential Investment Corp., as amended, restated or otherwise modified from time to time. “Assignment Agreement”: An agreement substantially in the form of Exhibit D to this Agreement or in such other form as mutually agreed upon by the Parties in writing. “Assignments of Mortgage Instruments”: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is 2 4146-7586-2556.12 located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein. “Bankruptcy Code”: United States Code, 11 U.S.C. § 101 et seq. “Bankruptcy Court”: The United States Bankruptcy Court for the Southern District of New York. “Bankruptcy Loan”: A mortgage loan, as of the Sale Date, with respect to which the mortgagor thereof has sought relief under or has otherwise been subjected to the federal bankruptcy laws (including chapters 7 and 13) or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing. “Business Day”: A day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York, Pennsylvania or South Carolina are authorized or obligated by law or executive order to be closed. “CFPB”: The Consumer Financial Protection Bureau, an independent federal agency operating as a part of the United States Federal Reserve System. “CFPB Stip Order”: That certain Stipulated Order for Permanent Injunction and Monetary Judgment entered in Federal Trade Commission and Consumer Financial Protection Bureau v. Green Tree Servicing LLC, 15-cv-02064, (D. Minn. April 23, 2015). “Claim”: Any claim, demand or litigation related to the Assets, the Servicing Rights or this Agreement. “Collateral Files”: (i) With respect to each Mortgage Loan, those documents described on part A.1 and A.2 of Exhibit 1.1 attached to the MSRPA and, to the extent applicable, those documents described on part B of Exhibit 1.1 attached to the MSRPA; (ii) with respect to MH Contracts that are not Land-and-Home Contracts those documents described on part A.3 of Exhibit 1.1 attached to the MSRPA and, to the extent applicable, those documents described on part B of Exhibit 1.1 attached to the MSRPA; and (iii) with respect to MH Contracts that are Land-and- Home Contracts those documents described on part A.4 of Exhibit 1.1 attached to the MSRPA and, to the extent applicable, those documents described on part B of Exhibit 1.1 attached to the MSRPA. With respect to each Mortgage Loan (other than MH Contracts that are not Land-and- Home Contracts) that was originated ninety (90) days or more prior to the Servicing Transfer Date, either (i) the Collateral File shall include an original recorded Mortgage Instrument or (ii) the Seller’s imaging system shall contain a document specifically named as a “recorded mortgage”. “Collection Period”: The period that begins on the first day of each calendar month and ends on the last day of such month. “Custodial Accounts”: The accounts in which Custodial Funds are deposited and held by the Servicer. 3 4146-7586-2556.12

“Custodial Funds”: All funds held by or on behalf of the Seller with respect to the Assets, including, but not limited to buydown funds maintained by or on behalf of the Seller relating to the Assets. “Data Tape”: A list of all Assets, dated as of the date specified therein, which will be sold, or that are anticipated to be sold, as applicable, to the Purchaser pursuant to this Agreement on the Sale Date, which includes the data fields set forth on Annex A attached to the MSRPA. “Deficiency Amount”: The amount set forth on Schedule II representing the deficiency owed to the Seller by a defaulted Mortgagor after the completion of a Foreclosure on the related Mortgage Property. “Delinquent Loan”: A mortgage loan that, as of the Sale Date, is one or more payments past due in accordance with the Mortgage Bankers Association method for calculating delinquency. For example, a mortgage loan is one or more payments past due if a mortgage loan payment due on March 1st is not paid by March 31st. “Ditech Agreements”: This Agreement and any other document executed in connection with this Agreement. “Document Custodian”: With respect to any Asset, except as otherwise directed by the Purchaser pursuant to this Agreement, the applicable document custodian holding the related Asset File as of the Sale Date. “Document Exception”: With respect to any Asset, an exception taken as a result of or to account for missing or defective Collateral Files. “Electronic Ledger”: The electronic master record of installment sale contracts and mortgage loans of the Seller. “Escrow Funds”: All Mortgage Escrow Payments and escrow funds held by Seller with respect to the Assets, including, but not limited to, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Assets, if required by law or contract) maintained by or on behalf of the Seller relating to the Assets. “Fannie Mae”: The Federal National Mortgage Association, a federally chartered corporation, or any successor thereto. “Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto. “Foreclosure”: The procedure pursuant to which a lienholder acquires title to a mortgaged property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the mortgaged property based upon a default by the mortgagor under the mortgage loan documents, under the law of the state wherein the mortgaged property is located. 4 4146-7586-2556.12

“Foreclosure Loan”: A mortgage loan with respect to which, as of the Sale Date, the first action necessary to be taken to commence proceedings in Foreclosure has been taken or may be taken under the terms of the applicable mortgage loan documents and Applicable Requirements. “HAMP”: The Home Affordable Modification Program administered by Fannie Mae as a program under the Making Home Affordable Program pursuant to section 101 and 109 of the Emergency Economic Stabilization Act of 2008, as section 109 of such Act has been amended by section 7002 of the American Recovery and Reinvestment Act of 2009. “Imaged Mortgage File Documents”: Those documents comprising part of the Asset File that are in electronically imaged format and are described on part C of Exhibit 1.1 attached to the MSRPA, or as otherwise set forth in the Transfer Instructions. “In-process Loan Modification”: A trial or permanent loan modification offered by the Seller, any Prior Servicer that was either accepted by the Mortgagor or for which the time for the Mortgagor to accept the offer has not expired and the offer has not been rejected but is not finalized as a permanent modification before the Sale Date. The term also means and includes (a) trial modifications in which the Seller, applicable Agency or any Prior Servicer agreed to modify the payment terms of the Mortgage Loan unless the Seller or a subservicer or a Prior Servicer has clear written evidence that the Mortgagor has failed to perform under the trial loan modification terms and (b) modifications in which the Mortgagor completed making the trial payments before the Sale Date, but the permanent modification was not input into the Seller’s or any Prior Servicer’s system prior to the Sale Date. “Insurer” or “Insurers”: Any private mortgage insurer, any pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Asset or the Mortgaged Property. “Interim Servicing Agreement”: That certain Interim Servicing Agreement, dated as of the date hereof, between Purchaser and Seller, as servicer. “Land-and-Home Contract”: A MH Contract that is secured by a mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of such real estate under the laws of the jurisdiction in which it is located. “List of Mortgage Instrument”: The list identifying each Mortgage Instrument set forth on Schedule I hereto, as updated prior to the Closing Date. “Litigation Loan”: A mortgage loan with respect to which, as of the Sale Date, a Claim is pending or, to the Seller’s knowledge, threatened relating to the mortgage loan the adverse outcome of which could adversely affect the servicing rights to such mortgage loan or the value of the mortgage loan. The Parties agree that the term Litigation Loan does not include a mortgage loan that is subject to a claim for which no Loss to the Purchaser is reasonably likely (for instance, a claim involving title to the property for which the Purchaser has a right of indemnification under the applicable title insurance policy). 5 4146-7586-2556.12

“Loss” or “Losses”: Any and all direct, actual losses, damages, deficiencies, claims, actual costs or expenses, including without limitation reasonable costs of investigation, attorneys’ fees and disbursements, and subject to Section 7.10. “Loss Mitigation” or “Loss Mitigation Mortgage Loan”: With respect to any Asset, any modified or proposed payment arrangement, proposed, trial or permanent loan modification, In- process Loan Modification, forbearance plan, short sale, deed-in-lieu agreement and any other non-foreclosure home retention or non-retention option offered by the Seller, applicable Agency or any Prior Servicer that is made available to the Mortgagor by or through the Seller, applicable Agency, or any Prior Servicer, including any application or request of a Mortgagor for any of the foregoing. For the avoidance of doubt, this definition shall apply only to Assets in loss mitigation or where a loss mitigation application is pending (e.g., an Asset for which a permanent modification was consummated more than sixty (60) days prior to the Servicing Transfer Date is not a loan in loss mitigation). “Loss Mitigation Loan Document”: Any agreement, document or instrument evidencing any Loss Mitigation, Loss Mitigation Mortgage Loan or In-process Loan Modification. “Loss Mitigation Information”: With respect to any Loss Mitigation or Loss Mitigation Mortgage Loan all Mortgagor account-level documents, information and data relating to such Loss Mitigation and Asset, including: a true, correct and complete copy of all Mortgage Loan Documents and Loss Mitigation Loan Documents; periodic billing statements covering a period of two (2) years prior to the applicable Servicing Transfer Date along with the information and documents evidencing and supporting any and all outstanding Advances; available payment history and loan servicing comments through the applicable Servicing Transfer Date; escrow and suspense account information; loss mitigation applications; loss mitigation notices, documentation and information received from a Mortgagor for purposes of evaluating the Mortgagor for Loss Mitigation; any present value or other analysis prepared by the Seller or Prior Servicer or other Person in connection with a Mortgagor’s application for Loss Mitigation, any written communications or notes of oral communications with the Mortgagor about Loss Mitigation; and any other information needed to administer or service any Loss Mitigation or application therefor. “MA State Order”: That certain Assurance of Discontinuance entered in Commonwealth of Massachusetts In re Ditech Financial LLC (MA Sup. Ct. August 2016). “Material Adverse Effect”: With respect to the Seller, (a) a material impairment of the ability of the Seller or the Purchaser, as applicable, to perform their obligations under any of the Ditech Agreements (that cannot be timely cured, to the extent a cure period is applicable); (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any of the Ditech Agreements against the Seller; or (c) a material adverse effect upon the value of a material portion of the Assets and the related Servicing Rights. With respect to the Assets (excluding the Deficiency Amounts) purchased by the Purchaser pursuant to this Agreement, a material adverse effect (i) upon the value of such Asset (excluding the Deficiency Amounts) or (ii) on the ability of the Seller to enforce such Asset (excluding the Deficiency Amounts). “Manufactured Home”: A unit of manufactured housing, including all accessions thereto, securing the indebtedness of the Mortgagor under the related MH Contract. 6 4146-7586-2556.12

“MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and any successor thereto. “MERS Mortgage Loan”: Any Mortgage Loan or Land-and-Home Contract as to which the related Mortgage Instrument, or an Assignment of Mortgage Instrument, has been recorded in the name of MERS, as nominee or agent for the holder from time to time of the Mortgage Note as of the Sale Date. “MERS® System”: The system of electronically recording transfers of mortgages maintained by MERS. “MH Contract”: The manufactured housing installment sales contracts and installment loan agreements, each of which shall be identified on Schedule I attached hereto, as updated prior to the Closing Date. “Mortgage Escrow Payment”: The portion, if any, of a Mortgage Loan Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums and other customary mortgage escrow amounts required under the Mortgage Loan Documents. “Mortgage Instrument”: Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien, second lien or home equity line of credit on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note or MH Contract, as applicable. “Mortgage Loan”: The mortgage loans, each of which shall be identified on Schedule I attached hereto, as updated prior to the Closing Date. “Mortgage Loan Documents”: With respect to any Mortgage Instrument, all of the Mortgage Instrument documents required to be included in a Asset File by an Agency, including but not limited to, any Mortgage Note, the recorded Mortgage Instrument(s), any Assignments of Mortgage Instruments and copies of final title policies. “Mortgage Loan Payment”: With respect to a Mortgage Instrument, the amount of each monthly installment on such Mortgage Instrument, whether principal and interest or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents. “Mortgage Note”: The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan. “Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon. “Mortgagor”: Any obligor under a Mortgage Loan or each Person who is indebted under a MH Contract. 7 4146-7586-2556.12

“MSRPA”: That Bulk Agreement for the Purchase and Sale of Servicing Rights, including all amendments thereof and supplements thereto, and all Exhibits, Annexes and Schedules attached thereto or delivered pursuant thereto, dated as of [_____], 2019, by and between the Purchaser and Seller, as amended, restated or otherwise modified from time to time. “Non-MERS Mortgage Loan”: A Mortgage Loan which is eligible for registration with MERS but is not registered with MERS. “Party” or “Parties”: The Seller and/or the Purchaser, as applicable. “Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity. “Prior Servicer”: Any Person that was a servicer or subservicer of any Asset before the Sale Date. “Purchaser”: [___________________________], and all successors in interest pursuant to Section 7.9 hereof. “Sale Date”: Shall have the same meaning as the term “Closing Date” as defined in Section 2.4 of the Asset Purchase Agreement. “Sale Date Principal Balance”: As to each Mortgage Instrument, the unpaid principal balance (including any deferred balance thereon) of such Mortgage Instrument as of the close of business on the Sale Date, after deduction and application of all payments of principal received by the Sale Date, as specified on the related List of Mortgage Instruments. “Second Lien Mortgage Loan”: The second lien and home equity line of credit mortgage loans, each of which shall be identified on Schedule I attached hereto, as updated prior to the Closing Date. “Seller”: Ditech Financial LLC and its respective successors in interest pursuant to Section 7.9 hereof. “Servicer”: One or more servicers chosen by the Purchaser in its sole and absolute discretion, in its capacity as servicer of the Mortgage Instruments. “Servicing Compensation”: The annual aggregate amount payable to Servicer related to a Mortgage Instrument as consideration for servicing such Asset, expressed as a percentage of the unpaid principal balance thereof, and excluding Ancillary Fees. “Servicing Rights”: With respect to the Mortgage Instruments, collectively, (i) the rights and obligations to service, administer, collect payments for the reduction of principal and application of interest thereon, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration, (ii) the right to possess any and all documents, files, records, Asset File, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such 8 4146-7586-2556.12

Mortgage Instrument or pertaining to the past, present or prospective servicing of such Mortgage Instrument, (iii) the right to receive the Servicing Compensation and any Ancillary Fees arising from or connected to such Mortgage Instrument and the benefits derived from and obligations related to any accounts arising from or connected to such Mortgage Instrument, (iv) the right to be reimbursed for Advances, and (v) all rights, powers and privileges incident to any of the foregoing. “Servicing Transfer Date”: With respect to each Asset, the date on which the Seller transfers all servicing activities to the Purchaser; or such other date or dates as mutually agreed upon by the Parties. “Trailing Loan Documents”: Each of the documents described in part C of Exhibit 1.1 attached to the MSRPA, whether in electronically imaged format or otherwise, or as otherwise set forth in the Transfer Instructions. “Transfer Instructions”: (i) With respect to Servicing Rights that are transferred to the Purchaser or NewRez LLC d/b/a Shellpoint Mortgage Servicing (“Shellpoint”), the transfer instructions attached as Exhibit 6.10 to the MSRPA, as may be modified from time to time by the mutual agreement of the Parties, and (ii) with respect to Servicing Rights that are transferred to a servicer other than the Purchaser or Shellpoint, those transfer instructions that shall be mutually agreed upon in good faith by both parties prior to the applicable Servicing Transfer Date, specifying the manner in which the servicing of the Assets shall be transferred to the Purchaser or its designee. “UCC”: The Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction. ARTICLE II SALE OF MORTGAGE INSTRUMENTS, DEFICIENCY AMOUNTS AND RELATED PROVISIONS Section 2.1 Sale of Assets. (a) The Seller, concurrently with the execution and delivery of this Agreement, does hereby transfer, sell, assign, set over, and otherwise convey to the Purchaser, without recourse, all of its right, title and interest in, to and under the following, whether now existing or hereafter acquired and wherever located (including any and all related Servicing Rights): (i) the Mortgage Instruments listed on the List of Mortgage Instruments (including the security interests created thereby), including all principal of and interest due on or with respect to such Mortgage Instruments after the Sale Date, (ii) all of the rights under all Hazard Insurance Policies relating to the Mortgaged Properties securing such Mortgage Instruments for the benefit of the creditors under such Mortgage Instruments, (iii) all documents contained in the Asset Files, (iv) all Advances made on or prior to the Sale Date; (v) all amounts due and owed with respect to the Deficiency Amounts, and (vi) all proceeds of any of the foregoing (collectively, the “Assets”). (b) The parties hereto intend that the transaction set forth herein be a sale by the Seller to the Purchaser of all the Seller’s right, title and interest in and to the Assets and other property described above. 9 4146-7586-2556.12

(c) On the Sale Date, the Seller and the Purchaser shall execute and deliver an Assignment Agreement with respect to the Assets being sold on the Sale Date. Section 2.2 Obligations of the Seller Upon Sale. (a) In connection with the transfer pursuant to Section 2.1 hereof, the Seller further agrees, on or prior to the Sale Date with respect to each Mortgage Instrument and Deficiency Amount, (a) to indicate in its books and records that the Mortgage Instruments and Deficiency Amounts have been sold to the Purchaser pursuant to this Agreement and the Asset Purchase Agreement and (b) to deliver to the Purchaser an electronic file containing a true and complete list of all such Mortgage Instruments specifying for each such Mortgage Instrument, as of the Sale Date: (i) its account number and (ii) the Sale Date Principal Balance and such other information specified in the definition of “List of Mortgage Instrument”. Such electronic file shall be marked as Schedule I to this Agreement and is hereby incorporated into and made a part of this Agreement. The Seller shall also deliver to the Purchaser a true and complete list of all such Deficiency Amounts specifying for each such Deficiency Amount, as of the Sale Date: (i) its account number and (ii) the amount related to such Deficiency Amount as of the Sale Date. (b) The Purchaser shall cause the related Document Custodian to review the contents of the Asset Files as soon as practicable. Promptly upon the completion of the Document Custodian’s review, such Document Custodian shall provide a written list to the Seller and the Purchaser that sets forth each and any (i) Assets with Document Exceptions, and the nature of such Document Exceptions, and (ii) Assets cleared without Document Exceptions, which the Document Custodian identified in its review. The Purchaser shall direct the applicable Document Custodian to provide such information to the Seller at the same time that such Document Custodian provides any such information regarding its review of the Asset Files to the Purchaser. Notwithstanding anything to the contrary set forth in this Agreement, including Article III, or the Asset Purchase Agreement, the Seller shall have no liability to the Purchaser for any costs and expenses incurred by the Purchaser as a result of, or for any costs and expenses related to, any Document Exceptions or other deficiencies with respect to the Asset Files identified by the Document Custodian. (c) In connection with the conveyance by the Seller, the Seller shall deliver a Power of Attorney, in the form attached hereto as Exhibit B, to the Purchaser in-order to allow the Purchaser to transfer, at the Purchaser’s cost and expense, title of the Mortgage Instruments into the name of the Purchaser or its designee. The Purchaser shall be responsible, at the Purchaser’s cost and expense, for the preparation and filing of any UCC statements with respect to the Assets. (d) Document Custodian; Transfer of Custody of Asset Files; Assignments and Related Matters. Document Custodian. The Seller shall control the choice of the Document Custodian through the Sale Date. Effective as of the Sale Date, the Purchaser may appoint a successor Document Custodian. The Purchaser shall be responsible for all ongoing fees and costs charged by the Document Custodian after the applicable Servicing Transfer Date. Effective as of the Sale Date, at the Purchaser’s expense, the Seller shall transfer the custody of the related Asset Files (excluding any outstanding Trailing Loan Documents) to the Document Custodian. The Purchaser shall be solely responsible for the 10 4146-7586-2556.12 costs and expenses of any change in the Document Custodian requested by the Purchaser prior to or after the Sale Date, including, but not limited to (i) the cost to ship the Asset Files to a successor Document Custodian and (ii) costs arising from recertification, transfer or other actions required by the applicable Agency or new Document Custodian. Except as otherwise provided in this Section 2.2, the Seller shall be responsible for the ongoing fees and costs charged by the Document Custodian for the period prior to the applicable Servicing Transfer Date and the Purchaser shall be responsible for the fees and costs charged by a Document Custodian on and after the applicable Servicing Transfer Date. Each Asset File shall clearly indicate the Seller’s loan numbers. (e) Transfer of Imaged Mortgage File Documents. On or before each Servicing Transfer Date, at the Seller’s expense, the Seller shall transfer the Imaged Mortgage File Documents in respect of each applicable Asset to the Purchaser in accordance with the Transfer Instructions. (f) Assignments and Related Matters. The Seller shall, at the Purchaser’s expense and in compliance with all Applicable Requirements and Accepted Servicing Practices, (1) prepare and record or cause to be prepared and recorded, all prior intervening Assignments of Mortgage Instruments; and (2) endorse or cause to be endorsed the Mortgage Notes in blank without recourse. The Seller shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments promptly upon receipt of same from the applicable recording office or otherwise. In respect of MERS Mortgage Loans, the Seller shall, at the Purchaser’s expense, take such actions as are necessary to cause the Purchaser to be clearly identified as the servicer of each MERS Mortgage Loan in the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and the Seller shall make such other changes to the applicable MERS registration information. Subject to the limitations and conditions in this Section 2.2(c)(ii), the Purchaser shall accept any such transfer of servicer or beneficial interest initiated by the Seller within the MERS system. In respect of Non-MERs Mortgage Loans, other than with respect to any MH Contract that is a Non-MERs Mortgage Loan and that is not a Land-and-Home Contract, the Seller shall, at the Purchaser’s expense, prepare and record an Assignment of Mortgage Instrument from the Seller to the Purchaser. (g) Delivery of Trailing Loan Documents. Within ninety (90) days following the applicable Servicing Transfer Date, the Seller shall deliver to the Document Custodian, complete and correct versions of each of the Trailing Loan Documents required to be included in each Asset File related to the Servicing Rights transferred on such Servicing Transfer Date. (h) Reserved. (i) Electronic Documents. If any of the Assets were originated or acquired with Mortgage Notes that are in electronic form (“eNotes”), the Seller shall (i) satisfy all 11 4146-7586-2556.12

Applicable Requirements with respect to such Assets, including custodial arrangements and (ii) provide written notice to the Purchaser identifying the Assets with eNotes. The Purchaser shall have the same rights with respect to the document custodian of eNotes as it does with respect to any other Document Custodian. Section 2.3 Payment of Purchase Price for the Mortgage Instruments and Deficiency Amounts. In consideration of the sale of the Assets from the Seller to the Purchaser on the Closing Date, the Purchaser agrees to include the amounts due with respect to the Assets in the amount paid to the Seller pursuant and subject to the conditions of the Asset Purchase Agreement. Section 2.4 Custodial Funds. (a) Within three (3) Business Days following the applicable Servicing Transfer Date, all (i) Escrow Funds, (ii) Custodial Funds, and (iii) all other funds and collections held by or on behalf of the Seller in connection with the applicable Assets related to the Servicing Rights that transferred on such Servicing Transfer Date, shall be deposited via wire transfer by the Seller to the Custodial Account(s) specified by Purchaser in compliance with all Applicable Requirements. Section 2.5 Intent of the Parties. It is intended that the transfer, sale, assignment, set over or other conveyance of the Seller’s right, title and interest in, to and under the Assets pursuant to this Agreement shall constitute, and shall be construed as, a true transfer of such Assets by the Seller to the Purchaser, and not a grant of a security interest to secure a loan. However, if any such transfer, assignment, contribution or other conveyance is deemed to be in respect of a loan, it is intended that: (a) the rights and obligations of the parties shall be established pursuant to the terms of this Agreement; (b) the Seller has granted to the Purchaser a first priority security interest in all of its right, title and interest in, to and under the Assets to secure payment of such loan; and (c) this Agreement shall constitute a security agreement under applicable law. The Seller will, to the extent consistent with this Agreement, take such reasonable actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in such Assets, such security interest would be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. The Seller hereby authorizes the Purchaser to make all filings (including UCC filings) necessary in any jurisdiction to perfect the transfers and assignments herein contemplated and to preserve the lien created by this Agreement. ARTICLE III REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH Section 3.1 Seller Representations. Notwithstanding anything to the contrary herein, the Seller’s obligations with respect to the representations and warranties set forth below shall terminate on the date that is twenty-four (24) months after the Sale Date. Seller hereby represents and warrants to Purchaser that, with respect to itself only, on the Sale Date: (a) Subject to the approval of the Bankruptcy Court, the Seller has the right and ability to transfer all servicing information and all documentation, tapes, reports and other information that is in its possession or control and is required to be provided to the Purchaser or 12 4146-7586-2556.12 its designee in accordance with the terms of this Agreement and all such transfers shall be in compliance with Applicable Requirements. (b) The Purchase Price payable by Purchaser to Seller for the Assets constitutes fair market value and fair consideration for the Assets and such consideration is based on terms consistent with an arms-length transaction. Section 3.2 Representations and Warranties Regarding Each Mortgage Instrument. The Seller represents and warrants to the Purchaser as of the Sale Date: (a) List of Mortgage Instrument. The List of Mortgage Instruments is true and correct in all material respects as of the date it is given. (b) No Default/No Waivers. Other than with respect to borrower payments that have not yet caused a Mortgage Loan to become a Delinquent Loan or Foreclosure Loan and as disclosed to the Purchaser on the related Data Tape, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Except as disclosed to the Purchaser on the related Data Tape, the Seller has not, except in accordance with Applicable Requirements, (i) agreed to any material modification, extension or forbearance in connection with any Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part or released any party thereto in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument or (v) induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan. Within five (5) Business Days following the Servicing Transfer Date, the Seller shall provide the final report to the Purchaser, with respect to the Mortgage Loans, identifying all modifications, extensions or forbearances previously completed or currently in process and the terms thereof. All such modifications, extensions or forbearances are permitted and/or required by Accepted Servicing Practices or Applicable Requirements. (c) No Defenses. The Mortgage Instrument is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the Mortgage Instrument or the exercise of any right thereunder will not render the Mortgage Instrument unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. (d) Good Title. Immediately prior to the transfer of the Mortgage Instrument to Purchaser pursuant to Section 2.1, Seller had good and marketable title to such Mortgage Instrument free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and is the sole owner thereof with full right to transfer the Mortgage Instrument to Purchaser. (e) Reserved. 13 4146-7586-2556.12

(f) Insurance. All improvements upon each Mortgaged Property are insured against loss by fire, hazard (and, where required pursuant to Applicable Requirements, flood) and/or extended coverage insurance policies, in the amount, by an Insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements. All such insurance policies are in full force and effect, all premiums with respect to such policies that were due prior to the Sale Date or Servicing Transfer Date have been paid or will be paid by the applicable due date, and all provisions of such primary mortgage guaranty insurance policy have been and are being complied with. There has been no act or omission of the Seller that would or may invalidate any such insurance, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such insurance. (g) Litigation. Other than as disclosed in Schedule 4.03 of the MSRPA, no Mortgage Loan is a Litigation Loan and there is no litigation, claim, demand, proceeding or governmental investigation pending or, to the Seller’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Seller or any Mortgage Loan (other than a Bankruptcy Loan or Foreclosure Loan) that could reasonably be expected to have a Material Adverse Effect on the Assets being purchased by the Purchaser hereunder, the Mortgage Loans, the performance by the Seller of its servicing obligations (or by the Purchaser of its future servicing obligations), assignment and transfer of Servicing Rights or the right to receive any Servicing Compensation or the performance by the Seller of its obligations under this Agreement. Other than as disclosed in Schedule 4.03 of the MSRPA, in the preceding twelve (12) month period, no governmental agency, has provided written notice to the Seller claiming or stating that the Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by the Seller that in each case could reasonably be expected to have a Material Adverse Effect on the Assets being purchased by the Purchaser hereunder, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) or the sale, assignment and transfer of the Assets, other than written notices which Seller is prohibited by Applicable Requirements from disclosing on Schedule 4.03 of the MSRPA. (h) Servicemembers’ Civil Relief Act of 2003. Except as set forth on Schedule 3.2(h) hereto, a Mortgagor has not notified the Seller or its servicer or any other representative, and the Seller has no knowledge, of any relief requested by or allowed to the Mortgagor under the Service Members Civil Relief Act of 2003 or any similar state statute. (i) Fully Disbursed. The proceeds of each Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder. (j) Damage, Condemnation, and Related Matters. To the best of the Seller’s knowledge, there exists no physical damage to any Mortgaged Property from fire, flood, mold, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, any Mortgaged Property or the eligibility of any such Mortgage Loan for insurance benefits by any Insurer. Other than as set forth 14 4146-7586-2556.12 on Schedule 4.6.16 of the MSRPA, there are no Delinquent Loans for which the related Mortgaged Property is located in a disaster area declared by any federal or state government during the twelve (12) months prior to the Sale Date and regarding which the related Mortgaged Property has sustained material damage. With respect to any Mortgage Loan that is a Delinquent Loan for which the related Mortgaged Property is located in a disaster area declared by any federal or state government during the twelve (12) months prior to the Sale Date, the Seller has (i) obtained a property inspection of the Mortgaged Property conducted following the disaster event and has been in contact with the Mortgagor regarding any material damage to such property and/or hardship to the Mortgagor resulting from such disaster to the extent required by the applicable Agency and has complied with all other disaster relief requirements of the applicable Agency and (ii) disclosed to the Purchaser if it has been informed of material damage to such property or hardship to the Mortgagor resulting from such disaster. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property, except as disclosed to the Purchaser on the related Data Tape. All of the improvements that were included for the purpose of determining the appraised value of any Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property. With respect to any Mortgaged Property, to the Seller’s knowledge, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the property does not violate any standards under, any applicable statutes, ordinances, rules, regulations, orders or decisions relating to pollution, protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including all applicable statutes, ordinances, rules, regulations, orders or decisions relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and lead and lead-containing materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such items. (k) Enforceability of Mortgage Loan. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a Mortgage Instrument, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and related Mortgage Instrument is genuine and each Mortgage Loan and related Mortgage Instrument is the legal, valid and binding obligation of the parties thereto and the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance. All parties to each such Mortgage Note and Mortgage Instrument had legal capacity to execute such Mortgage Note and Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. No Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Mortgage Note or Mortgage Instrument, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage Instrument unenforceable by the Seller or the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. (l) Taxes and Fees. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage 15 4146-7586-2556.12

Loans that were due or are due prior to the Sale Date or the Servicing Transfer Date have been timely paid by the Seller in compliance with the Applicable Requirements and Accepted Servicing Practices to the extent such items are required to have been paid pursuant to Applicable Requirements. There are no delinquent taxes, delinquent assessments or other liens against any Mortgaged Property as of the Sale Date or Servicing Transfer Date for such Mortgage Loan, except as disclosed to the Purchaser on the related Data Tape. (m) With respect to each Mortgage Loan, the Seller represents and warrants to the Purchaser as of the Sale Date: Priority of Lien. Each Mortgage Loan has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and each related Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the related Mortgage Instrument, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by such Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no delinquent tax or assessment liens against any Mortgaged Property. All tax identifications and property descriptions in each Mortgage Instrument are legally sufficient. Title Insurance. Except for any Mortgage Loan secured by a Mortgaged Property as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received and complies with Applicable Requirements, a valid and enforceable title policy, or a commitment to issue such a policy (with respect to which a title policy will be received to replace such commitment), has been issued and is in full force and effect for such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgaged Property therein described and that such Mortgaged Property is free and clear of all liens having priority over the lien of such Mortgage Instrument. All provisions of such insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each such policy, the Seller and any Originator and Prior Servicer have complied with all applicable provisions and all applicable statutes and regulations, there has been no act or omission which would or may invalidate any such policy, there has been no event or condition which may result in the revocation, cancellation or expiration of such policy, and the insurance is and will remain in full force and effect with respect to the related Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller or any other Person affecting the validity or enforceability of any such policy. No Fraud. No misrepresentation, error or fraudulent action or omission has occurred on the part of any Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing of any 16 4146-7586-2556.12

Mortgage Loan, any Servicing Agreement or the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property. (n) With respect to each MH Contact, the Seller represents and warrants to the Purchaser as of the Sale Date: Binding Obligation. The MH Contract is the legal, valid and binding obligation of the Mortgagor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Valid Security Interest; No Materialmen’s Liens. The MH Contract creates a valid and enforceable perfected first priority security interest in favor of Seller in the Manufactured Home covered thereby as security for payment of the applicable principal balance of the related loan and contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security (except as the enforceability of such provisions may be limited by laws affecting creditors’ rights generally and by general principles of equity). As of the date hereof, Purchaser will own each MH Contract free of any lien (other than any liens imposed by Purchaser) and will have a valid and enforceable first priority security interest in each Manufactured Home covered thereby. As of the date hereof, there are no liens or claims which have been filed for work, labor or materials affecting the Manufactured Home securing the MH Contract which are or may be liens prior to, or equal or coordinate with, the lien of the MH Contract. Land-and-Home Contracts. With respect to any Land-and-Home Contracts, each Mortgage is a valid and enforceable perfected first lien in favor of the Seller on real property securing the amount owed by the Mortgagor under the related Land-and- Home Contract subject only to (i) any liens imposed by the Purchaser, (ii) the lien of current real property taxes and assessments, (iii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the property subject to the Mortgage is located or specifically reflected in the appraisal obtained in connection with the origination of the related Land-and-Home Contract and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage. Other than as indicated in the related List of Contracts, the terms of the Mortgage and the Mortgage Note have not been waived, altered, or modified in any material respect, except by a written instrument that has been recorded, if necessary, and that is a part of the Asset File; provided, however, that under certain circumstances where the modification, waiver or alteration of the terms of such Mortgage or Mortgage Note has been effected pursuant to a written instrument that is favorable to the Mortgagor, such written instrument may or may not have been executed by the related Mortgagor. (o) With respect to each Second Lien Mortgage Loan, the Seller represents and warrants to the Purchaser as of the Sale Date: 17 4146-7586-2556.12

Priority of Lien. Each Second Lien Mortgage Loan has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting second lien, and each related Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the related Mortgage Instrument, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally, (iii) any first mortgage loan secured by the related Mortgaged Property and (iv) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by such Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no delinquent tax or assessment liens against any Mortgaged Property. All tax identifications and property descriptions in each Mortgage Instrument are legally sufficient. (p) With respect to each Deficiency Amount, the Seller represents and warrants to the Purchaser as of the Sale Date: Good Title. Immediately prior to the transfer of the Deficiency Amount to Purchaser pursuant to Section 2.1, Seller had good and marketable title to such Deficiency Amount free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and is the sole owner thereof with full right to transfer the Deficiency Amount to Purchaser. Deficiency Amount Documentation. Within five (5) Business Days of the Sale Date, the Seller shall have provided the Purchaser with all the documents that evidence the Deficiency Amounts. Section 3.3 Reserved. Section 3.4 Purchaser Representations. Purchaser hereby represents and warrants, as of the Sale Date, that: (a) Purchaser is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. (b) Purchaser has the corporate power and authority to purchase each Mortgage Instrument and the Deficiency Amounts, to enter into, execute and deliver this Agreement and all documents and instruments executed and delivered pursuant hereto and to perform its obligations in accordance therewith. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, including without limitation, repurchase obligations, have been duly and validly authorized. This Agreement and all other documents and instruments contemplated hereby, in each case assuming due authorization, execution and delivery by Seller, evidence the valid, binding and enforceable obligations of Purchaser, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor’s rights and (ii) to general principles of equity, whether such enforcement is sought in a proceeding in equity or at law. All requisite limited liability company 18 4146-7586-2556.12 action has been taken by Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms. (c) No consent, approval, authorization or order of any court or governmental agency or body relating to the transactions contemplated by this Agreement is required as to Purchaser, or, if required, such consent, approval, authorization or order has been or will, prior to Sale Date, be obtained. (d) The consummation of the transactions contemplated by this Agreement and the fulfillment of or compliance with the terms and conditions of this Agreement, are in the ordinary course of business of Purchaser, will not (i) result in the breach of any term or provision of the certificate of formation or limited liability company agreement of Purchaser, (ii) result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement or other instrument to which Purchaser or its property is subject, or (iii) result in the violation of any law, rule, regulation, order, judgment, or decree to which Purchaser or its property is subject. (e) There is no action, suit, proceeding or investigation pending or, to the best of Purchaser’s knowledge, threatened in writing against Purchaser that is likely (in Purchaser’s judgment) to materially and adversely affect the consummation of the transactions contemplated hereby, or that would be likely to materially impair the ability of Purchaser to perform its obligations under the terms of this Agreement. (f) Purchaser’s designated Subservicer, if other than the Interim Subservicer, has entered into a servicer participation agreement with Fannie Mae pursuant to HAMP and such agreement is in full force and effect. (g) Purchaser is a sophisticated investor and its bid and decision to purchase the Mortgage Instruments and Deficiency Amounts are based upon its own independent expert evaluations of the Asset Files and other materials made available by Seller and deemed relevant by Purchaser and its agents. Purchaser has not relied in entering into this Agreement upon any oral or written information from Seller (with the exception of the List of Mortgage Instruments), or any of its respective employees, affiliates, agents or representatives, other than the representations and warranties of Seller contained herein. Purchaser further acknowledges that no employee or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement. Without limiting the foregoing, Purchaser acknowledges that, except as specifically set forth in this Agreement, Seller has made no representations or warranties as to the Mortgage Instruments and Deficiency Amounts (including without limitation, the value, marketability, condition or future performance thereof, the existence of leases or the status of any tenancies or occupancies with respect thereto, the applicability of any rent control or rent stabilization laws on the compliance or lack of compliance thereof with any laws (including without limitation, environmental, land use or occupancy laws)). Section 3.5 Purchaser Acknowledgment. Purchaser acknowledges that the Mortgage Instruments (including the loan documents) may have limited or no liquidity and 19 4146-7586-2556.12

Purchaser has the financial wherewithal to own the Mortgage Instruments and the loan documents for an indefinite period of time and to bear the economic risk of an outright purchase of the Mortgage Instruments and the loan documents and a total loss of the Purchase Price for the Mortgage Instruments. ARTICLE IV COVENANTS Section 4.1 Cooperation. Seller and Purchaser shall cooperate fully with each other and their respective counsel and other representatives and advisors in connection with the steps required to be taken as part of their respective obligations under this Agreement. At any time, and from time to time after the Sale Date, upon the reasonable request of either party hereto, and at the expense of the requesting party, the non-requesting party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be necessary to accomplish any provision herein. In addition, in the event a Seller determines subsequent to the Sale Date that it needs reasonable access to any documents relating to any Mortgage Instrument for accounting, tax or litigation purposes, Purchaser shall, upon reasonable notice by such Seller at Seller’s expense promptly provide, or cause to be provided, copies of such documents to the extent reasonably necessary to satisfy such purposes, subject to appropriate confidentiality requirements. Section 4.2 Confidentiality. From and after the Closing, (a) Sellers shall, and shall cause their respective Affiliates and Representatives to, keep confidential and not disclose or use in any manner any and all non-public information (including customer or other personally identifiable information), whether written or oral, relating to the Business, the Acquired Assets, the Assumed Liabilities or Buyer and its Affiliates and (b) Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose or use in any manner any and all non- public information, whether written or oral, relating to the Excluded Assets, the Excluded Liabilities or the Sellers; provided, however, that, subject to compliance with the immediately following sentence, the Parties shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required by any applicable Law or Decree, including applicable rules of any securities exchange, or requested or required by any Governmental Authority or Agency. In the event that any Party is requested or required by any applicable Law or Decree to disclose any such non-public information, such Party shall, (i) to the extent permissible by such applicable Law or Decree and practicable, provide the other Parties with prompt written notice of such requirement, (ii) disclose only that information that is required by such applicable Law or Decree and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by reasonably cooperating with the other Parties to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non- public information (at such other Party’s sole cost and expense). Section 4.3 Securitization Cooperation. For a period of six (6) months after the Sale Date, the Seller shall reasonably cooperate with the Purchaser and use commercially reasonable efforts as requested by the Purchaser to provide to the Purchaser any servicing information with respect to the Mortgage Instruments as is necessary or appropriate that is in the possession or control of the Seller and which can be produced without undue burden on the Seller in connection 20 4146-7586-2556.12 with a securitization. The Purchaser shall give the Seller not less than thirty (30) days prior written notice of any request for servicing information (which notice shall describe in reasonable detail the terms and nature of the servicing information that the Purchaser requests the Seller to provide). The Purchaser shall reimburse the Seller for any out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees) reasonably incurred by the Seller in connection with such request. The Seller acknowledges (a) that in connection with such a securitization, the Purchaser has the right to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the noteholders or certificateholders, and (b) that its fees and benefits, the collection procedures, and the deposit of such collections, shall be subject to any such securitization and shall be governed by the terms of the related securitization documents; provided, however, that such acknowledgements shall not increase or expand the Seller’s obligations under this Agreement or with respect to the Mortgage Instruments or require any representations, warranties or indemnities in connection therewith. Notwithstanding the foregoing, under no circumstances shall the Seller be obligated to make any representations, warranties or indemnities with respect to any servicing information regarding the Seller in any offering memorandum, other disclosure document, in any other agreement, or with respect to the Mortgage Instruments. Section 4.4 CFPB Compliance. The Parties agree to comply with CFPB’s rules and/or guidelines with respect to mortgage loan servicing transfers, including, as in effect, the CFPB’s Bulletin 2014-1 issued on August 19, 2014 and any applicable successor bulletins or guidance published by the CFPB relating to servicing transfers. The Seller will deliver or cause to be delivered to Purchaser all information, data and documents in the possession or control of the Seller that is necessary to service the Assets in compliance with the Applicable Requirements, and all such information, data and documents is true, correct and complete. Section 4.5 CFPB Deliveries for Loss Mitigation Mortgage Loans. To the extent any Loss Mitigation Mortgage Loan is to be transferred to Purchaser or its designee, the following provisions of this Section 4.5 apply to any such transfer of servicing. For the avoidance of doubt, the provisions of this Section 4.5 apply only to Assets in loss mitigation or where a loss mitigation application is pending (e.g., an Asset for which a permanent modification was consummated more than sixty (60) days prior to the date scheduled for any transfer of servicing is not a loan in loss mitigation). Further, all information and documentation required under this Section 4.5 shall be in addition to any other information and documentation required to be delivered to Purchaser pursuant to this Agreement, the Transfer Instructions and Applicable Requirements. (a) With respect to each Servicing Transfer Date, the Seller will identify and provide the Purchaser with a list of all Loss Mitigation Mortgage Loans by loan number at least five (5) days prior to such Servicing Transfer Date and update such information at least one (1) day prior to such Servicing Transfer Date, in accordance with the following categories: (i) Assets in any stage of pending Loss Mitigation, including In- process Loan Modifications; (ii) Assets approved or converted to a permanent Loss Mitigation outcome within sixty (60) days of the applicable Servicing Transfer Date; and 21 4146-7586-2556.12

(iii) Assets denied Loss Mitigation within sixty (60) days of the applicable Servicing Transfer Date. (b) For each Loss Mitigation Mortgage Loan, the Seller will provide to Purchaser or its designee a report of the data fields including at least the fields required in the Data Tape relating to the Assets, plus the following, to the extent such information is in the Seller's possession: (i) fields to identify the occurrence of automated or manual collection calls, including whether contact was made under 12 C.F.R. § 1024.39; (ii) the date as of the start of any current delinquency (as defined by 12 C.F.R. § 1024.31), and if and when the related Mortgagor was sent a written notice of delinquency under 12 C.F.R. § 1024.39(b); (iii) fields reflecting the evaluation of the related Mortgagor for a loss mitigation option, and the time remaining for any required response by the successor servicer; (iv) the date and content of each notice that it sent pursuant to 12 C.F.R. § 1024.41, including each date that it sent the notice; (v) for each servicing notice that is pending and not sent under 12 C.F.R. § 1024.41, the date by which the notice must be sent, and any information necessary for successor servicer to send the notice; (vi) a total pay-off amount (in U.S. dollars) for each Asset along with an itemization of: (A) the current unpaid principal balance; (B) corporate advance balance; (C) escrow advance balance; (D) suspense funds balance; (E) outstanding interest; (F) outstanding late charges; and (G) any other outstanding balances with a description of the charge or credit; and (H) the related Mortgagor's mailing address, if different from the Mortgaged Property address; and (vii) all written correspondence, including emails, between Seller or any prior servicer and a Mortgagor or their agent. (c) The Purchaser and the Seller shall delay the Servicing Transfer Date (and any transfer of servicing) for any Loss Mitigation Mortgage Loan for which the Seller has not delivered to Purchaser the Loss Mitigation Information or a request by Mortgagor for Loss Mitigation in conformity with the terms, conditions and provisions of this Agreement. (d) The Seller and the Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any Loss Mitigation that was in process as of the applicable Servicing Transfer Date. The Purchaser shall engage in quality control work to validate that Loss Mitigation Information matches the images, data and documents received from the Seller. The Purchaser shall make reasonable efforts to identify missing or inaccurate Loss Mitigation Information and request such missing information from the Seller within forty-five (45) days of the applicable Servicing Transfer Date. The Seller shall deliver or cause to be delivered to the 22 4146-7586-2556.12

Purchaser, to the extent available to the Seller, any missing or incomplete Loss Mitigation Information or other information within thirty (30) days of the Purchaser’s request. The Seller also shall deliver to the Purchaser updated Loss Mitigation Information, if applicable, within twenty (20) days after the applicable Servicing Transfer Date, and the Seller shall promptly deliver to the Purchaser any executed Loss Mitigation Loan Documents received by the Seller after such Servicing Transfer Date. (e) The Purchaser shall (i) honor all Loss Mitigation Loan Documents, including In-process Loan Modifications, (ii) continue processing pending Loss Mitigation requests received prior to and after the applicable Servicing Transfer Date, and make any related required filings with any Person in accordance with Applicable Requirements, and (iii) within thirty (30) days of the applicable Servicing Transfer Date, the Purchaser shall review and resolve any Loss Mitigation request that was pending within sixty (60) days of such Servicing Transfer Date for which the Purchaser lacks clear written evidence that such request was denied, and provide the Mortgagor an opportunity to provide any necessary missing information. If required by Applicable Requirements explicitly pertaining to loss mitigation and foreclosure avoidance, the Mortgagors under the Assets subject to any of the modification or loss mitigation actions described in the preceding sentence shall be third party beneficiaries of the preceding sentence, but only to the extent of such requirement. (f) Without limiting the generality of the foregoing, after the Servicing Transfer Date, the Purchaser shall service all Assets eligible for HAMP modifications in accordance with HAMP. The Purchaser agrees and shall cause its servicer to correctly apply payments with respect to Assets for which the related Mortgagor is a debtor in a case under Chapter 13 of the Bankruptcy Code as of the related Servicing Transfer Date. Section 4.6 Forwarding of Payments and Other Items. (a) Payments. All Mortgage Loan Payments and other payments pertaining to an Asset to be made by a Mortgagor that are received by the Seller during the first sixty (60) days following the applicable Servicing Transfer Date shall be forwarded by the Seller, at the Seller’s expense, to Purchaser or its designee as provided in the Transfer Instructions. All such payments that are received by the Seller after the first sixty (60) days following the applicable Servicing Transfer Date shall be returned by the Seller to the applicable Mortgagor. All other funds pertaining to the Assets received by the Seller after the Servicing Transfer Date, including recoveries of Advances, shall be forwarded by the Seller, at the Purchaser’s expense, to Purchaser or its designee by wire if such funds or payments are received by wire, or by overnight delivery if such funds or payments are received by check, within two (2) Business Day following the Seller’s receipt thereof. (b) Bills. All bills (including tax and insurance bills) pertaining to the Assets which are due and payable on or before the applicable Servicing Transfer Date and thirty (30) days thereafter with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within thirty (30) days after such Servicing Transfer Date, shall be paid by the Seller with funds received from the Purchaser prior to such Servicing Transfer Date in accordance with the Applicable Requirements and the Interim Servicing Agreement. All bills, and all transmittal lists or any other information used to 23 4146-7586-2556.12 pay bills pertaining to the Assets, and all documents, notices, correspondence and other documentation related to the Assets, that are received by the Seller after the applicable Servicing Transfer Date shall be forwarded by the Seller: (i) at the Seller’s expense, to the Purchaser or its designee by overnight delivery or electronic mail within two (2) Business Day following the Seller’s receipt thereof for the first thirty (30) days after such Servicing Transfer Date, and (ii) at the Purchaser’s expense, to the Purchaser or its designee by first class mail within two (2) Business Day following the Seller’s receipt thereof for all periods following the thirtieth (30th) day after such Servicing Transfer Date. Section 4.7 Required Borrower Notifications. The Purchaser shall be responsible for furnishing borrowers, in accordance with applicable law, with timely “hello letters” regarding the transfer of servicing of the Assets. Section 4.8 IRS Reporting. The Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Assets with respect to events that occurred prior to the Sale Date, including the reporting of all interest paid by the Seller for the account of Mortgagors under the Assets, all in compliance with Applicable Requirements and Accepted Servicing Practices Section 4.9 Other Notices. With respect to each Asset, prior to the applicable Servicing Transfer Date, at the Seller’s expense, the Seller or its subservicer shall notify all insurance companies and/or agents that the servicing of such Asset is being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser on and after the such Servicing Transfer Date. Such notices shall instruct such entities to deliver, from and after the applicable Servicing Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to the Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall, in accordance with the Transfer Instructions, instruct such insurers to change the mortgagee clause to “[_______], its successors and assigns” or as otherwise required under Applicable Requirements. The Seller shall provide the Purchaser upon request with copies of all such notices sent pursuant to this paragraph. Section 4.10 Governmental Inquiries. For a period of six (6) months after the Sale Date, the Seller shall cooperate in good faith with the Purchaser in responding to any inquiries from any of the Purchaser’s regulators or examiners regarding the origination or prior servicing of the Assets (including providing copies of audits, documents and other information, to the extent available, requested by any regulator or examiner); provided that, if (i) prohibited by Applicable Requirements from providing any such requested information or (ii) the underlying contract prohibits disclosure of the requested information, the Seller shall give the Purchaser prompt notice thereof and shall cooperate with the Purchaser in responding to the applicable regulator or examiner’s request and/or in seeking exemption from such prohibition. The Seller shall be reimbursed by the Purchaser for any reasonable out-of-pocket costs or expenses incurred in connection with the foregoing. Section 4.11 Final Certification and Recertification. The Purchaser shall cause the Document Custodian to promptly review all Collateral Files and provide the Seller with a 24 4146-7586-2556.12 missing/defective document exception report in accordance with Section 2.1(b) hereof. The Seller agrees that in connection with the final certification and/or recertification of any Asset, the Seller, at the Purchaser’s expense, shall deliver to the Document Custodian all documents required for such final certification and/or recertification if they are received by or come into the possession of the Seller. If not sent directly to Seller, when received from the Document Custodian, the Purchaser shall forward, status reports, document tracking reports and other related information that evidences that the Seller is delivering documents, clearing exceptions and taking all other necessary actions in such manner as to permit final certification and/or recertification, as the case may be, as required under the Applicable Requirements with respect to the Assets sold to the Purchaser pursuant to this Agreement. The Purchaser shall cause its Document Custodian to perform a recertification as and when required by the Applicable Requirements and the Purchaser shall pay any fees and/or costs in connection with such recertification. Section 4.12 Delivery of Asset Data. (a) Reserved. (b) Sale Date Update. With respect to each Asset, no later than ten (10) Business Days after the applicable Servicing Transfer Date, the Seller shall provide the Purchaser with final loan level data containing the information necessary to complete the Bid Data Tape for such Asset and the related Servicing Rights, as of the Sale Date. (c) Conversion Data Tape. At least thirty (30) days prior to the applicable Servicing Transfer Date, the Seller shall deliver to the Purchaser a separate data tape with respect to the Servicing Rights and related Assets to test the conversion of the Seller’s records to the Purchaser’s or its designee’s data processing system, in accordance with the Transfer Instructions. (d) Servicing Transfer Date Update. No later than seven (7) Business Days after the applicable Servicing Transfer Date, the Seller shall provide the Purchaser with a separate data tape or tapes with respect to the Servicing Rights and related Assets, updating those provided pursuant to Section 4.12(c) above, as of such Servicing Transfer Date. Section 4.13 Custodial Account Verification. The Purchaser reserves the right to independently verify the sufficiency of the Custodial Accounts, employing such industry accepted practices as, among other things, a test for minimum cash required. Should the Purchaser or an auditor determine that the Custodial Account(s) did not contain the required deposits as of the Sale Date, then upon written notice thereof the Seller shall immediately reconcile all such accounts and deliver to the Purchaser within ten (10) Business Days the amount of the identified shortage (without interest thereon). Notwithstanding the foregoing, any right of the Purchaser to verify deposits in the Custodial Accounts shall in no way impair the Purchaser’s or any of its successors’ rights to any remedies provided under this Agreement and/or by law for any failure to maintain such accounts as required by this Agreement. Section 4.14 Notification of Mortgagors, Insurance Companies, etc. Fifteen (15) days prior to the Servicing Transfer Date, in accordance with Applicable Requirements, the Seller, at its expense, shall mail notification to the Mortgagors of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all Mortgage Loan Payments and all tax and insurance notices 25 4146-7586-2556.12 to the Purchaser at an address to be designated by the Purchaser after the Servicing Transfer Date. The Seller shall provide the Purchaser a draft of such notification for the Purchaser’s review at least two (2) Business Days prior to the date that the Seller mails such notification to the Mortgagors. The Seller also shall, at its expense, notify any applicable taxing authority and credit bureaus, the Purchaser’s and the Seller’s electronic data processing servicing bureau, and Insurers that the Servicing Rights are being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements to the Purchaser after such Servicing Transfer Date. The Purchaser, at its expense, shall prepare and mail notification to the Mortgagors of the transfer of the Servicing Rights after the Servicing Transfer Date in accordance with Applicable Requirements. Section 4.15 Servicing Transfer. Unless otherwise agreed to in writing by the Seller and the Purchaser, the Seller shall transfer the actual servicing of the Assets to the Purchaser on the applicable Servicing Transfer Date in accordance with the Transfer Instructions. Section 4.16 Payment of Costs. Except as otherwise provided herein, (a) the Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) any termination, transfer and/or similar fees and expenses payable to any subservicer or subcontractor that is required to transfer the servicing of the Assets to the Purchaser or its designee, (ii) the delivery of the Trailing Loan Documents to the applicable Document Custodian, except as otherwise set forth in Section 2.2(d), (iii) the transfer of the Custodial Funds and/or the renaming of the existing Custodial Accounts, (iv) its advisors, consultants, accountants, attorneys and document custodian, (v) the Seller’s performance of its obligations under this Agreement and (vi) the electronic notification to HUD of the transfer of the Servicing Rights (if applicable); and (b) the Purchaser shall be responsible for the (i) fees, costs, expenses and other amounts payable to or with respect to its advisors, consultants, accountants, attorneys, (ii) fees, costs and expenses of a Document Custodian for the period after the Servicing Transfer Date and for the period prior to the Servicing Transfer Date pursuant to Section 2.2(d), (iii) the delivery of the Asset Files to the applicable Document Custodian or any new Document Custodian, except as otherwise set forth in Section 2.2(d), (iv) the costs and expenses of transferring all life-of-loan tax contracts and flood certifications from the Seller to the Purchaser, (v) any invoices received by the Seller or the Purchaser after the Sale Date related to the servicing of the Assets by the Seller or the Purchaser and (vi) the Purchaser’s performance of its obligations under this Agreement. ARTICLE V RESERVED ARTICLE VI INTERIM SERVICING Section 6.1 Appointment of Seller as Interim Servicer; Servicing Rights. With respect to each Asset the Servicing Rights related to which are sold to the Purchaser by the Seller pursuant to this Agreement on the Sale Date, the Seller shall continue to service each such Asset in accordance with the Interim Servicing Agreement attached hereto as Exhibit C on behalf of the Purchaser from the Sale Date to the applicable Servicing Transfer Date. 26 4146-7586-2556.12

ARTICLE VII MISCELLANEOUS PROVISIONS Section 7.1 Amendment. This Agreement may be amended from time to time by the Seller and the Purchaser by written agreement signed by the Seller and the Purchaser, which consent shall not be unreasonably withheld. Section 7.2 GOVERNING LAW. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTE OF LIMITATIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY LAWS OR RULES OR PROVISIONS, INCLUDING ANY BORROWING STATUTE, THAT WOULD RESULT IN THE APPLICATION OF THE LAWS, RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAT THE STATE OF NEW YORK. (b) THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. (c) With respect to any claim or action arising under this Agreement, the Parties (i) irrevocably submit to the exclusive jurisdiction of the courts of the State of New York within the County of New York and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and (ii) irrevocably waive any objection which such Party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum. Section 7.3 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered addressed as follows: if to the Seller: Ditech Financial LLC 1100 Virginia Drive Ft. Washington, Pennsylvania 19034 Attention: General Counsel 27 4146-7586-2556.12

or, such other address as may hereafter be furnished to the Purchaser in writing by the Seller. if to the Purchaser: [___________________________] 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Jonathan Grebinar; Michael Huang Email: jgrebinar@fortress.com; mhuang@fortress.com or such other address as may hereafter be furnished to the Seller in writing by the Purchaser. Section 7.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. Section 7.5 Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto, and the services of the Seller shall be rendered as independent contractors and not as agents for the Purchaser. Section 7.6 Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts together shall constitute one and the same agreement. Counterparts may be delivered electronically. Section 7.7 Further Agreements. The Purchaser and the Seller each agrees to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement. Section 7.8 Successors and Assigns; Assignment of Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser and their respective successors and assigns. Section 7.9 Survival. The representations and warranties of the parties contained herein, shall survive the termination of this Agreement and shall inure to the benefit of the parties and their successors and assigns. Section 7.10 Exclusive Remedy and Limitation of Damages. The Purchaser hereby agrees that the remedies provided by Article IX of the Asset Purchase Agreement and Section 7.10 herein shall be the sole and exclusive remedy of the Purchaser and its representatives and Affiliates, whether at law or in equity, in the event of any breach or termination of this Agreement by Seller and none of the Purchaser or its representatives or Affiliates shall have any other remedy or cause of action against Seller or any of its representatives or Affiliates under or relating to this 28 4146-7586-2556.12

Agreement or any applicable law except as set forth in and in accordance with and subject to the terms and limitations of Article IX of the Asset Purchase Agreement and Section 7.11 herein. Neither Party shall be responsible under or resulting from this Agreement to the other, and whether for indemnity, general common law contract damages or other damages, for any consequential, punitive, incidental, indirect, exemplary or special losses or damages, including lost profits awarded as direct damages, even when advised of the possibility of any of the foregoing damages. Section 7.11 Specific Performance. The Parties acknowledge and agree that the other Party and its respective Affiliates and estate would be damaged irreparably in the event the other Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non-breaching Party may have under law or equity, the non-breaching Party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the Parties pursuant to this Section 7.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages that such Party is entitled to seek or collect. Notwithstanding anything herein to the contrary, in no event will this Section 7.11 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Seller made herein. (signature pages follow) 29 4146-7586-2556.12

TO WITNESS THIS, Seller and Purchaser have caused their names to be signed to this Asset Purchase Agreement by their duly authorized respective officers as of the day and year first above written. DITECH FINANCIAL LLC, as Seller By: _________________________________ Name:_________________________________ Title: _________________________________ Signature Page to Mortgage Instrument and Deficiency Amounts Purchase Agreement (Ditech-Fortress)

[___________________________], as Purchaser By: _________________________________ Name:_________________________________ Title: _________________________________ Signature Page to Mortgage Instrument and Deficiency Amounts Purchase Agreement (Ditech-Fortress)

SCHEDULE I LIST OF MORTGAGE INSTRUMENTS [delivered to the Purchaser in electronic format] Sch. I 4146-7586-2556.12

SCHEDULE II LIST OF DEFICIENCY AMOUNTS [delivered to the Purchaser in electronic format] Sch. II 4146-7586-2556.12

SCHEDULE 3.2(h) LIST SCRA LOANS N/A Sch. III 4146-7586-2556.12

EXHIBIT A RESERVED Ex A-1 4146-7586-2556.12

EXHIBIT B FORM OF LIMITED POWER OF ATTORNEY This Limited Power of Attorney is dated as of [DATE], by DITECH FINANCIAL LLC, having an office at 1100 Virginia Drive, Ft. Washington, Pennsylvania 19034 (“Seller”), appointing as attorney-in-fact [___________________________], having an office at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 (“Purchaser”). KNOW ALL MEN BY THESE PRESENTS, that the Seller, pursuant to that Asset Purchase Agreement between the Seller and the Purchaser dated as of December 29, 2018 (the “Agreement”), hereby constitutes and appoints the Purchaser, the Seller’s true and lawful Attorney-in-Fact, in the Seller’s name, place and stead and for the Seller’s benefit, in connection with all mortgage loans subject to the terms of the Agreement (the “Assets”) for the purpose of performing all acts and executing all documents in the name of the Seller as may be reasonably necessary and appropriate to effectuate any of the following enumerated circumstances. The Purchaser is authorized to act as attorney-in-fact in the following enumerated circumstances: The Seller hereby appoints the Purchaser as its attorney-in-fact, with full power of substitution, to exercise at any time all or any of the following powers: to execute on behalf of the Seller any assignments, endorsements, deeds, documents or other instruments necessary to assign, convey, or otherwise transfer its interest in the Assets. The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney, each subject to the terms and conditions set forth in the Agreement as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof. If the Purchaser receives any notice of suit, litigation or proceeding in the name of Seller, then the Purchaser shall promptly forward a copy of same to the Seller. This Limited Power of Attorney shall terminate twelve (12) months from the date hereof. Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney, and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned or as terminated in accordance with the preceding paragraph. Ex B-1 4146-7586-2556.12

IN WITNESS WHEREOF, the Seller has executed this Limited Power of Attorney on the day and year first written above. DITECH FINANCIAL LLC By: ____________________________ Name: _________________________ Title: __________________________ _______________________________ Witness _______________________________ Witness STATE OF _______________ ) ) COUNTY OF _____________ ) On the ___ day of __________ 20__, before me, a Notary Public in and for said State, personally appeared ____________________________ of ___________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the preceding instrument and acknowledged to me that they executed the same in their authorized capacities and that by their signatures on the instrument the persons or the entities upon behalf of which the persons acted, executed the instrument as of _______________ ___, 20__. WITNESS my hand and official seal. Ex B-2 4146-7586-2556.12

EXHIBIT C INTERIM SERVICING AGREEMENT [SEE ATTACHED] Ex C 4146-7586-2556.12

INTERIM SERVICING AGREEMENT This is an INTERIM SERVICING AGREEMENT (the “Agreement”), by and between Ditech Financial LLC, having an office at 1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 (the “Servicer”), and [________________________]1 having an office at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 (the “Purchaser”). W I T N E S S E T H: WHEREAS, subject to the terms and conditions set forth in that certain Bulk Agreement for the Purchase and Sale of Servicing Rights, dated as of [______], 2019 (the “MSRPA”), between the Servicer and the Purchaser, the Purchaser will purchase certain servicing rights (the “Servicing Rights”) from the Servicer on a servicing released basis; and WHEREAS, prior to the sale of the Servicing Rights from the Servicer to the Purchaser, the Servicer was (i) the servicer with respect to certain mortgage loan securitization, home equity line of credit securitization and manufactured housing securitization transactions and other transactions and was servicing the related assets underlying those transactions, which consist primarily of mortgage loans, REO properties, home equity lines of credit, manufactured housing installment sale contracts and installment loan agreements, repossessed properties and other assets, and (ii) the owner and servicer with respect to certain mortgage loans, home equity lines of credit, REO properties and manufactured housing installment sale contracts and installment loan agreements (collectively, the “Assets”), pursuant to the related servicing agreements set forth on Schedule I to the MSRPA; WHEREAS, the Purchaser and the Servicer wish to prescribe the manner of the interim servicing of the Assets from the time of the Sale Date (as defined in the MSRPA) until the related Servicing Transfer Date (as defined in the MSRPA). NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Servicer agree as follows: SECTION 1. Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the MSRPA. “Ancillary Fees”: As defined in the MSRPA. “Agreement”: This Interim Servicing Agreement including all exhibits, schedules, amendments and supplements hereto. “Accepted Servicing Practices”: As defined in the MSRPA. “Applicable Requirements”: As defined in the MSRPA. 1 Agreement may be revised to incorporate multiple purchaser entities. 732543373 19621021 4165-7142-5052.16

“Asset”: As defined in the recitals hereof. “Asset File”: With respect to the Assets and servicing rights transferred under the MSRPA, as defined in the MSRPA, and with respect to the Assets and servicing rights transferred under the MIPA, as defined in the MIPA. “Asset Purchase Agreement”: That certain Asset Purchase Agreement, dated as of [_____], 2019, by and among Ditech Holding Corporation, the Servicer and New Residential Investment Corp., as amended, restated or otherwise modified from time to time. “Business Day”: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of New York are authorized or obligated by law or executive order to be closed. “Commencement Date”: The Sale Date, which shall be the date on which the Servicer shall commence servicing of the Assets pursuant to the terms and conditions of this Agreement. “Customer Information”: The nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of the borrowers held or received by the Servicer in connection with the performance of its obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, (ii) the fact that an individual has a relationship with the Servicer or the Purchaser and/or its parent, affiliated or subsidiary companies or (iii) an individual’s account information. “Escrow Account”: As defined in Section 2.03 of this Agreement. “Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and any other payments required to be escrowed by a borrower with the mortgagee or other lender pursuant to the Applicable Requirements. “Fannie Mae”: The Federal National Mortgage Association, or any successor thereto. “Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto. “Interim Servicing Fee”: With respect to each Asset, as defined in Section 2.07(a). “Interim Servicing Period”: With respect to any Asset, the period commencing on the Commencement Date and ending on the related Servicing Transfer Date. “Investor”: With respect to any Asset, Fannie Mae or Freddie Mac, as applicable. “Loss Mitigation”: With respect to any Asset, a loan modification, loss mitigation, foreclosure alternative or foreclosure prevention effort or process, including but not limited to an interest free deferral of principal (i.e., “principal forbearance”) or principal forgiveness and 2 732543373 19621021 4165-7142-5052.16 including any applicable appeal rights or appeal period available to a Mortgagor pursuant to the foregoing, which is initiated or offered or completed to or with the related Mortgagor pursuant to and in accordance with any federal, state, or local program or any proprietary program and applicable law and regulations. “MIPA”: That certain Mortgage Instrument and Delinquency Amounts Asset Purchase Agreement, dated as of [______], 2019, between the Servicer and the Purchaser. “Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon. “MSRPA”: As defined in the recitals. “Sale Date”: As defined in the MSRPA. “Servicing Agreements”: As defined in the MSRPA, together with (i) the Servicing Agreement, dated December 29, 2017, between NRZ Mortgage Holdings LLC and Ditech Financial LLC, and (ii) the Subservicing Agreement, dated August 8, 2016, between New Residential Mortgage LLC and Ditech Financial LLC, as amended by Amendment No. 1 to the Subservicing Agreement dated December 29, 2016, between New Residential Mortgage LLC and Ditech Financial LLC, and as further amended by Amendment No. 2 to the Subservicing Agreement dated March 8, 2017, between New Residential Mortgage LLC and Ditech Financial LLC. “Servicing Transfer Date”: With respect to each Asset, the date on which the Servicer transfers all servicing activities to the Purchaser; or such other date or dates as mutually agreed upon by the parties. SECTION 2. Servicer’s Servicing Obligations. Effective on the Commencement Date, the Servicer shall service the Assets for the Purchaser pursuant to the Servicing Agreements and in accordance with Applicable Requirements and Accepted Servicing Practices, and as outlined in Section 2.01 herein. On each Servicing Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to the Assets and the Servicer shall cease all servicing responsibilities related to the Assets on such date. Section 2.01. Servicer to Act as Interim Servicer. (a) With respect to each Asset sold to the Purchaser on the Commencement Date, the Purchaser shall retain the Servicer as the contract servicer of the Assets until the related Servicing Transfer Date. The Servicer, as an independent contractor, shall service and administer the Assets and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement, the Servicing Agreements, Accepted Servicing Practices and Applicable Requirements. In servicing and administering the Assets, the Servicer shall employ procedures and exercise the same care that it customarily employs and exercises in servicing and administering similar assets for its own account, giving due consideration to Accepted Servicing Practices. Servicer shall supervise and conduct periodic 3 732543373 19621021 4165-7142-5052.16 reviews of any vendor and/or service provider performing servicing activities or services with respect to the Assets during the Interim Servicing Period, which supervision and review shall be completed in accordance with Applicable Requirements, the Servicing Agreements and with Servicer’s vendor management policies and procedures. Servicer shall notify Purchaser promptly of any material deficiencies of any such vendor or any material violations of any Applicable Requirements by any such vendor relating to such activities or services. The use by Servicer of any vendor shall not relieve Servicer of its obligations under this Agreement, and Servicer shall be fully responsible for any acts or omissions of such vendors. (b) Notwithstanding any other provision of this Agreement, from and after the Commencement Date, the Servicer shall not, without the prior written consent of the Purchaser, (i) modify any Asset (including, without limitation, a release of any collateral or any party from liability on or with respect to such Asset) or make any other material loss mitigation decision, (ii) forgive principal in respect of any Asset, (iii) accept a deed in lieu of foreclosure with respect to any Asset, (iv) conduct any short sale in respect of any Mortgaged Property or any short refinancing with respect to any Asset, (v) commence any foreclosure with respect to any Asset or bankruptcy proceeding against any borrower, (vi) settle or compromise any condemnation or insurance claim or proceeding, (vii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of any of the Assets unless required by law, or (viii) sell, liquidate or otherwise dispose of any Asset; provided that the restrictions set forth in this sentence shall not apply with respect to (a) Loss Mitigation activities that are a continuation of actions commenced prior to the Commencement Date, or (b) if the Servicer reasonably determines that such action is required by Applicable Requirements. If the Servicer takes any such action allowed pursuant to this paragraph, the Servicer shall provide, within a commercially reasonable time period, a written notice to the Purchaser of any modification or short sale request received by the Servicer. (c) During the Interim Servicing Period, the Servicer shall collect all payments due, including past due payments, on each of the Assets when the same shall become due and payable and shall take care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Assets and each related Mortgaged Property. (d) During the Interim Servicing Period, the Purchaser shall be solely responsible for making any and all Advances and other payments required to be made in connection with the Assets. During the Interim Servicing Period, the Servicer may, from its own funds, choose to but shall not be required to advance any amounts relating to the servicing of the Assets (including any and all Advances, escrow amounts, and litigation-related expenses) or make any other out-of-pocket payments, required to be made pursuant to this Agreement, the Guides or the Servicing Agreements. With respect to each Asset, upon gaining knowledge of the need to pay any Advance or other amount either (i) required to be paid pursuant to the applicable Guide or Servicing Agreement or (ii) that is advisable to be paid, as determined at the Servicer’s sole and reasonable discretion, pursuant to Accepted Servicing Practices to preserve the value of such Asset or the Servicing Rights related to such Asset, the Servicer may, in its sole discretion, pay such Advances or other amounts, or shall promptly notify the Purchaser of any such Advances or other amounts after gaining knowledge of the need or advisability of paying such amounts, in accordance with the guidelines set forth on Exhibit A attached hereto. In accordance with the guidelines attached hereto as Exhibit A, the Servicer shall promptly provide a loan level report and all 4 732543373 19621021 4165-7142-5052.16 reasonably necessary supporting documentation and invoices, upon the Servicer’s receipt of such supporting documentation and invoices, with respect to such Advances or other amounts necessary for the Purchaser to determine whether such Advances or other amounts are required or advisable to be paid and are reimbursable in accordance with Applicable Requirements. If the Purchaser, in its sole and reasonable discretion, elects to make an Advance or other payment after receiving notice of the need or advisability thereof from the Seller under this Section 2.01(d), then the Purchaser shall, in accordance with the guidelines attached hereto as Exhibit A and in no event no less than one (1) Business Day before such Advance or other payment is due, deposit the funds necessary to make such Advance in the Custodial Account or other account identified by the Servicer via wire transfer in immediately available funds. If the Purchaser deposits the funds necessary to make any such Advances, the Servicer shall use such funds to make the related Advances in accordance with Applicable Requirements, any instructions from the Purchaser and the guidelines set forth on Exhibit A attached hereto. Any payments or Advances made by the Servicer from its own funds pursuant to this section shall be reimbursable in accordance with Section 2.07(d) below. For the avoidance of doubt, the Servicer shall be required to give notice to the Purchaser of any amounts pursuant to this Section 2.01 only to the extent that the Servicer has knowledge of such amounts. Section 2.02. Custodial Accounts. During the term of this Agreement, with respect to each Asset hereunder, the Servicer shall maintain all collections and funds in the Custodial Accounts in accordance with Applicable Requirements pursuant to the MSRPA and MIPA, as applicable. As provided in Section 2.01, the Purchaser shall be responsible for all Advances required in connection with the Assets during the term of this Agreement. The Servicer shall remit to the Custodial Accounts, pursuant to the Applicable Requirements, Mortgage Loan Payments collected by Servicer. The Servicer acknowledges that the Escrow Accounts, Custodial Accounts and any collections it receives on the Assets during the term of this Agreement (except for Ancillary Fees) are for the account of the applicable borrower, Securitization Trust, or Investor, or the Purchaser, as applicable. All Custodial Accounts shall be maintained by and carried in the records of Servicer in trust for the Purchaser, the applicable Agency, securitization trust or trustee and/or Mortgagors, as applicable, except as may otherwise be required by Applicable Requirements. Section 2.03. Escrow Accounts. The Servicer shall ensure that an escrow account is established or maintained for each Asset (each, an “Escrow Account” and, collectively, the “Escrow Account”), as necessary or applicable, in accordance with Applicable Requirements and Accepted Servicing Practices. The Servicer shall be responsible for all matters relating to the administration of the Escrow Accounts, including without limitation, (i) the application of funds to a borrower’s Escrow Account, (ii) the disbursement of funds to the proper parties for escrowed items when due, (iii) payment of interest on funds deposited into such Escrow Accounts to the extent required by applicable law, (iv) performance of an annual escrow analysis if applicable, and (v) maintenance of all records with respect to such Escrow Accounts, in accordance with Accepted Servicing Practices. During the Interim Servicing Period, if adequate funds are not available in the Escrow Account at the Asset level to pay escrowed items when due, the Servicer may, in its sole discretion, advance from its own funds sufficient funds to cover any such deficiency, or shall promptly, after gaining knowledge of such deficiency, notify the Purchaser of the amount of such deficient funds and the Purchaser shall promptly pay sufficient funds to cover any 5 732543373 19621021 4165-7142-5052.16 such deficiency in a manner to ensure payment of such escrowed items prior to the time at which a penalty for late payment would be assessed; provided, however, that the Purchaser shall be responsible for any documented fees, costs, expenses or penalties incurred by the Servicer as a result of the Purchaser failing, after receiving notice from the Servicer pursuant to this Section 2.03, to provide sufficient funds to cover any deficiency in the applicable Escrow Accounts or to provide such funds with enough time to prevent any penalty from being assessed or any fees being incurred by the Servicer. Any payments made by the Servicer pursuant to this section shall be reimbursable in accordance with Section 2.07(d) below. Section 2.04. Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Servicer shall maintain with responsible companies a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity that requires such persons to handle funds, money, documents or papers relating to the Assets, in amounts as required by the Applicable Requirements. The Servicer shall provide Purchaser with an electronic copy of such insurance policy or policies and fidelity bond upon Purchaser’s written request. Section 2.05. Remittances to the Investors and Securitization Trusts. The Servicer shall remit all payments applicable to principal and interest, including without limitation prepayments of principal, less the Interim Servicing Fee calculated and deducted pursuant to Section 2.06 of this Agreement, in accordance with the related Guide or Private Investor Servicing Agreement, as applicable, and shall make all principal and interest advances to the Investor or Securitization Trust, as applicable, pursuant to the related Guide or Private Investor Servicing Agreement, as applicable. Section 2.06. Remittance to Purchaser. During the Interim Servicing Period, the Purchaser will be entitled to receive the monthly Servicing Fee less the monthly Interim Servicing Fee due to the Servicer and other amounts due to the Servicer pursuant to Section 2.07(b) of this Agreement. Section 2.07. Servicing Compensation. (a) Interim Servicing Fee. In consideration for the Servicer’s performance of its servicing obligations pursuant to this Agreement and subject to the terms and conditions herein, the Servicer shall be entitled to receive an interim servicing fee during the Interim Servicing Period in accordance with the fee schedule set forth below (in each case pro-rated for any partial month based on the actual number of days in such month during which the servicing obligations are performed) (the “Interim Servicing Fee”): LOAN STATUS MONTHLY FEE PER LOAN2 Base Fee/Current $6.50 1 - 29 Days Delinquent $6.50 30 - 59 Days Delinquent $16.50 2 Delinquency pricing includes per loan base fee. 6 732543373 19621021 4165-7142-5052.16

60 - 89 Days Delinquent $26.50 90+ Days Delinquent $56.50 REO Property $81.50 The Servicer shall provide the Purchaser with a monthly report prior to the tenth (10th) Business Day of each month setting forth on a loan level and aggregate basis the Interim Servicing Fee for the prior calendar month. The Interim Servicing Fee shall be payable to Servicer in accordance with this Section 2.07. (b) Other Payments to Servicer. In addition to the Interim Servicing Fee, the Servicer shall be entitled to receive or retain, as applicable, the Ancillary Fees (other than any interest received on funds deposited in the Custodial Accounts) held relating to the Servicing Rights received with respect to the applicable Assets and Servicing Rights prior to each Servicing Transfer Date. Starting in the month immediately following the Sale Date, the Servicer shall remit to the Purchaser the interest received on funds deposited in the Custodial Accounts monthly on the last Business Day of the first week of each month during the Interim Servicing Period, or on such other date as mutually agreed to by the parties hereto. Custodial Funds held in such Custodial Accounts in accordance with the MIPA or the MSRPA, as applicable. (c) Remittances to Purchaser. On or prior to the fifth (5th) Business Day of each month, the Servicer shall remit to the Purchaser, through a wire transfer of immediately available funds, all Servicing Fees and other amounts payable to the Purchaser pursuant to the Guides and Servicing Agreements with respect to the preceding calendar month in excess of the applicable Interim Servicing Fees and the other amounts to which the Servicer is entitled pursuant to Section 2.07(b). Within five (5) Business Days of providing such funds to the Purchaser, the Servicer shall provide supporting reports that reflect the Servicing Fee less the Interim Servicing Fee and other amounts pursuant to Section 2.07 of this Agreement due to the Servicer and the net amount due to the Purchaser. During the Interim Servicing Period, the Servicer shall hold all such net Servicing Fees in trust for the benefit of the Purchaser. In the event the Servicing Fee does not equal the sum of the Interim Servicing Fee, the Servicer may elect to send an invoice to the Purchaser for the unpaid amount due the Servicer, which invoice shall be due and payable by the Purchaser within fifteen (15) days of the Purchaser’s receipt of such invoice. (d) Advances. To the extent that the Servicer is entitled to reimbursement pursuant to this Agreement, the Asset Purchase Agreement, the MIPA or the MSRPA for any Advances as of the applicable Servicing Transfer Date, the Purchaser shall reimburse the Servicer for such amounts through a wire transfer of immediately available funds within five (5) Business Days following receipt of (i) a loan level report reflecting such Advances (including a loan level and line by line description of the type of Advance) and (ii) all reasonably necessary supporting documentation and invoices with respect to such Advances necessary for the Purchaser to determine that such Advances are reimbursable in accordance with Applicable Requirements. Section 2.08. Litigation. (a) Notification to Counsel. With respect to any Asset which is the subject of litigation relating to bankruptcy as of the Commencement Date (a “Pending Bankruptcy 7 732543373 19621021 4165-7142-5052.16

Proceeding”), the Purchaser shall, as soon as reasonably practicable after the applicable Servicing Transfer Date, at its sole cost and expense, (i) notify the appropriate court officer and all counsel of record in each such Pending Bankruptcy Proceeding of the transfer of such Asset from the Servicer to the Purchaser, (ii) file pleadings to substitute counsel (unless said counsel has agreed to represent the Purchaser in the Pending Bankruptcy Proceeding at the Purchaser’s request and sole cost and expense), and (iii) file pleadings and other appropriate documents to institute proceedings to remove the Servicer as a party in such Pending Bankruptcy Proceeding and substitute the Purchaser or its designee as the real party in interest, and change the caption thereof accordingly. (b) Foreclosure. The Purchaser shall notify the appropriate court that it is assuming such foreclosure action and the Purchaser shall remove the Servicer as a party in any such foreclosure proceeding and substitute the Purchaser as the real party in interest to the extent permitted by such court as soon as reasonably practicable after the related Servicing Transfer Date. To the extent applicable, the Servicer shall reasonably cooperate with the Purchaser or its designee in connection with any such foreclosure as well as to minimize disruptions to foreclosures in process as of the applicable Servicing Transfer Date as a result of the transfer of servicing to the Purchaser or its designee, including executing such documentation as the Purchaser may reasonably require to substitute the Purchaser as plaintiff in any foreclosure actions at the Purchaser’s expense within thirty (30) days of the applicable Servicing Transfer Date; provided, however, that the foregoing thirty (30) day limitation shall not apply in respect of any Asset that is subject to a bankruptcy proceeding or any contested foreclosure. Section 2.09. Termination. The servicing responsibilities of the Servicer, as interim servicer, shall terminate at the latest to occur of the expiration of the Interim Servicing Period and the date on which servicing is actually transferred in accordance with the MSRPA or the MIPA, as applicable. Pursuant to the MSRPA, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in the Purchaser’s possession all Asset Files, and do or accomplish all other acts or things necessary or appropriate to effect the termination, whether to complete the transfer and endorsement or assignment of the Assets and related documents, or otherwise. The Servicer agrees to cooperate with the Purchaser and any successor servicer in effecting the termination of the Servicer’s responsibilities hereunder as interim servicer, including, without limitation, the transfer to such successor for administration by it of all amounts received after the Commencement Date with respect to the Assets and held in the Custodial Account and Escrow Accounts for distribution to the Purchaser. Section 2.10. Use by Servicer of a Subservicer. The Servicer may, with the Purchaser’s prior written consent it its sole and absolute discretion, arrange for the subservicing of the Assets pursuant to a subservicing agreement; provided that, notwithstanding the provisions of any such subservicing agreement, any of the provisions in this Agreement or the MSRPA relating to the agreements or arrangements between the Servicer and the Purchaser or reference to actions taken through the Servicer or otherwise, the Servicer shall remain obligated and liable to the Purchaser and its successors and assigns for the servicing and administration of the Assets in accordance with the provisions of this Agreement and the MSRPA without diminution of such obligation or liability by virtue of any such subservicing agreement. All actions of each subservicer performed pursuant to any such subservicing agreement shall be performed as an agent of the Servicer with the same force and effect as if performed directly by the Servicer. 8 732543373 19621021 4165-7142-5052.16

Section 2.11. Expenses. Except as otherwise set forth in this Agreement, the MIPA, the MSRPA or the Asset Purchase Agreement, Servicer shall be responsible for Servicer’s direct and indirect costs and expenses associated with the servicing of the Assets during the Interim Servicing Period and associated with fulfilling its obligations under this Agreement, including, without limitation, Servicer’s personnel, facilities, supplies, postage and electronic data processing system expenses, in each case regardless of whether Servicer elects to contract with any vendors to perform all or any portion of such general and administrative functions. Section 2.12 Licenses. Servicer has and shall maintain all approvals, qualifications and licenses required to be held by it to perform its obligations pursuant to this Agreement, including, without limitation, all applicable Agency approvals and qualifications, during the Interim Servicing Period. Section 2.13. Notification of Certain Events. Servicer shall promptly notify Purchaser in writing of the following events arising or occurring during the Interim Servicing Period: (a) Any notice or discovery of violations of Applicable Requirements or the obligations of Servicer under this Agreement, together with Servicer’s explanation of same and a remediation plan regarding such actual or alleged violation. (b) Any notice or discovery of a data security incident or security breach regarding data relating to the Assets or the related Mortgagors, together with Servicer’s explanation of same and remediation plan regarding such actual or alleged incidents or breaches. (c) Any repurchase, make whole or indemnification claim by an Agency with respect to any Asset. Servicer shall cooperate with any reasonable request of Purchaser for information, data or documentation with respect to such Asset and Agency claim. (d) On a monthly basis, any Agency or Insurer claims that are paid, rejected, delayed or modified by the applicable Agency or Insurer. Section 2.14. Access to Information. Servicer shall allow Purchaser and its counsel, accountants, advisers, consultants, auditors, potential or actual financing counterparties and/or other representatives, reasonable access, upon reasonable prior notice and during normal business hours, to all of Servicer’s files, books and records directly relating to the Servicing Rights, the Assets, Custodial Accounts and Advances. Purchaser or any Person authorized by Purchaser may, from time to time, upon reasonable prior notice and during normal business hours, inspect and audit Servicer’s servicing activities with respect to the Assets and all applicable accounting records relating to Servicer’s compliance with this Agreement. Commencing no later than the initial Sale Date, Servicer shall allow, or cause to be allowed, upon reasonable prior notice and during normal business hours, Purchaser or any Person authorized by Purchaser access to the Asset Files in its possession or control by providing access to Servicer’s document imaging system promptly upon Purchaser’s written request. Servicer shall make available its personnel to Purchaser or to such authorized Person at any time during normal 9 732543373 19621021 4165-7142-5052.16 business hours and upon reasonable prior notice for the purpose of responding to questions or inquiries in connection with Purchaser’s interim servicing or servicing transfer oversight. Upon reasonable prior notice and during normal business hours, Servicer shall make available its policies and procedures relevant to servicing the Assets and to servicing transfers for review by Purchaser upon request at Servicer’s office, and shall provide summaries of or excerpts from any such policies and procedures electronically as Purchaser may reasonably request. From time to time prior to and up to twelve (12) months after the final Servicing Transfer Date, Servicer shall, upon a commercially reasonable request and to the extent the Seller has servicing personnel with the capacity to assist, furnish to Purchaser (or Purchaser’s subservicer or other representative) any supplementary information to the information contained in the documents, electronic data, annexes and schedules delivered pursuant hereto reasonably available to Servicer as Purchaser may reasonably request, and/or which may be necessary to enable Purchaser to file any reports due to any Agencies or any Governmental Authority in connection with the related Assets or Servicing Rights and which supplementary information is not already in the possession of Purchaser or its representative and is not reasonably available to or obtainable by Purchaser. The Servicer’s obligations in this Section 2.14 shall survive the Interim Servicing Period but shall cease and be of no further effect on the date that is twelve (12) months after the final Servicing Transfer Date. Section 2.15. Maintenance of Books and Records. In accordance with Applicable Requirements and Accepted Servicing Practices, the Servicer shall keep records pertaining to (a) each Asset and the collections made thereon; (b) each distribution of Custodial Funds paid by the Servicer; (c) Advances made and reimbursed during the Interim Servicing Period; and (d) all other activities pertaining to the Servicing Rights during the Interim Servicing Period. Subject to Applicable Requirements, all books, records, documents, files, and other information and data in Servicer’s possession pertaining to the Assets, including all documents, records and reports relating to any Pool in which the Assets are contained, shall, at all times after the Sale Date, be and remain the property of Purchaser or the applicable Agency, as applicable. The Servicer’s obligations under this Section 2.15 shall survive the Interim Servicing Period but shall cease and be of no further effect on the date that is six (6) months after the final Servicing Transfer Date. Section 2.16. Cooperation. During and, as applicable, for a period of thirty (30) days after the final Interim Servicing Period, Servicer shall reasonably cooperate with Purchaser with respect to the Servicing Rights and the related Assets in carrying out the purposes of this Agreement and in providing information requested by the Purchaser regarding the Servicing Rights and the related Assets. SECTION 3. Successor to the Servicer. Immediately upon the expiration of the Interim Servicing Period and the payment by the Purchaser to the Servicer of any amounts due and owing to the Servicer under this Agreement, the MIPA, the MSRPA or the Asset Purchase Agreement, the Purchaser or its designee shall succeed to and assume all of the servicing responsibilities, duties and obligations with respect to the Assets. 10 732543373 19621021 4165-7142-5052.16

SECTION 4. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, by nationally recognized overnight courier service, or, if by other means, when received by the other party at the address as follows: (i) if to the Servicer: Ditech Financial LLC 1100 Virginia Drive, Suite 100A Ft. Washington, Pennsylvania 19034 Attention: General Counsel (ii) if to the Purchaser: [________________________] 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Jonathan Grebinar; Michael Huang; Andrew Miller Email: jgrebinar@fortress.com; mhuang@fortress.com; amiller@fortress.com or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). SECTION 5. Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good- faith, to develop a structure, the economic effect of which will closely replicate the economic effect of this Agreement without regard to such invalidity. SECTION 6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF), any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, or by facsimile 11 732543373 19621021 4165-7142-5052.16 transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement. SECTION 7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, including its statute of limitations, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, without regard to any laws or rules or provisions, including any borrowing statute, that would result in the application of the laws, rules or provisions of any jurisdiction other that the State of New York. SECTION 8. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Servicer and the Purchaser and the respective successors and assigns of the Servicer and the Purchaser. Neither party shall assign this Agreement without the prior written consent of the other. SECTION 9. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. SECTION 10. Privacy and Information Security. The parties hereby acknowledge that each is subject to certain privacy and information security laws and regulations (including, without limitation, the applicable provisions of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder) pursuant to which it is required to obtain certain undertakings from the other with regard to the privacy, use and protection of nonpublic personal financial information of the borrowers and certain other parties. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Servicer and the Purchaser agree that (a) each shall keep all Customer Information strictly confidential and shall not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement, or, as directed by a court or other administrative or judicial body of competent jurisdiction, and (b) they shall not disclose Customer Information to any third party, including, without limitation, third party service providers, without an agreement in writing from the third party that it will protect such Customer Information and will use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s or the Purchaser’s obligations under this Agreement, pursuant to applicable law, and/or at the direction of a court or other administrative or judicial body of competent jurisdiction. In the event the Servicer receives a subpoena or other validly issued administrative or judicial process requesting Customer Information, the Servicer shall provide the Purchaser with prompt actual notice of such receipt, and shall provide the Purchaser with a reasonable opportunity to intervene in the proceeding before the time that the Servicer is required to comply with such subpoena or other process. The Purchaser shall indemnify and hold harmless the Servicer from any damages the Servicer incurs as a result of any such subpoena or other validly issued administrative or judicial process. The obligations set forth in this Section 10 shall survive termination of this Agreement. SECTION 11. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: 12 732543373 19621021 4165-7142-5052.16

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (f) the term “include” or “including” shall mean without limitation by reason of enumeration. SECTION 12. Further Agreements. The Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement. SECTION 13. Exclusive Remedy and Limitation of Liability. The Purchaser hereby agrees that the remedies provided by Article IX of the Asset Purchase Agreement and Section 14 herein shall be the sole and exclusive remedy of the Purchaser and its representatives and Affiliates, whether at law or in equity, in the event of any breach or termination of this Agreement by Servicer and none of the Purchaser or its representatives or Affiliates shall have any other remedy or cause of action against Servicer or any of its representatives or Affiliates under or relating to this Agreement or any applicable law except as set forth in and in accordance with and subject to the terms and limitations of Article IX of the Asset Purchase Agreement and Section 14 herein. Neither party shall be responsible under or resulting from this Agreement to the other, and whether for indemnity, general common law contract damages or other damages, for any consequential, punitive, incidental, indirect, exemplary or special losses or damages, including lost profits awarded as direct damages, even when advised of the possibility of any of the foregoing damages. SECTION 14. Specific Performance. The parties acknowledge and agree that the other party and its respective Affiliates and estate would be damaged irreparably in the event the other party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non- 13 732543373 19621021 4165-7142-5052.16 breaching party may have under law or equity, the non-breaching party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the parties pursuant to this Section 14 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking to collect or collecting damages that such party is entitled to seek or collect. Notwithstanding anything herein to the contrary, in no event will this Section 14 be used, alone or together with any other provision of this Agreement, to require the Servicer to remedy any breach of any representation or warranty of the Servicer made herein. SECTION 15. Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Purchaser. [Signatures on following page] 14 732543373 19621021 4165-7142-5052.16

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written. DITECH FINANCIAL LLC By: ______________________________ Name: Title: [________________________] By: ______________________________ Name: Title: Signature Page to Interim Servicing Agreement (Ditech-Fortress)

Exhibit A Advance Guidelines Overview: This memo addresses the funding of corporate and escrow advances during the Interim Servicing Agreement (“ISA”) period. While both the Purchaser and Seller (“Ditech” or “the company”) have conceptual agreement the following provides a summary level outline of the proposed process. General Procedure: . Ditech shall provide the Purchaser written notice of the advance amounts required to be deposited in such Account(s) so that the Account(s) will have funds on deposit at least equal to the amount required to be paid to the applicable Investor, Attorney firm and/or applicable servicer provider. . The company shall provide the Purchaser written notice (via e-mail) as far in advance of the required funding as is possible and no less than two (2) Business Days, unless indicated otherwise below, prior to the required funding date, at which time the Purchaser will wire the appropriate funds into the designated bank account(s). . As recoveries are received they will be netted against the advance requirement. Corporate Advances: . The company currently operates its corporate advance expense payment processing on a 30-calendar day schedule. Therefore, the company will have a forward view of those expenses which will be paid on a rolling 30 calendar day basis. The company will provide Purchaser with a report monthly reflecting the corporate advances to be paid over the next 30 days. The report will be provided monthly by the 5th business day. . On a weekly basis the company will send a report of the invoices that were reviewed and approved to be paid the following week. The report will be provided by end of day Tuesday with funds to be remitted by Purchaser as soon as reasonably possible but no later than by mid-day Friday. . The company will fully cooperate with Purchaser to file same day financing DDAR reports so that the Purchaser can obtain same day financing of such advances. Escrow Advances: A-1

- Due to the unpredictability of tax disbursements, the company receives a daily report of pending TAR disbursements from its tax service vendor CoreLogic. As an example, see the table below which was transmitted to Ditech from CoreLogic on Mon 6/3/2019 10:39 AM.

PAY DATE 06/05/19				
STATE	**LIEN COUNT**	**TAR TOTAL $**	**ELD**	**LDW**
CO	2,967	$3,275,602.75	6/15/2019	6/7/2019
ID	52	$33,756.32	6/20/2019	6/7/2019
IL	572	$780,044.31	6/21/2019	6/7/2019
VA	57	$36,113.25	6/15/2019	6/7/2019
Grand Total	**3,648**	**$4,125,516.63**		

ELD – "Economic Loss Date" Last day to submit payment to taxing authority without accruing penalty
LDW – "Last Day to Wire" for servicer to wire funds to tax service provider

- The company currently advances funds for taxes and insurance ("T&I") each month. No later than the 15th day of each month (or the following business day if the 15th falls on a non-work day), an estimate of T&I advances for the following month will be provided by the company to the Purchaser.

A-2

. To the extent permissible, the company will adjust the timing of TAR disbursements to satisfy Purchaser’s request, subject to the limitations from its tax service provider and the local taxing authorities. . The company will have an estimate of the required funds necessary for the pending disbursement, and will fully cooperate with the Purchaser so that the Purchaser can file same day financing through filing advance financing DDARs as is conducted in the current DDAR process between the company and Purchaser. . On a daily basis, or when received (on days when no TAR is pending), the company will send a copy of the report received from CoreLogic (or have Purchaser added to current distribution list) as soon as reasonably possible. . As soon as reasonably possible after the receipt of a TAR report, the company will provide an estimate of the advance amount for the associated TAR disbursement. Available customer escrow funds will be applied per applicable requirements and the estimated advance amount will be the net of the required disbursement and available escrow funds. . The Purchaser will review and wire the requested amount to the company by the next business day. . The company will refund all surplus funds provided by the Purchaser by 4 PM on the day the final advance balance is known or the estimated advance balance is reduced. . On a daily basis, the company can provide a copy of the P111 Escrow advance and repay daily report (see example below) A-3

Exhibit 1

Prior 3 Month Disbursement Summary

Disbursement Activity

($s in 000s)

Escrow Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	11,111	13,980	9,418
FHLMC MSR	171	175	120
GNMA MSR	5,397	5,609	4,198
Private/MH/Other	12,886 [1]	2,024	12,836 [1]
Grand Total	**29,565**	**21,787**	**26,573**

Corporate Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	5,655	4,837	5,515
FHLMC MSR	78	125	61
GNMA MSR	2,446	3,455	1,860
Private/MH/Other	10,025	12,316	10,536
Grand Total	**18,205**	**20,733**	**17,971**

Total Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	16,766	18,817	14,933
FHLMC MSR	249	300	181
GNMA MSR	7,843	9,064	6,057
Private/MH/Other	22,911	14,340	23,372
Grand Total	**47,770**	**42,520**	**44,544**

1 – The artificially high disbursement amounts in March & May are reflective of the escrow balances being transferred to MSP from the GTA platform

A-4

Exhibit 2 Sample Corporate Advance Weekly Report SUBMITTED_ DEPARTME INVOICE_LINE_ NET_LINE_ITEM_ INVOICE_ID DATE LOAN_NUMBER VENDOR INVOICE_NUMBER ST NT_CODE INVOICE_TYPE STATUS PAYEE_CODE ITEM_ID PRICE QUANTITY AMOUNT CATEGORY SUB_CATEGORY AMOUNT 248444382 2/26/2019 36437622 Riley Pope & Laney, LLC 124064 SC TS Title Services Submitted ATSC000002 432521086 91.00 1.00 91.00 Title Costs Attorney Service 91.00 252804873 5/15/2019 33098252 Robertson, Anschutz & Schneid, P.L. 1191213 FL FC Foreclosure Services Submitted ATFL000024 438881516 0.41 3.00 1.23 Service Costs Postage 1.23 252860901 5/16/2019 34530931 Tiffany & Bosco, P.A. 17-04366-6b AZ FC Pre Sale Title Clearance/Curative Only Reviewed AT007 438962126 215.00 1.25 268.75 Attorney Fees Title Claim 268.75 252929291 5/17/2019 32832214 Phelan Hallinan Diamond & Jones, LLP (PA) 61448-2 GA FC Foreclosure Services Submitted ATPA000002 439063510 893.75 1.00 893.75 Attorney Fees Foreclosure Through Complaint 893.75 252780248 5/15/2019 38897666 Law Offices of Herschel C. Adcock, Jr 103461A LA FC Foreclosure Services Submitted ATLA000560 438843971 50.00 1.00 50.00 Service Costs Skip Trace/Search 50.00 252804873 5/15/2019 33098252 Robertson, Anschutz & Schneid, P.L. 1191213 FL FC Foreclosure Services Submitted ATFL000024 438881513 0.41 9.00 3.69 Service Costs Postage 3.69 252851809 5/16/2019 8858920 KML LAW GROUP, P.C. GT515553 PA FC Foreclosure Services Submitted ATPA000012 438948681 86.50 1.00 86.50 Recording Costs Assignment Recording 86.50 253573249 5/29/2019 37636073 SouthLaw, P.C. 711068A KS FC Foreclosure Services Submitted ATKS000755 439960725 215.00 0.40 86.00 Attorney Fees FC - Additional Motion/Response/Pleading 86.00 252874771 5/16/2019 53676011 Cohn, Goldberg, Deutsch, LLC 288709a MD FC Foreclosure Services Submitted ATMD000008 438984913 7.60 1.00 7.60 Service Costs Statutory Mailings 7.60 A-5

Exhibit D Form of Assignment Agreement Dated [________], [___] Subject to, and upon the terms and conditions of the Mortgage Instrument and Deficiency Amounts Asset Purchase Agreement, dated as of [________], 2019 (the “Agreement”), by and among DITECH FINANCIAL LLC (the “Seller”) and [_______] (the “Purchaser”), as may be amended, restated, or otherwise modified and in effect from time to time, the Seller hereby assigns, transfers and delivers to the Purchaser all of the Seller’s right, title and interest in, to and under the following, whether now existing or hereafter acquired and wherever located (including any and all related Servicing Rights): (i) the Mortgage Instruments listed on the List of Mortgage Instruments (including the security interests created thereby), including all principal of and interest due on or with respect to such Mortgage Instruments after the Sale Date, (ii) all of the rights under all Hazard Insurance Policies relating to the Mortgaged Properties securing such Mortgage Instruments for the benefit of the creditors under such Mortgage Instruments, (iii) all documents contained in the Asset Files, (iv) all Advances made on or prior to the Sale Date; (v) all amounts due and owed with respect to the Deficiency Amounts, and (vi) all proceeds of any of the foregoing (collectively, the “Assets”). The Seller and the Purchaser hereby agree that as of the Sale Date, each applicable Asset shall be deemed to be an “Asset” for all purposes of the Agreement. All of the terms, covenants, conditions and obligations of the Agreement required to be complied with and performed by the Seller on or prior to the date hereof have been duly complied with and performed in all material respects. In consideration for the sale, assignment, transfer and conveyance of the assets set forth in this Assignment Agreement, the Purchaser shall pay the Purchase Price (as defined in the Asset Purchase Agreement) in accordance with the Agreement and the Asset Purchase Agreement. Capitalized terms used in this Assignment Agreement have the meanings given to such terms in, or incorporated by reference into, the Agreement. [Signature page follows] Ex. D-1 4146-7586-2556.12

DITECH FINANCIAL LLC as the Seller By: Name: Title: [___________] as the Purchaser By: Name: Title: Ex. D-2 4146-7586-2556.12

Annex A [ATTACH ANNEX A, WHICH MAY BE ON FLASH DRIVE, COMPUTER TAPE, COMPACT DISK, OR MICROFICHE, CONTAINING THE INFORMATION SET FORTH BELOW] (a) (b) (c) [(e)] [(f)] Sale Date Loan # of Principal Balance of Asset as of the [Advances] [Custodial Asset Sale Date Funds] Ex. D-A-1 4146-7586-2556.12

EXHIBIT E Form of Transition Services Agreement 106 WEIL:\97071286\6\41703.0011

EXHIBIT E TRANSITION SERVICES AGREEMENT This Transition Services Agreement (this “Agreement”) is entered into as of [●], 2019 (the “Effective Date”), by and between Ditech Holding Corporation, a Maryland corporation (“Seller”), and New Residential Investment Corp., a Delaware corporation, (“Buyer”). Seller and Buyer are each individually referred to herein as a “Party” and are collectively herein referred to as “Parties.” Certain terms are defined below, other terms are defined in Annex I (Defined Terms) and all other capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Asset Purchase Agreement, dated as of June 17, 2019, by and among Seller, certain of its subsidiaries signatory thereto and Buyer (the “Purchase Agreement”). RECITALS WHEREAS, this Agreement constitutes the “Transition Services Agreement” referred to in the Purchase Agreement and is a “Related Agreement” pursuant to the Purchase Agreement; and WHEREAS, in connection with the Purchase Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each Party shall provide or cause to be provided Services to the other Party and its Affiliates for a period from and after the Effective Date. NOW, THEREFORE, in consideration of the promises and covenants hereinafter contained, in consideration of the representations, warranties and covenants contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties desire to enter into this Agreement on the terms set forth herein. Intending to be legally bound, the Parties agree as follows: ARTICLE I SERVICES Section 1.1 Services to be Provided. Subject to the terms and conditions of this Agreement, during the Service Period, Seller shall provide, or cause its Affiliates or a Vendor contracted by Seller pursuant to Section 1.7 to provide, to Buyer and its Affiliates, the services described on Schedule A-1 attached hereto (each, a “Seller Service”, and collectively, the “Seller Services”). Subject to the terms and conditions of this Agreement, during the Service Period, Buyer shall provide, or cause its Affiliates or a Vendor contracted by Buyer pursuant to Section 1.7 to provide, to Seller and its Affiliates, the services described on Schedule A-2 attached hereto, which each such service can be passed through by Seller and its Affiliates to certain third parties as designated in writing to Buyer (each, a “Buyer Service”, and collectively, the “Buyer Services”). The Seller Services and the Buyer Services shall together be known as the “Services,” and Schedule A-1 and Schedule A-2 shall together be known as “Schedule A.” For each Service, WEIL:\97074215\1\41703.0011

Schedule A shall identify the Person who will provide such Service from and after the Effective Date (whether Seller, Buyer, an Affiliate or a Vendor). “Service Period” means the period commencing as of the Effective Date and, subject to earlier termination pursuant to Article III, continuing until the date indicated for each such Service on Schedule A (which such date in no event will be a date beyond the expiration of the Term). Unless otherwise specified in Schedule A, neither Party shall have the right to renew or extend the Service Period without the written consent of the other Party. Unless otherwise agreed in writing by the Parties, the Services to be provided by Service Provider under this Agreement are limited to those expressly stated herein, subject to any subsequent changes to the Services pursuant to Section 1.3. Section 1.2 Quality and Nature of Services. (a) Service Provider shall provide, or shall cause to be provided, the Services in a manner, quality, nature and level of service that is substantially similar to service with which such Services were provided to, received by, or provided or received on behalf of, Service Recipient or its Affiliates or predecessors in interest (including, in the case of Buyer as Service Recipient, the Business) immediately prior to the Effective Date. If a Service was provided immediately prior to the Effective Date by a third party, and such Service will continue to be provided by such third party on behalf of Service Provider, Service Provider shall use its commercially reasonable efforts to ensure that the quality and availability of such Service is provided to Service Recipient in a manner reasonably (including with respect to the manner and level of service) consistent with the applicable agreement pursuant to which such third party provided the Service to the Business immediately prior to the Effective Date. Except as set forth in the Purchase Agreement or any other Related Agreement, there shall be no material change in the scope or level of, or use by Service Recipient or its Affiliates, as applicable, of the Services during the Service Period without the mutual written agreement of the Parties. Subject to the first sentence of this Section 1.2(a) and to Section 1.7, Service Provider may make changes from time to time in the manner of performing Services without Service Recipient’s consent (including changes to its, its Affiliates’ and its Personnel’s systems) only if (i) Service Provider is making similar changes in the manner that it provides substantially similar services to itself and its Affiliates, (ii) Service Provider provides Service Recipient with reasonable prior written notice of any material change in the manner of providing Services and (iii) Service Provider consults with Service Recipient in good faith to minimize any adverse effect of such changes on the provision of such Services. Buyer acknowledges and agrees that Seller and certain of its Subsidiaries are debtors in the Bankruptcy Cases and that, as such, Seller and such Subsidiaries are subject to limitations on debtors under chapter 11 of the Bankruptcy Code and subject to any orders of the Bankruptcy Court and its debtor-in-possession financing. Buyer agrees that the obligations and efforts (including commercially reasonable efforts) herein of the Seller and its Subsidiaries are qualified accordingly. In providing the Services, the Service Provider shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; (iv) create or supply any documentation or information not currently existing or available without commercially unreasonable effort; (v) pay any costs related to the transfer or conversion of data or other information to Service Recipient; or (vi) enter into additional contracts or agreements or change the scope of current contracts or agreements. -2- WEIL:\97074215\1\41703.0011

(b) Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 1.6), Service Provider shall not be obligated to provide any Service to the extent the provision of such Service would violate (i) any agreement or license with a third party or other contractual obligation, in each case, to which Service Provider or any of its Affiliates is subject as of the date of this Agreement or (ii) any applicable Law; provided, however, that Service Provider shall provide Service Recipient written notice as promptly as practicable (and no later than five (5) Business Days) after Service Provider becomes aware of any Service that cannot be provided, which notice shall include an explanation of the violation. In the event Service Provider is unable to provide a Service pursuant to this Section 1.2(b), Service Provider shall, if requested by Service Recipient, use its commercially reasonable efforts to determine an alternate method to provide such Service; provided, however, that Service Provider shall have no obligation to incur additional out-of-pocket costs to provide such Service unless Service Recipient agrees in advance to reimburse Service Provider for such costs. To the Knowledge of the Seller, there are no material Contracts or licenses with any third party under which such third party would be prohibited from providing all or a portion of any Seller Service to Buyer, provided that consent may be required from such third parties. (c) Notwithstanding anything in this Agreement to the contrary, Service Provider will not provide any legal services or legal advice to Service Recipient, and Service Recipient is not entitled to rely on Service Provider for legal advice or counsel, and any advisory communications given by Service Provider to Service Recipient are not to be construed as legal advice. Service Recipient shall not resell any Services, provide the Services to any Person that is not an Affiliate, or otherwise use the Services in a manner that differs in any material respect from the manner in which the Services were used by the Business, or the applicable businesses of Seller and its Affiliates other than the Business (the “Retained Business”), immediately prior to the Effective Date. Section 1.3 Changes in the Services. Any Service may be modified if and to the extent the Parties mutually agree in writing (each, a “Service Change”), it being understood that no Party is under any obligation to agree to any such proposed modification. Upon any such written agreement to a Service Change, Schedule A shall be automatically deemed to be modified to reflect the Service Change and the Service Provider shall proceed to perform the Services, as changed, in accordance with the Service Change and all other requirements, terms, conditions and provisions of this Agreement. Section 1.4 Standard of Care. Except as otherwise set forth in this Agreement, Service Provider does not assume any responsibility under this Agreement other than to render the Services in good faith and in compliance with all applicable Laws and the terms of this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO, AND SERVICE RECIPIENT REPRESENTS THAT IT HAS NOT RECEIVED OR RELIED UPON ANY, OTHER GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER. EXCEPT AS SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER EXPRESSLY DISCLAIMS ALL, AND SERVICE RECIPIENT EXPRESSLY REPRESENTS THAT IT HAS NOT AND IS NOT RELYING UPON ANY, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PROVISION OF THE SERVICES UNDER THIS AGREEMENT, -3- WEIL:\97074215\1\41703.0011

WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. Section 1.5 Responsibility for Errors; Delays. Without limiting Section 5.2, in the event there is any error or omissions in Services caused by Service Provider or Vendor, and to the extent any such error or omission was within the control of Service Provider or Vendor at the time of performance, as a non-exclusive remedy to Service Recipient for such error or omission, Service Provider shall use its commercially reasonable efforts to promptly re-perform or cause the re-performance of such Services or furnish correct information, payment or adjustments in the Services, in each case at no additional cost or expense to Service Recipient as soon as Service Provider becomes aware of such error or omission, including if Service Recipient advises Service Provider of such error or omission. Notwithstanding the foregoing, but without limiting Section 5.2, Service Provider shall not be obligated to re-perform or cause the re-performance of such Services or furnish correct information, payment or adjustments in the Services if the error or omission was directly or indirectly caused by the (i) provision of inaccurate or incomplete information by, or (ii) gross negligence or willful misconduct of, Service Recipient, its Affiliates or its or their Personnel. Section 1.6 Cooperation; Alternatives. Unless otherwise provided for in this Agreement, Service Provider and Service Recipient shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services, and Service Provider and Service Recipient shall each use their respective commercially reasonable efforts to cause each of their respective employees and contractors to reasonably cooperate to the extent required for effective delivery of the Services. Service Recipient shall use commercially reasonable efforts to provide such reasonable advance notice and forecasts of Services as are reasonably requested in writing by Service Provider performing the Services from time to time. To the extent any consents or licenses from third parties are reasonably necessary for the provision or receipt of any Service, Service Provider shall seek such consents or licenses; provided that, Service Provider shall not be required to incur any additional costs in order to obtain such consents or licenses (other than with respect to any licenses that were required from any third party with respect to any service that was provided to or by Service Provider or its Affiliates prior to the Effective Date). Section 1.7 Use of Affiliates and Vendors. Service Provider may use (a) any Affiliate or (b) a qualified third party provider (“Vendor”), to provide the Services; provided, however, that (i) Service Provider shall remain responsible at all times for the performance of Services by its Affiliates or any Vendor under this Agreement and (ii) a Vendor may only be used by Service Provider following the written consent of Service Recipient, such consent not to be unreasonably withheld, delayed or conditioned. Service Recipient’s prior written consent of a Vendor designation will not be required, however, if (x) the Vendor provided those Services to the Business or the businesses of the Service Recipient, as applicable, prior to the Effective Date; (y) the Vendor is a third party who provided the same services to Service Provider prior to the Effective Date; or (z) Service Provider changes the Vendor used to provide such Services or similar services to Service Provider. -4- WEIL:\97074215\1\41703.0011

Section 1.8 Intellectual Property License. Solely during the Service Period, and solely to the extent required for the provision or receipt, as applicable, of Services in accordance with this Agreement, each Party (“Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other Party and its Affiliates (“Licensee”) a non-exclusive, non-transferable, non- sublicenseable (except that Seller and each of its Affiliates may sub-license its rights under this Section 1.8 to any third parties it has designated in writing to pass through Buyer Services to in accordance with Section 1.1), royalty-free, worldwide license for the term of this Agreement, to use any Intellectual Property (and any tangible embodiments thereof) owned by Licensor or its Affiliates for the sole purpose of providing or receiving, as applicable, the Services pursuant to the terms of this Agreement, subject to any applicable restrictions, limitations and other instructions provided in writing to Licensee. Notwithstanding anything to the contrary contained in this Agreement, including in this Section 1.8, neither Party shall be obligated to license any Intellectual Property to the extent such license would violate (i) any agreement, license or other contractual obligation, in each case, with a third party to which such Party or any of its Affiliates is subject as of the date of this Agreement or (ii) any applicable Law. Section 1.9 Ownership of Data and Other Assets. Neither Party shall acquire under this Agreement any right, title or interest in any asset or Intellectual Property that is owned or licensed by the other Party or its Affiliates. All data provided by or on behalf of a Party to the other Party or its Affiliates for the purpose of providing or receiving the Services shall remain the property of the Party providing such data unless otherwise specified herein. To the extent the provision of any Service involves Intellectual Property, each Party agrees that it and its Affiliates shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement or the Purchase Agreement without the express written consent of the other Party. Section 1.10 Data Privacy. In this Section 1.10, the terms “personal information” and “maintain” shall have the meanings ascribed to them under applicable data protection, privacy or similar applicable Laws (including all statutes, enacting instruments, common law, regulations and directives, concerning the protection or maintenance of computerized data that includes personal information) (the “Data Protection Laws”). Each Party shall, and shall cause its Affiliates or Personnel to, comply with all applicable Data Protection Laws in relation to all personal information that it maintains in the course of performing its obligations under this Agreement (the “Protected Data”). If in connection with this Agreement, either Party acquires or obtains access to any Protected Data, such Party shall, and shall cause each of its relevant Affiliates to, (a) implement and maintain appropriate technical and organization measures and security procedures and practices in respect of the Protected Data to prevent unauthorized or unlawful acquisition, access, disclosure, use or maintenance of the Protected Data that are no less protective than those used by such Party in the ordinary course of business, (b) keep reasonably accurate records relating to maintenance of Protected Data in accordance with its applicable procedures and practices and, upon reasonable advanced written notice, permit the other Party to examine or audit such records with respect to compliance with Data Protection Laws, (c) reasonably cooperate with the other Party in connection with any complaints or investigations related to unauthorized or unlawful acquisition, access, disclosure, use, or maintenance of the Protected Data, (d) use Protected Data solely for the purposes of this Agreement or as otherwise required by applicable Law (subject to providing to the other Party prior notice of any use other than for the purpose(s) of this Agreement), (e) comply with all reasonable restrictions on the acquisition of, access to, use, maintenance and -5- WEIL:\97074215\1\41703.0011 disclosure of Protected Data imposed by the other Party or by applicable Law, (f) notify the other Party in writing as soon as reasonably practicable, but in any event within forty-eight (48) hours after becoming aware of any unauthorized or unlawful acquisition, access, disclosure, use or maintenance of Protected Data (to the extent not prohibited under applicable Law or recommendation of a Governmental Authority) and take reasonable actions to prevent further unauthorized or unlawful acquisition, access, disclosure, use or maintenance and (g) use and disclose the Protected Data in a manner that is consistent with the other Party’s practices and policies, upon reasonable advanced written notice of such practices and policies. To the extent required by applicable Data Protection Laws or as deemed necessary by the Parties, the Parties (or their respective Affiliates) will enter into additional agreements with respect to the processing of Protected Data. Section 1.11 Single Point of Contact. Each Party shall designate a contact person (each, a “Single Point of Contact”), as set forth on Schedule B, to facilitate communications and performance with respect to this Agreement and the Services, including operational matters. Unless otherwise authorized in writing or specified in the specific Schedule related to a Service, the Parties shall direct all communications relating to this Agreement and the Services to the Single Point of Contact for the other Party. Each Party shall have the right at any time and from time to time to replace its Single Point of Contact by written notice to the other Party in accordance with Section 6.3, following which Schedule B shall be automatically amended to reflect such Party’s new Single Point of Contact. Section 1.12 Records. During the term of this Agreement and for five (5) years thereafter (or such longer period as may be required by applicable Law), Service Provider and Service Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to any Service provided, Fees invoiced and payments made hereunder (the “Service Records”); provided, that if Service Provider at any time offers in writing to transfer the Service Records in Service Provider’s possession to Service Recipient, Service Recipient shall have sixty (60) days thereafter to take possession of the Service Records, after which Service Provider shall no longer have an obligation to retain, and may thereafter delete or destroy, such Service Records. Upon reasonable advance notice, and subject to Article IV, each Party in possession of Service Records shall use commercially reasonable efforts to permit the other Party or its Representatives, as applicable, reasonable access to or, at the requesting Party’s expense, copies of, such Service Records during regular business hours; provided, that (a) such access shall not disrupt the normal operations of such first Party’s business and (b) nothing herein shall require any Party to provide to the other Party, its Affiliates or its Representatives with access to or copies of any information to the extent that such access to or the provision of such information would violate any applicable Law or contractual obligation (including any Law or contractual obligation relating to the collection, transfer, storage, disposal, use, processing and disclosure of personally identifiable information); provided, that such first Party and its Affiliates shall use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such agreement. Section 1.13 Employees and Contractors. As between Service Provider and Service Recipient, at all times during the provision of Services, such Personnel shall continue to be solely an employee, agent or contractor, as applicable, of Service Provider and shall not, unless otherwise agreed in writing by Service Provider and Service Recipient, become an employee, agent -6- WEIL:\97074215\1\41703.0011 or contractor of Service Recipient, and such Personnel shall not be entitled to receive any compensation, benefits, perquisites or privileges from Service Recipient provided, that, the foregoing shall not prevent such Personnel from leaving the employment of Service Provider, either at the discretion of such individual Personnel or at Service Provider’s discretion. Service Provider or one or more of its Affiliates, as applicable, shall be responsible for paying all necessary employment taxes, salary and incidental appointment and employment costs, if any, as may be required by applicable Law with respect to any such Personnel. Section 1.14 Access to Facilities. If either Party, its Affiliates or its Personnel require reasonable access to the facilities of the other Party or its Affiliates (collectively, the “Facilities”) in order to receive or perform Services, then the Party controlling such access shall reasonably allow the other Party, its Affiliates or their respective Personnel such access in accordance with this Section 1.14 and Section 1.15, as applicable. The Party to whom such access is given shall (a) limit such access to those of its and its Affiliates’ Personnel who reasonably require such access in connection with this Agreement, (b) advise the other Party in writing in advance of such access of the name of each such Personnel who shall require such access, (c) follow, and cause its Affiliates and their respective Personnel to follow, all rules and procedures for use of such Facilities, provided such rules and procedures are communicated to such Party in writing in advance, (d) not attempt to obtain access to, use or interfere with any systems or resources of the other Party, except to the extent permitted by the other Party and required to do so to provide or receive the Services and (e) not intentionally damage, disrupt or impair the normal operation of the Facilities. Any evidenced damage caused by a Party, its Affiliates or their respective Personnel or agents in the Facilities of the other Party shall be repaired to the condition prior to such damage by or on behalf of such Party, in each case, at the damaging Party’s sole cost and expense. Section 1.15 Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems (each, an “Electronic Resource”) of the other Party, its Affiliates or its Personnel in connection with this Agreement, then the Party to whom such access is given shall ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of such Party’s duties and rights under this Agreement, and that such Personnel shall not attempt to access any Electronic Resources other than those specifically required for the performance of such duties or exercise of such rights. The Party given access shall (a) limit such access to those of its and its Affiliates’ Personnel who reasonably require such access in connection with this Agreement, (b) advise the other Party in writing in advance of such access of the name of each of such Personnel who shall require such access, (c) follow, and cause its Affiliates and its and Affiliates’ Personnel to follow, all security rules and procedures for use of such Electronic Resources, provided such rules and procedures are communicated to such Party in writing, (d) not attempt to obtain access to, use or interfere with any Electronic Resource of the other Party, or any data owned, used or processed by the other Party, except to the extent permitted by the other Party and required to do so to provide or receive the Services and (e) not disable, damage or erase or disrupt or impair the normal operation of the Electronic Resource. All user identification numbers and passwords disclosed to a Party’s or its Affiliates’ Personnel and any information obtained by such Party’s or its Affiliates’ Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources shall be deemed to be, and shall be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party shall -7- WEIL:\97074215\1\41703.0011 reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates or its Personnel to any Electronic Resources or unauthorized release of Confidential Information and take reasonable actions to prevent any further unauthorized access to any Electronic Resources or other unauthorized or unlawful conduct or activities related to the Electronic Resources. Each Party shall notify the other Party in writing within forty-eight (48) hours of discovery of any actual or suspected unauthorized access to or disclosure of any Electronic Resource of the other Party, its Affiliates or its Personnel, to the extent reasonably practicable and not prohibited under applicable Law or recommendation of a Governmental Authority. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 1.15 shall in any way limit the obligations of either Party or any of its Affiliates or Personnel set forth in Section 1.10. ARTICLE II CHARGES AND PAYMENTS FOR SERVICES Section 2.1 Compensation. As consideration for the provision of Services, Service Recipient shall pay, or cause to be paid, to Service Provider or its designee(s) the fees for the Services specified on Schedule A (the “Fees”), payable in accordance with Schedule A, for the Service Period of such Services as set forth on Schedule A unless such Service and/or this Agreement is terminated prior to the end of such Service Period. Such Fees shall be calculated in accordance with the cost allocation principles set forth in Schedule C. Service Recipient shall pay a pro rata portion of the applicable Fee specified on Schedule A for any partial months of Service, to the extent the Fees specified on Schedule A are calculated on a monthly basis. If the Fees include charges for Services performed by a Vendor and the Vendor’s fees increase during the Service Period, then Service Provider shall be entitled to pass through the increased fees as an increase in the Fees; provided, that to the extent that Service Provider uses the same Vendor to provide similar services to itself or its Affiliates, each of the Parties shall be responsible for their pro rata portion of the increased amount in accordance with the level of services such Party receives (directly or indirectly) from such Vendor. In the event of any such increase in a Vendor’s fees, Service Provider shall provide Service Recipient with prompt written notice thereof (to the extent reasonably practicable, at least fifteen (15) Business Days prior to such increase going into effect). Section 2.2 Payments. Service Recipient shall pay Fees in arrears in accordance with Section 2.1 and this Section 2.2. Unless otherwise mutually agreed in writing or otherwise set forth on Schedule A, all undisputed amounts payable under this Agreement shall be paid semi- monthly by Service Recipient to Service Provider or, if applicable, its designee(s), Affiliates or Vendors by electronic transfer of immediately available funds to a bank account designated by such Person from time to time, within fifteen (15) days following receipt of a written invoice for such amount, which such invoices for accrued Fees shall by submitted on a semi-monthly basis to Service Recipient within five (5) Business Days on the fifteenth (15th) day of each calendar month and within five (5) Business Days of the last day of each calendar month for payment on a semi- monthly basis. All undisputed amounts remaining unpaid for more than fifteen (15) days after receipt of such invoices shall accrue one and one-half percent (1.5%) interest per month until paid in full. -8- WEIL:\97074215\1\41703.0011

Section 2.3 Taxes; Service Provision Taxes. The Parties hereby acknowledge that the Fees specified in Schedule A do not include applicable Taxes. Subject to Section 1.13, Service Recipient shall be responsible for the payment of all Taxes payable in connection with the Services, including sales, use, excise, value-added, business, service, goods and services, consumption, stamp, stamp duty, documentary registration, withholding and other similar gross- receipts-based Taxes or duties, including such Taxes incurred on transactions between and among Service Provider, its Affiliates and its Vendors, along with any related interest and penalties, in each case, imposed, assessed or payable with respect to such taxes in accordance with applicable Law (together, such amounts, the “Service Provision Taxes”). On a monthly basis, (i) Service Provider will deliver to Service Recipient an invoice (or other valid and customary documentation) reflecting such Service Provision Taxes imposed, assessed, or payable, and (ii) Service Recipient shall reimburse Service Provider for any Service Provision Taxes that are Service Recipient’s responsibility under this Agreement. In accordance with applicable Law, Service Provider will timely remit amounts due to the applicable Governmental Authority and promptly provide reasonable documentary evidence of the timely and proper remittance of such amount. Notwithstanding anything in this Section 2.3 to the contrary, each Party shall be responsible for its own income and franchise Taxes, employment Taxes and real or personal property Taxes, except as provided in the Purchase Agreement or any other Related Agreement. The Parties shall cooperate in good faith to minimize Service Provision Taxes and any withholding obligations with respect to amounts payable pursuant to this Agreement to the extent legally permissible. Each Party shall provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party. Section 2.4 No Off-Set. Except as otherwise expressly provided in this Agreement, Service Recipient shall timely pay the full amount of the Fees and shall not set-off, counterclaim or otherwise withhold any amount owed to Service Provider under this Agreement on account of any obligation owed by Service Provider to Service Recipient under this Agreement or any Related Agreement without the written consent of the Service Provider. To the extent Service Recipient is required to deduct and withhold any amounts in respect of Taxes of Service Provider from any amounts payable pursuant to this Agreement under any provision of U.S. federal, state, local or foreign Tax Law, the sum payable by the Service Recipient shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.4) the Service Provider receives an amount equal to the sum it would have received had no such deduction or withholding been made and the Service Recipient shall indemnify and hold harmless the Service Provider on an after tax basis, with respect thereto. Any Party that deducts and withholds amounts pursuant to this Section 2.4 shall, upon the request of the other Party, provide reasonable documentary evidence of the timely and proper remittance of such amounts. ARTICLE III TERMINATION Section 3.1 Term. The term of this Agreement shall commence immediately upon the Effective Date and terminate on the date which is six (6) months following the Closing Date unless otherwise mutually agreed in writing by the Parties (the “Term”). -9- WEIL:\97074215\1\41703.0011

Section 3.2 Termination of an Individual Service for Convenience by Service Recipient. Except as otherwise set forth on Schedule A and subject to the next sentence, Service Recipient, upon fifteen (15) days’ prior written notice to Service Provider, may reduce or terminate for Service Recipient’s convenience any individual Service; provided, that, if prior written notice for the reduction or termination of an individual Service is provided by Service Recipient to Service Provider on less than fifteen (15) days’ notice, then Service Recipient shall still be required to pay the applicable Fees for such Service for the full fifteen (15) day period following the provision of such written notice. Service Recipient may not reduce or terminate an individual Service if such early reduction or termination would prevent Service Provider, its Affiliates or Vendors from performing another Service that is not also being terminated. In connection with any early reduction or termination of Services by Service Recipient in accordance with the provisions of this Section 3.2, Service Recipient and Service Provider shall coordinate in good faith regarding the early termination or continuation of preexisting service contracts with Vendors. Section 3.3 Termination of this Agreement. (a) Subject to the immediately following sentence, either Party may terminate this Agreement in the event of (i) a material breach of this Agreement by the other Party if such material breach is curable by the breaching Party and the breaching Party fails to cure the breach within thirty (30) days following its receipt of written notice of the breach from the non-breaching Party or (ii) an assignment with respect to which the non-assigning Party has not consented in accordance with Section 6.2. If a material breach is reasonably determined in good faith to not be curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party pursuant to Section 6.3. Notwithstanding anything herein to the contrary, Service Recipient’s failure to pay any Fees when due and payable shall not constitute a breach of the terms of this Agreement if there exists a good faith disagreement regarding such Fees and Service Recipient pays all Fees for which no good faith dispute exists. (b) Except as otherwise provided herein, the obligation of Service Provider to provide, or cause to be provided, any Service shall cease on the earliest to occur of (i) the expiration of the Term, (ii) the expiration of the Service Period applicable to such Service or (iii) the date on which such Service is terminated in accordance with the terms of this Article III. This Agreement shall automatically terminate without notice, and all provisions of this Agreement shall become null and void and of no further force and effect, except for the provisions set forth in Section 6.5, on the date on which neither Party has any obligations to provide any Service under this Agreement. Section 3.4 Obligations on Termination. Upon termination of this Agreement or any Service hereunder, Service Provider shall invoice Service Recipient for all outstanding Fees for Services rendered through the effective date of termination of this Agreement, or with respect to any terminated Service, all outstanding Fees for such Service rendered through the effective date of termination for such terminated Service, and, within thirty (30) days following receipt of such invoice, Service Recipient shall pay all outstanding Fees for such Services. Undisputed payments not made within thirty (30) days after termination of this Agreement shall be subject to the late charges as provided in Section 2.2. -10- WEIL:\97074215\1\41703.0011

Section 3.5 Termination of an Individual Service by Vendor. If (a) a Vendor of Service Provider that provides a Service is unwilling or unable to provide the Service, (b) Service Provider is unable to retain a replacement Vendor to provide the Service on terms that are reasonably comparable to the terms of this Agreement, after using commercially reasonable efforts to find such replacement and (c) neither Service Provider nor any of its Affiliates are able to provide the Service using commercially reasonable efforts, Service Provider, upon providing thirty (30) days’ prior written notice to Service Recipient, may terminate the affected Service. Such termination of the affected Service shall have no effect upon the provision of the other Services to Service Recipient unless other Services are dependent on that terminated Service, in which case the Parties will cooperate and use commercially reasonable efforts to promptly determine and implement a reasonable alternative arrangement for the affected Services. ARTICLE IV CONFIDENTIALITY Section 4.1 Confidential Information. “Confidential Information” means any nonpublic information whether disclosed in oral, written, visual, electronic or other form, that (a) one Party or one of its Affiliates (the “Disclosing Party”) discloses to the other Party or one of its Affiliates (the “Receiving Party”), including information received as a result of data or system access during the Term, (b) relates to or is disclosed in connection with this Agreement and (c) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party (whether or not such information is marked “Confidential” or “Proprietary”). Section 4.2 Treatment of Confidential Information. The Receiving Party shall (a) restrict disclosure of the Disclosing Party’s Confidential Information to its and its Affiliates’ Personnel with a need to know such Confidential Information to fulfill its obligations under this Agreement, (b) instruct those Personnel of their obligation not to disclose the Confidential Information or use the Confidential Information except to fulfill the Receiving Party’s obligations under this Agreement and (c) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care. The Receiving Party shall notify the Disclosing Party as soon as reasonably practicable after obtaining knowledge of any disclosure, or suspected disclosure, of any Confidential Information to a third party in a manner prohibited by applicable Law or the terms of this Agreement. Section 4.3 Liability for Unauthorized Disclosure. The Receiving Party shall be liable to the Disclosing Party for any unauthorized disclosure of Confidential Information in violation of this Agreement by it, its Affiliates and any of its or its Affiliates’ current or former Personnel. Section 4.4 Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement, the Receiving Party shall, promptly upon the request of the Disclosing Party, either return such Confidential Information in tangible form or certify to the other Party that it has destroyed such Confidential Information. -11- WEIL:\97074215\1\41703.0011

Section 4.5 Exceptions to Confidential Treatment. The obligations under Section 4.2 do not apply to any information that the Receiving Party can demonstrate (a) was disclosed to the Receiving Party by a third party without an obligation of confidentiality to the Disclosing Party, its Affiliates or any other third party, as applicable, (b) is or becomes available to the public other than by disclosure by the Receiving Party or its Affiliates in violation of this Agreement or (c) was or is independently developed by the Receiving Party or its Affiliates without use of the Disclosing Party’s Confidential Information. Notwithstanding anything to the contrary, Confidential Information relating to the Business that existed as of the Effective Date shall not be subject to the foregoing exceptions (a) and (c). Section 4.6 Protective Arrangement. A Receiving Party may disclose the Disclosing Party’s Confidential Information if (a) such information is required to be disclosed by Law or the rules and regulations of any applicable Governmental Authority or (b) such information is required to be disclosed in response to a valid subpoena or Order of a court or other Governmental Authority of competent jurisdiction or other valid legal process, and the Receiving Party has complied with this Section 4.6. Prior to any such permitted disclosure under this Section 4.6, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior written notice of such disclosure and an opportunity to contest such disclosure, and the Receiving Party shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. If such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such information that the Receiving Party is legally required to be disclosed. The Receiving Party shall take commercially reasonable steps to ensure that confidential treatment is accorded such information. Section 4.7 Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Affiliates shall remain the property of the Disclosing Party and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information. ARTICLE V INDEMNIFICATION; LIMITATION OF LIABILITY Section 5.1 Indemnification by Service Recipient. Notwithstanding anything to the contrary in Section 5.5, Service Recipient shall defend, indemnify and hold harmless Service Provider and its Affiliates and its Vendors and Personnel (each, a “Service Provider Indemnitee”) from and against any and all Losses actually incurred or suffered by Service Provider Indemnitee of every kind and nature to the extent related to or arising out of: (a) a breach of any provision of this Agreement by Service Recipient or its Affiliates or its or their respective Personnel; or (b) the gross negligence, willful misconduct or fraud of Service Recipient, its Affiliates or its or their respective Personnel (collectively, the “Service Recipient Claims”). Notwithstanding the obligations set forth above in this Section 5.1, Service Recipient shall not defend, indemnify or hold harmless Service Provider Indemnitees to the extent that such Service Recipient Claims were caused by (i) a breach of any provision of this Agreement by Service Provider, its Affiliates or its or their respective Personnel or (ii) the gross negligence, willful misconduct or fraud of Service -12- WEIL:\97074215\1\41703.0011

Provider, its Affiliates, Vendors or its or their respective Personnel during the performance (or non-performance) of this Agreement. Section 5.2 Indemnification by Service Provider. Notwithstanding anything to the contrary in Section 5.5, Service Provider shall defend, indemnify and hold harmless Service Recipient and its Affiliates and Personnel (each, a “Service Recipient Indemnitee”) from and against any and all Losses actually incurred or suffered by Service Recipient Indemnitee to the extent related to or arising out of (a) a breach of any provision of this Agreement by Service Provider or its Affiliates or its or their respective Personnel; or (b) the gross negligence, willful misconduct or fraud of Service Provider, its Affiliates, its Vendors or it or their respective Personnel during the performance (or non-performance) of the Services (together, the “Service Provider Claims”). Notwithstanding the obligations set forth above in this Section 5.2, Service Provider shall not defend, indemnify or hold harmless Service Recipient Indemnitees to the extent that such Service Provider Claims were caused by: (i) a breach of any provision of this Agreement by Service Recipient, its Affiliates or its or their respective Personnel; or (ii) the gross negligence, willful misconduct or fraud of Service Recipient, its Affiliates or its or their respective Personnel in the performance (or non-performance) of this Agreement. Service Recipient Claims and Service Provider Claims are each individually referred to as a “Claim.” Section 5.3 Procedure. If a Claim arises from a third party claim, the indemnified Party shall give the indemnifying Party prompt notice in writing of the Claim; provided, however, that the failure to provide such notice shall not release the indemnifying Party from any of its obligations under this Article V, except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice, the indemnifying Party shall be entitled to assume and control the defense of the Claim at its expense and through counsel of its choice that is reasonably satisfactory to the indemnified Party, and shall give notice of its intention to do so to the indemnified Party within thirty (30) days of the receipt of such notice from the indemnified Party; provided, however, that the indemnifying Party shall not, without the prior written consent of the indemnified Party, (a) enter into any settlement or compromise with respect to any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (b) enter into any settlement or compromise with respect to any Claim in any manner that may adversely affect the indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party shall have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim. Section 5.4 Independent Obligation. The obligations of each Party to defend, indemnify and hold harmless, the other Parties’ indemnified Parties under this Article V are independent of each other and any other obligation of the Parties under this Agreement. Section 5.5 Limitation of Liability. EXCEPT FOR (A) LIABILITIES THAT ARE PAYABLE BY THE APPLICABLE INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM OR (B) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, NOR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR REPRESENTATIVES, BE LIABLE FOR ANY -13- WEIL:\97074215\1\41703.0011

CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS (IN EACH CASE OTHER THAN TO THE EXTENT REASONABLY FORESEEABLE) HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING IN ANY WAY OUT OF THIS AGREEMENT. EXCEPT AS OTHERWISE LIMITED IN THIS SECTION 5.5, THE LIABILITY(IES) OF EACH PARTY AND ITS AFFILIATES UNDER THIS AGREEMENT SHALL BE LIMITED TO (1) SERVICE PROVIDER’S OBLIGATION TO RE-PERFORM A SERVICE (IF SERVICE PROVIDER IS THEN CAPABLE OF PROVIDING SUCH SERVICE PURSUANT TO THE TERMS OF THIS AGREEMENT) OR FURNISH CORRECT INFORMATION, PAYMENT OR ADJUSTMENT IN THE SERVICES AT NO ADDITIONAL COST OR EXPENSE TO SERVICE RECIPIENT, IN EACH CASE IN ACCORDANCE WITH SECTION 1.5, (2) OTHER SPECIFIC PERFORMANCE (OR OTHER EQUITABLE RELIEF) AS PROVIDED IN SECTION 6.9, AND (3) THE PAYMENT OF MONETARY DAMAGES, NOT TO EXCEED, FOR ALL CLAIMS IN THE AGGREGATE, THE AGGREGATE AMOUNT OF FEES ACTUALLY PAID (OR OTHERWISE PAYABLE) TO SUCH PARTY AS SERVICE PROVIDER AND ITS VENDORS UNDER THIS AGREEMENT; PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER’S SOLE RECOURSE FOR ANY LIABILITIES PAYABLE BY SELLERS HEREUNDER SHALL BE RECOVERY FROM ANY AMOUNTS THEN REMAINING IN THE INDEMNIFICATION ESCROW ACCOUNT ESTABLISHED PURSUANT TO THE PURCHASE AGREEMENT, AND IN NO EVENT SHALL ANY SELLER HAVE ANY FURTHER OR OTHER LIABILITY UNDER THIS AGREEMENT. THE REMEDIES SET FORTH IN THIS ARTICLE V AND SECTION 1.5 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES WITH RESPECT TO ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT. ARTICLE VI MISCELLANEOUS Section 6.1 Amendments; Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any other provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 6.1 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Section 6.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No -14- WEIL:\97074215\1\41703.0011

Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties; provided that, notwithstanding the foregoing, without obtaining such prior written consent Buyer may assign either this Agreement or any of its rights, interests, or obligations hereunder to an Affiliate of Buyer at any time in its discretion (including, for the avoidance of doubt, an assignment by Buyer to one or more of its Affiliates of Buyer’s rights hereunder; provided, however, that Buyer shall not be relieved of its obligations hereunder in the event of such assignment to an Affiliate. Section 6.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid and return receipt requested); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below: If to Seller: Ditech Holding Corporation 1100 Virginia Drive, Suite 100A Ft. Washington, Pennsylvania 19034 Attention: John Haas, General Counsel, Chief Legal Officer and Secretary E-mail: JHaas@ditech.com With a copy (which shall not constitute notice to Seller) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Frederick S. Green; Ray C. Schrock, P.C.; Gavin Westerman; and Sunny Singh Facsimile: (212) 310-8007 E-mail: Frederick.Green@weil.com Ray.Schrock@weil.com Gavin.Westerman@weil.com Sunny.Singh@weil.com If to Buyer: New Residential Investment Corp. 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Varun Wadhawan and Jonathan Grebinar E-mail: vwadhawan@fortress.com jgrebinar@fortress.com -15- WEIL:\97074215\1\41703.0011

With a copy (which shall not constitute notice to Buyer) to: Sidley Austin LLP 2021 McKinney Ave, Suite 2000 Dallas, Texas 75201 Attention: Jessica Boelter, William Howell and Aaron J. Rigby Facsimile: (214) 981-3400 E-mail: jboelter@sidley.com bhowell@sidley.com arigby@sidley.com Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth this Section 6.3. Section 6.4 Press Releases and Public Announcements. All press releases and public announcements regarding this Agreement are subject to Section 6.7 of the Purchase Agreement. Section 6.5 Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement shall so survive, including the obligation of either Party to pay all amounts accrued hereunder and including the provisions of Section 1.5 (Responsibility for Errors; Delays), Section 1.9 (Ownership of Data and Other Assets); Section 1.10 (Data Privacy); Section 1.12 (Records); Section 3.4 (Obligations on Termination); Article IV (Confidentiality); Article V (Indemnification; Limitation of Liability); Section 6.3 (Notices); Section 6.4 (Press Releases and Public Announcements); Section 6.5 (Survival); Section 6.6 (No Third Party Beneficiaries); Section 6.7 (Severability); Section 6.8 (Entire Agreement); Section 6.9 (Specific Performance); Section 6.11 (No Agency); Section 6.12 (Construction and Interpretation); Section 6.14 (Precedence of Agreements) and Section 6.15 (Governing Law; Submission to Jurisdiction; Service of Process; Waiver of Jury Trial). Section 6.6 No Third Party Beneficiaries. Except (i) for the indemnification rights under this Agreement of any Service Provider Indemnitee or Service Recipient Indemnitee in their respective capacities as such, or unless otherwise specified herein and (ii) as otherwise expressly provided in Section 6.8, in each case of (i) and (ii), this Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns. Section 6.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. Section 6.8 Entire Agreement. This Agreement, the Purchase Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between -16- WEIL:\97074215\1\41703.0011 the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof. Section 6.9 Specific Performance. The Parties acknowledge and agree that the other Parties and their respective Affiliates and estates would be damaged irreparably in the event the other Parties do not perform their obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non-breaching Party may have under Law or equity, each non-breaching Party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the Parties pursuant to this Section 10.10 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages that such Party is entitled to seek or collect. Section 6.10 Force Majeure. Service Provider shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its reasonable control, including civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by Governmental Entities, change in Laws, regulations or orders, other events or any other circumstances or causes beyond Seller’s reasonable control. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement, Seller will promptly give notice of such occurrence and the effect or anticipated effect of such occurrence. Service Provider will use all reasonable efforts to minimize disruptions in its performance and to resume performance of its obligations under this Agreement as soon as practical. If, by reason of any such event is excused from performance, then to the extent the Services are not provided by Service Provider, in the manner or at the times required hereunder, Service Recipient may obtain the same or similar Services from other sources without liability or obligation for payment to Service Provider for the provision of such Services. Section 6.11 No Agency. Nothing in this Agreement creates (or shall be claimed or intended to create) a relationship of agency, partnership or employer/employee between Service Provider and Service Recipient and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee. Section 6.12 Construction and Interpretation. For purposes of this Agreement, (a) the words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) references herein to “days,” unless indicated otherwise, are to consecutive calendar days; (d) references to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise; (e) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any -17- WEIL:\97074215\1\41703.0011 gender shall include all genders; (f) all references to “dollars” or “$” shall mean “U.S. dollars” unless specifically stated otherwise; (g) all references to “written” or “in writing” shall include in electronic form; (h) all references herein to a particular “Schedule” shall mean such schedule as it is attached hereto; (i) all references herein to a particular “Annex” shall mean such annex as it is attached hereto; (j) references to “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not mean “if,” references to “any” shall mean “any and all,” and “or” is used in the inclusive sense of “and/or” unless otherwise specified; (k) references to “ordinary course of business” or “ordinary course” shall mean “ordinary course of business consistent with past practice”; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Section 6.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. Section 6.14 Precedence of Agreements. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement by reference; provided, that the terms contained in such Schedule shall only apply with respect to the Service(s) provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the individual Schedule shall take precedence with respect to the Service(s) under such Schedule. Section 6.15 Governing Law; Submission to Jurisdiction; Service of Process; Waiver of Jury Trial. Sections 10.7 through 10.9 of the Purchase Agreement shall apply to this Agreement as if set forth herein, mutatis mutandis. [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK] -18- WEIL:\97074215\1\41703.0011

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement effective as of the date first written above. DITECH HOLDING CORPORATION By: Name: Title: NEW RESIDENTIAL INVESTMENT CORP. By: Name: Title: [Signature Page to Services Agreement]

Annex I DEFINED TERMS The following defined terms used in this Agreement will have the meanings ascribed to them below. Other terms are defined in the body of this Agreement to which this Annex I is attached. All defined terms include the singular and the plural form of such terms. “Personnel” means the officers, managers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided, that the Personnel of any Buyer Entity shall not be deemed Personnel of any Seller Entity and the Personnel of any Seller Entity shall not be deemed Personnel of any Buyer Entity. “Buyer Entities” means, collectively, Buyer and all of its Affiliates. “Seller Entities” means, collectively, Seller and all of its Affiliates. “Service Provider” means, with respect to any Service, the Party or its Affiliate providing such Service hereunder. “Service Recipient” means, with respect to any Service, the Party or its Affiliate receiving such Service hereunder. “Tax” or “Taxes” means all federal, state, local or foreign taxes, duties and similar assessments, however denominated, including all interest, penalties and additions imposed with respect to such amounts. WEIL:\97074215\1\41703.0011

ScheduleA SERVICES Prior to the Closing, Schedule A-1 to be provided by Buyer regarding the Seller Services and Schedule A-2 to be provided by Seller regarding the Buyer Services; such Services to be comprised of services included in the list attached hereto. 1A- WEIL 97051784V.15

** All costs to be based on current cost per loan*

A.	Originations (Ditech)		Description
1.	**Consumer Lending Sales**		Originate the loan application: o Complete full 1003 in Encompass o Run loan services: credit, fees, pricing/eligibility o Select product and pricing (licensed function) o Issue 3 day disclosures o Obtain written Intent to proceed and key documents o Advance to Operations
2.	**Business Lending Sales**		o Sign up new clients working with BCM through the approval process o Manage existing clients for growth o Review monthly report cards with client for areas of improvement o Assist in escalation of aged collections or repurchases
3.	**Marketing**		o Develop and maintain website and social media content o Create and produce direct mail and email campaigns o Identify digital Lead generation opportunities and monitor performance o Provide portfolio and recapture analytics
4.	**Mortgage Operations**		
	a.	**Consumer Lending**	
		Processing	o Single point of contact for Operations to Customer Relay Underwriting decision to Customer o Collect information to clear approval conditions or restructure loan o Documentation management in efolder o Follow up on outstanding services (appraisal, transcripts, Title) o Manage timelines to establish closing / lock dates o Follow Change of Circumstance process o Schedule Closing o Coordinate communication to Customer of closing expectations
		UW - Consumer	o Review the loan for decision following product guidelines o Add loan conditions o Produce loan decision (approve, suspend, denied, etc) o Determine restructuring opportunities for suspended and declined transactions

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	OST	o Perform tollgate audits (quality checkpoints) o Order services: Title, Fraud, Flood o Reconcile Taxes/Insurance, order payoff o Assign loan to Processor & Underwriter (following licensing/skill set and product) o Disclosure Preparation
	Closing	o Validate all closing documentation for accuracy o Prepare final closing agent package for approval (CD closing instructions) o Generate Closing documents in accordance with property state/product
	Funding	o Review executed closing documents (loan with rescission) o Review key docs for do not disburse purchase/investment – provide clear to fund o Validate the at closing conditions o Complete wire information o Release funds
b.	**Business Lending**	
	UW - Q-Card	o Re-underwrite a sample of delegated loans prior to purchase
	Correspondent Operations	o Establish level of legal, compliance and data review for each client and product o Manage each component of the process based on established SLAs to insure turntime is less than 6 days for correspondent o Provide SPOC (assigned to Sales Directors) to assist clients in funding loans in pipeline based on real time reporting and proactive review of loans in suspense o Answer client calls for generic questions on rates, negotiations, website, products, etc
	Wholesale Operations	o Establish level of legal, compliance and data review for each client and product o Manage each component of the process based on established SLAs to insure turntime is less than 38 days o Provide SPOC to assist clients in funding loans in pipeline based on real time reporting and proactive review of loans in suspense o Answer client calls for generic questions on rates, negotiations, website, products, etc

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	Business Credit Management	o Review new clients o Modify existing clients for different authorities o Recertify clients on a regular basis o Create action plans and monitor any clients with breaches o Terminate or suspend clients with unresolved breaches o Send repurchase notices and follow up for resolution
	Business Lending Soutions	o Manage collateral valuation risk and USPAP compliance o Review 100% excluding FHA with CU Score < 4 o Eliminated AMC review to improve turntime Review appraisal disputes/escalated appraisal requests o Facilitate Loan setup process
	Business Lending Underwriting	o Render decision on non-delegated business and requested delegated business
c.	**Shared Services**	
	Appraisals/Valuations	o Manage collateral valuation risk and USPAP compliance o Review 100% excluding FHA with CU Score < 4 o Eliminated AMC review to improve turntime Review appraisal disputes/escalated appraisal requests o Ensures appraisal process is free of undue appraiser influence (AIR compliance)
	Collateral Management	o Track collateral movement to the custodian o Provide proper collateral endorsements o Cure custodian concessions o Manage collection of final documents o Ensure certification of GNMA pools o Obtain and manage the collection of final documents o Ship documents to custodian o Cure exceptions on final documents o Ensure certification of GNMA pools
	Government Insuring	o Build the binder for HUD document o Audit file for adhering to guidelines o Cure defects resulting from the audit o Deliver files to the government agency o Clear any HUD exceptions o Manage and follow up on delegated clients' insuring progress
	Lock Desk	o Manage pricing system and loan level pricing exceptions

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	Mortgage Operations Adminis	o Origination Segment and Business Lending leadership o Appraisal support team: reviews appraisals in pipeline to insure SLAs are being met o Resolves out of tolerance SLAs with AR, client, ops and AMC o Responsible for turntimes and report cards o Capacity Management reporting and invoice reconciliation and payment
	Record & Pipeline Manageme	o Management and oversite of all aspects of imaging and records management for all channels. o Management of all imaging and delivery vendors, to insure that records are appropriately and timely available for Operations and the downstream systems. o Resolution of Imaging Issues reported on a Client and Loan Level o Communication to business units of undeliverable files o Manage vendor imaging or data indexing deficiencies for remediation
	Post Closing	o Second line of defense to insure that loans are salable from both a compliance and credit standpoint o Post funding compliance and legal review for all channel
	Post Funding Administration	o Provide clients with daily reporting on outstanding trailing documents o Follow up on delinquent documents o Provide billing for aged documents o Create monthly invoicing for monies owed to Ditech ie EPO, EPD, PairOffs, Trailing Docs o Collect on monthly invoices and update o Process any post funding adjustments and if owed to customer, net from invoice above o Treasury liaison for cash forecast and daily wires o Assist loan servicing with any boarding issues/documents/tax and insurance o Assist capital markets on loan delivery
	UW Administration	o Meet monthly with FTEs and vendors to review results and action plans o Respond to audits, warehouse reviews, QA and agencies and rework upfront processes if needed
	UW Credit Administration	o Condo approvals
	UW Fraud	o Escalation review for loans with high fraud scores
	UW Self Test	o Complete underwriting self test for FTEs and vendors with monthly, quarterly and annual benchmarks

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** All costs per current subservicing agreement*

B.	Servicing (Ditech)		Description
	1.	**Administration**	Servicing Management team
	2.	**ARM (Recovery)**	Recovery business
	3.	**Default Operations**	
	a.	Advance Provisions	Recapture of advances; advance analytics
	b.	Advance Solutions	
	c.	Back End Collections	90+ Call Center Collections
	d.	Bankruptcy	Manages loans from BK filing to disposition
	e.	Claims Operations	Investor claims
	f.	Default Admin	Default management
	g.	Foreclosure	Foreclosure
	h.	Front End Collections	< 90 Call Center Collections
	i.	REO Operations	Post Foreclosure Property Disposition
	j.	Underwriting	Loss Mitigation
	k.	Asset Preservation	Property Preservation
	l.	Financial Ops Mgmt.	Investor Repurchase, make-whole & indemnification rebuttal & analysis
	m.	SPOC	Single Point Of Contact
	4.	**GSE Relations**	Investor relations
	5.	**Performing Operations**	
	a.	Claims	Hazard claims
	b.	Correspondence	Customer Communications
	c.	Credit Bureau Reporting	CBR reporting and research
	d.	Customer Contact Admin	Customer Service management
	e.	Customer Inbound	Customer Service agents
	f.	Document Custody	Document management
	g.	Escrow	Escrow team manages taxes & insurance processing
	h.	Investor Reporting	Remitting and reporting to investors; bond admin for PLS deals
	i.	PMO	Project Management
	j.	Print Management	Centralized Statement and Letter Utility for servicing. Manages several print vendors and technology related initiatives for letters, forms and notices.
	k.	Processing	Jacksonville only - Cash/Payment services
	l.	Quality Control	Centralized quality control group that supports loss mitigation, claims, document custody, escrow and cash processes
	m.	Quality Monitoring	Centralized voice monitoring (compliance and customer satisfaction) for all customer contact groups
	n.	Support Admin	Servicing Support

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C. Technology (Ditech & RMS) Description 1. Ditech a. Infrastructure All computing equipment, on desks and in data centers/cloud. All networking. Databases. Virtual machines. Storage. b. Internal Development Internal development, dedicated to lending platforms c. Information Security Corporate-wide Information Security Office d. PMO Enterprise-wide project managers e. Servicing Support Technology staff related to the Servicing organization Page 6

D. Treasury (Ditech) Description 1. Cash Management / Liquidity Liquidity projections, banking relationships, treasury workstation, wire/ach processing, actual/model cash performance reporting. 2. Capital Markets Funding & Trade Support Origination pipeline hedging, daily settlements with counterparties 3. Originations Funding Manage funding agreements, daily fundings to repo lines, daily payment of repo lines, reporting/tracking, compliance, work with custodians 4. Servicing Advance Funding Manage funding agreements, daily cash movement to facilities and weekly funding of new advances, reporting/tracking, compliance, manage NRZ's advance facility, forecasting P&I advances, work with internal and external groups regarding data on advances to finance Page 8

E. Accounting (Ditech & RMS) Description 1. Operational Accounting and General Ledger Accounting analysis and close process functions. 2. Reconciliations Account reconciliation team responsible for reconciling balance sheet accounts. 3. Consolidation and System Maintenance Consolidation/intercompany processes along with accounting system administration and maintenance. 4. Financial Reporting All external financial reporting. 5. Technical Accounting Matters Accounting function reliant on this team to provide guidance around technical accounting issues. 6. Internal Controls over Financial Reporting Principally oversees SOX function as well as other related audit compliance work. Page 9

7. Tax All tax compliance and provision work . Page 10

F. Finance (Ditech & RMS) Description 1. Budgeting / Forecasting Develop annual budget and monthly forecast updates in conjunction with leaders across all segments and departments. 2. Consolidated Reporting & Anlaysis Prepare consolidated reporting across the entire company; reports are prepared with input from all segment teams, and include various monthly and weekly reports. (see full list of reports on the FP&A Reporting tab). 3. Servicing Segment Reporting & Analysis Segment specific reporting and analysis prepared to assist segment leaders in understanding their operational and financial results, and to identify opportunities for improvement and risks to mitigate. 4. Originations Segment Reporting & Analysis Segment specific reporting and analysis prepared to assist segment leaders in understanding their operational and financial results, and to identify opportunities for improvement and risks to mitigate. 5. Corporate Segment and Support Reporting & Analysis Department and segment specific reporting and analysis prepared to assist leaders in understanding their operational and financial results, and to identify opportunities for improvement and risks to mitigate. 6. Capex Reporting & Analysis Partner with Technology team to develop and manage the technology budget, including assessing ROI for all potential projects, and ensuring spend is maintained within plan. Review all capex and prepare monthly journal entry for capitalization. 7. Internal Communications & Analysis Manage intranet site and internal communications in conjunction with HR; develop competitor/peer analysis; support corporate-wide projects. Page 11

FP&A Reporting Inventory

	Name of report	Purpose & content	Frequency	Approximate time to prepare	Automated or manual preparation
	ORIGINATIONS REPORTS				
1	Profitability/Cost to Originate	Provide a monthly review of revenue and expenses results and trends by channel for Originations	Monthly	80 hours	Manual
2	Weekly Forecast	Provide mgmt. with an updated forecast for the current month. Report includes direct margin & volume detail by channel/segment and a comparison to Plan	Weekly	4 hrs	Manual
3	Originations Channel P&Ls	Provide segment leaders detailed analysis of how their individual units are trending with expenses, revenue & headcount compared to the plan/forecast	Monthly	1 day	Automated report / manual updates
4	Mortgage Ops Reports	Provide the business with individual Ops area P&L views comparing current month/YTD actuals to the plan/forecast.	Monthly	2 hours	Automated report / manual updates
5	Flash Report	Provide month end view for close meetings. Finance adjustments are added throughout close process to compare to forecast.	EOM Close - 2x Daily	30 mins	Automated report / manual updates
6	Business Lending Daily Forecast (New Lock Report)	Provide a view on the daily locks completed for Correspondent and Wholesale channels. Locks are broken down by product type to give a detailed view of daily activity.	Daily	15 mins	Automated report / manual updates
7	Headcount Trend	Updated FTE & FTO trends by channel and location	Monthly	1 hr	Automated report / manual updates
8	Originations Key Metrics/Production by Product	Funded volume metrics by product and loan purpose by channel	Monthly	30 mins	Automated report / manual updates

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FP&A Reporting Inventory

	Name of report	Purpose & content	Frequency	Approximate time to prepare	Automated or manual preparation
9	Business Lending Daily Margin Trend	Provide a breakdown of Day 1 margin for Wholesale & Corr Best Efforts volume	2-3x week	45 mins	Automated report / manual updates
10	PT Summary Report	Summarizes Locks through final disposition and provides PT % by Lead Source / Loan type - rolling 12 month	Monthly	2 hours	Automated report / manual updates
11	Consumer Lending Binder	Compile Consumer Lending month end reports into one folder	Monthly	3 hrs	Manual
12	Marketing Pro-Forma	Summarizes actual marketing spend vs plan by lead source - 12 month	Monthly	2 hours	Manual
13	Headcount / Overtime / Travel Report	Report on headcount stats, including open positions, overtime, travel & entertainment on a weekly basis.	Monthly	15 mins	Automated report / manual updates
14	Consumer Scorecard	Provides a comparison of key channel metrics actuals vs plan	Monthly	30 mins	Manual
15	Consumer CPL Trend	Provide the business with individual Ops area CPL views comparing YTD actuals/forecast	Monthly	15 mins	Automated report / manual updates
16	MBA Stratmor Peer Group Roundtable	Provide MBA/Stratmor with company-wide data in order to partake in an industry comparison survey and meeting. Allows Ditech to compare itself to relevant competitors.	Bi-annually	1 month	Manual
	SERVICING REPORTS				
17	**Cost to Service**	Provide Consolidated Financial Detail Reporting for Servicing, Recovery, Loans & Residuals, Insurance	Monthly	2 hours	Manual

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FP&A Reporting Inventory

	Name of report	Purpose & content	Frequency	Approximate time to prepare	Automated or manual preparation
18	**Servicing GAAP Revenue**	Provide consolidated revenue data for all deals and revenue streams	Monthly	3 Hours	Automated report / manual updates
19	**Assurant BSA**	Provide Assurant with a review of their quarterly bill, to assure and collect accurate charges	Monthly	1 Hour	Manual
20	**Capacity Reports**	Provide business leaders with updated information regarding staffing numbers by type (FTE, FTC, FTO), position and cost center	Monthly	2 days	Automated report / manual updates
21	**RBS performance incentive fee**	Estimate and true up RBS performance incentive fee	Monthly	30 mins	Automated
22	**Recovery Financials**	Provide variance commentary on monthly expenses relating to Recovery Revenue, Portfolio, General & Administrative, Salaries and FTE count.	Weekly	15 mins	Automated report / manual updates
23	**Recovery Purchase Rollforward**	SOX control/ purchase portfolio valuation	Monthly	1 Hr	Automated
24	**Financial Review with Accounting**	Review monthly financials with accounting, discuss major variances to forecast, review entries and provide explanations as to why we missed plan.	Monthly	3-5 hours	Automated report / manual updates
25	**Compensating Interest**	To provide loan level analysis on compensating interest by portfolio	Monthly	20 mins	Automated
26	**Servicing Ops Reports**	Provide the business with individual Ops area P&L views comparing current month/YTD actuals to the plan/forecast.	Monthly	8 hours	Automated report / manual updates

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FP&A Reporting Inventory

	Name of report	Purpose & content	Frequency	Approximate time to prepare	Automated or manual preparation
27	**MBA Stratmor**	Provide MBA/Stratmor with company-wide data in order to partake in an industry comparison survey and meeting. Allows Ditech to compare itself to relevant competitors.	Annually	40-80 hrs	Manual
28	**High-Touch Protocol**	Inform business leaders on the FTE's and support for high-touch loans	Monthly	30 Minutes	Manual
29	**NRZ Ancillary Fees**	Provide client management with research data for their reports	Quarterly	30 Minutes	Manual
30	**Standard & Poor - SEAM Reporting**	Cost to Service and provide company-wide data in order to partake in an industry comparison survey and meeting. Allows Ditech to compare itself to relevant competitors	Semi Annually	2 hr	Manual
31	**Portfolio Models**	Track entire servicing portfolio data, reconcile with Client Management, and Corporate FP&A	Monthly	4 Hours	Automated report / manual updates
32	**Month End Accruals**	Prepare and post accruals for NCP, Wolters Kluwers, and Dimont Sterling	Monthly	1 hr	Manual
	CORPORATE SUPPORT/OVERHEAD REPORTS				
##	**Support function reports**	Provide support leaders with a line item view of their MTD, QTD and YTD budgets. Includes explanations of major variances between actuals and budget	Monthly	1 hr per report	Automated reports/Manual update of variance explanations

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G. Capital Markets (Ditech)	Description
1. **Pricing Team** (incl. FTE & Vendors: Reuters,CAS, Tradeweb)	Provides pricing for rates sheets and conducts mandatory bulk purchases.
2. **Hedging/Trading**	Hedges the market risk of inventory and pipeline and sells MBS pools.
3. **Best Execution/Modeling** (incl. FTE & Vendors: MIAC, Reuters)	Runs the best execution models for Ditech loans, ensuring maximization of P&L when selling loans and responsible for hedging models with vendors.
4. **Loan Delivery** (incl. FTE & Vendor: Powerseller)	Takes the results from the best ex model and delivers loans appropriately and ensures Agency delivery requirements are met.
5. **Trading P&L/R&W**	Runs the daily origination and hedging P&L and estimates the origination rep and warrant exposure.
6. **Technology & Infrastructure**	Ensures both internal and external technology are working, responsible for maximization of infrastructure for the business.
7. **Behavioral Modeling**	Run the MSR prepayment and delinquency modeling.
8. **Data & Profitability**	Pulls data into the valuation model, ensures accuracy and allocates revenues and costs across MSR assets to analyze servicing profitability.
9. **Cash Flow Modeling & Pricing**	Responsible for running the MSR valuation and cashflows, daily MSR pricing and P&L attributions of the MSR value.

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H.	Human Resources (Ditech & RMS)		Description
1.	**Recruiting**		
	a.	Recruiting Staff	Comp & benefits of in-house recruiters and coordinator
	b.	LinkedIn	Recruiting and social media platform, recruiter seats for ability to contact candidates directly
	c.	Indeed	Job posting site
	d.	Sterling	Candidate background checks
2.	**Employee Relations**		
	a.	Employee Relations Staff	Comp & benefits of Employee Relations Managers and HR Generalists
3.	**Payroll & HR Data (also in Tech - Systems Support)**		
	a.	Payroll and HR Operations Staff	Comp & benefits of HR Ops Manager, Analysts and Payroll Specialists
	b.	Ceridian (HR data and payroll processing)	HR data and payroll processing system
4.	**Compensation & Benefits**		
	a.	Compensation and Benefits Staff	Comp & benefits of Compensation & Benefits Manager, Benefits and Compensation Specialists
	b.	Health & Welfare Benefits (Employer Share)	Medical, dental, life, STD, LTD, stop-loss
	c.	Compensation Surveys	Mercer, McLagan, Salary.com
	c.	Compensation Planning System	HR Soft
5.	**Training**		
	a.	Training Staff	Comp & benefits of Training Managers and Trainers
	b.	Cornerstone	Training platform and performance management tools
	c.	On-Course	Training content for compliance training
	d.	Skillsoft	Training content for soft skills training

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I.	Procurement / Facilities (Ditech & RMS)		Description
	1.	**Facilities / Office Management**	
	a.	Lease Harbor	Real Estate Lease Application Real Estate and Lease Portfolio Management
	b.	Site Management	Basic Facilities Mgmt. Functions
	2.	**Business Continuity & Disaster Recovery**	
	a.	Archer	BCDR Planning Application
	a.	BCDR	Planning, Testing, Incident Mgmt.
	3.	**Procurement / Contract Management**	
	b.	Procurement Management	Basic Vendor Risk Management Functions
	4.	**Supplier Management**	
	a.	Archer	Procurement Application
	b.	Vendor Risk Management	Basic Vendor Risk Management Functions
	5.	**Accounts Payable**	
	a.	A/P Management	Basic A/P Functions
	a.	Baseware / Verian	Procure to Pay System
	a.	Concur	Travel & Entertainment

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J. Risk, Compliance & Internal Audit (Ditech & RMS) Description 1. Regulatory a. Licensing Individual, Branch & Corporate b. Other Regulatory Functions Relationship Management, Exam Oversight, etc. 2. Originations a. Compliance Testing & Support Oversight & testing for the originations business b. Business Controls Business controls and policy management c. Quality Assurance, Credit Policy & Repurchase d. Appraisal Review e. Business Credit & Correspondent Repurchase Review & approve counterparties and collect repurchased loans from 3rd part originators 3. Servicing a. Compliance Testing State Federal & Monthly HUD testing b. Compliance Support General compliance support for the forward servicing business f. Servicing ERM / Policy Testing / AML General ERM processes, AML / OFAC testing & process, In-line servicing testing policies and procedures 4. Corporate g. Vendor Oversight & Market Risk Vendor & market risk analysis Page 19

K. Legal (Ditech & RMS) Description N/A - No Transition Services Page 21

Schedule B SINGLE POINT OF CONTACT For Seller: Name: [●] Email: [●] Phone: [●] For Buyer: Name: [●] Email: [●] Phone: [●] WEIL:\97074215\1\41703.0011

Schedule C Cost Allocation Matrix for Transition Services Agreement Costs Attached. WEIL:\97074215\1\41703.0011

Cost Allocation Matrix for Transition Services Agreement Costs Personnel Costs - To be charged per employee per month based on actual base salary and bonus target, plus benefits and payroll taxes. Base compensation = actual employee base salary costs Bonus = actual employee monthly bonus target Benefits = $812 per employee per month Payroll taxes = 8.23% of sum of base salary and bonus costs per employee (represents social security, Medicare and unemployment taxes) Occupancy Costs - To be charged per employee per month based upon the employee's office location. Occupancy Fort Washington, PA $ 635 Tempe, AZ $ 585 Jacksonville, FL $ 348 Tampa, FL $ 862 Houston, TX $ 307 Remote $ - Telecom and Technology Costs - To be charged per employee per month based upon the employee's segment and function requirements. Telecom Technology Total Corporate Support $ 35 $ 473 $ 508 Servicing $ 315 $ 974 $ 1,289 Originations $ 94 $ 1,074 $ 1,168 RMS $ 158 $ 123 $ 281

EXHIBIT F Interim Servicing Agreement 107 WEIL:\97071286\6\41703.0011

Exhibit F INTERIM SERVICING AGREEMENT This is an INTERIM SERVICING AGREEMENT (the “Agreement”), by and between Ditech Financial LLC, having an office at 1100 Virginia Drive, Suite 100A, Fort Washington, PA 19034 (the “Servicer”), and [________________________]1 having an office at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 (the “Purchaser”). W I T N E S S E T H: WHEREAS, subject to the terms and conditions set forth in that certain Bulk Agreement for the Purchase and Sale of Servicing Rights, dated as of [______], 2019 (the “MSRPA”), between the Servicer and the Purchaser, the Purchaser will purchase certain servicing rights (the “Servicing Rights”) from the Servicer on a servicing released basis; and WHEREAS, prior to the sale of the Servicing Rights from the Servicer to the Purchaser, the Servicer was (i) the servicer with respect to certain mortgage loan securitization, home equity line of credit securitization and manufactured housing securitization transactions and other transactions and was servicing the related assets underlying those transactions, which consist primarily of mortgage loans, REO properties, home equity lines of credit, manufactured housing installment sale contracts and installment loan agreements, repossessed properties and other assets, and (ii) the owner and servicer with respect to certain mortgage loans, home equity lines of credit, REO properties and manufactured housing installment sale contracts and installment loan agreements (collectively, the “Assets”), pursuant to the related servicing agreements set forth on Schedule I to the MSRPA; WHEREAS, the Purchaser and the Servicer wish to prescribe the manner of the interim servicing of the Assets from the time of the Sale Date (as defined in the MSRPA) until the related Servicing Transfer Date (as defined in the MSRPA). NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Servicer agree as follows: SECTION 1. Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the MSRPA. “Ancillary Fees”: As defined in the MSRPA. “Agreement”: This Interim Servicing Agreement including all exhibits, schedules, amendments and supplements hereto. “Accepted Servicing Practices”: As defined in the MSRPA. “Applicable Requirements”: As defined in the MSRPA. 1 Agreement may be revised to incorporate multiple purchaser entities. 732543373 19621021 4165-7142-5052.16

“Asset”: As defined in the recitals hereof. “Asset File”: With respect to the Assets and servicing rights transferred under the MSRPA, as defined in the MSRPA, and with respect to the Assets and servicing rights transferred under the MIPA, as defined in the MIPA. “Asset Purchase Agreement”: That certain Asset Purchase Agreement, dated as of [_____], 2019, by and among Ditech Holding Corporation, the Servicer and New Residential Investment Corp., as amended, restated or otherwise modified from time to time. “Business Day”: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of New York are authorized or obligated by law or executive order to be closed. “Commencement Date”: The Sale Date, which shall be the date on which the Servicer shall commence servicing of the Assets pursuant to the terms and conditions of this Agreement. “Customer Information”: The nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of the borrowers held or received by the Servicer in connection with the performance of its obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, (ii) the fact that an individual has a relationship with the Servicer or the Purchaser and/or its parent, affiliated or subsidiary companies or (iii) an individual’s account information. “Escrow Account”: As defined in Section 2.03 of this Agreement. “Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and any other payments required to be escrowed by a borrower with the mortgagee or other lender pursuant to the Applicable Requirements. “Fannie Mae”: The Federal National Mortgage Association, or any successor thereto. “Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto. “Interim Servicing Fee”: With respect to each Asset, as defined in Section 2.07(a). “Interim Servicing Period”: With respect to any Asset, the period commencing on the Commencement Date and ending on the related Servicing Transfer Date. “Investor”: With respect to any Asset, Fannie Mae or Freddie Mac, as applicable. “Loss Mitigation”: With respect to any Asset, a loan modification, loss mitigation, foreclosure alternative or foreclosure prevention effort or process, including but not limited to an interest free deferral of principal (i.e., “principal forbearance”) or principal forgiveness and 2 732543373 19621021 4165-7142-5052.16 including any applicable appeal rights or appeal period available to a Mortgagor pursuant to the foregoing, which is initiated or offered or completed to or with the related Mortgagor pursuant to and in accordance with any federal, state, or local program or any proprietary program and applicable law and regulations. “MIPA”: That certain Mortgage Instrument and Delinquency Amounts Asset Purchase Agreement, dated as of [______], 2019, between the Servicer and the Purchaser. “Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon. “MSRPA”: As defined in the recitals. “Sale Date”: As defined in the MSRPA. “Servicing Agreements”: As defined in the MSRPA, together with (i) the Servicing Agreement, dated December 29, 2017, between NRZ Mortgage Holdings LLC and Ditech Financial LLC, and (ii) the Subservicing Agreement, dated August 8, 2016, between New Residential Mortgage LLC and Ditech Financial LLC, as amended by Amendment No. 1 to the Subservicing Agreement dated December 29, 2016, between New Residential Mortgage LLC and Ditech Financial LLC, and as further amended by Amendment No. 2 to the Subservicing Agreement dated March 8, 2017, between New Residential Mortgage LLC and Ditech Financial LLC. “Servicing Transfer Date”: With respect to each Asset, the date on which the Servicer transfers all servicing activities to the Purchaser; or such other date or dates as mutually agreed upon by the parties. SECTION 2. Servicer’s Servicing Obligations. Effective on the Commencement Date, the Servicer shall service the Assets for the Purchaser pursuant to the Servicing Agreements and in accordance with Applicable Requirements and Accepted Servicing Practices, and as outlined in Section 2.01 herein. On each Servicing Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to the Assets and the Servicer shall cease all servicing responsibilities related to the Assets on such date. Section 2.01. Servicer to Act as Interim Servicer. (a) With respect to each Asset sold to the Purchaser on the Commencement Date, the Purchaser shall retain the Servicer as the contract servicer of the Assets until the related Servicing Transfer Date. The Servicer, as an independent contractor, shall service and administer the Assets and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement, the Servicing Agreements, Accepted Servicing Practices and Applicable Requirements. In servicing and administering the Assets, the Servicer shall employ procedures and exercise the same care that it customarily employs and exercises in servicing and administering similar assets for its own account, giving due consideration to Accepted Servicing Practices. Servicer shall supervise and conduct periodic 3 732543373 19621021 4165-7142-5052.16 reviews of any vendor and/or service provider performing servicing activities or services with respect to the Assets during the Interim Servicing Period, which supervision and review shall be completed in accordance with Applicable Requirements, the Servicing Agreements and with Servicer’s vendor management policies and procedures. Servicer shall notify Purchaser promptly of any material deficiencies of any such vendor or any material violations of any Applicable Requirements by any such vendor relating to such activities or services. The use by Servicer of any vendor shall not relieve Servicer of its obligations under this Agreement, and Servicer shall be fully responsible for any acts or omissions of such vendors. (b) Notwithstanding any other provision of this Agreement, from and after the Commencement Date, the Servicer shall not, without the prior written consent of the Purchaser, (i) modify any Asset (including, without limitation, a release of any collateral or any party from liability on or with respect to such Asset) or make any other material loss mitigation decision, (ii) forgive principal in respect of any Asset, (iii) accept a deed in lieu of foreclosure with respect to any Asset, (iv) conduct any short sale in respect of any Mortgaged Property or any short refinancing with respect to any Asset, (v) commence any foreclosure with respect to any Asset or bankruptcy proceeding against any borrower, (vi) settle or compromise any condemnation or insurance claim or proceeding, (vii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of any of the Assets unless required by law, or (viii) sell, liquidate or otherwise dispose of any Asset; provided that the restrictions set forth in this sentence shall not apply with respect to (a) Loss Mitigation activities that are a continuation of actions commenced prior to the Commencement Date, or (b) if the Servicer reasonably determines that such action is required by Applicable Requirements. If the Servicer takes any such action allowed pursuant to this paragraph, the Servicer shall provide, within a commercially reasonable time period, a written notice to the Purchaser of any modification or short sale request received by the Servicer. (c) During the Interim Servicing Period, the Servicer shall collect all payments due, including past due payments, on each of the Assets when the same shall become due and payable and shall take care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Assets and each related Mortgaged Property. (d) During the Interim Servicing Period, the Purchaser shall be solely responsible for making any and all Advances and other payments required to be made in connection with the Assets. During the Interim Servicing Period, the Servicer may, from its own funds, choose to but shall not be required to advance any amounts relating to the servicing of the Assets (including any and all Advances, escrow amounts, and litigation-related expenses) or make any other out-of-pocket payments, required to be made pursuant to this Agreement, the Guides or the Servicing Agreements. With respect to each Asset, upon gaining knowledge of the need to pay any Advance or other amount either (i) required to be paid pursuant to the applicable Guide or Servicing Agreement or (ii) that is advisable to be paid, as determined at the Servicer’s sole and reasonable discretion, pursuant to Accepted Servicing Practices to preserve the value of such Asset or the Servicing Rights related to such Asset, the Servicer may, in its sole discretion, pay such Advances or other amounts, or shall promptly notify the Purchaser of any such Advances or other amounts after gaining knowledge of the need or advisability of paying such amounts, in accordance with the guidelines set forth on Exhibit A attached hereto. In accordance with the guidelines attached hereto as Exhibit A, the Servicer shall promptly provide a loan level report and all 4 732543373 19621021 4165-7142-5052.16 reasonably necessary supporting documentation and invoices, upon the Servicer’s receipt of such supporting documentation and invoices, with respect to such Advances or other amounts necessary for the Purchaser to determine whether such Advances or other amounts are required or advisable to be paid and are reimbursable in accordance with Applicable Requirements. If the Purchaser, in its sole and reasonable discretion, elects to make an Advance or other payment after receiving notice of the need or advisability thereof from the Seller under this Section 2.01(d), then the Purchaser shall, in accordance with the guidelines attached hereto as Exhibit A and in no event no less than one (1) Business Day before such Advance or other payment is due, deposit the funds necessary to make such Advance in the Custodial Account or other account identified by the Servicer via wire transfer in immediately available funds. If the Purchaser deposits the funds necessary to make any such Advances, the Servicer shall use such funds to make the related Advances in accordance with Applicable Requirements, any instructions from the Purchaser and the guidelines set forth on Exhibit A attached hereto. Any payments or Advances made by the Servicer from its own funds pursuant to this section shall be reimbursable in accordance with Section 2.07(d) below. For the avoidance of doubt, the Servicer shall be required to give notice to the Purchaser of any amounts pursuant to this Section 2.01 only to the extent that the Servicer has knowledge of such amounts. Section 2.02. Custodial Accounts. During the term of this Agreement, with respect to each Asset hereunder, the Servicer shall maintain all collections and funds in the Custodial Accounts in accordance with Applicable Requirements pursuant to the MSRPA and MIPA, as applicable. As provided in Section 2.01, the Purchaser shall be responsible for all Advances required in connection with the Assets during the term of this Agreement. The Servicer shall remit to the Custodial Accounts, pursuant to the Applicable Requirements, Mortgage Loan Payments collected by Servicer. The Servicer acknowledges that the Escrow Accounts, Custodial Accounts and any collections it receives on the Assets during the term of this Agreement (except for Ancillary Fees) are for the account of the applicable borrower, Securitization Trust, or Investor, or the Purchaser, as applicable. All Custodial Accounts shall be maintained by and carried in the records of Servicer in trust for the Purchaser, the applicable Agency, securitization trust or trustee and/or Mortgagors, as applicable, except as may otherwise be required by Applicable Requirements. Section 2.03. Escrow Accounts. The Servicer shall ensure that an escrow account is established or maintained for each Asset (each, an “Escrow Account” and, collectively, the “Escrow Account”), as necessary or applicable, in accordance with Applicable Requirements and Accepted Servicing Practices. The Servicer shall be responsible for all matters relating to the administration of the Escrow Accounts, including without limitation, (i) the application of funds to a borrower’s Escrow Account, (ii) the disbursement of funds to the proper parties for escrowed items when due, (iii) payment of interest on funds deposited into such Escrow Accounts to the extent required by applicable law, (iv) performance of an annual escrow analysis if applicable, and (v) maintenance of all records with respect to such Escrow Accounts, in accordance with Accepted Servicing Practices. During the Interim Servicing Period, if adequate funds are not available in the Escrow Account at the Asset level to pay escrowed items when due, the Servicer may, in its sole discretion, advance from its own funds sufficient funds to cover any such deficiency, or shall promptly, after gaining knowledge of such deficiency, notify the Purchaser of the amount of such deficient funds and the Purchaser shall promptly pay sufficient funds to cover any 5 732543373 19621021 4165-7142-5052.16 such deficiency in a manner to ensure payment of such escrowed items prior to the time at which a penalty for late payment would be assessed; provided, however, that the Purchaser shall be responsible for any documented fees, costs, expenses or penalties incurred by the Servicer as a result of the Purchaser failing, after receiving notice from the Servicer pursuant to this Section 2.03, to provide sufficient funds to cover any deficiency in the applicable Escrow Accounts or to provide such funds with enough time to prevent any penalty from being assessed or any fees being incurred by the Servicer. Any payments made by the Servicer pursuant to this section shall be reimbursable in accordance with Section 2.07(d) below. Section 2.04. Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Servicer shall maintain with responsible companies a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity that requires such persons to handle funds, money, documents or papers relating to the Assets, in amounts as required by the Applicable Requirements. The Servicer shall provide Purchaser with an electronic copy of such insurance policy or policies and fidelity bond upon Purchaser’s written request. Section 2.05. Remittances to the Investors and Securitization Trusts. The Servicer shall remit all payments applicable to principal and interest, including without limitation prepayments of principal, less the Interim Servicing Fee calculated and deducted pursuant to Section 2.06 of this Agreement, in accordance with the related Guide or Private Investor Servicing Agreement, as applicable, and shall make all principal and interest advances to the Investor or Securitization Trust, as applicable, pursuant to the related Guide or Private Investor Servicing Agreement, as applicable. Section 2.06. Remittance to Purchaser. During the Interim Servicing Period, the Purchaser will be entitled to receive the monthly Servicing Fee less the monthly Interim Servicing Fee due to the Servicer and other amounts due to the Servicer pursuant to Section 2.07(b) of this Agreement. Section 2.07. Servicing Compensation. (a) Interim Servicing Fee. In consideration for the Servicer’s performance of its servicing obligations pursuant to this Agreement and subject to the terms and conditions herein, the Servicer shall be entitled to receive an interim servicing fee during the Interim Servicing Period in accordance with the fee schedule set forth below (in each case pro-rated for any partial month based on the actual number of days in such month during which the servicing obligations are performed) (the “Interim Servicing Fee”): LOAN STATUS MONTHLY FEE PER LOAN2 Base Fee/Current $6.50 1 - 29 Days Delinquent $6.50 30 - 59 Days Delinquent $16.50 2 Delinquency pricing includes per loan base fee. 6 732543373 19621021 4165-7142-5052.16

60 - 89 Days Delinquent $26.50 90+ Days Delinquent $56.50 REO Property $81.50 The Servicer shall provide the Purchaser with a monthly report prior to the tenth (10th) Business Day of each month setting forth on a loan level and aggregate basis the Interim Servicing Fee for the prior calendar month. The Interim Servicing Fee shall be payable to Servicer in accordance with this Section 2.07. (b) Other Payments to Servicer. In addition to the Interim Servicing Fee, the Servicer shall be entitled to receive or retain, as applicable, the Ancillary Fees (other than any interest received on funds deposited in the Custodial Accounts) held relating to the Servicing Rights received with respect to the applicable Assets and Servicing Rights prior to each Servicing Transfer Date. Starting in the month immediately following the Sale Date, the Servicer shall remit to the Purchaser the interest received on funds deposited in the Custodial Accounts monthly on the last Business Day of the first week of each month during the Interim Servicing Period, or on such other date as mutually agreed to by the parties hereto. Custodial Funds held in such Custodial Accounts in accordance with the MIPA or the MSRPA, as applicable. (c) Remittances to Purchaser. On or prior to the fifth (5th) Business Day of each month, the Servicer shall remit to the Purchaser, through a wire transfer of immediately available funds, all Servicing Fees and other amounts payable to the Purchaser pursuant to the Guides and Servicing Agreements with respect to the preceding calendar month in excess of the applicable Interim Servicing Fees and the other amounts to which the Servicer is entitled pursuant to Section 2.07(b). Within five (5) Business Days of providing such funds to the Purchaser, the Servicer shall provide supporting reports that reflect the Servicing Fee less the Interim Servicing Fee and other amounts pursuant to Section 2.07 of this Agreement due to the Servicer and the net amount due to the Purchaser. During the Interim Servicing Period, the Servicer shall hold all such net Servicing Fees in trust for the benefit of the Purchaser. In the event the Servicing Fee does not equal the sum of the Interim Servicing Fee, the Servicer may elect to send an invoice to the Purchaser for the unpaid amount due the Servicer, which invoice shall be due and payable by the Purchaser within fifteen (15) days of the Purchaser’s receipt of such invoice. (d) Advances. To the extent that the Servicer is entitled to reimbursement pursuant to this Agreement, the Asset Purchase Agreement, the MIPA or the MSRPA for any Advances as of the applicable Servicing Transfer Date, the Purchaser shall reimburse the Servicer for such amounts through a wire transfer of immediately available funds within five (5) Business Days following receipt of (i) a loan level report reflecting such Advances (including a loan level and line by line description of the type of Advance) and (ii) all reasonably necessary supporting documentation and invoices with respect to such Advances necessary for the Purchaser to determine that such Advances are reimbursable in accordance with Applicable Requirements. Section 2.08. Litigation. (a) Notification to Counsel. With respect to any Asset which is the subject of litigation relating to bankruptcy as of the Commencement Date (a “Pending Bankruptcy 7 732543373 19621021 4165-7142-5052.16

Proceeding”), the Purchaser shall, as soon as reasonably practicable after the applicable Servicing Transfer Date, at its sole cost and expense, (i) notify the appropriate court officer and all counsel of record in each such Pending Bankruptcy Proceeding of the transfer of such Asset from the Servicer to the Purchaser, (ii) file pleadings to substitute counsel (unless said counsel has agreed to represent the Purchaser in the Pending Bankruptcy Proceeding at the Purchaser’s request and sole cost and expense), and (iii) file pleadings and other appropriate documents to institute proceedings to remove the Servicer as a party in such Pending Bankruptcy Proceeding and substitute the Purchaser or its designee as the real party in interest, and change the caption thereof accordingly. (b) Foreclosure. The Purchaser shall notify the appropriate court that it is assuming such foreclosure action and the Purchaser shall remove the Servicer as a party in any such foreclosure proceeding and substitute the Purchaser as the real party in interest to the extent permitted by such court as soon as reasonably practicable after the related Servicing Transfer Date. To the extent applicable, the Servicer shall reasonably cooperate with the Purchaser or its designee in connection with any such foreclosure as well as to minimize disruptions to foreclosures in process as of the applicable Servicing Transfer Date as a result of the transfer of servicing to the Purchaser or its designee, including executing such documentation as the Purchaser may reasonably require to substitute the Purchaser as plaintiff in any foreclosure actions at the Purchaser’s expense within thirty (30) days of the applicable Servicing Transfer Date; provided, however, that the foregoing thirty (30) day limitation shall not apply in respect of any Asset that is subject to a bankruptcy proceeding or any contested foreclosure. Section 2.09. Termination. The servicing responsibilities of the Servicer, as interim servicer, shall terminate at the latest to occur of the expiration of the Interim Servicing Period and the date on which servicing is actually transferred in accordance with the MSRPA or the MIPA, as applicable. Pursuant to the MSRPA, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in the Purchaser’s possession all Asset Files, and do or accomplish all other acts or things necessary or appropriate to effect the termination, whether to complete the transfer and endorsement or assignment of the Assets and related documents, or otherwise. The Servicer agrees to cooperate with the Purchaser and any successor servicer in effecting the termination of the Servicer’s responsibilities hereunder as interim servicer, including, without limitation, the transfer to such successor for administration by it of all amounts received after the Commencement Date with respect to the Assets and held in the Custodial Account and Escrow Accounts for distribution to the Purchaser. Section 2.10. Use by Servicer of a Subservicer. The Servicer may, with the Purchaser’s prior written consent it its sole and absolute discretion, arrange for the subservicing of the Assets pursuant to a subservicing agreement; provided that, notwithstanding the provisions of any such subservicing agreement, any of the provisions in this Agreement or the MSRPA relating to the agreements or arrangements between the Servicer and the Purchaser or reference to actions taken through the Servicer or otherwise, the Servicer shall remain obligated and liable to the Purchaser and its successors and assigns for the servicing and administration of the Assets in accordance with the provisions of this Agreement and the MSRPA without diminution of such obligation or liability by virtue of any such subservicing agreement. All actions of each subservicer performed pursuant to any such subservicing agreement shall be performed as an agent of the Servicer with the same force and effect as if performed directly by the Servicer. 8 732543373 19621021 4165-7142-5052.16

Section 2.11. Expenses. Except as otherwise set forth in this Agreement, the MIPA, the MSRPA or the Asset Purchase Agreement, Servicer shall be responsible for Servicer’s direct and indirect costs and expenses associated with the servicing of the Assets during the Interim Servicing Period and associated with fulfilling its obligations under this Agreement, including, without limitation, Servicer’s personnel, facilities, supplies, postage and electronic data processing system expenses, in each case regardless of whether Servicer elects to contract with any vendors to perform all or any portion of such general and administrative functions. Section 2.12 Licenses. Servicer has and shall maintain all approvals, qualifications and licenses required to be held by it to perform its obligations pursuant to this Agreement, including, without limitation, all applicable Agency approvals and qualifications, during the Interim Servicing Period. Section 2.13. Notification of Certain Events. Servicer shall promptly notify Purchaser in writing of the following events arising or occurring during the Interim Servicing Period: (a) Any notice or discovery of violations of Applicable Requirements or the obligations of Servicer under this Agreement, together with Servicer’s explanation of same and a remediation plan regarding such actual or alleged violation. (b) Any notice or discovery of a data security incident or security breach regarding data relating to the Assets or the related Mortgagors, together with Servicer’s explanation of same and remediation plan regarding such actual or alleged incidents or breaches. (c) Any repurchase, make whole or indemnification claim by an Agency with respect to any Asset. Servicer shall cooperate with any reasonable request of Purchaser for information, data or documentation with respect to such Asset and Agency claim. (d) On a monthly basis, any Agency or Insurer claims that are paid, rejected, delayed or modified by the applicable Agency or Insurer. Section 2.14. Access to Information. Servicer shall allow Purchaser and its counsel, accountants, advisers, consultants, auditors, potential or actual financing counterparties and/or other representatives, reasonable access, upon reasonable prior notice and during normal business hours, to all of Servicer’s files, books and records directly relating to the Servicing Rights, the Assets, Custodial Accounts and Advances. Purchaser or any Person authorized by Purchaser may, from time to time, upon reasonable prior notice and during normal business hours, inspect and audit Servicer’s servicing activities with respect to the Assets and all applicable accounting records relating to Servicer’s compliance with this Agreement. Commencing no later than the initial Sale Date, Servicer shall allow, or cause to be allowed, upon reasonable prior notice and during normal business hours, Purchaser or any Person authorized by Purchaser access to the Asset Files in its possession or control by providing access to Servicer’s document imaging system promptly upon Purchaser’s written request. Servicer shall make available its personnel to Purchaser or to such authorized Person at any time during normal 9 732543373 19621021 4165-7142-5052.16 business hours and upon reasonable prior notice for the purpose of responding to questions or inquiries in connection with Purchaser’s interim servicing or servicing transfer oversight. Upon reasonable prior notice and during normal business hours, Servicer shall make available its policies and procedures relevant to servicing the Assets and to servicing transfers for review by Purchaser upon request at Servicer’s office, and shall provide summaries of or excerpts from any such policies and procedures electronically as Purchaser may reasonably request. From time to time prior to and up to twelve (12) months after the final Servicing Transfer Date, Servicer shall, upon a commercially reasonable request and to the extent the Seller has servicing personnel with the capacity to assist, furnish to Purchaser (or Purchaser’s subservicer or other representative) any supplementary information to the information contained in the documents, electronic data, annexes and schedules delivered pursuant hereto reasonably available to Servicer as Purchaser may reasonably request, and/or which may be necessary to enable Purchaser to file any reports due to any Agencies or any Governmental Authority in connection with the related Assets or Servicing Rights and which supplementary information is not already in the possession of Purchaser or its representative and is not reasonably available to or obtainable by Purchaser. The Servicer’s obligations in this Section 2.14 shall survive the Interim Servicing Period but shall cease and be of no further effect on the date that is twelve (12) months after the final Servicing Transfer Date. Section 2.15. Maintenance of Books and Records. In accordance with Applicable Requirements and Accepted Servicing Practices, the Servicer shall keep records pertaining to (a) each Asset and the collections made thereon; (b) each distribution of Custodial Funds paid by the Servicer; (c) Advances made and reimbursed during the Interim Servicing Period; and (d) all other activities pertaining to the Servicing Rights during the Interim Servicing Period. Subject to Applicable Requirements, all books, records, documents, files, and other information and data in Servicer’s possession pertaining to the Assets, including all documents, records and reports relating to any Pool in which the Assets are contained, shall, at all times after the Sale Date, be and remain the property of Purchaser or the applicable Agency, as applicable. The Servicer’s obligations under this Section 2.15 shall survive the Interim Servicing Period but shall cease and be of no further effect on the date that is six (6) months after the final Servicing Transfer Date. Section 2.16. Cooperation. During and, as applicable, for a period of thirty (30) days after the final Interim Servicing Period, Servicer shall reasonably cooperate with Purchaser with respect to the Servicing Rights and the related Assets in carrying out the purposes of this Agreement and in providing information requested by the Purchaser regarding the Servicing Rights and the related Assets. SECTION 3. Successor to the Servicer. Immediately upon the expiration of the Interim Servicing Period and the payment by the Purchaser to the Servicer of any amounts due and owing to the Servicer under this Agreement, the MIPA, the MSRPA or the Asset Purchase Agreement, the Purchaser or its designee shall succeed to and assume all of the servicing responsibilities, duties and obligations with respect to the Assets. 10 732543373 19621021 4165-7142-5052.16

SECTION 4. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, by nationally recognized overnight courier service, or, if by other means, when received by the other party at the address as follows: (i) if to the Servicer: Ditech Financial LLC 1100 Virginia Drive, Suite 100A Ft. Washington, Pennsylvania 19034 Attention: General Counsel (ii) if to the Purchaser: [________________________] 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Jonathan Grebinar; Michael Huang; Andrew Miller Email: jgrebinar@fortress.com; mhuang@fortress.com; amiller@fortress.com or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). SECTION 5. Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good- faith, to develop a structure, the economic effect of which will closely replicate the economic effect of this Agreement without regard to such invalidity. SECTION 6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF), any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, or by facsimile 11 732543373 19621021 4165-7142-5052.16 transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement. SECTION 7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, including its statute of limitations, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, without regard to any laws or rules or provisions, including any borrowing statute, that would result in the application of the laws, rules or provisions of any jurisdiction other that the State of New York. SECTION 8. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Servicer and the Purchaser and the respective successors and assigns of the Servicer and the Purchaser. Neither party shall assign this Agreement without the prior written consent of the other. SECTION 9. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. SECTION 10. Privacy and Information Security. The parties hereby acknowledge that each is subject to certain privacy and information security laws and regulations (including, without limitation, the applicable provisions of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder) pursuant to which it is required to obtain certain undertakings from the other with regard to the privacy, use and protection of nonpublic personal financial information of the borrowers and certain other parties. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Servicer and the Purchaser agree that (a) each shall keep all Customer Information strictly confidential and shall not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement, or, as directed by a court or other administrative or judicial body of competent jurisdiction, and (b) they shall not disclose Customer Information to any third party, including, without limitation, third party service providers, without an agreement in writing from the third party that it will protect such Customer Information and will use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s or the Purchaser’s obligations under this Agreement, pursuant to applicable law, and/or at the direction of a court or other administrative or judicial body of competent jurisdiction. In the event the Servicer receives a subpoena or other validly issued administrative or judicial process requesting Customer Information, the Servicer shall provide the Purchaser with prompt actual notice of such receipt, and shall provide the Purchaser with a reasonable opportunity to intervene in the proceeding before the time that the Servicer is required to comply with such subpoena or other process. The Purchaser shall indemnify and hold harmless the Servicer from any damages the Servicer incurs as a result of any such subpoena or other validly issued administrative or judicial process. The obligations set forth in this Section 10 shall survive termination of this Agreement. SECTION 11. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: 12 732543373 19621021 4165-7142-5052.16

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (f) the term “include” or “including” shall mean without limitation by reason of enumeration. SECTION 12. Further Agreements. The Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement. SECTION 13. Exclusive Remedy and Limitation of Liability. The Purchaser hereby agrees that the remedies provided by Article IX of the Asset Purchase Agreement and Section 14 herein shall be the sole and exclusive remedy of the Purchaser and its representatives and Affiliates, whether at law or in equity, in the event of any breach or termination of this Agreement by Servicer and none of the Purchaser or its representatives or Affiliates shall have any other remedy or cause of action against Servicer or any of its representatives or Affiliates under or relating to this Agreement or any applicable law except as set forth in and in accordance with and subject to the terms and limitations of Article IX of the Asset Purchase Agreement and Section 14 herein. Neither party shall be responsible under or resulting from this Agreement to the other, and whether for indemnity, general common law contract damages or other damages, for any consequential, punitive, incidental, indirect, exemplary or special losses or damages, including lost profits awarded as direct damages, even when advised of the possibility of any of the foregoing damages. SECTION 14. Specific Performance. The parties acknowledge and agree that the other party and its respective Affiliates and estate would be damaged irreparably in the event the other party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breach this Agreement, so that, in addition to any other remedy that the non- 13 732543373 19621021 4165-7142-5052.16 breaching party may have under law or equity, the non-breaching party shall be entitled, without the requirement of posting a bond or other security or proof of damages or otherwise, to injunctive relief to prevent any breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. The remedies available to the parties pursuant to this Section 14 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking to collect or collecting damages that such party is entitled to seek or collect. Notwithstanding anything herein to the contrary, in no event will this Section 14 be used, alone or together with any other provision of this Agreement, to require the Servicer to remedy any breach of any representation or warranty of the Servicer made herein. SECTION 15. Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Purchaser. [Signatures on following page] 14 732543373 19621021 4165-7142-5052.16

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written. DITECH FINANCIAL LLC By: ______________________________ Name: Title: [________________________] By: ______________________________ Name: Title: Signature Page to Interim Servicing Agreement (Ditech-Fortress)

Exhibit A Advance Guidelines Overview: This memo addresses the funding of corporate and escrow advances during the Interim Servicing Agreement (“ISA”) period. While both the Purchaser and Seller (“Ditech” or “the company”) have conceptual agreement the following provides a summary level outline of the proposed process. General Procedure: . Ditech shall provide the Purchaser written notice of the advance amounts required to be deposited in such Account(s) so that the Account(s) will have funds on deposit at least equal to the amount required to be paid to the applicable Investor, Attorney firm and/or applicable servicer provider. . The company shall provide the Purchaser written notice (via e-mail) as far in advance of the required funding as is possible and no less than two (2) Business Days, unless indicated otherwise below, prior to the required funding date, at which time the Purchaser will wire the appropriate funds into the designated bank account(s). . As recoveries are received they will be netted against the advance requirement. Corporate Advances: . The company currently operates its corporate advance expense payment processing on a 30-calendar day schedule. Therefore, the company will have a forward view of those expenses which will be paid on a rolling 30 calendar day basis. The company will provide Purchaser with a report monthly reflecting the corporate advances to be paid over the next 30 days. The report will be provided monthly by the 5th business day. . On a weekly basis the company will send a report of the invoices that were reviewed and approved to be paid the following week. The report will be provided by end of day Tuesday with funds to be remitted by Purchaser as soon as reasonably possible but no later than by mid-day Friday. . The company will fully cooperate with Purchaser to file same day financing DDAR reports so that the Purchaser can obtain same day financing of such advances. Escrow Advances: A-1

- Due to the unpredictability of tax disbursements, the company receives a daily report of pending TAR disbursements from its tax service vendor CoreLogic. As an example, see the table below which was transmitted to Ditech from CoreLogic on Mon 6/3/2019 10:39 AM.

PAY DATE 06/05/19				
STATE	**LIEN COUNT**	**TAR TOTAL $**	**ELD**	**LDW**
CO	2,967	$3,275,602.75	6/15/2019	6/7/2019
ID	52	$33,756.32	6/20/2019	6/7/2019
IL	572	$780,044.31	6/21/2019	6/7/2019
VA	57	$36,113.25	6/15/2019	6/7/2019
Grand Total	**3,648**	**$4,125,516.63**		

ELD – "Economic Loss Date" Last day to submit payment to taxing authority without accruing penalty
LDW – "Last Day to Wire" for servicer to wire funds to tax service provider

- The company currently advances funds for taxes and insurance ("T&I") each month. No later than the 15th day of each month (or the following business day if the 15th falls on a non-work day), an estimate of T&I advances for the following month will be provided by the company to the Purchaser.

A-2

. To the extent permissible, the company will adjust the timing of TAR disbursements to satisfy Purchaser’s request, subject to the limitations from its tax service provider and the local taxing authorities. . The company will have an estimate of the required funds necessary for the pending disbursement, and will fully cooperate with the Purchaser so that the Purchaser can file same day financing through filing advance financing DDARs as is conducted in the current DDAR process between the company and Purchaser. . On a daily basis, or when received (on days when no TAR is pending), the company will send a copy of the report received from CoreLogic (or have Purchaser added to current distribution list) as soon as reasonably possible. . As soon as reasonably possible after the receipt of a TAR report, the company will provide an estimate of the advance amount for the associated TAR disbursement. Available customer escrow funds will be applied per applicable requirements and the estimated advance amount will be the net of the required disbursement and available escrow funds. . The Purchaser will review and wire the requested amount to the company by the next business day. . The company will refund all surplus funds provided by the Purchaser by 4 PM on the day the final advance balance is known or the estimated advance balance is reduced. . On a daily basis, the company can provide a copy of the P111 Escrow advance and repay daily report (see example below) A-3

Exhibit 1

Prior 3 Month Disbursement Summary

Disbursement Activity

($s in 000s)

Escrow Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	11,111	13,980	9,418
FHLMC MSR	171	175	120
GNMA MSR	5,397	5,609	4,198
Private/MH/Other	12,886 [1]	2,024	12,836 [1]
Grand Total	**29,565**	**21,787**	**26,573**

Corporate Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	5,655	4,837	5,515
FHLMC MSR	78	125	61
GNMA MSR	2,446	3,455	1,860
Private/MH/Other	10,025	12,316	10,536
Grand Total	**18,205**	**20,733**	**17,971**

Total Disbursements:	Mar-19	Apr-19	May-19
FNMA MSR	16,766	18,817	14,933
FHLMC MSR	249	300	181
GNMA MSR	7,843	9,064	6,057
Private/MH/Other	22,911	14,340	23,372
Grand Total	**47,770**	**42,520**	**44,544**

1 – The artificially high disbursement amounts in March & May are reflective of the escrow balances being transferred to MSP from the GTA platform

A-4

Exhibit 2 Sample Corporate Advance Weekly Report SUBMITTED_ DEPARTME INVOICE_LINE_ NET_LINE_ITEM_ INVOICE_ID DATE LOAN_NUMBER VENDOR INVOICE_NUMBER ST NT_CODE INVOICE_TYPE STATUS PAYEE_CODE ITEM_ID PRICE QUANTITY AMOUNT CATEGORY SUB_CATEGORY AMOUNT 248444382 2/26/2019 36437622 Riley Pope & Laney, LLC 124064 SC TS Title Services Submitted ATSC000002 432521086 91.00 1.00 91.00 Title Costs Attorney Service 91.00 252804873 5/15/2019 33098252 Robertson, Anschutz & Schneid, P.L. 1191213 FL FC Foreclosure Services Submitted ATFL000024 438881516 0.41 3.00 1.23 Service Costs Postage 1.23 252860901 5/16/2019 34530931 Tiffany & Bosco, P.A. 17-04366-6b AZ FC Pre Sale Title Clearance/Curative Only Reviewed AT007 438962126 215.00 1.25 268.75 Attorney Fees Title Claim 268.75 252929291 5/17/2019 32832214 Phelan Hallinan Diamond & Jones, LLP (PA) 61448-2 GA FC Foreclosure Services Submitted ATPA000002 439063510 893.75 1.00 893.75 Attorney Fees Foreclosure Through Complaint 893.75 252780248 5/15/2019 38897666 Law Offices of Herschel C. Adcock, Jr 103461A LA FC Foreclosure Services Submitted ATLA000560 438843971 50.00 1.00 50.00 Service Costs Skip Trace/Search 50.00 252804873 5/15/2019 33098252 Robertson, Anschutz & Schneid, P.L. 1191213 FL FC Foreclosure Services Submitted ATFL000024 438881513 0.41 9.00 3.69 Service Costs Postage 3.69 252851809 5/16/2019 8858920 KML LAW GROUP, P.C. GT515553 PA FC Foreclosure Services Submitted ATPA000012 438948681 86.50 1.00 86.50 Recording Costs Assignment Recording 86.50 253573249 5/29/2019 37636073 SouthLaw, P.C. 711068A KS FC Foreclosure Services Submitted ATKS000755 439960725 215.00 0.40 86.00 Attorney Fees FC - Additional Motion/Response/Pleading 86.00 252874771 5/16/2019 53676011 Cohn, Goldberg, Deutsch, LLC 288709a MD FC Foreclosure Services Submitted ATMD000008 438984913 7.60 1.00 7.60 Service Costs Statutory Mailings 7.60 A-5

EXHIBIT G Confirmation Order Releases 108 WEIL:\97071286\6\41703.0011

EXHIBIT G 1. Upon entry of this Order approving the transactions contemplated by that certain Asset Purchase Agreement by and among Ditech Holding Corporation, Ditech Financial LLC, and New Residential Investment Corp. (“NRZ”) dated as of June 17, 2019 (such agreement, the “NRZ Purchase Agreement”), except for the rights and obligations (i) of the Debtors or NRZ under the NRZ Purchase Agreement and the Related Agreements (as defined in the NRZ Purchase Agreement) and (ii) identified in Section 4 below, in connection with the NRZ Purchase Agreement and for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, NRZ’s payment of the Purchase Price under the NRZ Purchase Agreement, and in acknowledgement that, at the time of issuance of termination notices of the Subservicing Agreement dated as of August 8, 2016 between New Residential Mortgage LLC (“NRM”) and Ditech Financial LLC (as amended, the “Subservicing Agreement”) by NRM, certain termination events had occurred under Section 5.3 of the Subservicing Agreement permitting a termination for cause of the Subservicing Agreement with respect to all mortgage loans, which termination events had not been timely cured or remedied (if applicable): (a) the Debtors and their controlled Affiliates, on behalf of themselves and, to the extent applicable, their Estates, shall and shall be deemed to fully, finally, and completely remise, release, acquit, and forever discharge the NRZ Parties 1 and their respective property of and from any and all claims, causes of action, obligations, rights, suits, judgments, remedies, interests, actions, liabilities, demands, duties, injuries, damages, expenses, fees, or costs of whatever kind or nature (including attorney’s fees and expenses), whether liquidated or unliquidated, foreseen or unforeseen, actual or alleged, known or unknown, asserted or unasserted, fixed or contingent, matured or unmatured, existing or having arisen up to and including the signing of the NRZ Purchase Agreement, whether in contract, tort, or otherwise, whether statutory, at common law, or in equity, including, but not limited to, claims for breach of contract, breach of the implied covenant of good faith and fair dealing, statutory or regulatory violations, for subrogation, indemnity, contribution, or reimbursement, or punitive, exemplary, or extra-contractual damages of any type, arising out of, based upon, or relating in any way, in whole or in part, whether through a direct claim, derivative claim, cross-claim, third-party claim, subrogation claim, class action, or otherwise, to (i) the pursuit, negotiation, documentation, execution, or implementation of the NRZ Purchase Agreement and the Related Agreements, except as expressly set forth therein, (ii) the Debtors’ chapter 11 cases, (iii) the Subservicing Agreement, including, but not limited to, the termination thereof and the transfer of rights and transition of the subservicing of loans thereunder, or (iv) any other agreement between NRZ, NRM, NewRez LLC (f/k/a New Penn Financial, LLC) (“NewRez”), and any of their Affiliates, on the one hand, and one or more of the Debtors, on the other hand, or any performance guaranty executed by one or more of the Debtors in favor of NRZ, NRM, NewRez, and any of their Affiliates (the foregoing released claims, subject to Section 4 below, collectively, the “Ditech Released Claims”); 1 “NRZ Parties” means New Residential Investment Corp., New Residential Mortgage LLC, NewRez LLC (f/k/a New Penn Financial, LLC), and each of its and their respective parents, Affiliates, subsidiaries, managers, limited liability companies, special purpose vehicles, partnerships, joint ventures, and other related business entities, and each of its and their respective current or former parents, Affiliates, subsidiaries, managers, limited liability companies, special purpose vehicles, partnerships, joint ventures, other related business entities, principals, partners, shareholders, officers, directors, partners, employees, agents, insurers, attorneys, accountants, financial advisors, investment bankers, consultants, any other professionals, any other representatives or advisors, and any and all persons who control any of the foregoing entities, as well as any predecessors-in-interest of any of the foregoing entities and any of the successors and assigns of any of the foregoing entities (each solely in its capacity as such). WEIL:\97058153\12\41703.0011

(b) NRZ, NRM, NewRez. and any of their respective Affiliates shall and shall be deemed to fully, finally, and completely remise, release, acquit, and forever discharge the Debtor Parties 2 and their respective property of and from any and all claims, causes of action, obligations, rights, suits, judgments, remedies, interests, actions, liabilities, demands, duties, injuries, damages, expenses, fees, or costs of whatever kind or nature (including attorney’s fees and expenses), whether liquidated or unliquidated, foreseen or unforeseen, actual or alleged, known or unknown, asserted or unasserted, fixed or contingent, matured or unmatured, existing or having arisen up to and including the signing of the NRZ Purchase Agreement, whether in contract, tort, or otherwise, whether statutory, at common law, or in equity, including, but not limited to, claims for breach of contract, breach of the implied covenant of good faith and fair dealing, statutory or regulatory violations, for subrogation, indemnity, contribution, or reimbursement, or punitive, exemplary, or extra-contractual damages of any type, arising out of, based upon, or relating in any way, in whole or in part, whether through a direct claim, derivative claim, cross- claim, third-party claim, subrogation claim, class action, or otherwise, to (i) the pursuit, negotiation, documentation, execution, or implementation of the NRZ Purchase Agreement and the Related Agreements, except as expressly set forth therein, (ii) the Debtors’ chapter 11 cases, (iii) the Subservicing Agreement, including, but not limited to, the termination thereof and the transfer of rights and transition of the subservicing of loans thereunder, or (iv) any other agreement between NRZ, NRM, NewRez, and any of their Affiliates, on the one hand, and one or more of the Debtors, on the other hand, or any performance guaranty executed by one or more of the Debtors in favor of NRZ, NRM, NewRez, and any of their Affiliates (the foregoing released claims, subject to Section 4 below, collectively, the “NRZ Released Claims”); (c) the Debtors, their controlled Affiliates, and, to the extent applicable, their Estates shall be, and shall be deemed to be, permanently and forever barred, estopped, stayed, and enjoined from: (i) pursuing any Ditech Released Claim against the NRZ Parties; (ii) continuing or commencing any action or other proceeding with respect to any Ditech Released Claim against the NRZ Parties; (iii) seeking the enforcement, attachment, collection, or recovery of any judgment, award, decree, or order against the NRZ Parties or property of the NRZ Parties with respect to any Ditech Released Claim; (iv) creating, perfecting, or enforcing any encumbrance of any kind against the NRZ Parties or the property of the NRZ Parties with respect to any Ditech Released Claim; and (v) asserting any right of setoff, subrogation, or recoupment of any kind against any obligations due to the NRZ Parties with respect to any Ditech Released Claim; and (d) NRZ, NRM, NewRez, and their respective Affiliates shall be, and shall be deemed to be, permanently and forever barred, estopped, stayed, and enjoined from: (i) pursuing any NRZ Released Claim against the Debtor Parties; (ii) continuing or commencing any action or 2 “Debtor Parties” means the Debtors and their Estates (to the extent applicable), and each of its and their respective parents, Affiliates, subsidiaries, managers, limited liability companies, special purpose vehicles, partnerships, joint ventures, and other related business entities, and each of its and their respective current or former parents, Affiliates, subsidiaries, managers, limited liability companies, special purpose vehicles, partnerships, joint ventures, other related business entities, principals, partners, shareholders, officers, directors, partners, employees, agents, insurers, attorneys, accountants, financial advisors, investment bankers, consultants, any other professionals, any other representatives or advisors, and any and all persons who control any of the foregoing entities, as well as any predecessors-in-interest of any of the foregoing entities and any of the successors and assigns of any of the foregoing entities (each solely in its capacity as such). 2 other proceeding with respect to any NRZ Released Claim against the Debtor Parties; (iii) seeking the enforcement, attachment, collection, or recovery of any judgment, award, decree, or order against the Debtor Parties or property of the Debtor Parties with respect to any NRZ Released Claim; (iv) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor Parties or the property of the Debtor Parties with respect to any NRZ Released Claim; and (v) asserting any right of setoff, subrogation, or recoupment of any kind against any obligations due to the Debtor Parties with respect to any NRZ Released Claim. 2. For the avoidance of doubt, the Ditech Released Claims, which pursuant to this Order are fully, finally, and completely remised, released, acquitted, and forever discharged, shall not constitute GUC Recovery Trust Causes of Action (or exist or be valid for any other purpose), and neither the GUC Trustee nor anyone else shall have any right to institute, file, prosecute, pursue, or take any other action with respect to the Ditech Released Claims. 3. For the avoidance of doubt, except in respect of the Subservicing Agreement Claim (as defined below), pursuant to this Order, the NRZ Released Claims are fully, finally, and completely remised, released, acquitted, and forever discharged, notwithstanding any proofs of claim filed by NRZ, NRM, NewRez and any of their respective Affiliates in connection with the Debtors’ chapter 11 cases. All such proofs of claim shall be disallowed with prejudice, and the NRZ Parties shall not be entitled to any recovery thereon. Notwithstanding the foregoing, nothing in this Order shall or shall be deemed to disallow, discharge, prejudice, or otherwise modify any proof of claim filed by NRZ, NRM, NewRez or any of their respective Affiliates to the extent such proof of claim asserts amounts owed to the NRZ Parties under that certain Subservicing Agreement dated August 8, 2016, as amended (the “Subservicing Agreement Claim”). Any distribution to the NRZ Parties on account of the Subservicing Agreement Claim shall be made in accordance with the provisions of the Plan for distributions to holders of Allowed General Unsecured Claims. 4. Notwithstanding the entry of this Order or anything to the contrary contained herein, the Ditech Released Claims and the NRZ Released Claims shall not include, and the NRZ Parties and the Debtor Parties shall not be released from: (a) any servicing or document holdback obligations pursuant to any agreement between the Debtors and their controlled Affiliates, on the one hand, and NRZ, NRM, NewRez and any of their respective Affiliates, on the other hand (the “Existing Agreements”), pursuant to which any servicing or document holdback amounts shall continue to be paid to the relevant party thereto in accordance with the terms of the Existing Agreements up to and following the Closing (as defined in the NRZ Purchase Agreement); (b) ordinary-course payments due in respect of interest on escrows, recapture and rebates, servicer incentives, remittance of advance recoveries and claims payments received by Debtors, payment by Debtors of interest on custodial accounts, servicing fees, and other amounts invoiced in the ordinary course of business between the Debtors and their controlled Affiliates, on the one hand, and NRZ, NRM, NewRez and any of their respective Affiliates, on the other hand, under the Existing Agreements, which shall continue to be paid to the relevant party thereto in accordance with the terms of the Existing Agreements, consistent with past practices, up to and following the Closing (as defined in the NRZ Purchase Agreement); or (c) the amounts due and owing between the Debtors and their controlled Affiliates, on the one hand, and NRZ, NRM, NewRez, and their respective Affiliates, on the other hand, under the Existing Agreements (the “Existing Agreement Balances”) solely to the extent such amounts are listed on Schedule A hereto. 3

5. For the avoidance of doubt, subject to Section 4(b) and Section 4(c), the Purchase Price (as defined in the NRZ Purchase Agreement) shall be payable by NRZ without any set-off, offset, adjustment, counterclaim, recoupment or any other reduction to the Purchase Price including in connection with any NRZ Released Claim, except as set forth in the NRZ Purchase Agreement. [Remainder of page intentionally left blank] 4

Schedule A See Attached.

SCHEDULE A NRZ Summary Money In/Out Balance as of BAU or ($ in millions) 5/31 Resolve Prior to Close In (NRZ owes Ditech) Need to discuss Loan Modification Exceptions; Custodian reporting all mods 1 Document Holdback $6.0 BAU need to be recorded but ditech legal has support where needed; payoffs; 2 Servicing Holdback 1.2 3 months following sale date 1/9 paid monthly over 9 months BAU 3 Interest on Escrow 0.7 BAU 4 Recapture agreement / Rebate (0.1) Balance represents $172k recapture agreement, and ($281k) Rebate. BAU 5 Servicer Incentives 0.1 BAU 6 Servicing Fees 1.7 BAU 7 Subtotal - Holdback and BAU $9.5 8 LPMI Mthly Fees (cumulative) $0.7 Updated through 4/30 Resolve Prior to Close Past due amount never settled - NRZ acknowledged on 2/13 should be 9 Claims Processing Invoices 1.4 Resolve Prior to Close netted with LPMI. 10 Total Owed to Ditech excluding holdbacks & BAU $2.1 11 LPMI overpaid sale price multiple ($4.3) Updated as of 5/31 Resolve Prior to Close 12 Interest Income on T&I (0.2) $0.2M Interest Income on T&I due to NRZ. Resolve Prior to Close 13 Sub-total (Owned to NRZ) ($4.5) 14 Net excluding holdbacks ($2.5)

EXECUTION VERSION DISCLOSURE SCHEDULE to ASSET PURCHASE AGREEMENT BY AND AMONG DITECH HOLDING CORPORATION, DITECH FINANCIAL LLC, AND NEW RESIDENTIAL INVESTMENT CORP. June 17, 2019 This Disclosure Schedule (the “Disclosure Schedule”) is the Disclosure Schedule referred to in the Asset Purchase Agreement (the “Agreement”), dated June 17, 2019, by and among Ditech Holding Corporation, a Maryland corporation (the “Company”), Ditech Financial LLC, a Delaware limited liability company (“Financial” and together with the Company, the “Sellers” and each a “Seller”), and New Residential Investment Corp., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. Any disclosure set forth in one section or subsection of this Disclosure Schedule shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure, notwithstanding the absence of a specific cross-reference. This Disclosure Schedule and the information and disclosures contained in these Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants of the Sellers contained in Article III and certain other enumerated sections of the Agreement. Except as expressly set forth herein, all information and disclosures contained herein are made as of the date of the Agreement, and their accuracy is confirmed only as of that date and not at any time thereafter; provided, that, for the avoidance of doubt, the foregoing shall not affect in any manner the time in which any representation or warranty in the Agreement shall be made or deemed to be made, whether as of the date of this Agreement and/or as of the Closing (or if expressly made as of another date, as of such date). Unless otherwise specified, documents attached to or delivered with any section of this Disclosure Schedule are incorporated in their entirety into that section of the Disclosure Schedule. This Disclosure Schedule and any documents attached to or delivered with the Disclosure Schedule are qualified 244215032 in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting or be deemed to constitute, any representation or warranty of any Seller or any other Person, except as and to the extent expressly provided in the Agreement. In some instances, cross-references have been made to other disclosures; the existence of such cross-references does not and should not be construed to imply that disclosures made in sections not cross-referenced are not applicable. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any Seller or an acknowledgement that such fact or item is required by the Agreement to be disclosed herein. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in the Agreement or included in the Disclosure Schedule is or is not material for purposes of the Agreement, nor shall such items or amounts or any non-disclosed information be deemed to establish a standard or admission of materiality or a basis for interpreting terms such as “material”, “materiality”, “Material Adverse Effect”, or any similar qualification in the Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in the Agreement or included in the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of the Agreement. Headings and introductory language (other than references to sections and subsections of the Agreement) have been inserted on the sections of the Disclosure Schedule for convenience of reference only, and shall not have the effect of amending and shall not be used to construe, the representations, warranties and covenants set forth in the Agreement. Nothing set forth in this Disclosure Schedule, including such headings and introductory language, shall be deemed to expand or otherwise broaden the scope of the required information to be disclosed in the Disclosure Schedule, to expand or limit the effect of the disclosure contained in the Disclosure Schedule or to otherwise alter the interpretation of the Agreement or the Disclosure Schedule. In disclosing this information, the Sellers expressly do not waive any attorney-client privilege associated with such information or any protections afforded by the work product doctrine, any obligation of professional confidentiality or any similar legal privilege or protection with respect to any of the matters described or discussed herein. 2

This Disclosure Schedule is provided subject to the Confidentiality Agreement. Section 1.1 Transferred Contracts (i) 1. See attached. (ii) 1. See attached. Acquired Assets (f) 1. See attached. (m) 1. Early buyout advances under the EverBank Agreement. Excluded Assets (a) 1. See attached. (m) 1. None. (u) 1. The file titled “Excluded Advance Loan Number List” located at 5.1.49 in the electronic data room maintained by the Sellers, made available to Buyer, hosted by Intralinks, Inc., titled “Project Phoenix” is incorporated by reference. The loans listed on the file tie to the amount reflected on page 8 of the Illustrative Purchase Price Calculation. For the avoidance of doubt, the Parties acknowledge and agree that acquired advances covered under an active indemnification claim by the Sellers against EverBank shall constitute Excluded Assets. All other advances on loans where servicing was acquired from EverBank shall constitute Acquired Assets. (x) 3

1. The accounts held by the Sellers entitled “Ditech Serv FHLMC Collateral Acct”, “Ditech FNMA Collateral Account”, “Ditech GNMA Collateral Acct”. 2. The custodial accounts with Citibank NY entitled “Escheatment account (GTA)” and “Escheatment account (MSP)”. 3. All of the cash held in the Ditech Financial LLC servicing operating account consisting of cash amounts reserved for to cover borrower, government, or vendor liabilities currently classified as unclaimed property since the initial checks issued to settle these payable amounts were never cashed. Such amount totaled $10,577,655.43 as of April 30, 2019. 4. The assets of the Company’s Subsidiaries, other than Ditech Financial LLC, Ditech Agency Advance Trust and Ditech PLS Advance Trust II. The assets of Ditech Agency Advance Trust and Ditech PLS Advance Trust II that would constitute Acquired Assets if they were owned by Ditech Financial LLC will be held by Ditech Financial LLC at the Closing. 5. The furniture and equipment located in “July 1 Space” described in the Lease Agreement, dated as of February 27, 2013, by and between Liberty Property Limited Partnership and Walter Investment Management Corp., as amended by the First Amendment, dated as of September 23, 2013, as amended by the Second Amendment, dated as of September 8, 2015, as amended by the Third Amendment, dated as of May 16, 2017, by and between LSOP 3 PA 1, LLC and Walter Investment Management Corp, as amended by the Fourth Amendment, dated as of May 30, 2019, by and between LSOP 3 PA 1, LLC and Ditech Holding Corporation. 6. All restricted cash to the extent not included on the Final Statement, including (i) cash held in the JAM II Escrow, (ii) cash held in connection with the DIP Facilities, (iii) cash held for professional fees, (iv) cash collateral held for corporate credit cards and (v) restricted cash in trust accounts. 7. All accounts receivable of each Seller and other amounts owed to each Seller, in each case, to the extent not reflected in the Final Statement, including (i) receivables due from insurance carriers and (ii) the MSR transaction holdback receivable from Mr. Cooper Group Inc. 8. All Freddie Mac servicing advances purchased pursuant to the settlement negotiations with Freddie Mac. 9. All deferred debt insurance costs. 10. All originations pipeline hedges. Excluded Liabilities (j) 1. Liabilities arising under or pursuant to the Fannie Mae Agreement. (k) 1. None. 4

Seller Knowledge Parties [***] Buyer Knowledge Parties [***] Transferred Leased Real Property 1. Lease Agreement, dated as of August 26, 2015, by and between Tempe Campus SPV LLC and Green Tree Servicing LLC, as amended by the First Amendment, dated as of August 31, 2015, by and between Ditech Financial LLC f/k/a Green Tree Servicing LLC and Tempe Campus SPV LLC. (This Contract cannot be removed from Section 1.1 of the Disclosure Schedule). 2. Lease Agreement, dated as of February 27, 2013, by and between Liberty Property Limited Partnership and Walter Investment Management Corp., as amended by the First Amendment, dated as of September 23, 2013, as amended by the Second Amendment, dated as of September 8, 2015, as amended by the Third Amendment, dated as of May 16, 2017, by and between LSOP 3 PA 1, LLC and Walter Investment Management Corp, as amended by the Fourth Amendment, dated as of May 30, 2019, by and between LSOP 3 PA 1, LLC and Ditech Holding Corporation. (This Contract cannot be removed from Section 1.1 of the Disclosure Schedule). Assumed Liabilities 1. The liabilities set forth in row 15 of the Illustrative Purchase Price Calculation. 5

Fannie Mae Approval 1. The execution and delivery by Fannie Mae of that certain Servicing Transfer Agreement (the “Fannie Mae Agreement”) by and between New Residential Mortgage LLC and Fannie Mae in substantially the form sent on June 12, 2019 by e-mail by Monique Kadnar of Fannie Mae to representatives of Buyer and the Company, [***]. 2. The execution and delivery of that certain Resolution Agreement by and between Fannie Mae and Ditech Financial LLC in substantially the form agreed to by such parties prior to the date hereof. 6

Section 2.3 Illustrative Purchase Price Calculation 1. See attached. 7

Project Phoenix PURCHASE PRICE CALCULATION AND TRANSACTION ACCOUNTING PRINCIPLES SUPPORT JUNE 2019 | CONFIDENTIAL

Introduction  This slide deck constitutes the Illustrative Purchase Price Calculation and Transaction Accounting Principles for purposes of the Asset Purchase Agreement (the “Agreement”) to which it is attached. Capitalized terms used in this Illustrative Price Calculation and not otherwise defined herein shall have the meanings given to them in the Agreement. In the event that this Illustrative Purchase Price Calculation conflicts, or is inconsistent, with the Agreement, the Agreement shall control  All items noted as “To Be Determined” are preliminary and subject to change based on ongoing analysis. Prior to the Closing Date, the Company and Buyer will cooperate in good faith to mutually agree on the appropriate Acquired, Assumed or Excluded designation for these assets and liabilities.  Consistent with the terms of the Agreement, a transaction balance sheet (the “Transaction Balance Sheet”) will be prepared in connection with the Closing (along with supporting schedules), consistent with historical accounting practices and the Transaction Accounting Principles(1) and will reflect the total amount of Acquired Assets and Assumed Liabilities. In addition, the Company will update the Transaction Balance Sheet and Illustrative Purchase Price Schedule with actual financials as of the Closing Date (to be delivered in conjunction with the Final Statement of the Remaining Assets)  The Transaction Balance Sheet will be calculated in accordance with the methodologies presented herein, including, where applicable, the value of certain Excluded Assets and Excluded Liabilities  The Transaction Balance Sheet will be adjusted for all valuation adjustments by asset and liability category (the “Purchase Price Schedule”)  The Company and Buyer will further create mutually agreed supporting schedules for the Ginnie Mae Closing and the PLS Closing, to the extent such closings are separate from the closing for all other assets  The Transaction Balance Sheet for the Estimated Closing Statement will be prepared at the time and in the manner described in the Agreement  The Company will also prepare and deliver to the Buyer an updated Illustrative Purchase Price Calculation (including the Internal Reference Materials referenced below) each month prior to the Closing Date and in no event later than 30 days following month end, along with supporting information  The unaudited Transaction Balance Sheet for 3/31/19 and the Purchase Price Adjustments are detailed herein for illustrative purposes only; however, the Parties acknowledge and agree that the Transaction Balance Sheet as of 3/31/19 is an important component of the calculation of the Purchase Price and is intended to serve as the baseline from which changes in application of GAAP or key assumptions would need to be warranted by changes in specific facts and circumstances related to the Company’s assets and liabilities  The parties agree that the Illustrative Purchase Price Calculation is further supported by agreed upon methodologies included in a separate file labeled “Internal Reference Materials”(2) (1) For the avoidance of doubt, the Transaction Balance Sheet and Purchase Price Schedule will continue to use the Company’s historical practices in accordance with GAAP, appropriately adjusted for the agreed upon Transaction Accounting Principles (2) The Internal Reference Materials have been agreed to by the Company and the Buyer and are located in the data room in folder “6.0 Forward Stalking Horse Support Documents” 2

Transaction Balance Sheet

Illustrative Unaudited Transaction Balance Sheet (as of 3/31/19)

$	[A]	[B]	[C = A - B]	[D]	[E]	[F = C - D - E]
	Consolidated Balance Sheet (3/31/19)	Less: Reverse	Total Financial Platform[1]	Less: Marix	Less: Excluded Assets and Liabilities[2][3][4]	Acquired Assets and Assumed Liabilities[2]
Cash and Cash Equivalents	$ 171,328,188	$ (127,541,835)	$ 43,786,353	$ (2,956,097)	$ (40,830,257)	$ -
Restricted Cash and Cash Equivalents	77,752,262	(15,000,000)	62,752,262	-	(48,499,716)	14,252,546
Res Loans at Amortized Cost, Net	491,495,186	-	491,495,186	-	-	491,495,186
Residential Loans at Fair Value	8,204,522,590	(7,623,811,203)	580,711,388	-	-	580,711,388
Receivables, Net	110,521,911	(37,134,436)	73,387,475	(3,516)	(31,596,867)	41,787,092
Servicer and Protective Advances, Net	403,194,834	(42,734,336)	360,460,498	-	(20,690,988)	339,769,510
Servicing Rights, Net	550,682,200	(2,593,097)	548,089,103	-	(2,003,469)	546,085,634
Goodwill	-	-	-	-	-	-
Intangible Assets, Net	13,160,952	-	13,160,952	0	-	13,160,952
Premises and Equipment, Net[5]	97,534,845	(8,561,061)	88,973,784	-	(33,598,771)	55,375,012
Deferred Tax Asset, Net	-	-	-	-	(0)	(0)
Other Assets	147,113,383	(66,889,669)	80,223,714	(1,612,500)	(43,824,521)	34,786,693
Intercompany Receivables	-	-	-	-	-	-
Assets	**10,267,306,350**	**(7,924,265,635)**	**2,343,040,714**	**(4,572,113)**	**(221,044,588)**	**2,117,424,013**
GNMA Preclosing Liabilities	$ 6,533,784	$ -	$ 6,533,784	$ -	$ -	$ 6,533,784
Payables and Accrued Liabilities	818,082,565	(104,076,775)	714,005,790	(6,374)	(112,754,594)	601,244,823
Servicer Payables	101,093,215	-	101,093,215	-	(7,790,924)	93,302,291
Servicing Advance Liabilities	203,180,377	-	203,180,377	-	(203,180,377)	-
Warehouse Borrowings	1,231,446,664	(821,981,978)	409,464,686	-	(409,464,686)	-
Debt, Net	-	-	-	-	-	-
Mortgage-Backed Debt, Net	89,164,366	-	89,164,366	-	-	89,164,366
HMBS Related Obligations at FV	6,751,935,733	(6,751,935,733)	-	-	-	-
Deferred Tax Liability, Net	2,043,647	0	2,043,647	(50)	(2,043,597)	0
Liabilities Subject to Compromise[5][6]	1,299,421,778	(6,937,346)	1,292,484,432	(60,000)	(1,276,152,792)	16,271,640
Intercompany Payables	-	(89,126,241)	(89,126,241)	(77,727)	89,203,968	-
Liabilities	**$ 10,502,902,129**	**$ (7,774,058,071)**	**$ 2,728,844,057**	**$ (144,151)**	**$ (1,922,183,003)**	**$ 806,516,904**
Net Assets (Liabilities)	**$ (235,595,779)**	**$ (150,207,564)**	**$ (385,803,343)**	**$ (4,427,962)**	**$ 1,701,138,414**	**$ 1,310,907,109**

Note: Reflects unaudited financial statements as of 3/31/19; This slide is intended to provide an overall picture of how the Acquired Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities tie to the Company's Balance Sheet. All Excluded Assets and Liabilities estimates are preliminary calculations and subject to change based on amounts that are "To Be Determined" and definitions and methodologies detailed herein, subject to Buyer agreement

(1) *All assets of the Company, excluding assets and liabilities of the Reverse Business*

(2) *The Company and Buyer acknowledge that there is a group of assets and liabilities under the status "To Be Determined" that requires additional transition planning to determine if the asset / liability will be Acquired, Assumed or Excluded. The Company and Buyer will cooperate in good faith to mutually agree on the appropriate Acquired, Assumed or Excluded designation for these assets and liabilities based on the final employee transfer schedule, Transferred Contract list, transition planning and transition services provided. For illustrative purposes, all "To Be Determined" assets and liabilities are assumed to be Acquired Assets and Assumed Liabilities, however components may be excluded as mutually agreed upon*

(3) *Preliminary estimates for Excluded Assets and Excluded Liabilities. See the Acquired Assets Adjustments Support and Assumed Liabilities Adjustments Support pages herein for additional definitions and detail*

(4) *In the event that the PLS Holdback is exercised, the PLS MSRs, Advances and related liabilities will become Excluded Assets and Excluded Liabilities*

(5) *The Company's balance sheet contains PP&E assets and offsetting lease liabilities related to real estate leases. Since the purchase price formula does not provide any value for this related PP&E, both the asset and liability shall be excluded for purposes of the Transaction Balance Sheet and Purchase Price Calculation*

(6) *Reflects a preliminary estimate for liabilities that may be compromised in the bankruptcy case and is subject to change based on ongoing work by the Company and Buyer's acceptance or rejection of Transferred Contracts. Certain liabilities subject to compromise may end up being assumed by the Buyer, in particular certain liabilities related to the Tempe, Fort Washington and other leased facilities. Changes are subject to Buyer agreement*

3

Purchase Price Schedule and Adjustments

Purchase Price Schedule and Adjustments (as of 3/31/19)

$

	Acquired Assets and Assumed Liabilities (GAAP Value)	Purchase Price Adjustments[1]	Transaction Purchase Price	Purchase Price Adjustments Definition
1) Cash and Cash Equivalents	$ -	$ -	$ -	- Purchase price equal to 100% of net book value
2) Restricted Cash and Cash Equivalents	14,252,546	-	14,252,546	- Purchase price equal to 100% of net book value
3) Res Loans at Amortized Cost, Net	491,495,186	-	491,495,186	- Purchase price equal to 100% of net book value
4) Residential Loans at Fair Value	580,711,388	(15,000,000)	565,711,388	- Fixed $15M purchase price reduction - See "Accounting Principles: Pipeline and Inventory Mortgage Loan Pricing" and "Accounting Principles: Other Loan and REO Accounting Principles" for additional detail
5) Receivables, Net[2]	41,787,092	(4,571,150)	37,215,942	- Any receivables that are Acquired Assets and transferred to NRZ at closing will be valued as follows: Current Receivables (0 - 30 days): 100% of Book Value, 31-60 days aging: 98% of Book Value, 61-90 days aging: 89% of Book Value, 91-120 days aging : 78% of Book Value, 120+ days aging: 50% of Book Value, All acquired MSR Sale Holdback Receivables: 50% of Book Value
6) Servicer and Protective Advances, Net	339,769,510	(18,510,554)	321,258,957	- See the "Servicing Advance Summary and Purchase Price" for the supporting calculation. Purchase price to be: (i) 100% of net book value of all Servicer and Protective Advances on the "Active Loans, Net" and "P&I Advances" line items plus (ii) 50% of net book value of all Servicing Advances on the "Liquidated Loans, Net" and "Total GSE Sold Loans" line items.
7) Servicing Rights, Net	546,085,634	(50,158,115)	495,927,520	- See MSR Purchase Price Support for additional detail
8) Goodwill	-	-	-	- Variable purchase price discount equal to 100% of the net book value of Goodwill
9) Intangible Assets, Net	13,160,952	(13,160,952)	-	- Variable purchase price discount equal to 100% of the net book value of Intangible Assets, Net
10) Premises and Equipment, Net	55,375,012	(55,375,012)	-	- Variable purchase price discount equal to 100% of the net book value of Premises and Equipment, Net
11) Deferred Tax Asset, Net	(0)	0	-	- Variable purchase price discount equal to 100% of the net book value of Deferred Tax Asset, Net
12) Other Assets	34,786,693	(4,530,691)	30,256,002	- Fixed purchase price discount equal to 100% of the Acquisition Deposit related to the Non-Residual Trust - The value of the correspondent pipeline and REO will be calculated in accordance with the Transaction Accounting Principles - Purchase price equal to 100% of net book value of remaining assets
13) Intercompany Receivables	-	-	-	
14) Assets	$ 2,117,424,013	$ (161,306,473)	$ 1,956,117,540	
15) GNMA Preclosing Liabilities	(6,533,784)		(6,533,784)	
16) Payables and Accrued Liabilities	(601,244,823)	(72,500,000)	(673,744,823)	- Fixed $66.5M purchase price reduction - Fixed $6 million purchase price reduction to cover liabilities assumed in connection with the FNMA Bifurcation Agreement, to the extent the reserve is not already reflected as an Assumed Liability - Assumed liabilities to include cures costs up to the $5.6M Cap
17) Servicer Payables	(93,302,291)	-	(93,302,291)	- Purchase price equal to 100% of net book value
18) Servicing Advance Liabilities	-	-	-	
19) Warehouse Borrowings	-	-	-	
20) Debt, Net	-	-	-	
21) Mortgage-Backed Debt, Net	(89,164,366)	3,200,000	(85,964,366)	- Variable purchase price adjustment equal to the net balance sheet value of the non-residual trusts such that the Purchase Price for the non-residual trusts is $0.
22) HMBS Related Obligations at FV	-	-	-	
23) Deferred Tax Liability, Net	(0)	0	-	
24) Liabilities Subject to Compromise	(16,271,640)	-	(16,271,640)	
25) Intercompany Payables	-	-	-	
26) Liabilities	$ (806,516,904)	$ (69,300,000)	$ (875,816,904)	
27) Less: Incremental Purchase Price Discount for PLS[3]			TBD	
28) Less: Incremental discount for Fannie Mae Subservicing[4]			TBD	
29) Plus: Buyer Paid Transfer Taxes[5]			TBD	
30) Less: Discount for Loan Transfer Costs, Outstanding Litigation and Advance Recovery[6]			(25,000,000)	
31) Net Asset Amount / Purchase Price	$ 1,310,907,109		$ 1,055,300,636	

Note: Reflects unaudited financial statements as of 3/31/19

(1) *Any net assets or net liabilities associated with acquired non-residual or residuals trusts will be adjusted to $0 for purposes of calculating the Purchase Price*

(2) *50% discount for MSR Sale Holdback Receivable due from NRZ to be applied to the gross balance due as opposed to the balance net of any offsetting payables per page 12*

(3) *In the event the PLS MSRs and Advances are excluded from the transaction, the PLS MSRs, Advances and related liabilities will become Excluded Assets and Excluded Liabilities. The Purchase Price will be reduced by the net value of the assets and liabilities calculated in accordance with the Illustrative Purchase Price Calculation plus an incremental purchase price reduction of $6,782,982*

(4) *If the loans currently being subserviced by the Company for FNMA are not transferred pursuant to the existing agreement or an amended / new agreement between the Buyers and FNMA the purchase price will decline by an incremental $2,713,193*

(5) *In accordance with the Agreement, Transfer Taxes will be borne 50% by Sellers and 50% by Buyer*

(6) *Fixed purchase price reduction related to loan transfer costs paid by the Buyer, outstanding litigation items and advance recoverability.*

4

Purchase Price Adjustments Support

MSR Purchase Price

3/31/19 and Closing MSR Purchase Price Mechanics

- The MSR Purchase Price summary below details the pricing and servicing fee multiples for each category of Forward MSRs included on the 3/31/19 loan tape assuming the 3/31/19 interest rate environment (the "3/31/19 MSR Purchase Price")
- The 3/31/19 MSR Purchase Price shall be used to calculate the MSR Purchase Price as of the Closing Date based on:
  - Collateral Adjustment: Multiplying Servicing Fee multiples by the product of (1) Weighted Avg Servicing Fee and (2) estimated UPB (excluding REO) calculated in accordance with the Agreement
  - Interest Rate Adjustment: Purchase price adjustment for interest rates utilizing the DV01 schedule provided herein
  - Expense Adjustment: To the extent that Seller is unable to acquire tax and flood contracts as required by section 6.16 of the Agreement, Buyer will reduce the Purchase Price in the aggregate amount equal to the cost of receiving such contracts subject to a maximum cost of $16 per loan
- For MSRs originated after 3/31/19, the closing purchase price shall be calculated pursuant to the pricing grid and Accounting Principles referenced herein

3/31/19 MSR Purchase Price

NRZ Purchase Price

	FNMA	GNMA	PLS	EBO	Acquired Assets	FHLMC[1]	Total
UPB[2][3]	$ 36,070,726,159	$ 20,241,080,101	$ 5,758,007,121	$ 508,511,657	$ 62,578,325,039	$ 289,991,163	$ 62,868,316,202
Loan Count	325,824	125,883	160,817	5,614	618,138	1,946	620,084
Service Fee	0.2719	0.4303	0.8738	0.4907	0.3803	0.2595	0.3803
3/31 Multiple	2.8256	2.5327	0.3859	(1.5048)	2.1572	2.6619	2.1556
Price, bp	76.8184	108.9912	33.7186	(73.8400)	82.0348	69.0872	81.9751
Gross Value	$ 277,089,589	$ 220,610,051	$ 19,415,193	$ (3,754,852)	$ 513,359,981	$ 2,003,469	$ 515,363,450
Less: MSR Document Holdback Discount[4]	(9,340,969)	(7,436,987)	(654,506)	-	(17,432,461)	(67,539)	(17,500,000)
Adjusted Purchase Price	$ 267,748,620	$ 213,173,064	$ 18,760,687	$ (3,754,852)	$ 495,927,520	$ 1,935,930	$ 497,863,450

NOTE: the 3/31/19 MSR Purchase Price reflects the MSR loan tape as of 3/31/19 and interest rates as of 3/31/19.

1) In accordance with the Agreement, the Freddie Mac MSRs and related advances are Excluded Assets. Multiples are provided for illustrative purposes.
2) Excludes REO
3) UPB excludes non-valued MSRs which are valued at $0
4) The fixed $17.5 million purchase price discount for the elimination of the document holdback has been distributed proportionately to each category based on purchase price

6

MSR Purchase Price (cont.)

- The 3/31/19 MSR Purchase Price shall be updated utilizing the DV01 calculations and assumptions below:
  - Rate is determined by Bloomberg closing rate posted on MTGEFNCL
  - Beginning rate on 3/31/19 is 3.108%
  - Rate change rounded to nearest thousandth (%)
  - Multiple change rounded to nearest ten-thousandth (four decimals)
  - Quoted DV01s are incremental, see accompanying calculations for appropriate application
  - DV01 will be used to measure rate changes from 3/31/2019 through the Closing Date

3/31/19 MSR DV01

Incremental DV01 (Quoted in Multiple)

	FNMA	GNMA	PLS	EBO	Total	FHLMC[1]
100	0.0047	0.0050	0.0004	-	0.0038	0.0064
50	0.0060	0.0069	0.0006	-	0.0051	0.0096
25	0.0076	0.0085	0.0006	-	0.0064	0.0085
-25	(0.0100)	(0.0098)	(0.0008)	-	(0.0079)	(0.0089)
-50	(0.0100)	(0.0139)	(0.0008)	-	(0.0094)	(0.0090)
-100	(0.0109)	(0.0135)	(0.0006)	-	(0.0095)	(0.0053)

	FNMA	GNMA	PLS	EBO	Total	FHLMC[1]
UPB[2]	$ 36,070,726,159	$ 20,241,080,101	$ 5,758,007,121	$ 508,511,657	$ 62,578,325,039	$ 289,991,163
Service Fee	0.2719	0.4303	0.8738	0.4907	0.3803	0.2595
3/31 Multiple	2.8256	2.5327	0.3859	(1.5048)	2.1572	2.6619

Example Using Purchased Portfolio

Beginning Rate	Closing Rate	Change	Beg Multiple	Change	Ending Multiple	Value Change (MM)
3.108%	3.308%	0.200%	2.1572	0.1272	2.2844	$ 30,269,033
3.108%	3.505%	0.397%	2.1572	0.2344	2.3916	55,779,304
3.108%	3.865%	0.757%	2.1572	0.3858	2.5430	91,812,212
3.108%	3.058%	-0.050%	2.1572	(0.0394)	2.1177	(9,387,644)
3.108%	2.745%	-0.363%	2.1572	(0.3033)	1.8538	(72,186,139)
3.108%	2.286%	-0.822%	2.1572	(0.7388)	1.4184	(175,807,063)

1) In accordance with the Agreement, the Freddie Mac MSRs and related advances are Excluded Assets. Multiples are provided for illustrative purposes.
2) Excludes REO

7

Servicing Advance Summary and Purchase Price

Servicing Advance Summary (as of 3/31/19)

$

Category	3/31/2019 Advance Balance(1)	Excluded Assets - FHLMC(2)	Excluded Assets - Everbank(3)	Acquired Servicing Advances	Purchase Price (% of Net BV)	Servicing Advance Purchase Price
Active Loans	$ 324,872,244	$ (4,262,087)	$ -	$ 320,610,157		
Active Loans – BANA indem (FNMA adv)	2,829,118	-	-	2,829,118		
Active Loans – Everbank indem (FNMA adv)	2,257,164	-	(2,257,164)	-		
Total Active Loans	329,958,526	(4,262,087)	(2,257,164)	323,439,275		
Reserve on Active Loans	(55,131,666)	111,133	1,128,582	(53,891,951)		
Active Loans, Net	$ 274,826,860	$ (4,150,954)	$ (1,128,582)	$ 269,547,324	100%	$ 269,547,324
Liquidated Loans	$ 44,534,096	$ (289,040)	$ -	$ 44,245,056		
Liquidated Loans – BANA indem (FNMA adv)	12,497,502	-	-	12,497,502		
Liquidated Loans – Everbank indem (FNMA adv)	9,779,709	-	(9,779,709)	-		
Total Liquidated Loans	66,811,307	(289,040)	(9,779,709)	56,742,558		
Reserve on Liquidated Loans	(35,577,255)	200,203	5,221,580	(30,155,472)		
Liquidated Loans, Net	$ 31,234,052	$ (88,837)	$ (4,558,129)	$ 26,587,086	50%	$ 13,293,543
GSE Sold Loans	$ 11,746,004	$ (4,661,530)	$ -	$ 7,084,474		
GSE Sold Loans - BANA indem (FNMA adv)	3,349,550	-	-	3,349,550		
GSE Sold Loans - Everbank indem (FNMA adv)	1,413,509	-	(1,413,509)	-		
Total GSE Sold Loans	$ 16,509,063	$ (4,661,530)	$ (1,413,509)	$ 10,434,024	50%	$ 5,217,012
P&I Advances	$ 37,890,525	$ (4,689,447)	$ -	$ 33,201,078	100%	$ 33,201,078
Servicing and Protective Advances, Net	$ 360,460,499	$ (13,590,768)	$ (7,100,220)	$ 339,769,510		$ 321,258,957

Note: The servicing advance summary above summarizes the GAAP assets and related reserves on the balance sheet; Excludes reserves that appear as liabilities on the balance sheet which are Assumed Liabilities (TBD) - the GSE Sold population reserve is included in the curtailment liability GL account.

(1) Reserves related to PLS advances equal to $3.2 million as of 3/31/19

(2) In accordance with the Agreement, the Freddie Mac MSRs and related advances are Excluded Assets

(3) Advances on GNMA EBO are Acquired Assets

8

Balance Sheet Assets and Liabilities by Category

Acquired Asset and Assumed Liability Mapping by Category (as of 3/31/19)

$

	MSR Amount	Advance Amount	Residential Loans Amount	Remaining Assets Amount	TBD (Include vs. Exclude)[1]	Total
Cash and Cash Equivalents	$ -	$ -	$ -	$ -	$ -	$ -
Restricted Cash and Cash Equivalents	-	-	-	14,252,546	-	14,252,546
Res Loans at Amortized Cost, Net	-	-	-	491,495,186	-	491,495,186
Residential Loans at Fair Value	-	-	441,751,371	138,960,017	-	580,711,388
Receivables, Net	-	-	-	38,660,112	3,126,981	41,787,092
Servicer and Protective Advances, Net	-	339,769,510	-	-	-	339,769,510
Servicing Rights, Net	508,046,597	-	-	38,039,037	-	546,085,634
Goodwill	-	-	-	-	-	-
Intangible Assets, Net	-	-	-	13,160,952	-	13,160,952
Premises and Equipment, Net[2]	-	-	-	-	55,375,012	55,375,012
Deferred Tax Asset, Net	-	-	-	-	-	-
Other Assets	-	-	-	15,577,055	19,209,638	34,786,693
Intercompany Receivables	-	-	-	-	-	-
Assets	$ 508,046,597	$ 339,769,510	$ 441,751,371	$ 750,144,904	$ 77,711,631	$ 2,117,424,013
Payables and Accrued Liabilities	$ (6,533,784)	$ (18,054,189)	$ -	$ (504,454,564)	$ (78,736,070)	$ (607,778,606)
Servicer Payables	-	(82,843,422)	-	(10,458,870)	-	(93,302,291)
Servicing Advance Liabilities	-	-	-	-	-	-
Warehouse Borrowings	-	-	-	-	-	-
Debt, Net	-	-	-	-	-	-
Mortgage-Backed Debt, Net	-	-	-	(89,164,366)	-	(89,164,366)
HMBS Related Obligations at FV	-	-	-	-	-	-
Deferred Tax Liability, Net	-	-	-	-	-	-
Liabilities Subject to Compromise	-	-	-	-	(16,271,640)	(16,271,640)
Intercompany Payables	-	-	-	-	-	-
Liabilities	$ (6,533,784)	$ (100,897,611)	$ -	$ (604,077,800)	$ (95,007,710)	$ (806,516,904)
Net Assets (Liabilities) - As of 3/31/19 (GAAP Value)	$ 501,512,814	$ 238,871,900	$ 441,751,371	$ 146,067,104	$ (17,296,079)	$ 1,310,907,109
Total Valuation Adjustments	(55,224,912)	(32,910,554)	-	(112,095,995)	(55,375,012)	(255,606,473)
Purchase Price	$ 446,287,901	$ 205,961,346	$ 441,751,371	$ 33,971,109	$ (72,671,091)	$ 1,055,300,636

Note: The proposed settlements may impact some of the breakdowns above including credit advance balances in servicer payables

(1) The Company and Buyer acknowledge that there is a group of assets and liabilities, including servicer payables, under the status "To Be Determined" that requires additional transition planning to determine if the asset / liability will be Acquired, Assumed or Excluded. The Company and Buyer will cooperate in good faith to mutually agree on the appropriate Acquired, Assumed or Excluded designation for these assets and liabilities based on the final employee transfer schedule, assumed contract list, transition planning and transition services provided.

(2) PP&E related to Tempe and Ft. Washington is being acquired by Buyer based on Transferred Employees

9

Advance Pricing and Escrow Methodology 1. Advance Assets will be segmented into 3 categories to reflect NRZ’s purchase price formula a. Advance assets on Active Loans (both Corporate and P&I) (NRZ purchase price equal to 100% of net book value) b. Advance assets on Liquidated Loans (NRZ purchase price equal to 50% of net book value) c. Advance assets on GSE Sold Loans (NRZ purchase price equal to 50% of net book value) 2. Process for Estimating Advance Assets as of Closing a. The starting point will be the prior month general ledger advance assets (net of reserves, net of servicer payables related to credit advance balances, if any). For example, if closing will be on 7/31/19 (after the close of business), 6/30/19 will be used as the starting point for the roll-forward b. The gross advance assets will then be rolled forward each business day to reflect gross cash disbursements, receipts and in-transit recoveries (including known settlements on liquidated loans and known settlements that are taking place from that day until the Closing Date and in-transit reimbursements) until a mutually agreeable Cut-Off Day (the “Cut-Off-Day”). Note that GAAP reserves and servicer payables are not calculated on an intra month basis so they will remain equal to the prior month GAAP balances (adjusted for known differences since then) until the following month end close and will be subject to the post-closing true-up c. The advance assets as of the Cut-Off Day will be multiplied by a mutually agreeable Estimated Closing Factor (a TBD amount) as a good faith estimate of the Estimated Advance Assets as of Closing d. The Estimated Advance Assets as of Closing will then be multiplied by NRZ’s purchase price formula (for each category) to reflect the Estimated Purchase Price of Advance Assets (for each category) e. The Estimated Purchase Price of Advance Assets equals estimated gross advances net of any reserves or servicer payables as of the prior month adjusted for known differences 3. Mutually agreeable selection of the Cut-Off Day and the Estimated Closing Factor a. Ditech will provide buyer with a schedule of historical results (starting as of 3/31/19 through the latest available), will track go-forward activity each business day, and will produce “trial” results for May through the month prior to closing such that the Buyer and Seller can select a mutually agreeable Cut-Off Day and Estimated Closing Factor 10

Transaction Balance Sheet Support

Acquired Assets Adjustments Support

Balance Sheet Account	Acquired Assets	Excluded Assets(1)(2)
Cash and Cash Equivalents	▪ None	▪ All unrestricted cash and cash equivalents
Restricted Cash and Cash Equivalents	▪ All Restricted Cash and Cash Equivalents except for Excluded Assets	▪ Walter Investments/JAM II Escrow ▪ Restricted Cash related to the Originations and Servicing Advance warehouse / DIP financing facilities ▪ Cash collateral securing FNMA, FHLMC, GNMA obligations ▪ Cash collateral for corporate credit cards ▪ Restricted cash at certain trust accounts tied to servicing advance payables / liabilities as defined in the Agreement ▪ Amounts in the DTAAT reserve account ▪ Amounts held at the Marix Servicing legal entity ▪ Amounts held to cover liabilities classified as unclaimed property
Residential Loans at Amortized Cost, Net	▪ All Residential Loans at Amortized Cost	▪ None
Residential Loans at Fair Value	▪ All Residential Loans at Fair Value	▪ None
Receivables	▪ All Receivables related to Transferred Contracts ▪ In accordance with the Due To / Due From schedule in the Internal Reference Materials and the release between the Company and Buyer, if the Company has a receivable or a payable from NRZ under its subservicing contract with the Company or the MSRPA between the Company and Buyer, the receivable or payable amount shall be netted against the amount of receivables or payables owed to or due from NRZ for purposes of calculating Acquired Assets / Assumed Liabilities	▪ All Income Tax Receivables (State and Federal) ▪ "Accounts Receivable – Misc" held on the Corporate balance sheet related to interest on the Tax Receivable ▪ "Due From Insurance Carriers" held on the Corporate balance sheet ▪ Transaction holdback receivables from Mr. Cooper ▪ Receivables related to Excluded Assets (TBD – listing to be agreed with Buyer) ▪ Amounts held at the Marix Servicing legal entity ▪ All Receivables other than Acquired Assets
Servicer and Protective Advances, Net	▪ All Servicer and Protective Advances except for Excluded Assets	▪ FHLMC and FNMA servicing advances acquired from Everbank (subject to indemnification claims) ▪ Advances on FHLMC MSRs ▪ Advances on GSE sold loans related to FHLMC ▪ FHLMC subservicing advances ▪ FNMA Subservicing Advances (subject to Buyer agreement with FNMA)
Mortgage Servicing Rights	▪ All Mortgage Servicing Rights except for Excluded Assets	▪ FHLMC MSRs
Goodwill	▪ N/A	▪ N/A
Intangible Assets, Net	▪ All Intangible Assets	▪ None

NOTE: Slides 12 – 15 are intended to provide more detailed information regarding the inclusion of Acquired Assets and Excluded Liabilities on the Company's balance sheet. Nothing on these slides is intended to alter the definitions of Acquired Assets and Excluded Liabilities in the Agreement

1) Acquired Assets and Assumed Liabilities do not include assets at Marix and assets related to non-transferred contracts and employees
2) In accordance with the Agreement, Excluded Assets and Liabilities include the following Freddie Mac Assets / Liabilities: (i) MSRs and related servicing advances, (ii) advances on liquidated and GSE sold loans, and (iii) liabilities related to these Excluded Assets

12

Acquired Assets Adjustments Support (cont.) Balance Sheet Account Acquired Assets Excluded Assets(1)(2) Premises and Equipment, . PP&E located in acquired facilities or related to transferred . PP&E held at non-acquired locations, related to employees Net employees and operations retained by the Company and excluded IT and contracts . All PP&E to move with identified employees to be mutually (detailed list to be agreed upon with Buyer to assist with the agreed between execution of the Agreement and closing determination of which assets are acquired vs excluded) Deferred Tax Asset, Net . None . All Deferred Tax Assets Other Assets Deferred Debt Issuance . None . All Deferred Debt issuance Costs Costs Acquisition Deposit . Acquisition deposit related to the Non-Residual Trusts . None Prepaid Expenses . Prepaid Maintenance and Rent related to leases acquired by . All prepaid expenses except for Acquired Assets NRZ . Prepaid employee benefits related to transferred employees if applicable at transfer . Other prepaid expenses related to Acquired Assets provided the underlying contracts are transferred to the Buyer (TBD – detail to be agreed to assist with the determination of what is acquired vs excluded) Available-For-Sale . All Available-For-Sale Securities . None Securities at FV Collateral Pledged . None . All Collateral Pledged Derivative Assets at FV . Correspondent Pipeline Loans . Consumer Direct and Wholesale Pipeline Loans Deposits . All deposits related to Transferred Contracts and Assumed . All deposits other than the Acquired Assets Leases . Deposits related to Indemnity Bond(s) . Deposits related to Excluded Assets (Amount TBD) Other . All REO . Deferred charges associated with excluded assets and all non- transferred contracts Intercompany Receivables . None . All Intercompany Receivables NOTE: Slides 12 – 15 are intended to provide more detailed information regarding the inclusion of Acquired Assets and Excluded Liabilities on the Company’s balance sheet. Nothing on these slides is intended to alter the definitions of Acquired Assets and Excluded Liabilities in the Agreement 1) Acquired Assets and Assumed Liabilities do not include assets at Marix and assets related to non-transferred contracts and employees 2) In accordance with the Agreement, Excluded Assets and Liabilities include the following Freddie Mac Assets / Liabilities: (i) MSRs and related servicing advances, (ii) advances on liquidated and GSE sold loans, and (iii) liabilities related to these Excluded Assets 13

Assumed Liabilities Adjustments Support

Balance Sheet Account	Assumed Liabilities	Excluded Liabilities[1][2]
Accounts Payable and Accrued Liabilities	▪ For the liabilities identified as "To Be Determined" herein, the Company and NRZ to mutually agree on which remaining Accounts Payable and Accrued Liabilities will be Assumed by Buyers vs. retained by Sellers based on (i) contract assumption, (ii) transition planning, (iii) transition services provided, and (iv) MSR and employee transfer schedules, among other factors and work streams ▪ GNMA Originations and Servicing Liabilities[3] ▪ Liabilities related to Transferred Employees[4] ▪ Cure costs up to a Cure Cost Cap of $5.6 million ▪ Curtailment liabilities related to advances being purchased by NRZ ▪ NPL curtailment liabilities related to Acquired Assets ▪ Payables to vendors where the amount has been reimbursed by Fannie Mae as an Advance or is captured as an unreimbursed advance ▪ All reserves, payables and holdbacks related to acquired servicing and advance purchase price ▪ Legal reserves, excluding amounts related to FNMA loans, for any Assumed Liabilities ▪ All liabilities relating to Transferred Contracts ▪ $6 million to cover liabilities being assumed in connection with the FNMA Bifurcation Agreement ▪ Deferred revenue for all Transferred Contracts ▪ Liabilities related to Advances and MSRs, to the extent the assets are Acquired Assets	▪ General unsecured claims ▪ Acquisition Funds Payable ▪ FNMA Servicing and Originations liabilities to be settled in conjunction with or prior to closing ▪ Liabilities and reserves related to FHLMC MSRs and any other non-transferred contracts ▪ Freddie Mac repurchase obligations ▪ Origination and servicing liabilities associated with the PLS Assets regardless of whether bifurcation is included in the confirmation order ▪ Unclaimed property liabilities ▪ U.S. Trustee bankruptcy reserves ▪ NPL Protective Advance Curtailment liabilities for advances for Non-Transferred Contracts / Excluded Assets ▪ Lease Liabilities to the extent the corresponding lease asset is an Excluded Asset ▪ Liabilities related to originations pipeline hedges ▪ Tax related payables and accrued expenses ▪ Deferred revenue related to non-transferred contracts / business or for services the Company will provide in the transition period ▪ Reserves and accruals for legal / regulatory contingency, to the extent not an Assumed Liability ▪ Accrued legal and litigation amounts (excl. those related to Acquired Assets and set forth on Section 1.1 of the Disclosure Schedules) ▪ Any accrued transaction expenses and bankruptcy process related costs ▪ Payables or accrued fees and expenses related to the DIP financing ▪ Cure costs in excess of the Cure Cost Cap of $5.6 million ▪ Other liabilities identified by the Company as available for compromise through the bankruptcy process (subject to Buyer agreement / approval)
Servicer Payables	▪ All Servicer Payables except for Excluded Liabilities	▪ Servicer payables and Credit Advance balances related to FHLMC MSRs and non-transferred servicing ▪ Certain Servicer Payables may be identified as liabilities to be retained by the Sellers (subject to Buyer agreement / approval)

NOTE: Slides 12 – 15 are intended to provide more detailed information regarding the inclusion of Acquired Assets and Excluded Liabilities on the Company's balance sheet. Nothing on these slides is intended to alter the definitions of Acquired Assets and Excluded Liabilities in the Agreement

(1) As a result of the bankruptcy filing, the Company has setup a Liabilities Subject to Compromise account which primarily includes liabilities related to the Company's corporate debt, rejected leases, and other Accounts Payable and Accrued Expenses, among others, that are considered general unsecured claims in the case. Any liabilities that are reclassified to Liabilities Subject to Compromise shall either be Assumed Liabilities or Excluded Liabilities, as defined in the Agreement and the supporting information herein.

(2) In accordance with the Agreement, Excluded Assets and Liabilities include the following Freddie Mac Assets / Liabilities: (i) MSRs and related servicing advances, (ii) advances on liquidated and GSE sold loans, and (iii) liabilities related to these Excluded Assets

(3) As of 3/31/19, GNMA interest curtailment liability totaled $3.9 million and GNMA Rep and Warranty Originations liabilities totaled $2.6 million

(4) Liabilities, excluding accrued payroll, accrued payroll taxes and similar "timing" items, for transferred employees will be included in the Purchase Price and calculated on the Closing Date regardless of when the employee is transferred to NRZ

14

Assumed Liabilities Adjustments Support Balance Sheet Account Assumed Liabilities Excluded Liabilities(1)(2) Servicing Advance . None . Servicing Advance financing facilities to be repaid at closing out of Liabilities cash proceeds Warehouse Borrowing . None . Originations warehouse borrowing to be repaid at closing out of cash proceeds Debt, Net . None . All corporate debt and any related liabilities to be Excluded Liabilities Mortgage Backed Debt, . All Mortgage Backed Debt to be Assumed Liabilities . None Net Deferred Tax Liability, . None . All Deferred Tax Liabilities to be Excluded Liabilities Net Liabilities Subject to . Certain lease related items associated with assumed leases (to the . All liabilities subject to compromise, except for Assumed Liabilities Compromise(1) extent the associated PP&E is an Acquired Asset) . For the avoidance of doubt, to the extent the associated PP&E assets are an acquired asset and receive $0 of purchase price value, the value of any associated liabilities will also be marked to $0 Intercompany Payables . None . All Intercompany Payables NOTE: Slides 12 – 15 are intended to provide more detailed information regarding the inclusion of Acquired Assets and Excluded Liabilities on the Company’s balance sheet. Nothing on these slides is intended to alter the definitions of Acquired Assets and Excluded Liabilities in the Agreement (1) As a result of the bankruptcy filing, the Company has setup a Liabilities Subject to Compromise account which primarily includes liabilities related to the Company’s corporate debt, rejected leases, and other Accounts Payable and Accrued Expenses, among others, that are considered general unsecured claims in the case. Any liabilities that are reclassified to Liabilities Subject to Compromise shall either be Assumed Liabilities or Excluded Liabilities, as defined in the Agreement and the supporting information herein. (2) In accordance with the Agreement, Excluded Assets and Liabilities include the following Freddie Mac Assets / Liabilities: (i) MSRs and related servicing advances, (ii) advances on liquidated and GSE sold loans, and (iii) liabilities related to these Excluded Assets 15

Accounting Principles: Reserves

Accounting Reserve Support  The reserve and liability categories below and on the following pages represent certain accounting reserves and contingent liabilities currently recorded by the Company in accordance with GAAP.  These reserves and liabilities will continue to be maintained and updated consistent with historical application through the Closing Date Reserve / Liability Reserve / Liability Calculation Methodology Interest Curtailment Liabilities . The interest curtailment liability has a 100% reserve for curtailments due to missed timelines as defined within the Agency guidelines. (ICL) Liability is established on FHA, VA and USDA serviced loans in EverBank EBO portfolio or in GNMA, FNMA and FHLMC portfolios. . EverBank EBO portfolio ICLs relates to May 2015 EverBank Early Buy Out (EBO) MSR acquisition - Ditech is liable to EverBank for curtailments incurred due to Ditech's servicing deficiencies on these loans that end in foreclosure, which are not reimbursable by FHA/VA (per HUD/VA agency guidelines). . GNMA, FNMA, and FHLMC related ICL - represents future expected losses on loans that haven't been bought out of the GNMA, FNMA, & FHLMC pool yet. When the loans are bought out of the pools, GNMA, FNMA, & FHLMC pools will be made whole for the loan and the corresponding reserve for misses is reclassified to the foreclosure receivable reserve (see below) held as a "contra-asset" (i.e. a reduction to the foreclosure receivable). Ditech will file a claim with the guarantor and guarantor will curtail Ditech for servicing deficiencies on these loans. Thus, there is no settlement needed with GN, FN, FH related to these curtailments. Pre-Foreclosure: . Pre-FCL missed first legal is calculated on delinquent loans based on days past last paid installment multiplied by an average loss, less a cure rate assumption based on historical reinstatements. A curtailment reserve is also calculated for estimated reasonable diligence misses, using a percentage of the population multiplied by average loss less cure rate assumption. Post-Foreclosure: . Post-FCL reserve consists of 100% missed timelines as well as VA Buydowns within the EBO portfolio as required by contract. Missed first legal is based on first legal dates as tracked within the FCL workstation and based on the calculation of interest at the debenture rate from the date of missed first legal or through the month of conveyance, if occurred. For VA it is the interest from the required FCL start date, if missed, through the current month, or the month that EverBank was made whole on their P&I. All other missed timelines are reserved based on curtailments as reported by the Claims filing team. Reserve on VA Buydowns is the difference between the FMV of the property per the VA and the current UPB at the time of FCL. NPL/Loans Sold - Advance . Reserve on sold and subserviced FNMA and FHLMC portfolios for potential losses as a result of advances not recovered from the Curtailment Liability(1) borrower/investor due to Ditech operational and servicing errors. Consideration is also given for impact of non-servicer errors/risk characteristics in evaluating risk. . Reserve on sold portfolios is established at time of MSR sale based on existing advance reserve balance. (1) Reserve on subserviced advance portfolios have curtailment expense recorded based on the advance reserve methodology of the owned advance population. 17

Accounting Reserve Support (cont.) Reserve / Liability Reserve / Liability Calculation Methodology Advance Reserves . Protective advances are evaluated for impairment under ASC Topic 450 (FAS 5), Loss Contingencies, and ASC Topic 310 (FAS 114), Impairment Evaluation. Protective advances are deemed to be impaired when the Company concludes a loss is both probable and reasonably estimable at the date of measurement. There are a variety of factors and different points in the advance life cycle affecting impairment of advances including: loan delinquency, advances not entirely meeting investor and/or GSE guidelines, including obtaining necessary exceptions/approvals or outside liquidation claim timing, and provisions within the MSR and Subservicing contracts. Certain advances are evaluated for impairment based on factors noted above and reserved for with specific reserves. Other advances in homogenous pools not considered impaired are evaluated based on historical loss or prepayment probability depending on advance repayment sources. . Protective advance balances at the end of each reporting period are balanced to the general ledger to ensure completeness and accuracy of advance populations used for allowance for uncollectible advance calculations. Reserve rates/amounts are determined with consideration of risks that lead to potential uncollectability/impairment, including investor/trust servicing agreements, borrower collection, and historical recovery/claim curtailment experience. GSE Loans - Fannie Mae and Freddie Mac . Loans insured by Fannie Mae and Freddie Mac are evaluated for risk, including likelihood of borrower re-payment and advances outside of investor servicing guidelines utilizing statistical sampling (escrow advance, foreclosure legal and property preservation) and historical loss experience (remaining expenses). Advances deemed non-recoverable or outside of liquidation advance claim trigger timelines are reserved at 100%. Government Loans - FHA, VA & Early Buy-Outs . FHA insured borrower and investor recoverable advances are reserved based on loan delinquency roll rates and investor requirement of one-third curtailment of legal expenses (including considerations such as advances not meeting guidelines and being outside liquidation claim timing). Escrow advances are reserved at historical loss rates (including considerations such as advances not meeting guidelines and being outside liquidation claim timing). VA insured loan advance reserves are based on total indebtedness, including advances, compared to the net value based on the VA guidelines (including principal loss, considerations such as advances not meeting guidelines and being outside liquidation claim timing). Home Equity and Manufactured Home Loans . Portfolios where the Pooling and Servicing Agreements require Ditech to incur a loss when sale proceeds do not repay outstanding advance balances utilize historical losses to determine allowance for uncollectible advances. . Management Imprecision - This component of overall reserve is based on qualitative factors for risk from uncertainty with estimated curtailment rates applied by investors and exposure on pre-acquisition balances billed back to prior servicers. Includes assessment of aged & rejected advances on both liquidated & non-liquidated loans having higher risk exposures, as well as, advances tied to indem/settlement activities. Legal settlements . Reserve is based on an active matter list generated from the Legal Tracker system. Lead attorney assesses the probability of loss for each case and updates potential liability range (low and high). Reserve is established for all cases deemed probable using the low end of the range. The matter is closed in the Legal Tracker system and the reserve released after the court settlement when documents related to settlement have been recorded and received, and the matter is resolved according to the settlement (payments issued, other). Adjustments primarily impact GLs - 5205015 Litigation Settlement, 2000244 Accrued Legal Settlements and 2999244 Accrued Legal Legal Settlements - Principal . Reserve is established for all cases where a principal write-down is deemed probable. The reserve is based on the same active matter list as Legal Balances Settlements. The lead attorney assesses if there is any asset exposure for all active matters and updates an asset exposure estimate field for any matters deemed probable. The reserve can continue to be carried after the active litigation has been settled and the matter is closed in Legal Tracker, if the business deems that there is ongoing asset exposure. The reserve is assessed monthly and quarterly. Adjustments primarily impact GLs - 5400010 Loan Servicing Expenses and GL 2000259 Legal Loan Loss Reserve/2999259 Legal Loan Loss Reserve Subj to Comp 18

Accounting Reserve Support (cont.) Reserve / Liability Reserve / Liability Calculation Methodology Origination Rep & Warrant . Conventional Production – Rep and Warrant reserves calculated using a two tier methodology for initial reviews by the GSE’s and future Reserve projected defaults. The results of each tier are added together for the final provision amount. The first tier is the review probability (based on historical review rates by loan characteristic) x estimated resale haircut (based on historical scratch and dent execution levels) x estimated defect rate (based on historical defect experience) x estimated client recovery rate (for Correspondent clients only based on observed recovery rates on repurchased loans). The second tier is the projected default rate by product (based on Applied Financial Technology – AFT behavioral model projections on serviced MSR portfolio) x estimated resale haircut (based on historical scratch and dent execution levels) x estimated defect rate (based on historical defect experience) x estimated client recovery rate (for Correspondent clients only based on observed recovery rates on repurchased loans) . Government Production - Rep and Warrant reserves calculated using a two tier methodology for uninsurable loans and future projected defaults for non Correspondent production. The results of each tier are added together for the final provision amount. The first tier is the uninsurable rates (based on historical by production channel) x estimated resale haircut (based on historical scratch and dent execution levels) x estimated client recovery rate (for Correspondent clients only based on observed recovery rates on repurchased loans). The second tier is the projected default rate by product (based on Applied Financial Technology – AFT behavioral model projections on serviced MSR portfolio) x estimated resale haircut (based on historical scratch and dent execution levels) x estimated defect rate (based on historical defect experience). The second tier portion of the calculation is only applied for Consumer, Broker, and Correspondent loans where Ditech was the underwriter . Qualitative Factor – In addition to the baseline calculations described, the Company applies an assumption factor to the Resale Haircut and the Correspondent Recovery rate, in order to capture effects of longer term economic markets on the recently observed activity being utilized in the baseline assumptions. Repurchase Obligation Buckets . Data is sourced into a sharepoint site and database with data received from FCL, legal/title curative teams, property preservation, loss mitigation, investor repurchase groups, etc. and are categorized into the following buckets Notice of Defects (NODs), . 'NODs reserved at a rate of $35 multiplied by number of days since indemnification notice. Title and Property Preservation FNMA/FHLMC . Indemnification liability is recorded at 90% of the billed amount based on historical experience. Indemnification Liability FNMA/FHLMC . Repurchases are reserved at Total Debt, which typically include outstanding UPB, interest accruals through current date, advances open Repurchase/Make-whole and reimbursed and other fees, net of probable recoveries. 19

Accounting Principles: MSRs

MSR Accounting Principles Schedule A - Post-3/31/19 Conventional MSR Production Pricing  Conventional MSRs produced after 3/31/19 will be priced based on the Conventional pricing grids agreed upon between NRZ and the Company as set forth in the electronic files entitled “Generic Grid 15Y 20180622.xlsx” (the “15-year grid”) and “Generic Grid 30Y20180622.xlsx” (the “30-year grid”) to be provided simultaneously with the delivery of the executed version of this Agreement  For Mortgage Loans with an original term of 180 months or less, the price for the related Servicing Rights will be determined using the 15-year grid.  For Mortgage Loans with an original term of more than 180 months, the price for the related Servicing Rights will be determined using the 30-year grid.  For mortgage loans with adjustable mortgage rates, the amortization term of the underlying loan will determine the applicable 15-year or 30-year grid to be applied  The price for each of the Servicing Rights sold and purchased under this Agreement shall be an amount equal to: ((A x B) / 10,000) x C A The Sum of: i. the base price set forth in the Purchase Grid, plus ii. other than, with respect to the attribute category entitled “State”, the applicable amount of basis points set forth in the “Adjustor” column based on the attributes of the related Mortgage Loan, plus iii. with respect to the attribute category entitled “State”, a. if the related Mortgage Loan is escrowed, the applicable amount of basis points set forth in the “Adjustor” column based on the attributes of the related Mortgage Loan, plus b. if the related Mortgage Loan is non-escrowed, the applicable amount of basis points set forth in the “Non-Escrow Adjustor” column based on the attributes of the related Mortgage Loan B: only with respect to Servicing Rights relating to Mortgage Loans for which the Servicing Income is greater than 25 basis points, the Servicing Income divided by 25 (if there are no Servicing Rights relating to Mortgage Loans for which the Servicing Income is greater than 25 basis points, this input will be equal to 1.0) C: the unpaid principal balance of the related Mortgage Loan as of the related Closing Date. 21

MSR Accounting Principles (cont.) Schedule A - Post-3/31/19 Conventional MSR Production Pricing (cont.) For purposes of the attribute category entitled “Distance from Par Rate” in this Purchase Grid: 1. “distance from par rate” is defined as the difference, in basis points, between the note rate of the related Mortgage Loan and the par rate as of the Closing Date 2. For Mortgage Loans with an original term of 181 months or greater, “the par rate as of the Closing Date” will be defined as the Fannie Mae 30Y commitment rate (FNCR3060, in Bloomberg) as of the close of business on the related Closing Date plus the primary secondary spread as of such Closing Date (see below for meaning of “primary secondary spread”), a) provided, however, that, “primary secondary spread” is defined as the difference between the latest available Freddie Mac Survey rate (NMCMFUS in Bloomberg) and the weighted average Fannie 30Y commitment rate from the immediately preceding Monday through Wednesday period (45% weight for Monday, 30% weight for Tuesday, and 25% weight for Wednesday; provided, however, that, in the event the FNCR3060 rate is unavailable for one of those days, the remaining weights will be grossed up pro-rata such that the sum of the weights is 100%); b) provided, however, that, in the event the Fannie commitment rate is unavailable as of the related Closing Date, the most recently available par rate will be used. 3. For Mortgage Loans with an original term of 180 months or less, the methodology as described above will apply, except that the “par rate” to be applied will be the Fannie Mae 15Y commitment rate (FNCR1560, in Bloomberg) and the Freddie Mac Survey rate for 15Y mortgages (NMCM15US, in Bloomberg). 4. For hybrid ARM loans, the following par rates will be used (most recent rate up to and including the related Closing Date): a) 10/1: ILM0NAVG (Bankrate.com US Home Mortgage 10/1 Year ARM National Avg b) 7/1: ILM7NAVG (Bankrate.com US Home Mortgage 7/1 Year ARM National Avg c) 5/1: ILM5NAVG (Bankrate.com US Home Mortgage 5/1 Year ARM National Avg) d) 3/1: 5/1 par rate minus the difference between the 7/1 and 5/1 par rates 22

MSR Accounting Principles (cont.) Schedule B - Post-3/31/19 Government MSR Production Pricing . Government MSRs produced after 3/31/19 will be priced as set forth in the electronic files entitled “GNMA Flow Grid” (the “Purchase Grid”) and “GNMA Full Flow Grid 20180622.xlsx” to be provided simultaneously with the delivery of the executed version of this Agreement  The price for all GNMA related Servicing Rights will be determined using the “Purchase Grid”.  The price for each of the Servicing Rights sold and purchased under this Agreement shall be an amount equal to: ((A x B) / 100) A The Sum of: i. the “Base MSR”, which is defined as the “Variance from Par Rate” Base Multiple set forth in the Purchase Grid multiplied by the “Base Servicing Fee” in Basis Points, plus ii. the “Excess MSR”, which is defined as the “Variance from Par Rate” Excess Multiple set forth in the Purchase Grid multiplied by the “Excess Servicing Fee” in Basis Points, plus iii. with respect to the attribute categories entitled “FICO”, “State”, and “VA Program”, a. the applicable amount of basis points set forth in the “Adj” column based on the attributes of the related Mortgage Loan B: the unpaid principal balance of the related Mortgage Loan as of the related Closing Date 23

MSR Accounting Principles (cont.) Schedule B - Post-3/31/19 Government MSR Production Pricing (cont.) . For purposes of the attribute category entitled “Variance from Par Rate” in this Purchase Grid: i. “Variance from Par Rate” is defined as: a. the difference, in basis points, between the note rate of the related Mortgage Loan and the par rate as of the Closing Date - rounded to the nearest eighth - plus a standard adjustment of 0.875. ii. For Fixed Mortgage Loans with an original term of 181 months or greater, “The par rate as of the Closing Date” will be defined as the Ginnie Mae 30Y Current Coupon (MTGEG230 Index, in Bloomberg) as of the close of business on the related Closing Date, a. provided, however, that, in the event the Ginnie Mae Current Coupon is unavailable as of the related Closing Date, the most recently available par rate will be used. iii. For Fixed Mortgage Loans with an original term of 180 months or less, the methodology as described above will apply, except that the “par rate” to be applied will be the Ginnie Mae 15Y Current Coupon (MTGEG215 Index, in Bloomberg). iv. For hybrid ARM loans, the following par rate will be used (most recent rate up to and including the related Closing Date): a. 5/1: 5-Yr UST (USGG5YR Index, in Bloomberg). . For purposes of “Base Servicing Fee”, “Excess Servicing Fee”, and “Gross Servicing Fee” in this Purchase Grid: i. “Base Servicing Fee” is defined as: a. A standard servicing fee of 25 Basis Points less the GNMA guarantee fee. ii. “Excess Servicing Fee” is defined as: b. The “Gross Servicing Fee” less the “Base Servicing Fee”. iii. “Gross Servicing Fee” is defined as: a. Per loan, the difference between the Interest Rate and the Coupon of its underlying security minus the GNMA Guarantee fee. 24

Accounting Principles: Pipeline and Inventory Mortgage Loan Pricing

Pipeline and Inventory Mortgage Loan Pricing The purpose of this document is to describe pricing principles to be used to calculate the fair value for Ditech Financial LLC’s (“Ditech” or the “Seller”) loan pipeline and inventory of newly originated held for sale mortgage loans. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Asset Purchase Agreement. The loan pipeline includes the Consumer Direct and Wholesale Pipeline Loans and the Correspondent Pipeline Loans. Upon acquisition of Consumer Direct and Wholesale Pipeline Loans in accordance with the Asset Purchase Agreement, such loans shall become Acquired Consumer Direct and Wholesale Loans. As described in the Illustrative Purchase Price Calculation and the Asset Purchase Agreement, the Correspondent Pipeline Loans and Acquired Consumer Direct and Wholesale Loans are Acquired Assets and the Consumer Direct and Wholesale Pipeline Loans are Excluded Assets. Loan Tape, Pricing and Settlement Correspondent Pipeline Loans and HFS Loans Ditech shall provide to Buyer a loan tape of the Correspondent Pipeline Loans and funded held for sale loan inventory that is eligible for sale to the relevant Mortgage Agency (the “Residential Loans”) as of the close of business, two Business Days prior to the Closing Date (“T-2”) and the balance of such Correspondent Pipeline Loans and Residential Loans will be used in the preparation of the applicable Initial Statement. The Residential Loans and the Correspondent Pipeline Loans will be priced using the agreed upon accounting principles, which are materially described below, using market pricing as of 3:00pm ET one Business Day after the loan tape was provided to the Buyer (“T-1”). The Sellers agree that the Residential Loans and the Correspondent Pipeline Loans in the tape delivered to the Buyer will not be sold to a third party or delivered to any Mortgage Agency between T- 2 and the Closing Date. The Buyer agrees to purchase all of the Correspondent Pipeline Loans and Residential Loans and, unless otherwise directed by the Buyer in writing, the Sellers will not accept or issue any new correspondent lock commitments on or after the Closing Date. Sellers will provide Buyer a loan tape for any additional loans added to the Correspondent Pipeline Loans between T-2 and the Closing Date, and the Buyer will provide pricing for such loans using the agreed upon accounting principles, which are materially described below, and the 3:00pm ET market pricing the day after the loan tape was provided. Consumer Direct and Wholesale Pipeline Loans The Acquired Consumer Direct and Wholesale Loans will not transfer to the Buyer at Closing and will be retained by the Sellers until they transfer to Buyer in accordance with this document and the Asset Purchase Agreement. At T-2, Sellers will provide Buyer a loan tape with all Consumer Direct and Wholesale Pipeline Loans and Buyer will provide Sellers with loan prices for each Consumer Direct and Wholesale Pipeline Loan on the loan tape (using the loan pricing principles including the MSR Considerations described below). The Buyer will acquire the Acquired Consumer Direct and Wholesale Loans on the later of (i) the date on which such loans are funded and (ii) the date on which the required documents are delivered by the Sellers to Buyer. Sellers will provide Buyer a loan tape for any additional Consumer Direct and Wholesale Pipeline Loans for which locks are accepted between T-2 and the Closing Date, and the Buyer will provide pricing for such loans using the agreed upon accounting principles, which are described below, and the 3:00pm ET market pricing the day after the loan tape was provided. Unless otherwise directed by the Buyer, the Sellers will not accept or issue any new Consumer or Wholesale locks after the Closing Date. All locks accepted or issued prior to the Closing date or accepted or issued by the Seller at the written direction of the Buyer on or after the Closing date will be purchased by the Buyer. In Process Loans Loans in the pipeline and HFS Loans that were not included in an Initial Statement, will be sold to the Buyer as loans fund and become eligible for sale to the relevant Mortgage Agency. One Business Day after loan tapes are delivered to the Buyer, the parties will affirm the previously agreed upon price. The loans will be settled as follows: • Loans that fund between T-2 and the Closing Date (including the Closing Date) and are eligible for sale between T-2 and the Closing Date (including the Closing Date) will be included in the Adjustment Residential Loans. Such loans will be settled in accordance with the Asset Purchase Agreement. The Sellers agree that such loans will not be sold to a third party or delivered to any Mortgage Agency prior to the Closing Date (including the Closing Date). • Loans that fund after the Closing Date or are eligible for sale to the relevant Mortgage Agency only after the Closing Date will be settled two Business Days after the Buyer has confirmed that the relevant loan characteristics is in accordance with the pipeline pricing provided to the Sellers. The pricing for such loans will include all adjustments for accrued interest, escrows, value paid by the Sellers while such loan was locked and other commercially reasonable adjustments. 26

Pipeline and Inventory Mortgage Loan Pricing (cont.) Pricing Methodology Total Execution = Base MSR + Excess MSR + Delivery Price Execution A. Base and Excess MSR i. Conventional grids as provided by the Buyer will be used and applied as described below: • Schedule A as a part of Schedule 1 (Form)(V2) which governs the application of the MSR grids for Conventional MSR capitalized after March 31, 2019, will be the same servicing grid which should be applied as defined in Schedule A with the following adjustments: • Zero MSR on Ditech or Legacy Buyer recaptured loans ii. Government grids as provided by Buyer will be used and applied as described below: • Per Schedule A as a part of Ditech-Buyer-GNMA Flow Pricing Language, the document that governs the application of the MSR grids for Government MSR capitalized after March 31, 2019, the servicing grid will be applied as defined in Schedule A with the following adjustments: • Zero MSR on Ditech or Legacy Buyer recapture B. Delivery Price Execution - Net Price per components outlined below Loans will be sold as whole loans with a whole loan bid provided by the Buyer. Components of that bid will include: 1. Conventional: FNMA/FHLMC/Fungible • Best Execution to Ditech FN/FH Cash Window Pricing by product and specified pool type o Priced to Lock Expiration or Pricing date +15 days o Carry adjustment applied for interpolation between delivery windows • Agency LLPA’s applied • Hedge cost on non-mandatory pipeline loans at 7.5 bps • Ditech will be responsible for fulfillment costs o $1,500 fulfillment fee on Consumer and Wholesale loans where Ditech elects to utilize Buyer to fulfill the loans • Reserve Adjustment for expected losses due to EPD, EPO, Repurchase Defects based on Buyer’s product and FICO grid • De minimus adjustment applied for High Balance spread add back for portion of the pipeline within the 10% allowable limit • $100 Administrative Fee on closed loans to cover expense per MIPA • Lender Paid Mortgage Insurance (LPMI) cost applied to the loans where the payment has not yet been made to the MI company based on Ditech’s cost levels 27

Pipeline and Inventory Mortgage Loan Pricing (cont.) Pricing Methodology (cont.) 1. Government: GNMA TBA • TBA pricing to captured at 3:00pm ET on the “Pricing Date”, parties to agree on levels in advance of settlement. Any disputes on bid side pricing will be resolved by a mutually agreed upon third party. • Best Execution to TBA Pricing by product and specified pool type o Priced to Lock Expiration or Pricing date +15 days o Carry adjustment applied for interpolation between delivery windows • Specified pool payups based on current market execution for various collateral characteristics such that the aggregate payup on the pipeline is within +/- 4/32 overall of Ditech valuation. Should a discrepancy arise, reasonable efforts will be made to obtain third party mark • Hedge cost on non-mandatory pipeline loans at 7.5 bps • Ditech will be responsible for fulfillment costs o $1,500 fulfillment fee on Consumer and Wholesale loans where Ditech elects to utilize Buyer to fulfill the loans • $100 Administrative Fee on closed loans to cover expense per MIPA • Reserve Adjustment for expected losses due to EPD, EPO, Repurchase Defects based on Buyers product and FICO grid • De minimus adjustment applied for High Balance spread add back for portion of the pipeline within the 10% allowable limit • 2 bps charge for GNMA commitment fee 28

Pipeline and Inventory Mortgage Loan Pricing (cont.) Pricing Calculations  The proceeds for held for sale newly originated residential loans that are determined to be eligible for sale and are considered as Acquired Assets within the Asset Purchase Agreement will be calculated, subject to the pricing principles above, by taking the agreed upon market value price (“MP”) divided by 100 times the unpaid principal balance (“UPB”) o MP/100 x UPB o Example: 102.00/100 x $100,000.00 = $102,000.00  The proceeds for the Correspondent Pipeline Loans that are Acquired Assets will be calculated, subject to the pricing principles above, by taking the net of the MP less the correspondent acquisition cost (“CC”) divided by 100 times the UPB times the pull through rate (“PT”) o (MP- CC)/100 x 100,000.00 x PT o Example: (102.00-101.00)/100 x $100,000.00 x 95% = $950.00 . Related to the Correspondent Pipeline Loans, Ditech will consider the impact of pull through and changes in loan pricing due to loan characteristics, including but not limited to, FICO, LTV, UPB, term, product, lock date, et al, through the date on which the Final Closing Statement is provided to the Buyer. Pricing for the adjusted characteristics will revert back to the original pricing date.  The proceeds for the Consumer Direct and Wholesale Pipeline Loans, when eligible for sale in accordance with the Asset Purchase Agreement, will be calculated, subject to the pricing principles above, by taking the MP divided by 100 times the UPB. o MP/100 x UPB o Example: 102.00/100 x $100,000.00 = $102,000.00 29

Pipeline and Inventory Mortgage Loan Pricing (cont.) MSR Considerations . Per the terms outlined in this document, MSRs that are recaptured from loans that have been sold to the Buyer under the MSRPA as of the Closing Date will be transferred to the Buyer at $0 value. Such pricing adjustment will be considered in the value of any funded loans that are acquired by the Buyer. . In addition, there will be an adjustment to the aggregate recaptured population related to the servicing fee strip, provided such adjustment is greater than $100,000. The payment will be calculated by taking the original UPB times the difference of the new servicing fee strip minus the old servicing fee strip times a 4.00x multiple for 30yr MSRs (2.50x multiple for 15yr MSRs). 30

Accounting Principles: Other Loan and REO Accounting Principles

Pricing for All Other Loans and REO  “All Other Loans and REO” are defined as all whole loans and REO owned by the Company other than HFS, loans held in non-residual trusts, and GNMA ROAP consolidated loans.  Parties will mutually agree prior to closing to a loan pricing grid that includes: i. Loan and REO sub-categories and ii. A fixed purchase price as a percentage of par balance for each sub-category  The loan and REO sub-categories will capture 100% of All Other Loans and REO as of 3/31/19 and will split the loans and REO by status and by collateral type  If necessary, the Company and Buyer will develop additional sub-categories and pricing to accommodate changes in asset mix between 3/31/19 and the Closing Date  At closing, the pricing grid will be applied as agreed by Buyer and Sellers to calculate the purchase price of all “Other Loans and REO" included in the Acquired Assets  In the event collateral changes between 3/31/19 and the Closing Date, the weighted average aggregate purchase price at closing may vary from the aggregate purchase price at 3/31/19.  As summarized on the following page, when applying the pricing grid to the par balance of the Company’s All Other Loans and REO as of 3/31/19, the implied purchase price prior to applying the portfolio discount will equal the Company’s GAAP Book Value as of 3/31/19.  Buyer will pay costs relating to transfer of tax contracts up to a maximum of $20,000. Any cost in excess of the $20,000 being paid by buyer will be a reduction to the Purchase Price or paid by the Seller 32

Residential Loans Purchase Price Summary

- Summarized below is NRZ's pricing for the Residential Loans at Fair Value, Residential Loans at Amortized Cost and REO on Ditech's balance sheet

Ditech Residential Loan Pricing (as of 3/31/19)

$

	UPB	Ditech Book Value		NRZ Purchase Price			
Assets	UPB	Loan Px	Loan Val	Px Adj	Fix Disc[2]	NRZ Px	NRZ Pricing Methodology
1 HFS Loans	$ 425,131,551	103.9%	$ 441,751,371	tbu	-	$ 441,751,371	- see "pipeline and inventory mortgage loan pricing" section
2 Non-Residual Trusts Loans	88,929,529	90.5%	80,465,045	90.5%	-	80,465,045	- Net Book Value in Non-Residual Trusts acquired at zero
3 Recovery Business	2,182,178,278	2.0%	42,862,192	2.0%	(10,000,000)	32,862,192	- loan level allocated px "UPB at Closing" less $10mm fixed discount
4 GNMA ROAP (GAAP Gross-up Adj)	483,901,494	100.0%	483,901,494	100.0%	-	483,901,494	- Ditech Book Value
Other Loans							
5 Legacy Freddie Repurchases (SOP 03-3)	$ 9,033,629	21.4%	$ 1,936,338	tbu	-	tbu	loan level allocated px * UPB at closing[1]
6 Freddie/Ginnie Repurchases	5,166,382	88.4%	4,569,614	tbu	-	tbu	loan level allocated px * UPB at closing[1]
7 Originated Fraud Loans (Co. 100A)	1,087,741	100.0%	1,087,741	tbu	-	tbu	loan level allocated px * UPB at closing[1]
8 Walter Unsecuritized Whole Loans	9,893,072	58.1%	5,745,038	tbu	-	tbu	loan level allocated px * UPB at closing[1]
9 Walter Unsecuritized (ASC 610 Adj)	(8,854,195)	53.2%	(4,706,136)	tbu	-	tbu	loan level allocated px * UPB at closing[1]
10 Hanover Loans (Consolidated VIE)	11,374	100.0%	11,374	tbu	-	tbu	loan level allocated px * UPB at closing[1]
11 Mod Buyouts - Gov't Loans	15,102,852	95.0%	14,353,467	tbu	-	tbu	loan level allocated px * UPB at closing[1]
12 Buyout Loans - Scratch & Dent	169,730	100.0%	169,730	tbu	-	tbu	loan level allocated px * UPB at closing[1]
13 GPMH	144,732	41.0%	59,308	tbu	-	tbu	loan level allocated px * UPB at closing[1]
All Other Loans	$ 31,755,316	73.1%	$ 23,226,473	73.1%	-	$ 23,226,473	NRZ average loan level price weighted by 3/31/19 UPB to equal 73.1% of 3/31 UPB
Total Loans	$3,211,896,168		$1,072,206,574		$ (10,000,000)	$1,062,206,574	
Other REO							
14 Legacy Freddie Repurchases (SOP 03-3)	$ 724,415	50.5%	$ 366,078	tbu	-	tbu	REO level allocated px * UPB at closing[1]
15 Freddie/Ginnie Repurchases	1,655,130	68.2%	1,128,066	tbu	-	tbu	REO level allocated px * UPB at closing[1]
16 Walter Unsecuritized Whole Loans	934,203	93.2%	870,427	tbu	-	tbu	REO level allocated px * UPB at closing[1]
17 Walter Unsecuritized (ASC 610 Adj)	9,023,525	58.1%	5,241,804	tbu	-	tbu	REO level allocated px * UPB at closing[1]
18 Non-Residual Trusts REO	600,161	31.9%	191,514	tbu	-	tbu	REO level allocated px * UPB at closing[1]
All Other REO	$ 12,937,435	60.3%	$ 7,797,889	60.3%	-	$ 7,797,889	NRZ average REO level pricing weighted by 3/31/19 UPB to equal 60.3% of 3/31 UPB
All Other Loans and REO Portfolio Discount	-	-	-	-	(5,000,000)	(5,000,000)	Fixed portfolio discount
Total	$3,224,833,603		$1,080,004,463		$ (15,000,000)	$1,065,004,463	

(1) See "Pricing for All Other Loans and REO" for mutually agreed upon loan level pricing methodology
(2) Fixed discount applied after loan level price determination

33

34

Section 3.1

Organization of Sellers

Subsidiary Name	Ownership %	Owner
Mid-State Capital, LLC	100%	Company
Walter Reverse Acquisition LLC	100%	Company
Reverse Mortgage Solutions, Inc.	100%	Walter Reverse Acquisition LLC
Mortgage Asset Systems, LLC	100%	Reverse Mortgage Solutions, Inc.
REO Management Solutions, LLC	100%	Reverse Mortgage Solutions, Inc.
RMS REO BRC, LLC	100%	Reverse Mortgage Solutions, Inc.
RMS REO CS, LLC	100%	Reverse Mortgage Solutions, Inc.
RMS REO BRC II, LLC	100%	Reverse Mortgage Solutions, Inc.
RMS 2018-09, LLC	100%	Reverse Mortgage Solutions, Inc.
Hanover SPC-A, Inc.	100%	Company
Green Tree Credit Solutions LLC	100%	Company
Green Tree Insurance Agency of Nevada, Inc.	100%	Green Tree Credit Solutions LLC
Walter Management Holding Company LLC	100%	Green Tree Credit Solutions LLC
Green Tree Credit LLC	100%	Walter Management Holding Company LLC
Green Tree Servicing Corp.	100%	Walter Management Holding

8

Subsidiary Name Ownership % Owner Company LLC Ditech Financial LLC 100% Walter Management Holding Company LLC Green Tree Advance 100% Ditech Financial LLC Receivables III LLC Ditech Agency Advance 100% Ditech Financial LLC Depositor LLC Ditech PLS Advance 100% Ditech Financial LLC Depositor LLC DF Insurance Agency LLC 100% Green Tree Credit Solutions LLC Green Tree Investment 100% Green Tree Credit Solutions Holdings III LLC LLC Matrix Servicing LLC 100% Company WIMC Real Estate 100% Company Investment LLC Ditech Agency Advance 100% Ditech Agency Advance Trust Depositor LLC Ditech PLS Advance Trust II 100% Ditech PLS Advance Depositor LLC 9

Section 3.3 Noncontravention; Government Filings [***] 10

Section 3.4 Title to Assets; Financial Statements; Absence of Certain Changes (b) 1. Amendment to Form 10-K, filed May 13, 2019. 2. Form 10-K, filed April 16, 2019 3. Form 10-K, filed April 16, 2018 (d) 11

Ditech Holding Corp. and Subsidiaries Consolidated Balance Sheets (1)(2) (in thousands, except share and per share data) Successor March 31, 2019 December 31, 2018 (unaudited) ASSETS Cash and cash equivalents $ 171,328 $ 187,726 Restricted cash and cash equivalents 77,752 65,409 Residential loans at amortized cost, net (includes $836 and $940 in allowance for loan losses at March 31, 2019 and December 31, 2018, respectively) 491,495 473,880 Residential loans at fair value 8,204,523 9,146,956 Receivables, net (includes $1,519 and $1,945 at fair value at March 31, 2019 and December 31, 2018, respectively) 110,500 116,816 Servicer and protective advances, net (includes $49,717 and $41,688 in allowance for uncollectible advances at March 31, 2019 and December 31, 2018, respectively) 403,195 440,497 Servicing rights, net (includes $510,050 and $563,144 at fair value at March 31, 2019 and December 31, 2018, respectively) 550,682 607,221 Intangible assets, net 13,161 15,769 Premises and equipment, net 97,535 66,260 Deferred tax assets, net — 29 Other assets (includes $12,258 and $18,387 at fair value at March 31, 2019 and December 31, 2018, respectively) 147,113 163,963 Total assets $ 10,267,284 $ 11,284,526 LIABILITIES AND STOCKHOLDERS' DEFICIT Payables and accrued liabilities (includes $5,890 and $13,737 at fair value at March 31, 2019 and December 31, 2018, respectively) $ 824,595 $ 868,022 Servicer payables 101,093 143,357 Servicing advance liabilities 203,180 218,291 Warehouse borrowings 1,231,447 1,541,726 Corporate debt — 1,133,218 Mortgage-backed debt (includes $89,164 and $131,313 at fair value at March 31, 2019 and December 31, 2018, respectively) 89,164 131,313 HMBS related obligations at fair value 6,751,936 7,264,821 Deferred tax liabilities, net 2,044 1,901 Total liabilities not subject to compromise 9,203,459 11,302,649 Liabilities subject to compromise 1,299,422 — Total liabilities 10,502,881 11,302,649 Stockholders' deficit (235,597) (18,123) Total liabilities and stockholders' deficit $ 10,267,284 $ 11,284,526 (1) On February 11, 2019, Ditech Holding Corporation and certain of its direct and indirect subsidiaries, (collectively, the Debtors) filed voluntary petitions for relief under chapter 11 of the U.S. bankruptcy code in U.S. bankruptcy court. The court granted all of the first day motions filed by the Debtors that were designed primarily to minimize the impact of the chapter 11 proceedings on the company’s operations, customers and employees. The company intends to continue to operate its businesses during the pendency of the chapter 11 cases. The consolidated financial statements may be impacted by actions related to the chapter 11 cases, such as identification and measurement of liabilities subject to compromise. (2) On February 9, 2018, Walter Investment Management Corp. emerged from Chapter 11 Bankruptcy, and changed its name to Ditech Holding Corporation. Under accounting principles generally accepted in the U.S., the conditions allowed Ditech Holding Corporation to adopt fresh start accounting. These fresh start adjustments of Ditech Holding Corporation were recorded as of February 9, 2018. 12

Ditech Holding Corp. and Subsidiaries
Consolidated Statements of Comprehensive Loss [1][2]
(in thousands, except share data)

	Successor		Precessor
	For the Three Months Ended March 31, 2019	For the Period From February 10, 2018 Through March 31, 2018	For the Period From January 1, 2018 Through February 9, 2018
	(unaudited)		
REVENUES			
Net servicing revenue and fees	$ 35,526	$ 48,355	$ 128,685
Net gains on sales of loans	31,800	28,518	27,963
Net fair value gains on reverse loans and related HMBS obligations	20,609	889	10,576
Interest income on loans	204	376	3,387
Other revenues	22,362	13,077	16,662
Total revenues	110,501	91,215	187,273
EXPENSES			
General and administrative	96,488	54,525	50,520
Salaries and benefits	74,000	46,782	40,408
Interest expense	36,824	29,896	38,756
Depreciation and amortization	10,452	4,694	3,810
Goodwill and intangible assets impairment	—	9,960	—
Other expenses, net	1,203	(198)	229
Total expenses	218,967	145,659	133,723
OTHER GAINS (LOSSES)			
Reorganization items, net	(118,391)	—	—
Fresh start accounting adjustments	—	(110)	464,563
Net losses on extinguishment of debt	(829)	—	(864)
Other net fair value gains	257	594	3,740
Other gains	3,889	—	—
Total other gains	(115,074)	484	467,439
Income (loss) before income taxes	(223,540)	(53,960)	520,989
Income tax expense (benefit)	377	189	(18)
Net income (loss)	$ (223,917)	$ (54,149)	$ 521,007
Comprehensive income (loss)	$ (223,917)	$ (54,142)	$ 521,007

[1] On February 11, 2019, Ditech Holding Corporation and certain of its direct and indirect subsidiaries, (collectively, the Debtors) filed voluntary petitions for relief under chapter 11 of the U.S. bankruptcy code in U.S. bankruptcy court. The court granted all of the first day motions filed by the Debtors that were designed primarily to minimize the impact of the chapter 11 proceedings on the company's operations, customers and employees. The company intends to continue to operate its businesses during the pendency of the chapter 11 cases. The consolidated financial statements may be impacted by actions related to the chapter 11 cases, such as identification and measurement of liabilities subject to compromise.

[2] On February 9, 2018, Walter Investment Management Corp. emerged from Chapter 11 Bankruptcy, and changed its name to Ditech Holding Corporation. Under accounting principles generally accepted in the U.S., the conditions allowed Ditech Holding Corporation to adopt fresh start accounting. These fresh start adjustments of Ditech Holding Corporation were recorded as of February 9, 2018.

13

Ditech Holding Corp. and Subsidiaries
Consolidated Statements of Cash Flows [1][2]
(in thousands)

	Successor		Predecessor
	For the Three Months Ended March 31, 2019 (unaudited)	For the Period From February 10, 2018 Through March 31, 2018	For the Period From January 1, 2018 Through February 9, 2018
Operating activities			
Net income (loss)	$ (223,917)	$ (54,149)	$ 521,007
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities			
Net fair value gains on reverse loans and related HMBS obligations	(20,609)	(889)	(10,576)
Amortization of servicing rights	3,703	2,488	2,187
Change in fair value of servicing rights	71,471	20,343	(64,663)
Change in fair value of charged-off loans	2,359	(265)	(5,746)
Other net fair value gains	(245)	(1,180)	(3,055)
Accretion of discounts on residential loans and advances	(26)	(29)	(325)
Accretion of discounts on debt and amortization of deferred debt issuance costs	3,483	3,468	19,831
Provision for uncollectible advances	5,135	243	2,674
Depreciation and amortization of premises and equipment and intangible assets	10,452	4,694	3,810
Provision for deferred income taxes	196	246	24
Share-based compensation	2,052	—	538
Net gains on sales of loans	(31,800)	(28,518)	(27,963)
Non-cash reorganization items	76,616	—	(403,174)
Non-operating expenses included in net income (financing fees paid)	13,369	—	—
Non-cash fresh start accounting adjustments	—	—	(77,229)
Goodwill and intangible assets impairment	—	9,960	—
Other	3,918	(248)	1,458
Purchases and originations of residential loans held for sale	(2,464,844)	(1,647,001)	(1,207,155)
Proceeds from sales of and payments on residential loans held for sale	2,797,092	1,332,307	1,428,953
Changes in assets and liabilities			
Decrease (increase) in receivables	3,842	34,242	(27,855)
Decrease in servicer and protective advances	30,980	73,708	61,642
Decrease (increase) in other assets	(425)	1,594	(27,956)
Increase (decrease) in payables and accrued liabilities	(18,825)	(35,883)	28,780
Increase (decrease) in servicer payables	(42,265)	4,275	(7,375)
Cash flows provided by (used in) operating activities	221,712	(280,594)	207,832
Investing activities			
Purchases and originations of reverse loans held for investment	(55,538)	(30,962)	(39,937)
Principal payments and proceeds received on reverse loans held for investment	700,356	155,667	144,489
Principal payments and proceeds received on mortgage loans held for investment	40,590	9,864	8,880
Payments received on charged-off loans held for investment	3,219	2,492	1,247
Payments received on receivables related to Non-Residual Trusts	1,734	833	1,727
Proceeds from sales of real estate owned, net	25,609	26,446	17,862
Purchases of premises and equipment	(1,755)	(769)	(268)
Proceeds from sales of servicing rights, net	24,882	11,836	94,994
Cash outflow from deconsolidation of variable interest entities	(37,472)	—	—
Proceeds from sale of business	—	—	—
Other	(1,114)	(497)	(1,563)
Cash flows provided by investing activities	700,511	174,910	227,431
Financing activities			
Payments on corporate debt	—	(7,500)	(110,590)
Proceeds from securitizations of reverse loans	55,871	52,983	27,881
Payments on HMBS related obligations	(641,193)	(212,521)	(310,000)
Issuances of servicing advance liabilities	237,373	350,873	5,444
Payments on servicing advance liabilities	(252,484)	(373,806)	(101,093)
Net change in warehouse borrowings related to mortgage loans	(280,223)	320,327	(190,104)
Net change in warehouse borrowings related to reverse loans	(30,056)	62,011	112,216
Payments on mortgage-backed debt	(4,312)	(13,716)	(8,876)
Other debt issuance costs paid	(13,372)	(12,236)	(10,472)
Other	118	—	—
Cash flows provided by (used in) financing activities	(928,278)	166,415	(585,594)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(6,055)	60,731	(150,331)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of the period	253,135	248,464	398,795
Cash and cash equivalents and restricted cash and cash equivalents at end of the period	$ 247,080	$ 309,195	$ 248,464

[1] On February 11, 2019, Ditech Holding Corporation and certain of its direct and indirect subsidiaries, (collectively, the Debtors) filed voluntary petitions for relief under chapter 11 of the U.S. bankruptcy code in U.S. bankruptcy court. The court granted all of the first day motions filed by the Debtors that were designed primarily to minimize the impact of the chapter 11 proceedings on the company's operations, customers and employees. The company intends to continue to operate its businesses during the pendency of the chapter 11 cases. The consolidated financial statements may be impacted by actions related to the chapter 11 cases, such as identification and measurement of liabilities subject to compromise.

[2] On February 9, 2018, Walter Investment Management Corp. emerged from Chapter 11 Bankruptcy, and changed its name to Ditech Holding Corporation. Under accounting principles generally accepted in the U.S., the conditions allowed Ditech Holding Corporation to adopt fresh start accounting. These fresh start adjustments of Ditech Holding Corporation were recorded as of February 9, 2018.

14

Ditech Holding Corp. and Subsidiaries

Consolidated Statement of Stockholders' Deficit [1][2]

(in thousands, except share data)

	Preferred Stock Shares	Preferred Stock Amount	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Successor								
Balance at January 1, 2019	91,408	$ 1	5,328,417	$ 53	$ 186,825	$ (205,094)	$ 92	$ (18,123)
Adoption of Leases ASC 842	-	-	-	-	-	4,304	-	4,304
Net loss	-	-	-	-	-	(223,917)	-	(223,917)
Other comprehensive income, net of tax	-	-	-	-	-	-	86	86
Conversion of preferred stock to common stock	(704)	-	80,941	1	-	-	-	1
Share-based compensation	-	-	-	-	2,052	-	-	2,052
Balance at March 31, 2019	90,704	$ 1	5,409,358	$ 54	$ 188,877	$ (424,707)	$ 178	$ (235,597)

[1] On February 11, 2019, Ditech Holding Corporation and certain of its direct and indirect subsidiaries, (collectively, the Debtors) filed voluntary petitions for relief under chapter 11 of the U.S. bankruptcy code in U.S. bankruptcy court. The court granted all of the first day motions filed by the Debtors that were designed primarily to minimize the impact of the chapter 11 proceedings on the company's operations, customers and employees. The company intends to continue to operate its businesses during the pendency of the chapter 11 cases. The consolidated financial statements may be impacted by actions related to the chapter 11 cases, such as identification and measurement of liabilities subject to compromise.

[2] On February 9, 2018, Walter Investment Management Corp. emerged from Chapter 11 Bankruptcy, and changed its name to Ditech Holding Corporation. Under accounting principles generally accepted in the U.S., the conditions allowed Ditech Holding Corporation to adopt fresh start accounting. These fresh start adjustments of Ditech Holding Corporation were recorded as of February 9, 2018.

(e)

1. In connection with its review of strategic alternatives, the Board of Directors of the Company elected not to make an interest payment due December 17, 2018 with respect to the Company's outstanding 9.0% Second Lien Senior Subordinated PIK Toggle Notes issued under the indenture governing such notes.

15

Section 3.5 Transferred Contracts (a) (i) 1. None. (ii) 1. Basic Trading Partner Agreement, dated as of December 13, 2018, by and between Green Tree Servicing LLC and US Department of Agriculture. 2. Contract of Insurance (Approval), dated as of February 10, 1995, by and between Green Tree Servicing LLC and HUD. 3. Master Custodial Agreement, dated as of November 1, 2009, by and among Green Tree Servicing LLC, Fannie Mae and PNC Bank, as amended March 1, 2016. 4. Master Custodial Agreement, dated as of January 1, 2013, by and among Green Tree Servicing LLC, Fannie Mae and US Bank. 5. Master Custodial Agreement, dated as of January 31, 2013, by and among Green Tree Servicing LLC, Fannie Mae and Ally Bank. 6. Master Custodial Agreement, dated as of April 1, 2014, by and among Green Tree Servicing LLC, Fannie Mae and Citibank, N.A. 7. Master Custodial Agreement, dated as of August 20, 2018, by and among Green Tree Servicing LLC, Fannie Mae and Wells Fargo Bank. 8. Designated Master Custodial Agreement, dated as of May 11, 2009, by and among Green Tree Servicing LLC, Fannie Mae and The Bank of New York Mellon Trust Company. 9. Marketing Agreement, dated as of May 2013, by and between Green Tree Servicing LLC and Fannie Mae. 10. Pledge and Security Agreement, dated as of December 19, 2014, by and between Green Tree Servicing LLC and Fannie Mae, as amended January 24, 2017, as amended July 1, 2017, as amended November 30, 2017, as amended February 9, 2018, as amended August 21, 2018, as amended December 19, 2019. 11. Custodial Agreement, dated as of February 25, 2013, by and among Green Tree Servicing LLC, Freddie Mac and US Bank. 12. Custodial Agreement, dated as of August 19, 2013, by and among Green Tree Servicing LLC, Freddie Mac and Wells Fargo Bank. 13. Custodial Agreement, dated as of November 19, 2014, by and among Green Tree Servicing LLC, Freddie Mac and Citibank, N.A. 14. Custodial Agreement, dated as of May 13, 2015, by and among Green Tree Servicing LLC, Freddie Mac and U.S. Bank. 15. Custodial Agreement, dated as of February 8, 2016, by and among Ditech Financial LLC, Freddie Mac and US Bank. 16

16. Custodial Agreement, dated as of February 12, 2016, by and among Ditech Financial LLC, Freddie Mac and The Bank of New York Mellon Trust Company.
17. Master Custodial Agreement, dated as of October 13, 2015, by and among Green Tree Servicing LLC, Ginnie Mae and U.S. Bank.
18. Master Custodial Agreement, dated as of October 13, 2015, by and among Green Tree Servicing LLC, Ginnie Mae and Wells Fargo Bank.

(iii)

1. Flow And Bulk Agreement for the Purchase and Sale of Mortgage Servicing Rights dated as of August 8, 2016 by and between Ditech Financial LLC and New Residential Mortgage LLC.
2. Agreement for the Flow Purchase and Sale of Mortgage Servicing Rights dated October 31, 2018 by and between Nationstar Mortgage LLC and Ditech Financial LLC.
3. Mortgage Loan Purchase and Interim Servicing Agreement dated as of May 14, 2018 by and between GMRF Mortgage Acquisition Company LLC, or its designee and Ditech Financial LLC.
4. Asset Purchase Agreement dated and effective as of September 11, 2018 by and between Ditech Financial LLC and Mid America Mortgage, Inc.
5. Flow Mortgage Loan Purchase and Interim Servicing Agreement dated as of October 19, 2018 is by and between New York Mortgage Trust, Inc. and Ditech Financial LLC.
6. Flow Mortgage Loan Purchase and Interim Servicing Agreement dated as of April 26, 2018 by and between CVF III Mortgage Loan Trust II and Ditech Financial LLC.
7. Flow Mortgage Loan Purchase and Interim Servicing Agreement dated as of September 27, 2018 by and between Goshen Mortgage, LLC and Ditech Financial LLC.
8. Loan Purchase Agreement dated September 6, 2018, by and between Freedom Mortgage Corporation and Ditech Financial LLC.

(iv)

Company	Counterparty	Description
Ditech Financial LLC	Deutsche Bank National Trust Company, as Trustee of the ACE 2003-MH1 Trust	Pooling and Servicing Agreement - April 2, 2003
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - November 1, 1995
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - June 1, 1996
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - July 1, 1997
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - November 1, 1997
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - March 1, 1998
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - June 1, 1998
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - January 1, 1998

17

Company	Counterparty	Description
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - July 1, 1998
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - November 1, 1998
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - January 1, 1999
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - August 1, 1999
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - January 1, 2000
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - January 1, 2001
Ditech Financial LLC	U.S. Bank Trust National Association, as Indenture Trustee	Sale and Servicing Agreement - February 1, 2001
Ditech Financial LLC	Wells Fargo Bank, N.A. as Indenture Trustee	Sale and Servicing Agreement - October 1, 2007
Ditech Financial LLC	US Bank as Trustee and Wells Fargo Bank NA as Master Servicer	Servicing Agreement - December 31, 2009
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - November 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - February 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - May 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - June 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - August 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - October 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - December 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - March 1, 2001
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - June 1, 2001
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - September 1, 2001
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - December 1, 2001
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - April 1, 2002
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - June 1, 2002
Ditech Financial LLC	U.S. Bank National Association as Trustee	Sale and Servicing Agreement - September 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - September 1, 2000
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - August 1, 2001
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - October 1, 2001
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - January 1, 2002
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - April 1, 2002
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - July 1, 2002
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - August 31, 2009
Ditech Financial LLC	JP Morgan Chase Bank as Indenture Trustee	Servicing Agreement - August 30, 2006

18

Company	Counterparty	Description
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Servicing Agreement - November 29, 2006
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Servicing Agreement - March 30, 2006
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Servicing Agreement - August 3, 2007
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement - November 30, 2010
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - November 1, 1999
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - March 1, 2000
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - May 1, 2000
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - September 1, 2000
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - December 1, 2000
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - December 1, 2000
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - March 1, 2001
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement - September 1, 2001
Ditech Financial LLC	Wilshire Credit Corporation, as Master Servicer	The Servicing Agreement - January 1, 2003
Ditech Financial LLC	Wells Fargo Bank, N.A. as Indenture Trustee	Servicing Agreement dated as of October 14, 2008
Ditech Financial LLC	U.S. Bank National Association as Indenture Trustee	Servicing Agreement dated as of December 12, 2008
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1992
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of March 1, 1993
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1993
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1993
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1993
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of March 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of May 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of July 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of August 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of November 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1994
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of February 1, 1995

19

Company	Counterparty	Description
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of March 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of May 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of July 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of August 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of October 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of November 1, 1995
Ditech Financial LLC	Wells Fargo Bank, N.A. as Successor Trustee	Pooling and Servicing Agreement dated as of January 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1996
Ditech Financial LLC	Wells Fargo Bank, N.A. as Successor Trustee	Pooling and Servicing Agreement dated as of March 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of April 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of May 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of July 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of August 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of October 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of February 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of March 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of May 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of July 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of October 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of December 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of January 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of March 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of April 1, 1998

20

Company	Counterparty	Description
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of May 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of June 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of July 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of September 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of October 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of February 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of March 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of May 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of June 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of September 1, 1999
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1995
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of March 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of September 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1996
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of May 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of June 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of August 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Succesor Trustee	Pooling and Servicing Agreement dated as of December 1, 1997
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of March 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated as of May 1, 1998
Ditech Financial LLC	U.S. Bank National Association as Indenture Trustee	Servicing Agreement dated as of October 3, 2008
Ditech Financial LLC	Wells Fargo Bank, N.A. as Trustee	Pooling and Servicing Agreement dated as of February 2008
Ditech Financial LLC	U.S. Bank National Association as Trustee	Sale and Servicing Agreement dated as of July 31, 2004
Ditech Financial LLC	U.S. Bank National Association as Trustee	Sale and Servicing Agreement dated as of June 1, 2005
Ditech Financial LLC	U.S. Bank National Association as Trustee	Sale and Servicing Agreement dated as of December 31, 2005
Ditech Financial LLC	Wells Fargo Bank, N.A. as Trustee	Sale and Servicing Agreement dated as of June 3, 2006
Ditech Financial LLC	Wells Fargo Bank, N.A. as Trustee	Sale and Servicing Agreement dated as of September 3, 2006
Ditech Financial LLC	Wells Fargo Bank, N.A. as Trustee	Sale and Servicing Agreement dated

21

Company Counterparty Description as of April 3, 2007 Ditech Financial LLC Deutsche Bank National Trust POOLING AND SERVICING Company AGREEMENT Dated as of September 1, 2004 Ditech Financial LLC Deutsche Bank National Trust SALE AND SERVICING AGREEMENT Company Dated as of December 1,2004 Ditech Financial LLC Deutsche Bank National Trust Pooling and Servicing Agreement Company dated as of September 1, 2006 Ditech Financial LLC Deutsche Bank National Trust Pooling and Servicing Agreement Company dated as of December 1, 2006 Ditech Financial LLC U.S. Bank National Association as The Pooling and Servicing Agreement Trustee dated as of August 1, 2002 Ditech Financial LLC Wells Fargo Bank, N.A. as Trustee Pooling and Servicing Agreement dated as of May 31, 2005 Ditech Financial LLC Wells Fargo Bank, N.A. as Trustee Pooling and Servicing Agreement dated as of September 3, 2006 Ditech Financial LLC Wells Fargo Bank, N.A. as Trustee The Pooling and Servicing Agreement dated as of March 1, 2002 Ditech Financial LLC The Bank of New York Mellon as SERVICING AGREEMENT dated as of Indenture Trustee November 30, 2010 Ditech Financial LLC The Bank of New York Mellon as SERVICING AGREEMENT dated as of Indenture Trustee July 15, 2004 Ditech Financial LLC U.S. Bank National Association as SERVICING AGREEMENT dated as of Indenture Trustee December 5, 2005 Ditech Financial LLC The Bank of New York Mellon as SERVICING AGREEMENT dated as of Indenture Trustee November 2, 2006 Ditech Financial LLC U.S. Bank National Association as SERVICING AGREEMENT dated as of Trustee December 10, 1998 Ditech Financial LLC U.S. Bank National Association as SERVICING AGREEMENT dated as of Trustee May 3, 2000 Ditech Financial LLC U.S. Bank National Association as SERVICING AGREEMENT dated as of Trustee November 9, 2001 Ditech Financial LLC U.S. Bank National Association as SERVICING AGREEMENT dated as of Trustee June 26, 2003 Ditech Financial LLC U.S. Bank National Association as Sale and Servicing Agreement Dated Indenture Trustee as of April 15, 2014 Ditech Financial LLC LaSalle Bank National Association as Pooling and Servicing Agreement Trustee dated February 1, 2001 Ditech Financial LLC The Bank of New York Mellon Trust Pooling and Servicing Agreement Company as Successor Trustee dated March 1, 2002 Ditech Financial LLC The Bank of New York Mellon Trust Servicing Agreement dated August 1, Company, N.A. as successor 2006 Indenture Trustee Ditech Financial LLC The Bank of New York Mellon Trust Servicing Agreement dated April 1, Company, N.A. as successor 2007 Indenture Trustee Ditech Financial LLC The Bank of New York Mellon Trust Servicing Agreement dated October Company, N.A. as successor 1, 2007 Indenture Trustee Ditech Financial LLC The Bank of New York Mellon Trust Servicing Agreement dated July 21, Company, National Association as 2006. successor Indenture Trustee Ditech Financial LLC The Bank of New York Mellon Trust Servicing Agreement dated Company, National Association as September 28, 2006. successor Indenture Trustee Ditech Financial LLC The Bank of New York Mellon Trust Pooling and Servicing Agreement Company, National Association as dated as of January 1, 2006 successor Trustee Ditech Financial LLC U.S. National Association as Trustee Servicing Agreement I Ditech Financial LLC U.S. National Association as Trustee Servicing Agreement II 22

Company	Counterparty	Description
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement dated as of September 1, 1996
Ditech Financial LLC	The Bank of New York Mellon Trust Company, N.A. as successor Trustee	Pooling and Servicing Agreement dated as of March 1, 1997
Ditech Financial LLC	Deutsche Bank National Trust Company as successor Trustee	Pooling and Servicing Agreement dated as of June 1, 1997
Ditech Financial LLC	Deutsche Bank National Trust Company as successor Trustee	Pooling and Servicing Agreement dated as of September 1, 1997
Ditech Financial LLC	Deutsche Bank National Trust Company as successor Trustee	Pooling and Servicing Agreement dated as of December 1, 1997
Ditech Financial LLC	Deutsche Bank National Trust Company as successor Trustee	Pooling and Servicing Agreement dated as of March 1, 1998
Ditech Financial LLC	Deutsche Bank National Trust Company as successor Trustee	Pooling and Servicing Agreement dated as of June 1, 1998
Ditech Financial LLC	Deutsche Bank National Trust Company as successor Trustee	Pooling and Servicing Agreement dated as of September 1, 1998
Ditech Financial LLC	The Bank of New York Mellon as Trustee	SERVICING AGREEMENT dated as of June 13, 2011
Ditech Financial LLC	Citibank, N.A., in its capacity as trustee	Servicing Acceptance and Assumption Agreement - January 6, 2012
Ditech Financial LLC	Beal Bank SSB	Servicing Agreement - April 1, 2001
Ditech Financial LLC	Belco Com CU	Servicing Agreement - December 16, 2016
Ditech Financial LLC	Green Tree Recreational, Equipment & Consumer Trust 1997-D and Green Tree Financial Corporation	Sale and Servicing Agreement dated as of December 1, 1997
Ditech Financial LLC	Green Tree Recreational, Equipment & Consumer Trust 1998-B and Green Tree Financial Corporation	Sale and Servicing Agreement dated as of June 1, 1998
Ditech Financial LLC	Green Tree Recreational, Equipment & Consumer Trust 1998-C and Green Tree Financial Corporation	Sale and Servicing Agreement dated as of September 1, 1998
Ditech Financial LLC	Irwin Union Bank	Subservicing Agreement I - May 1, 2009
Ditech Financial LLC	Irwin Union Bank	Subservicing Agreement II - May 1, 2009
Ditech Financial LLC	Irwin Union Bank	Subservicing Agreement III - May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Servicing Agreement I - May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Servicing Agreement II - May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Multi-Transaction Subservicing Agreement dated as of May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Servicing Agreement dated as of May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Servicing Agreement dated as of May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Multi-Transaction Subservicing Agreement dated as of May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Multi-Transaction Subservicing Agreement dated as of May 1, 2009
Ditech Financial LLC	Irwin Union Bank and Trust Company	Multi-Transaction Subservicing Agreement dated as of May 1, 2009
Ditech Financial LLC	Jefferson National Financial Corporation	Flow Servicing Agreement dated as of November 18, 2008
Ditech Financial LLC	Merit Securities Corporation	Amended and restated Servicing Agreement dated December 17, 1999
Ditech Financial LLC	Merit Securities Corporation	Amended and restated Servicing Agreement dated December 17, 1999
Ditech Financial LLC	Merit Securities Corporation	Amended and restated Servicing Agreement dated December 17, 1999

23

Company	Counterparty	Description
Ditech Holding Corporation	MOTTS CREEK CAPITAL LLC	Servicing Agreement dated as of January 15, 2016
Ditech Holding Corporation	New Residential Mortgage LLC	Subservicing Agreement I - August 8, 2016[1]
Ditech Holding Corporation	New Residential Mortgage LLC	Subservicing Agreement I - August 8, 2016[2]
Ditech Holding Corporation	NP154, LLC	Servicing Agreement dated March 1, 2006
Ditech Holding Corporation	NRZ Mortgage Holdings LLC	Servicing Agreement dated as of December 29, 2017
Ditech Financial LLC	Origen Financial L.L.C.	Servicing Agreement - July 1, 2008
Ditech Holding Corporation	Origen Manafactured Housing Contract Trust 2004-A	Servicing Agreement dated as of January 15, 2016.
Ditech Holding Corporation	Origen Manafactured Housing Contract Trust 2004-B	Servicing Agreement dated as of February 16, 2016.
Ditech Holding Corporation	Origen Manafactured Housing Contract Trust 2005-A	Servicing Agreement dated as of November 15, 2016.
Ditech Holding Corporation	Origen Manafactured Housing Contract Trust 2005-B	Servicing Agreement dated as of September 15, 2017.
Ditech Financial LLC	Pinta, LLC	Servicing Agreement dated as of December 16, 2008
Ditech Holding Corporation	TOWD POINT MASTER FUNDING LLC	Servicing Agreement Dated as of June 29, 2018.
Ditech Holding Corporation	TOWD POINT MASTER FUNDING LLC	Servicing Agreement Dated as of June 29, 2018.
Ditech Holding Corporation	TOWD POINT MASTER FUNDING LLC	Servicing Agreement Dated as of June 29, 2018.
Ditech Financial LLC	Walter Investment Management Corp	Servicing Agreement dated December 1, 2010
Ditech Financial LLC	CWABS, Inc	AAMES 2005-2 Transfer and Servicing Agreement
Ditech Financial LLC	AAMES Investment Acceptance Corporation	AAMES 2005-3 Transfer and Servicing Agreement
Ditech Financial LLC	Bear Stearns Asset Backed Securities, Inc.	Servicing Agreement - 2003-2
Ditech Financial LLC	Bear Stearns Asset Backed Securities, Inc.	Servicing Agreement - 2003-1
Ditech Financial LLC	Bear Stearns Asset Backed Securities, Inc.	Servicing Agreement - 2003-3
Ditech Financial LLC	Irwin Funding Corp.	Primary Servicing Agreement
Ditech Financial LLC	Bear Stearns Asset Backed Securities, Inc.	Servicing Agreement
Ditech Financial LLC	Lampco Federal Credit Union	Servicing Agreement
Ditech Financial LLC	Bear Stearns Asset Backed Securities, Inc.	Servicing Agreement
Ditech Financial LLC	First Indiana Bank	Servicing Agreement
Ditech Financial LLC	Bank of New York Trust Company, N.A.	Servicing Agreement
Ditech Financial LLC	Bridge Water Savings	Acknowledgement, Assumption and Recognition Agreement dated as of December 16, 2016
Ditech Holding Corporation	Citibank, N.A. as Trustee and Nationstar Mortgage LLC as Master Servicer	Acknowledgement Agreement dated January 3, 2017
Ditech Financial LLC	Citizens Bank, NA	Master Servicer Agreement dated as

[1] The inclusion of the Subservicing Agreement on the list of transferred contracts shall not be deemed in any way to impact the effectiveness of its prior termination.

2 The inclusion of the Subservicing Agreement on the list of transferred contracts shall not be deemed in any way to impact the effectiveness of its prior termination.

24

Company	Counterparty	Description
		of October 1, 2014
Ditech Financial LLC	Community FCU	Acknowledgement, Assumption and Recognition Agreement - Decemver 16, 2016
Ditech Financial LLC	First Merit	Acknowledgement, Assumption and Recognition Agreement - Decemver 16, 2016
Ditech Financial LLC	Fort Bragg	Acknowledgement, Assumption and Recognition Agreement - Decemver 16, 2016
Ditech Financial LLC	Hopewell	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Housing Opportunity	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Huntington	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	IndCentre	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Muncie FCU	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Scotia Bank	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Sewickly	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Standard Register FCU	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	State Highway Patrol	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	Sunrise Family FCU	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	U.S. Bank National Association as Trustee	Pooling and Servicing Agreement dated September 1, 2001
Ditech Financial LLC	Union Federal	Acknowledgement, Assumption and Recognition Agreement dated as of December 16, 2016
Ditech Financial LLC	Virginia Educators	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	West Michigan CU	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016
Ditech Financial LLC	West Michigan FCU	Acknowledgement, Assumption and Recognition Agreement dated as of Decemver 16, 2016

(v)

1. None

(vi)

1. Subservicing Agreement between Federal National Mortgage Association and Green Tree Servicing LLC n/k/a Ditech Financial LLC, dated December 22, 2010.

25

2. The Company is party to certain Contracts requiring counterparty consent prior to engaging in activities outside of the United States.

(vii)

1. None.

(viii)

1. Since the Applicable Date, the "material contracts" as filed by the Company with the SEC.

(ix)

1. The Company is party to certain Contracts for the sale or financing of loans, advances or MSRs which provide for the right of the counterparty thereto to require the Company to repurchase such assets as a result of, among other things, a breach of representation or warranty with respect to such asset, and/or such asset proving to be an ineligible asset under the applicable financing facility.

(x)

1. None.

(xi)

Company	Counterparty	Description
Ditech Financial LLC	Ellie Mae, Inc.	License Agreement Dated 10/31/2013
Ditech Financial LLC	Ellie Mae, Inc.	License Agreement Dated 3/22/2017
Ditech Mortgage Corporation	Ellie Mae, Inc.	Schedule
Ditech Mortgage Corp	Ellie Mae, Inc.	Statement of Work
Ditech Mortgage Corporation	Ellie Mae, Inc.	MSA
Ditech Financial LLC	Ellie Mae, Inc.	Order Form
Ditech Financial LLC	Ellie Mae, Inc.	Amendment
Ditech Financial LLC	Ellie Mae, Inc.	Schedule
Ditech Financial LLC	Ellie Mae, Inc.	Invoice
Ditech Financial LLC	Ellie Mae, Inc.	License Agreement
Ditech Mortgage Corporation	ServiceLink NLS, LLC	MSA
Ditech Financial LLC	Insight Direct USA, Inc.	MSA
Ditech Financial LLC	Insight Direct USA, Inc.	License Agreement

26

Company	Counterparty	Description
Ditech Financial LLC	Insight Direct USA, Inc.	Amendment
Ditech Financial LLC	Insight Direct USA, Inc.	EULA/Click Wrap Agreement
Ditech Financial LLC	Insight Direct USA, Inc.	Quote
Ditech Financial LLC	Insight Direct USA, Inc.	Amendment
Ditech Holding Corporation	Insight Direct USA, Inc.	MSA
Ditech Financial LLC	Insight Direct USA, Inc.	Statement of Work
Ditech Financial LLC	Insight Direct USA, Inc.	Statement of Work
Ditech Holding Corporation	LSOP 3 PA 1, LLC	Real Estate Lease
Ditech Financial LLC	Microsoft Corporation	License Agreement Dated 4/1/2017
WALTER INVESTMENT MANAGEMENT CORP	MICROSOFT CORPORATION	License Agreement Dated 2/28/2018
Ditech Financial LLC	Microsoft Corporation	Microsoft Enterprise Services Work Order
DITECH FINANCIAL LLC	NAVIGANT CONSULTING INC; REED SMITH LLP	Engagement Letter Dated 1/15/2018
Ditech Financial LLC	Navigant Consulting, Inc.	Navigant Consulting Reed Smith Bankruptcy Review
Ditech Financial LLC	Pegasus Bank	Consumer Lending Agreement
DITECH FINANCIAL LLC	PEGASYSTEMS INC	License Agreement Dated 10/17/2017
Ditech Financial LLC	ServiceLink NLS, LLC	Letter/Notice
Green Tree Servicing, LLC	ServiceLink NLS, LLC	MSA
Green Tree Servicing, LLC	ServiceLink NLS, LLC	Statement of Work
Green Tree Servicing, LLC	ServiceLink NLS, LLC	Statement of Work
Green Tree Servicing, LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Mortgage Corporation	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Change Order
Green Tree Servicing, LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Financial LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Financial LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Financial LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Financial LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Financial LLC	ServiceLink NLS, LLC	Amendment
Ditech Financial LLC	ServiceLink NLS, LLC	Statement of Work

27

Company	Counterparty	Description
Ditech Financial LLC	ServiceLink NLS, LLC	Amendment
Ditech Financial LLC	ServiceLink NLS, LLC	Amendment
Ditech Financial LLC	ServiceLink NLS, LLC	Amendment
Ditech Financial LLC	ServiceLink NLS, LLC	Statement of Work
DITECH FINANCIAL LLC (F/K/A GREEN TREE SERVICING LLC)	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Statement of Work
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC F/K/A GREEN TREE SERVICING LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC F/K/A GREEN TREE SERVICING LLC	ServiceLink NLS, LLC	Change Order
DITECH FINANCIAL LLC F/K/A GREEN TREE SERVICING LLC	ServiceLink NLS, LLC	Amendment
DITECH FINANCIAL LLC	ServiceLink NLS, LLC	Power of Attorney
GREEN TREE SERVICING LLC	ServiceLink NLS, LLC	Statement of Work
Ditech Financial LLC	Taylor Communications Secure & Customer Solutions, Inc.	MSA
DITECH FINANCIAL LLC	Taylor Communications Secure & Customer Solutions, Inc.	Amendment
DITECH FINANCIAL LLC	Taylor Communications Secure & Customer Solutions, Inc.	Amendment
DITECH FINANCIAL LLC	Taylor Communications Secure & Customer Solutions, Inc.	Amendment
Green Tree Servicing, LLC	US Real Estate Services, Inc. (USRES, Inc.)	Addendum
Green Tree Servicing, LLC	US Real Estate Services, Inc. (USRES, Inc.)	MSA
Green Tree Servicing, LLC	US Real Estate Services, Inc. (USRES, Inc.)	Schedule
Walter Investment Management Corp.	Verizon Business Network Services Inc.	General Agreement Dated 5/20/2009
Walter Investment Management Corp.	Verizon Business Network Services Inc.	Verizon Business AMEND#14 Participation #832299

28

Company	Counterparty	Description
Walter Investment Management Corp.	Verizon Business Network Services Inc.	Verizon Business AMEND#15 to Participation Agreement
Walter Investment Management Corp.	Verizon Business Network Services Inc.	Verizon Business AMEND#16 to Participation Agreement
Ditech Holding Corp	Verizon Business Network Services Inc.	Contract Cover Page
Ditech Holding Corporation	Verizon Business Network Services Inc.	Amendment
Ditech Holding Corporation	Verizon Business Network Services Inc.	Amendment
Ditech Holding Corporation	Verizon Business Network Services Inc.	Amendment
Ditech Holding Corp	Verizon Business Network Services Inc.	Amendment
Walter Investment Management Corp.	Verizon Business Network Services Inc. KII Telecommunications consortium	MSA
Ditech Holding Corporation	Verizon Business Network Services Inc. KII Telecommunications consortium	Amendment
Ditech Holding Corporation	Verizon Business Network Services Inc. KII Telecommunications consortium	MSA
Ditech Holding Corporation	Verizon Business Network Services Inc. KII Telecommunications consortium	Amendment
Ditech Financial LLC	WNS North America Inc. Black Knight Technology Solutions, LLC	BKTS-WNS Tri-Party NDA
Ditech Financial LLC	WNS North America Inc. Black Knight Technology Solutions, LLC	BKTS-WNS Tri-Party NDA
DITECH FINANCIAL LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	MSA
Ditech Financial, LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Statement of Work
DITECH FINANCIAL LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Amendment
Ditech Financial LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Amendment
Ditech Financial LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Power of Attorney
Ditech Financial LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Statement of Work
Ditech Financial LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Amendment
DITECH FINANCIAL LLC	Xome Field Services, LLC (f/k/a Field Asset Services, LLC)	Amendment

29

Section 3.6

Real Property

1.

Lessor	Office Location
3322 SOUTH MEMORIAL PARKWAY, LLC	3322 Memorial Pkwy SW, Suite 203, Huntsville, AL 35801
91 WAY ENTERPRISES LLC	5214 SW 91 Way, Suite 130, Gainesville, FL 32608
AMKIN BAY WEST, LLC	301 W Bay St, Floors 21, 22 & 23, Jacksonville, FL 32202
BAYPORT PLAZA INVESTORS LLC	3000 Bayport Dr, Suites 880 & 985, Tampa, FL 33607
BEST PROPERTIES RENTALS, LLC	1710 Sunset Blvd, Suite A, West Columbia, SC 29169
CHAPMAN PROPERTIES, INC.	256 Honeysuckle Rd, Suite 22, Dothan, AL 36305
CURTIS FINCH JR & BQFA HOLDING COMP LLC	1123 S University Ave, Suite 235, Little Rock, AR 72204
~~EXECUTIVE PARK LLC~~ ORLANDO OFFICE SOLUTIONS, LLC	2820 Fairlane Dr, Suite 14, Montgomery, AL 36116
Executive Suite Professionals LLC	301 W Bay St, Suite 1432, Jacksonville, FL 32202
GREGG WILLIAMS, RCV FOR TNPPM LANDMARK	345 St Peter Street, 5th Floor, Saint Paul, MN 55102
HOLCOMBE LAND DEVELOPMENT INC	2137 Hoffmeyer Rd, Suite A, Florence, SC 29501
HRE 500 GRAPEVINE HWY LLC	500 Grapevine Hwy, Suite 450, Hurst, TX 76054
JPMORGAN CHASE BANK, N.A.	2100 East Elliot Rd, Tempe, AZ 85284
LSOP 3 PA 1, LLC	1100 Virginia Drive, Suite 100, Fort Washington, PA 19034
MINI MEANIE LLC	612 Delaware Ave, Suite 28, McComb, MS 39648
NORTHPARK OFFICE LLC	877 Northpark Dr, Suite 200, Ridgeland, MS 39157
PACIFIC GUARDIAN CENTER	733 Bishop St, Suite 152, Honolulu, HI

30

	96813
PEYDAYREALTY,LLCDBAFOUNTAINS	4867 S Sheridan Rd, Suite 704, Tulsa, OK 74145
POWERS REALTY, LLC	303-C West Park Ave, Greenwood, MS 38930
REGUS MANAGEMENT GROUP, LLC	9205 West Russell Blvd, Suite 240-228, Las Vegas, NV 89148
RENT A SPACE COLUMBUS LLC	402 Wilkins Wise Road, Suite 4, Columbus, MS 39705
SANDEFUR PROPERTIES LP	911 North Bishop St, Suite C-204, Texarkana, TX 75501
THF EXECUTIVE SUITES, LLC	17295 Chesterfield Airport Rd, Suite 200-203, Chesterfield, MO 63005
THIRTY TWO FIFTY, INC	3250 W Navy Blvd, Suites 202 & 208, Pensacola, FL 32505
TNA PROPERTIES, LLC	2010 Oak Grove Rd, Suite 1, Hattiesburg, MS 39402
TYCO PROPERTIES INC	1240 1st Street North, Suite 204, Alabaster, AL 35007
WILLIAM MCSWAIN	915 Ferncliff Cove, Suite 2A, Southaven, MS 38671

31

Section 3.7 Litigation; Decrees; Liabilities [***] [THE REMAINDER OF THIS PAGE AND THE FOLLOWING TWO PAGES OF THIS EXHIBIT HAVE BEEN OMITTED.] 32

Section 3.11 Tangible Personal Property 1. None. 33

Section 3.12 Employee Benefits (a) Company Benefit Plans 1. Offer Letter between Robert Pieklo and Ditech Holding Corporation, dated May 25, 2018. 2. Offer Letter between Thomas Marano and Ditech Holding Corporation, dated April 18, 2018. 3. Offer Letter between Andrew Badstubner and Ditech Holding Corporation, dated May 15, 2018. 4. Offer Letter between Andrew Charwat and Ditech Holding Corporation, dated March 25, 2018. 5. Offer Letter between Joanna Rodriguez and Ditech Holding Corporation, dated April 20, 2018. 6. Offer Letter between Jerry Lombardo and Walter Investment Management Corp., dated November 30, 2017. 7. Offer Letter between John Haas and Walter Investment Management Corp., dated April 17, 2017. 8. Offer Letter between Kimberly Perez and Walter Investment Management Corp., dated March 15, 2010. 9. Ditech Holding Corporation Retention Letter for Chue Xiong, dated January 21, 2019. 10. Ditech Holding Corporation Retention Letter for Gayathri Srinivasan, dated January 21, 2019. 11. Ditech Holding Corporation Retention Letter for Susan Dimartino, dated January 21, 2019. 12. Ditech Holding Corporation Retention Letter for Tracy Mendoza, dated January 21, 2019. 13. Ditech Holding Corporation Retention Letter for Pentaiah Thammala, dated March 16, 2018. 14. Ditech Holding Corporation Form of Sale Incentive Award. 34

15. Ditech Holding Corporation Form of Performance-Based Cash Award. 16. Ditech Holding Corporation Form of Second Amended and Restated Transaction Incentive Award Letter. 17. Ditech Holding Corporation Form of Key Employee Retention Bonus Letter. 18. Ditech Holding Corporation Form of Retention Bonus Letter. 19. 2016 Long Term Incentive Cash-Based Award Agreement between John Davis and Walter Investment Management Corp., dated July 8, 2016. 20. 2016 Long Term Incentive Cash-Based Award Agreement between Joseph Kelly and Walter Investment Management Corp., dated July 8, 2016. 21. Ditech Holding Corporation Severance Plan. 22. Ditech 2016 Variable Pay Plan – Account Specialist – Collections. 23. Ditech 2016 Variable Pay Plan – ARM Supervisor. 24. February 2013 Field Incentive Plan. 25. Correspondent Lending Bulk Manager Incentive Plan. 26. Client Manager Incentive Plan. 27. Consumer Home Loan Specialist – Purchase Compensation Plan, as amended. 28. Correspondent Lending Associate Sales Director Incentive Plan. 29. Correspondent Lending Non-Delegated Sales Director Incentive Plan. 30. Correspondent Lending Sales Director Incentive Plan. 31. Home Loan Specialist Compensation Plan. 32. Consumer Lending Manager Incentive Plan. 33. Customer Loan Processor Incentive Plan. 34. Mortgage Loan Closer Incentive Plan. 35. Senior Home Loan Specialist Compensation Plan, as amended. 36. Wholesale Lending Account Executive Compensation Plan. 35

37. Consumer Home Loan Specialist – Purchase Compensation Plan. 38. Consumer Underwriter Incentive Plan. 39. Correspondent Underwriter Incentive Plan. 40. Ditech Holding Corporation Variable, Incentive, and Discretionary Compensation Policy. 41. Medical Benefits – UnitedHealthcare. 42. Prescription Drug Coverage – CVS Caremark. 43. Health Savings Account & Flexible Spending Account – Alight. 44. Critical Illness & Hospital Indemnity Insurance – Allstate. 45. Dental Coverage – Delta Dental. 46. Vision Coverage – VSP. 47. Life, AD&D and Disability Insurance – Lincoln Financial Group. 48. Personal Legal Services – Hyatt Legal. 49. Voluntary Identity Theft Protection – InfoArmor. 50. Voluntary Home and Auto Insurance – MetLife. 51. Voluntary Home and Auto Insurance – Lincoln Financial Group. 52. Voluntary Home and Auto Insurance – Travelers. 53. Voluntary Pet Insurance – Healthy Paws. 54. Stop Loss Insurance – Berkely Life and Health. 55. Medical Benefits – Kaiser. 56. Ditech Holding Corporation Retirement Savings Plan. 57. Walter Investment Management Corp. email to Green Tree legacy PTO balance holders, dated November 9, 2015. 58. Walter Investment Management Corp. email to Ditech Mortgage legacy PTO balance holders, dated November 9, 2015. 36

59. Ditech Holding Corporation Employee Handbook. (e) 1. Ditech Holding Corporation Form of Performance-Based Cash Award. 2. Ditech Holding Corporation Form of Second Amended and Restated Transaction Incentive Award Letter. 3. Ditech Holding Corporation Form of Key Employee Retention Bonus Letter. 4. Offer Letter between Thomas Marano and Ditech Holding Corporation, dated April 18, 2018. 5. 2016 Long Term Incentive Cash-Based Award Agreement between John Davis and Walter Investment Management Corp., dated July 8, 2016. 6. 2016 Long Term Incentive Cash-Based Award Agreement between Joseph Kelly and Walter Investment Management Corp., dated July 8, 2016. 37

Section 3.13 Intellectual Property (c) 1. To the extent the Ditech brand logos are included in the Acquired Assets, on July 25, 2018, Ditech Financial LLC issued a Trademark Infringement Cease and Desist Notice to Doxo, Inc. (“Doxo”) in connection with Doxo’s use of the Ditech Trademarks without Ditech’s permission or license on its website Doxo.com. In response, Doxo did remove some of the Ditech Trademarks from the Doxo website but there are still visual depictions of Ditech’s website and other proprietary information. At this point, the Sellers have not pursued further action against Doxo. 2. By letter dated November 14, 2018, PrimeLending, A PlainsCapital Company, Inc. (“PrimeLending”) asserted that Ditech Financial LLC was infringing on PrimeLending’s federal trademark registration of “Home Loans Made Simple” (Reg. No. 5,2333,641). PrimeLending claimed that Ditech Financial LLC was using “Home Loans Made Simple” in its HTML code and sporadically on its website. PrimeLending claimed such uses constituted trademark infringement, false designation or origin, unfair competition, and trademark dilution in violation of federal and state statutory and common law rights. As such, PrimeLending requested that Ditech Financial LLC immediately remove “Home Loans Made Simple” from its HTML code and website and permanently refrain from using the trademark. In response, Ditech Financial LLC removed “Home Loans Made Simple” from its HTML code and its website, and it took steps with Google to have references to the trademark scrubbed and homepage metadata updated. Until those references no longer exist, the trademark may appear linked on Internet searches with Ditech Financial LLC URLs (even though landing page URLs are listed, the trademark is not contained on the landing pages for such URLs.) Finally, some websites that are not controlled by nor affiliated with Ditech Financial LLC persist in linking Ditech Financial LLC with the trademark. It is expected that such websites will periodically update and that the link between Ditech Financial LLC and the trademark will disappear over time. (f) 1. In August of 2014, the Company was notified by the United States Secret Service of potential unauthorized access to certain computer applications residing on servers operated on behalf of Ditech Financial LLC. The Company retained a team of forensic experts to investigate the incident to determine the scope of the data, if any, that was susceptible to unauthorized access. The forensic investigation did not identify conclusive evidence that data was in fact improperly accessed. 38

Section 3.14 Compliance with Laws; Permits [***] 39

Section 3.16 Mortgage Business [***] [THE REMAINDER OF THIS PAGE AND THE FOLLOWING TWO PAGES OF THIS EXHIBIT HAVE BEEN OMITTED.] 40

Section 5.2 Conduct of the Business Pending the Closing (a) 1. Actions taken to ensure compliance with Alaskan licensing requirements. 2. Actions taken to abandon the Marix license. 3. During the period beginning on the date that is two (2) Business Days prior to the Closing Date and ending on the Closing Date, the Sellers may decline to enter into committed locked interest rates in connection with mortgage loans that are initiated and originated by Financial prior to Closing. (b) (i) 1. Key servicing employees critical to ensure timely transfer of assets. 2. Key employees in the correspondent channel originations business critical to ensure timely transfer of assets. (ii) 1. The Company intends to abandon a pending application with the United States Patent and Trademark Office for registration of the “DITECH DELIVERY ADVANTAGE” trademark. (v) 1. Global settlement with Federal National Mortgage Association for all past forward origination and servicing practices. 2. Settlement of certain consumer bankruptcy-related claims with the Executive Office for United States Trustees. (vi) 1. Leasehold improvements related to the Lease Agreement, dated as of February 27, 2013, by and between Liberty Property Limited Partnership and Walter Investment Management Corp., as amended by the First Amendment, dated as of September 23, 2013, as amended by the Second Amendment, dated as of September 8, 2015, as amended by the Third Amendment, dated as of May 16, 2017, by and between LSOP 3 PA 1, LLC and Walter Investment Management Corp, as amended by the Fourth Amendment, dated as of May 30, 2019, by and between LSOP 3 PA 1, LLC and Ditech Holding Corporation. 2. Leasehold improvements related to the Lease Agreement, dated as of August 26, 2015, by and between Tempe Campus SPV LLC and Green Tree Servicing LLC, as amended 41 by the First Amendment, dated as of August 31, 2015, by and between Ditech Financial LLC f/k/a Green Tree Servicing LLC and Tempe Campus SPV LLC. (vii) 1. Entering into or modifying any Contract with Assurant Services LLC. 2. Lease Agreement, dated as of February 27, 2013, by and between Liberty Property Limited Partnership and Walter Investment Management Corp., as amended by the First Amendment, dated as of September 23, 2013, as amended by the Second Amendment, dated as of September 8, 2015, as amended by the Third Amendment, dated as of May 16, 2017, by and between LSOP 3 PA 1, LLC and Walter Investment Management Corp, as amended by the Fourth Amendment, dated as of May 30, 2019, by and between LSOP 3 PA 1, LLC and Ditech Holding Corporation. 3. Master Technology & Services Agreement, dated September 29, 2014, as amended on September 29, 2014, between Black Knight Financial Technology Solutions, LLC and Green Tree Servicing LLC. 4. Master Services Agreement, dated as of June 29, 2016, by and between Tata America International Corporation and Ditech Financial LLC. 5. Entering into Contracts with payment processing vendors, including SpeedPay, Inc. 6. Compromising, settling and releasing claims for recovery of litigation expenses, corporate advances and such other claims covered under indemnification provisions of various terminated and/or inactive servicing contracts and MSR purchase agreements with Bank of America, NA, EverBank, and Residential Credit Solutions, Inc. (xi) 1. The Company may terminate the employment of Company Employees in the Ordinary Course of Business; provided that (1) the termination of any such Company Employee, individually or in the aggregate, would not reasonably be likely to impair the Business in any material respect and (2) prior to the effectiveness of any such termination, the Company provides written notice of such termination to Buyer, and Buyer may determine, in its sole discretion, to offer employment to any such Company Employee. 42

Section 5.5 Notices and Consents (a) 1. Lease Agreement, dated as of February 27, 2013, by and between Liberty Property Limited Partnership and Walter Investment Management Corp., as amended by the First Amendment, dated as of September 23, 2013, as amended by the Second Amendment, dated as of September 8, 2015, as amended by the Third Amendment, dated as of May 16, 2017, by and between LSOP 3 PA 1, LLC and Walter Investment Management Corp, as amended by the Fourth Amendment, dated as of May 30, 2019, by and between LSOP 3 PA 1, LLC and Ditech Holding Corporation. 2. Lease Agreement, dated as of August 26, 2015, by and between Tempe Campus SPV LLC and Green Tree Servicing LLC, as amended by the First Amendment, dated as of August 31, 2015, by and between Ditech Financial LLC f/k/a Green Tree Servicing LLC and Tempe Campus SPV LLC. 43

Section 5.13 Advances Documentation 1. The file titled “DHCP Advance Review Delivered” located at 5.1.45 in the electronic data room maintained by the Sellers, made available to Buyer, hosted by Intralinks, Inc., titled “Project Phoenix” is incorporated by reference. 44

Section 9.4(a) Limitations 1. See attached. 45

Section 9.4(a) Reserve Utilization Schedule Reserve to be Total Reserve utilized pursuant (based on Final to Section 9.4(a)(i) Purchase Price (as a % of Total Schedule) Reserve) Advances (net of any directly related credit balances) Active 65% (1) Liquidated and GSE Sold 100% Servicer Transfer Payable 100% (2) GNMA Interest Curtailment Pre-Foreclosure - Everbank 65% (3) Pre-Foreclosure - Pending GNMA Buyout 70% (3) Post-Foreclosure - All 90% (3) FNMA Bifurcation 50% (4) (1) Assumes that the servicing advances specified in Section 5.13 and included in the Estimated Closing Statement have been resolved prior to the Closing Date. If the servicing advances are not resolved, then the Eligible Reserve % will be reduced to 50%; provided that, in the event the advance documentation required to be provided pursuant to, and the other actions required to be taken in respect of the applicable advances under, Section 5.13 have been so provided or taken in accordance with Section 5.13, then the applicable advances shall be deemed to have been resolved prior to the Closing Date. (2) Represents payables to third parties which will be scheduled for payment once missing documents for uncollected advances have been delivered to the Buyer. If the servicing advance is deemed uncollectible, then this reserve should be fully utilized prior to seeking indemnity. (3) Represents reserves for interest curtailment on the GNMA portfolio that have been allocated accross the portfolios, consistent with the accounting principles in the Illustrative Purchase Price Calculation. Post-foreclosure represents the portion of the servicing portfolio that has been foreclosed already. Pre-foreclosure represents the servicing portfolio in all stages of delinquency other than foreclosure. (4) Represents reserves allocated to the Buyer to meet expenses associated with liabilities assumed in the bifurcation agreement with Fannie Mae. Note: In addition, with respect to any adjustments to the net book value of Acquired Assets, as provided on Page 4 of the Illustrative Purchase Price Calculation, for (i) Advances on liquidated loans and GSE sold loans, (ii) receivables and (iii) Residential Loans at Fair Value, the reserves that need to be utilized under Section 9.4(a)(i) shall equal the sum of (a) the full value of that adjustment plus (b) the applicable Eligible Reserve, if any.